    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2002


                                                      REGISTRATION NO. 333-87600
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 4 TO

                                    FORM F-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                              PUBLICIS GROUPE S.A.
             (Exact Name of Registrant as Specified in Its Charter)

           REPUBLIC OF FRANCE                              7311                                NOT APPLICABLE
    (State or other jurisdiction of            (Primary Standard Industrial         (I.R.S. employer identification no.)
     incorporation or organization)            Classification Code Number)

                         133, AVENUE DES CHAMPS-ELYSEES
                              75008 PARIS, FRANCE
                               (33 1) 44 43 70 00
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------

                             CT CORPORATION SYSTEM
                               111 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10011
                                 (212) 590-9100
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                             ---------------------
                                   COPIES TO:

                  ELLIOTT V. STEIN, ESQ.                                         JOY SAYOUR, ESQ.
              WACHTELL, LIPTON, ROSEN & KATZ                                   DAVIS POLK & WARDWELL
                    51 WEST 52ND STREET                                        450 LEXINGTON AVENUE
                 NEW YORK, NEW YORK 10019                                    NEW YORK, NEW YORK 10017
                      (212) 403-1000                                              (212) 450-4000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this registration statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering. [ ]
                       ---------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                                       OFFERING PRICE    AGGREGATE OFFERING       AMOUNT OF
         SECURITIES TO BE REGISTERED          AMOUNT TO BE REGISTERED   PER SECURITY(3)        PRICE(3)       REGISTRATION FEE(4)
---------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares E.40 par value(1)............      115,200,000
Bare Legal Title (nue propriete) to Ordinary
Shares(1)....................................        7,000,000
Usufruct interests (usufruit) in Ordinary
Shares(1)....................................        7,000,000
Obligations Redeemable for Newly Issued or
Existing Shares (Obligations Remboursables en
Actions Nouvelles ou Existantes), nominal
value E549.00 each (ORAs)....................        1,600,000          Not applicable     $1,306,776,000.00    $120,223.39(5)
Redeemable Notes and Warrants to Purchase
Ordinary Shares (Obligations a Bons de
Souscriptions d'Actions), nominal value
E305.00 each (OBSAs)(2)......................        2,880,000
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents approximately 57,600,000 ordinary shares to be issued upon completion of the mergers, including the bare legal title (nue propriete) and usufruct interests (usufruit) resulting from the split of approximately 7,000,000 of such shares for a two-year period, approximately 28,800,000 ordinary shares to be issued upon the redemption of ORAs and approximately 28,800,000 ordinary shares to be issued upon the exercise of warrants associated with the OBSAs.
(2) Each OBSA consists of a redeemable note with a face amount of E305.00 and ten detachable warrants. Each warrant represents the right to purchase one Publicis ordinary share at a price of E30.50.
(3) Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933 and calculated, in accordance with Rule 457(f)(2), on the basis of the book value at December 31, 2001 of the Bcom3 Class A and Class B common stock.
(4) Determined in accordance with Section 6(b) of the Securities Act of 1933 at a rate equal to $92.00 per $1,000,000 of the proposed maximum aggregate offering price.
(5) The registration fee has previously been paid.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED AUGUST 14, 2002


                                  [BCOM3 LOGO]

                              35 WEST WACKER DRIVE

                            CHICAGO, ILLINOIS 60601

                                                                 August   , 2002

Dear Stockholders:

     Bcom3 is pleased to enclose information about a special meeting of Bcom3
stockholders, to be held at        on September   , 2002, at   a.m., Central
Daylight Time.

     At the special meeting, you will have the chance to vote on the proposed combination of Publicis Groupe S.A. and Bcom3. The combination of Bcom3 with Publicis will create one of the world's largest communications services groups. The combination will be effected through two mergers. If the mergers are completed, Bcom3's business will become wholly-owned by Publicis. For your reference, Bcom3 has also enclosed a copy of Publicis's Annual Report on Form 20-F/A for the fiscal year 2001, which contains important information regarding Publicis.

     In the proposed mergers, shares of Bcom3 Class A and Class B common stock will be converted into the right to receive a combination of Publicis ordinary shares, other Publicis securities and cash. This proxy statement/prospectus describes in detail the combination of securities and cash that each class of stock will receive in the mergers. In the aggregate, Publicis will issue approximately 56,250,000 ordinary shares, 1,562,500 securities redeemable for 28,125,000 newly issued or existing ordinary shares, and E857,812,500 in principal amount of notes with detachable warrants to purchase 28,125,000 ordinary shares. Based on Publicis's and Bcom3's shares outstanding on August 9, 2002, on a non-diluted basis, the Bcom3 Class A stockholders will own approximately 14.1% of the outstanding shares of Publicis and approximately 9.0% of Publicis's voting power upon completion of the mergers. The Publicis ordinary shares are traded on the Euronext Paris exchange.

     Bcom3's board of directors has unanimously approved the mergers and recommends that you vote in favor of the mergers. This document provides you with detailed information about the mergers. I encourage you to read it carefully.

     IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE MERGERS. PLEASE READ "RISK FACTORS RELATING TO THE MERGERS" BEGINNING ON PAGE 24.

     Please use this opportunity to take part in the affairs of Bcom3 by voting on the mergers. Whether or not you plan to attend the Bcom3 special meeting, we encourage you to complete, sign and date the accompanying voting card and return it in the enclosed self-addressed stamped envelope. YOUR VOTE IS VERY IMPORTANT. YOUR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGERS.


     We appreciate your support.


                                          Cordially,



                                          /s/ Roger A. Haupt
                                          ROGER A. HAUPT
                                          Chairman and Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PUBLICIS SECURITIES TO BE ISSUED IN THE PUBLICIS/BCOM3 MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

     This proxy statement/prospectus is dated August   , 2002 and is first being
mailed to stockholders on August   , 2002.

                                  [BCOM3 LOGO]

                              35 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60601

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON SEPTEMBER    , 2002
                                                                 August   , 2002

To Bcom3 Stockholders:

     Bcom3 hereby gives you notice that a special meeting of its stockholders
will be held at      on September   , 2002, at      a.m., Central Daylight Time.
At the meeting, Bcom3 will ask you to consider and vote upon two proposals relating to the proposed combination of Bcom3 with Publicis Groupe S.A.:

     - a proposal to adopt the merger agreement among Bcom3, Boston Three Corporation and Dentsu Inc. and to approve the first step merger as described in the attached proxy statement/prospectus; and

     - a proposal to adopt the merger agreement among Bcom3, Publicis, Philadelphia Merger Corp. and Philadelphia Merger LLC and to approve the Publicis/Bcom3 merger as described in the attached proxy statement/prospectus.

     Although you are voting separately on the two mergers, neither merger will occur unless they both receive the required stockholder approval.

     Your board of directors recommends that you vote in favor of both of the proposals. The close of business on August 5, 2002 has been fixed as the record date to determine the holders of Bcom3 common stock entitled to notice of, and to vote at, the special meeting. Under the terms of the voting trust relating to Bcom3's Class A common stock, each beneficial owner of the Class A shares is entitled to instruct the voting trustees on how to vote his or her Class A shares on the mergers.

     Adoption of the merger agreements and approval of the mergers require the affirmative vote of a majority of the outstanding shares of Bcom3 Class A and B common stock, voting as one class.

     THE ATTACHED PROXY STATEMENT/PROSPECTUS CONTAINS DETAILED INFORMATION RELATING TO THE PROPOSALS TO ADOPT THE MERGER AGREEMENTS AND APPROVE THE MERGERS.

                                          By order of the board of directors,

                                          /s/ Christian E. Kimball
                                          CHRISTIAN E. KIMBALL
                                          Secretary

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ADDITIONAL INFORMATION......................................    1
QUESTIONS AND ANSWERS ABOUT THE MERGERS.....................    2
SUMMARY.....................................................    4
RISK FACTORS RELATING TO THE MERGERS........................   24
FORWARD-LOOKING STATEMENTS..................................   30
THE BCOM3 SPECIAL MEETING...................................   32
  Time and Place............................................   32
  Record Date...............................................   32
  Purpose of the Special Meeting............................   32
  Vote Required to Approve the Merger Proposals.............   32
  Quorum....................................................   32
  Instructions and Proxies..................................   32
  Solicitation of Proxies and Instructions..................   34
THE MERGERS.................................................   35
  Background of the Mergers.................................   35
  Recommendations of the Special Committee and the Bcom3
     Board..................................................   41
  The Special Committee's Reasons for the Mergers...........   41
  Publicis's Reasons for the Mergers........................   45
  Opinion of Special Committee's Financial Advisor..........   46
  Appraisal Rights..........................................   53
  Accounting Matters........................................   56
  Governmental and Regulatory Approvals.....................   56
  Other Effects of the Mergers..............................   57
  Dividends.................................................   58
INTERESTS OF CERTAIN PERSONS IN THE MERGERS.................   58
  Stock Option Plans........................................   58
  Indemnification; Directors' and Officers' Insurance.......   60
  Employment Agreements.....................................   60
  Termination and Change in Control Benefits................   61
  Retirement Arrangements...................................   62
  Interests of Dentsu's Designated Directors................   63
  Interests of Directors of Publicis........................   63
MATERIAL TAX CONSEQUENCES...................................   64
  Material U.S. Federal Income Tax Consequences of the First
     Step Merger, of the Publicis/Bcom3 Merger and of
     Holding Publicis Instruments...........................   64
  Material French Tax Consequences of Holding and Disposing
     of Publicis Ordinary Shares, ORAs, OBSAs and/or
     Warrants (Bons De Souscription)........................   68

                                                              PAGE
                                                              ----
THE FIRST STEP MERGER AGREEMENT.............................   74
  The First Step Merger.....................................   74
  Closing and Effective Time................................   74
  First Step Merger Consideration...........................   74
  Delivery of First Step Merger Consideration...............   75
  The Surviving Corporation.................................   75
  Matters Relating to the Publicis/Bcom3 Merger.............   75
  Conditions to Completion of the First Step Merger.........   75
  Termination...............................................   76
  Expenses..................................................   76
  Amendments and Waivers....................................   76
THE PUBLICIS/BCOM3 MERGER AGREEMENT.........................   77
  The Publicis/Bcom3 Merger.................................   77
  Closing and Effective Time................................   77
  Publicis/Bcom3 Merger Consideration.......................   77
  Sale of Debt Portion of the OBSAs.........................   78
  Special Arrangements with Respect to Certain Publicis
     Ordinary Shares........................................   80
  Bcom3 Voting Trust........................................   80
  Procedures for Delivery of the Merger Consideration.......   80
  Fractional Interests......................................   81
  Dividends.................................................   82
  Effect on Stock Options...................................   82
  Representations and Warranties............................   83
  Covenants.................................................   83
  Additional Agreements.....................................   84
  Conditions to Completion of the Publicis/Bcom3 Merger.....   88
  Termination...............................................   90
  Effect of Termination.....................................   91
  Termination Fee...........................................   91
  Expenses..................................................   92
  Indemnification...........................................   92
  Amendments and Waivers....................................   93
SUPPORT AGREEMENTS..........................................   94
  Bcom3 Support Agreement...................................   94
  Publicis Support Agreements...............................   94
SHAREHOLDERS' AGREEMENTS, ALLIANCE AGREEMENT AND ESCROW
  AGREEMENT.................................................   95
  Alliance Agreement between Publicis and Dentsu............   95
  Shareholders' Agreement between Publicis and Dentsu.......   96
  Shareholders' Agreement between Elisabeth Badinter and
     Dentsu.................................................   97
  Escrow Agreement among Dentsu, Publicis and Elisabeth
     Badinter...............................................  100

                                                              PAGE
                                                              ----
TRANSFER RESTRICTIONS ON PUBLICIS SECURITIES AND OTHER
  CONSIDERATION.............................................  101
  Transfer Restrictions Applicable to Former Class A
     Stockholders...........................................  101
  Transfer Restrictions Applicable to Dentsu................  105
  Restrictions on Transfer of Right to Receive Net Proceeds
     from the Sale of the Debt Portion of the OBSAs.........  105
DIRECTORS AND SENIOR MANAGEMENT OF PUBLICIS AFTER THE
  MERGERS...................................................  106
  Supervisory Board.........................................  106
  Management Board..........................................  111
  Business Experience of Management Board Members...........  112
  Compensation..............................................  113
  Publicis Share and Option Ownership.......................  115
COMPARATIVE MARKET PRICE, TRADING VOLUME AND DIVIDEND
  DATA......................................................  117
PUBLICIS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL INFORMATION.....................................  119
DESCRIPTION OF PUBLICIS SHARE CAPITAL.......................  131
  General...................................................  131
  Share Capital.............................................  131
  Voting Rights.............................................  131
  Amendments to Rights of Holders...........................  131
  Changes in Share Capital..................................  132
  Preferential Right of Subscription........................  132
  Description of Recent Issuances of Publicis Ordinary
     Shares.................................................  133
  Repurchases of Publicis Ordinary Shares...................  133
  Trading in Publicis's Own Shares..........................  134
  Form, Holding and Transfer of Publicis Ordinary Shares....  134
  Requirements for Holdings Exceeding Specified
     Percentages............................................  135
  Dividends.................................................  136
  Liquidation Rights........................................  136
DESCRIPTION OF USUFRUCT INTEREST AND BARE LEGAL TITLE.......  137
  General...................................................  137
  Separation of Legal Title and Usufruct Interest...........  137
  Term of the Usufruct Arrangement..........................  137
  Rights of the Bare Legal Title Holder.....................  138
  Rights of the Usufruct Holder.............................  138
  Rollover in the Event of a Merger.........................  139
  No Transfer of Bare Legal Title by Dentsu.................  139
  Binding Arbitration.......................................  139

                                                              PAGE
                                                              ----
DESCRIPTION OF ORAS.........................................  140
  Notional Amount...........................................  140
  Notional Amount Never Paid in Cash, but in Publicis
     Ordinary Shares........................................  140
  Annual Cash Amount........................................  140
  Rank; Negative Pledge.....................................  141
  Suspension of Redemption..................................  142
  Modification of Terms and Waivers.........................  142
  Meeting of Holders and Representatives of Holders.........  142
  Accelerated and Automatic Redemption......................  143
  Shares Issued upon the Redemption of ORAs.................  144
  Anti-Dilution Rights and Other Adjustments................  145
  Withholding Tax...........................................  145
  Prescription Period.......................................  145
  Transfer Restrictions.....................................  146
  Listing...................................................  146
  Governing Law and Forum...................................  146
DESCRIPTION OF OBSAS........................................  147
  Notional Amount Issued....................................  147
  Terms of Notes............................................  147
  Terms of Warrants.........................................  151
NATURE OF TRADING MARKET....................................  154
  Overview..................................................  154
  Euronext Paris............................................  154
EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY
  HOLDERS...................................................  155
  Ownership of Publicis Shares by Non-French Persons........  155
  Exchange Controls.........................................  155
DESCRIPTION OF PUBLICIS.....................................  156
  Description of Business...................................  156
  Clients...................................................  156
  Competition...............................................  156
  Governmental Regulation...................................  157
  Certain Financial Information.............................  157
DESCRIPTION OF BCOM3........................................  157
  General Background........................................  157
  Description of Bcom3's Business...........................  158
  Competition and Other Factors.............................  159
  Properties................................................  159
  Legal Proceedings.........................................  159
  Certain Information About Bcom3...........................  160

                                                              PAGE
                                                              ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS FOR BCOM3.......................  161
  Overview..................................................  161
  Recent Developments.......................................  162
  Results of Operations.....................................  162
  Liquidity and Capital Resources...........................  165
  Disclosures About Contractual Obligations and Commercial
     Commitments............................................  166
  Critical Accounting Policies..............................  167
  Recent Accounting Principles..............................  168
  Related Party Transactions................................  168
  Conversion to the Euro....................................  168
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
  AND FINANCIAL DISCLOSURE..................................  169
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
  FOR BCOM3.................................................  169
  Interest Rates............................................  169
  International Operations..................................  170
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF BCOM3.......................................  171
DESCRIPTION OF CAPITAL STOCK OF BCOM3.......................  172
  Certificate of Incorporation and Bylaws...................  172
  Stock Purchase Agreement..................................  173
  Voting Trust Agreement....................................  175
  Changes in Connection with the Mergers....................  176
COMPARATIVE RIGHTS OF PUBLICIS SHAREHOLDERS AND BCOM3
  STOCKHOLDERS..............................................  177
INFORMATION RELATING TO SALES OF THE DEBT PORTION OF THE
  OBSAS.....................................................  207
  Selling Securityholder....................................  207
  Plan of Distribution......................................  207
ENFORCEABILITY OF CIVIL LIABILITIES.........................  210
FRENCH PROSPECTUS...........................................  210
WHERE YOU CAN FIND MORE INFORMATION.........................  210
EXPERTS.....................................................  212
LEGAL MATTERS...............................................  212
INDEX TO FINANCIAL STATEMENTS AND SCHEDULE..................  F-1



ANNEX A Agreement and Plan of Merger, dated as of March 7, 2002, as amended by Amendment No. 1 thereto, dated August 13, 2002, by and among Publicis Groupe S.A., Bcom3 Group, Inc.,
         Philadelphia Merger Corp. and Philadelphia Merger LLC
ANNEX B Terms of Transfer Restrictions on Class A Consideration, to be included in Letter of Transmittal
ANNEX C Agreement and Plan of Merger, dated as of March 7, 2001, among Bcom3 Group, Inc., Dentsu Inc. and Boston Three
         Corporation
ANNEX D  Opinion of Morgan Stanley & Co. Incorporated
ANNEX E  Section 262 of the Delaware General Corporation Law
         (Appraisal Rights)

                             ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Publicis from documents that Publicis has filed with the Securities and Exchange Commission and that are not included in or delivered with this document. Publicis will provide you with copies of this information relating to Publicis, without charge, upon written or oral request to:

                              Publicis Groupe S.A.
                         133, Avenue des Champs-Elysees
                              75008 Paris, France
                           Attention: Pierre Benaich
                       Telephone Number: 33-144-43-74-11

     IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE
SPECIAL MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN SEPTEMBER   , 2002.

     See "Where You Can Find More Information" beginning on page 210.

                    QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q:  When and where is the Bcom3 stockholder meeting?

A:  The Bcom3 stockholder meeting will take place on September   , 2002 at
           , in                .

Q:  What are the proposals on which I am being asked to vote?

A: We are asking you to vote on the proposed business combination of Bcom3 and Publicis. The business combination will be effected by two mergers.

    In the first merger, a wholly-owned subsidiary of Bcom3 will be merged into Bcom3. In this merger, each Bcom3 Class A share will be converted into the right to receive 0.813619 Bcom3 Class A shares plus about $32.62 in cash, and each Bcom3 Class B share will be converted into the right to receive
    1.665067 Bcom3 Class B shares. The cash paid in this merger will come from Dentsu Inc., the only current holder of Class B shares. In the aggregate, Dentsu will pay about $498.7 million to Bcom3 Class A stockholders and receive about 2,850,000 additional Class B shares. Correspondingly, Class A stockholders as a group will receive about $498.7 million from Dentsu and the number of Class A shares outstanding will be reduced by about 2,850,000. The purposes of this first merger are to provide immediate cash to Bcom3 Class A stockholders from Dentsu and to enable Dentsu to own a 15% voting interest in Publicis after the combination of Bcom3 and Publicis.

    In the second merger, Bcom3 will be merged into a wholly-owned subsidiary of Publicis and Bcom3 stockholders will receive consideration consisting of Publicis ordinary shares, other Publicis securities and cash, as described more fully in this proxy statement/prospectus. Although you are voting separately on the two mergers, neither merger will occur unless they both receive the required stockholder approval.

Q:  What is the record date for the special stockholder meeting?

A: The record date for the special meeting is August 5, 2002. Only holders of Class A or Class B shares at the close of business on this date will be eligible to vote at the special stockholder meeting.

Q:  How do I vote my shares?

A: If you are a Bcom3 Class A stockholder, you have deposited your shares into a voting trust. Under the terms of the voting trust agreement, the voting trustees generally have the right to vote your shares whenever a vote of Bcom3's stockholders is required. However, as an individual Bcom3 Class A stockholder, you have the right to direct the voting of your shares by the voting trustees with respect to, among other things, any proposals regarding a merger. You will not vote your shares directly, but you will be entitled to vote by instructing the voting trustees how to vote your shares on the mergers. You should note that references to "Class A stockholders" or "holders of Class A common stock" in this proxy statement/prospectus generally describe the beneficial owners of the Class A common stock (i.e., those persons whose shares of Bcom3 Class A common stock are held in the voting trust).

    If you are a Bcom3 Class B stockholder, you vote your shares directly.

Q:  What do I need to do now?

A: Mail your signed instruction card (Class A stockholders) or proxy card (Class B stockholder) in the enclosed return envelope or send it via facsimile, as soon as possible, so your shares will be represented at the meeting. Faxes should be sent to Mr. Christian E. Kimball, Secretary of Bcom3, at (312) 220-4029. Mail should be sent to Mr. Christian E. Kimball, Secretary, Bcom3 Group, Inc., 35 West Wacker Drive, Chicago, Illinois 60601. In order to be sure that your vote is counted, please submit your card in the manner described on that card even if you plan to attend the meeting in person.

Q:  What do I do if I want to change my vote?

A: You can mail or fax a later-dated, signed instruction card (Class A stockholders) or proxy card (Class B stockholder) to Bcom3's Secretary or attend the meeting in person and instruct the voting trustees to vote (Class A stockholders) or vote yourself (Class B stockholder) at the meeting. You may also revoke your instruction (Class A stockholders) or your vote (Class B stockholder) by sending or faxing a notice of revocation to Bcom3's Secretary at the address or fax number set forth above.

Q:  Why is it important for me to vote?

A: We cannot complete the proposed mergers without obtaining the affirmative vote of Bcom3 stockholders holding a majority of the outstanding Class A and Class B common stock, voting together as a single class.

    If you do not vote by giving voting instructions to the voting trustees (Class A stockholders) or voting directly (Class B stockholder), you will, in effect, be voting against the mergers.

Q:  Do Publicis stockholders also vote on this transaction?

A: Yes. They approved the transaction at a separate meeting in Paris held on June 18, 2002.

Q:  When do you expect the mergers to occur?

A: Assuming we have received the required regulatory approvals and other conditions to closing are satisfied, we intend to close the mergers on, or as soon as possible after, the date of the Bcom3 stockholder meeting.

Q: Who do I call if I have questions about the stockholder meeting or the mergers?

A:  You may contact Mr. Christian E. Kimball at (312) 220-1235.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. To understand the mergers fully, we strongly encourage you to carefully read this entire proxy statement/prospectus and the other documents which we have filed with the Securities and Exchange Commission, which we often refer to as the SEC in this document. We have included a copy of the agreement and plan of merger, as amended, among Publicis, Bcom3, Philadelphia Merger Corp. and Philadelphia Merger LLC, both newly formed wholly owned subsidiaries of Publicis, as Annex A. We have also included a copy of the agreement and plan of merger among Bcom3, Boston Three Corporation, a newly formed wholly owned subsidiary of Bcom3, and Dentsu Inc., as Annex C. For more information on how you can obtain the documents that we have filed with the SEC, see "Where You Can Find More Information" on page 210.

THE COMPANIES

  PUBLICIS GROUPE S.A.
  133, AVENUE DES CHAMPS-ELYSEES
  75008 PARIS, FRANCE
  011-331-44-43-70-00

     Publicis is the world's sixth largest advertising and communications firm and operates two major global networks, Publicis Worldwide and Saatchi & Saatchi Worldwide. Publicis is in the process of expanding Fallon, an advertising agency with principal offices in Minneapolis, New York and London, into a third global network. Publicis also has one of the world's largest healthcare communications networks, combining Nelson Communications with the healthcare activities of the Publicis and Saatchi & Saatchi networks. In addition, through the Zenith Optimedia Group, Publicis is the world's third largest media buying group based on billings. All references to Publicis's competitive position herein are based on revenues generated unless otherwise indicated. Publicis has over 20,000 employees and operates in over 100 countries.

  BCOM3 GROUP, INC.
  35 WEST WACKER DRIVE
  CHICAGO, IL 60601
  312-220-1000

     Bcom3 is one of the world's leading advertising and marketing communications services holding companies. It was created through the business combination of The Leo Group and The MacManus Group on January 31, 2000. As a result of this business combination, Bcom3 has more than 500 offices in over 90 countries, and more than 17,000 employees. Bcom3's most significant global agencies include Leo Burnett, D'Arcy Masius Benton & Bowles, Starcom MediaVest Group, Manning Selvage & Lee, Medicus Group International and Bartle Bogle Hegarty (a 49% owned affiliate). Bcom3 has more than 3,000 clients.

     Bcom3 has a strategic relationship with Dentsu Inc., which is the largest full-service advertising and marketing communications services company in Japan and throughout Asia, and the single largest advertising agency brand in the world, in each case based on revenues. This strategic relationship is focused on aligning with Dentsu to serve significant Dentsu clients in markets outside of Japan and Asia, as well as on increasing Bcom3's own presence in Japan. As part of the strategic relationship, Dentsu purchased approximately 20% of Bcom3's outstanding common stock (measured after dilution for Bcom3's management equity incentive plan) in March 2000 as an equity investment.

THE MERGERS (SEE PAGES 35 THROUGH 58)

     In connection with Bcom3's proposed combination with Publicis, Bcom3 entered into two merger agreements.

     The first merger agreement is with Dentsu. This first step merger agreement provides for the merger of Boston Three Corporation, a wholly-owned subsidiary of Bcom3, into Bcom3. In this merger, Dentsu will pay approximately $498.7 million in cash to holders of Bcom3 Class A common stock, Dentsu will receive additional shares of Bcom3 Class B common stock, and the number of shares held by holders of Bcom3 Class A common stock will be reduced.

     The second merger agreement is with Publicis. The Publicis/Bcom3 merger agreement provides for the merger of Bcom3 into a wholly-owned subsidiary of Publicis. In this merger, holders of Bcom3 Class A common stock and Class B common stock will be entitled to receive Publicis ordinary shares and the other merger consideration, as described below, applicable to each class. See "The Publicis/Bcom3 Merger
Agreement -- Publicis/Bcom3 Merger Consideration," "Description of Publicis Share Capital," "Description of Usufruct Interest and Bare Legal Title," "Description of ORAs," and "Description of OBSAs" starting on pages 77, 131, 137, 140 and 147 for a detailed description of the Publicis/Bcom3 merger consideration.

     The first step merger and the Publicis/Bcom3 merger are conditioned on each other. Each of them will occur only if the other one does. For purposes of assessing the effect of the two mergers on your current interest in Bcom3, you should view them as one transaction.

WHAT BCOM3 CLASS A STOCKHOLDERS WILL RECEIVE IN THE MERGERS

     As a result of the first step merger and based on the number of Bcom3 shares outstanding as of August 9, 2002, Bcom3 Class A stockholders will receive, for each share of Bcom3 Class A common stock they own before the first step merger, approximately $32.616664 in cash from Dentsu and 0.813619 shares of Bcom3 Class A common stock.

     In the Publicis/Bcom3 merger, Bcom3 Class A stockholders will receive, for each share of Bcom3 Class A common stock that they hold after the first step merger, merger consideration consisting of the following elements:

     - 1.666464 Publicis ordinary shares;

     - the economic interest (termed a "usufruct" or "usufruct interest" in this document), but not the legal title or related voting rights, in 0.548870 Publicis ordinary shares for a two-year period. Two years after the closing of the mergers, the bare legal title and related voting rights will automatically revert back to the usufruct holders;

     - 0.098108 ORAs, or equity-linked securities, which are automatically redeemed for Publicis ordinary shares at a rate of one Publicis ordinary share each year, beginning in 2005 and ending 20 years after the closing date of the mergers;

     - the net proceeds (i.e., net of the expenses of the sale and the cash amount paid by Bcom3 in respect of its options, as described below) from the sale of E53.861277 in principal amount of Publicis notes (which proceeds will reflect a substantial discount to such principal amount for the reasons described below under the caption "-- Net Proceeds from the Sale of the Debt Portion of the OBSAs"); and

     - warrants to purchase 1.765944 Publicis ordinary shares (each warrant is exercisable for one Publicis ordinary share).

     The notes and the warrants together constitute Publicis securities which are referred to as OBSAs. A description of each of these securities can be found below under the captions "Description of Publicis Share Capital," "Description of Usufruct Interest and Bare Legal Title," "Description of ORAs," "Description of OBSAs -- Terms of Notes," and "Description of OBSAs -- Terms of Warrants."

     The merger consideration to be received by the Bcom3 Class A stockholders in the Publicis/Bcom3 merger will be subject to the transfer restrictions described under the caption "-- Transfer Restrictions for Bcom3 Class A Stockholders" below.

EXAMPLE OF THE CONSIDERATION TO BE RECEIVED BY THE CLASS A STOCKHOLDERS IN THE MERGERS

     If you owned 1,000 shares of Bcom3 Class A common stock before the first step merger, you would be entitled to receive the following consideration in the mergers:
------------------------------------------------------
 FIRST STEP MERGER
------------------------------------------------------
     $32,616.66 in cash
------------------------------------------------------
    813.619 Bcom3 Class A shares (note that these shares will be cancelled in the Publicis/Bcom3 merger in exchange for the consideration described below)
------------------------------------------------------
------------------------------------------------------
 PUBLICIS/BCOM3 MERGER
------------------------------------------------------
     1,355 Publicis ordinary shares
------------------------------------------------------
     446 usufructs, resulting in 446 Publicis ordinary shares after two years
----------------------------------------------------------
     79 ORAs

          - entitling the holder to 1,422 Publicis ordinary shares, to be received in 18 equal annual installments of
----------------------------------------------------------

------------------------------------------------------

          79 Publicis ordinary shares in each year from 2005 through 2022

      - entitling the holder to annual cash payments of:


          - E355.50 (equivalent to E0.25 per underlying share) in years 2003 (pro-rated for the period between closing and August 31, 2003), and 2004


          - in years 2005 through 2022, an amount equal to 110% of the historical three-year average of the per share dividend declared on Publicis ordinary shares, recalculated every three years, but at least E0.2501 per underlying share, multiplied by the number of Publicis ordinary shares still to be received under the ORAs
------------------------------------------------------
     the net proceeds (i.e., net of the expenses of the sale and the cash amount paid by Bcom3 in respect of its options, as described below) from the sale of E43,822.56 principal amount of Publicis notes
------------------------------------------------------
     1,436 warrants
------------------------------------------------------
     cash in lieu of any fractional interest in the Publicis securities to which you would be entitled.
------------------------------------------------------

     The value of the Publicis ordinary shares, ORAs and warrants that you will receive will change as the price of Publicis ordinary shares changes after the mergers. See "Risk Factors Relating to the Mergers -- Bcom3's stockholders will receive a fixed number of Publicis securities in the mergers even if the market value of Publicis ordinary shares changes."

WHAT DENTSU WILL RECEIVE IN THE MERGERS

     In the first step merger, Dentsu, as the sole Bcom3 Class B stockholder, will receive 1.665067 shares of Class B common stock for each share of Class B common stock it owns before the first step merger in consideration of a cash payment by Dentsu of $498,702,393.

     In the Publicis/Bcom3 merger, Dentsu will receive, for each share of Bcom3 Class B common stock it owns after completion of the first step merger, merger consideration consisting of the following elements:

     - 4.021399 Publicis ordinary shares;

     - bare legal title (including voting rights) to 0.957024 additional Publicis ordinary shares for a two-year period;

     - 0.047940 ORAs, which are automatically redeemed for Publicis ordinary shares at a rate of one Publicis ordinary share each year, beginning in 2005 and ending 20 years after the closing date of the mergers;

     - the net proceeds (i.e., net of the expenses of the sale and the cash amount paid by Bcom3 in respect of its options, as described below) from the sale of E26.318797 in principal amount of Publicis notes (which proceeds will reflect a substantial discount to such principal amount for the reasons described below under the caption "-- Net Proceeds from the Sale of the Debt Portion of the OBSAs"); and

     - warrants to purchase 0.862911 Publicis ordinary shares (each warrant is exercisable for one Publicis ordinary share).

     Based on the number of Class A shares and Class B shares outstanding on August 9, 2002, Dentsu is entitled to receive in total approximately: (1) 28,699,446 Publicis ordinary shares, (2) bare legal title and voting rights in 6,827,984 additional Publicis ordinary shares for a two-year period, (3) 342,133 ORAs representing 6,158,386 ordinary shares, (4) the net proceeds (less a pro rata portion of the cash paid to Publicis with respect to the Bcom3 option cancellation payments and certain expenses relating to the sale of the notes) from the sale of E187,828,884 in principal amount of Publicis notes and (5) warrants to purchase 6,158,321 ordinary shares. Dentsu will also receive cash in lieu of fractional interests in Publicis securities to which it would be entitled.

     The merger consideration to be received by Dentsu in the Publicis/Bcom3 merger will be subject to the transfer restrictions described under the caption "Shareholders' Agreements, Alliance

Agreement and Escrow Agreement -- Shareholders' Agreement Between Publicis and Dentsu" starting on page 96.

TOTAL AMOUNT OF SECURITIES TO BE ISSUED IN THE PUBLICIS/BCOM3 MERGER

     In the Publicis/Bcom3 merger, Publicis will issue an aggregate of approximately 56,250,000 ordinary shares, which include 6,827,984 ordinary shares split into bare legal title and usufruct interests, 1,562,500 ORAs and 2,812,500 OBSAs, consisting of approximately E857,812,500 principal amount of notes and warrants to acquire 28,125,000 ordinary shares.

     Because the exchange ratios in the Publicis/Bcom3 merger agreement are fixed, the actual number of Publicis securities issued in the merger will depend on the number of Bcom3 shares outstanding at the effective time of the Publicis/Bcom3 merger.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BCOM3 BOARD (SEE PAGE 41)

     The board of directors of Bcom3, which is referred to in this document as the "Bcom3 board," established a special committee of directors independent from Dentsu to review, evaluate and negotiate the terms of the mergers and report its conclusions to the full Bcom3 board. The special committee unanimously determined that the merger agreements and the mergers are fair to and in the best interests of the holders of Bcom3's Class A common stock. It recommended that the Bcom3 board approve the merger agreements and the mergers, and that the Bcom3 board recommend approval and adoption of the merger agreements and the mergers by Bcom3's stockholders. The Bcom3 board, acting on the recommendation of the special committee, unanimously determined that it was advisable and in the best interests of Bcom3 and its stockholders to enter into the merger agreements and to effect the transactions contemplated thereby, and approved and adopted the merger agreements and the mergers.

     The Bcom3 board recommends that you vote FOR the approval and adoption of the merger agreements and the mergers.

REASONS FOR THE MERGERS (SEE PAGES 41 THROUGH 46)

     The boards of Publicis and Bcom3 believe that the combination of Publicis and Bcom3 represents an excellent strategic fit because of the complementary nature of the two businesses and strong opportunities for growth from greater geographic coverage, brand diversification and stronger media buying power. Each board considered a number of strategic and transaction-related factors in evaluating the mergers. For a detailed review of the material factors considered by each board and the Bcom3 special committee, see "The Mergers -- The Special Committee's Reasons for the Mergers" and "-- Publicis's Reasons for the Mergers."

OPINION OF FINANCIAL ADVISOR (SEE PAGES 46 THROUGH 53)

In deciding to recommend the mergers, the special committee considered the opinion of its financial advisor, Morgan Stanley & Co. Incorporated. At a meeting of the special committee on March 5, 2002, Morgan Stanley rendered its oral opinion that as of that date, and subject to and based on the considerations in its opinion, the consideration to be received by the holders of shares of Bcom3's Class A common stock pursuant to the merger agreements (considered as a single transaction) is fair from a financial point of view to such holders. On March 7, 2002, Morgan Stanley confirmed its oral opinion at a meeting of the Bcom3 board and in writing. This written opinion is attached as Annex D.

CUSTODIAN (SEE PAGE 87)

     Publicis has agreed to appoint and maintain at its expense a custodian to assist former Bcom3 stockholders with matters relating to the ownership of Publicis ordinary shares, usufructs, ORAs and warrants to be received in the Publicis/Bcom3 merger. This will include assistance with the distribution of voting materials, currency conversion of dividends and receipt of certain French tax credits.

TRANSFER RESTRICTIONS FOR BCOM3 CLASS A STOCKHOLDERS (SEE PAGES 101 THROUGH 105)

     All of the Publicis ordinary shares, usufructs, ORAs and warrants to be received by Bcom3 Class A stockholders in the Publicis/Bcom3 merger will initially be non-transferable.

     The Publicis ordinary shares to be received by Bcom3 Class A stockholders will become transferable on the following schedule: 25% after six months, 50% after 12 months, 75% after 18 months, and 100% after 24 months, all measured from the closing date of the mergers. This includes the shares which will result from the reversion of bare legal title to the usufruct holders at the end of the two-year period, which shares will be allocated to the last expiration date and will therefore be transferable immediately upon reversion. The corresponding usufruct interests that Bcom3 Class A stockholders will hold in these shares during the two-year period will not be transferable.

     The ORAs to be received by the Bcom3 Class A stockholders will become transferable on the following schedule: 25% after 30 months, 50% after 36 months, 75% after 42 months and 100% after 48 months, all measured from the closing date of the mergers.

     The warrants to be received by the Bcom3 Class A stockholders will become transferable on the following schedule: 25% after 30 months, 50% after 36 months, 75% after 42 months and 100% after 48 months, all measured from the closing date of the mergers.

     Any sale on the public markets by Class A stockholders of Publicis securities that have become transferable in accordance with the above schedule will have to be made through an orderly marketing process. This will involve the use of a "polling agent" to determine the selling interest of former Bcom3 Class A stockholders on a monthly basis. If the total amount of Publicis securities requested to be sold on the public markets by the former Bcom3 Class A stockholders in any one month period represents less than the equivalent of 1.4 million Publicis ordinary shares, these securities may be freely sold on the public markets during that period. Otherwise, such sales will be made through a process managed by investment banks. These orderly marketing procedures will cease to apply to the ordinary shares on the 30-month anniversary of the closing date of the mergers and to the ORAs and warrants on the 54-month anniversary of the closing date of the mergers.

     As a result of these restrictions, you may not be able to sell your securities at the prices and in the amounts which you could sell if they were freely transferable.

     Important information on these restrictions can be found below under the caption "Transfer Restrictions on Publicis Securities and Other Consideration."

USUFRUCTS (SEE PAGES 137 THROUGH 139)

     The usufructs consist of all of the economic interest, but not the voting interest, in Publicis ordinary shares (for example, rights to dividends). With respect to designated Publicis ordinary shares, Bcom3 and Publicis have agreed that Dentsu will receive legal title (including voting rights) to such shares on the closing date of the Publicis/Bcom3 merger, and Bcom3 Class A stockholders will receive the usufructs. On the second anniversary of the closing date of the mergers, the usufruct arrangement will expire and all rights in this block of Publicis ordinary shares will automatically revert to the former Bcom3 Class A stockholders.

ORAS (SEE PAGES 140 THROUGH 146)


     Each ORA received by Bcom3 stockholders has a face amount of E549 and is automatically redeemable into 18 new or existing Publicis ordinary shares during its 20-year term, with one existing or newly issued Publicis ordinary share being delivered in partial redemption of the ORA in each year beginning in 2005 and ending 20 years after the closing date of the mergers. Each redemption will be made on September 1, except for the final redemption, which will be made on the 20th anniversary of the closing date of the mergers. For the period from the date of issuance up to and including August 31, 2004, an annual amount will accrue for the benefit of the holder of an ORA at an annualized rate equal to E4.50 per ORA. Starting September 1, 2005, the annual amount payable each year with respect to each E30.50 of face amount of the ORA will be equal to 110% of the historical average of the annual dividend paid on each Publicis ordinary share. The historical average will be recalculated every three years and will be based on the actual dividends paid on each Publicis ordinary share during a three-year period, which consists of the year of the annual amount's determination and the preceding two years. The annual amount is payable with respect to the face amount of the ORA then outstanding, determined by multiplying the remaining balance of Publicis ordinary shares into which the ORAs could then be redeemed by E30.50. The minimum annual amount payable on each ORA is 0.82% of its face amount per year (with an additional payment from Publicis to the extent of any withholding tax which may be imposed). No payment in respect of an annual amount will be made in any year in which no dividend is paid on the Publicis ordinary shares. Instead, the payment in respect of such annual amount will accrue (but will not bear interest) and will be payable in full with all arrearages in the first year in which a dividend is paid on the Publicis ordinary shares. As described below, in the event that no payment in respect of an annual amount is made for five consecutive years, holders will be entitled to accelerate the redemption of the ORAs for Publicis ordinary shares in full, but they will not be entitled to receive any payments which would otherwise have accrued in such five-year period.

     Upon the occurrence of certain events, including:

     - the failure to pay an annual amount or make a redemption payment when due;

     - the commencement of a public tender offer for all of Publicis's equity securities;

     - the transfer or proposed transfer of at least one-third of Publicis's assets or business to a third party;

     - if any party other than Madame Elisabeth Badinter, chair of the supervisory board of Publicis, which supervises the management board of Publicis (described below), and a significant Publicis shareholder, and Dentsu comes to control Publicis;

     - the failure to pay annual amounts for five consecutive years because no dividend has been declared on the Publicis ordinary shares;

     - the failure to comply with other obligations under the ORA issuance contract; or

     - Publicis's default under a material loan;

each ORA may be fully redeemed (subject to the transfer restrictions described above), at the option of the holder, for all Publicis ordinary shares for which it is then redeemable. In addition, if Publicis becomes insolvent, liquidates or becomes bankrupt, each ORA will automatically be fully redeemed for that number of ordinary shares for which it is then redeemable.

     Appropriate adjustments to the number of Publicis ordinary shares for which the ORAs redeem will be made upon the occurrence of certain events in order to preserve their economic terms.

     The ORAs will be listed for trading on Euronext Paris, although no trading will occur until after expiration of the relevant transfer restrictions on the ORAs. At such time, if the ORAs do trade, it is anticipated that they will likely trade at a discount to the prices of Publicis ordinary shares due to, among other things, the lack of liquidity of the trading market for the ORAs. The amount of this discount cannot be estimated, but it may be significant. See "Risk Factors Relating to the Mergers -- You may not be able to sell the ORAs or the warrant portion of the OBSAs if no trading market develops or if one cannot be sustained, and these securities may trade at a significant discount to the trading price of the Publicis ordinary shares even if a market does develop."

NET PROCEEDS FROM SALE OF THE DEBT PORTION OF THE OBSAS (SEE PAGES 78 THROUGH
80)

     Each OBSA to be issued in the Publicis/Bcom3 merger consists of a debt security, which we also refer to as "notes" herein, with a face amount of E305 and detachable warrants (described below) exercisable to purchase 10 Publicis ordinary shares.

     The Publicis/Bcom3 merger agreement provides that the OBSAs will be issued to a nominee selected by Bcom3 and reasonably satisfactory to Publicis. The nominee will detach the warrants from the notes and will distribute the warrants to the Bcom3 stockholders. If the Bcom3 board has not otherwise made definitive arrangements to sell the notes by the closing of the mergers, Bcom3 will appoint a marketing agent, reasonably acceptable to Publicis, for the sale. The marketing agent will be instructed to use reasonable best efforts to sell the notes for cash after the closing. The proceeds to be received in the sale may also include non-cash components and/or the marketing agent may effect a distribution-in-kind of the notes, so long as the marketing agent has received the prior written consent of persons who held at least a majority of the Bcom3 shares outstanding immediately prior to the first step merger and, in certain circumstances, the prior written consent of Publicis. It is expected that the marketing agent will be one or more individuals or an entity, who will in turn engage one or more financial institutions to act as underwriter or placement agent for the sale. The terms, conditions, timing and manner of the sale will be determined solely in the discretion of the marketing agent.

     The notes may be sold over time in one or more tranches. There can be no assurance as to the timing of the sale. Because the notes will probably be sold after closing, it is unlikely that Bcom3 shareholders will know on the closing date of the mergers the amount of the net proceeds that they will ultimately receive.

     The net proceeds from the sale or sales, after payment of selling costs and commissions and reimbursement of Publicis for the cash-out payments made to the Bcom3 stock option holders described under the caption "-- Treatment of Bcom3 Stock Options" below, will be delivered to Bcom3 stockholders.

     Because the notes bear a below-market 2.75% interest rate, the proceeds from the sale will be less than the principal amount of the notes. Bcom3 also believes that the sale of the notes presents several marketing challenges and significant execution risk. In addition to the 2.75% interest rate, the notes have unconventional terms for the relevant Eurobond market, including a 20-year maturity and an amortizing principal amount, and Publicis will not seek a credit rating of the notes. Each of these factors is likely to limit the attractiveness of the notes to potential purchasers and the price that such purchasers would be willing to pay. SEE "RISK FACTORS RELATING TO THE MERGERS -- THERE IS NO CERTAINTY AS TO THE AMOUNT OF NET PROCEEDS THAT WILL RESULT FROM THE SALE OR THE TIMING OF THE SALE OF THE OBSA NOTES. THE SALE OF THE NOTES WILL PRESENT MARKETING CHALLENGES. THE NET PROCEEDS FROM THE SALE WILL REFLECT A SUBSTANTIAL DISCOUNT TO THE PRINCIPAL AMOUNT OF THE NOTES AND MAY BE MATERIALLY LESS THAN THE HYPOTHETICAL VALUATION REFLECTED IN THE PRO FORMA FINANCIAL STATEMENTS."

WARRANTS (SEE PAGES 151 THROUGH 153)

     Each warrant to be received by Bcom3 stockholders will be detached by the nominee from the associated note upon completion of the mergers. Each warrant will be exercisable for one Publicis ordinary share at an exercise price of E30.50 during the period beginning 11 years and ending 20 years after the closing date of the mergers.

     Upon the occurrence of certain events, including:

     - the commencement of a public tender offer for all of Publicis's equity securities;

     - the transfer or proposed transfer of at least one-third of Publicis's assets or business to a third party;

     - if any party other than Madame Badinter and Dentsu comes to control Publicis; or

     - the insolvency or bankruptcy of Publicis;

each warrant shall become fully exercisable (subject to the transfer restrictions noted below) at the option of the holder. Appropriate adjustments to the number of Publicis ordinary shares for which the warrants may be exercised will be made upon the occurrence of certain events in order to preserve their economic terms.

     The warrants will be listed for trading on Euronext Paris, although no trading will occur until after expiration of the transfer restrictions on the warrants. At such time, if the warrants do trade, the trading price will depend on a number of factors, including, but not limited to, the financial condition and the prospects of Publicis, the price and volatility of Publicis ordinary shares, the rate at which Publicis pays dividends, the prevailing currency exchange rate, the market for the warrants and similar securities, the remaining life of the warrants, and other circumstances beyond Publicis's control, including general economic conditions. The market value of the warrants will fluctuate over time. See "Risk Factors Relating to the Mergers -- You may not be able to sell the ORAs or the warrant portion of the OBSAs if no trading market develops or if one cannot be sustained, and these securities may trade at a significant discount to the trading price of the Publicis ordinary shares even if a market does develop."

     For a complete description of the warrants, please see the information appearing under the caption "Description of OBSAs -- Terms of Warrants" below.

NO FRACTIONAL PUBLICIS ORDINARY SHARES, USUFRUCTS, ORAs OR WARRANTS (SEE PAGES 81 AND 82)

     Publicis will not issue any fractional Publicis ordinary shares, usufructs, ORAs or warrants. With respect to fractional Publicis ordinary shares or usufructs, Bcom3 stockholders will receive their pro rata portion, in cash, of the aggregate proceeds from the sale of the fractional ordinary shares in the market (which, in the case of the usufructs, will mean the sale of the Publicis ordinary shares to which such usufructs relate). With respect to frac-tional ORAs or warrants, Bcom3 stockholders will receive a cash payment equal to the fair market value of such fractional ORAs or warrants, as determined in good faith by the Bcom3 board.

TERMINATION OF THE BCOM3 VOTING TRUST AND WAIVER OF CERTAIN PROVISIONS OF THE STOCK PURCHASE AGREEMENT

     Immediately prior to the effective time of the Publicis/Bcom3 merger, the voting trust established for the Bcom3 Class A common stock will be dissolved and the related voting trust agreement will be terminated. As a result, at such time, each beneficial owner of Bcom3 Class A common stock will be reflected on the books and records of Bcom3 as a record holder of uncertificated shares of Bcom3 Class A common stock.

     It is anticipated that Bcom3 will unilaterally and irrevocably waive any rights it may have under the stock purchase agreement between Bcom3 and each Class A stockholder to repurchase the Publicis securities to be issued to Bcom3 Class A stockholders in the Publicis/Bcom3 merger and also waive any restrictions on transfer of the Publicis securities that might otherwise be imposed by the stock purchase agreement. There will, however, be new restrictions on transfer, which are described under "-- Transfer Restrictions for Bcom3 Class A Stockholders." The stock purchase agreement also contains certain noncompetition, nonsolicitation, confidentiality and other covenants, which Publicis expects will remain in full force and effect after the effective time of the Publicis/Bcom3 merger.

TREATMENT OF BCOM3 STOCK OPTIONS (SEE PAGES 82 AND 83)

     The total consideration to be paid for Bcom3 in both mergers is for all of its stock and options, and is allocated among Class A stockholders, the Class B stockholder and the option holders as provided in the Publicis/Bcom3 merger agreement and the applicable stock option plan in effect on the closing date of the mergers. The option holders' share of the total consideration will take the form of a cash payment to each option holder in cancellation of his or her options. The cash payment for each option, whether vested or unvested, will reflect the immediate U.S. dollar cash value of the blended merger consideration per Class A share paid in both mergers, as determined in good faith by the Bcom3 board, less the exercise price of the option.

     The option cash payment will be effected in two stages. First, the Bcom3 board, pursuant to the applicable Bcom3 stock option plan, will make an appropriate adjustment to the exercise price of and number of shares underlying each outstanding stock option to reflect the treatment of Class A common stock in the first step merger. Then, in the Publicis/Bcom3 merger, each outstanding stock option so adjusted will be cancelled and option holders will receive a cash payment equal to the product of (1) the adjusted total number of Bcom3 Class A shares subject to such stock option and (2) the excess, if any, of the immediate U.S. dollar cash value of the consideration payable in the Publicis/ Bcom3 merger for each Class A share measured at the effective time of the Publicis/Bcom3 merger, as determined in good faith by the Bcom3 board, over the adjusted exercise price per share for the applicable stock option.

THE PUBLICIS/BCOM3 MERGER IS INTENDED TO BE A REORGANIZATION FOR FEDERAL INCOME TAX PURPOSES (SEE PAGES 64 THROUGH 68)

     It is a condition to the obligations of Bcom3 and Publicis to complete the Publicis/Bcom3 merger that each receive a legal opinion from its outside counsel that the merger will qualify as a reorganization for federal income tax purposes. Accordingly, the transaction has been structured so that the companies themselves will not recognize gain or loss as a result of the merger. Subject to the assumptions set forth in the "Material Tax Consequences" section, holders of Bcom3 Class A common stock will not recognize any gain or loss for federal income tax purposes on the exchange of their Bcom3 stock for Publicis/Bcom3 merger consideration in the merger, except that they will recognize gain in connection with the receipt of cash (or other proceeds, if any) from the sale of the notes, and cash received in lieu of a fractional Publicis ordinary share, usufruct, ORA or warrant.

     The first step merger should be treated as a taxable sale by holders of Bcom3 Class A common stock of a portion of their shares to Dentsu in exchange for cash. Gain or loss should be recognized for U.S. federal income tax purposes as a result of such sale in an amount equal to the excess of the cash received in the first step merger over the holder's tax basis in the shares sold to Dentsu. YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGERS TO YOU.

OWNERSHIP INTEREST OF BCOM3 STOCKHOLDERS IN THE COMBINED COMPANY

     On a non-diluted basis, former Bcom3 Class A stockholders will own approximately 14.1% of the outstanding shares of Publicis and approximately 9.0% of Publicis's outstanding voting power, and Dentsu will own approximately 14.6% of the outstanding shares of Publicis and approximately 15.0% of Publicis's outstanding voting power. This information was calculated by allocating to Dentsu that number of shares subject to division into usufructs and bare legal title and not allocating any portion of such shares to the former Bcom3 Class A stockholders (recognizing Dentsu's ownership of the legal title to and voting interests in such shares for a period of two years after the closing date of the mergers). The calculation of outstanding shares of Publicis includes approximately 6.9 million shares held in Publicis's treasury. These treasury shares cannot be voted pursuant to French law and therefore were not included in the calculation of Publicis's outstanding voting power. In addition, you should note that this information is based on the number of Bcom3 and Publicis shares outstanding on July 31, 2002 and does not take into account any other shares which may be issued after this date and before completion of the mergers in accordance with the Publicis/Bcom3 merger agreement.

STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGERS

     Approval of both mergers requires the affirmative vote of a majority of the outstanding shares of Bcom3's Class A and Class B common stock, voting together as a single class. The presence of the holders of a majority of the shares entitled to vote at the meeting constitutes a quorum at the Bcom3 stockholders meeting. As of the record date for that meeting, Bcom3's directors, executive officers and their affiliates beneficially owned in the aggregate approximately 32% of Bcom3's outstanding common stock entitled to vote on the mergers.

     The Publicis/Bcom3 merger and certain corporate actions by Publicis related to that merger required the approval by the affirmative vote of two-thirds of the Publicis ordinary shares present or represented at a Publicis shareholder meeting. The approval was obtained at Publicis's shareholder meeting on June 18, 2002. The presence of the holders of a third of the shares entitled to vote at the meeting constituted a quorum at the Publicis shareholder meeting. As of the date of the meeting, Publicis's directors, executive officers and their affiliates beneficially owned in the aggregate approximately 27.8% of Publicis's outstanding stock and approximately 44.5% of Publicis's total voting power entitled to vote at the meeting.

     Bcom3 will re-circulate revised proxy materials and re-solicit proxies to the extent required by law, such as in the event of any material changes in the terms of the merger agreement.

SUPPORT AGREEMENTS (SEE PAGE 94)

     In connection with the Publicis/Bcom3 merger agreement, certain Publicis shareholders representing about 45% of the voting power of all Publicis shares as of June 18, 2002, the date of the Publicis shareholder meeting, and certain Bcom3 stockholders (including Dentsu) representing about 31% of the voting power of all Bcom3 shares as of August 9, 2002, have agreed to vote in favor of the Publicis/Bcom3 merger.

SHAREHOLDERS' AGREEMENTS AND ALLIANCE AGREEMENT (SEE PAGES 95 THROUGH 100)

     In connection with the Publicis/Bcom3 merger, Dentsu will enter into a shareholders' agreement and an alliance agreement with Publicis, and into a shareholders' agreement with Madame Badinter. Pursuant to the Publicis/Dentsu shareholders' agreement, Dentsu will agree, among other things, not to transfer the Publicis securities it will receive in the Publicis/Bcom3 merger until July 1, 2012 and to be subject to a "standstill" limiting its ownership of Publicis to the number of ordinary shares that entitles it to 15% of the voting power of Publicis. The Publicis/Dentsu alliance agreement will provide for the establishment of a global strategic alliance between Publicis and Dentsu. Dentsu will also enter into a shareholders' agreement with Madame Badinter regarding the voting of Dentsu's and Madame Badinter's Publicis shares and other matters relating to their ownership of Publicis shares after completion of the mergers.

APPRAISAL RIGHTS (SEE PAGES 53 THROUGH 56)

     Holders of Bcom3 common stock have appraisal rights under Delaware law in connection with the mergers. Any holder who wishes to exercise appraisal rights with respect to a merger proposal must not vote in favor of that proposal and must deliver a written demand for appraisal to Bcom3 prior to the Bcom3 stockholder vote. At that time, the holder will also need to make special arrangements with the voting trustees under the voting trust. After the relevant merger closes, the holder would then need to take additional steps to perfect his or her appraisal rights, including filing a petition in the Delaware Court of Chancery. For a complete description of all the required procedures, please see the discussion under the caption "The Mergers -- Appraisal Rights."

     Pursuant to the stock purchase agreement between Bcom3 and each Class A stockholder, the amount in cash that Bcom3 Class A stockholders are entitled to receive in any appraisal proceeding is limited to the number of their shares multiplied by the Per Share Book Value (as such term is defined in the stock purchase agreement) of Bcom3, as determined in accordance with the stock purchase agreement. The Per Share Book Value as of December 31, 2001 was $26.30 for former stockholders of The Leo Group and $7.38 for former stockholders of The MacManus Group.

BOARD COMPOSITION AND RELATED MATTERS AFTER THE MERGERS (SEE PAGES 106 THROUGH
113)

     Following the mergers, Roger A. Haupt, the current chairman and CEO of Bcom3, will join the Publicis management board, which is Publicis's governance body which manages the day-to-day affairs of Publicis, as an additional member and will serve as the President and Chief Operating Officer of Publicis. In addition, Messrs. Narita and Oshima, as Dentsu designees, will serve on the Publicis supervisory board after completion of the mergers.

THE INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGERS MAY DIFFER FROM YOUR INTERESTS (SEE PAGES 58 THROUGH 63)

     When you consider the mergers, you should be aware that a number of Bcom3 and Publicis directors and officers may have interests in the mergers that may be different from, or in addition to, yours. These interests are described starting on page 58.

CONDITIONS TO COMPLETION OF THE MERGERS (SEE PAGES 75, 76 AND 88 THROUGH 90)

     The completion of the mergers depends upon meeting a number of conditions, including the following:

     - approval of the merger agreements and the mergers by the stockholders of Bcom3;

     - approval of the Publicis/Bcom3 merger agreement and related corporate matters by the shareholders of Publicis;

     - accuracy as of the closing date of the representations and warranties of Publicis and Bcom3, except where the failure to be accurate would not have a material adverse effect;

     - compliance by Publicis and Bcom3 with their respective obligations under the Publicis/Bcom3 merger agreement, except where the failure to comply would not have a material adverse effect;

     - absence of any law or court order prohibiting the mergers;

     - receipt of all material regulatory approvals for the mergers, including antitrust approvals in the United States and Europe;

     - receipt of legal opinions relating to certain tax matters; and

     - holders of not more than 5% of the outstanding Bcom3 common stock having exercised appraisal rights.

     The prior completion of the first step merger is a condition to the completion of the Publicis/Bcom3 merger, and the satisfaction or waiver of the closing conditions to the Publicis/Bcom3 merger is a condition to the closing of the first step merger.

REGULATORY APPROVALS (SEE PAGES 56 AND 57)

     Publicis and Bcom3 are not required to close the Publicis/Bcom3 merger unless the regulatory conditions to completion of the mergers, including the requisite antitrust clearances, are satisfied.

     The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this document as the HSR Act, expired on May 13, 2002. On June 18, 2002, Publicis and Bcom3 received notice from the European Commission that it has terminated its review and granted its approval of the Publicis/Bcom3 merger. Publicis and Bcom3 have also made the required filings in other jurisdictions.

THE MERGER AGREEMENTS MAY BE TERMINATED (SEE PAGES 76, 90, AND 91)

     Either Publicis or Bcom3 can terminate the Publicis/Bcom3 merger agreement if any of the following occurs:

      (1) the merger is not completed by September 30, 2002, or by December 7, 2002 if the reason for not closing by September 30, 2002 is that the regulatory conditions specified in the Publicis/Bcom3 merger agreement have not been satisfied (each date is referred to in this document as an "outside date");

      (2) the Publicis or Bcom3 stockholders do not give the required approvals;

      (3) a final and nonappealable law or court order prohibits the Publicis/Bcom3 merger; or

      (4) there is a material breach by the other party of the representations and warranties in the Publicis/Bcom3 merger agreement which is not cured.

In addition, Bcom3 can terminate the Publicis/Bcom3 merger agreement if:

      (5) the Publicis supervisory board or management board changes its recommendation of the Publicis/Bcom3 merger in a manner adverse to Bcom3;

      (6) the Publicis supervisory board or management board recommends another acquisition proposal to its shareholders; or

      (7) a tender offer for 50% or more of the outstanding Publicis shares is commenced, and the management or supervisory board of Publicis fails to recommend against or takes no position with respect to the tender offer.

Similarly, Publicis can terminate the Publicis/Bcom3 merger agreement if:

      (8) the Bcom3 board changes its recommendation of the Publicis/Bcom3 merger in a manner adverse to Publicis;

      (9) the Bcom3 board recommends another acquisition proposal to its stockholders; or

     (10) a tender offer for 50% or more of the outstanding Bcom3 shares is commenced, and the board of directors of Bcom3 fails to recommend against or takes no position with respect to the tender offer.

     The board of directors of Bcom3 and the supervisory board and management board of Publicis can also mutually agree to terminate the Publicis/Bcom3 merger agreement, even if the merger has been approved by each company's stockholders.

     The first step merger agreement can be terminated by Bcom3 or Dentsu upon termination of the Publicis/Bcom3 merger agreement.

FEES MAY BE PAYABLE ON TERMINATION (SEE PAGES 91 AND 92)

     Bcom3 must pay Publicis a termination fee of $90 million in cash in the following circumstances:

     - the Publicis/Bcom3 merger agreement is terminated as described under items (8), (9) or (10) above;

     - the Publicis/Bcom3 merger agreement is terminated as described under item
       (2) above because the Bcom3 stockholders fail to approve the merger; prior to the Bcom3 stockholder meeting a competing acquisition proposal is made for Bcom3; and within 12 months after the termination of the Publicis/Bcom3 merger agreement, Bcom3 enters into a definitive agreement for any acquisition proposal or such a transaction is completed; or

     - the Publicis/Bcom3 merger agreement is terminated as described under item
       (1) above; prior to the applicable outside date, a competing acquisition proposal is made for Bcom3; and within 12 months after the termination of the Publicis/Bcom3 merger agreement, Bcom3 enters into a definitive agreement for any acquisition proposal or such a transaction is completed.

     Publicis must pay Bcom3 a termination fee of $90 million in cash in the following circumstances:

     - the Publicis/Bcom3 merger agreement is terminated as described under items (5), (6) or (7) above;

     - the Publicis/Bcom3 merger agreement is terminated as described under item
       (2) above because the Publicis stockholders fail to approve the merger; prior to the Publicis stockholder meeting a competing acquisition proposal is made for Publicis; and within 12 months after the termination of the Publicis/Bcom3 merger agreement, Publicis enters into a definitive agreement for any acquisition proposal or such a transaction is completed; or

     - the Publicis/Bcom3 merger agreement is terminated as described under item
       (1) above; prior to the applicable outside date, a competing acquisition proposal is made for Publicis; and within 12 months after the termination of the Publicis/Bcom3 merger agreement, Publicis enters into a definitive agreement for any acquisition proposal or such a transaction is completed.

DIFFERENCES OF RIGHTS OF PUBLICIS AND BCOM3 STOCKHOLDERS

     There are a number of material differences between the rights of stockholders under Bcom3's governing instruments and Publicis's governing instruments. Please refer to "Comparative Rights of Publicis Shareholders and Bcom3 Stockholders" starting on page 177 for a description of these differences.

CURRENCIES AND EXCHANGE RATES

     References in this document to "U.S. dollars," "dollars" and "$" are to the currency of the United States and references to "euros" and "E" are to the currency of the European Union. Solely for your convenience, this proxy statement/prospectus contains translations of euro amounts into U.S. dollars at specified rates. You should not take these translations as assurances that the translated euro amounts represent current U.S. dollar amounts or that euro amounts have been, could have been or could be converted into U.S. dollars at the rate indicated or at any other rate, at any time.

     Under the provisions of the Treaty on European Union negotiated at Maastricht in 1991 and signed by the then 12 member states of the European Union in early 1992, a European Monetary Union, known as EMU, was implemented on January 1, 1999 and a single European currency, known as the euro, was introduced. The following 12 member states participate in EMU and have adopted the euro as their national currency: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. The legal rate of conversion between the French franc and the euro was fixed on December 31, 1998 at E1.00 = FF 6.55957, and we have translated French francs into euros at that rate.

     In this proxy statement/prospectus, unless otherwise stated, euros have been translated, solely for your convenience, into U.S. dollars at a rate of $0.8813 per E1.00, the noon buying rate in New York City on December 31, 2001 for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York. On August 9, 2002, the latest practicable date for which exchange rate information was available before the filing of this proxy statement/prospectus, the noon buying rate in New York City for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York was $0.9714 per E1.00.

     Share capital in Publicis is represented by ordinary shares with a nominal value of E0.40 per share. Publicis's shares are denominated in euros. Because Publicis intends to pay cash dividends denominated in euros, exchange rate fluctuations will affect the U.S. dollar amounts that Publicis's shareholders will receive on conversion of dividends from euros to dollars.

     The following table shows the French franc/U.S. dollar exchange rate for 1997 and 1998 based on the noon buying rate expressed in French francs per $1.00, and the U.S. dollar/euro exchange rate for 1999 through August 9, 2002 based on the noon buying rate expressed in U.S. dollars per one euro.

                                                         PERIOD   AVERAGE
                                                          END     RATE(1)   HIGH   LOW
                                                         ------   -------   ----   ----
U.S. DOLLAR/EURO
August 2002 (through August 9, 2002)...................    0.97    0.98     0.99   0.96
July 2002..............................................    0.98    0.99     1.02   0.97
June 2002..............................................    0.99    0.96     0.99   0.94
May 2002...............................................    0.93    0.92     0.94   0.90
April 2002.............................................    0.90    0.89     0.90   0.88
March 2002.............................................    0.87    0.88     0.88   0.87
February 2002..........................................    0.87    0.87     0.88   0.86
2001...................................................    0.89    0.89     0.95   0.84
2000...................................................    0.94    0.92     1.03   0.83
1999...................................................    1.01    1.06     1.18   1.00
FRENCH FRANC/U.S. DOLLAR
1998...................................................    5.62    5.90     6.17   5.41
1997...................................................    5.99    5.85     6.35   5.21

---------------

(1) For yearly totals, this is the average of the noon buying rates for French francs or euros, as the case may be, on the last business day of each month during the relevant period.

     For a discussion of the impact of exchange rate fluctuations on Publicis's results of operations, see "Operating and Financial Review and Prospects" in Publicis's Annual Report on Form 20-F/A for its 2001 fiscal year that is incorporated herein by reference.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                              PUBLICIS GROUPE S.A.

     The selected historical consolidated financial data of Publicis presented below for the fiscal years ended December 31, 2001, 2000 and 1999 were derived from Publicis's historical consolidated financial statements and the related notes contained in Publicis's Annual Report on Form 20-F/A for the fiscal year ended December 31, 2001, which is incorporated by reference into this proxy statement/prospectus. In addition, Publicis's selected historical consolidated financial data below for the fiscal years ended December 31, 1998 and 1997 were derived from Publicis's audited historical financial statements and the related notes for the fiscal years 1998 and 1997. You should read the selected financial data below in conjunction with these financial statements and notes. The financial statements have been prepared in accordance with French GAAP, which differs in certain significant respects from U.S. GAAP. Note 29 to Publicis's consolidated financial statements as of December 31, 2001 describes the principal differences between French GAAP and U.S. GAAP as they relate to Publicis. The information below and Publicis's consolidated financial statements are reported in euros. For your convenience, we have also presented U.S. dollar amounts for fiscal year 2001, calculated at the rate of (a) U.S. $0.8813 per E1.00, which was the Federal Reserve Bank of New York noon buying rate at December 31, 2001, with respect to the balance sheet data, and (b) U.S. $0.8956 per E1.00, which was the average exchange rate for 2001, with respect to the income statement data. Historical financial information may not be indicative of future performance.

                                        1997(2)   1998(2)   1999    2000(3)   2001         2001
                                        -------   -------   -----   -------   -----   ---------------
                                           (IN E MILLIONS EXCEPT PER SHARE DATA       (IN $ MILLIONS
                                                  AND AS OTHERWISE NOTED)               EXCEPT PER
                                                                                      SHARE DATA AND
                                                                                       AS OTHERWISE
                                                                                          NOTED)
INCOME STATEMENT DATA:
  Revenue.............................     663       851    1,042    1,770    2,434       $2,180
  AMOUNTS IN ACCORDANCE WITH FRENCH
     GAAP
  Operating income....................      86       116      156      275      342          306
  Group net income....................      35        47       74      128      151          135
  Basic earnings per share(1).........    0.51      0.59     0.85     1.18     1.09         0.98
  Diluted earnings per share(1).......    0.47      0.56     0.84     1.15     1.08         0.97
  Dividends per share(1)..............    0.08      0.12     0.17     0.20     0.22         0.20
  AMOUNTS IN ACCORDANCE WITH U.S. GAAP
  Group net income....................      --        --       73       34     (647)        (579)
  Basic earnings per share(1).........      --        --     0.84     0.31    (4.76)       (4.26)
  Diluted earnings per share(1).......      --        --     0.83     0.31    (4.76)       (4.26)
BALANCE SHEET DATA:
  AMOUNTS IN ACCORDANCE WITH FRENCH
     GAAP
  Tangible and intangible assets,
     net..............................     255       383      437    1,303    1,618       $1,426
  Total assets........................   1,290     1,604    2,077    4,130    4,896        4,315
  Bank borrowings and overdrafts
     (short-and long-term)............     124       124      212      901    1,069          942
  Shareholders' equity................     240       314      345      299      283          249
  AMOUNTS IN ACCORDANCE WITH U.S. GAAP
  Shareholders' equity................      --        --      580    2,622    1,890        1,666

---------------

(1) Per share data have been adjusted to reflect the 10-for-1 stock split that occurred on August 29, 2000.

(2) Amounts have been restated from French francs into euros using the exchange rate set by the Council of the European Union for use as of January 1, 1999 of E1 = FF 6.55957.

(3) 2000 amounts include the operations of Saatchi & Saatchi for the period from the acquisition date in September 2000 through December 31, 2000.

                               BCOM3 GROUP, INC.

     The following selected financial data of Bcom3 should be read in conjunction with its financial statements and notes included elsewhere in this proxy statement/prospectus. The financial data below were prepared in accordance with U.S. GAAP. Historical financial information may not be indicative of Bcom3's future performance.


                                       LEO BURNETT WORLDWIDE, INC.
                                 ---------------------------------------                    BCOM3 GROUP, INC.
                                 (FORMERLY KNOWN AS THE LEO GROUP, INC.)   ---------------------------------------------------
                                          (PREDECESSOR COMPANY)                                           SIX MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,           YEARS ENDED DECEMBER 31,           JUNE 30,
                                 ---------------------------------------   -------------------------   -----------------------
                                    1997          1998          1999         2000(5)        2001          2001         2002
                                 -----------   -----------   -----------   -----------   -----------   ----------   ----------
                                                            (IN $ THOUSANDS EXCEPT PER SHARE DATA)           (UNAUDITED)
OPERATING DATA:
  Revenue......................  $  811,300    $  831,100    $  934,200    $1,833,727    $1,917,343    $  927,111   $  932,375
  Nonrecurring charge(1).......  $       --    $       --    $       --    $   71,889    $       --    $       --   $       --
  Amortization of
    intangibles(2).............  $    1,900    $    5,700    $    8,300    $   71,468    $   78,256    $   38,990   $    7,600
  Restructuring and other
    special charges............  $       --    $       --    $       --    $       --    $   20,252    $    3,248   $       --
  Net income (loss)............  $   17,000    $   22,700    $   28,500    $  (65,613)   $   26,081    $    7,019   $   54,236
  Net loss per common share,
    basic and diluted(3).......  $       --    $       --    $       --    $   (36.34)   $   (11.36)   $    (6.01)  $     1.42
  Dividends declared per common
    share(4)...................  $       --    $       --    $     0.60    $       --    $     0.25    $     0.25   $     0.25
  Cash distributions to S
    corporation stockholders...  $   19,976    $   11,901    $       --    $       --    $       --    $       --   $       --
BALANCE SHEET DATA:
  Working capital..............  $  137,200    $   44,200    $   53,900    $  264,116    $ (141,655)   $  196,450   $ (159,234)
  Total assets.................  $1,258,500    $1,338,000    $1,601,000    $4,433,879    $4,106,439    $4,322,981   $4,516,018
  Long-term obligations:
    Long-term debt less current
      maturities...............  $    4,900    $    7,800    $    2,600    $  389,128    $    9,450    $  342,382   $    8,032
    Real estate finance
      obligation...............  $  219,500    $  214,200    $  203,400    $  195,321    $  187,714    $  191,271   $  183,171
    Deferred compensation and
      accrued retirement
      benefits.................  $   49,400    $   46,700    $   45,100    $  117,749    $  110,309    $  110,266   $  110,883
    Mandatorily redeemable
      stock....................  $  157,800    $  151,200    $  195,100    $  239,126    $  301,494    $  257,979   $  360,619


---------------

(1) The nonrecurring charge (with no associated tax benefit) is related to a Leo Burnett stock redemption offer made in connection with the business combination which created Bcom3. See Note 8 to the Consolidated Financial Statements of Bcom3 for additional information.


(2) Of this amount, $64.9 million, $69.5 million, $34.8 million and $7.4 million represent the amortization charge for the years ended December 31, 2000 and 2001 and the six months ended June 30, 2001 and 2002, respectively, which resulted from the business combination. The remainder primarily represents goodwill amortization related to other acquisitions.


(3) Net loss per common share is calculated only on the outstanding Class B common stock, which was issued to Dentsu in March 2000 in connection with its investment in Bcom3. All Class A common stock is treated as Mandatorily redeemable stock and is excluded from the calculation.

(4) Dividends declared per common share for the year ended December 31, 1999 exclude distributions to stockholders when Leo Burnett was a Subchapter S corporation. These distributions were primarily made to cover the stockholders' tax liabilities with respect to the flow-through of S corporation income to their individual income tax returns.

(5) The 2000 results include 11 months for MacManus and a full year for Leo Burnett.

PRO FORMA INFORMATION:


     Pursuant to accounting pronouncement SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill is no longer required to be amortized as of January 1, 2002, and the effect of the adoption of SFAS No. 142 by companies should be reflected prospectively. Bcom3 has provided below supplemental comparative disclosure as if the change required by SFAS 142 had been retroactively applied for each of the three years ended December 31, 2001 and the six-month period ended June 30, 2001, and the actual results for the six months ended June 30, 2002 (in thousands except per share data):



                                         LEO BURNETT
                                       WORLDWIDE, INC.
                                   -----------------------
                                     (FORMERLY KNOWN AS                BCOM3 GROUP, INC.
                                    THE LEO GROUP, INC.)     --------------------------------------
                                    (PREDECESSOR COMPANY)       YEARS ENDED       SIX MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,      DECEMBER 31,          JUNE 30,
                                   -----------------------   ------------------   -----------------
                                            1999               2000      2001      2001      2002
                                   -----------------------   --------   -------   -------   -------
                                                                          (UNAUDITED)
NET INCOME:
Reported net income..............          $28,500           $(65,613)  $26,081   $ 7,019   $54,236
Goodwill amortization............            6,400             47,542    51,061    29,759        --
                                           -------           --------   -------   -------   -------
Adjusted net income..............          $34,900           $(18,071)  $77,142   $36,778   $54,236
                                           =======           ========   =======   =======   =======
BASIC AND DILUTED (LOSS) EARNINGS
  PER CLASS B COMMON SHARE:
Reported basic and diluted (loss)
  earnings per Class B common
  share..........................              n/a           $ (36.34)  $(11.36)  $ (6.01)  $  1.42
Goodwill amortization............              n/a              13.90     11.92      5.01        --
                                                             --------   -------   -------   -------
Adjusted basic and diluted (loss)
  earnings per Class B common
  share..........................              n/a           $ (22.44)  $  0.56   $ (1.00)  $  1.42
                                                             ========   =======   =======   =======

             UNAUDITED PRO FORMA CONDENSED SELECTED FINANCIAL DATA

     Publicis and Bcom3 are providing the following unaudited pro forma condensed selected financial data to give you a better picture of what the results of operations and financial position of the combined businesses of Publicis and Bcom3 might have looked like had the mergers occurred on an earlier date. We are providing this information for illustrative purposes only. This information does not purport to represent what the results of operations or financial position of Publicis would have been if the mergers had actually occurred on that earlier date. This information is also not necessarily indicative of what Publicis's future operating results or consolidated financial position will be.

     See "Publicis Unaudited Pro Forma Condensed Consolidated Financial Information" beginning on page 119 for a more detailed explanation of this analysis.

BASIS OF PREPARATION

     The unaudited pro forma condensed selected financial data has been prepared in accordance with French GAAP, which differs in certain significant respects from U.S. GAAP. See Note 29 to the financial statements included in Publicis's Annual Report on Form 20-F/A for the year ended December 31, 2001 for a description of the principal differences between French GAAP and U.S. GAAP as they relate to Publicis. The unaudited pro forma condensed consolidated financial information has been derived from: (1) the historical consolidated balance sheet of Publicis at December 31, 2001 from Publicis's Annual Report on Form 20-F/A for the fiscal year 2001 incorporated herein by reference, (2) the historical consolidated balance sheet of Bcom3 at December 31, 2001 from Bcom3's Annual Report on Form 10-K for the year ended December 31, 2001, (3) the historical consolidated income statement of Publicis for the year ended December 31, 2001, (4) the historical consolidated income statement of Bcom3 for the year ended December 31, 2001, (5) certain reclassifications to align Bcom3's historical financial information with Publicis's presentation under French GAAP,
(6) unaudited adjustments to align Bcom3's historical financial information with Publicis's disclosed accounting policies under French GAAP, and (7) the unaudited pro forma adjustments described in the notes to the unaudited pro forma condensed consolidated financial information.

     Publicis intends to account for the merger using the "purchase" method of accounting for business combinations under French GAAP as well as U.S. GAAP. The pro forma consolidated financial data has been prepared on this basis.

UNAUDITED PRO FORMA INCOME STATEMENT DATA

     The unaudited pro forma income statement data for the year ended December 31, 2001 assume that the mergers took place on January 1, 2001.

                                                         YEAR ENDED          YEAR ENDED
                                                      DECEMBER 31, 2001   DECEMBER 31, 2001
                                                      -----------------   -----------------
                                                       (IN E MILLIONS      (IN $ MILLIONS
                                                      EXCEPT PER SHARE    EXCEPT PER SHARE
                                                            DATA)             DATA)(1)
AMOUNTS UNDER FRENCH GAAP
Revenue.............................................       E4,592              $4,113
Operating income....................................          592                 530
Group net income....................................          151                 135
Basic earnings per share............................         0.75                0.67
Dividends per share.................................         0.18                0.17
AMOUNTS UNDER U.S. GAAP
Revenue.............................................       E4,575              $4,097
Operating income....................................         (308)               (275)
Group net income....................................         (597)               (534)
Basic earnings per share............................        (3.14)              (2.81)
Dividends per share.................................         0.18                0.16

---------------

(1) Average exchange rate for 2001 used: U.S. $0.8956 per E1.00.

UNAUDITED PRO FORMA BALANCE SHEET DATA

     The unaudited pro forma balance sheet data we provide below assume that the mergers took place on December 31, 2001.

                                                            AS OF               AS OF
                                                      DECEMBER 31, 2001   DECEMBER 31, 2001
                                                      -----------------   ------------------
                                                       (IN E MILLIONS)    (IN $ MILLIONS)(1)
AMOUNTS UNDER FRENCH GAAP
Current assets......................................        E5,908              $5,207
Tangible and intangible assets, net.................         6,466               5,698
Total assets........................................        12,374              10,905
Bank borrowings and overdrafts (short- and
  long-term)........................................         2,203               1,942
Shareholders' equity................................         2,857               2,518
AMOUNTS UNDER U.S. GAAP
Currents assets.....................................         5,772               5,087
Tangible and intangible assets, net.................         9,125               8,041
Total assets........................................        14,897              13,128
Total debt (short- and long-term)...................         1,795               1,582
Shareholders' equity................................         5,353               4,718

---------------

(1) Exchange rate on December 31, 2001 used: U.S. $0.8813 per E1.00.

COMPARATIVE PER SHARE DATA

     We present below historical and pro forma per share data and pro forma equivalent per share data of Publicis and Bcom3 to reflect the completion of the mergers, based upon the historical financial results of Publicis and Bcom3. The pro forma data are not necessarily indicative of the results of future operations or the actual results that would have occurred had the mergers been completed at the beginning of the period presented. You should read the data presented below together with the audited historical consolidated financial statements, including applicable notes, of Publicis contained in the Annual Report on Form 20-F/A for Publicis's 2001 fiscal year that are incorporated herein by reference, the audited historical consolidated financial statements, including applicable notes, of Bcom3 that are included elsewhere in this proxy statement/prospectus, and the "Publicis Unaudited Pro Forma Condensed Consolidated Financial Information" appearing in this proxy statement/prospectus beginning on page 119. For the selected French GAAP amounts we present below, Bcom3's historical audited financial position and results of operations include unaudited adjustments to restate the amounts in French GAAP and conform with Publicis's disclosed accounting policies under French GAAP as described in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information. The amount of cash dividends per Publicis share reflects the E.22 dividend that Publicis paid in respect of the year ended December 31, 2001.

                                                              YEAR ENDED DECEMBER 31, 2001
                                               -----------------------------------------------------------
                                                                                                   PRO
                                                                                  PRO FORMA       FORMA
                                               HISTORICAL PER   HISTORICAL PER     COMBINED     EQUIVALENT
                                                  PUBLICIS          BCOM3        PER PUBLICIS   PER BCOM3
                                                  ORDINARY          COMMON         ORDINARY       COMMON
                                                   SHARE            SHARE           SHARE        SHARE(4)
                                               --------------   --------------   ------------   ----------
AMOUNTS UNDER FRENCH GAAP
  Income from continuing operations:
     Basic...................................      E 1.09           E 1.28          E 0.75(1)     $ 1.46
     Diluted.................................        1.08             1.28            0.67(1)       1.31
  Book value.................................        2.03            75.55           14.59(2)      28.04
AMOUNTS UNDER U.S. GAAP
  Income from continuing operations:
     Basic...................................       (4.39)            1.49           (3.14)(1)     (6.19)
     Diluted.................................       (4.39)            1.49           (3.14)(1)     (6.19)
  Book value.................................       13.54            58.33           27.33 (2)     52.53
CASH DIVIDENDS DECLARED......................        0.22             0.28            0.18 (3)      0.36

---------------

(1) From the pro forma condensed consolidated financial information (see pages 121 and 127).

(2) Represents the shareholders' equity divided by the outstanding numbers of shares following the transaction.

(3) Dividends declared by Bcom3 and Publicis divided by the outstanding number of shares following the transaction.

(4) Computed by multiplying the Pro Forma Combined per Publicis Ordinary Share column, converted into U.S. $, by the weighted average exchange ratio of
    2.18 Publicis shares for each Bcom3 share. The exchange ratio is calculated based on a weighted average of Bcom3's outstanding Class A and Class B shares as of December 31, 2001.

     SEE PAGE 117 FOR HISTORICAL DIVIDEND DATA FOR PUBLICIS AND BCOM3 UNDER THE CAPTION "COMPARATIVE MARKET PRICE, TRADING VOLUME AND DIVIDEND DATA."

MARKET PRICE DATA (SEE PAGE 117)

     We present below the per share closing prices for Publicis ordinary shares as quoted on the Premier Marche of Euronext Paris. These prices are presented for March 6, 2002, the last trading day before the public announcement of the signing of the merger agreements, and August 9, 2002. The Bcom3 common stock has not been and is not currently publicly traded.

                                                              PUBLICIS
                                                              ORDINARY
                                                               SHARE
                                                               PRICE
                                                              --------
March 6, 2002...............................................  E34.65
August 9, 2002..............................................  E21.07

     BCOM3 STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR PUBLICIS ORDINARY SHARES BEFORE MAKING A DECISION WITH RESPECT TO THE MERGERS.

RATIO OF EARNINGS TO FIXED CHARGES

     Publicis's ratio of earnings to fixed charges has been as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                   1997    1998    1999    2000    2001
                                                   ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges -- French
  GAAP...........................................  10.5    9.1     10.4    6.0     3.5
                                                   ----    ---     ----    ---     ---
Ratio of Earnings to Fixed Charges -- U.S.
  GAAP...........................................    --(1)  --(1)  10.3    3.8      --(2)
                                                   ----    ---     ----    ---     ---

---------------

(1) Publicis did not reconcile its financial statements for the fiscal years 1997 and 1998 to U.S. GAAP.

(2) Earnings as defined below are negative, due to a non-recurring E584 million goodwill impairment charge. The deficiency to a one-to-one ratio of earnings to fixed charges is E560 million.

     For the purpose of computing Publicis's ratio of earnings to fixed charges, earnings consist of net group income before income taxes, minority interests and fixed charges. Fixed charges consist of interest (including capitalized interest) on all indebtedness and that portion of rental expense which we believe to be representative of an interest factor.

     During the period from January 1, 1997 until March 31, 2002, no shares of Publicis preferred stock were issued or outstanding, and during that period Publicis did not pay any preferred stock dividends.

DEREGISTRATION OF BCOM3 COMMON SHARES FOLLOWING THE MERGER

     After the completion of the mergers, Bcom3 common shares will be deregistered under the Exchange Act.

                      RISK FACTORS RELATING TO THE MERGERS

     By voting in favor of the mergers, you will be choosing to invest in Publicis ordinary shares and other Publicis securities. An investment in these shares and other securities involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this document, you should carefully consider the following risk factors in deciding whether to vote for the matters presented in connection with the mergers.

     BCOM3'S STOCKHOLDERS WILL RECEIVE A FIXED NUMBER OF PUBLICIS SECURITIES IN THE MERGERS EVEN IF THE MARKET VALUE OF PUBLICIS ORDINARY SHARES CHANGES.

     Upon the completion of the mergers, each share of Bcom3 common stock will be exchanged for the right to receive, in addition to the net proceeds from the sale of Publicis notes, a fixed number of Publicis equity securities (Publicis ordinary shares, ORAs and warrants). There will be no adjustment to the amount of these securities to be delivered to Bcom3 stockholders for changes in the market price of Publicis ordinary shares, and neither Publicis nor Bcom3 may terminate the merger agreement solely because of changes in the market price of Publicis ordinary shares. Accordingly, the value of the securities you receive as merger consideration at any time on or after the completion of the mergers (including the time at which such securities become freely transferable) will depend on the market value of Publicis ordinary shares at such time and may decrease from the date you submit your proxy or instruction card.

     The share price of Publicis ordinary shares is by nature subject to the general price fluctuations in the market for publicly-traded equity securities and has experienced volatility in the past. Among the factors which may contribute to these price fluctuations and volatility are prevailing interest and currency exchange rates, the rate at which Publicis pays dividends, the financial condition and the prospects of Publicis and other circumstances beyond its control, including general economic conditions.

     Because the price of Publicis ordinary shares does fluctuate, and because the value of the Publicis securities you receive in connection with the merger depends, at least in part, on the market value of the Publicis ordinary shares, the amount of cash which you could actually receive for any of the securities offered in connection with the Publicis/Bcom3 merger at the time such securities become available for sale may differ significantly from the amount which you could have received if you had been able to sell the securities on the date you submit your proxy or instruction card, at the time of the closing of the mergers or at any time thereafter. Neither Publicis nor Bcom3 can predict or give assurances as to the market price of Publicis ordinary shares at any time before or after the mergers. For historical and current market prices of the Publicis ordinary shares, see "Comparative Market Price, Trading Volume and Dividend Data" starting on page 117.

     BECAUSE THE PUBLICIS SECURITIES YOU RECEIVE IN THE MERGER WILL BE SUBJECT TO TRANSFER RESTRICTIONS AND ORDERLY MARKETING PROCEDURES UPON COMPLETION OF THE MERGERS, YOU MAY NOT BE ABLE TO SELL THEM AT THE TIME, IN THE AMOUNT AND AT THE PRICE THAT MAY HAVE BEEN POSSIBLE IF THE SECURITIES HAD BEEN FREELY TRANSFERABLE IMMEDIATELY AFTER CLOSING.

     The Publicis/Bcom3 merger agreement provides that the Publicis ordinary shares, including shares resulting from the reversion of the bare legal title to usufruct holders, that are part of the merger consideration for Class A shares will (subject to certain limited exceptions) become transferable only on the following schedule: 25% after six months, 50% after 12 months, 75% after 18 months, and 100% after 24 months, all measured from the closing date of the mergers. The ORAs and warrants that are part of the merger consideration will become transferable on the following schedule: 25% after 30 months, 50% after 36 months, 75% after 42 months and 100% after 48 months, all measured from the closing date of the mergers. Prior to the expiration of each of these lock-up periods, holders of Bcom3 Class A common stock will be prohibited from selling their Publicis securities. When those securities become transferable, they will be subject to certain additional orderly marketing requirements concerning the conditions under which Class A stockholders can sell their securities on the public markets. These requirements will cease to apply to the Publicis ordinary shares on the 30-month anniversary of the closing date of the mergers and to the ORAs and warrants on the 54-month anniversary of the closing date of the mergers. These restrictions are described in more detail under the caption "Transfer Restrictions on Publicis Securities and Other Consideration." The transfer restrictions may require that stockholders hold the securities for a longer period than they desire and, if Publicis's stock price were to decline, sell at a lower price than they would have been able to receive if the securities had been freely transferable at the time of the closing of the mergers or in the period thereafter during which these restrictions apply. In addition, the requirements imposed upon the public sale of the securities once they become transferable (i.e., until the 30-month anniversary or the 54-month anniversary of the closing, as applicable) may, in certain circumstances, result in Class A stockholders being unable to sell securities in the amounts and at the price desired on the public market at a time of their choosing. In any event, any expected value for the securities portion of the Class A merger consideration may not be realizable when Bcom3 stockholders are free to transfer such securities.

     YOU MAY NOT BE ABLE TO SELL THE ORAS OR THE WARRANT PORTION OF THE OBSAS IF NO TRADING MARKET DEVELOPS OR IF ONE CANNOT BE SUSTAINED, AND THESE SECURITIES MAY TRADE AT A SIGNIFICANT DISCOUNT TO THE TRADING PRICE OF THE PUBLICIS ORDINARY SHARES EVEN IF A MARKET DOES DEVELOP.

     Although Publicis has agreed to apply to have the ORAs and the warrants admitted for trading on Euronext Paris within five business days after the closing date, they are new issues for which there is currently no active trading market and there is no guarantee that a market in these securities will develop. There can be no assurance that any market that may develop once the ORAs and warrants become free of transfer restrictions will be sustained, nor can there be any assurance as to the prices at which the ORAs and warrants will trade. It is anticipated, in any event, that the ORAs would likely trade at a discount to the trading price of Publicis ordinary shares due to, among other reasons, the lack of liquidity of the trading market for the ORAs. The amount of this discount cannot be estimated, but it may be significant. The price in U.S. dollars of the ORAs over time would depend on a number of factors, including the price and volatility of the Publicis ordinary shares and the rate at which Publicis pays dividends. Other factors include prevailing interest and currency exchange rates, the market for the ORAs and similar securities, the remaining life of the ORAs, the financial condition and the prospects of Publicis and other circumstances beyond Publicis's control, including general economic conditions. Similarly, the price of the warrants in U.S. dollars over time would depend on a number of factors, including the price and volatility of Publicis ordinary shares, the financial condition and the prospects of Publicis, the rate at which Publicis pays dividends, the prevailing interest and currency exchange rates, the market for the warrants and similar securities, the remaining life of the warrants and other circumstances beyond Publicis's control, including general economic conditions.

     THERE IS NO CERTAINTY AS TO THE AMOUNT OF NET PROCEEDS THAT WILL RESULT FROM THE SALE OR THE TIMING OF THE SALE OF THE OBSA NOTES. THE SALE OF THE NOTES WILL PRESENT MARKETING CHALLENGES. THE NET PROCEEDS FROM THE SALE WILL REFLECT A SUBSTANTIAL DISCOUNT TO THE PRINCIPAL AMOUNT OF THE NOTES AND MAY BE MATERIALLY LESS THAN THE HYPOTHETICAL VALUATION REFLECTED IN THE PRO FORMA FINANCIAL STATEMENTS.

     One significant component of the consideration that Bcom3 stockholders are to receive in the mergers is the net proceeds from the sale of the OBSA notes. There is no existing trading market for the notes, and there can be no certainty as to when the notes will be sold or the amount of net proceeds that will result from the sale. The actual amount of net proceeds that holders of Bcom3 common stock will receive will depend on market conditions, market demand for the notes, the financial condition, credit profile and prospects of Publicis, selling costs and expenses, and the size of the payment to Bcom3 option holders. Because the notes bear a below-market 2.75% interest rate, the proceeds will be less than the principal amount.

     If the Bcom3 board has not otherwise made definitive arrangements to sell the notes by the closing of the mergers, Bcom3 will appoint a marketing agent, reasonably acceptable to Publicis, for the sale. The marketing agent will be instructed to use reasonable best efforts to sell the notes for cash after the closing. The proceeds to be received in the sale may also include non-cash components and/or the marketing agent may effect a distribution-in-kind of the notes, so long as the marketing agent has received the prior written consent of persons who held at least a majority of the Bcom3 shares outstanding immediately prior to the first step merger and, in certain circumstances, the prior written consent of Publicis. It is expected that the marketing agent will be one or more individuals or an entity, who will in turn engage one or more financial institutions to act as underwriter or placement agent for the sale. The terms, conditions, timing and manner of the sale will be determined solely in the discretion of the marketing agent. Under the terms of the marketing agent agreement, the marketing agent will have no liability to any person for its actions in connection with the sale, except in the case of the marketing agent's gross negligence or willful misconduct.

     After discussions with various financial institutions, Bcom3 believes that the sale of the notes presents several marketing challenges and significant execution risk. In addition to the 2.75% interest rate, the notes have unconventional terms for the relevant Eurobond market, including a 20-year maturity and an amortizing principal amount, and Publicis will not seek a credit rating of the notes. Each of these factors is likely to limit the attractiveness of the notes to potential purchasers and the price that such purchasers would be willing to pay. Any successful sale will depend on successfully educating potential purchasers about Publicis, its prospects and credit profile, especially since this will be a relatively large debt offering in the Eurobond market, and Publicis's first straight debt offering. As a result, a successful sale will require significant cooperation from Publicis and Publicis has agreed in the merger agreement to take all reasonably necessary action to permit, expedite and facilitate the sale of the notes.

     Because of these factors, the sale may not occur at closing and may be delayed for an extended period, and the marketing agent may be required to pursue alternate or multiple structures in order to market the notes. In addition, the notes may be sold in stages over time, with the result that you would only receive proceeds in stages as sales are made. When a sale does occur, the net proceeds from the sale will reflect a substantial discount to the principal amount of the notes and may be materially less than the hypothetical valuation reflected in the pro forma financial statements.

     THE PERFORMANCE OF THE COMBINED COMPANY MAY SUFFER IF IT IS NOT ABLE TO RETAIN KEY PERSONNEL AFTER COMPLETION OF THE MERGERS.

     Because Publicis's and Bcom3's respective employees, including their creative, research, media, account and practice group specialists, and their skills and relationships with clients are among the companies' most important assets, the performance of the combined company will be affected by the ability of the combined company to retain these employees after the completion of the mergers. Although retention is a key issue for any successful company, it is of particular relevance in this transaction because the merger itself will alter some of the long-term incentives that currently apply to many key employees of Bcom3, as explained below.

     Upon completion of the mergers, all holders of Bcom3 employee stock options will receive, upon cancellation of each stock option, cash in an amount equal to the immediate U.S. dollar cash value of the blended merger consideration per Class A share paid in both mergers, as determined in good faith by the Bcom3 board, less the exercise price of the option. Upon cancellation of their stock options and the immediate receipt of this cash payment, employees of Bcom3 who formerly held employee stock options subject to a five-year vesting period may have less of an incentive to remain with Bcom3.

     In addition, Bcom3 currently has contractual rights to repurchase Class A common stock at the Per Share Book Value (as such term is defined in the stock purchase agreement between Bcom3 and each Class A stockholder) of such stock from holders who resign their employment. Bcom3 believes this repurchase right has served as an incentive for some employee stockholders to remain with the company. In connection with the mergers, it is anticipated that Bcom3 will waive its right to repurchase the Class A common stock from its stockholders.

     Publicis and Bcom3 cannot assure you that employees of Publicis or Bcom3, including senior executives and key employees, will not terminate their employment in connection with or after completion of the mergers. If the combined company is unable to retain Publicis's and Bcom3's senior executives and key employees, or to attract qualified personnel to replace any employees who leave, the business of the combined company may be materially and adversely affected.

     THE PERFORMANCE OF THE COMBINED COMPANY WILL BE AFFECTED BY ITS ABILITY TO RETAIN THE EXISTING CLIENTS OF PUBLICIS AND BCOM3 AND ATTRACT NEW CLIENTS.

     Publicis and Bcom3 believe that the structure of the combined company and other actions taken will ensure no conflicts of interest will be created in connection with the mergers. However, the combined company's ability to retain existing clients and attract new clients may, in some cases, be limited by clients' policies on conflicts of interest. These policies, which are determined by clients and may vary substantially among them, can in some cases prevent one agency and, in limited circumstances, different agencies within the same group, from performing similar services for competing products or companies. There can be no assurance that some clients will not terminate or diminish their relationships with agencies of the combined company because of conflicts of interest which they perceive in the combination. Moreover, because of the combined company's larger number of clients, there could be a greater likelihood of conflict with potential new clients in the future. If the combined company fails to maintain existing clients or attract new clients, its business may be materially and adversely affected.

     PUBLICIS'S MARKET PRICE COULD SUFFER IF THE COMBINED COMPANY DOES NOT REALIZE THE EXPECTED GROWTH SYNERGIES OR COST SAVINGS.

     Publicis expects that the merger will result in growth synergies, cost savings and other benefits to the combined company. Publicis and Bcom3 also expect the combined company to realize the benefits described below under the caption "The Mergers -- Publicis's Reasons for the Mergers," "-- Recommendation of the Special Committee and the Bcom3 Board" and "-- The Special Committee's Reasons for the Mergers." However, estimates of growth synergies, cost savings and other potential benefits of the mergers are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Publicis and Bcom3. There can be no assurances that the combined company will achieve the expected growth synergies, cost savings and other potential benefits of the mergers, and actual results may vary materially from estimates. In particular, the combined company's ability to successfully realize such growth synergies, cost savings and other potential benefits and the timing of this realization may be affected by a variety of factors, including:

     - the failure to effectively coordinate the operations and personnel of the two companies and the diversion of the attention of management to matters relating to such coordination;

     - the difficulty of implementing cost savings across its broad geographic areas of operations;

     - unexpected events, including major changes in the advertising, marketing and communication services industries;

     - resistance from clients of Bcom3 to Publicis's representation of competing clients and vice versa; and

     - the failure to retain management and creative personnel.

     If the growth synergies, cost savings or other potential benefits that Publicis expects are not realized or are delayed, the market price of the Publicis ordinary shares could be adversely affected.

     PROVISIONS IN THE PUBLICIS/BCOM3 MERGER AGREEMENT RELATING TO THE TERMINATION FEE MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO ACQUIRE BCOM3.

     Bcom3 has agreed to pay a termination fee of $90 million to Publicis under specified circumstances, including circumstances where a third party other than Publicis acquires Bcom3 after the termination of the Publicis/Bcom3 merger agreement or where the Bcom3 board changes its recommendation with respect to the Publicis/Bcom3 merger. See "The Publicis/Bcom3 Merger
Agreement -- Termination" and "-- Termination Fee." Although the special committee of Bcom3's board believes that this provision would not preclude bona fide alternative proposals to acquire Bcom3, this provision may in fact discourage other companies from attempting to do so. Companies that are discouraged from trying to acquire Bcom3 as a result of these provisions may have otherwise been willing to offer greater value to Bcom3 stockholders than Publicis has offered in the Publicis/Bcom3 merger agreement.

     YOUR INTEREST IN PUBLICIS WILL BE DILUTED IF YOU ARE NOT ABLE TO EXERCISE PREEMPTIVE RIGHTS FOR PUBLICIS ORDINARY SHARES.

     Under French law, shareholders have preemptive rights (droits preferentiels de souscription) to subscribe for cash for issuances of new shares or other securities giving rights, directly or indirectly, to acquire additional shares on a pro rata basis. Shareholders may waive their preemptive rights specifically in respect of any offering, either individually or collectively, at an extraordinary general meeting. Preemptive rights, if not previously waived, are transferable during the subscription period relating to a particular offering of shares and may be quoted on the exchange for such securities in Paris. As a U.S. holder of Publicis ordinary shares, you may not be able to exercise preemptive rights for these shares unless a registration statement under the U.S.

Securities Act is effective with respect to such rights or an exemption from the registration requirements is available.

     If preemptive rights cannot be exercised by you, Publicis will make arrangements to have your preemptive rights sold and the net proceeds of the sale paid to you. If such rights cannot be sold for any reason, Publicis may allow such rights to lapse. In either case, your interest in Publicis will be diluted, and, if the rights lapse, you will not realize any value from the granting of preemptive rights.

     YOU MAY NOT BE ABLE TO EFFECT CLAIMS OR ENFORCE JUDGMENTS BROUGHT AGAINST PUBLICIS FOR ALLEGED VIOLATIONS OF THE U.S. SECURITIES LAWS.

     Publicis is a societe anonyme organized under the laws of France. Almost all of its directors and officers, as well as certain of the experts named in this proxy statement/prospectus, are not U.S. residents, and a substantial portion of its assets and the assets of its directors and officers and these experts are and will be located outside the United States. Although you would likely be able to enforce claims against Publicis in French courts of competent jurisdiction, it may not be possible for you to effect service of process within the United States upon Publicis or most of these persons, or to enforce judgments against Publicis or these persons in U.S. courts. Furthermore, there is doubt as to the enforceability in France, in original actions or in actions for the enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the federal securities laws of the United States. French courts may not have the requisite jurisdiction to grant the remedies sought in an original action brought in France based solely upon the U.S. federal securities laws.

     In order to effectively enforce in France judgments of U.S. courts rendered against French officers and directors (and certain of the experts named in this proxy statement/prospectus), these persons would have to waive their rights under Article 15 of the French Civil Code, which provides that citizens of France may be sued only in France unless they otherwise consent. Publicis is not aware that any of these persons have waived this right with respect to actions predicated solely upon U.S. federal securities laws. Furthermore, actions in the United States could be adversely affected under certain circumstances by the French law of July 26, 1968, as modified by a law of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions.


     HOLDERS OF THE ORAS MAY BE LIMITED IN THE ENFORCEMENT OF THEIR RIGHTS AGAINST PUBLICIS UNDER THE ISSUANCE CONTRACT IF LEGAL ACTION IS NOT AUTHORIZED BY A MEETING OF HOLDERS OR IF THE REPRESENTATIVES FAIL TO ACT ON SUCH AUTHORIZATION. HOLDERS OF THE OBSA NOTES MAY BE LIMITED IN THE ENFORCEMENT OF CERTAIN OF THEIR RIGHTS AGAINST PUBLICIS UNDER THE OBSA ISSUANCE CONTRACT AND THE INDENTURE (WHICH WE REFER TO COLLECTIVELY AS THE "COMBINED NOTE CONTRACT") IF LEGAL ACTION IS NOT REQUESTED BY THE HOLDERS OF AT LEAST A MAJORITY OF THE NOTES OR IF THE TRUSTEE FAILS TO ACT UPON REQUEST OF THE HOLDERS IN ACCORDANCE WITH THE COMBINED NOTE CONTRACT.


     Under applicable rules of French law, holders of the ORAs generally will not be able to institute legal action against Publicis directly for any default of Publicis under the issuance contract governing this instrument, except where such default affects the rights of a holder individually and not all holders as a group. Rather, any legal action against Publicis under the ORA issuance contract can only be brought by the representatives of the holders, acting on an authorizing resolution adopted at a meeting of holders. See "Description of ORAs -- Meeting of Holders and Representatives of Holders." As a result, the ability of holders of ORAs to enforce their rights under the ORA issuance contract may be limited if the competent meeting of holders does not authorize legal action against Publicis or if the representatives fail to act on an authorizing resolution.

     Individual holders of the OBSA notes will not be able to institute legal action against Publicis under the combined note contract for certain defaults of Publicis (other than payment default). Rather, any such legal action against Publicis under the combined note contract can only be brought by the trustee upon request by the holders of at least a majority of the principal amount of the notes. The ability of holders of the OBSA notes to enforce certain of their rights under the combined note contract may be limited if the holders of at least a majority of the OBSA notes do not request that the trustee pursue a remedy or the trustee fails to act upon any such request. See "Description of the OBSAs -- Terms of Notes -- Control by Majority; Limitation on Suits."

     IF HOLDERS OF PUBLICIS SHARES FAIL TO COMPLY WITH THE LEGAL NOTIFICATION REQUIREMENTS UNDER FRENCH LAW AND PUBLICIS'S STATUTS, THEY COULD BE DEPRIVED OF SOME OR ALL OF THEIR VOTING RIGHTS AND BE SUBJECT TO A FINE.

     Under Publicis's statuts, if any person who becomes a direct or indirect holder of more than 1%, or any multiple of 1%, of the share capital or voting rights of Publicis fails to notify Publicis within 15 days of crossing each 1% threshold, the holder could be deprived of the voting rights for all shares in excess of the relevant notification threshold for up to two years, at the request of any one or more Publicis shareholders owning at least 1% of the share capital of Publicis. In addition, French law requires any person who acquires more than 5%, 10%, 20%, 33.33%, 50% or 66.66% of the outstanding shares or voting rights of Publicis, as a listed company, to file a report with Publicis within 15 days of crossing any such threshold percentage and with the Conseil des Marches Financiers, or CMF, within five days of the same event. The person acquiring more than 10% or 20% of the share capital or voting rights of Publicis must add to the report a statement of its intentions relating to future acquisitions or participation in the management of Publicis for the following 12-month period. If any shareholder fails to comply with this legal notification requirement under French law, the shares or voting rights in excess of the relevant notification threshold will also be deprived of voting power for up to two years on the demand of any shareholder. In addition, all or part of such a shareholder's voting rights may be suspended for up to five years by the relevant French commercial court, and the shareholder may be subject to a fine of E18,000 at the request of Publicis's chairman, any Publicis shareholder or the Commission des Operations de Bourse, or COB. Apart from Dentsu, Bcom3 does not anticipate that any of Bcom3's stockholders will own more than 1% of the share capital or voting rights of Publicis as of the closing date of the Publicis/Bcom3 merger.

     HOLDERS OF PUBLICIS SHARES WILL HAVE LIMITED RIGHTS TO CALL SHAREHOLDERS MEETINGS OR TO SUBMIT SHAREHOLDER PROPOSALS, WHICH COULD ADVERSELY AFFECT THEIR ABILITY TO PARTICIPATE IN THE GOVERNANCE OF PUBLICIS.

     In general, only the Publicis management board may call a meeting of Publicis's shareholders. In limited circumstances, a shareholders meeting may be called by Publicis's shareholders at the request of the holders of 5% or more of Publicis's capital stock or a duly qualified group of shareholders who have held their shares in registered form for at least two years and together hold at least 1% of Publicis's voting rights. See "Comparative Rights of Publicis Shareholders and Bcom3 Stockholders -- Right to Call Meeting." In addition, only shareholders or groups of shareholders representing at least E478,314 of the share capital of Publicis may submit proposed resolutions for meetings of shareholders. As a result, the ability of holders of Publicis shares to participate in and influence the governance of Publicis shares will be limited.

     PUBLICIS, AS A FOREIGN PRIVATE ISSUER, IS SUBJECT TO DIFFERENT CORPORATE DISCLOSURE STANDARDS AND OTHER RULES UNDER THE EXCHANGE ACT WHICH, AMONG OTHER THINGS, MAY LIMIT THE INFORMATION AVAILABLE TO HOLDERS OF PUBLICIS SECURITIES.

     As a foreign private issuer, Publicis is not required to comply with the notice and disclosure requirements under the Exchange Act relating to the solicitation of proxies for shareholder meetings. In addition, Publicis's officers, directors and principal shareholders will be exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchases and sales of Publicis shares. Although Publicis is subject to the periodic reporting requirements of the Exchange Act, the periodic disclosure required of non-U.S. issuers under the Exchange Act is more limited than the periodic disclosure required of U.S. issuers. Therefore, there may be less publicly available information about Publicis than is regularly published by or about other public companies in the United States.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus, and the documents we are incorporating by reference, contain forward-looking statements about Publicis and Bcom3 which we intend to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Forward-looking statements are generally identified by the words "expects," "anticipates," "believes," "intends," "estimates" and similar expressions.

     The forward-looking statements in this proxy statement/prospectus are subject to various risks and uncertainties, most of which are difficult to predict and generally beyond the control of Publicis and Bcom3. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include:

     - those we discuss above under the caption "Risk Factors Relating to the Mergers";

     - those we discuss or identify in our public filings with the SEC;

     - risks and uncertainties with respect to our expectations regarding:

       - the timing and completion of the mergers;

       - the value and marketability of the merger consideration;

       - growth and expansion opportunities;

       - market positions;

       - the conduct of worldwide operations;

       - earnings improvements;

       - cost savings;

       - revenue growth;

       - other benefits anticipated from the mergers;

       - gains and losses of clients and client business and projects;

       - changes in the marketing and communications budgets of clients;

       - changes in management or ownership of clients; and

       - retention of, and ability to attract, qualified employees;

     - the effects of:

       - foreign exchange rate fluctuations;

       - regional, national and international economic conditions, including changes in interest rates and the performance of the financial markets;

       - changes in industry-wide employee compensation levels;

       - changes in regional, national and international laws;

       - regulations and taxes;

       - changes in competition and pricing environments;

       - the occurrence of natural disasters and future terrorist acts;

       - regional, national and international market and industry conditions;
         and

       - regional, national and international political conditions.

     The actual results, performance or achievement by Publicis, Bcom3 or the combined company could differ significantly from those expressed in, or implied by, our forward-looking statements. Accordingly, we cannot assure you that any of the events anticipated by the forward-looking statements will occur or, if they do, what impact they will have on the results of operations and financial condition of Publicis, Bcom3 or the combined company following the mergers.

                           THE BCOM3 SPECIAL MEETING

TIME AND PLACE

     This proxy statement/prospectus is provided to you because the Bcom3 board is soliciting proxies and the voting trustees are soliciting instructions for
use at the special meeting. The special meeting will be held on September   ,
2002, at      a.m., Central Daylight Time, at                . This proxy
statement/prospectus is first being mailed to stockholders of Bcom3 on or about
August   , 2002.

RECORD DATE

     Bcom3 has established August 5, 2002 as the record date for the special meeting. Only holders of Class A or Class B common stock at the close of business on this date will be eligible to vote at the special meeting.

PURPOSE OF THE SPECIAL MEETING

     The purpose of the Bcom3 special meeting is to consider and vote upon the proposals to approve and adopt the merger agreements and the transactions contemplated by these agreements. After completion of the mergers contemplated by these agreements, the separate corporate existence of Bcom3 will cease and all outstanding shares of Bcom3 common stock will be cancelled and converted into the right to receive the merger consideration.

VOTE REQUIRED TO APPROVE THE MERGER PROPOSALS

     The approval of the merger proposals will require, in each case, the affirmative vote of a majority of the outstanding shares of Class A and Class B common stock, voting together as a single class. As a result, abstentions will have the same effect as votes against the proposals. Publicis and Bcom3 will only proceed with the mergers if each proposal has been approved by holders of a majority of the Bcom3 common stock on the record date and the other conditions to the mergers have been satisfied or waived.

     Bcom3's common stock consists of Class A and Class B common stock, and each outstanding share of Bcom3 common stock is entitled to one vote on each proposal. As of August 9, 2002, Bcom3 had issued and outstanding 15,289,804 shares of Class A common stock and 4,286,123 shares of Class B common stock. These shares represent approximately 78.1% and 21.9%, respectively, of the outstanding capital stock of Bcom3 as of this date.

     Each of Dentsu, Roger Haupt, Craig Brown, Richard Fizdale and Roy Bostock has agreed to vote such person's shares in favor of adoption of the mergers. These shares represent 31.2% of the outstanding voting power of Bcom3's common stock.

     Please send in your proxy card or instruction card as soon as possible. In any event, your proxy and instruction cards must be received by Bcom3 not later than the time of the special meeting in order to have your shares voted at the meeting.

QUORUM

     In order to carry on the business of the special meeting, there must be a quorum. This means that the holders of a majority of the voting rights represented by the issued and outstanding shares of Bcom3 common stock entitled to vote on the proposals at a meeting of the stockholders, considered together as a single class, must be represented in person or by proxy at the special meeting. Abstentions will count for quorum purposes.

INSTRUCTIONS AND PROXIES

  HOLDERS OF CLASS A COMMON STOCK

     If you properly fill in your instruction card and send it to Bcom3 in time to vote, your shares will be voted by the voting trustees as you have directed. If you sign the instruction card without making a choice concerning a proposal, the voting trustees will vote your shares in favor of approval and adoption of that proposal. If you mark "abstain" on your instruction card, your shares will be counted as present for purposes of determining the presence of a quorum, but will count as a vote against the proposal. If necessary and if you so indicate on your instruction card, the voting trustees may vote all shares represented by your instruction card, whether it be an affirmative vote in favor of the proposals or an abstention, in favor of a proposal to adjourn the special meeting to a later date in order to solicit and obtain sufficient votes for the proposals. If you fail to send in an instruction card, your shares will count as a vote against the proposals.

     An instruction card is enclosed for your use. To vote, you should complete, sign, date and return the instruction card in the accompanying envelope, which is postage-paid if mailed in the United States, and mail it directly to Bcom3 Group, Inc., at 35 West Wacker Drive, Chicago, Illinois 60601, Attention: Mr. Christian E. Kimball, Secretary, or send it via facsimile to Mr. Kimball at
(312) 220-4029.

     If you have completed and returned an instruction card, you can still instruct the voting trustees in person at the meeting. You may revoke your instruction at any time before it is voted, including on the day of the special meeting, by:

     - submitting a new instruction card, either by mail or by fax at the address and fax number set forth above with a later date;

     - instructing the voting trustees in person at the special meeting; or

     - filing with Mr. Kimball, at the address and fax number set forth above, a written revocation of your instruction.

     Attendance at the special meeting will not of itself constitute revocation of your instruction. Written notices of revocation must be received before the voting trustees vote at the special meeting.

  HOLDER OF CLASS B COMMON STOCK

     If you properly fill in your proxy card and send it to Bcom3 in time to vote, your shares will be voted as you have directed. If you sign the proxy card without making a choice concerning either proposal, the individuals named on your proxy card will vote your shares in favor of approval and adoption of that proposal. If you mark "abstain" on your proxy card, for either one or both of the proposals, your shares will be counted as present for purposes of determining the presence of a quorum. If necessary and if you so indicate on your proxy card, the individual named on your proxy card may vote all shares represented by your proxy, whether it be an affirmative vote in favor of the proposal or an abstention, in favor of a proposal to adjourn the special meeting to a later date in order to solicit and obtain sufficient votes for the proposals. If you fail to send in a proxy card, your shares will count as a vote against the proposals.

     A proxy card is enclosed for your use. To vote without attending the special meeting in person, you should complete, sign, date and return the proxy card in the accompanying envelope, which is postage-paid if mailed in the United States, and mail it directly to Bcom3 Group, Inc., at 35 West Wacker Drive, Chicago, Illinois 60601, Attention: Mr. Christian E. Kimball, Secretary, or send it via facsimile to Mr. Kimball at (312) 220-4029.

     If you have completed and returned a proxy card, you can still vote in person at the special meeting. You may revoke your proxy, regardless of how you submitted your previous proxy, before it is voted by:

     - submitting a new proxy card, either by mail or by fax at the address and fax number set forth above, with a later date;

     - voting in person at the special meeting; or

     - filing with Mr. Kimball at the address and fax number set forth above, a written revocation of proxy.

     Attendance at the special meeting will not of itself constitute revocation of a proxy. Written notices of revocation must be received before stockholders vote at the special meeting.

SOLICITATION OF PROXIES AND INSTRUCTIONS

     The cost of soliciting proxies and instructions will be paid by Bcom3, except that Publicis will share equally the expenses incurred in connection with printing and filing this proxy statement/prospectus. In addition to solicitation by mail, officers, directors, employees and agents of Bcom3 may solicit your proxies or instructions by correspondence, telephone, telegraph, telecopy or other electronic means, or in person, but without extra compensation. You are urged to send in your proxy or instruction, as the case may be, without delay.

                                  THE MERGERS

BACKGROUND OF THE MERGERS

     On November 3, 1999, The Leo Group, Inc. and The MacManus Group, Inc., which we refer to as Leo Burnett and MacManus, announced their intention to combine under a single holding company, forming Bcom3. At the same time, Dentsu announced its intention to purchase a 20% interest in Bcom3. At the time of these announcements, Leo Burnett and MacManus also announced an intention to make an initial public offering, which we refer to as IPO, of Bcom3 shares within 12 to 24 months after the formation of Bcom3.

     The combination of Leo Burnett and MacManus was completed on January 31, 2000. As a result, Bcom3 became the 100% owner of both Leo Burnett and MacManus, and the stockholders of Leo Burnett and MacManus became the stockholders of Bcom3.

     On March 14, 2000, Dentsu purchased 4,274,248 shares of Class B common stock from Bcom3 for an aggregate purchase price of $493.2 million. This represented 20% of the fully-diluted equity ownership of Bcom3, after taking account of shares available for sale to employees or for option grants to employees. As part of this investment, Dentsu acquired certain minority stockholder protections, including the right to veto any change of control of Bcom3 before March 14, 2002 and the right of first offer in the event of any change of control occurring between March 14, 2002 and the earlier of an IPO and March 14, 2005. Dentsu also acquired the right to designate two members of the Bcom3 board and designated Mr. Fumio Oshima (a Senior Managing Director of Dentsu) and Mr. Megumi Niimura (a Senior Executive Officer of Dentsu) as members of the Bcom3 board from the time of Dentsu's investment in Bcom3. In January 2002, Dentsu designated Mr. Naoki Kobuse (a Senior Executive Officer of Dentsu) to replace Mr. Niimura as a member of the Bcom3 board. The remaining four board positions have, from inception of Bcom3 to the present time, been filled by Mr. Roger Haupt (Chairman and Chief Executive Officer of Bcom3), Mr. Craig Brown (President and Chief Operating Officer of Bcom3), Mr. Roy Bostock (former Chairman and Chief Executive Officer of MacManus) and Mr. Richard Fizdale (former Chairman and Chief Executive Officer of Leo Burnett).

     In the latter part of 2000, the equity market weakened and a public offering of Bcom3 stock became less attractive. In March 2001, the Bcom3 board decided not to pursue a public offering during 2001. Mr. Haupt announced this decision in a letter to employees on March 28, 2001, and the company issued a press release to the same effect.

     Soon after this announcement, Bcom3 management, together with the Bcom3 board, began to review its alternatives to address Bcom3's strategic position in the rapidly consolidating advertising industry. In the spring and summer of 2001, management of Bcom3 and Dentsu began to discuss strategic alternatives, including the possibility that Dentsu would acquire 100% of Bcom3, or that Dentsu and Bcom3 would combine under a single holding company. Mr. Haupt met with Mr. Yutaka Narita, President of Dentsu, over the course of several days in June 2001 to discuss the future of the Dentsu/Bcom3 relationship. No proposals were made by Dentsu with respect to any such combination.

     At a regular meeting of the entire Bcom3 board on July 19, 2001, Mr. Haupt reported on the ongoing discussions with Dentsu, and also discussed the changes and continuing consolidation in the industry, including WPP's acquisition of Young & Rubicam announced in May 2000 and Interpublic's acquisition of True North announced in March 2001. In light of this consolidation, the Bcom3 board believed that companies with the greatest geographic and functional scale were likely to be at a competitive advantage. (Indeed, one of the principal purposes of an IPO had been to create publicly traded stock that could be used as currency to make acquisitions, enabling Bcom3 to participate more fully in the consolidation trend.) The board discussed the possibility of a combination with Dentsu and concluded that management should continue discussions with Dentsu concerning such a transaction. Mr. Haupt reported to the board that, based on his meetings with Dentsu in June, he believed there was a risk that a combination with Dentsu would not likely occur in the near term. The board expressed concern that if discussions with Dentsu continued for an extended period but were ultimately not successful, Bcom3 could be left with limited options due to the rapid pace of consolidation in the industry. The board was concerned that not moving forward promptly could result in Bcom3 becoming too small to compete effectively on its own, and with little or no opportunity to combine with another significant company to gain the scale and diversity of service offerings required to compete effectively against its larger, well-diversified competitors in the industry. The board determined to study other alternatives at the same time as continuing discussions with Dentsu. Such possible alternatives included remaining independent, pursuing an IPO, and exploring acquisitions of or combinations with other companies in the industry.

     After the July 19 board meeting, Mr. Haupt, Mr. Brown, Mr. Bostock and Mr. Fizdale, constituting all of the non-Dentsu directors, engaged in frequent and ongoing conversations, both as a group and on an individual basis, about Bcom3's strategic alternatives, including possible strategic partners in the industry. The conversations also addressed in greater detail the ongoing discussions with Dentsu and possible alternative transactions.

     During the summer and fall of 2001, Mr. Haupt spoke with the CEOs of a number of companies in the industry, and in one case such contacts developed into preliminary, exploratory conversations regarding the possibility of a combination or acquisition. In that case, Bcom3 signed a non-disclosure agreement. However, none of these discussions progressed beyond the preliminary stage, and no proposals with respect to the financial terms of any possible transaction were made. It was apparent that a combination with those parties could not fulfill Bcom3's strategic objectives because of, among other things, client conflicts, geographical or functional incompatibilities of the businesses, or financial or operational concerns. Throughout this time discussions with Dentsu continued. However, these discussions were inconclusive and were suspended in the fall of 2001 when Dentsu focused its attention on its own IPO.

     In early October 2001, Maurice Levy, Chief Executive Officer and Chairman of the management board of Publicis, called Mr. Haupt to ask for a meeting. Mr. Haupt accepted that invitation, and in mid-October the two met in New York. At the meeting, Mr. Haupt and Mr. Levy discussed on a preliminary basis the possibility of a combination of Publicis and Bcom3, discussing in particular the possible operational advantages of such a combination. Mr. Levy contacted Mr. Haupt by e-mail on October 16, 2001 to determine whether there was interest, and again on November 5, 2001 by telephone to suggest a further meeting in early December. On December 6, 2001, Mr. Haupt and Mr. Levy met again to further explore the possibility of a Publicis/Bcom3 combination, including their respective roles. At that meeting, the possible role of Dentsu in such a transaction was also discussed.

     Dentsu completed its IPO on November 30, 2001. On December 10, 2001, Mr. Haupt and Mr. Brown met with senior executives of Dentsu in Tokyo to renew discussions about a possible Dentsu/Bcom3 combination. In the meeting, Mr. Narita indicated that Dentsu was interested in continuing to work with Bcom3 and would consider a variety of options, but that any acquisition of 100% of Bcom3 would be possible only in stages over an extended period of time. Mr. Haupt raised with Mr. Narita in general terms the possibility of a Publicis/Bcom3 combination in which Dentsu would participate. Mr. Narita indicated an interest in exploring such a transaction.

     On December 13, 2001, Mr. Haupt and Mr. Levy spoke by telephone. Mr. Haupt informed Mr. Levy that Dentsu might be interested in participating in a Publicis/Bcom3 combination.

     On December 18, 2001, Mr. Brown met with Mr. Jean-Paul Morin, a consultant of Publicis in these discussions, in Paris to discuss the operational and financial aspects of a possible combination. Mr. Brown and Mr. Morin also discussed initial positions with regard to the valuation of Bcom3 relative to Publicis.

     Mr. Haupt and Mr. Levy met in London three days later, on December 21, 2001. They discussed the possibility of a Publicis/Bcom3 combination in terms of the operations of a combined company, including the role of each of the CEOs and the strategic alliance that Dentsu could have with a combined company. Mr. Haupt and Mr. Levy also discussed on a preliminary basis their respective views as to the valuation of Bcom3 relative to Publicis. Mr. Haupt indicated that receipt of any non-cash consideration in any transaction would have to be tax-free to Bcom3 stockholders.

     Mr. Levy met with Madame Elisabeth Badinter, chair of the supervisory board of Publicis, on January 2, 2002, to discuss the possible combination of Publicis and Bcom3.

     On January 3, 2002, Mr. Levy sent a letter to Mr. Haupt suggesting an implied price of three billion euros (which represented approximately $2.7 billion, based on the exchange rate for that day of $0.8989 per E1.00) for the entire enterprise, to be paid in shares, deeply out-of-the-money convertible debentures similarly structured to the OCEANES (bonds that are convertible into or exchangeable for new or existing shares) Publicis planned to issue later that month, and cash. Mr. Haupt expressed his view to Mr. Levy that this proposed valuation and structure would not be an acceptable basis for a transaction. In particular, this structure did not provide Bcom3 stockholders with sufficient equity participation in the combined company and would have resulted in a taxable transaction. Mr. Levy called Mr. Haupt on January 6, 2002 to express his continuing enthusiasm for the transaction and to further discuss valuation, Madame Badinter's reaction, and Dentsu's participation.

     On January 9 and 10, 2002, Mr. Haupt and Mr. Brown met with Dentsu management in Tokyo to ascertain Dentsu's interest in a possible Publicis/Bcom3 combination. In these meetings, Dentsu indicated that, while it would be willing to consider such a transaction, if Dentsu were party to such a transaction it would require a minimum 15% interest in the combined company and the right to appoint members to the board of the combined company in order to achieve equity accounting under Japanese GAAP for its investment. Moreover, Dentsu did not rule out the possibility of making an alternative proposal whereby it would acquire a controlling interest in Bcom3. Mr. Haupt responded that, for strategic reasons, the Bcom3 board would not likely be interested in a deal for less than 100% of the company. The board's strategic goal was a full merger or combination in the near term, so that Bcom3 could participate fully in the consolidation trend.

     On January 12, 2002, Mr. Haupt and Mr. Levy met briefly in London to continue discussions and on January 15, Mr. Haupt and Mr. Brown met with Mr. Morin in New York to discuss the financial performance of Bcom3, valuation, and possible forms of consideration from Publicis.

     On January 23, 2002, Mr. Levy met with Madame Badinter to advise Madame Badinter of the status of the discussions. Madame Badinter expressed her view about the agreement that she and Societe Anonyme Somarel, a French company controlled by members of Madame Badinter's family, would enter into with Dentsu as significant Publicis shareholders. On January 24, 2002, Mr. Haupt met with Mr. Fumio Oshima, a Senior Managing Director of Dentsu (and also a member of the Bcom3 board). Mr. Oshima repeated that Dentsu would seriously consider participating in a Publicis/Bcom3 combination, but only on the condition that Dentsu could be at least a 15% stockholder in the combined company and participate in some way in the Publicis management or oversight. However, Mr. Oshima indicated that Dentsu continued to explore other alternatives.

     Mr. Haupt and Mr. Levy met in Paris on January 25, 2002. At that meeting Mr. Levy put forward a general proposal for a possible transaction. The most significant aspects of this proposal included an implied price of $3 billion in Publicis stock and other securities (the type and amount of which were unspecified) for all outstanding Bcom3 shares and stock options (representing approximately $150 per Bcom3 share), and the possibility that Dentsu could own up to 15% of the resulting Publicis. This implied price reflected Publicis's valuation of Bcom3 based on Bcom3's size, market share, profitability and the then existing general economic conditions.

     On January 30, 2002, Mr. Haupt and Mr. Brown met with representatives of Morgan Stanley to brief them as to the outline of the proposal from Mr. Levy. In early February 2002, Mr. Haupt met with Mr. Bostock and with Mr. Fizdale to report on the discussions with Publicis and Dentsu to date, including Mr. Levy's proposal. The conclusion of the discussions among Mr. Haupt, Mr. Brown, Mr. Bostock, and Mr. Fizdale was that Bcom3 management should continue discussions with both Publicis and Dentsu concerning such a transaction.

     On February 4, 2002, Mr. Brown and a representative of Morgan Stanley, and Mr. Levy and a representative of Lazard Freres & Co. LLC ("Lazard"), financial advisor to Publicis, met in New York to discuss the outlines of the financial aspects of a possible transaction, including valuation issues and the form of consideration. In particular, they discussed the types of Publicis securities that may be offered to Bcom3 stockholders. These included Publicis ordinary shares, equity-linked securities and notes with detachable

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

warrants. The form of these securities resulted from negotiations between the parties and were designed to address their various interests. On the one hand, Bcom3 sought for its stockholders long-term equity participation in the combined company, receipt of such equity on a tax-free basis and some cash to provide liquidity. As compared to the January 3rd proposal, the equity-linked securities and the detachable warrants represented a significant improvement in the equity participation offered by Publicis, and made it possible for the non-cash portion of the transaction to be received on a tax-free basis. The cash portion would result from the expected monetization of the notes after the warrants had been detached. For its part, Publicis's main objectives were to defer and minimize the dilution of all of the holders of Publicis shares outstanding prior to the merger and to obtain favorable accounting treatment for these securities. The features of the equity-linked securities and detachable warrants, most notably their conversion into ordinary shares over a 20-year term, addressed the dilution issue while satisfying the criteria for the desired accounting treatment. In addition, since the notes would be issued by Publicis and then sold and the Bcom3 stockholders would be entitled to a portion of the proceeds of such sales, the market risk of such monetization was allocated to the Bcom3 stockholders, not Publicis, which was unwilling to assume this risk.

     Mr. Haupt returned to Tokyo to meet with Dentsu representatives on the evening of February 6 and on February 7 and 8. These discussions were wide-ranging, and, on February 8, President Narita indicated his support in principle to Dentsu participation in a Publicis/Bcom3 combination, with Dentsu becoming a 15% owner of the combined enterprise and forming a global alliance with the combined enterprise.

     Mr. Haupt and Mr. Oshima met in Paris on February 11, 2002 and then met with Mr. Levy. Later all three met together with Madame Badinter. Discussions focused on a number of issues, including governance of Publicis after the possible transaction and the possible shareholder relationship between Madame Badinter and Dentsu.

     On February 14, Mr. Haupt and Mr. Levy spoke by telephone to discuss further Mr. Levy's proposal of January 25th. This proposal had been premised on an implied price of $3 billion payable in Publicis securities, which price needed to be translated into a fixed number of securities for all of Bcom3's equity based on an exchange ratio to be agreed. The discussions focused on the Publicis stock price proposed to be used in fixing the exchange ratio. Mr. Levy suggested a number of Publicis shares based on a price of E32.00 per Publicis share. Mr. Haupt suggested a number of Publicis shares based on a price of E29.00 per Publicis share. Mr. Levy and Mr. Haupt decided to proceed with discussions assuming the number of shares would be based on a price of E30.50 per Publicis share. By way of comparison, the closing price of Publicis ordinary shares on February 14, 2002 was E29.50 per share.

     The executive committee of the Dentsu board met on February 15, 2002 to discuss the proposal. The executive committee approved the transaction in principle, subject to approval by the full Dentsu board, and subject to, among other things, the condition that Dentsu achieve equity accounting under Japanese GAAP for its shareholding in the combined company. Dentsu advised Bcom3 that, among other things, Dentsu would need to own 15% of the outstanding Publicis shares and 15% of the voting power of Publicis to achieve the desired accounting treatment. However, the parties noted that Dentsu's existing 20% interest in Bcom3 was not sufficient to translate into 15% of Publicis after the proposed merger.

     At meetings held in New York on February 19, 2002, advisors to Bcom3, Publicis and Dentsu met to discuss the proposed time schedule of the transaction and the proposed documentation.

     At meetings held in Tokyo on February 19 and 20, 2002, Mr. Haupt and representatives of Dentsu discussed the possibility that Dentsu could make an additional investment in Bcom3 prior to a Publicis/ Bcom3 combination, both as a means of meeting Dentsu's requirement to achieve the desired ownership level in the combined company and also as a means of providing cash to holders of Class A shares of Bcom3 in the transaction.

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

     Mr. Levy arrived in Tokyo on February 20, 2002 and participated in discussions with Mr. Haupt and Mr. Narita on February 20 and 21, 2002. At these meetings, the parties agreed, subject to further discussion and approval from their respective boards, to broad principles in areas such as:

     - the scope of a strategic alliance between Dentsu and Publicis;

     - the relationship between Dentsu and Madame Badinter as significant Publicis shareholders;

     - Dentsu's rights in the combined company, including two seats on the supervisory board and anti-dilution rights, subject to obligations such as a standstill;

     - operating principles for the combined company, including that Paris would be the global headquarters; and

     - certain management issues, including the role of Mr. Haupt in the combined company.

     At a meeting on February 21, 2002, Mr. Haupt commenced discussions with Mr. Narita over the price that Dentsu would pay for an additional interest in Bcom3. The discussions focused on Dentsu's need for additional shares, the perceived value of the Publicis offer and the Publicis securities in the short term and in the long term, the value of immediate liquidity to Bcom3 stockholders and the cost of immediate tax liability for the Bcom3 stockholders in receiving the cash. Mr. Haupt suggested that Dentsu should pay a premium over the perceived value of the Publicis offer given the strategic importance to Dentsu of the additional shares. Mr. Narita suggested that Dentsu should pay a discount to this value given that Dentsu would deliver immediate cash to Class A stockholders at closing. After several days of such discussions, on February 25, it appeared that, subject to further consideration and completion of Dentsu's internal approval process, Dentsu might be willing to pay $175 per Bcom3 share for approximately 2,850,000 additional shares (representing an aggregate cash payment of approximately $498.7 million) in order to increase Dentsu's ownership to the requisite level as part of a transaction involving a merger of Bcom3 with Publicis. This aggregate cash payment, when divided by the number of currently outstanding shares of Class A common stock, is equivalent to approximately $32.62 per Class A share.

     On February 22, 2002, lawyers for Publicis sent a draft merger agreement to Bcom3 and its advisors. On the same day, Publicis and Bcom3 signed reciprocal confidentiality agreements and representatives of the two companies commenced business and financial due diligence on each other.

     On February 25, 2002, representatives of Publicis and Bcom3 and their advisors met in New York to discuss a number of issues in the transaction, including the terms of the various Publicis securities, transfer restrictions on Bcom3 stockholders, and the terms by which Dentsu could achieve 15% ownership under French law in a way that satisfied Japanese accounting standards, and to begin discussions of the merger agreement. Thereafter Bcom3, Dentsu, Publicis, Madame Badinter and their respective advisors engaged in continuous negotiations concerning the structure and terms of the transactions and the terms of the merger agreement and other transaction documents.

     On February 26, 2002, the Bcom3 board formally established a special committee comprised of Mr. Bostock (chair), Mr. Fizdale and Mr. Brown to negotiate, review and evaluate the terms and conditions of the Publicis/Dentsu transaction, and to report to the board its recommendations and conclusions with respect to the transaction. Mr. Haupt acted as special management liaison to the special committee.

     On the same day, Dentsu signed a confidentiality agreement with each of Bcom3 and Publicis and, along with its advisors, commenced business and financial due diligence of Bcom3 and Publicis.

     The special committee of the Bcom3 board met on February 27, 2002 in New York. At that meeting, Mr. Haupt described the status of discussions between Bcom3, Publicis and Dentsu, and described the background and strategic rationale for the proposed transaction. Representatives of Morgan Stanley described the discussions to date in additional detail and provided a financial analysis of the proposal made by Publicis. The special committee discussed the proposed transaction in detail, including alternatives, the structure of the deal, Dentsu's role, the value and liquidity of the securities offered by Publicis, and the strategic benefits of the proposed transaction. The special committee also discussed aspects of the proposal as to which efforts should

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

be made to enhance the value of the transaction to Bcom3 stockholders, including the terms of the securities and the transfer restrictions. After deliberation, the special committee authorized its legal and financial advisors and management to continue negotiations concerning the proposed transaction.

     Bcom3, Publicis, Dentsu and their respective advisors continued negotiations over the next several days. During such negotiations, many new issues were raised, including a discussion of Bcom3 stockholders taking a portion of the Publicis ordinary shares received as merger consideration as usufruct interests for a two-year period following the mergers, and a method to achieve the parties' intent that the amount owed to option holders under Bcom3's stock option plans would be paid out of the total merger consideration by funding such amount out of the proceeds from the sale of the OBSA notes.

     On March 1, Mr. Narita confirmed to Mr. Haupt in writing that Dentsu would accept the $175 per Bcom3 share price as the price it would be willing to pay in order to increase its ownership to the requisite level.

     On Monday, March 4, 2002, the Publicis management board met in Paris. Mr. Levy reported that the parties had reached an agreement on the terms of the proposed combination with Bcom3. Mr. Levy then made a presentation about Bcom3 and its operations, outlined the business rationale of a transaction with Bcom3 and Dentsu and presented the main terms of the proposed transaction. The management board considered and discussed the terms of the transaction. At the conclusion of the meeting, the management board members voted unanimously to approve the combination.

     On March 5, 2002, the Publicis supervisory board met in Paris. Mr. Levy made a presentation about Bcom3 and its operations, outlined the business rationale of a transaction with Bcom3 and Dentsu and presented the main terms of a possible transaction. Following the presentation, the Publicis supervisory board discussed the main terms and other aspects of the combination with Mr. Levy and representatives of Lazard Freres, Publicis's financial advisor. The supervisory board considered and discussed the terms of the transaction. At the conclusion of the meeting, the members attending the supervisory board meeting then voted unanimously to approve the transaction.

     On March 5, 2002, the board of directors of Societe Anonyme Somarel, Publicis's largest shareholder with 35.6% of Publicis's voting power, met in Paris. Mr. Levy made a presentation about the main terms of the proposed transaction with Bcom3 and Dentsu. Following the presentation, the Somarel board of directors unanimously voted in favor of the overall Publicis/Bcom3 combination.

     On March 5, 2002, the Bcom3 board met in New York. At that meeting, Mr. Haupt reported on the negotiations with Publicis and Dentsu, stating that those negotiations had yielded a proposed transaction, which he outlined. Representatives of Davis Polk & Wardwell and Morgan Stanley, Bcom3's legal and financial advisors, respectively, described the transaction in additional detail, including the fact that the transaction would involve two mergers, one in which Dentsu would, in effect, acquire an increased ownership of Bcom3 from the current holders of Class A common stock and Class A stockholders would receive cash from Dentsu for such shares, and a second in which Publicis would acquire all the outstanding equity of Bcom3 from the current Bcom3 stockholders including Dentsu. In the Bcom3 board meeting, Morgan Stanley presented a financial and strategic analysis of the transaction.

     The board adjourned to allow a meeting of the special committee of the board. At the special committee meeting, Mr. Haupt and the financial and legal advisors further described the proposed transactions, including refinements and changes that had been negotiated since the previous meeting of the special committee. Morgan Stanley delivered to the special committee its oral opinion that the consideration to be received by the holders of Class A common stock was fair from a financial point of view to such holders. The special committee's legal advisors reviewed various legal matters with the special committee, and both the financial and legal advisors responded to questions from committee members.

     The special committee then excused Mr. Haupt and considered and discussed the terms of the transaction and the financial, legal and management presentations and analysis. At the conclusion of the special committee meeting, the special committee unanimously determined that the proposed transaction was fair to and in the best interests of the holders of Bcom3's Class A common stock, and it recommended that the

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

board approve the transaction and that the board recommend approval of the transaction to Bcom3's stockholders.

     Following the special committee meeting, the Bcom3 board reconvened and received the report of the special committee. The board then voted to approve the mergers, subject to ratification and adoption of appropriate resolutions in a subsequent meeting of the board to be held on the morning of March 7, 2002, following approval of the transaction by the Dentsu board of directors.

     On the morning of March 7, 2002, the Bcom3 board met by telephone conference call. Mr. Haupt confirmed that the proposed transactions had been approved by the boards of Publicis and Dentsu. Morgan Stanley reiterated its opinion that the consideration to be received by the holders of Bcom3 Class A common stock pursuant to the proposed transactions was fair from a financial point of view for such holders. Mr. Bostock, chair of the special committee, reaffirmed the resolutions of the special committee taken at its meeting on March 5. After discussion, the Bcom3 board voted unanimously to approve the mergers, and to present the mergers to the Bcom3 stockholders with a recommendation that the Bcom3 stockholders approve the mergers.

     At the same time, Dentsu agreed to vote its Bcom3 shares in favor of the mergers, and Messrs. Haupt, Brown, Bostock and Fizdale, all members of the Bcom3 board and all significant Bcom3 stockholders in their own right, agreed to vote their Bcom3 shares in favor of the mergers.

     On March 7, 2002, Publicis, Bcom3 and Dentsu executed the agreements and memoranda of understanding described in this proxy statement/prospectus and issued a joint press release announcing the transactions.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BCOM3 BOARD

     The special committee, at a meeting held on March 5, 2002, unanimously:

     - determined that the merger agreements and the mergers are fair to and in the best interests of the holders of Bcom3's Class A common stock;

     - recommended that the Bcom3 board approve the merger agreements and the mergers; and

     - recommended that the Bcom3 board recommend approval and adoption of the merger agreements and the mergers by Bcom3's stockholders.

     The Bcom3 board, acting on the recommendation of the special committee, at a meeting on March 7, 2002, unanimously:

     - determined that it was advisable and in the best interests of Bcom3 and its stockholders to enter into the merger agreements and to effect the transactions contemplated thereby;

     - approved and adopted the merger agreements and the mergers; and

     - recommended that Bcom3's stockholders approve and adopt the merger agreements and the mergers.

     The Bcom3 board and the special committee unanimously recommend that you vote FOR the approval and adoption of the merger agreements and the mergers.

THE SPECIAL COMMITTEE'S REASONS FOR THE MERGERS

     In reaching its conclusions described above, the special committee consulted with Bcom3's management, as well as with its financial and legal advisors, and considered the following material factors:

  STRATEGIC RATIONALE

     - in light of continuing consolidation in the advertising and marketing communications services industry, including recent large strategic combinations such as Interpublic/True North, WPP/Young & Rubicam, Publicis/Saatchi & Saatchi and Havas/Snyder Communications, and "fill-in" acquisitions to strengthen specific offerings such as WPP's acquisition of Tempus, the view of the special

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

committee and Bcom3 management that: (1) industry participants with the greatest geographic and functional scale and diversity would likely be at a competitive advantage relative to smaller competitors and be better positioned to take advantage of long-term growth opportunities and (2) participating in the consolidation trend through the combination with Publicis would have a positive, stabilizing impact on Bcom3's business from a client and employee perspective by defining Bcom3's long-term strategic direction;

     - the view of the special committee and Bcom3 management that equity investments in the combined company would have significant potential for long-term appreciation, because, among other things:

             - the combination between Bcom3 and Publicis would represent an excellent strategic fit, with complementary businesses and limited conflicts between their respective key clients, and produce a strong and diversified combined company with a stable client base, media services capabilities, a strong creative reputation and quality management;

             - the merger was expected to offer strong opportunities for growth as a result of, for example, greater geographic coverage, brand diversification and stronger media buying power; and

             - the combination would create the fourth largest large-cap advertising company after Omnicom, Interpublic and WPP, which is significant given that a sizable valuation gap exists between large- and mid-cap industry participants, indicating that the market continues to accord higher valuation multiples to the largest diversified agencies compared to the multiples for smaller, stand-alone players, such as price-to-2002 estimated earnings multiples, as of March 1, 2002, of 31.0 for Omnicom,
               27.0 for Interpublic and 25.0 for WPP, compared to 23.8 for Havas and 14.6 for Cordiant;

     - the view of the special committee and Bcom3 management that the proposed strategic alliance between Publicis and Dentsu would help differentiate Publicis from other large advertising companies, provide Publicis with a strong ally in Japan and permit the group to provide truly global service to major clients;

     - Bcom3 management's presentation to the special committee as to the financial condition, business and operations of Publicis; and

     - the fact that the Bcom3 board and Bcom3 management had investigated and discussed a range of strategic alternatives over a lengthy period of time, including (1) remaining independent, (2) pursuing an IPO and (3) combining with other advertising companies, including Dentsu, as more fully described under the caption "-- Background of the Mergers," and the fact that none of these alternatives were as feasible and favorable to Bcom3 stockholders as the mergers.

  MERGER CONSIDERATION AND TRANSACTION STRUCTURE

     - the analyses and presentations of Morgan Stanley on the financial aspects of the mergers and the merger consideration, and its oral opinion delivered on March 5, 2002 and its written opinion delivered on March 7, 2002 that, as of the applicable date of each such opinion, the consideration to be received by the holders of shares of Class A common stock pursuant to the merger agreements (considered as a single transaction) is fair from a financial point of view to such holders;

     - the expectation that the Publicis/Bcom3 merger would be treated as a reorganization for U.S. federal income tax purposes, such that Bcom3 stockholders would be taxed on any gain realized only to the extent of the cash consideration received by them;

     - the form of the blended consideration to be received in the mergers -- consisting of a combination of (1) cash from Dentsu and from the sale of the debt portion of the OBSAs, (2) Publicis ordinary shares,
       (3) the ORAs and (4) warrants to purchase Publicis ordinary shares -- gives Class A stockholders the benefit of both receiving cash and continuing to have a substantial long-term equity participation in the combined company;

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

     - the first step merger ensures that Class A stockholders receive a fixed amount of cash proceeds ($498.7 million in total, or about $32.62 per Class A share) at closing from Dentsu, which amount was fixed regardless of fluctuations in the Publicis ordinary share price and provided Class A stockholders with the benefit of immediate liquidity at closing, although this benefit was partially offset by the fact that receipt of such cash would be taxable to such stockholders;

     - the possibility that, because the exchange ratio is fixed for each component of the Publicis securities to be issued as merger consideration, the value of the blended consideration could increase or decrease prior to or after the completion of the mergers (including the time at which the Publicis securities to be issued as consideration become freely transferable) based on factors that include, for example, fluctuations in the Publicis ordinary share price;

     - the importance of obtaining Dentsu's approval of the transaction given Dentsu's contractual rights under its investment agreement with Bcom3, including (1) prior to March 14, 2002, the requirement that Bcom3 obtain Dentsu's approval before entering into any agreement that would result in a change of control of Bcom3 and (2) on and after March 14, 2002, Dentsu's right of first offer with respect to any change of control transaction, and the consequent time delays, risk and uncertainty which complying with such right of first offer procedure would present for a transaction with any other third party;

     - the fact that certain Bcom3 stockholders, including Dentsu, representing together about 31% of the voting power of all Bcom3 shares, and certain Publicis stockholders representing together about 45% of the voting power of all Publicis shares, were willing to sign support agreements agreeing to vote in favor of the Publicis/Bcom3 merger and against any competing proposal for a merger or business combination;

     - the potential effect of the "deal protection" provisions on possible third party proposals to acquire Bcom3 after execution of the Publicis/Bcom3 merger agreement, including that if any third party made an unsolicited competing proposal, the Bcom3 board could provide information to and engage in negotiations with that third party and decide not to recommend the Publicis/Bcom3 merger, but that the Bcom3 board could not terminate the Publicis/Bcom3 merger agreement until it had been voted on by Bcom3 stockholders;

     - that while the termination payment provisions of the Publicis/Bcom3 merger agreement could have the effect of discouraging some alternative proposals for a business combination with Bcom3, the special committee's belief that these provisions would not preclude bona fide alternative proposals because the size of the termination fee was reasonable in light of the size and benefits of the transaction; and

     - both parties had reciprocal obligations to pay such a termination fee.

     The Bcom3 board also considered the potential adverse consequences of other factors in evaluating the proposed mergers, including:

     - the fact that any estimated value of the blended consideration per Class A share, including the reference value set forth in Morgan Stanley's presentation to the special committee, depends on certain assumptions and judgments, particularly since no trading market exists for certain of the securities to be received in the merger, and so there can be no assurance of such value. In particular, the special committee considered that:

             - there is no certainty as to the amount of net proceeds that would result from the sale of the debt portion of the OBSAs as contemplated by the Publicis/Bcom3 merger agreement, and such amount would depend on market conditions at the time of the sale, market demand for such debt, the financial condition, credit profile and prospects of Publicis, selling costs and expenses, and the size of the payment to Bcom3 option holders, and, in any event would reflect a substantial discount to the principal amount given, among other things, the 2.75% interest rate;

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

             - development of an active trading market for the ORAs would be subject to market demand, any such market would not develop until the transfer restrictions for the ORAs expired or sometime thereafter, and in any event the ORAs would be linked to the value of the underlying Publicis ordinary shares, but would likely trade at a discount to such shares (which discount could not be estimated, but which might be significant); and

             - the value of the warrants over time would depend on a number of factors, including the price and volatility of Publicis ordinary shares, the financial condition and prospects of Publicis, the rate at which Publicis pays dividends, prevailing interest and currency exchange rates, and the remaining life of the warrants;

      - the transfer restrictions imposed on the Publicis securities, the orderly marketing procedures after each lock-up period, the redemption schedule for the ORAs and the exercise period for the warrants, all of which restrict the ability of each Class A stockholder to exit from his or her investment in Publicis, and the fact that any reference or estimated value of the Class A consideration may not be realizable at the time when stockholders become free to transfer such securities;

      - under the Publicis/Bcom3 merger agreement, Class A and Class B shares are to receive the various forms of consideration in different proportions, with Dentsu, as the sole holder of all Class B shares, receiving proportionately more Publicis ordinary shares (as if the cash paid by Dentsu in the first step merger had effectively been applied to purchase the Publicis ordinary shares, but not the ORAs or OBSAs, that would otherwise have been issued in respect of the Class A shares that are canceled in the first step merger);

      - the fact that holders of Class A common stock and Class B common stock will vote together as a single class on the mergers and do not have a separate class vote;

      - the usufruct structure under which Dentsu receives the voting rights on a portion of the Class A stockholders' Publicis ordinary shares for two years while Class A stockholders retain all economic rights to such shares, ameliorated by the fact that the Publicis ordinary shares to which such usufruct structure applies would otherwise have been subject to a two-year lock-up in any event and the fact that such holders receive back the voting rights at the same time the lock-up on the usufruct interest expires;

      - the existence of risks associated with unexpected difficulties in integrating the two companies or material liabilities undetected in the due diligence process; and

      - the interests that certain executive officers and directors of Bcom3 may have with respect to the mergers in addition to their interests as stockholders of Bcom3 generally, as described more fully under the caption "Interests of Certain Persons in the Mergers."

     The foregoing discussion addresses the material information and factors considered by the special committee in its evaluation of the mergers, including factors that support the transaction as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, the special committee and the Bcom3 board did not find it practicable to quantify or otherwise assign relative weights to, and did not specifically make assessments of, the various factors and analyses considered in reaching its determination. Individual directors may have given different weights to different factors. The determination to approve the merger agreements was made after consideration of all the factors as a whole.

     In reaching its decision to approve and recommend the merger agreements, the Bcom3 board relied on the special committee's recommendation and the factors examined by the special committee as described above.

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

     In addition, the Bcom3 board believes that sufficient safeguards were present to ensure the procedural fairness of the mergers to the Class A stockholders, including:

     - the Bcom3 special committee consisted of three directors entirely independent from Dentsu who have extensive knowledge about Bcom3 and years of experience in the advertising and marketing communications services industry, and who are among the largest individual stockholders of Bcom3;

     - the Bcom3 special committee was advised by and received the opinion of its financial advisor, Morgan Stanley;

     - the Bcom3 special committee was advised by outside legal counsel; and

     - the non-Dentsu directors of Bcom3, members of management, the special committee and the special committee's financial and legal advisers conducted extensive and vigorous negotiations with Dentsu and Publicis.

PUBLICIS'S REASONS FOR THE MERGERS

     At a meeting held on March 5, 2002, the supervisory board of Publicis unanimously approved the Publicis/Bcom3 merger agreement and the Publicis/Bcom3 merger. In the course of reaching its conclusions on the merger, the Publicis board consulted with Publicis's management as well as its outside advisors and considered a number of factors. The material factors they considered are summarized below:

     - the board's view that the merger represents an excellent opportunity to implement Publicis's long-term strategy of using acquisitions to supplement the company's internal growth, and to provide clients with a complete range of communication services throughout the world;

     - the expectation that the merger will offer strong opportunities for growth as a result of brand diversification, stronger media buying power, a more balanced geographical coverage consistent with the breakdown of world-wide advertising expenditures and strengthened specialized communications capabilities;

     - the highly complementary nature of Publicis's and Bcom3's businesses with regard to alternative operating brands in the areas of advertising, media investment management, information and consultancy, public relations and public affairs, branding and identity, healthcare and specialist communications;

     - the similar philosophy and culture of Publicis and Bcom3 and their shared approach to the integration of advertising and marketing services for clients;

     - the highly complementary nature of the businesses of Publicis and Dentsu, the leading agency in Japan, with regard to their client base and geographic reach and the expectation that the exclusive partnership between Publicis and Dentsu will leverage each other's capabilities;

     - the financial and operating performance and condition and long-term prospects of Bcom3, Publicis and the combined company, including the opportunity to achieve cost savings by consolidating selected corporate functions at the two companies;

     - current industry developments, including continuing consolidation;

     - the commitment of each party to complete the merger as reflected in the merger agreement, including:

      - the conditions to closing;

      - the requirement that the parties afford their respective shareholders the opportunity to vote on the merger; and

      - the parties' obligations to pay a termination fee if the merger agreement is terminated under specified circumstances.

     The Publicis supervisory board also considered potentially adverse consequences in evaluating the proposed business combination, including:

     - the potential problems inherent in effecting a transnational combination of two organizations which may divert attention from the ongoing business of the combined company;

     - the risk that key employees of Bcom3 or of Publicis, who enjoy relationships with existing clients or otherwise contribute to the financial success of Bcom3 or Publicis, may not remain with the combined company after the merger; and

     - the risk that the combined company may lose clients as a result of the transaction or otherwise.

     The foregoing discussion of the factors considered by the supervisory board of Publicis is not intended to be exhaustive but includes the material factors considered by the Publicis supervisory board. In view of the wide variety of factors considered by the Publicis supervisory board in connection with its evaluation of the merger and the complexity of these matters, the Publicis supervisory board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Publicis supervisory board conducted a discussion of the factors described above, during which it posed questions to Publicis's management and Publicis's outside advisors. The Publicis supervisory board reached a unanimous consensus that the merger was in the best interests of Publicis and its shareholders. In considering the factors described above, individual members of the Publicis supervisory board may have given different weights to different factors.

OPINION OF SPECIAL COMMITTEE'S FINANCIAL ADVISOR

     Bcom3 retained Morgan Stanley to provide the special committee of the Bcom3 board with financial advisory services and a financial fairness opinion in connection with the mergers. Bcom3 selected Morgan Stanley to act as the special committee's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Bcom3. At the meeting of the special committee on March 5, 2002, Morgan Stanley rendered its oral opinion that as of that date, and subject to and based on the considerations in its opinion, the consideration to be received by the holders of shares of Bcom3's Class A common stock pursuant to the merger agreements (considered as a single transaction) is fair from a financial point of view to such holders. On March 7, 2002, Morgan Stanley confirmed its oral opinion at a meeting of the Bcom3 board and in writing.

     THE FULL TEXT OF MORGAN STANLEY'S OPINION, DATED AS OF MARCH 7, 2002, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MORGAN STANLEY IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS. WE URGE YOU TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO MEMBERS OF THE SPECIAL COMMITTEE AND MEMBERS OF THE BCOM3 BOARD, ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES OF BCOM3'S CLASS A COMMON STOCK PURSUANT TO THE MERGER AGREEMENTS (CONSIDERED AS A SINGLE TRANSACTION), AND DOES NOT ADDRESS:

     - any other aspect of the mergers;

     - Bcom3's underlying business decision to pursue the mergers; or

     - the price at which Publicis ordinary shares or other securities will trade following the mergers or at any other time.

     Further, the opinion does not constitute a recommendation to any holder of shares of Bcom3 as to how to vote at the Bcom3 stockholder meeting held in connection with the mergers.

     The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the written opinion, which is attached as Annex D.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements of and other information relating to Bcom3 and Publicis, respectively;

     - reviewed certain internal financial statements and other financial and operating data concerning Bcom3 and Publicis, respectively;

     - reviewed certain financial projections prepared by the management of Bcom3 and Publicis, respectively;

     - discussed the past and current operations and financial condition and the prospects of Bcom3, including information relating to certain strategic, financial and operational benefits anticipated from the Publicis/Bcom3 merger, with senior executives of Bcom3;

     - discussed the past and current operations and financial condition and the prospects of Publicis, including information relating to certain strategic, financial and operational benefits anticipated from the Publicis/Bcom3 merger, with senior executives of Publicis;

     - reviewed the pro forma impact of the Publicis/Bcom3 merger on Publicis's cash earnings per share, cash flows, consolidated capitalization and financial ratios;

     - compared the financial performance of Bcom3 and Publicis with that of certain other comparable publicly traded companies, respectively, and their securities;

     - compared the prices and trading performance of Publicis ordinary shares with those of certain other comparable publicly traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     - participated in discussions and negotiations among representatives of Bcom3 and Publicis and their financial and legal advisors;

     - reviewed the merger agreements and the English language term sheets relating to the ORA issuance contract and the OBSA issuance contract attached to the Publicis/Bcom3 merger agreement; and

     - considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate. These included review of equity research commentary on Publicis and other industry participants; review of the companies' geographic and business mixes; review of industry dynamics and competitive landscape; review of other potential suitors/partners; and review of other strategic alternatives.

     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. Morgan Stanley also relied upon, without independent verification, the accuracy and completeness of the English language term sheets relating to the ORA issuance contract and the OBSA issuance contract attached to the Publicis/Bcom3 merger agreement, and assumed that such term sheets set forth all material terms relating to the ORAs and the OBSAs. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Bcom3. In addition, Morgan Stanley has assumed that the first step merger would be consummated in accordance with the first step merger agreement and that the Publicis/Bcom3 merger would be consummated in accordance with the terms set forth in the Publicis/Bcom3 merger agreement, including that the Publicis/Bcom3 merger would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Bcom3 or Publicis, nor was Morgan Stanley furnished with any appraisals. The opinion of Morgan Stanley is necessarily based on financial, economic, market, foreign currency and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

     The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     In connection with the review of the mergers by the Bcom3 board and special committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Morgan Stanley believes that the summary provided and the analyses described below must be considered as a whole and that selecting any portion of its analyses without considering all analyses would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Morgan Stanley's view of the actual value of Bcom3 or Publicis.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bcom3 or Publicis. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. These analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the consideration to be received by the holders of Bcom3 Class A common stock pursuant to the merger agreements (considered as a single transaction) and were conducted in connection with the delivery by Morgan Stanley of its opinion to the Bcom3 board and special committee. Morgan Stanley's analyses do not purport to be appraisals or to reflect the prices at which shares of Bcom3 common stock or any Publicis securities might actually trade. In addition, as described above, the Morgan Stanley opinion was one of the many factors taken into consideration by the Bcom3 board and special committee in making their respective determination to approve and recommend approval of the mergers. The consideration and other terms of the mergers were determined through arm's-length negotiations between Bcom3, Dentsu and Publicis and were approved by the special committee and the Bcom3 board. Morgan Stanley did not recommend any specific consideration to Bcom3 or that any specific consideration constituted the only appropriate consideration for the mergers.

     For purposes of its analyses, Morgan Stanley reviewed a financial forecast for 2002 prepared by the management of Bcom3 adjusted, as appropriate, to reflect Morgan Stanley's view of growth, excluding acquisitions (which we refer to as the Adjusted Bcom3 Management Projections). The Adjusted Bcom3 Management Projections were prepared in February 2002 and reflected management's view as of that time and were provided to Morgan Stanley for use in its analysis in connection with the mergers. For some of the pro forma combination analyses, Morgan Stanley used publicly available equity research projections for Publicis (which we refer to as the Publicis Projections).

     For purposes of its analyses, Morgan Stanley focused solely on the consideration to the Class A stockholders. As a result of the mergers, each share of Bcom3 Class A common stock will be exchanged for a package of cash and securities comprised of Publicis ordinary shares, ORAs and OBSAs. The cash portion of the consideration includes both the cash to be received by Class A stockholders in the first step merger as well as the cash proceeds resulting from the sale of the debt portion of the OBSAs (also referred to herein as the "notes") net of the costs and commissions associated with the monetization of the notes and the cash payment to option holders in exchange for cancellation of options. For purposes of establishing a reference point for its analyses, Morgan Stanley made certain assumptions and estimations about the gross cash proceeds obtainable upon the sale of the notes. In addition, because the amount which would be available for distribution to the Class A stockholders and Class B stockholders from the sale of the notes would be net of costs and commissions related to the sale of the notes, as well as the amounts payable by Bcom3 in order to cancel outstanding Bcom3 stock options, Morgan Stanley also made certain assumptions and estimations about the costs and commissions to be incurred in connection with the sale of the notes and the amounts that would be required in order for Bcom3 to pay for canceled stock options.

     Because a large portion of the merger consideration is Publicis stock and other equity-linked securities, the value of the merger consideration is subject to change. For purposes of establishing a reference value for its analysis, Morgan Stanley prepared an analysis of the indicative value of the Publicis ordinary shares and ORAs to be received by each holder of a share of Bcom3 Class A common stock. Among a number of other assumptions, this analysis was based on a single-point value of Publicis ordinary shares (the March 4, 2002 Publicis closing share price of E33.55) and a single assumed euro to dollar exchange rate of $0.866 per E1. Morgan Stanley evaluated the warrants to be received by each holder of a share of Bcom3 Class A common stock using the generally accepted Black-Scholes option valuation model with single-point assumptions, including the March 4, 2002 Publicis closing share price of E33.55. All of the values and methodologies used to prepare this indicative value are subject to significant variation based on a number of factors, including changes in the market value of the Publicis ordinary shares, applicable exchange rates and interest rates, as well as the numerous volatility and duration assumptions that are used to prepare a Black-Scholes option valuation analysis. In addition, the reference valuation developed by Morgan Stanley was not designed to quantify the amount that holders of shares of Bcom3 Class A common stock could realize upon an immediate sale of the merger consideration to be received by them in the mergers. Rather, since Class A stockholders would not be in a position to sell the Publicis securities received by them for a period of time pursuant to the terms of the transaction, Morgan Stanley did not apply any discount to reflect transfer restrictions, but looked at the values of underlying securities from the perspective of long-term holders who do not apply a liquidity discount. Using those assumptions, as of March 5, 2002, Morgan Stanley determined that the indicative value of the consideration to be received by each holder of a share of Bcom3 Class A common stock pursuant to the mergers was approximately $172. As one indication of the sensitivity of this reference value to the underlying assumptions, Morgan Stanley also advised that this reference value would have increased to the range of $178 to $185 if the Publicis shares had traded in the range of E35.00 to E37.00 and all other assumptions used (including as to interest rates, exchange rates and volatility factors) remained constant. In addition, Morgan Stanley had previously presented to the special committee on February 27, 2002 an analysis showing that this reference value would have been approximately $160 using the Publicis closing share price on February 26, 2002 of E29.77. As indicated above, given the numerous assumptions made and the high degree of volatility of the above described values to the different parameters used, such values were not intended as an appraisal of the value of the consideration Class A shareholders would receive at the closing of the transaction but rather to provide a reference point for Morgan Stanley's analysis.

  HISTORICAL SHARE PRICE PERFORMANCE

     Morgan Stanley reviewed the price performance of the ordinary shares of Publicis from January 1, 1999 through March 4, 2002. The table below shows the daily high and low closing prices of Publicis ordinary shares for that period, compared with a closing price on March 4, 2002 of E33.55 per share for Publicis ordinary shares.

              TABLE 1: SHARE PRICE PERFORMANCE: 1/1/1999-3/4/2002

(E)                                                           HIGH     LOW
---                                                           -----   -----
Publicis....................................................  69.70   12.22

     Morgan Stanley then compared the price performance of Publicis to the Standard & Poor's 500 Common Stock Price Index, which we call the S&P 500 Index, and two groups of selected advertising and marketing communications companies with publicly traded common stock. One group included larger capitalization companies, such as The Interpublic Group of Companies, Inc., Omnicom Group Inc. and WPP Group PLC, which we refer to as the Large-Cap Comparables, and the other group included mid-capitalization companies such as Cordiant Communications Group PLC, Grey Global Group Inc., Havas Advertising and Dentsu Inc., which we refer to as the Mid-Cap Comparables. The Large-Cap Comparables and the Mid-Cap Comparables were chosen because they participate in the global advertising and marketing communications industry and possess financial and operating characteristics that have similarities to those of Bcom3 and Publicis. None of the other companies used in this analysis as a comparison is identical to Bcom3 or Publicis.

     This analysis showed that the closing market price of Publicis appreciated 314.3% during the period from January 1, 1998 through March 1, 2002. The table below shows the relative stock price appreciation of Publicis, the S&P 500 Index and the Large-Cap Comparables and Mid-Cap Comparables from January 1, 1998 through March 1, 2002.

          TABLE 2: INDEXED STOCK PRICE APPRECIATION: 1/1/1998-3/1/2002

Publicis....................................................  314.3%
S&P 500 Index...............................................   16.6%
Large-Cap Comparables.......................................  114.2%
Mid-Cap Comparables.........................................   43.6%

  COMPARABLE COMPANY ANALYSIS

     Comparable company analysis examines a company's trading performance relative to a group of publicly traded peers. Morgan Stanley performed a comparable public company trading analysis pursuant to which it calculated and compared prices to 2001 and 2002 estimated earnings multiples based on Institutional Brokers Estimates System (also known as IBES) estimates and the multiple of aggregate value as of March 1, 2002 to 2002 estimated earnings before interest, taxes, depreciation and amortization (also known as EBITDA) based on publicly available equity research estimates for a group of selected advertising and marketing communications companies.

     The group of selected advertising and marketing communications companies included Omnicom, Interpublic, WPP, Cordiant, Havas, Dentsu and Publicis. Morgan Stanley selected these companies because they are publicly traded companies with advertising and marketing communications operations that, for purposes of this analysis, may be considered similar to those of Bcom3.

     The analysis showed the following multiples:

                 TABLE 3: COMPARABLE COMPANY TRADING MULTIPLES

                                                                                AGGREGATE
                                                   PRICE/2001E   PRICE/2002E   VALUE/2002E
(X)                                                 EARNINGS      EARNINGS       EBITDA
---                                                -----------   -----------   -----------
Low..............................................     22.8          14.6           6.6
Median...........................................     27.3          25.0          11.3
High.............................................     35.0          31.0          15.3

     Based on an analysis of the comparable companies and the corresponding information for Bcom3, including the Adjusted Bcom3 Management Projections, Morgan Stanley estimated a per share value for Bcom3 common stock between $145.50 and $162.50 (based on 9.0x to 10.0x 2002 estimated EBITDA) and between $146.75 and $160.75 (based on 21.0x to 23.0x 2002 estimated cash earnings).

     No company utilized in the comparable company analysis is identical to Bcom3. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bcom3, including the impact of competition on the business of Bcom3 and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Bcom3 or the industry or in the financial markets in general, which could affect the public trading value of the companies. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

  DISCOUNTED CASH FLOW ANALYSIS

     Morgan Stanley estimated the unlevered free cash flows that could be produced by Bcom3 in fiscal years 2002 through 2011, based on a review of the Adjusted Bcom3 Management Projections. Morgan Stanley calculated a discounted cash flow analysis for Bcom3 assuming discount rates ranging from 8.5% to 9.5%, based on Morgan Stanley's analysis of Bcom3's estimated weighted average cost of capital, and terminal values for Bcom3 by applying multiples of unlevered EBITDA in the year 2012 from 9.0x to 10.0x. This analysis produced an implied equity value per share of Bcom3 common stock between approximately $176.75 and $189.75. Morgan Stanley also observed that a $20 million reduction in annual EBITDA reduces the implied per share value by $16.00 to $17.00.

  SELECTED PRECEDENT TRANSACTIONS ANALYSIS

     Using publicly available information, Morgan Stanley reviewed the terms of selected announced, pending or completed transactions in the advertising industry over the past 15 years. These transactions are:

     - the WPP Group PLC/Tempus Group transaction;

     - the Interpublic/True North Communications transaction;

     - the Interpublic/Deutsch, Inc. transaction;

     - the Publicis S.A./Saatchi & Saatchi PLC transaction;

     - the WPP Group PLC/Young & Rubicam Inc. transaction;

     - The Leo Group/The MacManus Group transaction;

     - the Dentsu/Leo Group transaction;

     - the Interpublic/International Public Relations PLC transaction;

     - the Chancellor Media Corp./Martin Media LP transaction;

     - the Chancellor Media Corp./Petry Media Corp. transaction;

     - the Snyder Communications, Inc./Arnold Communications Inc. transaction;

     - the Omnicom Group Inc./GGT Group PLC transaction;

     - the CLT-UFA S.A./Havas Intermediation S.A. transaction;

     - the True North/Bozell, Jacobs, Kenyon & Eckhardt, Inc. transaction;

     - the Outdoor Systems, Inc./Van Wagner Communications, Inc. transaction;

     - the GGT Group PLC/BDDP Worldwide transaction;

     - the DLJ Merchant Banking Partners L.P./Katz Media Corporation transaction;

     - the Omnicom Group Inc./Boase Massimi Pollitt PLC transaction;

     - the WPP Group PLC/Ogilvy Group, Inc. transaction;

     - the WPP Group PLC/JWT Group, Inc. transaction; and

     - the Saatchi & Saatchi Company PLC/Ted Bates Worldwide Inc. transaction.

     Morgan Stanley determined that certain of the transactions, such as True North/Interpublic, were more comparable due to their sizes and/or business models. Morgan Stanley chose to exclude certain recent transactions including Lighthouse Global Network/Cordiant Communications, Snyder Communications/Havas Advertising, and Healthworld Corp./Cordiant Communications because the targets' business models emphasized marketing services (or direct marketing) and were not sufficiently comparable to Bcom3. Morgan Stanley also considered the timing of the transactions, recognizing that in certain time periods (e.g.,

1999 to mid-2000) many economically sensitive stocks were trading at valuations markedly different than in the 2002 time frame.

     The table below presents the high, low and median ratios for these transactions of aggregate value to each of the last twelve months (also known as LTM) revenues, EBITDA and earnings before interest and taxes (also known as
EBIT) and equity value to LTM net income (excluding certain transaction multiples deemed to be not meaningful).

                   TABLE 4: PRECEDENT TRANSACTIONS MULTIPLES

                                                AGGREGATE VALUE/LTM
                                              ------------------------   EQUITY VALUE/
(X)                                           REVENUES   EBITDA   EBIT   LTM NET INCOME
---                                           --------   ------   ----   --------------
Low.........................................    0.4        7.2    10.0        13.6
Median......................................    1.4        9.1    21.3        22.7
High........................................    3.0       24.6    34.8        49.5

     Based on the Adjusted Bcom3 Management Projections and median precedent transaction multiples, Morgan Stanley estimated per share transaction values for Bcom3 common stock ranging from approximately $117.25 to $172.75 (based on 9.0x to 13.0x LTM EBITDA).

     No company or transaction utilized as a comparison in the precedent transactions analysis is identical to Publicis, Bcom3 or the merger transaction. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bcom3 or Publicis, including the impact of competition on Bcom3 and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Bcom3, Publicis or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

  RELATIVE CONTRIBUTION ANALYSIS

     Morgan Stanley compared the pro forma contributions of Bcom3 and Publicis, based on the Adjusted Bcom3 Management Projections and the Publicis Projections, to the combined company assuming consummation of the Publicis/Bcom3 merger. Morgan Stanley observed, among other things, that based on the projected revenue, EBITDA, EBIT, net income and cash net income for fiscal 2002 for each company, Bcom3 would contribute between 33.2% and 47.7% to the combined company's pro forma revenue, EBITDA, EBIT, net income and cash net income for fiscal 2002. Morgan Stanley also observed, among other things, that based on the projected revenue, EBITDA, EBIT, net income and cash net income for fiscal 2003 for each company, Bcom3 would contribute between 35.1% and 48.5% to the combined company's projected revenue, EBITDA, EBIT, net income and cash net income for fiscal 2003. These figures were compared to the pro forma fully diluted ownership of the combined company by all holders of Bcom3 common stock of 42.2%.

  PRO FORMA ANALYSIS OF THE PUBLICIS/BCOM3 MERGER

     Morgan Stanley analyzed the pro forma effect of the Publicis/Bcom3 merger on Publicis's estimated cash earnings per share for the fiscal years ending 2002 through 2004. The analysis was based on the Adjusted Bcom3 Management Projections and the Publicis Projections. The analysis assumed the completion of the mergers and excluded the value of certain cost savings benefits of the combination as estimated by the managements of Bcom3 and Publicis. This analysis indicated that the impact of the Publicis/Bcom3 merger on estimated cash earnings per share of Publicis ordinary shares would be accretive (9.9% in fiscal year 2002) in each year during the period.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously involved in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Morgan Stanley or its affiliates may, at any time, hold long or short positions in, and buy and sell the debt or equity securities or senior loans of Bcom3, Dentsu or Publicis for its account or the account of its customers. Morgan Stanley and its affiliates have, in the past, provided financial advisory services to Bcom3 and have received fees for the rendering of these services. From July 1, 2000 through July 1, 2002, Morgan Stanley and its affiliates provided Bcom3 with financial advisory services relating to mergers and acquisitions. The total fees paid by Bcom3 for such services were $375,000. Morgan Stanley may also provide investment banking services to the combined entity in the future.

     Bcom3 has agreed to pay Morgan Stanley a financial advisory fee in the amount of $15.75 million upon completion of the mergers. This amount reflects a credit in the amount of $250,000 already paid to Morgan Stanley by Bcom3 in connection with financial advisory services previously provided. Bcom3 has also agreed to reimburse Morgan Stanley for its expenses incurred in connection with its engagement and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against various liabilities and expenses, including various liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

     Bcom3 also provides traditional advertising services to Morgan Stanley and its affiliates on an ongoing basis.

APPRAISAL RIGHTS

     If the mergers are consummated, holders of shares of Bcom3 common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, referred to in this proxy statement/prospectus as Section 262, if they comply with the conditions established by Section 262.

     Section 262 is reprinted in its entirety as Annex E to this proxy statement/prospectus. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex E. This discussion and Annex E should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

     PLEASE NOTE THAT UNDER THE TERMS OF THE STOCK PURCHASE AGREEMENT, EACH HOLDER OF CLASS A COMMON STOCK HAS AGREED THAT THE PER SHARE BOOK VALUE (AS SUCH TERM IS DEFINED IN THE STOCK PURCHASE AGREEMENT BETWEEN BCOM3 AND EACH CLASS A STOCKHOLDER) OF EACH SUCH HOLDER'S SHARES SHALL BE DEEMED THE FAIR VALUE OF SUCH SHARES FOR PURPOSES OF ANY APPRAISAL PROCEEDING. AS OF DECEMBER 31, 2001 THE PER SHARE BOOK VALUE WAS $26.30 FOR FORMER STOCKHOLDERS OF THE LEO GROUP AND $7.38 FOR FORMER STOCKHOLDERS OF THE MACMANUS GROUP. PHILADELPHIA MERGER CORP., AS THE ULTIMATE SURVIVING CORPORATION IN THE MERGERS, INTENDS TO ENFORCE THIS PROVISION OF THE STOCK PURCHASE AGREEMENT. THEREFORE, ANY CURRENT HOLDER OF CLASS A COMMON STOCK IS HEREBY ADVISED TO SEEK THE ADVICE OF COUNSEL BEFORE ATTEMPTING TO ASSERT OR PERFECT APPRAISAL RIGHTS WITH RESPECT TO SUCH HOLDER'S SHARES OF CLASS A COMMON STOCK.

     A record holder of shares of common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective date of the relevant merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger proposal for which such holder wishes to exercise appraisal rights nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery, referred to as the Delaware Court in this discussion, of the fair value of his or her shares of common stock. Because neither merger will be effected if the other is not also effected and because the effective time of the first step merger will occur immediately before the effective time of the Publicis/Bcom3 merger, any holder of Bcom3 common stock who does not vote in favor of nor consent to, and who asserts appraisal rights in connection with, the first step merger would not be entitled to receive either the first step merger consideration or the Publicis/Bcom3 merger consideration unless such stockholder fails to perfect or later loses the right to seek appraisal. Instead, such holder would be entitled to receive the fair value of his or her shares of Bcom3 common stock at the effective date of such first step merger as determined in the appraisal proceeding. Any holder of Bcom3 common stock (1) who does not perfect his or her appraisal rights with respect to the first step merger and (2) who does not vote in favor of nor consent to, and who asserts appraisal rights in connection with, the Publicis/Bcom3 merger would be entitled to receive the first step merger consideration, but would not be entitled to receive the Publicis/Bcom3 merger consideration unless such stockholder fails to perfect or later loses the right to seek appraisal in connection with the Publicis/Bcom3 merger. Instead, such holder would be entitled to receive the fair value of his or her shares of Bcom3 common stock (i.e. the shares remaining after consummation of the first step merger) at the effective date of such Publicis/Bcom3 merger. Except as set forth herein and in Section 262, stockholders of Bcom3 will not be entitled to appraisal rights in connection with the mergers.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting of the Bcom3 stockholders, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of
Section 262. This proxy statement/prospectus shall constitute such notice to the record holders of Bcom3 common stock.

     A holder of shares of Bcom3 common stock who desires to exercise his or her appraisal rights must not vote in favor of the merger proposal for which such holder wishes to exercise appraisal rights and must deliver a separate written demand for appraisal to Bcom3 specifying the merger proposal for which he or she is demanding appraisal rights prior to the vote by the stockholders of Bcom3 on the mergers. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Bcom3 of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the common stock. A proxy, vote or instruction to vote against the mergers will not by itself constitute such a demand. Within ten days after the effective date of the relevant merger, Philadelphia Merger Corp., as the ultimate surviving corporation in the mergers, must provide notice that the effective date of the relevant merger has occurred to all stockholders who have complied with Section 262.

     A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to Bcom3 Group, Inc., at 35 West Wacker Drive, Chicago, Illinois 60601, Attention: Mr. Christian E. Kimball, Secretary.

     Each current beneficial owner of Class A common stock is hereby advised that Messrs. Haupt, Brown, Bostock and Fizdale, as voting trustees, are the record holders of his or her Class A common stock. Any holder intending to exercise appraisal rights with respect to his or her shares should contact the voting trustees, c/o Bcom3 Group, Inc. at the address set forth above, as promptly as possible so that appropriate arrangements may be made. In addition, the voting trustees have advised Bcom3 that if their shares of common stock are owned by more than one person, as in a joint tenancy or tenancy in common, any instruction to the voting trustees to demand appraisal rights must be executed by or for all joint owners.

     Please note that Section 262 provides that in order to perfect his or her appraisal rights, any record holder asserting appraisal rights with respect to either merger must be the record holder on the date the demand for appraisal is made and must continue as the record holder of the shares for which he or she is seeking appraisal through the effective date of the relevant merger. The Publicis/Bcom3 merger agreement provides that immediately prior to the effective time of the Publicis/Bcom3 merger, the voting trust pursuant to which all outstanding shares of Class A common stock of Bcom3 are held of record by the voting trustees will be dissolved, and the related voting trust agreement will be terminated. As a result, immediately prior to the effective time of the Publicis/Bcom3 merger, unless other arrangements are made, each beneficial owner of Bcom3 Class A common stock will become a record holder of uncertificated shares of Class A common stock, and this change in record ownership would preclude the perfection of appraisal rights with respect to such holder's shares. Therefore, prior to the dissolution of the voting trust, special arrangements should be made by the voting trustees and any Class A stockholder intending to assert appraisal rights to ensure that such stockholder becomes the record holder, prior to the time of his or her demand for appraisal, of any shares for which such a demand is to be made. Please contact the voting trustees if you intend to exercise appraisal rights. Even if such arrangements are made, if you intend to pursue appraisal rights only with respect to the Publicis/Bcom3 merger, there may be an issue under Delaware law as to whether you have continuously held the shares through the effective date, given the conversion of your shares in the first step merger. Please seek advice of counsel before attempting to demand or perfect appraisal rights.

     Within 120 days after the effective date of the relevant merger, either Philadelphia Merger Corp. or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on Philadelphia Merger Corp. in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Philadelphia Merger Corp. to file an appraisal petition with respect to either merger proposal, and stockholders seeking to exercise appraisal rights should not assume that Philadelphia Merger Corp. will file such a petition or that Philadelphia Merger Corp. will initiate any negotiations with respect to the fair value of such shares. Accordingly, any holder of Bcom3 common stock who desires to seek appraisal with respect to his or her shares should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective date of the relevant merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Bcom3 or Philadelphia Merger Corp. a statement setting forth the aggregate number of shares of Class A and Class B common stock not voting in favor of the mergers and with respect to which demands for appraisal were received by Bcom3 and the number of holders of such shares. Such statement must be mailed (1) within 10 days after the written request therefor has been received by Philadelphia Merger Corp. or (2) within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

     If a petition for an appraisal is timely filed, at the hearing on such petition the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. PLEASE NOTE THAT PURSUANT TO THE STOCK PURCHASE AGREEMENT, EACH CLASS A STOCKHOLDER HAS AGREED THAT THE PER SHARE BOOK VALUE OF SUCH HOLDER'S SHARES SHALL BE DEEMED THE FAIR VALUE OF SUCH SHARES FOR PURPOSES OF ANY APPRAISAL PROCEEDING.

     The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder seeking to have his or her shares appraised is responsible for his or her attorneys' and expert witness' expenses, although, upon application of such a stockholder of Bcom3, the Delaware Court may order that all or a portion of the expenses incurred by any such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of shares of common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the relevant merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the relevant merger.

     At any time within 60 days after the effective date of the relevant merger, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the mergers; after this period, the stockholder may withdraw such demand for appraisal only with the consent of Philadelphia Merger Corp. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective date of the relevant merger, stockholders' rights to appraisal shall cease, and all holders of shares of common stock will be entitled to receive the consideration offered pursuant to the merger agreements. Inasmuch as Philadelphia Merger Corp. has no obligation to file such a petition, and Philadelphia Merger Corp. has no present intention to do so, any holder of shares of common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to Bcom3, if before the effective date of the Publicis/Bcom3 merger, and to Philadelphia Merger Corp., if after the effective date of the Publicis/Bcom3 merger, a written withdrawal of his or her demand for appraisal and acceptance of the applicable merger consideration, except (1) that any such attempt to withdraw made more than 60 days after the effective date of the relevant merger will require written approval of Philadelphia Merger Corp. and (2) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

ACCOUNTING MATTERS

     Publicis has prepared and will prepare financial statements using French GAAP. In accordance with the rules and regulations of the SEC, Publicis has reconciled the financial statements it has filed with the SEC to U.S. GAAP and it will do so in future SEC filings. See Note 29 to Publicis's financial statements included in Publicis's Annual Report on Form 20-F/A for Publicis's 2001 fiscal year, which is incorporated herein by reference.

     Publicis intends to account for the merger using the "purchase" method of accounting for business combinations under French GAAP. When it reconciles its financial statements to U.S. GAAP, it also intends to account for the merger using the "purchase" method of accounting for business combinations.

GOVERNMENTAL AND REGULATORY APPROVALS

  UNITED STATES

     The merger transactions are subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which prohibits the consummation of reportable transactions until required information and materials are furnished to the U.S. Department of Justice and the U.S. Federal Trade Commission and specified waiting periods are terminated or expire. On April 11, 2002, Publicis and Bcom3 each filed a pre-merger notification and report form under the HSR Act with the FTC and the Department of Justice. The waiting period expired on May 13, 2002.

  FRANCE

     The acquisition by a French public company of another company, French or otherwise, generally does not require prior approval from any regulatory authorities in France, particularly where the acquisition requires notification to and approval by the European Commission under Council Regulation (EEC) 4064/89, as amended.

     Pursuant to regulations of the Commission des Operations de Bourse (or
COB), an independent French administrative body, Publicis filed on April 23, 2002 a French prospectus with the COB in respect of the Publicis/Bcom3 merger and the listing on Euronext Paris of the Publicis shares and the other securities to be received by the Bcom3 stockholders in the Publicis/Bcom3 merger. Publicis received the approval (visa) of the COB for that prospectus on May 16, 2002. Publicis held an extraordinary and ordinary meeting of its shareholders in connection with, and Publicis's shareholders approved, the Publicis/Bcom3 merger agreement and merger and other related proposals on June 18, 2002.

     In addition, Dentsu, Somarel and Madame Badinter petitioned the Conseil des Marches Financiers (or CMF) for an exemption from the French law which requires groups holding more than one-third of the outstanding voting power of a company to launch a mandatory public offering for that company. Dentsu, Somarel and Madame Badinter received the exemption on May 24, 2002.

  EUROPEAN UNION

     Publicis and Bcom3 each conduct business in member states of the European Union. Council Regulation (EEC) 4064/89, as amended, requires notification to and approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds. Publicis and Bcom3 filed their formal merger notification with the European Commission on May 15, 2002. On June 18, 2002, Publicis and Bcom3 received notice from the European Commission that it has terminated its review and granted its approval of the merger.

  OTHER JURISDICTIONS

     Publicis and Bcom3 conduct operations in other jurisdictions where other regulatory filings or approvals are required or advisable in connection with the completion of the merger. Publicis and Bcom3 have made filings in other jurisdictions as required.

     Publicis and Bcom3 are working to obtain the required regulatory approvals and consents. However, there is no assurance as to when or whether any of these approvals and consents will be obtained or the terms and conditions that may be imposed.

     Both Publicis and Bcom3 have agreed to use reasonable best efforts to complete the mergers, including to obtain required regulatory approvals. However, pursuant to the Publicis/Bcom3 merger agreement, Publicis is not obligated to agree to material restrictions on the conduct of its business following the completion of the mergers or to divest any of its material assets or the material assets of any of its affiliates, or of Bcom3 or any of its affiliates.

OTHER EFFECTS OF THE MERGERS

  LISTING OF ORDINARY SHARES, ORAS AND WARRANTS

     Publicis will use its reasonable best efforts to obtain admission to trading at the Premier Marche of Euronext Paris of the Publicis ordinary shares, ORAs and warrants to be delivered by Publicis in the Publicis/Bcom3 merger within five business days of the closing date of the mergers, and the Publicis ordinary shares to be delivered upon redemption of the ORAs and exercise of the warrants at the time of such redemption or at the time such warrants become exercisable, as the case may be.

  CONTENT AND TIMING OF REPORTS AND NOTICES OF THE COMPANIES

     The content and timing of reports and notices that Publicis files with the SEC differ in several respects from the reports and notices that Bcom3 currently files. Publicis is a foreign private issuer for purposes of the reporting rules under the Exchange Act. After the mergers, Bcom3 will no longer be required to file reports with the SEC.

     As a U.S. reporting company, Bcom3 currently must file with the SEC, among other reports and notices:

     - an Annual Report on Form 10-K within 90 days after the end of each fiscal year;

     - a Quarterly Report on Form 10-Q within 45 days after the end of each of the first three quarters of the fiscal year; and

     - current Reports on Form 8-K upon the occurrence of various corporate events.

     As a foreign private issuer, pursuant to the rules of the Exchange Act, Publicis is required to:

     - file with the SEC an annual report on Form 20-F within six months after the end of each fiscal year; and

     - furnish reports on Form 6-K relating to information material to Publicis which is required to be publicly disclosed in France or filed with Euronext Paris, or relating to information distributed or required to be distributed by Publicis to its shareholders.

     As a foreign private issuer, Publicis is not required under the Exchange Act to file quarterly reports on Form 10-Q after the end of each financial quarter, although Publicis is required to file certain financial information on Form 6-K within 90 days after the first six months of its fiscal year.

     In addition, the content and timing of reports and notices that holders of Publicis ordinary shares receive will differ from the reports and notices that are currently received by Bcom3 stockholders. As a U.S. reporting company, Bcom3 must mail to its stockholders in advance of any annual meeting of stockholders:

     - an annual report containing audited financial statements; and

     - a proxy statement that complies with the requirements of the Exchange
       Act.

     As a foreign private issuer, Publicis is exempt from the rules under the Exchange Act prescribing the furnishing and content of annual reports and proxy statements to its shareholders. In addition, Publicis's officers, directors and principal stockholders will not be subject to the reporting and "short-swing profit recovery" provisions of Section 16 of the Securities Act with respect to sales and purchases of Publicis shares. However, Publicis will cause registered holders of Publicis ordinary shares to be furnished with an annual report in French and in English which contains audited financial statements prepared in conformity with French GAAP, together with a reconciliation of certain items to U.S. GAAP. Publicis will also furnish registered holders of Publicis shares with notices of meetings of shareholders and related documents in French and in English in accordance with the requirements of French law.

     Publicis also plans to allow copies of Publicis's annual reports and other information to be ordered by mail from its Internet web site at www.publicis.com.

DIVIDENDS

     Publicis has historically paid dividends on an annual basis and expects to continue to pay annual dividends on Publicis ordinary shares. The amount of future dividends of Publicis will depend on its earnings and financial condition and other factors affecting its businesses. Publicis's dividend for the year ended December 31, 2000 was E.20 per ordinary share and the dividend for the year ended December 31, 2001 was E.22 per ordinary share. For information on dividends declared by Publicis for the fiscal years ended 1997 through 2001, see "Comparative Market Price, Trading Volume and Dividend Data." Bcom3 paid a cash dividend of $.25 per share to holders of its common stock on February 9, 2001. On February 18, 2002, Bcom3 declared a cash dividend of $.25 per share of common stock. This dividend was paid by March 18, 2002 to holders of its common stock as of February 18, 2002. Other than these dividends, Bcom3 has not declared or paid any dividends.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGERS

     In considering the respective recommendations of the Bcom3 and Publicis boards of directors with respect to the merger agreements, stockholders should be aware that certain directors and officers of both Bcom3 and Publicis have interests in the mergers that may be different from, or in addition to, the interests of the other stockholders of Bcom3 and Publicis generally.

STOCK OPTION PLANS

     The total consideration to be paid for Bcom3 in both mergers is for all of its stock and options, and is allocated among Class A stockholders, Class B stockholders and option holders as provided in the Publicis/Bcom3 merger agreement and the applicable stock option plan in effect at the time of the mergers. The option holders' share of the total consideration will take the form of a cash payment to each option holder in cancellation of his or her options. The cash payment for each option, whether vested or unvested, will reflect the immediate U.S. dollar cash value of the blended merger consideration per Class A share paid in both mergers, as determined in good faith by the Bcom3 board, less the exercise price of the option.

     The option cash payment will be effected in two stages. First, the Bcom3 board, pursuant to Bcom3's 2000 Long-Term Equity Incentive Plan and 2001 California Stock Option Plan (collectively, the "stock option plans"), will make an appropriate adjustment to the exercise price of and number of shares underlying each outstanding stock option to reflect the treatment of Class A common stock in the first step merger. Then, in the Publicis/Bcom3 merger, each outstanding stock option so adjusted (whether vested or not) will be cancelled and option holders will receive a cash payment equal to the product of (1) the adjusted total number of Bcom3 Class A shares subject to such stock option and (2) the excess, if any, of the immediate U.S. dollar cash value of the consideration payable in the Publicis/Bcom3 merger for each Class A share measured at the effective time of the Publicis/Bcom3 merger, as determined in good faith by the Bcom3 board, over the adjusted exercise price per share for the applicable stock option.

     As of August 9, 2002, approximately 1,200 employees of Bcom3 and its subsidiaries held Bcom3 stock options, giving such individuals the right to acquire approximately 1,750,000 shares of Class A common stock in the aggregate, at an exercise price of $130 per share. Of the persons who have been a Bcom3 director or executive officer at any time since the beginning of the last fiscal year, Messrs. Haupt, Brown, Kimball, Bostock, Fizdale, Oshima, Niimura and Kobuse have not received any grants or awards under the stock option plans. Mmes. Kamerick and Reeves received nonqualified stock option grants during 2001 and 2002 under the stock option plans as set forth in the following tables:

                      INDIVIDUAL OPTION GRANTS DURING 2001

                                                                                          POTENTIAL REALIZABLE VALUE
                            NUMBER OF                                                       AT ASSUMED ANNUAL RATES
                           SECURITIES    PERCENT OF TOTAL                                 OF STOCK PRICE APPRECIATION
                           UNDERLYING    OPTIONS GRANTED    EXERCISE                            FOR OPTION TERM
                             OPTIONS     TO EMPLOYEES IN      PRICE                       ---------------------------
          NAME             GRANTED (#)     FISCAL YEAR      ($/SHARE)   EXPIRATION DATE     5% ($)         10% ($)
-------------------------  -----------   ----------------   ---------   ---------------   -----------   -------------
Roger A. Haupt...........        --             --              --               --              --              --
Craig D. Brown...........        --             --              --               --              --              --
Eileen A. Kamerick(1)....    10,000            1.1%           $130         08/31/11        $817,563      $2,071,865
Christian E. Kimball.....        --             --              --               --              --              --
Elizabeth L.
  Reeves(2)(3)...........     6,500            0.7%           $130         12/29/10        $531,416      $1,346,712
Roy J. Bostock...........        --             --              --               --              --              --
Richard B. Fizdale.......        --             --              --               --              --              --
Fumio Oshima.............        --             --              --               --              --              --
Megumi Niimura...........        --             --              --               --              --              --
Naoki Kobuse.............        --             --              --               --              --              --

---------------

(1) The nonqualified stock options granted to Ms. Kamerick vest in four equal installments, such that they will be 25% vested on August 31, 2003, 50% vested on August 31, 2004, 75% vested on August 31, 2005, and 100% vested on August 31, 2006.

(2) The nonqualified stock options granted to Ms. Reeves vest in four equal installments, such that they will be 25% vested on December 29, 2002, 50% vested on December 29, 2003, 75% vested on December 29, 2004, and 100% vested on December 29, 2005.

(3) As of August 9, 2002, Ms. Reeves does not serve as an executive officer of Bcom3.

                      INDIVIDUAL OPTION GRANTS DURING 2002

                                                                                        POTENTIAL REALIZABLE VALUE
                          NUMBER OF                                                       AT ASSUMED ANNUAL RATES
                         SECURITIES    PERCENT OF TOTAL                                 OF STOCK PRICE APPRECIATION
                         UNDERLYING    OPTIONS GRANTED    EXERCISE                            FOR OPTION TERM
                           OPTIONS     TO EMPLOYEES IN      PRICE                       ---------------------------
         NAME            GRANTED (#)     FISCAL YEAR      ($/SHARE)   EXPIRATION DATE      5% ($)        10% ($)
-----------------------  -----------   ----------------   ---------   ---------------   ------------   ------------
Roger A. Haupt.........        --             --              --               --                --             --
Craig D. Brown.........        --             --              --               --                --             --
Eileen A.
  Kamerick(1)..........    35,000            4.1%           $130         02/27/12        $2,861,471     $7,251,528
Christian E. Kimball...        --             --              --               --                --             --
Elizabeth L.
  Reeves(2)(3).........    10,000            1.1%           $130         02/27/12        $  817,563     $2,071,865
Roy J. Bostock.........        --             --              --               --                --             --
Richard B. Fizdale.....        --             --              --               --                --             --
Fumio Oshima...........        --             --              --               --                --             --
Megumi Niimura.........        --             --              --               --                --             --
Naoki Kobuse...........        --             --              --               --                --             --

---------------

(1) The non-qualified stock options granted to Ms. Kamerick vest in four equal installments, such that they will be 25% vested on February 27, 2004, 50% vested on February 27, 2005, 75% vested on February 27, 2006 and 100% vested on February 27, 2007.

(2) The non-qualified stock options granted to Ms. Reeves vest in four equal installments, such that they will be 25% vested on February 27, 2004, 50% vested on February 27, 2005, 75% vested on February 27, 2006 and 100% vested on February 27, 2007.

(3) As of August 9, 2002, Ms. Reeves does not serve as an executive officer of Bcom3.

     Because Bcom3 is a privately-held company with no trading in its shares of common stock, there has been no market determination of the value of the shares underlying the stock options held by, and therefore the value of the payments to be made to, Mmes. Kamerick and Reeves as described above.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     Publicis is obligated, for six years after the merger, to maintain in effect Bcom3's current directors' and officers' liability insurance covering acts or omissions prior to the effective time of the Publicis/Bcom3 merger.

     Publicis is obligated, to the fullest extent permitted by law, to indemnify and hold harmless each person who is or has been an officer or director of Bcom3 or any of its subsidiaries with respect to acts or omissions by them in their capacities as officers or directors at any time prior to the effective time of the Publicis/Bcom3 merger, including for acts and omissions occurring in connection with the mergers and the merger agreements. Publicis will also cause Philadelphia Merger Corp., the surviving corporation in the Publicis/Bcom3 merger, to maintain in its bylaws for a period of six years provisions reasonably satisfactory to Bcom3 regarding officers' and directors' indemnification and insurance.

EMPLOYMENT AGREEMENTS

  ROGER HAUPT'S EMPLOYMENT AGREEMENT WITH BCOM3

     Bcom3 entered into an employment agreement with Roger Haupt on January 1, 2001 that entitles him to an annual salary of not less than $950,000, an annual bonus and stock option awards (as recommended by Bcom3's board nominating and compensation committee), as well as various employee benefits and perquisites.

     Under the terms of his employment agreement, if the Bcom3 board terminates Mr. Haupt's employment at any time during the period commencing three months before a "change in control" and ending two years following a change in control or if Mr. Haupt terminates his employment at any time during the 30-day period that begins six months after a change in control, Mr. Haupt will be entitled to a lump sum payment equal to four times the sum of his annual salary and bonus (which is defined as the greater of his target bonus for the year in which the date of termination occurs, or the highest of the actual bonus paid in the three years preceding the year in which the date of termination occurs). Consummation of the Publicis/Bcom3 merger will constitute a "change in control" under Mr. Haupt's agreement. Mr. Haupt will be entitled to three times the sum of his annual base salary and bonus if the termination is by action of the Bcom3 board for any reason other than death, disability, cause or in connection with a change in control, or at the election of Mr. Haupt for "good reason" if the board has not cured or resolved the good reason before the end of 30 days after receiving notice. Under Mr. Haupt's agreement, "good reason" means:

     - a material diminution in his title, position, duties or responsibilities or the assignment to him of duties that are materially inconsistent with the position of CEO of the ultimate parent company of a group of operating companies;

     - a "fundamental disagreement" with the board (as defined in the agreement);

     - removal from, or failure to be reelected to, the position as CEO of Bcom3 (or its successor);

     - a reduction in salary or a material reduction in benefits without a reasonable substitution of additional cash salary or alternative benefits;

     - failure to continue participation in the annual bonus plan and long-term incentive plan at levels described in the agreement;

     - failure to continue any material perquisite without providing an equivalent alternative perquisite;

     - a relocation of his principal workplace without his consent to a location more than 25 miles from its current location; or

     - a material breach by Bcom3 of any of its obligations under the agreement.

     Upon any such termination entitling him to severance pay, Mr. Haupt is also entitled to (1) immediate vesting of any otherwise unvested benefits and (2) continuation of all welfare benefits for a period of three years with an additional three years of benefits under his executive employment consultancy arrangement. The agreement further provides that if any of the payments made to Mr. Haupt become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Haupt will be entitled to receive an additional gross-up payment such that, after payment by Mr. Haupt of all taxes, including any excise tax imposed upon the gross-up payment, Mr. Haupt will receive the net after-tax benefit that he would have received had the excise tax not been imposed. Following the termination of his employment, Mr. Haupt has agreed to non-competition and non-solicitation restrictions for a period of five years.

TERMINATION AND CHANGE IN CONTROL BENEFITS

 EXECUTIVE CHANGE IN CONTROL AGREEMENTS

     Fourteen Bcom3 executives, including Messrs. Brown and Kimball and Mmes. Kamerick and Reeves, entered into change in control agreements with Bcom3 in January and February of this year. Under the terms of each of the change in control agreements, each executive is entitled to receive certain payments and benefits if there is a "change in control" (as defined in the agreements) and the executive's employment is terminated without "cause" or upon a "constructive discharge" within the period beginning 90 days prior to a change in control and ending on the third anniversary of such change in control. Approval by Bcom3's stockholders of the Publicis/Bcom3 merger will constitute a "change in control" under the change in control agreements.

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Under the agreements, an executive's employment will have deemed to have been terminated upon a constructive discharge after:

     - a material diminution in the executive's reporting relationship;

     - a material diminution in the executive's duties and responsibilities taken as a whole (not taking into account changes, such as changes in public reporting requirements, that occur solely by reason of Bcom3 being a subsidiary of another company rather than the top-most company in a group of companies);

     - a reduction in his or her base salary;

     - a material reduction in his or her bonus opportunity or level of benefits other than a reduction in level of benefits that is reasonably consistent with changes affecting all senior executives of the company; or

     - a requirement that he or she relocate or commute to another metropolitan area (whether or not such developments have also resulted in a resignation by the executive).

     Depending upon the date of termination, certain agreements provide for a lump sum payment of up to two times (including agreements for Messrs. Brown and Kimball) or up to three times (including agreements for Mmes. Kamerick and Reeves) the sum of the executive's annual base salary plus the executive's target incentive bonus for the year in which the date of termination occurs (or, if greater, the highest aggregate cash compensation that the executive earned in annual salary and bonuses with respect to any of the three calendar years before the date of termination). In addition, each executive will be entitled to the following benefits if such executive's employment is terminated within the specified period before or following the change in control: (1) depending on the date of termination, continuation of all welfare benefits and deferred compensation, profit sharing, long-term incentive, defined contribution, defined benefit, pension, retirement and other similar qualified and non-qualified benefit plans for the executive for a period of up to two or three years; (2) immediate vesting of any otherwise unvested benefits; (3) a pro rata portion of the executive's aggregate target incentive bonus for the year in which the date of termination occurs; (4) accrued but unpaid salary, annual bonuses, vacation pay and unreimbursed expenses through the date of termination; and (5) outplacement services for a period of 12 months.

     The agreements further provide that if any of the payments made to the executives become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executives will be entitled to receive an additional gross-up payment such that, after payment by the executives of all taxes, including any excise tax imposed upon the gross-up payment, the executives will receive the net after-tax benefit that the executives would have received had the excise tax not been imposed.

     Upon the termination of their employment, the executives may be required to sign a mutual legal release and agree to a one-year non-competition restriction and a two-year non-solicitation restriction as a condition to receiving any payments or benefits.

RETIREMENT ARRANGEMENTS

     Messrs. Haupt and Kimball have letter agreements regarding executive employment consultancy arrangements. Under these agreements, each will be entitled to receive semi-monthly payments, at an annual rate equal to 30% of the sum of his final annual base salary plus his final annual bonus (or, if greater, the average of his final and immediately previous annual bonuses), along with the continuation of certain employee benefits, for a period of five years commencing upon his retirement. Mr. Haupt has already vested in this benefit, having attained age 50, and Mr. Kimball will vest in this benefit beginning with his retirement (at age 55 or later) or, pursuant to the terms of his change in control agreement, upon his earlier termination of employment as a result of a change in control.

     Mr. Brown also has a salary continuation agreement. Under this agreement, he will be entitled to receive monthly payments for a period of 10 years following his death, disability or retirement. Mr. Brown is entitled to receive monthly payments at the rate of $250,000 per annum, commencing upon (1) his retirement (at age 55 or later); (2) his earlier death or disability (subject, in the case of disability, to offset for certain disability

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insurance proceeds that Mr. Brown may be entitled to receive under company-paid policies); or (3) pursuant to the terms of his change in control agreement, his earlier termination of employment as a result of a change in control. Mr. Brown shall forfeit his right to receive any of these payments should he breach certain non-solicitation or non-competition restrictions that are applicable for a period of two years after the termination of his employment.

INTERESTS OF DENTSU'S DESIGNATED DIRECTORS

     Two members of Bcom3's board, Messrs. Oshima and Kobuse, have been designated to the board by Dentsu and therefore may have interests different from, or in addition to, the interests of other stockholders of Bcom3 and Publicis generally. See "The First Step Merger Agreement," "The Publicis/Bcom3 Merger Agreement," and "Shareholders' Agreements, Alliance Agreement and Escrow Agreement" below.

INTERESTS OF DIRECTORS OF PUBLICIS

     Elisabeth Badinter, who is a member of Publicis's supervisory board and a stockholder of Publicis, will enter into a shareholders' agreement with Dentsu regarding the voting of Publicis shares owned directly by her and Somarel and other matters relating to their ownership of Publicis shares after completion of the mergers. See "Shareholders' Agreements, Alliance Agreement and Escrow Agreement -- Shareholders' Agreement Between Elisabeth Badinter and Dentsu" for a more detailed description of this agreement.

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                           MATERIAL TAX CONSEQUENCES

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE FIRST STEP MERGER, OF THE PUBLICIS/BCOM3 MERGER AND OF HOLDING PUBLICIS INSTRUMENTS

  OVERVIEW

     The following discussion constitutes the opinion of Kirkland & Ellis, special tax counsel to Bcom3, as to the material U.S. federal income tax consequences of the first step merger, of the Publicis/Bcom3 merger and of holding Publicis instruments to the U.S. holders of Bcom3 Class A common stock. For purposes of this discussion, a U.S. holder means:

     - an individual citizen or resident of the United States;

     - a corporation or other entity taxable as a corporation organized under the laws of the United States or any of its political subdivisions;

     - a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust; or

     - an estate that is subject to United States federal income tax on its income regardless of its source.

     This discussion is based upon the current provisions of the U.S. Internal Revenue Code (the "Code"), existing regulations promulgated under the Code and current administrative and judicial interpretations of the Code, all as in effect as of the date hereof, and all of which are subject to change (possibly with retroactive effect). No attempt has been made to comment upon all U.S. federal income tax consequences of the mergers or of holding Publicis instruments that may be relevant to particular holders in light of their particular circumstances or to holders that are subject to special tax treatment under the Code, for example, dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities, and persons who hold their shares as part of a "straddle," "hedge" or "conversion transaction." In addition, this discussion does not address any tax consequences to Dentsu. This discussion also does not consider the effect of any foreign, state or local laws or any U.S. federal laws other than those pertaining to the income tax.

     THE INDIVIDUAL CIRCUMSTANCES OF EACH U.S. HOLDER OF BCOM3 CLASS A COMMON STOCK MAY AFFECT THE TAX CONSEQUENCES OF THE MERGERS OR OF HOLDING PUBLICIS INSTRUMENTS TO SUCH HOLDER. THE PARTICULAR FACTS OR CIRCUMSTANCES OF A U.S. HOLDER OF BCOM3 CLASS A COMMON STOCK THAT MAY SO AFFECT THE CONSEQUENCES ARE NOT DISCUSSED HERE. ACCORDINGLY, ALL U.S. HOLDERS OF BCOM3 CLASS A COMMON STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE FIRST STEP MERGER, OF THE PUBLICIS/BCOM3 MERGER AND OF HOLDING PUBLICIS INSTRUMENTS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE APPLICATION AND EFFECT OF FOREIGN, U.S. FEDERAL, STATE, LOCAL OR OTHER TAX LAWS.

     It is a condition to the obligation of Bcom3 to consummate the Publicis/Bcom3 merger that Bcom3 receive an opinion from its special tax counsel, Kirkland & Ellis, to the effect that the Publicis/Bcom3 merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code and that each transfer of property to Publicis by a Bcom3 stockholder pursuant to the Publicis/Bcom3 merger will not be subject to Section 367(a)(1) of the Code. Section 367(a)(1) generally denies tax-free treatment to the U.S. shareholders of a U.S. target company upon an acquisition of the U.S. target company by a foreign acquiring company unless, among other things, the foreign acquiror is larger than the U.S. target company. It is a condition to the obligation of Publicis and Philadelphia Merger Corp. to consummate the merger that Publicis receive an opinion from its counsel, Wachtell, Lipton, Rosen & Katz, to the effect that the Publicis/Bcom3 merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

     In issuing such opinions, each of Kirkland & Ellis and Wachtell, Lipton, Rosen & Katz are entitled to rely upon facts, representations, assumptions, rulings, opinions and certificates of officers of Publicis, Bcom3 and others. The opinions of counsel are not binding on the Internal Revenue Service (the "IRS") or any court, and no assurance can be given that the IRS will not challenge the tax treatment of the merger. Publicis and Bcom3 are seeking a ruling from the IRS regarding the application of Section 367(a)(1) of the Code to the Publicis/Bcom3 merger.

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     The following discussion assumes that the first step merger and the
Publicis/Bcom3 merger will be consummated as described in the first step merger agreement and the Publicis/Bcom3 merger agreement (including satisfaction of the closing conditions set forth in such merger agreements) and this proxy statement/prospectus, that Bcom3 will comply with the reporting requirements for the transfer by U.S. persons of stock in a U.S. corporation to a foreign corporation to qualify for an exception to the application of Section 367(a)(1) of the Code, and that the terms of the Publicis ordinary shares, the usufruct interests in Publicis ordinary shares, the ORAs and the warrants issued in the Publicis/Bcom3 merger and the debt portion of the OBSAs correspond to the description of such instruments set forth in the Publicis/Bcom3 merger agreement (and exhibits thereto).

  CONSEQUENCES OF THE FIRST STEP MERGER

     It is the opinion of Kirkland & Ellis, special tax counsel to Bcom3, that the first step merger should be treated as a purchase of a portion of Bcom3 Class A common stock from the holders of such stock by Dentsu for cash, followed by a recapitalization of Bcom3. Nevertheless, there is a risk that the IRS may attempt to recharacterize all or a part of the cash received from Dentsu because of the proximity of the first step merger to the Publicis/Bcom3 merger. For example, the IRS may attempt to treat a portion of that cash as a payment by Dentsu for its right to receive bare legal title with respect to Publicis ordinary shares from the holders of Bcom3 Class A common stock (which payment could be characterized as ordinary income rather than capital gain). Counsel believes that this risk, while difficult to quantify, would affect only a small portion of the payment (i.e., the fair market value of the right to vote the shares subject to the usufruct arrangement for two years), if any. The remaining portion of this section will assume that the first step merger will be treated as an acquisition of a portion of Bcom3 Class A common stock from the holders of such stock by Dentsu for cash.

     Each U.S. holder of Bcom3 Class A common stock will be treated for U.S. federal income tax purposes as if such holder sold a portion of his or her shares of Bcom3 Class A common stock to Dentsu for cash. Each such holder will recognize gain or loss equal to the difference between the cash proceeds received as a result of the first step merger less such holder's tax basis in the shares sold to Dentsu. In general, a U.S. holder's tax basis in his or her shares of Bcom3 Class A common stock will be equal to the amount paid for such shares, plus any taxable income such holder was required to recognize upon receipt of such shares. Kirkland & Ellis, special tax counsel to Bcom3, believes that a U.S. holder of Bcom3 Class A common stock who holds blocks of stock with different tax bases and/or different holding periods should be permitted to identify the specific shares sold to Dentsu pursuant to the first step merger for purposes of determining the amount of his or her gain or loss on such sale. Unless a holder notifies Bcom3 to the contrary, Bcom3 will treat each U.S. holder of Class A common stock as selling pursuant to the first step merger his or her shares of Bcom3 Class A stock which have the highest cost basis of shares with a holding period of more than 12 months. However, each U.S. holder should consult with his or her tax advisor because the ability to use specific identification to determine the shares of stock treated as sold pursuant to the first step merger is not free from doubt.

     Generally, gain or loss recognized with respect to Bcom3 Class A common stock surrendered in the first step merger will be capital gain or loss. Capital gain of a noncorporate U.S. holder will generally be subject to United States federal income tax at a maximum rate of 20% where the Bcom3 Class A common stock was held for more than one year. The gain or loss will generally be income from sources within the United States for foreign tax credit limitation purposes.

     In general, gain with respect to cash received in the first step merger by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to each U.S. holder of Bcom3 Class A common stock as may be required under applicable United States Treasury Regulations. Backup withholding at a maximum rate of 30% will apply to these payments if a U.S. holder fails to provide an accurate taxpayer identification number or fails to report all interest and dividends required to be shown on such holder's federal income tax return.

  CONSEQUENCES OF THE PUBLICIS/BCOM3 MERGER

     In General. As a result of the Publicis/Bcom3 merger, each U.S. holder of Bcom3 Class A common stock will exchange each share of Bcom3 Class A common stock held after giving effect to the first step

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merger for consideration consisting of Publicis ordinary shares, the usufruct interest in additional Publicis ordinary shares and the right to receive bare legal title to such shares on the second anniversary of the closing of the Publicis/Bcom3 merger, ORAs, warrants, and proceeds generated from the sale of the debt portion of the OBSAs. A U.S. holder of Bcom3 Class A common stock will generally not be required to recognize any gain for U.S. federal income tax purposes as a result of the receipt of Publicis ordinary shares or warrants in the Publicis/Bcom3 merger.

     It is the opinion of Kirkland & Ellis, special tax counsel to Bcom3, that the ORAs and the usufruct interests (including the right to receive bare legal title to such shares on the second anniversary of the closing date of the Publicis/Bcom3 merger) constitute stock for U.S. federal income tax purposes and that the receipt of these instruments will not give rise to gain recognition, although this conclusion is not entirely free from doubt in light of the absence of direct authority addressing the federal income tax characteristics of these instruments. The following discussion assumes that such instruments are treated as stock for U.S. federal income tax purposes.

     Each U.S. holder of Bcom3 Class A common stock will be required to recognize gain for U.S. federal income tax purposes to the extent of the cash proceeds (and the fair market value of non-cash proceeds, if any, but net of the amount of such proceeds which will be paid to Publicis with respect to the Bcom3 option cancellation payments) received by such U.S. holder from the sale of the debt portion of the OBSAs. Such gain will be calculated separately with respect to each block of Bcom3 Class A common stock (that is, shares acquired at separate times and at different prices). Thus, a U.S. holder's gain recognized with respect to a share of Bcom3 Class A stock will equal the lesser of (a) the cash proceeds (plus the fair market value of non-cash proceeds, if any) received from the sale of the debt portion of the OBSAs allocable to such share and (b) the excess of (i) the aggregate value of the portion of the Publicis ordinary shares, the usufruct interest in additional Publicis ordinary shares, the right to receive bare legal title to such shares on the second anniversary of the closing date of the Publicis/Bcom3 merger, the ORAs, the warrants and the cash (plus the fair market value of non-cash proceeds, if any) received from the sale of the debt portion of the OBSAs allocable to such share, over (ii) such holder's tax basis in such share. In addition, gain will be recognized as a result of cash received in lieu of fractional interests, as described below.

     Bcom3 does not expect any U.S. holder of Bcom3 Class A common stock to realize a loss in the Publicis/Bcom3 merger. However, in the event that the adjusted basis of a U.S. holder in his or her Bcom3 Class A common stock is greater than the sum of the amount of cash and the fair market value of the other consideration received, such holder will realize a loss even though such loss will not be currently allowed or recognized for U.S. federal income tax purposes.

     The aggregate tax basis of the Publicis ordinary shares, usufruct interests in Publicis ordinary shares (and the right to receive bare legal title to such shares), ORAs and warrants received by a U.S. holder of Bcom3 Class A common stock (including any fractional interests in such instruments deemed to be received and sold for cash, as described below) will be equal to such holder's basis in the Bcom3 Class A common stock exchanged therefor, increased by the amount of gain recognized by such holder and decreased by the amount of cash and the fair market value of non-cash proceeds, if any, from the sale of the debt portion of the OBSAs, received by such holder. Such basis must be allocated among the various instruments (excluding cash and the fair market value of non-cash proceeds, if any, from the sale of the debt portion of the OBSAs) received by such holder in the Publicis/Bcom3 merger in proportion to the fair market value of each such instrument. The holding period of the Publicis ordinary shares, usufruct interests in Publicis ordinary shares (and the right to receive bare legal title to such shares), ORAs and warrants received by a U.S. holder of Bcom3 Class A common stock in the Publicis/Bcom3 merger will include such holder's holding period in the Bcom3 Class A common stock surrendered.

     In addition, if a U.S. holder of Bcom3 Class A common stock exercises appraisal rights and as a result receives only cash for his or her Bcom3 Class A common stock, such holder will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Bcom3 Class A common stock. Generally, for such a holder, any recognized gain or loss will be capital gain or loss and will generally be

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long-term capital gain or loss if such holder's holding period in the Bcom3
Class A common stock is more than one year at the effective time of the Publicis/Bcom3 merger.

     Cash In Lieu of Fractional Interests. U.S. holders of Bcom3 Class A common stock who receive cash in lieu of fractional interests in Publicis ordinary shares, usufructs, ORAs or warrants will be treated as having first received such fractional interests in the Publicis/Bcom3 merger and then as having received cash in exchange for the applicable fractional interest. Gain or loss will generally be recognized for U.S. federal income tax purposes by the U.S. holder of Bcom3 Class A common stock, measured by the difference between the amount of cash received and the portion of such holder's basis in his or her Bcom3 Class A common stock allocable to such fractional interest. Any gain will be capital gain provided that the shares of Bcom3 Class A common stock were held as capital assets and will be long term capital gain if the Bcom3 Class A common stock had been held for more than one year at the time of the Publicis/Bcom3 merger.

     Backup Withholding. In general, payments made in connection with the Publicis/Bcom3 merger by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to each holder of Bcom3 Class A common stock as may be required under applicable United States Treasury Regulations. Backup withholding at a maximum rate of 30% may apply to such payments if a U.S. holder fails to provide an accurate taxpayer identification number or fails to report all interest and dividends required to be shown on such holder's federal income tax return.

     Five-Percent Shareholders. This discussion does not address the tax consequences of the Publicis/Bcom3 merger to a holder of Bcom3 Class A common stock if such holder will become a "five-percent transferee shareholder" of Publicis within the meaning of the applicable Treasury Regulations under Section 367 of the Code. In general, a five-percent transferee shareholder is a person that holds Bcom3 stock and will own, directly or indirectly through attribution rules, at least five percent of either the total voting power or the total value of Publicis shares immediately after the Publicis/Bcom3 merger. Based on the current value and ownership of Publicis and Bcom3, Bcom3 does not expect that any U.S. holder of Bcom3 Class A common stock will become a five-percent transferee shareholder of Publicis in connection with the Publicis/Bcom3 merger. However, the attribution rules for determining ownership are complex, and neither Publicis nor Bcom3 can offer any assurance that a holder will not be a five-percent transferee shareholder based on the particular facts and circumstances applicable to such holder. If a U.S. holder of Bcom3 Class A common stock believes he or she could become a five-percent transferee shareholder of Publicis, such holder should consult his or her tax advisor about the special rules and time-sensitive tax procedures that might apply to such holder.

     Reporting Requirements. Each U.S. holder of Bcom3 Class A common stock who does not exercise his or her appraisal rights in connection with the Publicis/Bcom3 merger will be required (i) to file a statement with his or her U.S. federal income tax return for the year in which the Publicis/Bcom3 merger occurs providing a complete statement of all facts pertinent to the nonrecognition of gain upon the exchange of his or her Bcom3 Class A common stock, including his or her tax basis in the Bcom3 Class A common stock that was surrendered, and the fair market value of the Publicis ordinary shares, usufruct interest in Publicis ordinary shares, ORAs and warrants and any cash received in the merger and (ii) to retain permanent records of these facts relating to the Publicis/Bcom3 merger.

     Consequences If the Debt Portion of the OBSAs Is Not Sold at Closing. The preceding discussion assumes that the debt portion of the OBSAs will be sold at closing. However, the former holders of Bcom3 Class A common stock will not receive their pro rata share of the net proceeds (including non-cash proceeds, if any) from the sale of the debt portion of the OBSAs until it is sold, which sale may not occur until after the effective time of the Publicis/Bcom3 merger. If the debt portion of the OBSAs is not sold until after the effective time of the Publicis/Bcom3 merger, then each U.S. holder of Bcom3 Class A common stock would likely be required to recognize gain, in the year of the Publicis/Bcom3 merger, to the extent of the fair market value of such holder's payment rights with respect to the debt portion of the OBSAs. The availability of the installment method for reporting such gain and the possible treatment of a portion of the net proceeds as ordinary income or short term capital gain will depend upon facts that may not be known until after the effective time of the Publicis/Bcom3 merger.

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  CONSEQUENCES OF HOLDING PUBLICIS INSTRUMENTS

     A U.S. holder of Publicis ordinary shares, the usufruct interest in Publicis ordinary shares and ORAs must include in ordinary income the gross amount of any distribution made by Publicis with respect to such instruments to the extent of Publicis's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), including any avoir fiscal (a payment from the French treasury), precompte or French tax withheld, based upon the U.S. dollar value of the distribution on the date it is actually or constructively received. In determining the amount of dividend income received, a U.S. holder will use the spot currency exchange rate on the day the dividend is included in income. Any difference between the amount of dividend income and the dollars actually received may constitute a foreign currency gain or loss, which is an ordinary gain or loss. Individual U.S. holders, however, are not required to recognize a gain of less than $200 from the exchange of foreign currency in a "personal transaction" as defined in Section 988(e) of the Code. Any distribution by Publicis in excess of current or accumulated earnings and profits will be treated as a tax-free return of capital that reduces the tax basis in the U.S. holder's Publicis ordinary shares, the usufruct interest in Publicis ordinary shares or the ORAs, as applicable, and any remaining amount will be treated as capital gain. A U.S. holder should consult his or her tax advisor regarding the availability of any foreign tax credit resulting from any French withholding tax imposed on any dividend or other payment to the U.S. holder.

     Upon a sale or other disposition of Publicis ordinary shares, the usufruct interest in Publicis ordinary shares, the ORAs or the warrants in a taxable transaction, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. holder's tax basis in the Publicis ordinary shares, the usufruct interest in Publicis ordinary shares, the ORAs or the warrants, as applicable. Such gain or loss recognized will generally be a long-term capital gain or loss with respect to instruments held for more than 12 months at the time of the sale or other disposition, and any gain or loss recognized generally will be income or loss from sources within the U.S. for foreign tax credit limitation purposes. Long-term capital gain of a non-corporate U.S. holder is generally subject to tax at a maximum federal income tax rate of 20%.

     A U.S. holder of Publicis warrants will not recognize gain on the exercise of the warrants. The holder's basis in the Publicis ordinary shares received on the exercise of the warrants will equal the holder's basis in the warrants, plus the price paid by the U.S. holder upon such exercise of the warrants.

     Bcom3 does not believe that Publicis is a "passive foreign investment company," or PFIC, as defined in Section 1297 of the Code. A foreign corporation will generally be a PFIC with respect to a U.S. person if, for any taxable year in which the U.S. person is a shareholder, either 75% or more of the corporation's gross income for the year is passive income or 50% or more of the value of the corporation's assets is attributable to assets that produce or are held for the production of passive income. The treatment of a foreign corporation as a PFIC is based on facts that may be subject to change, and therefore there can be no assurance that Publicis will not become a PFIC in the future. Each U.S. holder should consult his or her tax advisor about the specific application of the PFIC rules, including time-sensitive filing procedures, to such holder and possible elections or other methods of minimizing the adverse tax consequences that could apply to such holder if Publicis were to be treated as a PFIC.

MATERIAL FRENCH TAX CONSEQUENCES OF HOLDING AND DISPOSING OF PUBLICIS ORDINARY SHARES, ORAS, OBSAS AND/OR WARRANTS (BONS DE SOUSCRIPTION)

     The following discussion is a summary description of the material French tax consequences of owning and disposing of Publicis ordinary shares, ORAs, OBSAs and/or warrants (Bons de souscription).

     This discussion is relevant only to individual holders of the Publicis ordinary shares, ORAs, OBSAs and/or warrants (Bons de souscription) who received such instruments in the Publicis/Bcom3 merger in exchange for their Bcom3 Class A common stock, who are not French tax residents, who are tax residents of the United States pursuant to article 4 of the Convention Between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital (the "U.S.-France tax treaty")
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("U.S. Tax Resident Individuals"), and who do not hold the Publicis ordinary shares, ORAs, OBSAs and/or warrants (Bons de souscription) in connection with a permanent establishment or a fixed base in France through which they carry on a business or perform personal services.

     This discussion does not address all aspects of French tax laws and tax treaties that may be relevant in light of the particular circumstances of holders of the Publicis ordinary shares, ORAs, OBSAs and/or warrants (Bons de souscription). It is based on French tax law and conventions and treaties in force as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect, or to different interpretations.

     On August 31, 1994, the United States and France signed the U.S.-France tax treaty, which generally became effective on January 1, 1996.

     Described hereunder are the principal French tax consequences that apply to holders of the Publicis ordinary shares, ORAs, OBSAs and/or warrants (Bons de souscription) for whom both of the following requirements are met:

     - the holder is a U.S. Tax Resident Individual (and, in the case of a U.S. Tax Resident Partnership as defined below, all owners will be U.S. Tax Resident Individuals); and

     - the ownership of the Publicis ordinary shares, ORAs, OBSAs and/or warrants (Bons de souscription) is not effectively connected with a permanent establishment or a fixed base in France.

     THE INDIVIDUAL CIRCUMSTANCES OF EACH U.S. HOLDER MAY AFFECT THE TAX CONSEQUENCES OF HOLDING AND DISPOSING OF THE PUBLICIS ORDINARY SHARES, ORAS, OBSAS AND WARRANTS (BONS DE SOUSCRIPTION). THE PARTICULAR FACTS OR CIRCUMSTANCES OF A U.S. HOLDER THAT MAY SO AFFECT THE CONSEQUENCES ARE NOT DISCUSSED HERE. ACCORDINGLY, ALL U.S. HOLDERS OF THE PUBLICIS ORDINARY SHARES, ORAS, OBSAS AND/OR WARRANTS (BONS DE SOUSCRIPTION) ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE PUBLICIS ORDINARY SHARES, ORAS, OBSAS AND/OR WARRANTS (BONS DE SOUSCRIPTION), INCLUDING THEIR ELIGIBILITY FOR THE BENEFITS OF THE U.S.-FRANCE TAX TREATY, THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

  PUBLICIS ORDINARY SHARES

  Dividends

     Withholding Tax. Dividends paid to a shareholder having his or her tax residence outside France by French companies are generally subject to a 25% French withholding tax under French tax laws.

     Under the U.S.-France tax treaty, this withholding tax is reduced to 15% if the following conditions are met:

          (i) the Publicis ordinary shares are beneficially owned by a U.S. Tax Resident Individual;

          (ii) such ownership is not effectively connected with a permanent establishment or a fixed base that the holder has in France; and

          (iii) the holder has previously established that he or she is a U.S. Tax Resident Individual in accordance with the following procedures:

        - the U.S. Tax Resident Individual must complete French Treasury Form RF1 A EU-No. 5052 (or 5053 if the dividends do not give right to the avoir fiscal, as discussed below) and send it to the paying establishment before the date of payment of the dividend.

        - if the U.S. Tax Resident Individual cannot complete French Treasury Form RF1 A EU-No. 5052 before the date of payment of the dividend (and provided that the dividend gives right to the avoir fiscal), he or she may complete a simplified certificate and send it before receiving such payment

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          to the institution which holds the shares on its behalf. This certificate must state that the beneficial owner fulfills the following conditions:

         - the holder is a U.S. Tax Resident Individual;

         - the holder's ownership of Publicis ordinary shares is not effectively connected with a permanent establishment or a fixed base in France;

         - the holder owns all the rights attached to the full ownership of Publicis ordinary shares including, among other things, the dividend rights;

         - the holder fulfills all the requirements under the U.S.-France tax treaty for the reduced rate of withholding tax; and

         - the holder claims the reduced rate of withholding tax.

     If a U.S. Tax Resident Individual has not completed French Treasury Form RF1 A EU-No. 5052 (or 5053) or the simplified certificate before the dividend payment date, the paying establishment will deduct French withholding tax at the rate of 25%. In that case, the holder may claim a refund of the excess withholding tax by completing French Treasury Form RF1 A-No. 5052 (or 5053) and sending it, by intermediary of the paying establishment, to the French tax authorities before December 31 of the second calendar year following the calendar year during which the withholding tax is levied.

     Under (i) and (ii) above, the 15% withholding rate may also apply to dividends paid to a U.S. partnership or similar pass-through entity as described in article 4.2.(b)(iv) of the U.S.-France tax treaty (including a limited liability company that is treated as a partnership or other pass-through entity for U.S. tax purposes) and whose income is subject to U.S. tax either in its hands or in the hands of its partners who are U.S. Tax Resident Individuals ("U.S. Tax Resident Partnership").

     Specific procedures will apply if the Publicis ordinary shares are held through a U.S. Tax Resident Partnership. U.S. Tax Resident Individuals who will own their Publicis ordinary shares through a U.S. Tax Resident Partnership should consult with their own tax advisers as to the conditions and formalities under which they may benefit from the above-mentioned reduction of the French withholding tax.

     Avoir fiscal. Under the U.S.-France tax treaty, U.S. Tax Resident Individuals may be entitled to a payment from the French Treasury, called the avoir fiscal, generally equal to 50% of the dividend paid.

     If the holder is eligible, the holder may claim a payment equal to the avoir fiscal, less a 15% withholding tax on this avoir fiscal, provided that all the following conditions are met:

          (i) the dividend, if received by a resident of France, would entitle such a resident to a tax credit (avoir fiscal);

          (ii) the Publicis ordinary shares are beneficially owned by a U.S. Tax Resident Individual;

          (iii) the holder's ownership of Publicis ordinary shares is not effectively connected with a permanent establishment or a fixed base in France;

          (iv) the holder owns all the rights attached to the full ownership of Publicis ordinary shares including, among other things, the dividend rights;

          (v) the holder or its partners (in the case of a U.S. Tax Resident Partnership) is subject to U.S. income tax on the payment of the dividend and the related avoir fiscal; and

          (vi) the holder or its partners (in the case of a U.S. Tax Resident Partnership) fulfills all the requirements under the U.S.-France tax treaty for the transfer of the avoir fiscal.

     If a holder is entitled, the avoir fiscal may be claimed by completing French Treasury Form RF1 A EU-No. 5052 and (if not previously sent to claim the benefit of the 15% withholding tax rate) sending it, by intermediary of the paying establishment, to the French tax authorities before December 31 of the second year following the year during which the dividend is paid.

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     The avoir fiscal and any French withholding tax refund are generally expected to be paid within 12 months after the holder of Publicis ordinary shares files Form RF1 A EU-No. 5052. However, they will not be paid before January 15 of the calendar year following the end of the calendar year in which the dividend is paid.

     U.S. Tax Resident Partnerships may also be entitled to the 50% avoir fiscal, if any, under the above-mentioned conditions (i) to (vi).

     Specific procedures will apply if Publicis ordinary shares are held through a U.S. Tax Resident Partnership. U.S. Tax Resident Individuals who will own their Publicis ordinary shares through a U.S. Tax Resident Partnership should consult with their own tax advisors as to the conditions and formalities under which they may benefit from the above-mentioned transfer of the avoir fiscal.

  Usufruct Rights in Publicis Ordinary Shares

     In the Publicis/Bcom3 merger, bare legal title of approximately 6.8 million Publicis ordinary shares will be transferred to Dentsu and the usufruct rights with respect to such Publicis ordinary shares will be retained and directly held by Bcom3 Class A stockholders. Conveyance instruments as agreed to between Dentsu and the special nominee (described below under the caption "The Publicis/Bcom3 Merger Agreement -- Special Arrangements with Respect to Certain Publicis Ordinary Shares") will contain all provisions that are necessary or desirable to ensure that all economic interests in such shares shall be enjoyed exclusively by the individual holders of the usufruct interest in such shares.

     According to article 10.4.(g) of the U.S.-France tax treaty, the benefit of the avoir fiscal is subject to the condition that the beneficial owner of the dividends shows, where required by the French tax administration, that he is the beneficial owner of the shareholding in respect of which the dividends are paid and that such shareholding does not have as its principal purpose or one of its principal purposes to allow another person to take advantage of the provisions of that paragraph, regardless of whether that person is a resident of a Contracting State.

     An official request has been submitted to the French Tax Authorities for an interpretation on this article in the present case. The French Tax Authorities have confirmed that U.S. Bcom3 Class A stockholders will be entitled to the transfer of the avoir fiscal attached to the dividends derived from the usufruct rights on Publicis ordinary shares directly owned by individuals.

  Capital Gains on the Sale of Publicis Ordinary Shares

     Under French tax law, capital gains realized upon the sale of Publicis ordinary shares by holders who are not French residents for French tax purposes (and who do not hold their shares in connection with a permanent establishment or a fixed base in France) are not taxable in France provided that the vendor and any related person have not directly or indirectly held more than 25% of rights to Publicis earnings (droits aux benefices sociaux), at any time during the five years preceding the sale.

     If the holder is a U.S. Tax Resident Individual, the holder will not be subject to French tax on any capital gain if the holder sells or exchanges its Publicis ordinary shares, unless the holder has a permanent establishment or fixed base in France and the Publicis ordinary shares sold or exchanged were part of the business property of that permanent establishment or fixed base.

  ORAS

  Interest

     Interest paid to holders of ORAs who are U.S. Tax Resident Individuals should be exempt from income tax in France, provided that ORAs are not held in connection with a permanent establishment or a fixed base in France. This tax exemption may be subject to the fulfillment of certain filing requirements. U.S. Tax Resident Individuals should consult with their own tax advisers as to the conditions under which they may benefit from the above-mentioned exemption.

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  Capital Gains on the Sale of ORAs

     Capital gains realized upon the sale of ORAs by a shareholder having his or her tax residence outside France should be exempt from income tax in France provided that the ORAs are not held in connection with a permanent establishment or a fixed base in France.

     If the holder is a U.S. Tax Resident Individual, the holder should not be subject to French tax on any capital gain if the holder sells or exchanges its ORAs, unless the holder has a permanent establishment or fixed base in France and the ORAs sold or exchanged were part of the business property of that permanent establishment or fixed base.

  Redemption of ORAS

     The premium, if any, earned by the U.S. Tax Resident Individual holders of ORAs upon redemption of the ORAs into Publicis ordinary shares should be exempt from income tax in France, provided that the ORAs are not held in connection with a permanent establishment or a fixed base in France. This tax exemption may be subject to the fulfillment of certain filing requirements. U.S. Tax Resident Individuals should consult with their own tax advisers as to the conditions under which they may benefit from the above-mentioned exemption.

  OBSAS

  Interest

     Interest paid to holders of OBSAs who are U.S. Tax Resident Individuals should be exempt from income tax in France, provided that OBSAs are not held in connection with a permanent establishment or a fixed base in France. This tax exemption may be subject to the fulfillment of certain filing requirements. U.S. Tax Residents Individuals should consult with their own tax advisers as to the conditions under which they may benefit from the above-mentioned exemption.

  Capital Gains on the Sale of the Debt Portion of OBSAs

     Capital gains, if any, realized upon the sale of the Debt Portion of OBSAs, in the case of a shareholder having his or her tax residence outside France, are exempt from income tax in France provided that the OBSAs are not held in connection with a permanent establishment or a fixed base in France.

     If the shareholder is a U.S. Tax Resident Individual, the shareholder will not be subject to French tax on any capital gain on the sale of the OBSAs, unless the holder has a permanent establishment or fixed base in France and the OBSAs sold were part of the business property of that permanent establishment or fixed base.

  Exercise of the Warrants (Bons de souscription)

     Under French tax law, the subscription of shares by a U.S. Tax Resident Individual upon exercise of a warrant (Bon de souscription) should not be a taxable event in France.

  Sale of the Warrants (Bons de souscription)

     Capital gains realized upon the sale of warrants (Bons de souscription) by a U.S. Tax Resident Individual should be exempt from income tax in France provided that the warrants (Bons de souscription) are not held in connection with a permanent establishment or a fixed base in France.

     If the holder is a U.S. Tax Resident Individual, the holder will not be subject to French tax on any capital gain on the sale of the warrants (Bons de souscription), unless the holder has a permanent establishment or fixed base in France and the warrants (Bons de souscription) sold or exchanged were part of the business property of that permanent establishment or fixed base.

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  FRENCH ESTATE AND GIFT TAXES

     Under The Convention Between the United States of America and the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritance and Gifts of November 24, 1978, if an individual holder transfers its Publicis Ordinary shares, ORAs, OBSAs and/or warrants (Bons de souscription) by gift, or if they are transferred by reason of the holder's death, such transfer will only be subject to French gift or inheritance tax if one of the following applies:

     - the individual holder is domiciled in France at the time of making the gift, or at the time of the individual holder's death; or

     - the individual holder used the Publicis ordinary shares, ORAs, OBSAs and/or warrants (Bons de souscription) in conducting a business through a permanent establishment or fixed base in France, or the individual holder held the Publicis ordinary shares, ORAs, OBSAs and/or warrants (Bons de souscription) for that use.

  FRENCH WEALTH TAX

     The French wealth tax does not generally apply to the Publicis Ordinary shares, ORAs, OBSAs and/or warrants (Bons de souscription) if the holder is a U.S. Tax Resident Individual, provided that:

     - the individual holder does not own, alone or with related persons, directly or indirectly, shares, rights or interests the total of which gives right to at least 25% of Publicis earnings; and

     - the Publicis ordinary shares, ORAs, OBSAs and/or warrants (Bons de souscription) are not held in connection with a permanent establishment or a fixed base in France.

     Under French tax law, an individual having his or her tax residence outside France is taxable only on such individual's French assets. However, financial investments made by such individuals, provided they represent less than 5% of the share capital of the French company and are made in companies other than real property companies, are exempt from wealth tax.

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                        THE FIRST STEP MERGER AGREEMENT

     The following section describes the material terms of the first step merger agreement. The complete text of the first step merger agreement is attached as Annex C to, and is incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the entire first step merger agreement because it is the legal document that governs the first step merger.

THE FIRST STEP MERGER

     When the first step merger occurs, Boston Three Corporation, a newly formed wholly owned subsidiary of Bcom3, will merge with and into Bcom3, with Bcom3 remaining as the surviving corporation in the first step merger. The purpose of the first step merger is to effect a pro rata purchase of shares of Class A common stock by Dentsu for cash and a recapitalization of the common stock of Bcom3. Although a separate agreement governs the transactions contemplated by the first step merger, the first step merger and the Publicis/Bcom3 merger are conditioned upon each other, and so you should view the first step merger as an integral part of the process by which the Publicis/Bcom3 merger will be effected.

CLOSING AND EFFECTIVE TIME

     The closing of the first step merger will take place as soon as practicable after the satisfaction or waiver of the closing conditions.

     At the closing of the first step merger, Bcom3 and Boston Three Corporation will file a certificate of merger with the Secretary of State of the State of Delaware. The first step merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger. It is expected that the closing of the first step merger will occur on the closing date of the Publicis/Bcom3 merger.

FIRST STEP MERGER CONSIDERATION

     The merger consideration offered in the first step merger will consist of the following:

     - each share of Class A common stock of Bcom3 will be converted into the right to receive:

      - from Dentsu, an amount of cash equal to $498,702,393 divided by the total number of shares of Class A common stock outstanding immediately prior to the effective time of the first step merger (which, based on the number of shares outstanding as of August 9, 2002 is approximately $32.62); and

      - 0.813619 shares of Bcom3 Class A common stock.

     - each share of Class B common stock of Bcom3 (all of which is held by Dentsu) will be converted into the right to receive 1.665067 shares of Bcom3 Class B common stock.

     Prior to and after completion of the first step merger, Dentsu will own all of Bcom3's Class B common stock. At the effective time of the first step merger, each share of Bcom3 common stock held in the treasury of Bcom3 prior to the first step merger will be cancelled without being converted into the right to receive the first step merger consideration and without receipt of any other payments. Each share of the capital stock of Boston Three Corporation outstanding immediately prior to the effective time of the first step merger will be cancelled without receipt of any payment.

     The stock component of the first step merger consideration is subject to adjustments for extraordinary events affecting the capital stock of Bcom3, such as stock splits, recapitalizations, combinations or stock dividends.

     In connection with the first step merger, the Bcom3 board will make an appropriate adjustment to the exercise price of and number of shares underlying each outstanding stock option to reflect the treatment of Class A common stock in the first step merger, as described under the caption "The Publicis/Bcom3 Merger Agreement -- Effect on Stock Options."

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DELIVERY OF FIRST STEP MERGER CONSIDERATION

     Prior to the effective time of the first step merger, a paying agent will be appointed to pay the cash portion of the first step merger consideration. Dentsu will pay to the paying agent $498,702,393 immediately after the effective time of the first step merger. The paying agent will deliver to each holder of Class A common stock the cash amount to which the holder is entitled, less any tax withholdings. No merger consideration in the first step merger will be delivered to Bcom3 stockholders exercising appraisal rights with respect to the first step merger, as described under the caption "The Mergers -- Appraisal Rights."

     Immediately after the effective time of the first step merger, Bcom3 will take all necessary action to reflect in the books and records the conversion of the shares of Bcom3 common stock.

THE SURVIVING CORPORATION

     The certificate of incorporation and bylaws of Bcom3 in effect at the effective time of the first step merger will be the certificate of incorporation and bylaws of the surviving corporation. The officers and directors of Bcom3 at the effective time of the first step merger will be the officers and directors of the surviving corporation.

MATTERS RELATING TO THE PUBLICIS/BCOM3 MERGER

     The parties to the first step merger agreed with respect to several matters related to the Publicis/Bcom3 merger, including the following:

  INVESTMENT AGREEMENT

     The investment agreement, dated March 14, 2000, between Dentsu and Bcom3, will terminate immediately after the effective time of the Publicis/Bcom3 merger.

  NOTICES UNDER AND AMENDMENT OF THE PUBLICIS/BCOM3 MERGER AGREEMENT

     Bcom3 agreed to promptly forward to Dentsu any notices given or received by Bcom3 under the Publicis/Bcom3 merger agreement and further agreed not to amend or waive any provision of the Publicis/Bcom3 merger agreement without the prior written consent of Dentsu, which consent will not be unreasonably withheld or delayed.

  "BARE LEGAL TITLE" MATTERS

     As described more fully below under the caption "Description of Usufruct Interest and Bare Legal Title," the parties have agreed that Dentsu will receive bare legal title (nue propriete) to certain Publicis ordinary shares issued in the Publicis/Bcom3 merger for a two-year period after the closing of the Publicis/Bcom3 merger and that Dentsu will not transfer such interest to any person or entity during this two-year period.

CONDITIONS TO COMPLETION OF THE FIRST STEP MERGER

 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE FIRST STEP MERGER

     The obligations of Bcom3, Boston Three Corporation and Dentsu to complete the first step merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of the following conditions:

     - the first step merger agreement has been approved and adopted by the Bcom3 stockholders in accordance with Delaware Law;

     - all of the conditions to the Publicis/Bcom3 merger agreement described under the caption "The Publicis/Bcom3 Merger Agreement -- Conditions to Completion of the Publicis/Bcom3 Merger" have been satisfied or waived, except for the condition that relates to the completion of the first step merger; and

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     - no governmental entity or court of competent jurisdiction has issued any rule or regulation which would make the first step merger illegal or would otherwise prohibit the completion of the first step merger.

  CONDITIONS TO THE OBLIGATIONS OF DENTSU

     The obligations of Dentsu to complete the first step merger are subject to the satisfaction or waiver of the following additional conditions:

     - Dentsu or Publicis has received a certificate from Bcom3 meeting certain specified requirements, to the effect that the Bcom3 shares disposed of by Dentsu in connection with the transactions contemplated by the Publicis/Bcom3 merger agreement do not constitute United States real property interests within the meaning of the relevant section of the Code; and

     - none of the conditions to the Publicis/Bcom3 merger agreement described under the caption "The Publicis/Bcom3 Merger Agreement -- Conditions to Completion of the Publicis/Bcom3 Merger" has been waived by Bcom3 without Dentsu's consent, which consent shall not be unreasonably withheld.

TERMINATION

     The first step merger agreement may be terminated at any time prior to the effective time of the first step merger by Bcom3, Boston Three Corporation or Dentsu if the Publicis/Bcom3 merger agreement has been terminated in accordance with its terms. Once terminated, the first step merger agreement will be void and of no effect, without liability of any party.

EXPENSES

     All costs and expenses incurred as a result of the first step merger agreement and the transactions contemplated by the first step merger agreement shall be paid by the party incurring the cost or expense.

AMENDMENTS AND WAIVERS

     Any provision of the first step merger agreement may be amended or waived prior to the effective time of the first step merger if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by Bcom3, Boston Three Corporation and Dentsu or, in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, it is a condition to the closing of the Publicis/Bcom3 merger that the first step merger shall have been completed on substantially the terms set forth in the first step merger agreement. After the adoption of the first step merger agreement by the Bcom3 stockholders, there will be no amendment that by law requires further approval by the Bcom3 stockholders without the approval of the Bcom3 stockholders. As noted above, Bcom3 has also agreed that it will not amend or waive any provision of the Publicis/Bcom3 merger agreement without the prior written consent of Dentsu, which consent shall not be unreasonably withheld.

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                      THE PUBLICIS/BCOM3 MERGER AGREEMENT

     The following section describes the material terms of the Publicis/Bcom3 merger agreement. The complete text of the Publicis/Bcom3 merger agreement is attached as Annex A to, and is incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the entire Publicis/Bcom3 merger agreement because it is the legal document that governs the Publicis/Bcom3 merger.

THE PUBLICIS/BCOM3 MERGER

     When the Publicis/Bcom3 merger occurs, Bcom3 will merge with and into Philadelphia Merger Corp., a newly formed wholly owned subsidiary of Publicis, with Philadelphia Merger Corp. surviving as a wholly owned subsidiary of Publicis.

CLOSING AND EFFECTIVE TIME

     The closing of the Publicis/Bcom3 merger will take place as soon as practicable, but in any event within three business days after the satisfaction or waiver of the closing conditions set forth in the Publicis/Bcom3 merger agreement, other than those conditions that by their nature are to be satisfied at the closing.

     At the closing of the Publicis/Bcom3 merger, the parties to the Publicis/Bcom3 merger agreement will file a certificate of merger with the Secretary of State of the State of Delaware. The Publicis/Bcom3 merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed by the parties to the merger agreement and specified in the certificate of merger. It is expected that the closing of the Publicis/Bcom3 merger will occur on the closing date of the first step merger.

PUBLICIS/BCOM3 MERGER CONSIDERATION

     The Publicis/Bcom3 merger consideration will consist of the following:

     - each share of Class A common stock of Bcom3 outstanding after the consummation of the recapitalization in the first step merger will be converted into the right to receive:

      - 1.666464 Publicis ordinary shares, which are described under the caption "Description of Publicis Share Capital";

      - the usufruct interest (usufruit) in 0.548870 additional Publicis ordinary shares, together with the right to receive bare legal title to these shares on the second anniversary of the closing date of the mergers. The arrangements which will provide for the separation of the usufruct interest and the bare legal title in these shares are described below under the caption "Description of Usufruct Interest and Bare Legal Title";

      - 0.098108 obligations remboursables en actions (ORAs), which are described under "Description of ORAs"; and

      - the net proceeds from the sale of the debt portion of E53.861277 in principal amount of obligations a bons de souscription d'actions (OBSAs), together with warrants (detached from the OBSAs) to purchase
        1.765944 Publicis ordinary shares (each warrant is exercisable for one Publicis ordinary share). The OBSAs are described under "Description of OBSAs." The sale of the debt portion of the OBSAs, also referred to herein as "notes," is described under the caption "-- Sale of the Debt Portion of the OBSAs";

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     - each share of Class B common stock of Bcom3 outstanding after the consummation of the recapitalization in the first step merger (all of which is and will be held by Dentsu) will be converted into the right to receive:

      - 4.021399 Publicis ordinary shares;

      - bare legal title (nue propriete) to 0.957024 additional Publicis ordinary shares until the second anniversary of the closing date of the mergers, which is described under the caption "Description of Usufruct Interest and Bare Legal Title";

      - 0.047940 ORAs; and

      - the net proceeds from the sale of the debt portion of E26.318797 in principal amount of OBSAs, together with warrants (detached from the OBSAs) to purchase 0.862911 Publicis ordinary shares (each warrant is exercisable for one Publicis ordinary share).

     Notwithstanding the ratio set forth above, the aggregate number of Publicis ordinary shares to which Dentsu will receive bare legal title shall equal the aggregate number of Publicis ordinary shares actually delivered to the special nominee as described below (which, for example, will not include any Publicis ordinary shares to be sold under the fractional share provisions described below).

     The Publicis/Bcom3 merger consideration payable on shares of Class A common stock and Class B common stock, and any other amounts payable pursuant to the terms of the Publicis/Bcom3 merger agreement, are subject to adjustments for extraordinary events affecting the capital stock of Bcom3 or Publicis, such as stock splits, recapitalizations, combinations or stock dividends. The first step merger will not constitute any such extraordinary event under the Publicis/Bcom3 merger agreement.

     Under the Publicis/Bcom3 merger agreement, the Publicis/Bcom3 merger consideration to be received by Class A stockholders will be subject to the transfer restrictions described under the caption "Transfer Restrictions on Publicis Securities and Other Consideration."

     At the closing of the Publicis/Bcom3 merger, each share of Bcom3 common stock held in the treasury of Bcom3 or owned by Publicis or any of its subsidiaries prior to the Publicis/Bcom3 merger will be cancelled without being converted into the right to receive the Publicis/Bcom3 merger consideration and without receipt of any other payments. Each share of the capital stock of Philadelphia Merger Corp. outstanding immediately prior to the effective time of the Publicis/Bcom3 merger will remain issued and outstanding following the Publicis/Bcom3 merger.

     The certificate of incorporation and bylaws of Philadelphia Merger Corp. in effect at the effective time of the Publicis/Bcom3 merger will be the certificate of incorporation and bylaws of the surviving corporation. The directors of Philadelphia Merger Corp. at the effective time of the Publicis/Bcom3 merger will be the directors of the surviving corporation, and the officers of Bcom3 at the effective time of the Publicis/Bcom3 merger will be the officers of the surviving corporation.

SALE OF DEBT PORTION OF THE OBSAs

     At the effective time of the Publicis/Bcom3 merger, a nominee, appointed by Bcom3 and reasonably acceptable to Publicis, will receive the OBSAs, detach the Publicis warrants attached to the OBSAs for deposit in the exchange funds from which the Publicis/Bcom3 merger consideration will be paid to former Class A and Class B stockholders of Bcom3, and hold the debt portion of the OBSAs (also referred to herein as the "notes") until sold by the marketing agent as described below.

     If the Bcom3 board has not otherwise made definitive arrangements to sell the notes by the closing of the mergers, Bcom3 will appoint a marketing agent, reasonably acceptable to Publicis, for the sale. The marketing agent will be instructed to use reasonable best efforts to sell the notes for cash after the closing. The proceeds to be received in the sale may also include non-cash components and/or the marketing agent may effect a distribution-in-kind of the notes, so long as the marketing agent has received the prior written consent of

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persons who held at least a majority of the Bcom3 shares outstanding immediately prior to the first step merger and, in certain circumstances, the prior written consent of Publicis.

     It is expected that the marketing agent will be one or more individuals or an entity, who will in turn engage one or more financial institutions to act as underwriter or placement agent for the sale. The terms, conditions, timing and manner of the sale will be determined solely in the discretion of the marketing agent. The manner of sale may include any one or combination of the following, among other possibilities, as determined by the marketing agent:

     - a public or private offering outside the United States, with or without a listing;

     - an offering in the United States;

     - a sale of the notes to a newly-formed or existing "special purpose entity," which would purchase the notes from the nominee using proceeds from its own issuance of one or more series of securities; or

     - a sale of the notes (or any securities issued by a special purpose entity) in conjunction with one or more equity or equity-linked securities.

     The notes (or any securities issued by a special purpose entity) may, in the discretion of the marketing agent, be sold to any person, including persons that may be affiliated with Bcom3, such as Publicis or Dentsu, or investment banks (or affiliates thereof) that may have rendered services to Publicis, Bcom3 or Dentsu.

     The notes may be sold in one or more sales over time, and each sale may occur at or after the closing date of the mergers, as determined by the marketing agent. There can be no assurance as to the timing of the sale.

     Publicis has agreed to take all reasonably necessary action to permit, expedite and facilitate the sale of the notes in the manner determined by the marketing agent. This action may include:

     - submitting to Euronext a listing application covering the notes and obtaining their admission to trading;

     - assisting with preparation of offering materials, roadshows customary for an offering of this type or other marketing efforts;

     - cooperating with due diligence requests from the purchasers;

     - preparing and filing with the SEC, until the earlier of such time as all the notes have been sold and nine months after the closing of the mergers, such amendments to the registration statement of which this proxy statement/prospectus is a part and supplements to the prospectus as may be necessary to keep the registration statement effective and to comply with the provisions of the Securities Act with respect to the sale of the notes; and

     - entering into customary agreements and indemnities in connection with the sale; provided that the representations, warranties, covenants and indemnities contained in the agreements shall not be materially more burdensome for Publicis than those given by Publicis in the Subscription Agreement dated as of January 10, 2002 with Deutsche Bank AG London, BNP Paribas and Merrill Lynch International, related to Publicis's offering of OCEANES (bonds convertible into or exchangeable for new or existing shares).

Notwithstanding the above, Publicis will not be obligated to seek or facilitate or assist in obtaining a credit rating for the notes.

     After the completion of each sale, the nominee will promptly distribute the net proceeds from such sale (i.e., after any sales expenses or underwriting fees have been paid), together with any interest payments or other distributions made since the effective time of the Publicis/Bcom3 merger in respect of the notes, as follows:

     - a cash amount equal to the payment to be made to the Bcom3 stock option holders, as described under the caption "-- Effect on Stock Options," plus any interest cost incurred in funding the payment, will be paid to Publicis; and

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     - all remaining proceeds will be transferred to the exchange agent for deposit in the exchange funds from which the Publicis/Bcom3 merger consideration will be paid to former Class A and Class B stockholders of Bcom3.

     All such proceeds will be paid solely to Publicis until Publicis has received in the aggregate (whether through one or more sales) the entire amount payable to it pursuant to the allocation set forth above. Once Publicis has been so paid in full, all proceeds remaining from such sale, and arising from any future sales, will be transferred to the exchange agent for distribution to the former Class A and Class B stockholders.

     Until the notes are sold, the nominee will be the sole holder of the notes on behalf of the former Bcom3 stockholders and will take action as holder of the notes only upon instructions from the marketing agent. No former Bcom3 stockholder will be entitled to exercise any rights or give any instructions to the nominee with respect to the notes. The former Bcom3 stockholders will be entitled only to receive the net proceeds from their portion of the sale of the notes as described above. No certificates will be issued to represent this right to receive the net proceeds. Moreover, each Bcom3 stockholder's right to receive the net proceeds will not be transferable by such stockholder, except for involuntary transfers occurring by operation of law or required by law.

     Prior to appointment of the marketing agent and prior to the effective time of the mergers, the Bcom3 board will function as the marketing agent. The terms governing the marketing agent will be set forth in a marketing agent agreement containing indemnities from Publicis in favor of the marketing agent for liabilities arising in connection with the sale of the notes. Under this agreement, the marketing agent will have no liability to any person for its actions in connection with the sale, except in the case of the marketing agent's gross negligence or willful misconduct.

SPECIAL ARRANGEMENTS WITH RESPECT TO CERTAIN PUBLICIS ORDINARY SHARES

     As described above under the caption "-- Publicis/Bcom3 Merger Consideration," Class A common stock and Class B common stock will each be converted into, among other things, the right to receive the entire undivided interest in a number of Publicis ordinary shares. However, with respect to certain additional Publicis ordinary shares issued in connection with the merger, Class A stockholders will obtain the right to receive the usufruct interest in such shares (i.e., an economic interest), while Dentsu, as sole Class B holder, will obtain the right to receive the bare legal title in these shares, including the voting rights associated with them, for a period of two years following the closing date of the mergers. The separation of the usufruct from the bare legal title will be effected by a special nominee appointed by Bcom3 that is reasonably acceptable to Publicis Class A stockholders. For a description of the usufructs and the bare legal title, please refer to the information under the caption "Description of Usufruct Interest and Bare Legal Title."

BCOM3 VOTING TRUST

     Immediately prior to the effective time of the Publicis/Bcom3 merger, the voting trust pursuant to which all outstanding shares of Class A common stock of Bcom3 are held of record by the voting trustees will be dissolved, and the voting trust agreement which provides for these arrangements will be terminated. As a result, at such time, each beneficial owner of Bcom3 Class A common stock will be reflected on the books and records of Bcom3 as a record holder of uncertificated shares of Bcom3 Class A common stock.

PROCEDURES FOR DELIVERY OF THE MERGER CONSIDERATION

     All of the securities to be issued by Publicis in connection with the Publicis/Bcom3 merger will be issued by Publicis to Philadelphia Merger LLC, a newly formed indirect wholly owned subsidiary of Publicis which Publicis intends to merge into Philadelphia Merger Corp. immediately after the effective time of the Publicis/ Bcom3 merger. Publicis will cause Philadelphia Merger LLC to deliver, at the effective time of the Publicis/ Bcom3 merger, the Publicis ordinary shares (except those subject to the usufruct arrangement described above under the caption "-- Special Arrangements With Respect to Certain Publicis Ordinary Shares"), and the ORAs to the exchange agent, which will be selected by Publicis and reasonably acceptable to Bcom3. The exchange agent will hold these Publicis ordinary shares and ORAs, together with the other

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Publicis/Bcom3 merger consideration in separate exchange funds maintained for the benefit of the former holders of the Bcom3 Class A and Class B common stock.

     At the effective time, Philadelphia Merger LLC will further deliver the Publicis ordinary shares subject to the usufruct arrangement to the special nominee, which will in turn deliver the bare legal title to such shares to Dentsu and transfer the usufruct interest in such shares to the exchange agent for deposit in the exchange fund for the Class A stockholders. Also at the effective time of the Publicis/Bcom3 merger, Publicis Merger LLC will deliver the OBSAs to a nominee which will detach the Publicis warrants from the OBSAs, deliver the warrants to the exchange agent for deposit in the exchange funds and retain the debt portion of the OBSAs for sale in accordance with the instructions of the marketing agent. After completion of each sale, the nominee will transfer the portion of the proceeds from such sale to which the Bcom3 stockholders are entitled to the exchange agent for deposit in the exchange funds. See "-- Sale of the Debt Portion of the OBSAs" above.

     Publicis or Bcom3 will send, or will cause the exchange agent to send, to each former Bcom3 Class A stockholder, a letter of transmittal for use in the exchange of Class A common stock for the Publicis/Bcom3 merger consideration that is payable on Class A common stock. This letter of transmittal will set forth the agreement of the stockholder executing such letter to be bound by the restrictions on transfer described below under the caption "Transfer Restrictions on Publicis Securities and Other Consideration." Upon delivery to the exchange agent of a letter of transmittal properly completed and signed by any such holder, the exchange agent will deliver to such Class A stockholder the Publicis/Bcom3 merger consideration to which he or she is entitled. As promptly as practicable after the effective time of the Publicis/Bcom3 merger, the exchange agent will deliver to Dentsu the Publicis/Bcom3 merger consideration that is payable on Class B common stock. In each case, the exchange agent will also deliver cash in lieu of any fractional interests (as described below under the caption "-- Fractional Interests") and any dividends or distributions (as described below under the caption "-- Dividends") to which holders of shares of Bcom3 common stock may be entitled. No merger consideration in the Publicis/Bcom3 merger will be delivered to Bcom3 stockholders exercising appraisal rights with respect to the Publicis/Bcom3 merger as described under the caption "The Mergers -- Appraisal Rights."

     If any former holder of Class A common stock has not submitted a properly completed and signed letter of transmittal to claim his or her Publicis/Bcom3 merger consideration by the 30-month anniversary of the closing date of the Publicis/Bcom3 merger, the exchange agent will deliver to such stockholder on that date (1) Publicis ordinary shares; (2) cash in lieu of fractional shares;
(3) any dividends or other distributions with respect to Publicis ordinary shares or usufruct interests; and (4) the net proceeds from the sale of the OBSA notes, all in the amounts to which such stockholder is entitled under the Publicis/Bcom3 merger agreement. If any former holder of Class A common stock has not submitted a properly completed and signed letter of transmittal to claim his or her Publicis/Bcom3 merger consideration by the 54-month anniversary of the closing date of the Publicis/Bcom3 merger, the exchange agent will deliver to such stockholder on that date (1) ORAs; (2) warrants; (3) cash in lieu of fractional ORAs and warrants; and (4) any dividends or other distributions with respect to ORAs, all in the amount to which such stockholder is entitled under the Publicis/ Bcom3 merger agreement.

     At the effective time of the Publicis/Bcom3 merger, the stock transfer books of Bcom3 will be closed and there will be no further registration of transfer of shares of Bcom3 common stock thereafter. From and after the completion of the Publicis/Bcom3 merger, each outstanding share of Bcom3 common stock will entitle its holder to no rights other than those provided by the Publicis/Bcom3 merger agreement or applicable law.

FRACTIONAL INTERESTS

     Publicis will not issue any fractional Publicis ordinary shares, usufructs, ORAs or warrants in the Publicis/Bcom3 merger. Each person who would otherwise be entitled to receive a fraction of such a security will receive instead an amount of cash as follows:

     - in the case of Publicis ordinary shares and usufructs, each holder will receive an amount equal to the holder's proportionate interest in the proceeds from the sale by the exchange agent of all fractional shares (including fractional shares in which Class A stockholders will receive usufruct interests) that would otherwise be issued in connection with the Publicis/Bcom3 merger. The exchange agent

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       will sell these shares through Euronext Paris as soon as practicable after the effective time of the Publicis/Bcom3 merger at then prevailing market prices, and the proceeds will be converted from euros to U.S. dollars at the then prevailing exchange rates.

     - in the case of ORAs and Publicis warrants, each holder will receive an amount in U.S. dollars (rounded down to the nearest whole cent), without interest, equal to the product of the fractional ORA or Publicis warrant, as the case may be, multiplied by the fair market value of each ORA or Publicis warrant, as the case may be, as determined in good faith by Bcom3's board.

DIVIDENDS

     Publicis ordinary shares issued in connection with the Publicis/Bcom3 merger will not be eligible to receive the normal annual cash dividend declared in 2002 related to Publicis's 2001 fiscal year. Subject to this limitation, however, Bcom3 stockholders receiving Publicis ordinary shares or ORAs will be entitled to receive at the time such securities are delivered, the amount of dividends or other distributions payable in respect of such securities to the extent the record dates for these dividends or other distributions are after the effective time of the Publicis/Bcom3 merger.

EFFECT ON STOCK OPTIONS

     The total consideration to be paid for Bcom3 in both mergers is for all the stock and options, and is allocated among Class A stockholders, Class B stockholders and option holders as provided in the Publicis/Bcom3 merger agreement and the applicable stock option plan in effect at the time of the mergers. The option holders' share of the total consideration will take the form of a cash payment to each option holder in cancellation of his or her options. The cash payment for each option, whether vested or unvested, will reflect the immediate U.S. dollar cash value of the blended merger consideration per Class A share paid in both mergers, as determined in good faith by the Bcom3 board, less the exercise price of the option.

     The option cash payment will be effected in two stages. First, the Bcom3 board, pursuant to the Bcom3 stock option plans, will make an appropriate adjustment to the exercise price of and number of shares underlying each outstanding stock option to reflect the treatment of Class A common stock in the first step merger. Then, in the Publicis/Bcom3 merger, each outstanding stock option so adjusted will be cancelled and option holders will receive a cash payment equal to the product of (1) the adjusted total number of Bcom3 Class A shares subject to such stock option and (2) the excess, if any, of the immediate U.S. dollar cash value of the consideration payable in the Publicis/Bcom3 merger for each Class A share measured at the effective time of the Publicis/Bcom3 merger, as determined in good faith by the Bcom3 board, over the adjusted exercise price per share for the applicable stock option.

     Optionees who are entitled to the cash payments described above who are jointly selected by Publicis and Bcom3 and who consent thereto will be paid the cash payment to which they are entitled over a period of time and on terms to be determined.

     Bcom3 has agreed to take all necessary action to terminate the Bcom3 stock option plans, effective immediately prior to the effective time of the Publicis/Bcom3 merger, except for certain contractual provisions described below that will survive such termination.

     Pursuant to the surviving provisions of the stock option plans, should an option holder (1) within one year after the effective time of the Publicis/Bcom3 merger be terminated for cause; or (2) within two years after the effective time of the Publicis/Bcom3 merger engage in "solicitation" (as defined in the stock option plans) without having received the written consent of Publicis's board or committee or (3) if applicable to such option holder, within one year after the effective time of the Publicis/Bcom3 merger engage in "competition" (as defined in the stock option plans) without having received the written consent of Publicis' board or committee, then the option holder shall be required to repay the option cash payment or, in accordance with the Publicis/Bcom3 merger agreement, forfeit any option cash payments that the option holder has not yet received. In addition, the surviving provisions of the stock option plans provide that certain option holders are subject to a non-competition restriction for a period of one year after their employment terminates for any

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reason (other than by reason of a termination without cause) and that all option holders are subject to a non-solicitation restriction for a period of two years after their employment ceases for any reason, including a termination without cause.

REPRESENTATIONS AND WARRANTIES

     In the Publicis/Bcom3 merger agreement, each of Bcom3 and Publicis makes representations and warranties about itself and its business in favor of the other party, which include representations and warranties about such matters as:

     - the organization of the parties and their subsidiaries and similar corporate matters;

     - the parties' capital structures;

     - authorization, execution, delivery, performance and enforceability of the Publicis/Bcom3 merger agreement and related matters;

     - absence of breach of or conflict with applicable laws, regulations, organizational documents, agreements and other existing obligations;

     - required governmental consents and approvals;

     - compliance with applicable laws and contractual obligations;

     - filing and accuracy of required reports and accuracy of financial statements and the information used in their preparation;

     - absence of certain adverse changes or events relating to the relevant company since a specified date;

     - absence of material litigation;

     - employee matters and the Employee Retirement Income Security Act of 1974;

     - contracts binding upon the relevant company;

     - trademarks, patents and copyrights used in connection with the business of the relevant company;

     - status of client relations and the absence of material media-buying agreements;

     - status of key managers;

     - tax matters;

     - shareholder vote required;

     - matters related to Section 368(a) of the Internal Revenue Code; and

     - the absence of any broker or other party entitled to a brokerage or similar fee in connection with the transactions contemplated by the Publicis/Bcom3 merger agreement.

     Bcom3 made additional representations with respect to the opinion of its financial advisor. Publicis made additional representations with respect to the operations of Philadelphia Merger Corp. and Philadelphia Merger LLC.

COVENANTS

     Under the Publicis/Bcom3 merger agreement, each of the parties has agreed that, between the date of the Publicis/Bcom3 merger agreement and the effective time of the Publicis/Bcom3 merger, it will:

     - operate its business in the ordinary course consistent with past practice;

     - use reasonable best efforts to preserve substantially intact its business organization and current relationships with third parties and to keep available the services of its current officers, employees and consultants; and

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     - promptly notify the other party of (1) any events, or non-occurrence of events, that would reasonably be expected to cause the notifying party's representations and warranties under the Publicis/Bcom3 merger agreement to become inaccurate or its obligations under the Publicis/Bcom3 merger agreement to become not satisfied and (2) any breach of the notifying party's obligations under the Publicis/Bcom3 merger agreement.

     In accordance with the foregoing principles, each of Bcom3 and Publicis agreed to abide by certain customary restrictions on the conduct of each of their businesses, including:

     - amending organizational documents;

     - issuing, selling or otherwise encumbering any shares of capital stock of the relevant company or its subsidiaries, with some exceptions;

     - declaring or making dividends and other distributions;

     - splitting, redeeming, purchasing or acquiring its capital stock, with some exceptions;

     - acquiring interests in other entities and assets for consideration in excess of $50 million;

     - incurring indebtedness above specified thresholds;

     - disposing of material assets;

     - changing its accounting policies or procedures; or

     - agreeing or committing to do any of the foregoing.

     Bcom3 further agreed to restrictions on:

     - entering into material contracts;

     - making extraordinary capital expenditures;

     - increasing director or employee compensation or benefits;

     - granting severance benefits, entering into or amending employment agreements and adopting or amending benefit plans;

     - hiring directors, officers, employees, or consultants, other than in the ordinary course of business consistent with past practice; or

     - amending, modifying, or releasing any obligations under the stock purchase agreement that it has in place with each of its Class A stockholders.

ADDITIONAL AGREEMENTS

     Publicis and Bcom3 have also agreed to the following additional items in the merger agreement:

  SHAREHOLDER MEETINGS

     Each of Publicis and Bcom3 agreed to call and hold a meeting of its shareholders as promptly as practicable for the purpose of voting upon the merger agreement and the merger. Bcom3 agreed to use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreements and approval of the mergers. Publicis agreed to use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of:

     - the Publicis/Bcom3 merger agreement and the approval of the Publicis/Bcom3 merger;

     - the issuance of the Publicis securities in the Publicis/Bcom3 merger;

     - the increase of the number of members of the Publicis supervisory board by two, who will be designees of Dentsu; and

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     - the modification of the Publicis statuts to provide that the respective holders of the usufruct and bare legal title interests in the Publicis ordinary shares are free to allocate the voting rights between themselves.

Each party agreed that it would take all actions necessary or advisable to secure a vote of its shareholders in favor of these proposals, except if the relevant governing board determines in good faith, following consultation with independent legal counsel, that doing so would breach its fiduciary duties to its shareholders under applicable law. Even if the relevant governing board so determines, each of the parties still agreed to hold the meeting of its shareholders described in this paragraph.

  PROXY STATEMENT AND REGISTRATION STATEMENT

     Bcom3 agreed to prepare and file with the SEC this proxy statement/prospectus and to mail it to its stockholders as promptly as practicable after the date of the Publicis/Bcom3 merger agreement. Publicis agreed to prepare, file and mail to its shareholders a proxy statement relating to the Publicis proposals and the Publicis shareholder meeting, and to make all other filings required by the Commission des Operations de Bourse, or "COB," as promptly as practicable after the date of the Publicis/Bcom3 merger agreement. Each of Publicis and Bcom3 agreed to promptly furnish information relating to itself that the other party may reasonably request in connection with preparing its proxy statement and other filings.

     Bcom3 agreed that this proxy statement/prospectus would include the recommendation of the Bcom3 board to the Bcom3 stockholders in favor of the merger proposals, and Publicis agreed that its proxy statement would include the recommendation of the Publicis supervisory board and management board in favor of the Publicis proposals. In each case, however, the relevant governing board may, prior to the effective time of the Publicis/Bcom3 merger, withdraw, modify or change its recommendation if the governing board determines in good faith, following consultation with independent legal counsel, that the failure to do so would breach its fiduciary duties to its shareholders under applicable law.

     Each of the parties also agreed that, with respect to the registration statement of which this proxy statement/prospectus is part, it would use its reasonable best efforts to cause it to become effective as promptly as practicable, and that it would not amend or supplement the registration statement without the approval of the other party, which will not be unreasonably withheld. Each party will promptly notify the other party of information it receives from the SEC relating to the effectiveness of the registration statement, such as comments or requests for information from the SEC or the issuance of any stop order relating to the registration statement. Each of the parties further agreed that all information it supplied for inclusion in this proxy statement/prospectus would be materially accurate as of the following times:

     - when the registration statement is declared effective;

     - when the Bcom3 proxy statement is mailed to the Bcom3 stockholders;

     - at the time of the Bcom3 stockholder meeting; and

     - at the effective time of the Publicis/Bcom3 merger.

     Each of the parties will promptly inform the other upon learning of any information that would require an amendment or supplement to the registration statement.

  ACCESS TO INFORMATION; CONFIDENTIALITY

     Publicis and Bcom3 agreed, subject to provisions of the confidentiality agreements by which they are bound and applicable laws, to provide access to the other party and its representatives, at reasonable times upon prior notice, to each of its and its subsidiaries' officers, employees, agents, properties, offices, facilities and books and records, and to furnish promptly information about its business and other matters as is reasonably requested by the other party. Publicis and Bcom3 also agreed to comply with all of their obligations under the confidentiality agreements between the parties.

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  BCOM3 AFFILIATES

     Bcom3 agreed to use reasonable best efforts to have all of its affiliates execute and deliver to Publicis prior to the effective date of the Publicis/Bcom3 merger an affiliate letter, in customary form, which describes, among other things, the transfer restrictions which will be imposed upon the merger consideration received by Bcom3 affiliates under applicable provisions of the Securities Act.

  FURTHER ACTIONS; CONSENTS; FILINGS

     Publicis and Bcom3 agreed to use reasonable best efforts to take all appropriate actions necessary or advisable to complete the Publicis/Bcom3 merger, to obtain all consents, authorizations and orders required to be obtained by Publicis or Bcom3 or any of their subsidiaries in connection with the Publicis/Bcom3 merger and the other transactions contemplated by the Publicis/Bcom3 merger agreement, and to make all necessary filings and requested submissions with governmental entities in respect of the Publicis/Bcom3 merger and the other transactions contemplated by the Publicis/Bcom3 merger agreement, including those required under securities laws and antitrust laws. The obligations described in the preceding sentence are subject, however, to the proviso that Publicis is not obligated to agree to any material restrictions on the conduct of its business after the effective time of the Publicis/Bcom3 merger, or to agree to divest any of its material assets, or material assets of any of its affiliates or Bcom3 or any of Bcom3's affiliates. Publicis and Bcom3 agreed to make, as promptly as practicable after the date of the Publicis/Bcom3 merger agreement, required notifications under the HSR Act and with the European Union antitrust authorities, and to promptly respond to requests for further information from the relevant antitrust authorities. Publicis and Bcom3 each filed their required notifications under the HSR Act with the FTC and the Department of Justice on April 11, 2002, and filed a formal merger notification with the European Commission on May 15, 2002. The applicable waiting period under the HSR Act expired on May 13, 2002. On June 18, 2002, Publicis and Bcom3 received notice from the European Commission that it has terminated its review and granted its approval of the merger.

  PLAN OF REORGANIZATION; TAX TREATMENT

     The parties agreed to use reasonable best efforts to cause the Publicis/Bcom3 merger to qualify as a reorganization within the meaning of
Section 368(a) of the Code, and to cause the delivery of related opinions of counsel and representations.

  PUBLIC ANNOUNCEMENTS

     The parties agreed to consult with each other, except as otherwise required by applicable law or securities exchange requirements, prior to making or releasing any public statements concerning the Publicis/Bcom3 merger or the other transactions contemplated by the Publicis/Bcom3 merger agreement.

  EURONEXT PARIS LISTING

     Publicis agreed to use reasonable best efforts to obtain admission to trading on Euronext Paris of the Publicis ordinary shares, ORAs and Publicis warrants to be issued in connection with the merger within five business days of the closing date of the mergers, and the Publicis ordinary shares to be issued upon redemption of the ORAs or exercise of the warrants when the ORA redemption occurs or when the warrants become exercisable, as the case may be.

  PUBLICIS GOVERNANCE

     Publicis agreed to take all necessary action to increase the number of members on the Publicis supervisory board by two members as of the effective time of the Publicis/Bcom3 merger, and to cause two designees of Dentsu to be appointed to fill these two new positions. Publicis also agreed to take all necessary action to increase the number of members on the Publicis management board to five members as of the effective time of the Publicis/Bcom3 merger, and to appoint Roger A. Haupt to the Publicis management board and as Publicis's President and Chief Operating Officer.

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  NOMINEE AGREEMENT

     Bcom3 and Publicis agreed to use reasonable best efforts to enter into a nominee agreement, relating to the purposes described under the caption "-- Sale of Debt Portion of the OBSAs," on mutually satisfactory terms.

  EMPLOYEE BENEFITS MATTERS

     For at least one year after the effective time of the Publicis/Bcom3 merger, Publicis agreed to maintain the compensation levels and benefit plans (other than equity-based compensation or benefits) of the employees and former employees of Bcom3 and its subsidiaries, or to provide compensation and benefit plans to them that are in the aggregate no less favorable than those provided to them immediately prior to the effective time of the Publicis/Bcom3 merger. Publicis also agreed to recognize (with an exception solely to avoid duplication of benefits) periods of service under Bcom3 benefit plans for the purposes of determining vesting, eligibility and levels of benefits under benefit plans maintained by Publicis and its subsidiaries and affiliates (other than benefit accrual (1) under plans for which similarly situated Publicis employees did not receive credit for prior service upon establishment of the plans and (2) defined benefit plans). Publicis further agreed that Bcom3 personnel will maintain, administer and make all decisions relating to the Bcom3 Annual Incentive Plan from the effective time of the Publicis/Bcom3 merger until December 31, 2002 for all persons participating in this plan immediately prior to the effective time of the Publicis/Bcom3 merger and for any newly hired employees in positions which typically participate in similar plans. All participants in the Annual Incentive Plan will be paid the entire amount of their cash bonus no later than March 15, 2003.

     Publicis and Philadelphia Merger Corp. agreed to use reasonable efforts to cooperate to adopt stock option plans in compliance with French law for the benefit of selected Bcom3 employees. Bcom3 and Publicis will use reasonable best efforts to determine, prior to the effective time of the Publicis/Bcom3 merger, the number of Publicis ordinary shares underlying the options which will be granted under these plans.

     Bcom3 agreed to use reasonable best efforts to submit its change in control agreements and Roger A. Haupt's employment agreement, and, to the extent necessary, the cash payments described under the caption "-- Effect on Stock Options," for the approval of the voting trustees as required by applicable sections of the Internal Revenue Code.

     For more information on employee benefits matters, including a description of the change in control agreements, see "Interests of Certain Persons in the Mergers."

  APPOINTMENT OF CUSTODIAN

     Publicis agreed to appoint, after the effective time of the Publicis/Bcom3 merger, a custodian to assist former Bcom3 stockholders with issues related to their ownership of Publicis ordinary shares, usufruct interests, ORAs and warrants to be received in connection with the merger, such as assistance with the distribution of voting materials, currency conversion of dividends and receipt of certain French tax credits.

  ADJUSTMENTS

     If, prior to the effective time of the Publicis/Bcom3 merger or the termination of the Publicis/Bcom3 merger agreement, the parties determine in their reasonable judgment that the opinions of counsel relating to the tax treatment of the merger cannot be delivered if the merger were completed in accordance with the terms of the Publicis/Bcom3 merger agreement, the parties agreed to negotiate adjustments to the Publicis/Bcom3 merger agreement in good faith to address such matters in a manner that would substantially preserve the economic benefits of the transaction for Publicis and the Bcom3 stockholders.

  NO SOLICITATION

     Until the termination of the Publicis/Bcom3 merger agreement, each of Publicis and Bcom3 agreed that it will not, and each will instruct its subsidiaries and the officers, directors, employees, investment bankers, agents, attorneys, advisors and the other representatives of the party and its subsidiaries not to, directly or

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indirectly, solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, a "Competing Transaction" or engage in discussions or negotiate with any person with respect to a "Competing Transaction."

     The term "Competing Transaction" means any of the following involving Publicis or Bcom3, as the case may be (other than the Publicis/Bcom3 merger and the other transactions contemplated by the Publicis/Bcom3 merger agreement):

     - a merger, consolidation, share exchange, business combination or other similar transaction;

     - any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of that party and its subsidiaries, taken as a whole;

     - the acquisition of capital stock of that party by a person which would result in that person becoming the beneficial owner of 25% or more of the shares of capital stock of that party; or

     - a tender offer or exchange offer by a person which would result in that person becoming the beneficial owner of 25% or more of the outstanding voting securities of that party.

     However, the Publicis/Bcom3 merger agreement permits each of Bcom3 and Publicis to furnish information to, or enter into negotiations with, any party that has made an unsolicited (from the date of the merger agreement) proposal for a Competing Transaction if:

     - the Bcom3 board of directors or the Publicis management board or supervisory board, as the case may be, has determined in good faith, after consultation with independent legal counsel, that such action is required for the relevant governing board to comply with its fiduciary duties to its shareholders under applicable law; and

     - prior to taking such actions:

      - the relevant party obtains an executed confidentiality agreement from the person proposing the Competing Transaction on terms no less favorable to that party than the terms contained in the confidentiality agreement between Publicis and Bcom3; and

      - the relevant party promptly notifies the other party immediately of any inquiries, proposals or offers received, any information requested, or discussions or negotiations sought to be initiated or continued, indicating in the notice the name of the person proposing the Competing Transaction and the terms and conditions of any proposals or offers.

     Bcom3 and Publicis have each agreed to promptly inform the other if any proposal or offer or any inquiry or contact with any person regarding such a proposal or offer relating to a Competing Transaction involving the relevant party is made. Each party also agreed to cease and terminate any and all discussions or negotiations regarding any Competing Transaction existing on March 7, 2002. Each party further agreed not to release any third party from the provisions of any confidentiality or standstill agreement, except, in the case of Bcom3, for waivers and releases with respect to Dentsu which Bcom3 deems reasonably necessary to complete the Publicis/Bcom3 merger and the other transactions contemplated by the Publicis/Bcom3 merger agreement.

CONDITIONS TO COMPLETION OF THE PUBLICIS/BCOM3 MERGER

  CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE PUBLICIS/BCOM3 MERGER

     The obligations of each party to complete the Publicis/Bcom3 merger are subject to the satisfaction (or waiver if permissible) of the following conditions:

     - the registration statement of which this proxy statement/prospectus forms a part shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC;

     - the Publicis/Bcom3 merger agreement shall have been duly approved and adopted by the Bcom3 stockholders;

     - the Publicis proposals shall have been approved and adopted by the shareholders of Publicis;

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     - no governmental entity or court of competent jurisdiction shall have issued or enforced any law, judgment, or order which has the effect of making the merger illegal or otherwise prohibiting completion of the Publicis/Bcom3 merger;

     - all consents, approvals and authorizations legally required to be obtained to complete the merger including, but not limited to, antitrust approval in the U.S. and Europe, shall have been obtained from all governmental entities, except for such consents, approvals and authorizations the failure of which to obtain should not have, and could not reasonably be expected to have, a material adverse effect on Publicis (giving effect to the mergers);

     - the waiting period under the HSR Act has expired or been terminated and the confirmation of compatibility with the common market has been obtained from the European Commission;

     - the nominee agreement described under the caption "-- Sale of Debt Portion of the OBSAs" shall have been executed and delivered; and

     - the first step merger shall have been completed on substantially the terms set forth in the first step merger agreement, which is attached as Annex C to this proxy statement/prospectus and is described under the caption "The First Step Merger Agreement."

  CONDITIONS TO THE OBLIGATIONS OF PUBLICIS

     The obligations of Publicis and Philadelphia Merger Corp. to complete the Publicis/Bcom3 merger are subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of Bcom3 contained in the Publicis/Bcom3 merger agreement being true and correct as of the effective time of the Publicis/Bcom3 merger as though made at such time (other than made expressly as of an earlier date, in which case as of such earlier date), except where the failure to be so true and correct (without giving effect to any qualification as to "materiality" or "material adverse effect" set forth therein) would not have or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bcom3, and Publicis receiving an officer's certificate of Bcom3 to that effect;

     - material compliance by Bcom3 with its obligations under the Publicis/Bcom3 merger agreement on or prior to the effective time of the Publicis/Bcom3 merger, except where the failure to so comply would not have or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bcom3, and Publicis receiving an officer's certificate of Bcom3 to that effect;

     - Publicis having received the opinion of Wachtell, Lipton, Rosen & Katz, dated as of the closing date of the Publicis/Bcom3 merger, to the effect that for U.S. federal income tax purposes, the Publicis/Bcom3 merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

     - the holders of not more than 5% of outstanding Bcom3 common stock having exercised their appraisal rights under Delaware law; and

     - Publicis and Bcom3 having received the opinion of Kirkland & Ellis, dated as of the date of the Publicis/Bcom3 merger agreement and the closing date of the mergers, relating to specific matters associated with the stock purchase agreements and the ownership of Bcom3 common stock by the persons who entered into the stock purchase agreements. For a description of the stock purchase agreements, see "Description of Capital Stock of Bcom3 -- Stock Purchase Agreement."

  CONDITIONS TO THE OBLIGATIONS OF BCOM3

     The obligations of Bcom3 to complete the Publicis/Bcom3 merger are subject to the satisfaction or waiver of the following conditions beyond those set forth under the caption "-- Conditions to Completion of the Publicis/Bcom3 Merger":

     - the representations and warranties of Publicis and Philadelphia Merger Corp. contained in the Publicis/Bcom3 merger agreement being true and correct as of the effective time of the Publicis/Bcom3 merger as though made at such time (other than made expressly as of an earlier date, in which case as of such earlier date), except where the failure to be so true and correct (without giving effect to any qualification as to "materiality" or "material adverse effect" set forth therein) would not have or

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       could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Publicis, and Bcom3 receiving an officer's certificate of Publicis to that effect;

     - material compliance by Publicis and Philadelphia Merger Corp. with their obligations under the Publicis/Bcom3 merger agreement on or prior to the effective time of the Publicis/Bcom3 merger, except where the failure to so comply would not have or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Publicis, and Bcom3 receiving an officer's certificate of Publicis to that effect; and

     - Bcom3 having received the opinion of Kirkland & Ellis, dated as of the closing date of the Publicis/Bcom3 merger, to the effect that for U.S. federal income tax purposes the Publicis/Bcom3 merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and each transfer of property to Publicis by a Bcom3 stockholder pursuant to the Publicis/Bcom3 merger will not be subject to Section 367(a)(1) of the Code.

TERMINATION

     The Publicis/Bcom3 merger agreement may be terminated and the Publicis/Bcom3 merger and the other transactions contemplated by the Publicis/Bcom3 merger agreement may be abandoned at any time prior to the effective time of the Publicis/Bcom3 merger, notwithstanding any requisite approval of the Publicis/Bcom3 merger agreement and the other transactions contemplated by the Publicis/Bcom3 merger agreement:

     - by mutual written consent of Bcom3 and Publicis;

     - if there is an order that is final and nonappealable preventing the completion of the Publicis/Bcom3 merger;

     - by either Bcom3 or Publicis if:

      - the Publicis/Bcom3 merger has not been completed by September 30, 2002, which is the outside date; provided, however, that if (1) the Publicis/Bcom3 merger has not been completed by that date because any governmental orders and consents, including antitrust approvals, have not been obtained; and (2) all other conditions have been satisfied or waived or are capable of being satisfied, this outside date will be extended to December 7, 2002; and, provided further, that this right to terminate the Publicis/Bcom3 merger agreement will not be available to any party whose failure to fulfill any obligation under the Publicis/Bcom3 merger agreement resulted in the failure of the merger to be completed by the applicable date;

      - the stockholders of Bcom3 fail to approve the Publicis/Bcom3 merger agreement at the Bcom3 special stockholder meeting;

      - the shareholders of Publicis fail to approve the Publicis proposals at the Publicis extraordinary shareholder meeting; or

     - by Bcom3:

      - if (1) Publicis's supervisory board or management board withdraws, modifies or changes its recommendation of the Publicis/Bcom3 merger agreement or the transactions contemplated by the Publicis/Bcom3 merger agreement in a manner adverse to Bcom3 or shall have resolved to do so;
        (2) Publicis's supervisory board or management board shall have recommended to the shareholders of Publicis a Competing Transaction or shall have resolved to do so; or (3) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Publicis is commenced, and the management board or the supervisory board of Publicis fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders); or

      - upon a breach of any material representation, warranty, covenant or agreement of Publicis or Philadelphia Merger Corp. under the Publicis/Bcom3 merger agreement; provided that, if such breach is curable by Publicis and Philadelphia Merger Corp., Bcom3 may not terminate the

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        Publicis/Bcom3 merger agreement for the breach for so long as Publicis and Philadelphia Merger Corp. exercise their respective best efforts to cure the breach; or

     - by Publicis:

      - if (1) the Bcom3 board withdraws, modifies or changes its recommendation of the Publicis/Bcom3 merger agreement or the transactions contemplated by the Publicis/Bcom3 merger agreement in a manner adverse to Publicis or shall have resolved to do so; (2) the Bcom3 board shall have recommended to the Bcom3 stockholders a Competing Transaction or shall have resolved to do so; or (3) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Bcom3 is commenced, and the Bcom3 board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); or

      - upon a breach of any material representation, warranty, covenant or agreement of Bcom3 under the Publicis/Bcom3 merger agreement; provided that, if such breach is curable by Bcom3, Publicis may not terminate the merger agreement for such breach for so long as Bcom3 exercises its best efforts to cure the breach.

EFFECT OF TERMINATION

     If the Publicis/Bcom3 merger agreement is terminated, there will be no liability on the part of Publicis, Philadelphia Merger Corp. or Bcom3, except as otherwise provided in the Publicis/Bcom3 merger agreement and subject to the rights of the parties described below under the caption "-- Termination Fee." Nothing, however, will relieve any party of any liability or damages resulting from any willful material breach of the Publicis/Bcom3 merger agreement by that party.

TERMINATION FEE

     Publicis or Bcom3, as the case may be, will be required to pay the other party a termination fee of $90 million under the following circumstances:

     - Bcom3 will be required to pay Publicis if:

      - Publicis terminates the Publicis/Bcom3 merger agreement because (1) the Bcom3 board withdraws, modifies or changes its recommendation of the Publicis/Bcom3 merger agreement or the transactions contemplated by the Publicis/Bcom3 merger agreement in a manner adverse to Publicis or shall have resolved to do so; (2) the Bcom3 board shall have recommended to the Bcom3 stockholders a Competing Transaction or shall have resolved to do so; or (3) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Bcom3 is commenced, and the Bcom3 board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

      - (1) Publicis or Bcom3 terminates the Publicis/Bcom3 merger agreement due to the failure of the Bcom3 stockholders to approve the Publicis/Bcom3 merger agreement; (2) prior to the time the Bcom3 stockholders fail to approve the Publicis/Bcom3 merger agreement, there has been made a proposal for a Competing Transaction with respect to Bcom3; and (3) within 12 months of the termination of the Publicis/Bcom3 merger agreement, Bcom3 enters into an agreement with respect to, or consummates, a Competing Transaction; or

      - (1) Publicis or Bcom3 terminates the Publicis/Bcom3 merger agreement because the effective time of the Publicis/Bcom3 merger has not occurred on or before the applicable outside date described above under the caption "-- Termination"; (2) on or before the applicable outside date there has been made a proposal for a Competing Transaction with respect to Bcom3; and (3) within 12 months of the termination of the Publicis/Bcom3 merger agreement, Bcom3 enters into an agreement with respect to, or consummates, a Competing Transaction.

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     - Publicis will be required to pay Bcom3 if:

      - Bcom3 terminates the Publicis/Bcom3 merger agreement because (1) Publicis's supervisory board or management board withdraws, modifies or changes its recommendation of the Publicis/Bcom3 merger agreement or the transactions contemplated by the Publicis/Bcom3 merger agreement in a manner adverse to Bcom3 or shall have resolved to do so; (2) the Publicis supervisory board or management board shall have recommended to the shareholders of Publicis a Competing Transaction or shall have resolved to do so; or (3) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Publicis is commenced, and the management board or the supervisory board of Publicis fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

      - (1) Bcom3 or Publicis terminates the Publicis/Bcom3 merger agreement due to the failure of the Publicis shareholders to approve the Publicis proposals; (2) prior to the time the Publicis shareholders fail to approve the Publicis proposals, there has been made a proposal for a Competing Transaction with respect to Publicis; and (3) within 12 months of the termination of the Publicis/Bcom3 merger agreement, Publicis enters into an agreement with respect to, or consummates, a Competing Transaction; or

      - (1) Bcom3 or Publicis terminates the Publicis/Bcom3 merger agreement because the effective time of the Publicis/Bcom3 merger has not occurred on or before the applicable outside date; (2) on or before the applicable outside date there has been made a proposal for a Competing Transaction with respect to Publicis; and (3) within 12 months of the termination of the Publicis/Bcom3 merger agreement, Publicis enters into an agreement with respect to, or consummates, a Competing Transaction.

     In each case the payments made by Bcom3 and Publicis under the above circumstances are the sole remedy available to the other party under these scenarios, except in the event of a willful breach.

EXPENSES

     Except as otherwise described above under the caption "-- Termination Fee," all costs and expenses incurred as a result of the Publicis/Bcom3 merger agreement and the transactions contemplated by the Publicis/Bcom3 merger agreement shall be paid by the party incurring the cost or expense, except that each of Bcom3 and Publicis will pay one-half of:

     - the expenses incurred in connection with printing, mailing and filing the registration statement of which this proxy statement/prospectus forms a part, this proxy statement/prospectus and the Publicis proxy statement (which includes the prospectus relating to the issuance of the Publicis/Bcom3 merger consideration); and

     - all SEC, COB and other regulatory filing fees incurred in connection with the registration statement, this proxy statement/prospectus and the Publicis proxy statement.

INDEMNIFICATION

     The Publicis/Bcom3 merger agreement provides that the bylaws of Philadelphia Merger Corp. as the surviving corporation will contain provisions regarding directors' and officers' indemnification and insurance reasonably satisfactory to Bcom3. The provisions will not be changed for a period of six years in any way adverse to the individuals who were directors, officers, employees, fiduciaries or agents of Bcom3 prior to the effective time of the Publicis/Bcom3 merger.

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     Publicis and Bcom3 have agreed that prior to the effective time of the
Publicis/Bcom3 merger, Bcom3, and after the effective time of the Publicis/Bcom3 merger, Publicis and Philadelphia Merger Corp., will indemnify and hold harmless to the fullest extent of the law:

     - each present and former director and officer of Bcom3 and each of its subsidiaries; and

     - each person who served at the request of Bcom3 or any of its subsidiaries as a director, officer, employee, trustee, partner, fiduciary or agent of another corporation, partnership, joint venture, pension trust or other employee benefit plan or enterprise;

against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the effective time of the Publicis/Bcom3 merger) arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring at or before the effective time of the Publicis/Bcom3 merger (including the transactions contemplated by the Publicis/Bcom3 merger agreement).

     Publicis also will cause to be maintained Bcom3's existing directors' and officers' liability insurance policy, or a substitute policy reasonably satisfactory to the indemnified parties with at least the same coverage containing terms and conditions that are no less advantageous, which insures the indemnified parties for any losses arising out of facts or events that occurred at or prior to the effective time of the Publicis/Bcom3 merger for not less than six years after this effective time; provided that the aggregate annual premium for maintaining the insurance during the six-year period does not exceed 250% of the current aggregate annual premium paid by Bcom3 (which current aggregate annual premium is approximately $440,000). If the aggregate annual premium exceeds 250% of the current aggregate annual premium paid by Bcom3, Publicis will provide the coverage then available at an annual premium of 250% of the current premium.

AMENDMENTS AND WAIVERS

     Any provision of the Publicis/Bcom3 merger agreement may be amended prior to the effective time of the Publicis/Bcom3 merger if, and only if, the amendment is in writing and signed by the parties to the Publicis/Bcom3 merger agreement. After the approval of the Publicis/Bcom3 merger agreement by the Bcom3 stockholders, Publicis and Bcom3 have agreed that there will be no amendment that by law requires further approval by stockholders without the approval of Bcom3 stockholders.

     Any party to the merger agreement may extend the time for performance by another party of its obligations under the merger agreement or otherwise waive compliance with provisions of the merger agreement if such extension or waiver is written and executed by the party or parties to be bound thereby.

     Notwithstanding the foregoing, Bcom3 has agreed in the first step merger agreement not to amend or waive any provision of the Publicis/Bcom3 merger agreement without the prior written consent of Dentsu, which consent shall not be unreasonably withheld.

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                               SUPPORT AGREEMENTS

Bcom3 SUPPORT AGREEMENT

     In connection with the execution and delivery of the Publicis/Bcom3 merger agreement, Bcom3 entered into a voting agreement with Madame Elisabeth Badinter and Societe Anonyme Somarel (each of whom is a holder of Publicis ordinary shares), under which these Publicis shareholders have agreed to vote their Publicis ordinary shares in favor of the Publicis/Bcom3 merger and against any action that would impede the Publicis/Bcom3 merger. These Publicis shareholders collectively owned approximately 45% of the total voting power of Publicis ordinary shares outstanding as of June 18, 2002, the date of the Publicis shareholder meeting.

     The voting agreement prohibits, subject to limited exceptions, any of such Publicis shareholders from selling, transferring, assigning, pledging, encumbering or otherwise disposing of any Publicis ordinary shares except for pledges to secure indebtedness.

     The voting agreement also prohibits such Publicis shareholders from directly or indirectly negotiating with, soliciting, initiating or encouraging the submission of proposals or offers from, or providing information to, any person relating to an acquisition proposal with respect to Publicis.

     The voting agreement terminates upon the earliest to occur of the termination of the Publicis/Bcom3 merger agreement, the termination of the voting agreement by Bcom3 and the effective time of the Publicis/Bcom3 merger.

PUBLICIS SUPPORT AGREEMENTS

     In connection with the execution and delivery of the Publicis/Bcom3 merger agreement, Publicis and Philadelphia Merger Corp. entered into voting agreements with each of Roy J. Bostock, Craig D. Brown, Richard B. Fizdale and Roger A. Haupt (each of such individuals is a member of Bcom3's board of directors) and Dentsu, under which these Bcom3 stockholders have agreed to vote their Bcom3 common shares in favor of the Publicis/Bcom3 merger and against any action that would impede the Publicis/Bcom3 merger. These Bcom3 stockholders collectively own 31.2% of the total voting power of Bcom3's common stock outstanding as of August 9, 2002.

     The voting agreements prohibit, subject to limited exceptions, any of such Bcom3 stockholders from selling, transferring, assigning, pledging, encumbering or otherwise disposing of any Bcom3 common shares.

     The voting agreements also prohibit each such Bcom3 stockholder (except in such stockholder's capacity as a director, officer or employee of Bcom3 or as a voting trustee) from directly or indirectly negotiating with, soliciting, initiating or encouraging the submission of proposals or offers from, or providing information to, any person relating to an acquisition proposal with respect to Bcom3.

     Each voting agreement terminates upon the earliest to occur of the termination of the Publicis/Bcom3 merger agreement, the termination of such voting agreement by Publicis and the effective time of the Publicis/Bcom3 merger.

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                  SHAREHOLDERS' AGREEMENTS, ALLIANCE AGREEMENT
                              AND ESCROW AGREEMENT

ALLIANCE AGREEMENT BETWEEN PUBLICIS AND DENTSU

     Pursuant to a memorandum of understanding between Publicis and Dentsu, dated March 7, 2002, Publicis and Dentsu have agreed to form a strategic alliance for a 20-year term upon completion of the mergers on the following terms:

          Publicis will cause its affiliates Saatchi & Saatchi and Zenith & Publicis to terminate in an orderly manner and with respect for its current partners, within 12 to 18 months after the effective time of the Publicis/Bcom3 merger, their respective current arrangements and agreements with partners in Japan. Publicis has agreed to terminate its arrangements relating to possible acquisitions of advertising agencies in Japan.

          Publicis will partner exclusively with Dentsu in Japan and will not initiate any new activity in Japan without prior consultation with Dentsu.

          Publicis companies will, as and when requested by Dentsu, represent Dentsu and its clients, subject to limitations imposed by client conflict policies, in the Americas, Central, Eastern and Western Europe and Australia and New Zealand, provided that:

        - subject to conflict limitations, Dentsu may choose the member of the Publicis group it wishes to partner with to develop global client relationships; and

        - where it is in the mutual interest of the parties, Dentsu will consolidate its existing business with the operations of the Publicis group in Europe and the Americas, on mutually acceptable terms and conditions.

          Dentsu will agree to consult with Publicis before making any investments, initiating joint ventures or new ventures in Australia, Central, Eastern and Western Europe, and the Americas, provided that Dentsu and Publicis agree that:

        - Dentsu may invest in such markets independently of Publicis if Dentsu determines that it is in its best interest to do so, and if it so determines it will inform Publicis of such determination before entering into binding commitments therefor;

        - Dentsu will not partner with the advertising companies WPP, Interpublic Group, Omnicom or Havas; and

        - Publicis will not partner with the advertising companies WPP, Interpublic Group, Omnicom, Havas or Hakuhodo.

          Publicis will agree to the continued expansion of the Dentsu Network in Asia and acknowledge the existing Dentsu partnership with WPP and Dentsu Young & Rubicam, but Dentsu will agree not to expand such partnership.

          Dentsu and Publicis will agree to the mutual development of a global media alliance on terms satisfactory to them respectively.

          Dentsu and Publicis have agreed to share, on terms satisfactory to them and to the extent permitted by relevant contractual obligations, knowledge, research, and learning that can be used to develop and improve services to multinational clients.

          Publicis has agreed, whenever possible, to facilitate the continuation of certain business relationships between Dentsu and Leo Burnett following the mergers.

          Dentsu and Publicis expect to conduct joint development activities of various communication businesses internationally, including, in particular, sport marketing businesses where Dentsu is the global

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     leaders in the market, which may include the formation of one or more joint ventures bearing the names of both Publicis and Dentsu.

          Dentsu and Publicis have agreed to form an executive group to manage the relationship described by this memorandum of understanding whose members will be the CEO and COO of Publicis and two executives from Dentsu. Dentsu and Publicis have also agreed to keep each other informed, through the mechanism of the executive group, of their respective expansion plans in Asia (excluding, in the case of Dentsu, Japan).

          The term of the strategic alliance agreement will be 20 years, subject to early termination by either party in the event that Dentsu ceases to own at least 10% of the outstanding Publicis ordinary shares by reason of the transfer by Dentsu of any of its Publicis ordinary shares, or by the failure of Dentsu to exercise its preemptive rights or any rights of Dentsu that would entitle it to subscribe for shares on the same terms and in the same quantity as if it were exercising such preemptive right (droits preferentiels de souscription), in each case with respect to any new issuances of Publicis ordinary shares.

          Dentsu and Publicis have agreed that, if any of the arrangements contemplated by the memorandum of understanding would result in Dentsu's inability to equity account for its investment in Publicis, Dentsu and Publicis will use their respective best efforts to adjust such arrangements to the extent necessary so as to permit Dentsu to equity account for its investment in Publicis, provided that the economic and legal substance of such adjusted arrangements will be substantially equivalent to that of the arrangements contemplated initially by the memorandum of understanding.

SHAREHOLDERS' AGREEMENT BETWEEN PUBLICIS AND DENTSU

     Pursuant to a memorandum of understanding between Publicis and Dentsu, dated March 7, 2002, Publicis and Dentsu have agreed to enter into a shareholders' agreement providing for the following principal terms:

     So long as Dentsu owns directly or indirectly not less than 10% of the outstanding ordinary shares of Publicis (taking into account only diminutions in Dentsu's ownership by reason of any transfer of Publicis ordinary shares by Dentsu or any failure by Dentsu to exercise its preemptive rights or any rights of Dentsu that would entitle it to subscribe to shares on the same terms and in the same quantity as if it were exercising such preemptive rights), Publicis will present to its shareholders one or several resolutions for the appointment of two members of the supervisory board of Publicis designated by Dentsu (one of such designees to be a representative director of Dentsu) and such designees may be replaced by Dentsu in its discretion. If the size of the Supervisory Board is increased, the number of members that Dentsu may appoint will be increased so that Dentsu will be entitled to appoint a number of members of the supervisory board that is proportionate to its voting power in Publicis (rounded up to the nearest whole number).

     Until July 1, 2012, Dentsu will be subject to a "standstill" limiting its ownership of Publicis shares to the number of shares that entitles it to 15% of the voting power of Publicis, and to other customary standstill provisions such as those provisions of the investment agreement dated as of March 14, 2000 between Dentsu and Bcom3, which has been filed by Bcom3 with the SEC, subject to exceptions no less (or more) favorable to Dentsu than those set out in the standstill provision of the investment agreement, except such provisions as would not be relevant in the context of the merger, the other provisions of the shareholders' agreement and the provisions of the contemplated shareholders' agreement between Dentsu and Madame Elisabeth Badinter. Notwithstanding the foregoing, Dentsu will be entitled to buy Publicis ordinary shares on the open market to the extent it has not been given by Publicis the opportunity to keep its level of voting power at 15% through the exercise of preemptive rights. To permit Dentsu to comply with this provision, Publicis will give notice to Dentsu not later than the fifteenth day of each month of the total number of voting rights of all Publicis shareholders existing, to the best of its knowledge, as of the first day of such month.

     Publicis will present to its shareholder meetings such resolutions as may be necessary or appropriate to protect Dentsu against any dilution resulting from a capital increase in cash to which Dentsu may not subscribe by using preemptive rights.

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     Dentsu is contractually prohibited from holding in excess of 15% of
Publicis's voting power once its registered shares attain double voting rights two years after the closing of the Publicis/Bcom3 merger.

     Over time, Dentsu will be able to maintain its 15% voting interest in Publicis based on several factors. First, Dentsu will receive approximately 22% of the total ORAs and warrants issued in the merger, and thus 22% of the underlying ordinary shares to be issued over time upon redemption or exercise of these securities. In addition, the Publicis ordinary shares to be held by Dentsu in registered form will attain double voting right status two years after the closing. Furthermore, French corporate law and Dentsu's contractual arrangements with Publicis protect Dentsu against dilution through preemptive rights, or, if the preemptive rights are waived with regard to specific share or convertible securities issuances, through subscription rights, and in any event through the right to purchase Publicis ordinary shares in the open market. This will allow Dentsu to sustain the 15% voting power that is required for the desired accounting treatment in Japan.

     Until July 1, 2012, Dentsu will be prohibited from transferring any ordinary shares of Publicis. Thereafter, the transfer of ordinary shares of Publicis by Dentsu will be subject to restrictions that are substantially identical to those set out in the investment agreement, subject to modifications necessary to reflect the structure of the Publicis/Bcom3 merger.

     There is no current intent on the part of Publicis to shorten the period during which Dentsu is subject to the "standstill" or to increase the number of Publicis shares that Dentsu may purchase.

     The term of the shareholders' agreement will expire on July 1, 2012, unless it is renewed for an additional term of 10 years by agreement of Dentsu and Publicis.

     Dentsu and Publicis have agreed that, if any of the arrangements contemplated by the memorandum of understanding would result in Dentsu's inability to equity account for its investment in Publicis, Dentsu and Publicis shall use their respective best efforts to adjust such arrangements to the extent necessary so as to permit Dentsu to equity account for its investment in Publicis, provided that the economic and legal substance of such adjusted arrangements will be substantially equivalent to that of the arrangements contemplated initially by the memorandum of understanding.

     Dentsu and Publicis have instructed their respective advisers to negotiate and draft expeditiously a shareholders' agreement giving effect to the memorandum of understanding described herein. Absent the execution and delivery of such shareholders' agreement on or prior to the date of Bcom3 stockholders meeting, Dentsu and Publicis will continue to be bound by the terms of this memorandum of understanding.

SHAREHOLDERS' AGREEMENT BETWEEN ELISABETH BADINTER AND DENTSU

     Pursuant to a memorandum of understanding between Madame Elisabeth Badinter and Dentsu, dated March 7, 2002, Madame Badinter and Dentsu have agreed to enter into a shareholders' agreement providing for the following:

     Dentsu will vote and will cause its representatives on the Publicis supervisory board to vote, unless such vote would expose such representatives of Dentsu to legal liability:

     - to elect Madame Badinter (or any person designated by Madame Badinter) chairperson (Presidente or President, as the case may be) of the supervisory board, and to maintain her or such person in office;

     - to elect to the supervisory board and maintain in office such persons designated by her; and

     - in favor of appointments of or changes in the members of management (including the directoire) of Publicis proposed by Madame Badinter, provided that Madame Badinter will have consulted Dentsu on such appointments or changes.

     A special committee of the supervisory board will be created consisting of members appointed by Madame Badinter and members appointed by Dentsu (e.g., two or three by Madame Badinter, one or two by Dentsu) and members appointed by the management of Publicis equal in number to the number of Dentsu's representatives, provided that Madame Badinter will appoint a majority of the members of the special committee. The special committee will examine all strategic decisions and determine the vote on matters on

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which Dentsu has agreed to vote as directed by Madame Badinter. The special committee will act, after consultation, by consensus of its members, or, in the absence of consensus, by a simple majority vote.

     So long as Dentsu owns not less than 10% of the outstanding ordinary shares of Publicis (taking into account only diminutions in Dentsu's ownership by reason of any transfer of Publicis ordinary shares or any failure by Dentsu to exercise its preemptive rights or any rights of Dentsu that would entitle it to subscribe to shares on the same terms and in the same quantity as if it were exercising such preemptive rights), Madame Badinter and Somarel will vote, and Madame Badinter will cause Somarel to vote, the Publicis ordinary shares they then own to elect and maintain in office two members of the supervisory board chosen from among candidates designated by Dentsu or their respective replacements designated by Dentsu (one of such designees to be a representative director of Dentsu), provided that if Madame Badinter establishes at the time of such election that any such designee (other than such representative director) lacks reasonably appropriate qualifications to serve as a member of the supervisory board, Dentsu will be entitled to designate a different person for election to the supervisory board. If the size of the supervisory board is increased, the number of members that Dentsu may appoint will be increased so that Dentsu will be entitled to appoint a number of members of the supervisory board that is proportionate to its voting power in Publicis (rounding up to the nearest whole number).

     Dentsu will vote its Publicis ordinary shares at any such shareholders meeting in its own discretion, except only as set forth below. After due consultation between Dentsu and Madame Badinter, Dentsu will vote its Publicis ordinary shares as directed by Madame Badinter on the following matters:

     - decisions to amend Publicis's charter to change Publicis's name or headquarters, the number of members of the supervisory board or the management board (directoire), the duration of the terms in office of any such members, and the number of qualifying Publicis ordinary shares required to be owned by any such member;

     - any merger, consolidation or similar business combination of Publicis with or into any other company as a result of which the shareholders of Publicis immediately prior to such business combination will have a majority of the outstanding votes and common equity interest of the surviving entity in such business combination, provided that Dentsu will vote in any event its Publicis ordinary shares as directed by Madame Badinter with respect to any merger of Somarel and/or the management companies holding certain Somarel shares, with and into Publicis;

     - declaration of dividends, so long as Madame Badinter directs Dentsu to vote in favor of reasonable dividends that do not exceed 40% of Publicis's distributable profits for the applicable fiscal year;

     - capital increases of less than 10% of the share capital or the voting rights of Publicis where Dentsu is entitled to subscribe by using preemptive rights, provided that the capital increases with respect to which Madame Badinter may direct Dentsu will not exceed in the aggregate 10% of the capital of Publicis as constituted on March 7, 2002; and

     - reductions of share capital of Publicis resulting from cancellation of shares pursuant to Publicis's stock repurchase program.

     After due consultation between Dentsu and Madame Badinter, Dentsu will vote its Publicis ordinary shares as it will determine on each of the following:

     - decisions to issue securities giving right to more than 10% of the share capital or of the voting rights of Publicis;

     - rights offerings without right to subscribe to, or participate in, such offering;

     - reserved capital increases to identified parties;

     - public offers by Publicis of its securities with suppression of the preferential rights of existing shareholders to subscribe, unless Dentsu has the right to participate in such offer in proportion to its ownership of Publicis;

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     - decisions to contribute or transfer assets to a third party, to the extent such decision is put to the shareholders; and

     - decisions to approve any related party transaction involving Madame Badinter or Dentsu or any other affiliate of Publicis.

     In the event that members of the supervisory board designated by Dentsu are members of the audit committee of the supervisory board, and (1) the statutory auditors of Publicis (Commissaires aux Comptes) present accounts certified by them, (2) any objections to such accounts raised by such Dentsu members of the audit committee are considered by such statutory auditors and answered by them, and (3) such statutory auditors maintain their certification of such accounts, then Dentsu will vote at the shareholders meeting in favor of the acceptance of such accounts.

     Until July 12, 2012, Dentsu will not pledge or transfer Publicis ordinary shares owned by Dentsu to any third party, except to comply with Dentsu's obligations set forth below. From July 12, 2012, Dentsu may transfer all or any portion of the Publicis ordinary shares held by it without restriction, except that:

     - if Dentsu receives from a third party an offer to purchase any Publicis ordinary shares for cash, Madame Badinter will have the right to elect to purchase all but not part of such shares from Dentsu on the same terms within 45 days from the date of such offer. If Madame Badinter elects to purchase such shares, she must consummate the purchase within 20 days from the date of expiration of the 45-day period.

     - if Dentsu wishes to sell any Publicis ordinary shares on the open market or to an underwriter or in another organized selling effort (such as a bookbuilding or a secondary offering), Madame Badinter will have the right to elect to purchase all but not part of such shares from Dentsu on the same terms within 30 days from the date Dentsu notifies Madame Badinter of Dentsu's desire to sell such shares. If Madame Badinter elects to purchase such ordinary shares, she must consummate the purchase within 20 days from the date of such election.

     Until July 12, 2012, Dentsu will be prohibited from owning, alone or in concert, at any time more than a number of Publicis ordinary shares that entitles it to 15% of the voting power of Publicis, except as may be otherwise agreed with Publicis in the shareholders' agreement between Publicis and Dentsu. For purposes of determining the 15% threshold, no ORAs (or ordinary shares issuable in respect thereof) or warrants issued with the OBSAs (or ordinary shares issuable in respect of such warrants) will be taken into account. Dentsu will not be deemed to have violated the foregoing prohibition (1) if Dentsu inadvertently or unintentionally exceeds the 15% level and, upon notice thereof from Publicis or Madame Badinter, Dentsu promptly reduces its ownership of shares of Publicis to the 15% level, or (2) to the extent Dentsu exceeds the 15% level as a result of any repurchase of shares or other reduction of capital by Publicis. If Dentsu exceeds the 15% level for any reason, Dentsu will not vote at any shareholders meeting of Publicis such number of shares of Publicis owned by Dentsu that represents voting power in excess of 15% of the voting power of Publicis.

     Dentsu will not enter into any agreement concerning the direction and management of Publicis with any third party without the written permission of Madame Badinter. Without Dentsu's written permission, Madame Badinter will not enter into any agreement concerning the direction and management of Publicis with any third party that would result in Dentsu's being required to join in making a tender offer for Publicis. In case of a violation by Madame Badinter of this provision, Dentsu may immediately, by notice, terminate the memorandum of understanding and the shareholders' agreement.

     Madame Badinter will cause her designees on the supervisory board of Publicis to comply with the provisions of the shareholders' agreement. Madame Badinter will use her best efforts to ensure that Dentsu will always be protected against any dilution from a capital increase of Publicis in cash to which Dentsu is not entitled to subscribe by using preemptive rights.

     The term of the shareholders' agreement will be 12 years, subject to renewal upon mutual agreement of the parties.

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     Dentsu and Madame Badinter have agreed that, if any of the arrangements contemplated in the memorandum of understanding would result in Dentsu's inability to equity account for its investment in Publicis, Dentsu and Madame Badinter shall use their respective best efforts to adjust such arrangements to the extent necessary so as to permit Dentsu to equity account for its investment in Publicis, provided that the economic and legal substance of such adjusted arrangements will be substantially equivalent to that of the arrangements contemplated initially by the memorandum of understanding.

     Dentsu and Madame Elisabeth Badinter have instructed their respective advisers to negotiate and draft expeditiously a shareholders' agreement giving effect to the memorandum of understanding described herein. Absent the execution and delivery of such shareholders' agreement on or prior to the date of Bcom3 stockholders meeting, Dentsu and Madame Elisabeth Badinter will continue to be bound by the terms of this memorandum of understanding.

ESCROW AGREEMENT AMONG DENTSU, PUBLICIS AND ELISABETH BADINTER

     Pursuant to a letter agreement among Dentsu, Publicis and Elisabeth Badinter, dated March 7, 2002, Dentsu agreed to put in escrow a certain number of Publicis ordinary shares which it receives in the Publicis/Bcom3 merger. As a result of the Publicis/Bcom3 merger, Dentsu will hold, or have voting rights to, Publicis ordinary shares representing slightly in excess of 15% of Publicis's total voting power. Pursuant to the March 7 letter agreement, Dentsu will put a number of ordinary shares representing such excess voting power in escrow with a financial institution mutually acceptable to Dentsu, Publicis and Elisabeth Badinter. The escrow agreement that Dentsu enters into with such financial institution is to provide, among other things, that (1) as registered shares of Publicis held by shareholders other than Dentsu attain double voting rights, the escrow agent will release shares to Dentsu upon Dentsu's request solely to enable Dentsu to maintain 15% of the total voting power of Publicis ordinary shares and (2) the escrow agent will not vote the Publicis ordinary shares held in escrow.

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      TRANSFER RESTRICTIONS ON PUBLICIS SECURITIES AND OTHER CONSIDERATION

TRANSFER RESTRICTIONS APPLICABLE TO FORMER CLASS A STOCKHOLDERS

     Under the Publicis/Bcom3 merger agreement, the Publicis ordinary shares, usufruct interests, ORAs and warrants delivered to Class A stockholders in the Publicis/Bcom3 merger will be subject to the transfer restrictions described below.

  LETTER OF TRANSMITTAL

     In order to implement these transfer restrictions, Publicis, Bcom3 or the exchange agent will send to each former Bcom3 Class A stockholder a letter of transmittal for use in the exchange of Class A common stock for the Publicis/Bcom3 merger consideration that is payable on Class A common stock. This letter of transmittal will set forth the agreement of the stockholder executing such letter to be bound by the restrictions on transfer described below. Upon delivery to the exchange agent of a letter of transmittal properly completed and signed by any such holder, the exchange agent will deliver to such Class A stockholder the Publicis/Bcom3 merger consideration to which he or she is entitled. Until such time as any former holder of Class A common stock submits his or her properly completed and signed letter of transmittal, such stockholder will not receive his or her Publicis/Bcom3 merger consideration.

     If any former holder of Class A common stock has not submitted a properly completed and signed letter of transmittal to claim his or her Publicis/Bcom3 merger consideration by the 30-month anniversary of the closing date of the Publicis/Bcom3 merger, the exchange agent will deliver to such stockholder on that date (1) Publicis ordinary shares; (2) cash in lieu of fractional shares;
(3) any dividends or other distributions with respect to Publicis ordinary shares or usufruct interests; and (4) the net proceeds from the sale of the OBSA notes, all in the amounts to which such stockholder is entitled under the Publicis/Bcom3 merger agreement. If any former holder of Class A common stock has not submitted a properly completed and signed letter of transmittal to claim his or her Publicis/Bcom3 merger consideration by the 54-month anniversary of the closing date of the Publicis/Bcom3 merger, the exchange agent will deliver to such stockholder on that date (1) ORAs; (2) warrants; (3) cash in lieu of fractional ORAs and warrants; and (4) any dividends or other distributions with respect to ORAs, all in the amounts to which such stockholder is entitled under the Publicis/Bcom3 merger agreement.

  GENERAL

     For purposes of this section, "transfer" means any transfer of the Publicis securities received by the Class A stockholders, or of any interest in such Publicis securities, whether voluntarily or involuntarily made:

     - by way of sale, gift or other disposition;

     - by way of pledge or hypothecation or the creation of a security interest;

     - by way of attachment, levy or lien;

     - in connection with insolvency;

     - in connection with a divorce, decree of separate maintenance or any other arrangement for the adjustment of marital rights;

     - into, or out of, joint tenancy, tenancy in common, or tenancy by virtue of community property or similar rights;

     - to any trustee, receiver, administrator, executor, custodian, or guardian of an estate or property; or

     - into any trust, or in any form the effect of which, expressly or constructively, would create a trust or a separation of the ownership of the Publicis securities into legal interests and beneficial interests.

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  LOCK-UP

     All of the Publicis ordinary shares, ORAs, warrants and usufruct interests in Publicis ordinary shares to be received by Class A stockholders will initially be non-transferable subject to the exceptions described under the caption "-- Exceptions to Lock-up." These securities will become transferable (but will remain subject to the transfer terms and conditions described under the caption "-- Public Sales after Expiration of Lock-up") as follows:

     - blocks of 25% of the total number of Publicis ordinary shares to be delivered to all former Class A stockholders will become transferable at the end of each of the 6-, 12-, 18- and 24-month periods following the closing date of the Publicis/Bcom3 merger; this includes the shares which will result from the reversion of bare legal title to the usufruct holders at the end of the two-year term of the usufruct arrangement, which shares will be allocated to the last 25% block and will therefore be transferable immediately upon reversion (the corresponding usufruct interests that Bcom3 Class A stockholders will hold in these shares during the two-year period will not be transferable).

     - blocks of 25% of the total number of ORAs to be delivered to all former Class A stockholders will become transferable at the end of each of the 30-, 36-, 42- and 48-month periods following the closing date of the Publicis/Bcom3 merger; and

     - blocks of 25% of the total number of warrants to be delivered to all former Class A stockholders will become transferable at the end of each of the 30-, 36-, 42- and 48-month periods following the closing date of the Publicis/Bcom3 merger.

     The expiration of the transfer restrictions provided for above shall benefit all former Class A stockholders on a pro rata basis according to the number of each type of Publicis securities held by each such person immediately after the effective time of the Publicis/Bcom3 merger. If, however, at any given time any of such persons is otherwise not permitted to transfer any of its Publicis securities at such time because of separate contractual obligations to Publicis that specifically waive the right to be included in such pro rata determination, then the Publicis securities held by such person shall not be included in such pro rata determination.

     Publicis may elect in its sole discretion to increase the amount of securities that become transferable in any block, but the amount of securities that become transferable in the subsequent block (or blocks, if necessary) will be correspondingly reduced. For example, if Publicis allows 30% of the Publicis ordinary shares to become transferable during one such six-month period, only 20% of the Publicis ordinary shares is required to become transferable in the following period. If Publicis subdivides or combines its outstanding ordinary shares, ORAs or warrants such that a larger or smaller number of these securities is outstanding after such an event, the number of securities eligible for transfer in each block will be appropriately adjusted. Any securities as to which the lock-up has expired will be freely transferable, except that sales by a stockholder of such securities on any securities exchange or public quotation system (which we refer to as a "public sale") will need to comply with the procedures described under the caption "-- Public Sales after Expiration of Lock-up."

     The former Class A stockholders will hold the Publicis securities in pure registered form (nominatif pur) with Euro Emetteurs Finance (or EEF), Publicis's transfer agent, until the applicable lock-up periods expire.

     None of the transfer restrictions described in this section will apply to any Publicis ordinary shares issued upon the redemption of ORAs or upon exercise of the warrants or to any Publicis securities which are not included in the Publicis/Bcom3 merger consideration.

     There is no current intent on the part of Publicis to shorten the lock-up periods or release holders from the lock-ups early. Any decision to shorten lock-up periods or release holders from the lock-ups early would be made by Publicis's management.

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  EXCEPTIONS TO LOCK-UP

     The transfer restrictions described above in this section will not apply to the following transfers:

     - gifts or other transfers for estate planning purposes;

     - gifts to charitable organizations;

     - transfers to other former Class A stockholders for value or by a gift;

     - transfers to a bank or financial institution as collateral, by pledge or otherwise; and

     - involuntary transfers occurring by operation or requirement of law;

provided that the transferee agrees in writing to hold the Publicis securities in pure registered form (nominatif pur) with EEF until the applicable lock-up periods expire, to be bound by the transfer restrictions described in this section and not to enter into hedging transactions with respect to Publicis ordinary shares in connection with or related to such transfer. Copies of this agreement by the transferee must be provided to the transfer agent and Publicis at the time of transfer.

     In addition, the transfer restrictions described above will also not apply to sales of securities into a public tender offer (offre publique d'achat ou d'echange) or as part of the sale of Publicis, whether by merger, consolidation or otherwise.

     A former Class A stockholder who desires to transfer any Publicis securities that are still subject to the lock-up in reliance on any of the above exceptions will have to instruct the transfer agent accordingly. The instruction will have to specify the name of the transferee and the applicable exception to the lock-up. A copy of the transfer instruction will have to be sent to Publicis.

  PUBLIC SALES AFTER EXPIRATION OF LOCK-UP

     Any public sales by a former Class A stockholder of Publicis securities after expiration of the applicable lock-up described above will need to comply with the orderly marketing procedures described below. These procedures do not apply to any private sales of Publicis securities.

     Starting on the five-month anniversary of the closing date of the Publicis/Bcom3 merger, and continuing on each monthly anniversary thereafter through the 53-month anniversary of such closing date, a polling agent (which will be Publicis or a financial institution appointed by Publicis and reasonably acceptable to the "stockholders committee" described below) will poll former Class A stockholders to determine the number and type of such Publicis securities that each such person desires to sell in a public sale within the approximately 30-day period beginning on the upcoming monthly anniversary of the closing date and ending on the following monthly anniversary of the closing date (the "effective period"), and the minimum price at which such stockholder would be willing to sell. Any former Class A stockholder who desires to sell any such Publicis securities in a public sale within the effective period needs to deliver within 15 days after the poll date a written response to the polling agent providing the requested information. If a stockholder does not deliver a timely response, he or she will not be eligible to make a public sale of such Publicis securities within the effective period and will need to wait until the next monthly poll.

     With respect to any ORAs or warrants that former Class A stockholders indicate they are willing to sell, if an "active public market" exists for these securities, Publicis has a right of first refusal, exercisable until 20 days after the poll date, to purchase, in whole or in part, such ORAs or warrants on the upcoming monthly anniversary of the closing at the official closing price of the security on Euronext on the date the right is exercised, subject to any minimum sales price indicated by each stockholder. If no "active public market" exists for the ORAs and warrants that the former Class A stockholders are willing to sell, Publicis will have the right to make an offer to the former Class A stockholders within 20 days of the poll date to purchase their ORAs and warrants at a specified price, which the stockholders may accept until the 25th day after the poll date. If a stockholder does not accept Publicis's offer, he or she may sell the securities subject to such offer but not tendered to Publicis either in the proposed sale for the following month (described below) or, to the extent there is no proposed sale, in any public sale (subject to the limitations on public sales described below), provided that the stockholder sells such securities in a public sale at a price higher than Publicis's offer. If

Publicis elects to purchase some but not all of the securities which former Class A stockholders are offering to sell, then Publicis will purchase the securities it is willing to buy on a pro rata basis according to the number of Publicis securities offered by each selling stockholder. An "active public market" means, with respect to any security on any given date, that at least two million euros worth in the aggregate of such security was traded on Euronext by parties unaffiliated with Publicis in bona fide arms-length transactions during the five consecutive trading days immediately preceding such date.

     With respect to any monthly poll, if the aggregate number of Publicis securities that all former Class A stockholders desire to sell within the related effective period (excluding any Publicis securities that Publicis has elected or offered to purchase as described above) represents fewer than the equivalent of 1.4 million Publicis ordinary shares, all such Publicis securities may be freely sold in a public sale during the applicable effective period without further compliance with any orderly marketing procedures.

     In the event that the 1.4 million share threshold is exceeded, the following orderly marketing procedures will apply, provided that any stockholder who is not notified within 20 days of the polling date as to the terms of any proposed sale (to the extent he or she has timely delivered a written response to the polling agent indicating an intent to sell Publicis securities) need not comply with the following procedures. Designated investment banks will evaluate market conditions and determine the appropriate method for sale and amount of Publicis securities to be sold, consistent with maximizing the sale price and amount of Publicis securities to be sold (which shall represent at least the equivalent of 1.4 million Publicis ordinary shares). The investment banks may consider a number of different methods of sale. Securities may be offered in underwritten public offerings, to or through brokers or dealers who may act as principal or agent, or in one or more negotiated transactions. Securities may be offered at various prices, including at fixed prices, at prevailing market prices at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The markets for the securities likely will be in Europe, but could include other markets.

     The designated investment banks will be Lazard Freres (or another internationally-recognized investment bank designated by Publicis with the consent of the Bcom3 stockholders committee, which may not be unreasonably withheld) and Morgan Stanley (or another internationally-recognized investment bank designated by the Bcom3 stockholders committee with the consent of Publicis, which may not be unreasonably withheld). The Bcom3 stockholders committee will be a committee consisting initially of the four Bcom3 Class A stockholders who, immediately prior to the effective time of the mergers, hold the greatest number of shares of Class A common stock. Any action by the stockholders committee will require the approval of a majority of its members then in office. The stockholders committee, acting by such majority, will have the power to remove any member, increase or decrease the size of the stockholders committee, fill vacancies and adopt its own internal organization and decision-making procedures.

     Within 20 days after the poll date, the polling agent will notify holders who expressed a desire to sell of the material terms of the proposed sale, including any applicable fees or sales commissions (which shall be reasonable and customary). Each holder will have until the upcoming monthly anniversary of the closing date to deliver an acceptance notice indicating the number and type of Publicis securities that such person wants to include in the sale (which shall not exceed the number and type indicated by such person in the initial poll) and the minimum price at which he or she would be willing to sell. Any holder who does not deliver a timely acceptance notice will not participate in the proposed sale, will not be eligible to make a public sale of Publicis securities within the effective period, and will need to wait until the next monthly poll.

     The investment banks will complete the proposed sale as soon as practicable after the upcoming monthly anniversary of the closing date. The sale will include all Publicis securities covered in any acceptance notice that contains terms (e.g., minimum price) consistent with sale, subject to pro rata cutbacks if the amount requested to be sold exceeds the actual amount to be sold. Any excess Publicis securities that are not sold in the proposed sale will be given priority in the next proposed sale. If the sale is not completed within 10 days of the upcoming monthly anniversary of the closing date, any person who would otherwise have participated in such sale will be free for the remainder of the applicable effective period to make a public sale of his or her Publicis securities, provided that the amount of securities sold in public sales by such person in the remainder of the effective period shall not exceed his or her pro rata portion of the difference between the equivalent of

1.4 million shares and the actual number of securities sold in the proposed sale. Stockholders shall, in any event, be permitted to make public sales of the Publicis securities in an amount up to the equivalent of 1.4 million ordinary shares during any month (but the amount of all Publicis securities publicly sold in any month by the stockholders in the aggregate shall not exceed the equivalent of 1.4 million shares except for sales pursuant to the terms of the orderly marketing arrangements, including, without limitation, through a proposed sale organized by the investment banks).

     With respect to any proposed sale that involves an underwritten offering, Publicis will have the right to select the managing or lead underwriter and to delay the offering for a period of up to 60 days if it would materially interfere with any material corporate event of Publicis.

     Selling stockholders will be responsible for all fees and expenses in connection with any such sale.

     The orderly marketing procedures for the ordinary shares expire on the 30-month anniversary of the closing date of the mergers and the orderly marketing procedures for the ORAs and warrants expire on the 54-month anniversary of the closing date of the mergers.

     Notwithstanding the above, if at any time any former Class A stockholder wants to make a public sale outside the poll process of any Publicis securities that are no longer subject to a lock-up but are still subject to the orderly marketing procedures, such person may contact the polling agent. The polling agent will permit such sale so long as it would not result in the 1.4 million share threshold being exceeded during the current effective period and would not interfere with any proposed sale.

TRANSFER RESTRICTIONS APPLICABLE TO DENTSU

     For a description of the transfer restrictions applicable to the Publicis ordinary shares and other Publicis securities to be received by Dentsu in the Publicis/Bcom3 merger, see "Shareholders' Agreements, Alliance Agreement and Escrow Agreement."

RESTRICTIONS ON TRANSFER OF RIGHT TO RECEIVE NET PROCEEDS FROM THE SALE OF THE DEBT PORTION OF THE OBSAs

     Each Bcom3 stockholder's right to receive the net proceeds from the sale of the debt portion of the OBSAs will not be transferable by such stockholder, provided that this obligation will not prohibit any involuntary transfer occurring by operation or requirement of law.

         DIRECTORS AND SENIOR MANAGEMENT OF PUBLICIS AFTER THE MERGERS

     Publicis has a two-tier management structure pursuant to which a management board (directoire) manages the day-to-day affairs under the general supervision of a supervisory board (conseil de surveillance), the members of which are elected by the shareholders. The members of the management board are also Publicis's senior managers. Publicis's management board and supervisory board vote separately to approve transactions related to Publicis. Depending on the nature of an action to be taken, approval of either only the management board or the supervisory board alone, or of both the management board and the supervisory board, are required. Generally, extraordinary actions specified in the French Commercial Code and Publicis's statuts have to be approved by both the management board and the supervisory board. For more details on the authority of the boards, see "Comparative Rights of Publicis Shareholders and Bcom3 Stockholders." We refer to members of the supervisory board and management board collectively as "directors."

SUPERVISORY BOARD

     Upon completion of the mergers, the size of the supervisory board will be increased to 15, and two nominees of Dentsu, Yutaka Narita and Fumio Oshima, will be appointed as members of the supervisory board. The following table sets forth, for each member of Publicis's supervisory board after completion of the mergers, the member's current function in Publicis and principal business activities outside of Publicis, the date the member's current term of office is scheduled to expire and the date the member joined the supervisory board.

ELISABETH BADINTER
Initially Appointed................  November 1987 (appointed as Chair of the Supervisory Board in April 1996)
Expiration Date of Current Term....  June 2006
Principal Function in Publicis.....  Chair, Supervisory Board
                                     Chair, Supervisory Board of Medias & Regies Europe
Principal Business Activities
  Outside Publicis.................  Lecturer, Ecole Polytechnique and author, Chair of Somarel

ROBERT BADINTER
Initially Appointed................  June 1996
Expiration Date of Current Term....  June 2008
Principal Function in Publicis.....  Director
Principal Business Activities
  Outside Publicis.................  Professor Emeritus, University of Paris I
                                     (Pantheon-Sorbonne)

SIMON BADINTER
Initially Appointed................  June 1999
Expiration Date of Current Term....  June 2005
Principal Function in Publicis.....  Director
                                     Director and Director of Development of Medias & Regies
                                     Europe (U.S.A.)
                                     Chair and Chief Executive Officer of Medias & Regies
                                     America Inc. (U.S.A.)
                                     Director of International Development Medias & Regies
                                     (Europe)
                                     Member of Management Board of Metrobus, Intervoz
                                     Publicidade SA, Gestion Omni Media Inc. (Canada) and Omni
                                     Cleveland Inc. (U.S.A.)
Principal Business Activities
  Outside Publicis.................  Member of the Management Board of Somarel

MONIQUE BERCAULT
Initially Appointed................  June 1998
Expiration Date of Current Term....  June 2004
Principal Function in Publicis.....  Director
                                     Technical Consultant to the Chair of Medias & Regies Europe
Principal Business Activities
  Outside Publicis.................  None

MICHEL CICUREL
Initially Appointed................  June 1999
Expiration Date of Current Term....  June 2004
Principal Function in Publicis.....  Director
Principal Business Activities
  Outside Publicis.................  Chair of the Management Board of Compagnie Financiere
                                     Edmond de Rothschild Banque and Compagnie-Financiere
                                     Saint-Honore
                                     Chair of the Board of e-Rothschild Services
                                     Director of Francarep
                                     Member of the Board of Banque de Gestion Edmond de
                                     Rothschild (Monaco), Banque Privee Edmond de Rothschild
                                     (Geneva), LCF Rothschild Limited (London), Compagnie
                                     Financiere Holding Edmond et Benjamin de Rothschild
                                     (Geneva), Compagnie de Tresorerie Benjamin de Rothschild
                                     (Geneva), Bouygues Telecom, Cdb Web Tech (Italy), Cir
                                     International (Luxembourg) and Rexecode
                                     Permanent representative of Compagnie Financiere Edmond de
                                     Rothschild Banque on the board of Assurances Saint-Honore,
                                     Bollore Investissement, E. de Rothschild Corporate Finance,
                                     LCF Rothschild Asset Management, LCF Rothschild Financial
                                     Services and Equity Vision
                                     Permanent representative of Compagnie-Financiere
                                     Saint-Honore on the board of Cogifrance, Compagnie de
                                     Conseils des Assurances Saint-Honore and FCC (BFM)
                                     Member of the Silent Board of Rothschild & Cie Banque

MICHEL DAVID-WEILL
Initially Appointed................  June 1990
Expiration Date of Current Term....  June 2008
Principal Function in Publicis.....  Director
Principal Business Activities
  Outside Publicis.................  Chairman of Lazard
                                     Chairman and Chief Executive Officer of Lazard Freres
                                     Banque
                                     Chairman and Managing Director of Maison Lazard SAS
                                     Managing Director of Lazard Freres SAS
                                     Managing Director of Lazard Freres & Co. LLC (U.S.A.) and
                                     Lazard Brothers & Co. Ltd (U.K.)
                                     Managing Partner of Partena and Partemiel
                                     Manager of Parteman and Parteger
                                     Member of the Board of Eurazeo and Fond Partenaires Gestion
                                     Chairman of the Board of Rue Imperiale
                                     Vice President and Director of the Danone Group
                                     Member of Investment Advisory Board of Corporate Advisors
                                     LP (U.S.A.)

SOPHIE DULAC
Initially Appointed...................  June 1998 (appointed as Vice President in June 1999)
Expiration Date of Current Term.......  June 2004
Principal Function in Publicis........  Director, Vice President
Principal Business Activities
  Outside Publicis....................  Manager -- Sophie Dulac Productions
                                        Chair of the Board of Les Ecrans de Paris

YUTAKA NARITA
Initially Appointed...................  Upon consummation of Publicis/Bcom3 merger
Expiration Date of Future Term........  June 2008
Future Principal Function
  in Publicis.........................  Director
Principal Function in Dentsu..........  Chairman & CEO
Principal Business Activities
  Outside Dentsu......................  President of Japan Advertising Agencies Association
                                        Chairman of The Tokyo Chamber of Commerce and Industry Tokyo Renovation
                                        Committee

FUMIO OSHIMA
Initially Appointed...................  Upon consummation of Publicis/Bcom3 merger
Expiration Date of Future Term........  June 2008
Future Principal Function
  in Publicis.........................  Director
Principal Function in Dentsu..........  Executive Vice President
Principal Business Activities
  Outside Dentsu......................  Member of the Northwestern University Advisory Board
                                        Member of the Pacific Asian Management Institute Global Advisory Board

HELENE PLOIX
Initially Appointed...................  June 1998
Expiration Date of Current Term.......  June 2004
Principal Function in Publicis........  Director
Principal Business Activities
  Outside Publicis....................  Chair of Pechel Industries, Member of the Board of Lafarge, Aquarelle.com
                                        Group, The Boots Company (U.K.), Ferring BV (Switzerland)
                                        Permanent representative of Pechel Industries on the Board of Financiere
                                        d'Or, Quinette Gallay, IDM, CVBG, Panoranet, CoSpirit, Xiring and
                                        Homerider

FELIX GEORGE ROHATYN
Initially Appointed...................  June 2001
Expiration Date of Current Term.......  June 2007
Principal Function in Publicis........  Director
Principal Business Activities
  Outside Publicis....................  Chair of Aton Pharma Inc., Director of Comcast Corporation and Fiat SpA
                                        Member of the Board of Suez and LVMH Moet Hennessy Louis Vuitton

ROBERT SEELERT
Initially Appointed................  June 1998
Expiration Date of Current Term....  June 2004
Principal Function in Publicis.....  Director, Chair of Saatchi & Saatchi plc
Principal Business Activities
  Outside Publicis.................  None

AMAURY-DANIEL DE SEZE
Initially Appointed................  June 1998
Expiration Date of Current Term....  June 2004
Principal Function in Publicis.....  Director
Principal Business Activities
  Outside Publicis.................  Chair of COBEPA
                                     Member of the Board of Eiffage, International Metal
                                     Service, Groupe Bruxelles Lambert, Groupe Industriel Marcel
                                     Dassault, GIB Group, Power Corporation du Canada and
                                     Pargesa Holding SA
                                     Director of Gras Savoye

HENRI-CALIXTE SUAUDEAU
Initially Appointed................  November 1987
Expiration Date of Current Term....  June 2006
Principal Function in Publicis.....  Director of Publicis Conseil
                                     Director of Publicis Real Estate Department
Principal Business Activities
  Outside Publicis.................  None

GERARD WORMS
Initially Appointed................  June 1998
Expiration Date of Current Term....  June 2004
Principal Function in Publicis.....  Director
Principal Business Activities
  Outside Publicis.................  Managing Partner of Rothschild et Cie Banque and Rothschild
                                     et Cie
                                     Chair of Chaine Thematique Histoire, S.G.I.M.
                                     Member of the Board of Metropole Television, ODEO
                                     Degremont, Mercapital S.A., Paris-Orleans, SIACI and
                                     Editions Atlas
                                     Director of Francarep

     Elisabeth Badinter, born on March 5, 1944, is the daughter of Marcel Bleustein-Blanchet. Ms. Badinter is a philosopher and lecturer at the Ecole Polytechnique, and is the author of numerous books. She has been a member of Publicis's supervisory board since 1987 and its chair since 1996.

     Robert Badinter, born on March 30, 1928, is the husband of Elisabeth Badinter. Mr. Badinter has served as the president of France's Constitutional Court. He has also been a practicing attorney. He is now a professor of law at the University of Paris I (Pantheon Sorbonne).

     Simon Badinter, born on June 23, 1968, is the son of Elisabeth Badinter and Robert Badinter. Mr. Badinter joined Medias & Regies Europe 1991. He was appointed director of Medias & Regies Europe's international business development department in 1996.

     Monique Bercault, born on January 13, 1931, has held a variety of positions with our company since joining Publicis in 1953. In 1972, she was named head of human resources at the predecessor company of Medias & Regies Europe.

     Michel Cicurel, born on September 5, 1947, is currently chair of Compagnie Financiere Edmond de Rothschild Banque and Compagnie-Financiere Saint-Honore. He was previously a senior official in the French Treasury Department, after which he served as deputy general manager of Compagnie Bancaire, general manager of Cortal Bank, president of Dumenil-Leble Bank and administrator, general manager and vice president of Cerus.

     Michel David-Weill, born on November 23, 1932, has held a variety of senior positions in the Lazard group, which he joined in 1961. Among other things, he is currently Chairman of Lazard, Chairman of the board of Lazard LLC, the parent company of Lazard Freres & Co. LLC, and a Managing Director of Lazard Freres & Co. LLC. Lazard Freres & Co. LLC is Publicis's financial advisor in connection with the mergers. He is also currently a vice president and director of the Danone Group.

     Sophie Dulac, born on December 26, 1957, is the niece of Elisabeth Badinter and granddaughter of Marcel Bleustein-Blanchet. Ms. Dulac is the founder and manager of a recruitment counselling company. She has been a member of Publicis's supervisory board since 1997 and a vice president of Publicis since 1999.

     Yutaka Narita, born on September 19, 1929, joined Dentsu in 1953. In 1971, he became Director of Newspaper/Magazine Division and later Director of one of Dentsu's Account Services Divisions. Since he became a member of the Dentsu Board of Directors in 1981, he served as Managing Director from 1983-1989 and was subsequently promoted to Senior Managing Director. In 1993 he became the ninth President of Dentsu, and, as of June 27, 2002, he became Chairman and CEO of Dentsu.

     Fumio Oshima, born on August 19, 1937, has served as a director of Bcom3 since March 2000. Mr. Oshima has served as Managing Director of Dentsu since 1997 and Managing Director of Dentsu International Business Headquarters since 1999. He was appointed Senior Managing Director of Dentsu in June 2000, and, as of June 27, 2002, he was promoted to Executive Vice President of Dentsu. Previously, Mr. Oshima was Managing Director of an Account Planning Group and Executive Director of the Asian region. He has sat on the Dentsu Board of Directors since 1995.

     Helene Ploix, born on September 25, 1944, has served as president of the Banque Industrielle et Mobiliere Privee, adviser to the French Prime Minister, director of the International Monetary Fund and the World Bank, deputy general manager of the Caisse des Depots et Consignations and president of the Caisse Autonome de Refinancement and CDC Participations. She has been president of Pechel Industries since 1997.

     Felix George Rohatyn, born on May 29, 1928, served as the U.S. Ambassador to France from 1997 until 2000. He had previously been a managing director of Lazard Freres and Company. He joined Lazard Freres in 1948 and became a partner there in 1961. From 1968 to 1972, he also served as a member of the Board of Governors of the New York Stock Exchange. From 1975 to 1993, he was chair of the Municipal Assistance Corporation of the City of New York.

     Robert Seelert, born on September 1, 1942, worked from 1966 to 1989 for General Foods Corporation, serving as president and chief executive officer of its Worldwide Coffee and International Foods subsidiary from 1986 until 1989. He served as president and chief executive officer of Topco Associates, Inc. from 1989 to 1991 and held the same positions for Kayser Roth Corporation from 1991 to 1994. He became chief executive officer of Cordiant in 1995 and took the same position with Saatchi & Saatchi in 1997. He was appointed chair of Saatchi & Saatchi in 1999.

     Amaury-Daniel De Seze, born on May 7, 1946, has held senior operating and management positions in a number of major companies. He was appointed general manager of Volvo France in 1981 and served as chair from 1986 to 1993. From 1990 to 1993, he was also president of Volvo's European operations, senior vice president of AB Volvo and a member of the executive committee of the Volvo group (AB Volvo). He has served on the boards of the French Postal Service, Schneider, Sema Group, Bruxelles Lambert Group, Poliet, Clemessy, Compagnie de Fives Lille and Eiffage, among others.

     Henri-Calixte Suaudeau, born on February 4, 1936, joined Publicis in 1989 and served as president of Publicis's drugstore subsidiary until 1999. Prior to 1989, he was an estate administrator and real estate valuation consultant for the French court system. He has led Publicis' real estate department since 1997.

     Gerard Worms, born on August 1, 1936, began his career as a technical adviser in the French civil service. Beginning in 1972, he held general management positions at the Hachette Group, the Rhone Poulenc

Group and then at the Societe Generale de Belgique. From 1990 to 1995, he served as Chair and Chief Executive Officer of the Compagnie de Suez and chair of the Indosuez Bank. From 1995 to 1999, he was chair of the Conseil des Commanditaires of Rothschild et Cie Banque (Paris).

MANAGEMENT BOARD

     Upon completion of the mergers, the size of Publicis's management board will be increased to five, and Roger A. Haupt will be appointed as a member of the management board. The following table sets forth, for each member of the management board after completion of the mergers, the member's current or future function in Publicis and principal business activities outside of Publicis, the date the member's term of office is scheduled to expire and the date the member joined the management board.

MAURICE LEVY
Initially Appointed............  November 1987
Expiration Date of Current
  Term.........................  December 2003
Principal Function in
  Publicis.....................  Chair of the Management Board
                                 Chair and Chief Executive Officer of Publicis Conseil, MLMS,
                                 Publicis.Net, Inc. (U.S.A.), Publicis USA Holdings, Inc.
                                 (U.S.A.)
                                 Vice President of the Supervisory Board of Medias & Regies
                                 Europe
                                 Member of the Board of Publicis.Eureka (Singapore),
                                 Publicis.Romero (Mexico), Publicis Communication (South
                                 Africa), Publicis Johannesburg (South Africa), Publicis Cape
                                 Town (South Africa), Publicis.Capurro (Argentina), Publicis
                                 Communications (Australia), Publicis Communications (New
                                 Zealand), Publicis (Canada), Publicis.Unitros (Chile),
                                 Publicis.Welcomm (Korea), Publicis.Ariely (Israel), Publicis
                                 USA Holdings, Inc. (U.S.A.), Fallon Worldwide (U.S.A.),
                                 Frankel (U.S.A.), Publicis & Hal Riney (U.S.A.),
                                 Publicis.Wet Desert (Malaysia), Publicis.Pakistan (Paki-
                                 stan), Publicis.Ad-Link (China), Publicis Casadevall Pedreno
                                 (Spain) and Publicis MMS (U.K.)
                                 Director of Publicis Centre Media and Cereol
                                 Manager of MLMS Gestion
                                 Permanent Representative of Publicis Groupe SA on the board of Publicis Technology
                                 Permanent Representative of Publicis Conseil on the board of
                                 Verbe
                                 Permanent Representative of Publicis.net, Inc. on the board of Publicis e.brand
                                 Permanent Representative of MLMS Gestion on the board of
                                 MLMS 2
Principal Business Activities
  Outside Publicis.............  None

BRUNO DESBARATS-BOLLET
Initially Appointed............  November 1987
Expiration Date of Current
  Term.........................  December 2003
Principal Function in
  Publicis.....................  Director
                                 Chief Executive Officer of Medias & Regies Europe
                                 Director of MLMS 2
                                 Member of the Board of MLMS and S.O.P.A.C.T.
                                 Member of the Management Committee of SAS Le Monde 2
                                 Publicite and SAS 1-Regie.com
                                 Manager of Regie 1, Espaces Liberation, Regiscope and
                                 Consumer Medias
                                 Permanent Representative of Medias & Regies Europe on the
                                 board of Le Monde Publicite, SO.MU.PI, SAS Groupe Publicis
                                 Services, Intervoz Publicidade (Portugal), Metrobus,
                                 Mediavision SA, Promo Metro, S.M.A., SODEX and S.P.P.
Principal Business Activities
  Outside Publicis.............  None

ROGER A. HAUPT
Initially Appointed............  Upon consummation of Publicis/Bcom3 merger
Expiration Date of Future
  Term.........................  December 2003
Future Principal Function in
  Publicis.....................  President and Chief Operating Officer
Principal Function in Bcom3....  Chairman and Chief Executive Officer
Principal Business Activities
  Outside Bcom3................  None

KEVIN ROBERTS
Initially Appointed............  September 2000
Expiration Date of Current
  Term.........................  December 2003
Principal Function in
  Publicis.....................  Director
                                 Chief Executive Officer of Saatchi & Saatchi
Principal Business Activities
  Outside Publicis.............  Trustee -- Team New Zealand

BERTRAND SIGUIER
Initially Appointed............  June 1999
Expiration Date of Current
  Term.........................  December 2003
Principal Function in
  Publicis.....................  Director
                                 Director Publicis BCP (Canada), Publicis & Hal Riney
                                 (U.S.A.), Publicis (Italy), Optimedia Italia/More Media
                                 Italia, Carmi & Ubertis Design (Italy), Publicis Hellas
                                 Advertising (Greece) and Publicis Worldwide B.V.
                                 (Netherlands)
                                 Member of the Board of Publicis Cachemire, Publicis
                                 Technology, Gantois SA and HM Editions
                                 Permanent Representative of Publicis.Net, Inc. on the board of Institutionnel Design
Principal Business Activities
  Outside Publicis.............  None

BUSINESS EXPERIENCE OF MANAGEMENT BOARD MEMBERS

     Maurice Levy, born on February 18, 1942, joined Publicis in 1971 and was given responsibility for Publicis's data processing and information technology systems. He was successively appointed corporate secretary (1973), managing director (1976) and chair and chief executive officer
(1981) of Publicis Conseil. He became vice chair of Publicis in 1986 and chair of Publicis's management board in 1988.

     Bruno Desbarats-Bollet, born on June 6, 1943, began working for Publicis Conseil in 1970. He was appointed director of client service at Regie Presse, since renamed Medias & Regies Europe, in 1977. He became administrator, general manager and president of Regie Presse in 1984. His title became president of the management board of Medias & Regies Europe in 1999. He has served as a member of Publicis's management board since 1987.

     Roger A. Haupt, born on November 14, 1947, currently serves as Bcom3's Chairman and Chief Executive Officer, and he has been a Director of Bcom3 since the January 2000 business combination in which Bcom3 was formed. Upon completion of the mergers, he will be the President and Chief Operating Officer of Publicis. Mr. Haupt was President and Chief Executive Officer of The Leo Group in 2000, Chief Operating Officer in 1999, Chief Administrative Officer from 1997 to 1999, and an Executive Vice President from 1989 to 1997. He also served as Vice Chairman from 1996 to 2000. Mr. Haupt joined Leo Burnett in 1984 after working in various positions throughout Latin America.

     Kevin Roberts, born on October 20, 1949, joined Saatchi & Saatchi Worldwide as chief executive officer and Cordiant as a director in 1997. In 1999, he became chief executive officer of Saatchi & Saatchi. Mr. Roberts had previously been a group marketing manager for Procter & Gamble, which he left in 1982 to become regional president of Pepsi-Cola Middle East. In 1987, he was appointed regional president of Pepsi-Cola Canada. He became chief operating officer and director of Lion Nathan Limited in 1989.

     Bertrand Siguier, born on June 10, 1941, was a financial analyst at the Neuflize Schlumberger Mallet Bank from 1967 to 1969. He joined Publicis's account management department in 1969. Throughout his tenure with Publicis, Mr. Siguier has been involved with managing some of Publicis's most important client accounts. He served as deputy manager and international coordinator of Publicis Intermarco Farner from 1974 until 1979, when he became deputy managing director of Publicis's agency in London. He joined the board of directors of Publicis Conseil in 1982, serving there until his appointment as vice president of Publicis Communication in 1988. He has been a member of Publicis's management board since 1999.

COMPENSATION

     In compliance with the provisions of article L. 225-102-I of the French Commercial Code, the table below sets out the total compensation and benefits of all types paid to each member of the management board and supervisory board during the 2001 fiscal year, both by Publicis and by companies controlled by Publicis as defined by article 233-16 of the Commercial Code. For certain members of the management board and the supervisory board, this compensation includes a fixed and variable component, the amount of the fixed portion included in the total compensation is disclosed below.

COMPENSATION (IN EUROS) PAID DURING THE 2001 FISCAL YEAR (GROSS AMOUNT BEFORE DEDUCTION OF SOCIAL AND TAX CHARGES)

                                                             TOTAL GROSS    INCLUDING FIXED
                                                             COMPENSATION     PORTION OF
                                                             ------------   ---------------
MEMBERS OF THE MANAGEMENT BOARD
Maurice Levy...............................................   1,541,969          480,000
Bruno Desbarats-Bollet.....................................     351,038          181,948
Kevin Roberts..............................................   1,895,423        1,051,618
Bertrand Siguier...........................................     272,655          165,941

MEMBERS OF THE SUPERVISORY BOARD
Elisabeth Badinter.........................................     193,102          193,102
Sophie Dulac...............................................       7,622            7,622
Robert Badinter............................................       7,622            7,622
Michel David-Weill.........................................       7,622            7,622
Henri-Calixte Suaudeau.....................................     136,391          136,391
Monique Bercault...........................................       7,622            7,622
Helene Ploix...............................................       7,622            7,622
Gerard Worms...............................................      10,163           10,163
Amaury-Daniel de Seze......................................       7,622            7,622
Simon Badinter.............................................     305,431          220,887
Michel Cicurel.............................................       7,622            7,622
Robert L. Seelert..........................................     802,542          358,976
Felix George Rohatyn.......................................          --               --

SHARE SUBSCRIPTION OR PURCHASE OPTIONS

SHARE SUBSCRIPTION AND PURCHASE OPTIONS GRANTED
TO EACH MANAGEMENT BOARD AND SUPERVISORY            NUMBER OF OPTIONS
BOARD MEMBER AND OPTIONS EXERCISED BY THE        GRANTED, SUBSCRIBED OR    PRICE IN
LATTER                                                  PURCHASED           EUROS     MATURITY        PLAN
-----------------------------------------------  -----------------------   --------   --------   ---------------
OPTIONS GRANTED DURING THE FISCAL YEAR
Maurice Levy............................                 200,000            33.18       2011     11(th) tranche
Bruno Desbarats-Bollet..................                  10,000            33.18       2011     11(th) tranche
Bertrand Siguier........................                  10,000            33.18       2011     11(th) tranche
Kevin Roberts...........................                 278,057            29.79         (1)    12(th) tranche
OPTIONS EXERCISED DURING THE FISCAL YEAR
Kevin Roberts...........................                 258,374               (2)        (2)               (2)

---------------

(1) Allotment of options are contingent upon achievement of objectives. The options may be exercised within 10 years only after confirmation of the allotment.

(2) Shares related to former Saatchi & Saatchi options were converted using the same conversion ratio used at the time of the acquisition of Saatchi & Saatchi by Publicis (18,252 Publicis shares for 100 Saatchi & Saatchi shares).

     Publicis's directors as a group (which includes its senior managers) received aggregate compensation during the 2001 fiscal year of approximately E5.5 million for services to Publicis and its subsidiaries. This amount includes bonuses and directors' fees. Bonuses are paid to members of Publicis's management board based upon an analysis of Publicis's performance for the year conducted by its compensation committee. Publicis granted its directors as a group 220,000 options in 2001. These options have an exercise price of

E33.18 and will expire in 2011. In addition, it conditionally granted its directors as a group 278,057 options, each with an exercise price of E29.79. The conditional grant will be finalized upon the satisfaction of specified performance goals. The conditionally-granted options will expire 10 years after a determination that the applicable goals have been reached.

     Roger A. Haupt received a salary of $950,000, a bonus of $950,000, a long-term incentive arrangement ("LTIP") payout of $475,000 and $18,260 in other compensation in the 2001 fiscal year. Mr. Haupt's bonus for 2001 was pursuant to a short-term incentive plan based on such factors as growth in revenues, growth in profits before tax, and absolute attainment of margin targets. Bcom3's board nominating and compensation committee approved the LTIP payout and determined its amount based on Mr. Haupt's individual performance since the formation of Bcom3 in January 2000, including his role in helping the Bcom3 board formulate strategic alternatives culminating in the proposed merger with Publicis. The other compensation referred to above includes $13,600 in contributions or other allocations under tax-qualified defined contribution retirement plans and $4,660 in premium payments on various individual life insurance policies. Mr. Oshima received no compensation from Bcom3 in respect of his service as a director in the 2001 fiscal year.

PUBLICIS SHARE AND OPTION OWNERSHIP

     As of December 31, 2001, approximately 17.9 million, or 12.8%, of Publicis's shares (which is comprised of ordinary shares and ordinary shares represented by ADSs) were held in the United States by approximately 500 holders. Except as described in the following paragraph, as of July 10, 2002, none of Publicis's directors owned 1% or more of Publicis's outstanding ordinary shares. Publicis's directors as a group directly owned approximately 6.3% of the total number of Publicis shares outstanding on that date. Giving effect to the provision of Publicis's statuts that grants double voting rights to shares held by the same shareholder in registered form for at least two years, the directors as a group directly held 9.6% of Publicis's total voting power.

     As of July 10, 2002, Elisabeth Badinter, chair of Publicis's supervisory board, directly owned 7,766,800 Publicis shares, or approximately 5.5% of the total outstanding on that date. Giving effect to the double voting rights provision of Publicis's statuts, Ms. Badinter held approximately 8.9% of Publicis's total voting power. Ms. Badinter also held an indirect interest in Publicis through her interest in Societe Anonyme Somarel, a Publicis shareholder owned primarily by descendants of Publicis's founder and Publicis employees. Including her indirect interest in Publicis held through Somarel, Ms. Badinter held approximately 27.8% of Publicis's outstanding shares (and approximately 44.5% of Publicis's total voting power).

     The ownership percentage of Somarel decreased from approximately 34.5% of the total Publicis shares outstanding as of December 31, 1998 to approximately 22.2% as of December 31, 2001 and the ownership percentage of Madame Badinter decreased from approximately 8.7% of the total Publicis shares outstanding as of December 31, 1998 to approximately 5.6% as of December 31, 2001, in large part due to the issuance of additional shares in connection with the acquisition of Saatchi & Saatchi by Publicis in 2000.

     Further information concerning Ms. Badinter's direct and indirect interests in Publicis can be found in Publicis's annual report on Form 20-F/A for the year ended December 31, 2001 under "Major Shareholders and Related Party
Transactions -- Major Shareholders."

     Publicis maintains a number of stock option plans for the benefit of its directors, managers and other employees. In addition, before Publicis acquired them, Saatchi & Saatchi and Nelson Communications had in place stock option plans for their directors and employees. When the acquisitions of each of those firms were completed, options under the relevant plans were converted into options to purchase Publicis shares. As of June 4, 2002, Publicis's directors as a group owned options to purchase 841,227 Publicis shares. These options have exercise prices ranging from E4.90 to E33.18 per share and will expire between 2005 and 2015. The following is a summary of Publicis's stock option plans as of December 31, 2001:

  PUBLICIS PLANS

                                                               OPTIONS
                                                           REMAINING TO BE     OPTIONS      OPTIONS       OUTSTANDING      EXERCISE
                                                           EXERCISED AS OF    GRANTED IN   EXERCISED     OPTIONS AS OF      PRICE
TRANCHE                OPTION TYPE       GRANT DATE       DECEMBER 31, 2000      2001       IN 2001    DECEMBER 31, 2001   (EUROS)
-------                ------------   -----------------   -----------------   ----------   ---------   -----------------   --------
Second...............  Subscription   February 20, 1992         17,700                                        17,700         7.17
Third................  Subscription   December 15, 1992         25,450                                        25,450         6.88
Fourth...............  Subscription   March 22, 1994            28,760                                        28,760         6.37
Fifth................  Subscription   March 30, 1995            93,970                      (14,850)          79,120         6.63
Sixth................  Subscription   April 26, 1996            87,260                      (19,410)          67,850         4.91
Seventh..............  Subscription   March 20, 1997            75,960                      (20,190)          55,770         5.63
Eighth...............  Subscription   March 11, 1998            66,000                                        66,000         8.66
Ninth................  Subscription   November 4, 1998         331,500                      (20,000)         311,500        10.24
Tenth................  Purchase       September 7, 2000        100,000                                       100,000        43.55
Eleventh.............  Purchase       April 23, 2001                            380,000                      380,000        33.18
Twelfth..............  Purchase       November 26, 2001                       2,943,135                    2,943,135        29.79
Total................                                          826,600        3,323,135     (74,450)       4,075,285


                       EXPIRATION
TRANCHE                   DATE
-------                ----------
Second...............     2002
Third................     2002
Fourth...............     2004
Fifth................     2005
Sixth................     2006
Seventh..............     2007
Eighth...............     2008
Ninth................     2008
Tenth................     2010
Eleventh.............     2011
Twelfth..............       (1)
Total................

---------------

(1) Allotment of options is subject to the satisfaction of certain conditions. The options may be exercised within 10 years of the confirmation of the allotment.

  FORMER SAATCHI & SAATCHI PLANS

                                                                                WEIGHTED AVERAGE
                                                                            EXERCISE PRICE OF OPTIONS
OUTSTANDING AS OF   EXERCISED DURING                    OUTSTANDING AS OF       OUTSTANDING AS OF
DECEMBER 31, 2000         2001         LAPSED IN 2001   DECEMBER 31, 2001       DECEMBER 31, 2001
-----------------   ----------------   --------------   -----------------   -------------------------
    1,595,773          (1,305,727)        (24,000)           266,046(1)              E11.71(2)

---------------

(1) The expiration date of these options ranges from 2003 to 2006.

(2) Represents the weighted average exercise price for 80,932 of the outstanding options. The exercise price of the remaining 185,114 options (i.e., those granted under Saatchi & Saatchi's "equity participation plan") was paid on the date of grant.

  FORMER NELSON PLAN

                                                                                WEIGHTED AVERAGE
                                                                            EXERCISE PRICE OF OPTIONS
OUTSTANDING AS OF   EXERCISED DURING                    OUTSTANDING AS OF       OUTSTANDING AS OF
DECEMBER 31, 2000         2001         LAPSED IN 2001   DECEMBER 31, 2001       DECEMBER 31, 2001
-----------------   ----------------   --------------   -----------------   -------------------------
      699,367           (98,733)          (81,904)           518,730(1)              E28.11

---------------

(1) The expiration date of these options ranges from 2002 to 2009.


     Further information concerning Publicis's stock option plans can be found in notes 26 and 29 to the financial statements included in Publicis's annual report on Form 20-F/A for the year ended December 31, 2001.

           COMPARATIVE MARKET PRICE, TRADING VOLUME AND DIVIDEND DATA

     The Publicis ordinary shares trade on Euronext Paris under the ticker symbol "PUB" and, since September 12, 2000, Publicis's American Depositary Shares, or ADSs, trade on the New York Stock Exchange under the same symbol. The American Depositary Shares are Publicis ordinary shares that are being held in custody by The Bank of New York. The owners of the ADSs receive so-called American Depositary Receipts, which are traded on the New York Stock Exchange instead of the underlying shares which remain in custody. The tables below set forth, for the periods indicated, the reported high and low sales prices and average daily trading volume of Publicis ordinary shares on Euronext Paris and the reported high and low sales prices and average daily trading volume of Publicis's ADSs on the New York Stock Exchange. Each ADS represents one Publicis ordinary share. Bcom3 has not been and is not currently publicly traded.

                                PUBLICIS ORDINARY SHARES                PUBLICIS ADSs
                            --------------------------------   --------------------------------
                             MARKET PRICE                       MARKET PRICE
                            ---------------      AVERAGE       ---------------      AVERAGE
                             HIGH     LOW     TRADING VOLUME    HIGH     LOW     TRADING VOLUME
                            ------   ------   --------------   ------   ------   --------------
                               (EURO PER                       ($ PER PUBLICIS
                               PUBLICIS                             ADS)
                            ORDINARY SHARE)
YEAR ENDED DECEMBER 31,
  2000
First Quarter.............  69.70    33.00       272,453          --       --            --
Second Quarter............  57.00    37.05       325,010          --       --            --
Third Quarter.............  45.89    33.50       818,422          --       --            --
Fourth Quarter............  41.89    29.10       550,788       37.44    25.75         2,604
YEAR ENDED DECEMBER 31,
  2001
First Quarter.............  39.27    31.35       354,913       36.88    28.00         4,232
Second Quarter............  38.77    27.50       530,990       34.40    23.90         2,205
Third Quarter.............  30.70    16.12       436,421       26.45    16.40         1,688
Fourth Quarter............  33.20    15.83       614,097       29.25    14.75        12,230
YEAR ENDED DECEMBER 31,
  2002
First Quarter.............  39.45    26.80       819,048       34.95    23.00         4,620
Second Quarter............  39.90    24.51       559,903       34.47    25.00         4,775
Third Quarter (until
  August 9, 2002).........  28.15    18.80       148,859       27.25    18.77         9,297

     BCOM3 STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE PUBLICIS ORDINARY SHARES.

     On March 6, 2002, the last trading day prior to the formal public announcement of the signing of the merger agreements, the last middle market quotation of the Publicis ordinary shares on the Premier Marche at Euronext Paris was E34.65 per Publicis ordinary share. Publicis pays dividends in euros, the currency of the European Union.

     The table below sets forth the total cash dividends per share declared by Publicis from 1997 through 2001. The dividend amounts shown for Publicis exclude the avoir fiscal, a French tax credit described under the caption "Material Tax Consequences -- Material French Tax Consequences of Holding and Disposing of Publicis Ordinary Shares, ORAs, OBSAs and/or Warrants (Bons De
Souscription) -- Publicis Ordinary Shares -- Dividends" and does not reflect withholding tax. For French companies, dividends in respect of a given year's results are paid in the following year. Publicis has historically paid annual dividends in respect of its prior fiscal year. The payment and amount of Publicis's dividends will depend on Publicis's earnings, financial condition and other factors. Bcom3 paid a cash dividend of $.25 per share to holders of its common stock on February 9, 2001. On February 18, 2002, Bcom3 declared a cash dividend of $.25 per share of common stock. This dividend was paid by March 18, 2002 to holders of its common stock as of February 18,

2002. Other than these dividends, Bcom3 has not paid any dividends with respect to its common stock since the date of its inception.

                                                            PUBLICIS              BCOM3
                                                            ORDINARY   PUBLICIS   COMMON
                                                             SHARE       ADS      SHARE
                                                            --------   --------   ------
                                                               E          $         $
1997......................................................    0.08*        --        --
1998......................................................    0.12*        --        --
1999......................................................    0.17*        --        --
2000......................................................    0.20*      0.14*+    0.25
2001......................................................    0.22       0.15+     0.25

---------------

 * Adjusted to reflect the 10-for-1 stock split that occurred on August 29, 2000.

 + Reflects a decrease of 15% from the dividend paid with respect to ordinary shares due to the 15% withholding tax.

                     PUBLICIS UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

INTRODUCTORY NOTE

     The following unaudited pro forma condensed consolidated financial information gives pro forma effect to the mergers, after giving effect to the pro forma adjustments described in the accompanying notes. We have prepared this financial information from, and you should read it in conjunction with, the historical consolidated financial statements, including applicable notes thereto, of Publicis which are incorporated by reference into this proxy statement/prospectus and the historical consolidated financial statements, including applicable notes thereto, of Bcom3 which are included elsewhere in this proxy statement/prospectus. For information on how to obtain any of the documents incorporated by reference, see "Where You Can Find More Information."

     We have provided the pro forma information in this section for illustrative purposes only. This information does not purport to represent what the actual results of operations or the financial position of Publicis would have been if the mergers had actually occurred on the dates assumed and does not necessarily indicate what Publicis's future operating results or consolidated financial position will be.

     We have prepared the pro forma information in accordance with French GAAP, which differs in certain significant respects from U.S. GAAP. Note 29 to the financial statements included in Publicis's Annual Report on Form 20-F/A for the 2001 fiscal year describes the principal differences between French GAAP and U.S. GAAP as they relate to Publicis.

     The historical consolidated financial statements of Bcom3 were prepared in accordance with U.S. GAAP. For purposes of presenting the pro forma information, we have adjusted Bcom3's historical audited consolidated statement of operations for the year ended December 31, 2001 to include unaudited reclassifications to align Bcom3's audited historical financial information with Publicis's presentation under French GAAP and unaudited adjustments to align Bcom3's historical financial information with Publicis's disclosed accounting policies under French GAAP as described in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

     The business combination will be accounted for using the purchase accounting method under both French GAAP and U.S. GAAP. For explanation of differences between the French GAAP and U.S. GAAP purchase accounting methods affecting the companies, see "Summary of future differences between generally accepted accounting principles in France and the United States resulting from this transaction."

     The purchase price that Publicis agreed to pay for Bcom3 included E2.342 billion of goodwill under French GAAP (E2.765 billion under U.S. GAAP), which is the difference between the purchase price and the fair value of Bcom3's net assets. The purchase price was based on a number of factors, which include:

     - the reputation of leading brands, such as Burnett, MacManus and D'Arcy, in the advertising industry;

     - the fact that, upon completion of the acquisition, Publicis will be one of the largest advertising agencies in the world;

     - the expected growth of the combined entity from greater geographic coverage, brand diversification and greater media buying power;

     - the expected cost savings through economies of scale and by consolidating selected corporate functions; and

     - the financial and operating performance and condition and long-term prospects of Bcom3, Publicis and the combined entity.

     The pro forma adjustments reflected in the pro forma balance sheet data reflect estimates made by Publicis's management and assumptions that it believes to be reasonable. The pro forma information does not take into account any synergies, including cost savings, or any severance and restructuring costs, which may or are expected to occur as a result of the mergers. See "The
Mergers -- Publicis's Reasons for the Mergers" and "-- The Special Committee's Reasons for the Mergers."

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 2001

     The unaudited pro forma consolidated balance sheet as of December 31, 2001 is derived from (1) the historical consolidated balance sheet of Publicis at December 31, 2001, as contained in Publicis's Annual Report on Form 20-F/A for the fiscal year ended December 31, 2001 incorporated herein by reference, (2) the historical consolidated balance sheet of Bcom3 at December 31, 2001 included elsewhere herein, (3) unaudited reclassifications to align Bcom3's audited historical consolidated balance sheet with Publicis's presentation under French GAAP, (4) unaudited adjustments to align Bcom3's historical consolidated balance sheet with Publicis's disclosed accounting policies under French GAAP, and (5) the unaudited pro forma adjustments described in the notes to the unaudited pro forma condensed consolidated financial information. These unaudited pro forma adjustments were determined as if the mergers had occurred on December 31, 2001. Pro forma information in accordance with U.S. GAAP is also presented in the notes to the unaudited pro forma consolidated financial information.

                                               PUBLICIS      BCOM3      HISTORICAL    PRO FORMA        PRO
(FRENCH GAAP)                                 HISTORICAL   HISTORICAL    COMBINED    ADJUSTMENTS      FORMA
-------------                                 ----------   ----------   ----------   -----------     -------
                                                                  (AMOUNTS IN MILLIONS)
Goodwill, net...............................    E  993       E1,510       E2,503       E   832(A)    E 3,335
Intangible assets, net......................       199           41          240         1,957(A)      2,197
Property and equipment, net.................       351          427          778            --           778
Investments and other financial assets,
  net.......................................        67           21           88            --            88
Investments accounted for by the equity
  method....................................         8           60           68            --            68
Total noncurrent assets, net................     1,618        2,059        3,677         2,789         6,466
Inventory and costs billable to clients.....       195          242          437            --           437
Accounts receivable.........................     1,845        1,872        3,717            --         3,717
Other receivables and other assets..........       439          257          696            --           696
Marketable securities.......................       178           --          178            --           178
Cash and cash equivalents...................       621          259          880            --           880
Current assets..............................     3,278        2,630        5,908            --         5,908
                                                ------       ------       ------       -------       -------
Total assets................................     4,896        4,689        9,585         2,789        12,374
                                                ------       ------       ------       -------       -------
Capital stock...............................        56           --           56            23(C)         79
Additional paid in capital..................     2,034        1,347        3,381         1,693(C)      5,074
Retained earnings (deficit).................    (1,807)        (202)      (2,009)       (1,136)(C)    (3,145)
Accumulated other comprehensive loss........        --           (9)          (9)           --            (9)
Mandatorily redeemable stock................        --          342          342          (342)(C)         0
Other equity................................        --           --           --           858(B)        858
Shareholders' equity........................       283        1,478        1,761         1,096         2,857
Minority interests..........................        89           21          110            --           110
Provisions for contingencies and charges....       266          313          579           775(E)      1,354
Bank borrowings and overdrafts..............     1,069          276        1,345           858(D)      2,203
Accounts payable............................     1,875        1,997        3,872            --         3,872
Accrued expenses and other liabilities......     1,314          604        1,918            60(F)      1,978
Bank borrowings and liabilities.............     4,258        2,877        7,135           918         8,053
                                                ------       ------       ------       -------       -------
Total liabilities and shareholders'
  equity....................................     4,896        4,689        9,585         2,789        12,374
                                                ------       ------       ------       -------       -------

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 2001

     The following unaudited pro forma consolidated income statement data for the year ended December 31, 2001, presented as if the mergers took place on January 1, 2001, are derived from (1) the historical consolidated income statement in accordance with French GAAP of Publicis for that period, (2) Bcom3's historical consolidated income statement in accordance with U.S. GAAP for that period, (3) unaudited reclassifications to align Bcom3's audited historical consolidated income statement with Publicis's presentation under French GAAP, (4) unaudited adjustments to align Bcom3's historical consolidated income statement with Publicis's disclosed accounting policies under French GAAP and (5) the unaudited pro forma adjustments in accordance with French GAAP described in the notes to the unaudited pro forma consolidated financial information. These unaudited pro forma adjustments were determined as if the mergers had occurred on January 1, 2001. Pro forma information in accordance with U.S. GAAP is also presented in the notes to the unaudited pro forma consolidated financial information.

                                            PUBLICIS      BCOM3      HISTORICAL    PRO FORMA             PRO
(FRENCH GAAP)                              HISTORICAL   HISTORICAL    COMBINED    ADJUSTMENTS           FORMA
-------------                              ----------   ----------   ----------   -----------          -------
                                                       (AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA)
Revenues.................................   E 2,434      E 2,158      E 4,592        E --              E 4,592
Salaries and related expenses............    (1,363)      (1,280)      (2,643)         --               (2,643)
Other operating expenses.................      (661)        (549)      (1,210)         --               (1,210)
Total expenses...........................    (2,024)      (1,829)      (3,853)         --               (3,853)
Other operating income...................        16           --           16          --                   16
Operating income before depreciation and
  amortization...........................       426          329          755          --                  755
Depreciation and amortization expense....       (84)         (79)        (163)         --                 (163)
Operating income.........................       342          250          592          --                  592
Financial expense, net...................       (30)         (26)         (56)        (24)(H)              (80)
Income of consolidated companies before
  taxes, exceptional items and goodwill
  amortization...........................       312          224          536         (24)                 512
Income taxes.............................       (99)         (89)        (188)         40 (I)             (148)
Net income of consolidated companies
  before exceptional items and goodwill
  amortization...........................       213          135          348          16                  364
Equity in net income of non-consolidated
  companies..............................         9            2           11          --                   11
Net income of consolidated companies
  before exceptional items...............       222          137          359          16                  375
Exceptional expense, net of taxes........        (3)         (13)         (16)         --                  (16)
Goodwill amortization and depreciation of
  allocated intangibles..................       (49)         (96)        (145)        (41)(G)             (186)
Net income before minority interests.....       170           28          198         (25)                 173
Minority interests.......................       (19)          (3)         (22)         --                  (22)
Group net income.........................       151           25          176         (25)                 151
Earnings per share before exceptional
  items, goodwill amortization and
  depreciation of allocated intangibles,
  net of taxes
  Basic..................................      1.44                                                       1.62
  Diluted................................      1.43                                                       1.44
Earnings per share:
  Basic..................................      1.09                                                       0.75
  Diluted................................      1.08                                                       0.67
Weighted average shares outstanding (in
  millions):
  Basic..................................       139                                    56 (C)              195
  Diluted................................       140                                    84 (J)              224

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                      (IN MILLIONS EXCEPT PER SHARE DATA)

BASIS OF PRESENTATION

     The acquisition of Bcom3 is subject to approval at shareholder meetings of Publicis and Bcom3. The pro forma financials assume that the Publicis and Bcom3 stockholders will approve the transaction and that the other conditions to the closing of the mergers will be met or waived. The consideration for this acquisition will be paid as follows:

     - a capital increase of Publicis reserved for Bcom3 with issuance of new shares (56.25 million); and

     - the issuance of 1,562,500 bonds redeemable for new or existing shares
       (ORAs) with a maturity period of 20 years, and the issuance of 2,812,500 bonds with warrants (OBSAs) for E858 million with a maturity of 20 years and an exercise price of E30.50.

     Following the acquisition, Dentsu will own a 15% interest in the new group.

     The pro forma consolidated accounts were prepared using:

     - the audited consolidated financial statements of Publicis under French GAAP as of and for the fiscal year ended December 31, 2001, which are contained in Publicis's Annual Report on Form 20-F/A for the fiscal year ended December 31, 2001, which is incorporated by reference into this proxy statement/prospectus; and

     - the consolidated financial statements of Bcom3 under U.S. GAAP as of and for the fiscal year ended December 31, 2001, which are included in this proxy statement/prospectus, converted into euros using the December 31, 2001 exchange rate for the balance sheet (E1 = $0.8813) and the 2001 average exchange rate for the statement of income (E1 = $0.8956).

     The pro forma information does not reflect the impact of the issuance by Publicis of OCEANES (bonds that may be converted into or exchanged for new or existing shares) in January 2002, as part of the debt restructuring program, which amounts to E690 million with a maturity period of 16 years. If the impact were taken into account, the resulting pro forma diluted earnings per share would be E0.67.

PRO FORMA ADJUSTMENTS HAVE BEEN MADE TO THESE UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS TO REFLECT THE FOLLOWING:

(A) In accordance with the article 210 of 99-02 of the CRC (Comite de Reglementation Comptable), the purchase price of the Bcom3 shares equals the fair value of the securities issued in the exchange as of the date of Publicis obtaining effective control of Bcom3, taking into account the impact of the specific contract clauses relating to the lockup of the securities. For the purpose of the pro forma financial information, it is estimated that the specific contract clauses relating to the transfer restrictions on the securities to be received by the Bcom3 stockholders in accordance with the terms of the merger agreement will result in a E30.50 value per Publicis ordinary share. On this basis, the purchase price is estimated to be E3,432 million (consisting of the issuance of 56,250,000 new Publicis ordinary shares at a share price of E30.50; issuance of 1,562,500 ORAs redeemable for 28,125,000 Publicis shares at a share price of E30.50; and the issuance of 2,812,500 OBSAs). This amount will be adjusted on the basis of the fair value of the securities issued in the exchange.

     Publicis made a preliminary evaluation of the identifiable assets and liabilities of the Bcom3 group in accordance with the requirements of
     Article 211 of rule 99-02 of the CRC. Based on information available to date, restructuring costs could not be estimated. The purchase price and preliminary goodwill allocation in accordance with French GAAP have been determined as follows (in million euros):

        Publicis ordinary shares exchanged for Bcom3................   1,716
        ORAs issued.................................................     858
        OBSAs issued................................................     858
        Total consideration.........................................   3,432
        Add: net book value of net liabilities acquired.............      73
        Goodwill before allocation..................................   3,505
        Preliminary allocation to assets and liabilities
          Client relationships maintained for more than 20 years....   1,038
          Client relationships maintained for less than 20 years....     131
          Trade name................................................     829
          Accrued liabilities.......................................     (60)
          Deferred taxes............................................    (775)
        Residual goodwill...........................................   2,342
        Less: Bcom3, Inc. goodwill acquired.........................  (1,510)
        Total adjustment to goodwill................................     832
        Total adjustment to intangible assets (net of Bcom3
          intangibles)..............................................   1,957

     A more precise allocation will be prepared within the year that follows the completion of the Bcom3 acquisition.

(B) In accordance with Avis n(DEGREE) 28 of OEC and following the detailed analysis of the characteristics of the ORAs issued, these instruments have been accounted for as equity instruments and presented separately in the shareholders' equity at their estimated fair value. The remuneration given to the holders of these redeemable bonds is classified accordingly.

(C) Impact of the Bcom3 shares exchanged for 56,250,000 Publicis ordinary shares and additional paid-in capital (approximately E23 million of common stock and E1,693 million additional paid-in capital) and the elimination of Bcom3's shareholders' equity.

(D) Issuance of the bonds with warrants (OBSA) for E858 million, without separate evaluation of the warrants on the balance sheet in accordance with French GAAP.

(E)  Deferred tax liabilities on acquired net assets.

(F)  Estimated acquisition costs.

(G) Amortization expense for 2001 of the identified intangible assets and goodwill following the preliminary allocation of the purchase price of Bcom3 (refer to (A)). These assets are amortized using the straight line method over their estimated useful life: goodwill and client relationships maintained for more than 20 years -- amortized over 40 years, client relationships maintained for less than 20 years -- amortized over 12 years, trade name -- amortized over 20 years, for a net variation of the depreciation expense on intangible assets and of goodwill amortization of E41 million. The amortization expense of allocated intangibles has been included in a separate line item with the amortization of goodwill.

(H) Interest expense for 2001 on the OBSA bearing interest at the rate of 2.75% per annum.

(I)  Income taxes on the above adjustments.

(J) Impact on weighted average shares outstanding of the issuance of 56,250,000 new Publicis ordinary shares resulting from this transaction and the potential dilutive common shares effect of the ORAs redeemable for 28,125,000 Publicis shares. Under French GAAP, dividends paid or accrued on the ORAs will reduce income available to common shareholders, and thus impact basic earnings per share. For purposes of computing diluted earnings per share, all outstanding ORAs will be assumed to have been converted to Publicis common shares. This will result in an additional 28,125,000 weighted average diluted shares.

SUMMARY OF ADJUSTMENTS AND RECLASSIFICATIONS APPLIED TO BCOM3'S FINANCIAL STATEMENT TO ACCOUNT FOR DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN FRANCE AND THE UNITED STATES

     Publicis's consolidated financial statements are prepared in accordance with French GAAP, which differs materially from U.S. GAAP. The unaudited adjustments and reclassifications applied to Bcom3's historical audited financial statements to conform them to Publicis's disclosed accounting policies under French GAAP are summarized below:

  CONTINGENT CONSIDERATION

     Under U.S. GAAP, contingent consideration is not recorded as purchase price until the contingency has been resolved. Whereas, under French GAAP, contingent consideration is deemed to be part of the purchase price. Consequently, E30 million of net goodwill was recorded and the amortization expense was increased by E1.7 million.

  PENSION PLAN

     In accordance with U.S. GAAP, Bcom3 recorded in 2001 an additional minimum liability of E4.8 million to accrue for accumulated benefit obligations in excess of the fair value of plan assets. The recognition of this additional pension liability was reported as a reduction of equity through comprehensive income, net of tax E3.3 million. Under French GAAP, additional minimum liability is recognized as an expense.

  ACCOUNTING FOR THE BUSINESS COMBINATION WITH NOVO MEDIA GROUP

     In December 1999, The MacManus Group purchased a 57% interest in the Novo Media Group. In January 2000, 15% of the interest was sold, but in 2001, repurchased. Due to differences in consolidation methodologies between French GAAP and U.S. GAAP, under French GAAP, the interest is consolidated in 2000, whereas under U.S. GAAP, it is not. There is no impact on the consolidated net income due to the differences.

  MANDATORILY REDEEMABLE STOCK

     The mandatorily redeemable stock reflected on Bcom3's financial statements as a specific line item under U.S. GAAP was reclassified as shareholders' equity.

COMPARATIVE CONDENSED FINANCIAL INFORMATION IN U.S. GAAP AND FRENCH GAAP

     The historical consolidated balance sheet and income statement of Bcom3 have been adjusted to reflect the above differences from U.S. GAAP to French GAAP as follows:

                                                              DECEMBER 31, 2001
                                                    -------------------------------------
                                                      BCOM3        BCOM3         BCOM3
                                                    HISTORICAL   HISTORICAL   HISTORICAL
                                                    U.S. GAAP    U.S. GAAP    FRENCH GAAP
                                                    ----------   ----------   -----------
                                                            (AMOUNTS IN MILLIONS)
    Total non-current assets, net.................    $1,789       E2,030       E2,059
    Current assets................................     2,317        2,630        2,630
    Total assets..................................     4,106        4,660        4,689
    Shareholders' equity..........................     1,005        1,141        1,478
    Mandatorily redeemable stock..................       302          342          342
    Minority interests............................        18           20           21
    Total long-term and short-term liabilities....     2,781        3,157        3,190
    Total liabilities and shareholders' equity....     4,106        4,660        4,689

                                                                    2001
                                                    -------------------------------------
                                                      BCOM3        BCOM3         BCOM3
                                                    HISTORICAL   HISTORICAL   HISTORICAL
                                                    U.S. GAAP    U.S. GAAP    FRENCH GAAP
                                                    ----------   ----------   -----------
                                                            (AMOUNTS IN MILLIONS)
Revenues..........................................   $ 1,917      E 2,141       E 2,158
Total expenses....................................    (1,635)      (1,826)       (1,829)
Operating income before depreciation, interest and
  taxes...........................................       282          315           329
Depreciation and amortization (refer to note 1)...      (149)        (166)          (79)
Operating income (refer to note 1)................       133          149           250
Net income........................................        26           30            25
                                                     -------      -------       -------

     Note 1: The amortization of identified intangibles and goodwill has been classified as a specific line below operating income under French GAAP. Therefore, this item is not included in the historical operating income for Bcom3 shown above.

PRO FORMA UNAUDITED FINANCIAL INFORMATION AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2001 IN ACCORDANCE WITH U.S. GAAP IS AS FOLLOWS:

     Pro forma unaudited balance sheet in accordance with U.S. GAAP (in millions of euros):

                                   PUBLICIS        BCOM3      HISTORICAL    PRO FORMA       PRO
(U.S. GAAP)                      HISTORICAL(1)   HISTORICAL    COMBINED    ADJUSTMENTS     FORMA
-----------                      -------------   ----------   ----------   -----------    -------
Goodwill, net..................     E1,842         E1,481       E3,323        E1,284(K)    E4,607
Intangible assets, net.........      1,401             41        1,442         1,998(K)     3,440
Property and equipment, net....        360            427          787            --          787
Investments and other financial
  assets, net..................        202             21          223            --          223
Investments accounted for by
  the equity method............          8             60           68            --           68
Total non-current assets,
  net..........................      3,813          2,030        5,843         3,282        9,125
Inventory and costs billable to
  clients......................        195            242          437            --          437
Accounts receivable............      1,845          1,872        3,717            --        3,717
Other receivables and other
  assets.......................        439            257          696            --          696
Marketable securities..........         42             --           42            --           42
Cash and cash equivalents......        621            259          880            --          880
Current assets.................      3,142          2,630        5,772            --        5,772
                                    ------         ------      -------       -------      -------
Total assets...................      6,955          4,660       11,615         3,282       14,897
                                    ------         ------      -------       -------      -------
Capital stock..................         56             --           56            23(M)        79
Preferred stock................         --             --           --         1,024(M)     1,024
Additional paid in capital.....      2,350          1,347        3,697         2,416(M)     6,113
Retained earnings (deficit)....       (520)          (197)        (717)       (1,141)(M)   (1,858)
Accumulated other comprehensive
  income (loss)................        142             (9)         133            --          133
Treasury stock.................       (138)            --         (138)           --         (138)
Shareholders' equity...........      1,890          1,141        3,031         2,322        5,353
Mandatorily redeemable stock...         --            342          342          (342)(K)       --
Minority interests.............         89             20          109            --          109
Total long-term debt (excluding
  current portion).............        294            224          518           467(L)       985
Other long-term liabilities....        735            280        1,015           775(K)     1,790
Total short-term debt..........        758             52          810            --          810
Accounts payable...............      1,875          1,997        3,872            --        3,872
Accrued expenses and other
  liabilities..................      1,314            604        1,918            60(N)     1,978
Total liabilities..............      4,976          3,157        8,133         1,302        9,435
                                    ------         ------      -------       -------      -------
Total liabilities and
  shareholders' equity.........      6,955          4,660       11,615         3,282       14,897
                                    ------         ------      -------       -------      -------

---------------

(1) From Note 29 to the financial statements included in Publicis's Annual Report on Form 20-F/A for the year ended December 31, 2001 incorporated herein by reference.

     Pro forma unaudited income statement in accordance with U.S. GAAP (in millions of euros):

                                    PUBLICIS        BCOM3      HISTORICAL    PRO FORMA      PRO
(U.S. GAAP)                       HISTORICAL(1)   HISTORICAL    COMBINED    ADJUSTMENTS    FORMA
-----------                       -------------   ----------   ----------   -----------   -------
REVENUES........................     E 2,434       E 2,141      E 4,575        E --       E 4,575
Salaries and related expenses...      (1,375)       (1,276)      (2,651)         --        (2,651)
Office and general expenses.....        (661)         (550)      (1,211)         --        (1,211)
Depreciation and
  amortization(2)...............        (812)         (166)        (978)          9(O)       (969)
Other operating expenses........         (52)           --          (52)         --           (52)
                                     -------       -------      -------        ----       -------
OPERATING INCOME................        (466)          149         (317)          9          (308)
                                     -------       -------      -------        ----       -------
Financial (expense) income,
  net...........................         (24)          (26)         (50)        (33)(P)       (83)
                                     -------       -------      -------        ----       -------
OTHER EXPENSES..................         (79)           --          (79)         --           (79)
                                     -------       -------      -------        ----       -------
INCOME (LOSS) OF CONSOLIDATED
  COMPANIES BEFORE INCOME
  TAXES.........................        (569)          123         (446)        (24)         (470)
                                     -------       -------      -------        ----       -------
Income taxes....................         (68)          (81)        (149)         44(Q)       (105)
                                     -------       -------      -------        ----       -------
INCOME OF CONSOLIDATED COMPANIES
  AFTER INCOME TAXES............        (637)           42         (595)         20          (575)
                                     -------       -------      -------        ----       -------
Equity in net income of non-
  consolidated companies........           9            --            9          --             9
                                     -------       -------      -------        ----       -------
Minority interests..............         (19)          (12)         (31)         --           (31)
                                     -------       -------      -------        ----       -------
NET INCOME......................        (647)           30         (617)         20          (597)
                                     -------       -------      -------        ----       -------
LOSS PER SHARE AS ADJUSTED FOR
  U.S. GAAP
  basic and diluted.............     E (4.76)                                             E (3.14)
                                     -------       -------      -------        ----       -------
WEIGHTED AVERAGE SHARES
  OUTSTANDING AS ADJUSTED FOR
  U.S. GAAP
  basic and diluted (in
  millions).....................         136                                     56(R)        192
                                     -------       -------      -------        ----       -------

---------------

(1) From Note 29 to the financial statements included in Publicis's Annual Report on Form 20-F/A for the year ended December 31, 2001 incorporated herein by reference.

(2) Includes a E584 million non-recurring goodwill impairment charge related to the acquisition of Saatchi & Saatchi.

(K) The purchase price and goodwill adjustment in accordance with U.S. GAAP have been determined as follows (in millions of euros):

    Publicis ordinary shares exchanged for Bcom3, Inc.........   2,048
    ORAs issued...............................................   1,024
    OBSAs issued..............................................     858
                                                                ------
    Total consideration.......................................   3,930
    Less: net book value of net assets acquired...............      (2)
                                                                ------
    Goodwill before allocation................................   3,928
    Preliminary allocation to assets and liabilities:
      Client relationships maintained for more than 20 years..   1,038
      Client relationships maintained for less than 20 years..     131
      Trade name..............................................     829
    Accrued liabilities.......................................     (60)
    Deferred taxes............................................    (775)
                                                                ------
    Residual goodwill.........................................   2,765
    Less: Bcom3, Inc. goodwill acquired.......................  (1,481)
                                                                ------
    Total adjustment to goodwill..............................   1,284

     The net book value of Bcom3, Inc.'s assets acquired is computed as:

    Stockholders' equity....................................   1,141
    Write-off of goodwill...................................  (1,481)
    Mandatorily redeemable stock............................     342
                                                              ------
      Total.................................................       2

     The value of the ordinary shares exchanged for Bcom3's stock and the value of the ORAs issued is based on a five-day average of Publicis's share price (two trading days before the public announcement of the merger on March 7, 2002, the day of the announcement and two trading days after announcement), or E36.41 per share.

Each ORA is exchangeable into 18 shares of Publicis common stock beginning on September 1, 2005 through 2021. As such, the ORAs have been valued as follows:

ORAs issued.................................................       1,562,500
Conversion ratio............................................              18
                                                              --------------
                                                                  28,125,000
Publicis share price........................................          E36.41
                                                              --------------
  Total.....................................................  E1,024,031,250
                                                              ==============

(L) In accordance with U.S. GAAP, the notes and detachable warrants comprising the OBSAs are recorded on a pro rata basis based on their relative fair values at the announcement date as follows (in millions of euros):

    Pro rata fair value of notes............................  467
    Pro rata fair value of detachable warrants..............  391
                                                              ---
      Total fair value......................................  858

    The fair value of the notes prior to pro rata allocation has been determined based on the present value of the future cash flows discounted at Publicis's borrowing rate. The fair value of the detachable warrants before the pro rata allocation has been determined based on a binomial pricing methodology using the following inputs:

Share price on date of grant................................  36.41
Strike price................................................  30.50
Volatility..................................................    30%
Risk free interest rate.....................................   4.5%

(M) The adjustments to shareholders' equity under U.S. GAAP can be summarized as follows (in millions of euros):

Ordinary shares issued at par value.........................      23
Additional paid in capital and retained earnings
  Issuance of ordinary shares...............................   2,025
  Issuance of ORAs..........................................   1,024
  Issuance of detachable warrants associated with the
     OBSAs..................................................     391
  Write-off of goodwill of Bcom3............................  (1,481)
  Elimination of Bcom3's resultant net negative equity after
     write-off of goodwill..................................     340
                                                              ------
Total increase in paid in capital...........................   2,299

(N)  Estimated acquisition costs.

(O) Amortization on step-up in value of Bcom3 intangible assets acquired as follows (in millions of euros):

Client relationships of more than 20 years..................  (26)
Client relationships of less than 20 years..................  (11)
Trade name..................................................  (41)
Less: Bcom3 amortization of acquired goodwill and intangible
      assets................................................   87
Total adjustment............................................    9

      No goodwill is amortized due to Publicis's adoption of SFAS 142 "Goodwill and intangible assets," in 2002, which has been applied for the purposes of these pro forma statements. Under SFAS 142, goodwill is no longer amortized, but reviewed annually for impairment.

(P) Interest expense on the fair value of the note portion of the OBSAs computed at 7%. The interest rate has been imputed based on the pro rata allocation of the fair value to the notes (see (L)) and future cash flows.

(Q)  Income taxes on the above adjustments.

(R) Represents Publicis common shares issued in exchange for Bcom3's stock. In the future, and as presented here, dividends paid or accrued on the ORAs will reduce income available to common shareholders, and thus impact basic earnings per share. For purposes of computing diluted earnings per share, if dilutive, all outstanding ORAs will be assumed to have been converted to Publicis common shares. This will result in an additional 28,125,000 weighted average diluted shares.

SUMMARY OF FUTURE DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN FRANCE AND THE UNITED STATES RESULTING FROM THIS TRANSACTION

     Publicis's consolidated financial statements are prepared in accordance with French GAAP, which differs from U.S. GAAP. The new significant differences applicable to the future group resulting from this transaction are summarized below:

  ACCOUNTING FOR THE BUSINESS COMBINATION WITH BCOM3

     Under French GAAP, in accordance with the article 210 of rule 99-02 of the CRC (Comite de Reglementation Comptable), the purchase price of the Bcom3 shares equals the fair value of the securities issued in the exchange as of the date of effective control, taking into account the impact of the specific contract clauses relating to the lock up of the securities. Under U.S. GAAP, the value of the ordinary shares exchanged for Bcom3 stock and ORAs issued is based on a five-day average of Publicis's share price (2 days before the public announcement of the acquisition on March 7, 2002, the day of announcement, and two days after).

  ACCOUNTING FOR GOODWILL

     Under French GAAP, goodwill is generally capitalized and amortized over its estimated useful life. It is also reviewed for impairment, if the estimated useful life changes. Under U.S. GAAP, no goodwill will be amortized due to Publicis's adoption of SFAS 142 "Goodwill and intangible assets," in 2002. Under SFAS 142, goodwill is no longer amortized, but reviewed annually for impairment.

  ACCOUNTING FOR OBSAS ISSUED

     In accordance with U.S. GAAP, the notes and detachable warrants that form part of the OBSAs are recorded on a pro rata basis based on their relative fair values at the date of acquisition. Detachable warrants are considered to be embedded derivative instruments and are required to be separately accounted for under SFAS 133 at fair value with changes in fair value reflected through the income statement. Additionally, to achieve a constant rate of interest, the interest expense on the OBSAs is calculated using the fixed interest rate on the face value of the notes plus amortization of a debt discount using the effective interest method.

     Under French GAAP, the detachable warrants are considered to be an off-balance sheet commitment and are not recorded; the full fair value is therefore attributed to the notes. Additionally, the interest expense on the OBSAs is accrued based on the face interest rate of the notes.

                     DESCRIPTION OF PUBLICIS SHARE CAPITAL

GENERAL

     Publicis is a societe anonyme (corporation) organized under the laws of France. Copies of Publicis's statuts (which are the equivalent of bylaws) in French may be obtained from the Registry of Commerce and Companies of Paris, France.

     Publicis's statuts specify that its corporate affairs are governed by the French Company Law No. 66-537 of July 24, 1966 now incorporated in the French Commercial Code and the statuts themselves. Publicis's duration is currently set to end on October 3, 2037, unless it is dissolved at an earlier time or its duration is extended to a later date by its shareholders.

     On August 29, 2000, the shareholders of Publicis approved a 10-for-1 share split. As a result, each Publicis ordinary share, nominal value French francs
25.00 per share, was exchanged for 10 Publicis ordinary shares, nominal value French francs 2.50 per share. On January 1, 2001, the capital of Publicis was converted from French Franc to euro, setting the current par value of each Publicis ordinary share at E0.40 per share. Unless otherwise indicated, share amounts set forth in this proxy statement/prospectus give effect to this 10-for-1 share split.

SHARE CAPITAL

     Publicis's share capital at December 31, 2001 (the date of the most recent balance sheet incorporated into this proxy statement/prospectus) was E55,839,998.40 represented by 139,599,996 shares of E0.40 each (140,518,192
Publicis ordinary shares on a fully diluted basis, assuming the exercise of all outstanding options). Publicis's share capital at July 31, 2002 was E55,920,510 represented by 139,801,275 shares of E0.40 each (158,142,713 Publicis ordinary shares on a fully diluted basis, assuming the exercise of all outstanding options and conversion of all outstanding convertible bonds). All of the Publicis ordinary shares are fully paid.

VOTING RIGHTS

     Subject to the limitations on voting rights described below under the caption "-- Requirements for Holdings Exceeding Specified Percentages," each shareholder is entitled to one vote per share at any general meeting of Publicis's shareholders. A double voting right is granted to holders of fully-paid registered shares when those shares have been registered for more than two years in the name of the same shareholder. Any share whose ownership is transferred (certain intra-family transactions excepted) or which is converted into a bearer share loses the right to the double vote. Double voting rights also attach to any shares issued by right to shareholders in proportion to the number of shares with double voting rights which such shareholders held prior to the issuance. As of July 31, 2002, the total voting power of the outstanding Publicis ordinary shares, taking into account the double voting rights, was 171,783,088. Votes can be cast by proxy or by mail. Proxies can only be exercised by the shareholder's spouse or by another shareholder.

AMENDMENTS TO RIGHTS OF HOLDERS

     The rights of holders of Publicis ordinary shares can be amended only by action of an extraordinary general meeting. Extraordinary meetings must be held for specific corporate actions as required by the French Commercial Code. For a detailed description of the differences between ordinary and extraordinary meetings, please refer to "Comparative Rights of Publicis Shareholders and Bcom3 Stockholders" starting on page 177. Two-thirds of the voting power of the shares voting either in person or by mail or proxy must approve any proposal to amend shareholder rights.

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CHANGES IN SHARE CAPITAL

  INCREASES IN SHARE CAPITAL

     As provided by the French Commercial Code, Publicis's share capital may be increased only with the shareholders' approval at an extraordinary general meeting. Increases in Publicis's share capital may be effected by:

     - issuing additional shares;

     - increasing the nominal value of existing shares; or

     - creating a new class of equity securities.

     Increases in share capital by issuing additional securities may be effected through one or a combination of the following:

     - for cash;

     - for assets contributed in kind;

     - by conversion of debt securities previously issued;

     - by capitalization of profits, reserves or share premiums; or

     - subject to various conditions, in satisfaction of debt incurred by Publicis.

     Capital increases require the approval of an extraordinary general shareholders meeting, with the exception of decisions to increase the share capital through the capitalization of reserves, profits and/or share premiums which require the approval of an extraordinary general shareholders meeting, acting under the quorum and voting requirements applicable to ordinary shareholders meetings. Increases effected by an increase in the nominal value of shares require an unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premiums.

     The shareholders may delegate the right to carry out any increase in share capital to the management board, provided that the increase has been previously authorized by the shareholders. The management board may further delegate this right to the chairman of the management board.

  DECREASES IN SHARE CAPITAL

     According to the French Commercial Code, any decrease in Publicis's share capital requires approval by the shareholders entitled to vote at an extraordinary general meeting. In the case of a capital reduction, other than a reduction to absorb losses or a reduction as part of a program to purchase Publicis's own shares, all shareholders must be offered the opportunity to participate in such a reduction. The share capital may be reduced either by decreasing the nominal value of the outstanding share capital or by reducing the number of outstanding shares. The number of outstanding shares may be reduced, among other things, by the repurchase and cancellation of shares.

     The shareholders may delegate the right to carry out any decrease in share capital to the management board, provided that the decrease has been previously authorized by the shareholders.

PREFERENTIAL RIGHT OF SUBSCRIPTION

     Under French law, shareholders have preemptive rights to subscribe for issuances for cash of new shares or other securities giving rights, directly or indirectly, to acquire additional shares on a pro rata basis for a limited period of time. A two-thirds majority of the shares entitled to vote at an extraordinary general meeting may vote to waive or grant preemptive subscription rights with respect to any particular offering. French law requires that the management board and Publicis's independent auditors present reports that specifically address any proposal to waive preemptive subscription rights. In the event of a waiver, the issue of securities must be completed within the period prescribed by law. A shareholder may also notify Publicis that he or she individually wishes to waive his or her own preemptive subscription rights with respect to any particular

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offering if he or she so chooses. Preemptive subscription rights, if not previously waived, are transferable during the subscription period relating to a particular offering of shares and may be listed on Euronext Paris.

     A two-thirds majority of the shares entitled to vote at an extraordinary general meeting may also grant to existing shareholders a non-transferable priority right to subscribe to any new securities that may affect Publicis's share capital.

     Please note that U.S. holders of Publicis ordinary shares may not be able to exercise preemptive rights to which they otherwise would be entitled unless a registration statement under the U.S. Securities Act is effective with respect to such rights or an exemption from the registration requirements is available. If preemptive rights cannot be exercised by any holder, Publicis will make arrangements to have such holder's preemptive rights sold and the net proceeds of the sale distributed to such holder. If such rights cannot be sold for any reason, Publicis may allow such rights to lapse.

DESCRIPTION OF RECENT ISSUANCES OF PUBLICIS ORDINARY SHARES

     Between January 1, 2002 and July 31, 2002, Publicis increased its share capital by approximately E79,311.60 represented by 198,279 shares, par value E0.40 each. Of this amount:

     - E68,559.60 was attributable to the issuance of 171,399 shares upon the contribution to Publicis of Saatchi & Saatchi plc shares held by individuals as a result of their exercise of Saatchi & Saatchi stock options;

     - E10,752 was attributable to the issuance of 29,880 shares upon the exercise of options by employees.

     As of July 31, 2002, 100,000,000 Publicis ordinary shares were authorized for future issuances (including 17,624,521 shares reserved for issuance upon conversion of the 17,624,521 senior convertible unsecured bonds (obligations a option de conversion en actions nouvelles et/ou d' echange en actions existante), with an aggregate face value of E690 million, which we refer to as OCEANES herein, that Publicis issued in January of 2002).

REPURCHASES OF PUBLICIS ORDINARY SHARES

     Under French law, Publicis may not issue shares to itself. However, Publicis may, either directly or through a financial intermediary acting on its behalf, purchase Publicis ordinary shares for the following purposes, among others:

     - to provide shares to Publicis's employees under a profit-sharing plan or stock option plan;

     - to sell or keep its shares in treasury depending on market conditions;

     - to transfer shares, by any means and for any purpose, including in connection with acquisition transactions;

     - to provide shares for issuance in connection with the redemption, exercise, conversion or exchange of securities redeemable, exercisable, convertible or exchangeable for its shares; and

     - to reduce Publicis's share capital by canceling the shares it purchases (with the approval of its shareholders obtained at an extraordinary general shareholders meeting).

     Subject to authorization by the shareholders of Publicis, any of the above purposes may be modified.

     Publicis may at any time hold up to 10% of its share capital in treasury for so long as its ordinary shares are listed on a regulated market such as the Premier Marche of Euronext Paris. To repurchase Publicis ordinary shares, Publicis first must file a note d'information that has received the approval, or visa, of the COB and obtain approval by its shareholders at an ordinary general meeting (except if the purpose of the repurchase is to decrease the share capital by canceling the shares).

     Publicis has obtained five consecutive approvals from its shareholders to buy back Publicis ordinary shares within the limits set by French law.

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TRADING IN PUBLICIS'S OWN SHARES

     Under COB regulations, Publicis may not trade in its own shares for the purpose of manipulating the market. There are three requirements for purchases and sales by Publicis of its own shares to be deemed valid. Specifically, in order to be deemed valid pursuant to the safe harbor provisions of COB regulations:

     - trades must generally be executed on behalf of Publicis by only one intermediary in each trading session;

     - any block trades, which means trades outside the public market, may not be made at a price above the then current market price; and

     - each trade must be made at a price that is between the lowest and the highest trading price of the trading session during which it is executed.

     If Publicis ordinary shares are continuously quoted (cotation en continu), as they currently are, then a trade by Publicis of its own ordinary shares must fulfill three requirements in order to be deemed valid pursuant to the safe harbor provisions of COB regulations. Specifically, the trade must not:

     - influence the determination of the quoted price before the opening of trading, at the first trade of the shares, at the reopening of trading following a suspension, or, as applicable, in the last half-hour of any trading session or at the fixing of the closing price;

     - be carried out in order to influence the price of a derivative instrument relating to the Publicis shares; and

     - account for more than 25% of the average total daily trading volume on the Premier Marche of Euronext Paris in the shares during the three trading days immediately preceding the trade.

     This last requirement applies only to trades in shares, like Publicis ordinary shares, that may be traded pursuant to the deferred settlement service (service de reglement differe, or SRD).

     However, there are two periods during which Publicis is not permitted to trade in its own securities:

     - the 15-day period before the date on which Publicis makes its consolidated or annual accounts public; and

     - the period beginning on the date at which Publicis becomes aware of information that, if disclosed, would have a significant impact on the market price of its securities and ending on the date this information is made public.

     After making an initial purchase of its own shares, Publicis must file monthly reports with the COB and the Conseil des Marches Financiers, or CMF, that contain specified information about subsequent transactions. The CMF makes this information publicly available. In the U.S., any trades by Publicis in its own securities are subject to the restrictions imposed by the U.S. securities laws, including the anti-fraud provisions of the Exchange Act and the rules promulgated thereunder.

FORM, HOLDING AND TRANSFER OF PUBLICIS ORDINARY SHARES

     Publicis's statuts provide that Publicis ordinary shares may be held in registered or bearer form.

     In accordance with French law concerning dematerialization of securities, shareholders' ownership rights are represented by book entry instead of share certificates. Publicis maintains a share account with Euroclear France S.A. for all shares in registered form, which is administered by Euro Emetteur Finance. In addition, Publicis maintains separate accounts in the name of each of its shareholders either directly, or, at a shareholder's request, through the shareholder's accredited intermediary. Each shareholder account shows the name of the holder and the number of shares held and, in the case of shares held through an accredited intermediary, shows that they are so held. Euro Emetteur Finance, as a matter of course, issues confirmations to each registered shareholder as to shares registered in the shareholder's account, but these confirmations are not documents of title.

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     Shares held in bearer form are held by the shareholder in an account with an accredited intermediary which in turn holds an account with Euroclear France S.A. The account held by the accredited intermediary with Euroclear is separate from any Publicis share account with Euroclear France S.A. Each accredited intermediary maintains a record of shares held through it and will issue, upon request, to each shareholder confirmations as to the shares held in the shareholders' account, but these confirmations are not documents of title. Shares held in bearer form may only be transferred through accredited intermediaries. Publicis's statuts permit it to request that Euroclear France S.A. provide it at any time with the identity of the holders of its shares or other securities granting immediate or future voting rights, held in bearer form and with the number of shares or other securities so held.

     Publicis's statuts do not contain any restrictions relating to the transfer of shares. Registered shares must be converted into bearer form before being traded on the Premier Marche of Euronext Paris and, accordingly, must be registered in an account maintained by an accredited intermediary. A shareholder may initiate a transfer by giving instructions to the relevant accredited intermediary. For dealings on the Premier Marche of Euronext Paris, a tax assessed on the price at which the securities are traded, or impot sur les operations de bourse, is payable at the rate of 0.3% on transactions of up to E152,449 and at a rate of 0.15% on transactions exceeding this amount, capped at E609.80 per transaction. This tax is subject to a rebate of E22.87 per transaction. However, nonresidents of France are not required to pay this tax. In addition, a fee or commission is payable to the broker involved in the transaction, regardless of whether the transaction occurs within or outside France. Normally, no registration duty is payable in respect of listed shares in France, unless a transfer instrument has been executed in France.

REQUIREMENTS FOR HOLDINGS EXCEEDING SPECIFIED PERCENTAGES

     The French Commercial Code provides that any individual or entity, acting alone or in concert with others, that becomes the owner, directly or indirectly, of more than 5%, 10%, 20%, one-third, 50% or two-thirds of the outstanding shares or voting rights of a publicly listed company in France, such as Publicis, or that increases or decreases its shareholding or voting rights above or below any of those percentages, must notify the company within 15 calendar days of the date it crosses the threshold, of the number of shares (and equity-linked securities, such as warrants, convertible or redeemable bonds) it holds and their voting rights. The individual or entity must also notify the CMF within five trading days of the date it crosses the threshold.

     French law and the COB regulations impose additional reporting requirements on persons who acquire more than 10% or 20% of the outstanding shares or voting rights of a publicly listed company. These persons must file a report with the company, the COB and the CMF within 15 days of the date they cross any of these thresholds. In the report, the acquirer must specify its intentions for the following 12-month period, including whether or not it intends to continue its purchases, to acquire control of the company in question or to seek nomination to the board of directors (or to the management board and/or supervisory board). The CMF makes the notice public. The acquirer may amend its stated intentions, provided that it does so on the basis of significant changes in the situation of the company, its environment or its shareholding structure. Upon any change of intention, the acquirer must file a new report.

     If any person fails to comply with the legal notification requirement, the shares or voting rights in excess of the relevant threshold will be deprived of voting rights for all shareholder meetings until the end of a two-year period following the date on which the owner complies with the notification requirements. In addition, any shareholder who fails to comply with these requirements may have all or part of its voting rights suspended for up to five years by the Tribunal de Commerce, which is a French commercial court, and may, at the request of the company's chairman, any shareholder or the COB, be subject to a E18,000 fine.

     Under CMF regulations, and subject to limited exemptions granted by the CMF, any person or persons acting in concert owning in excess of one-third of the share capital or voting rights of a publicly listed French company must initiate a public tender offer for the balance of the share capital of that company. Dentsu and Madame Badinter received an exemption from this requirement from the CMF on May 24, 2002.

     In addition, Publicis's statuts require that any individual or entity, acting alone or as member of a group of shareholders, who holds or becomes the holder of, directly or indirectly, more than 1% of its share capital or

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voting rights must notify Publicis within 15 days by registered mail, return receipt requested, of the number of shares it holds. The same notification requirement applies to each subsequent increase or decrease in ownership of 1% or whole multiples of 1%. If a person does not comply with this notification requirement, one or more shareholders holding together 1% or more of its share capital may call a shareholder meeting to deprive the shares in excess of the relevant threshold of voting rights for all shareholder meetings for two years following the date on which the owner complies with the notification requirements.

     In order to permit holders to give the required notice, Publicis must publish in the Bulletin des Annonces Legales Obligatoires, or BALO, no later than 15 calendar days after the annual ordinary general meeting of shareholders, information regarding the total number of voting rights outstanding as of the date of the meeting. In addition, if the number of outstanding voting rights changes by 5% or more between two annual ordinary general meetings, Publicis must publish in the BALO, within 15 calendar days of such change, the number of voting rights outstanding and provide the CMF with a written notice. The CMF publishes the total number of voting rights so notified by all listed companies in a weekly notice, mentioning the date each number was last updated.

DIVIDENDS

     Publicis may distribute dividends upon the recommendation of its management board and the approval of its shareholders at their annual general meeting. Under the French Commercial Code, a company's right to pay dividends is limited in some circumstances. Pursuant to the French commercial code, the payment of dividends is subject to the approval of the financial statements by the annual shareholders meeting and the condition that sufficient funds are available for the payment. In addition, various accounting requirements imposed by French law may limit a company's right to pay dividends.

     Dividends are paid in euros, the currency of the European Union. Any dividends paid to shareholders who are not residents of France generally will be subject to French withholding tax at a rate of 25%. Shareholders who qualify for benefits under an applicable tax treaty and who comply with the procedures for claiming treaty benefits may be entitled to a reduced rate of withholding tax. In some circumstances, these shareholders also may be entitled to an additional payment, net of withholding tax, representing all or part of the French avoir fiscal, or tax credit. See "Material Tax Consequences -- Material French Tax Consequences of Holding and Disposing of Publicis Ordinary Shares, ORAs, OBSAs and/or Warrants (Bons De Souscription) -- Publicis Ordinary
Shares -- Dividends."

     See "Comparative Market Price, Trading Volume and Dividend Data" for a table showing the total dividends declared per share for each of the last five years, without giving effect to the French avoir fiscal and before deduction of any French withholding tax.

LIQUIDATION RIGHTS

     If Publicis is liquidated, any assets remaining after payment of its debt, liquidation expenses and all of its remaining obligations will be distributed first to repay in full the nominal value of its outstanding shares. Any surplus will be distributed pro rata among its shareholders in proportion to the aggregate nominal value of their shareholdings.

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             DESCRIPTION OF USUFRUCT INTEREST AND BARE LEGAL TITLE

GENERAL

     The Publicis/Bcom3 merger agreement provides that about 6,827,984 of the Publicis ordinary shares issued in the merger will be split into usufruct interests and bare legal title for a two-year period. The usufruct interests will go to former holders of Class A common stock and the bare legal title will go to Dentsu, as the only holder of Class B common stock. At the end of the two-year period, the bare legal title will automatically revert back to the usufruct holder. When this happens, Dentsu will no longer have any interest in these shares, and the usufruct holder will simply own whole Publicis ordinary shares that are no longer split into usufruct and bare legal title. Specifically, as part of the merger consideration, Dentsu, as the only holder of Bcom3's Class B common stock, will receive the bare legal title (nue propriete) to 0.957024 Publicis ordinary shares (which includes the voting rights of such shares) for each share of Bcom3 stock owned by it immediately prior to the effective time of the Publicis/Bcom3 merger (after consummation of the first step merger) until the second anniversary of the closing date of the mergers, and each holder of Bcom3 Class A common stock will receive the usufruct interest (usufruit) in 0.548870 Publicis ordinary shares for each share of Bcom3 Class A stock he or she owns immediately prior to the effective time of the Publicis/Bcom3 merger (after consummation of the first step merger), together with the right to receive bare legal title to such shares on the second anniversary of the closing date of the mergers. Notwithstanding the ratio set forth above, the aggregate number of Publicis ordinary shares to which Dentsu will receive bare legal title shall equal the aggregate number of Publicis ordinary shares actually delivered to the special nominee as described below (which, for example, will not include any Publicis ordinary shares to be sold under the fractional share provisions described above under the caption "The Publicis/Bcom3 Merger Agreement -- Fractional Interests"). The holders of the usufruct and the bare legal title will not be obligated to pay any additional amounts to Publicis or Bcom3 based on their holding of the usufruct and bare legal title. The rights associated with a usufruct interest and the nue propriete (or bare legal title) of an ordinary share are described below.

SEPARATION OF LEGAL TITLE AND USUFRUCT INTEREST

     The arrangements described above will be implemented by splitting the bare legal title and usufruct interest in approximately 6,827,984 Publicis ordinary shares (referred to as the "designated shares") to be issued in the Publicis/Bcom3 merger.

     Prior to the closing date of the Publicis/Bcom3 merger, Bcom3 will select a nominee reasonably acceptable to Publicis to receive issuance of the designated shares on behalf of holders of Class A common stock of Bcom3 immediately prior to the effective time of the Publicis/Bcom3 merger. In this section, we refer to this nominee as the "special nominee" and these holders as the "former holders."

     Immediately after the effective time of the Publicis/Bcom3 merger, the special nominee, on behalf of the former holders, will transfer to Dentsu by way of pret de consommation, pursuant to Articles 1892 sq. of the French Civil Code, the bare legal title to the designated shares. This transfer will be governed by a French law conveyance agreement, which we refer to as the "transfer contract." Immediately after this transfer, the special nominee shall transfer to the exchange agent the remaining usufruct interest in the designated shares for distribution to the former holders of Class A Common Stock as merger consideration.

TERM OF THE USUFRUCT ARRANGEMENT

     The usufruct arrangement described above will remain in place for two years after the closing date of the mergers, subject to early termination upon the occurrence of certain events set forth in the transfer contract.

     Upon expiration or termination of the arrangement as described above, bare legal title in all designated shares will automatically revert to the usufruct holder. As a result of this reversion, the usufruct holder will have undivided ownership of the designated shares and will be eligible for double voting rights on those shares beginning two years after the reversion. Dentsu will have no interest in the designated shares after the reversion.

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     In addition to the foregoing, with respect to each former holder who is an individual, in the event of the death of such former holder, the usufruct arrangement relating to the usufruct received by such former holder in the merger is automatically deemed terminated as of the day preceding his or her death. Upon such termination, the bare legal title relating to such usufruct shall automatically revert to the usufruct holder.

     If you will hold your Class A shares in an entity (such as a trust, corporation or limited liability company), rather than directly in your name, at the effective time of the Publicis/Bcom3 merger, the usufruct interests will be issued to that entity. PLEASE BE AWARE THAT UNDER FRENCH LAW, YOU RISK FORFEITING THE USUFRUCT INTEREST IF YOU TERMINATE THE LEGAL EXISTENCE OF SUCH ENTITY WHILE THE USUFRUCT ARRANGEMENT REMAINS IN EFFECT (EVEN IF, AT THE TIME OF TERMINATION, THE ENTITY IS NO LONGER THE HOLDER OF THE USUFRUCT). AS SUCH, YOU SHOULD PLAN TO MAINTAIN THE LEGAL EXISTENCE OF ANY SUCH ENTITY FOR TWO YEARS AFTER THE MERGERS ARE CONSUMMATED.

RIGHTS OF THE BARE LEGAL TITLE HOLDER

     Under the transfer contract, Dentsu, as the bare legal title holder, will have all voting rights attached to the designated shares, including the right to vote at ordinary, extraordinary and special general meetings, that may be exercised by the holders of Publicis ordinary shares in accordance with the provisions of the French Commercial Code and Publicis's statuts. Dentsu will also be reflected as the registered holder of the designated shares in the share register of Publicis.

RIGHTS OF THE USUFRUCT HOLDER

     Under the transfer contract and in accordance with the provisions contained in Article 582 of the French Civil Code, the usufruct holders will be entitled to all economic rights attached to the designated shares. The transfer contract contains specific provisions to address various kinds of economic rights, including:

     - Regular Dividends. Any dividends within the meaning of Article L. 232-12 of the French Commercial Code shall inure to the exclusive benefit of the usufruct holder, including any cash dividends or any dividends for which there is an option to be paid in shares. The transfer contract provides that only the usufruct holder, and not Dentsu, shall have the right to exercise an option to be paid dividends in the form of shares. In the event this option is exercised, the new shares thereby acquired shall inure to the exclusive benefit of the usufruct holder.

       In the event of an amount distributed to shareholders from shareholders' equity (distribution prelevee sur un compte de capitaux propres), in respect of the designated shares apart from distributable profits, which distribution supplements a dividend within the meaning of Article L. 232-12 of the French Commercial Code (regardless of the amount or respective proportions of the distributable profits and such supplementary amount), such distribution shall be deemed to constitute a dividend for the purposes of the transfer contract and shall inure to the exclusive benefit of the usufruct holder.

     - Extraordinary Distribution in Cash. In addition to regular cash dividends, the usufruct holder will also be entitled to receive any extraordinary distribution in cash in respect of the designated shares, including but not limited to distributions of reserves or premiums, reduction of capital, reimbursement of capital, redemption of capital or a distribution in liquidation (boni de liquidation).

     - Extraordinary Distribution in Kind. In the event of any distribution in kind (other than regular dividends) in respect of the designated shares, including but not limited to distributions of reserves or premiums, reduction of capital, reimbursement of capital, redemption of capital or a distribution in liquidation, if and to the extent Dentsu acquires or is deemed to hold any interest therein, such interest shall automatically be transferred to the usufruct holder without further consideration, such that the entire distribution in kind shall inure to the exclusive benefit of the usufruct holder.

     - Free Attribution of Shares. Any shares received in a free attribution of shares (by way of capitalization of reserves, profits or premiums or by way of reductions of the nominal value, in each case giving rise to newly issued shares) (a French law concept similar to a stock split) will be deemed to be designated shares subject to the usufruct/bare legal title arrangement under the transfer contract.

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     In the event of a capital increase in cash or of any other issue giving rise to preferential subscription rights or priority rights for holders of Publicis ordinary shares, the preferential subscription rights or priority rights attached to the designated shares shall inure to the exclusive benefit of the usufruct holder. If the usufruct holder exercises in whole or in part such preferential subscription rights or priority rights, the newly subscribed shares will be deemed to be designated shares subject to the usufruct/bare legal title arrangement under the transfer contract.


ROLLOVER IN THE EVENT OF A MERGER



     In the event of a merger of Publicis into another company or a split-up (scission) of Publicis, in either case with the result that Publicis ceases to exist as a legal entity, the shares of the surviving entity received in the transaction as consideration for the designated shares will be deemed designated shares subject to the usufruct/bare legal title arrangement under the transfer contract. As a result, the former holders of usufruct interests in Publicis shares will hold usufruct interests in the shares of the surviving entity received in the transaction, and Dentsu will hold bare legal title to these shares.


NO TRANSFER OF BARE LEGAL TITLE BY DENTSU

     Dentsu will not transfer in any manner whatsoever the bare legal title to the designated shares or any interest therein, including without limitation by way of a sale, contribution, exchange, encumbrance, swap or otherwise (except for transfers to wholly owned subsidiaries of Dentsu that have agreed to be bound by the terms of the transfer contract).

BINDING ARBITRATION

     The transfer contract provides that any dispute, controversy or claim arising out of, relating to, or in connection with the transfer contract, or the breach, termination or validity of the transfer contract, will be referred to and finally settled by arbitration conducted in Paris under the rules of the London Court of International Arbitration.

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                              DESCRIPTION OF ORAS

     The particular ORA to be issued by Publicis in the merger is a unique security issued pursuant to Section L228-91 of the French Commercial Code, it is treated as "other shareholders' equity" (autres fonds propres) on Publicis's consolidated balance sheet for French GAAP purposes, as equity for U.S. tax purposes, and as an "Obligation Remboursable en Actions" (obligation redeemable in stock) for French corporate law and tax purposes. Each Bcom3 Class A stockholder will receive .098108 ORAs for each share of Class A common stock such stockholder owns immediately prior to the effective time of the Publicis/Bcom3 merger (after consummation of the first step merger).

NOTIONAL AMOUNT

     Each ORA issued in the merger will have an initial notional amount of E549.

NOTIONAL AMOUNT NEVER PAID IN CASH, BUT IN PUBLICIS ORDINARY SHARES

     The notional amount of the ORA is never paid in cash but rather in a pre-agreed number of Publicis ordinary shares. Each ORA represents the right to receive 18 newly issued ordinary shares or, at Publicis's option, ordinary shares held in treasury over the term of the ORA. On September 1, 2005, and on each September 1 thereafter through and including September 1, 2021, each holder of an ORA will receive one Publicis ordinary share and the notional amount of the ORA will be reduced by E30.50. The final redemption of the remaining notional amount in Publicis ordinary shares will occur on the final maturity date which is the 20th anniversary of the issuance of the ORAs (which issuance will occur on the closing date of the Publicis/ Bcom3 merger).

     The number of Publicis ordinary shares to be so received is subject to customary anti-dilution adjustments to reflect events affecting the Publicis ordinary shares as described below under the caption "-- Anti-Dilution Rights and Other Adjustments."

ANNUAL CASH AMOUNT


     An annual cash amount accrues each year on the outstanding ORAs as described below, but accrued amounts are only paid in a given year if the general meeting of Publicis shareholders, in its discretion, declares a dividend on the Publicis ordinary shares between September 1 of the preceding year and August 31 of that year. The annual amount accruing on each ORA is a minimum of 0.82% of its outstanding notional amount per annum (except as set forth below for the period through August 31, 2004) and is payable annually on September 1 (or the following business day if such day is not a business day), except that the final annual amount in 2022 will be payable on the 20th anniversary of the issuance of the ORAs.



     For the period from the date of issuance up to and including August 31, 2004, the annual amount will be E4.50 per ORA. The first annual amount payable on September 1, 2003 will be calculated on a pro rata basis for the period from the date of issuance through August 31, 2003.


     For the period starting September 1, 2004, the annual amount accruing each year with respect to each E30.50 of notional amount of the ORA will be equal to 110% of the historical average of the annual dividends declared on each Publicis ordinary share (excluding the related tax credit (avoir fiscal)), but in each year the annual amount will be at least the minimum rate. The historical average will be recalculated every three years and will be based on the actual dividends (excluding the related tax credit (avoir fiscal)) declared on each Publicis ordinary share during a three-year period which consists of the year of the annual amount determination and the preceding two years, but in each year will be at least the minimum rate.

     As an example, the annual amount payable on September 1, 2005, 2006 and 2007 will be calculated on the basis of the average of the actual dividends declared on a Publicis ordinary share in the three twelve-month periods preceding September 1 of the years 2003, 2004 and 2005 and the annual amount payable on September 1, 2008, 2009 and 2010 will be calculated on the basis of the average of the actual dividends declared on a Publicis ordinary share in the three twelve-month periods preceding September 1 of the years

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2006, 2007 and 2008. The annual amount is payable with respect to the notional amount then outstanding, determined by multiplying the remaining balance of Publicis ordinary shares for which the ORAs could then be redeemed by E30.50. The annual amount due in 2022 will be paid on the 20th anniversary of the issuance of the ORAs and it will be calculated on a pro rata basis for the period from September 1, 2021 through the 20th anniversary of the ORA issuance.

     As mentioned above, the annual amount due for a given year will only be paid if the general meeting of Publicis's shareholders has declared a dividend between September 1 of the previous year and August 31 of the year in question. Should no dividend be declared by the general meeting of Publicis's shareholders between September 1 of the previous year and August 31 of the year in question, the annual amount will be payable in full (without bearing interest), with all arrearages, in the first year in which a dividend is declared by the Publicis general shareholders meeting regardless as to what amount that dividend is.

     In the event that no dividend is declared on the Publicis ordinary shares for five consecutive years (other than the five consecutive years immediately preceding the final maturity date)(see the first item under the caption
"-- Accelerated and Automatic Redemption" below), each holder will be entitled to accelerate the redemption of the ORAs in full, but only for Publicis ordinary shares, and will not receive any payment in respect of accumulated and unpaid annual amounts. If redemption of the ORAs is accelerated for any other reason, or if there are accrued and unpaid annual amounts in respect of any of the five years prior to final maturity, Publicis will pay accrued and unpaid annual amounts at its option in either cash or Publicis ordinary shares.

     If the annual amount is paid in shares of Publicis, the value of the shares shall be equal to the average of the opening trading prices of Publicis ordinary shares on the Premier Marche of Euronext Paris on the 10 trading days immediately prior to the accelerated redemption date or the final redemption date, as applicable (but excluding that date).

RANK; NEGATIVE PLEDGE

     The ORAs and the right to the annual cash amount (if any) will constitute unsecured, direct, unconditional, unsubordinated obligations of Publicis and will rank equal with all other current or future unsecured debt and guarantees of Publicis.

     As long as any ORAs remain outstanding, Publicis may not grant any mortgage on its real property or pledge all or part of its goodwill or other intangibles (fonds de commerce) or trade receivables (except for securitization transactions of trade receivables or other transactions involving the issuance of securities which represent trade receivables of Publicis) for the benefit of other obligations without granting the same security interests in the same rank to the holders of the ORAs. This restrictive covenant applies only to issues of other obligations and does not affect Publicis's ability to make guarantees or grant security interests to creditors other than holders of obligations, or to otherwise transfer title to its assets.

     Obligations are defined under Article L.213-5 of the Code Monetaire et Financier as "negotiable securities which, when issued together, confer the same rights to repayment for the same nominal value." Obligations encompass a broad variety of instruments. The principal defining characteristics are (1) negotiability and (2) equal rights for all holders of any instrument issued at one time with the same nominal value. In contrast, Publicis could issue security interests in respect of other debt that is not an obligation, such as loans
(pret). The French Civil Code defines a loan (pret) as an agreement providing for (1) the creditor lending the object of the loan to the debtor and (2) the debtor reimbursing the loan by returning the same object in the same quantity. When applied to a loan of borrowed money, the Civil Code's definition means that when a lender has extended funds to a borrower, the borrower must repay on the maturity date the full amount of the principal.

     As of March 31, 2002, Publicis had outstanding approximately E690 million in principal amount of senior convertible unsecured notes, which we refer to herein as OCEANES, E200 million in notes exchangeable for shares of the Interpublic Group and E1.877 billion in unsecured bank debt, all of which rank pari passu with the ORAs.

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SUSPENSION OF REDEMPTION

     Publicis is entitled to suspend, upon proper notice, an annual redemption of the ORAs, for a maximum period of three months, in the event of an increase in Publicis's registered capital, merger, spin-off or other financial transactions which confer on shareholders a preferential subscription right or reserve the shareholders' priority subscription period. If an ORA is redeemed for ordinary shares before a transaction triggering preemptive rights is completed, ORA holders may exercise their preemptive rights with respect to the shares issued upon redemption. If, however, the ORA is redeemed after such a transaction is completed, as a result of the suspension or otherwise, the ORA holders do not have preemptive rights with respect to shares that would have been issued upon redemption but for the suspension.

     Publicis's decision to suspend the exercise of the redemption must be announced in the Bulletin des Announces Legales Obligatoires (BALO). The notice must be published at least 15 days before the date on which the suspension takes effect and must state the effective date of the suspension and the end of the suspension period. This information will also be included in a notice in a nationally distributed financial newspaper in France and to Euronext Paris.

MODIFICATION OF TERMS AND WAIVERS

     Pursuant to applicable French law, any modification of the terms of the ORAs (including the annual payment or the redemption provisions) requires approval by a quorum present at a meeting of holders. See "-- Meeting of Holders and Representatives of Holders" below. The consent of individual holders is not required. Therefore, the terms of the ORAs may be modified without your consent. However, any modification that increases the obligations of the holders is not permitted, except with the unanimous consent of holders.

     Similarly, a waiver of a default or other breach would require approval by a meeting of holders, but not the consent of individual holders. Like an amendment, a waiver could be approved by a majority vote without your consent.

MEETING OF HOLDERS AND REPRESENTATIVES OF HOLDERS

     Under French law, the holders of the ORAs as a group constitute a masse, which is an entity with legal personality. The group acts at meetings of holders and is represented by two representatives (representants). A meeting of holders requires a quorum of 25% of the outstanding notional amount and acts by the affirmative vote of a majority of the notional amount present or represented at the meeting.

     A meeting of holders may be called at any time by the Publicis management board, by the representatives of the holders or by Publicis's receiver in the event of bankruptcy. Holders representing at least 1/30 of the outstanding notional amount of the ORAs may require the management board or the representatives to call a meeting. Any meeting requires 15 days prior written notice. If a quorum is not present at a duly convened meeting, a second meeting (with the same agenda) may be called upon six days prior written notice. No quorum is required at such second meeting.

     Holders cannot act by written consent without a meeting.

     Any modification of the ORA issuance contract requires approval by the meeting of holders. In addition, Publicis may not:

     - change its corporate form or corporate purpose; or

     - issue obligations secured by the assets of Publicis,

without first consulting the meeting of holders of the ORAs, but Publicis is not bound by the resolution adopted by the meeting. If Publicis proceeds with the contemplated transaction despite an opposing resolution, each holder has the right to demand to have the outstanding notional amount of his ORAs redeemed in Publicis ordinary shares. This right needs to be exercised within three months from the publication of Publicis's decision to disregard the opposing resolution of the meeting of holders.

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     Any proposed plan of merger, demerger or spin-off of Publicis has to be submitted to the meeting of holders for approval unless Publicis offers the holders to redeem their ORAs on their demand. If the plan is submitted to the meeting, but not approved, Publicis may nevertheless proceed with the contemplated transaction. Irrespective of the opposing or approving vote of the holders, the ORAs which are not redeemed will automatically be converted into similar securities of the surviving entity of the merger or other successor entity of Publicis. The number of shares of the successor entity into which they can be redeemed will be adjusted based on the exchange ratio in the merger. The meeting of holders may resolve to instruct the representatives to oppose the transaction in court. The court may then, in its discretion, stay the transaction pending the prior redemption of the outstanding notional amount of the ORAs in Publicis ordinary shares or the posting of security for such redemption. These rights of the meeting of holders with respect to a merger do not affect the right of each holder to accelerated redemption in the event of a merger as described above under the caption "-- Accelerated and Automatic Redemption."

     Any resolution adopted by the meeting of holders has to apply to and treat all holders equally.

     The initial representatives acting for the holders of the ORAs will be selected by Publicis and Bcom3 jointly and appointed in the issuance contract. The meeting of holders may at any time revoke this appointment and appoint representatives of its own choice. Each representative must be an entity or a citizen of the European Union domiciled in France.

     The representatives, acting together, have broad authority to take any actions to protect the interests of the ORA holders as a group. In particular, the representatives are authorized to represent the ORA holders, as a group, before the French courts. Any court action so taken by the representatives will have to be authorized by a meeting of holders. Under French law, individual holders are not authorized to sue the issuer directly for matters (including payment default) that affect the holders as a group. Any such actions against Publicis can only be brought by the representatives, acting on a majority vote of the meeting of holders. An individual holder would be permitted to sue the issuer with respect to any matter affecting only his or her interest in the ORAs.

ACCELERATED AND AUTOMATIC REDEMPTION

     As long as there are any ORAs outstanding, Publicis may not accelerate the redemption of the ORAs. However, Publicis may, at any time and with no limitation as to the price or quantity, purchase the ORAs privately, on the public markets, or through a public tender or exchange offer. These transactions will not affect the amortization schedule for the ORAs still outstanding. Any ORAs purchased in this manner will be cancelled.

     The redemption of the ORAs may be accelerated at the option of each holder of an ORA upon the occurrence of any of the following events. These "accelerated redemption events" include:

     - the general shareholder meeting of Publicis has not declared a dividend on the Publicis ordinary shares for five consecutive fiscal years preceding the notice of accelerated redemption.

     - a public tender offer for 100% of the equity securities of Publicis is commenced after such public tender offer has been cleared by the relevant stock market authorities and a notice signifying the opening of the offer has been published by these authorities.

     - Publicis transfers, or proposes to transfer, whether by means of a sale, spin-off, merger, transfer of assets or other means, a substantial part of Publicis's assets or business to a third party, with a "substantial part" meaning any assets or business representing one-third or more of the consolidated revenues of Publicis based on Publicis's most recent financial statements.

     - any person, directly or indirectly, alone or as part of a group of shareholders, other than the group that consists of Elisabeth Badinter (directly or indirectly through Somarel) and Dentsu, obtains or is presumed to have acquired control of Publicis under applicable French law. A change of control is also deemed to have occurred if a third party acts in concert with the group consisting of Madame Badinter and Dentsu, and (1) Mrs. Elisabeth Badinter no longer dominates such group, or (2) the third party is

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       a competitor of Publicis. "Control" has the meaning set forth in article
       L.233-3 of the French Commercial Code.

     - Publicis fails to pay an annual cash amount when due (subject to the sixth paragraph under "-- Annual Cash Amount") or to redeem the ORAs when required, and such failure continues for a period of 30 business days after Publicis has received notice of such failure from the representatives of the holders, provided that no meeting of holders needs to be held for sending such notice.

     - Publicis breaches any of its other obligations with respect to the ORAs, and such breach continues for a period of 30 business days after Publicis has received notice of such breach from the representatives of the holders, provided that no meeting of holders needs to be held for sending such notice.

     - one of the following events occurs and continues for a period of 30 business days after Publicis has received notice of such event from the representatives of the holders, provided that no meeting of holders needs to be held for sending such notice:

       - Publicis or one of its material subsidiaries (as defined below) fails in the due repayment upon maturity of any indebtedness (as defined below).

       - any indebtedness of Publicis or one of its material subsidiaries is accelerated due to a default by Publicis or the relevant material subsidiary.

       - Publicis or one of its material subsidiaries fails to honor a guarantee or indemnity in respect of any indebtedness.

     For purposes of determining an accelerated redemption event:

       "indebtedness" means any debt (including in connection with leasing transactions) resulting from any obligation to repay borrowed money with a term of at least one year and a principal amount of at least E25 million and which is evidenced by contract or other written instrument, but does not include trade debt and inter-company loans; and

       "material subsidiary" means any subsidiary of Publicis that accounts for at least 5% of the consolidated net income (on a pre-tax basis and excluding extraordinary income) of Publicis or which accounts for at least 5% of the consolidated gross assets of Publicis and its subsidiaries (disregarding minority interests), calculated on the basis of the most recent audited consolidated financial statements of Publicis and the respective subsidiary.

     Upon accelerated redemption, each ORA will be fully redeemed for all Publicis ordinary shares for which the ORA is then redeemable.

     A holder desiring to redeem ORAs upon an accelerated redemption event has to submit a written request to the intermediary through which the ORAs are being held, which intermediary shall transmit the request to the paying agent. Such a request is irrevocable.

     In the event of Publicis's insolvency, court-ordered or voluntary liquidation, settlement with creditors or bankruptcy filing, the ORAs are automatically redeemed for all Publicis ordinary shares for which the ORAs are then redeemable.

     Any accelerated redemption, whether upon request or automatic, will only be made in Publicis shares.

SHARES ISSUED UPON THE REDEMPTION OF ORAS

     The shares delivered upon the redemption of ORAs will be subject to the statuts of Publicis and will accrue dividends in the current year. Each such share has the right to the same dividend as is paid to the holders of the other ordinary shares. The shares will be admitted to clearing by Euroclear France.

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ANTI-DILUTION RIGHTS AND OTHER ADJUSTMENTS

     For as long as there are any ORAs outstanding, Publicis may not amortize the corporate capital or modify the distribution of profits. Publicis may, however, create priority dividend shares without voting rights, provided that the rights of the ORA holders are preserved pursuant to the terms of the issuance contract.

     Upon the occurrence of certain dilutive events described in more detail below, the number of ordinary shares into which an ORA can be redeemed will be adjusted to maintain the rights of the ORA holders. Adjustment will be made in accordance with French law and the terms of the issuance contract so that the aggregate value of the number of shares into which an ORA is redeemable immediately following such event is equal to the aggregate value of the number of shares into which it was redeemable immediately prior to such event. Any fractional interests in shares underlying the ORAs created by virtue of an adjustment will be, at the option of the holder, either paid in cash (based on the opening trading price of the Publicis ordinary shares on the trading day immediately preceding the redemption date) or credited against the purchase of an additional whole share. These events are:

     - an issue of Publicis shares with a listed preferential subscription right;

     - a grant to Publicis shareholders of any financial instrument other than shares of Publicis;

     - a capital increase through capitalization of reserves, profits, or issue premiums, and the grant of shares for no consideration, stock splits or reverse stock splits;

     - an increase in the nominal value of the shares as a result of capitalization of reserves, profits or issue premiums;

     - a distribution of reserves or premiums in cash or securities;

     - a merger or spin-off;

     - a repurchase by Publicis of its own shares at a price higher than the market price; and

     - a payment by Publicis of an extraordinary dividend.

     In the event the registered share capital of Publicis is reduced due to losses, whether by reducing the nominal value or the number of shares, the nominal value or the number of Publicis ordinary shares into which the ORA can be redeemed will be reduced proportionally, as if the ORA holders had been shareholders as of the issue date of the ORAs.

     Notice of an adjustment will be made through publication in the BALO, a notice published in a financial newspaper of national circulation, and by a notice to Euronext Paris.

WITHHOLDING TAX

     The government of any jurisdiction in which Publicis is incorporated may require Publicis to withhold amounts from payments on the ORAs for taxes or other governmental charges. If such a withholding should be required, Publicis will pay to each ORA holder an additional amount so that the net amount received by the holder will be equal to the amount the holder would have received if no withholding had been required.

PRESCRIPTION PERIOD

     A holder's right to receive the Publicis ordinary shares to be delivered upon redemption of the ORAs will expire 30 years after the applicable redemption date, and a holder's right to receive payment for the annual payment relating to the ORAs shall expire five years after the date such annual payment becomes due and payable. Once the applicable prescription period has expired, unclaimed amounts, subject to applicable provisions of French law, will become the property of Publicis.

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TRANSFER RESTRICTIONS

     The ORAs will be subject to the transfer restrictions described under the caption "Transfer Restrictions on Publicis Securities and Other Consideration."

LISTING

     Publicis will apply to have the ORAs listed on Euronext Paris and will use its reasonable best efforts to obtain admission to trading for the ORAs within five business days after the closing date of the mergers. Publicis will pay all fees and charges related to the listing on Euronext Paris and the costs involved in maintaining the listing.

GOVERNING LAW AND FORUM

     The ORAs are governed by French law. Any actions against Publicis arising out of the ORAs will have to be brought in the competent French court located at Publicis's registered office, which is in Paris. Any such court would not, however, have exclusive jurisdiction to decide claims predicated on violations of the U.S. federal securities laws relating to the ORAs.

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                              DESCRIPTION OF OBSAS

     The OBSA is a security which consists of a conventional debt security and detachable warrants to subscribe for ten Publicis ordinary shares. The warrants and the debt securities that constitute the OBSA will be issued under an issuance contract, while the rights and obligations of the trustee for the debt securities (which we also refer to as the "notes" or "OBSA notes" herein) will be governed by an indenture meeting the requirements of the Trust Indenture Act of 1939. The indenture also contains provisions dealing with waivers and amendments to the issuance contract and the indenture. The provisions of the indenture are incorporated in the issuance contract. We refer to the issuance contract (to the extent it applies to the notes, but not the warrants) and the indenture together as the "combined note contract."

     Under the terms of the Publicis/Bcom3 merger agreement, the OBSA notes will be sold on or after the closing date of the mergers, and the net proceeds will be distributed to the former Bcom3 stockholders. Each Bcom3 Class A stockholder will receive the net proceeds from the sale of E53.861277 in principal amount of OBSA notes (which proceeds will reflect a substantial discount to this principal amount) and warrants to purchase 1.765944 Publicis ordinary shares (each warrant gives the right to purchase one ordinary share) for each share of Class A common stock such stockholder owns immediately prior to the effective time of the Publicis/Bcom3 merger (after the consummation of the first step merger). See "The Publicis/Bcom3 Merger Agreement -- Sale of Debt Portion of the OBSAs" above.

NOTIONAL AMOUNT ISSUED

     Each OBSA issued in the merger will have a notional amount of E305. Each OBSA will carry 10 detachable warrants with the terms described under the caption "-- Terms of Warrants."

TERMS OF NOTES

  FINAL MATURITY

     The notes will mature 20 years from the date of the OBSA issuance.

  INTEREST

     The notes bear interest at a fixed rate of 2.75% per annum, payable semi-annually on each June 30 and December 31 beginning December 31, 2002 and ending December 31, 2021, and in 2022, on the 20th anniversary of the closing of the mergers (or the following business day if such day is not a business day).

  RANK; NEGATIVE PLEDGE

     The notes and the interest payable thereon will constitute general unsecured, direct, unconditional, unsubordinated obligations of Publicis and will rank equal with all other current or future unsecured debts and guarantees of Publicis.

     As long as any of the notes are outstanding, Publicis may not grant any mortgage on its real property or pledge all or part of its goodwill or other intangibles (fonds de commerce) or trade receivables (except for any securitization transaction of the trade receivables or other transactions involving the issuance of securities which represent trade receivables of Publicis) for the benefit of other bonds without granting the same security interests in the same rank to the holders of the notes. This restrictive covenant applies only to issues of other obligations and does not affect the ability of Publicis to make guarantees or grant security interests to creditors other than holders of obligations, or to otherwise transfer title to its assets.

     Obligations are defined under Article L.213-5 of the Code Monetaire et Financier as "negotiable securities which, when issued together, confer the same rights to repayment for the same nominal value." Obligations encompass a broad variety of instruments. The principal defining characteristics are (1) negotiability and (2) equal rights for all holders of any instrument issued at one time with the same nominal value. In contrast, Publicis could issue security interests in respect of debt that is not an obligation, such as loans (pret). The French Civil Code defines a loan (pret) as an agreement providing for (1) the creditor lending the object of the loan to the debtor and (2) the debtor reimbursing the loan by returning the same object in the same
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quantity. When applied to a loan of borrowed money, the Civil Code's definition means that when a lender has extended funds to a borrower, the borrower must repay on the maturity date the full amount of the principal.

     As of March 31, 2002, Publicis had outstanding approximately E690 million in principal amount of senior convertible unsecured notes, which we refer to herein as OCEANES, E200 million in notes exchangeable for shares of the Interpublic Group and E1.877 billion in unsecured bank debt, all of which will rank pari passu with the OBSA notes at the time of their issuance.

  REDEMPTION

     On June 30, 2013, on each June 30 thereafter through and including June 30, 2021, and on the 20th anniversary of the issuance (which issuance will occur on the closing date of the Publicis Bcom3 merger), each holder of a note will receive an amount in cash equal to 10% of the initial notional amount of such note, and the notional amount of the note will be reduced accordingly.

     Publicis reserves the right, at any time and with no limitation as to price or quantity, to purchase all or part of the notes, privately, on the public markets, or by public tender or exchange offers. These transactions will not affect the redemption schedule for the notes still outstanding.

  MODIFICATION OF TERMS AND WAIVERS

     There are three types of changes that Publicis can make to the notes and the combined note contract.

     Changes Requiring Approval of Each Noteholder. First, there are changes that cannot be made to the notes or the combined note contract without the approval of each noteholder. This type of changes extends to:

     - reducing the principal of, or changing, or having the effect of changing the fixed maturity of any notes or the amount due upon an event of default, or changing the date on which the notes may be subject to acceleration or redemption, or reducing the redemption price of the notes;

     - reducing the rate of, or changing, or having the effect of changing the time for payment of the interest on any notes;

     - changing currency or location of payment of the notes;

     - impairing a noteholder's right to receive payment of principal or interest once it has become due or a noteholder's right to bring suit to enforce such payment; and

     - reducing the principal amount of notes required to consent to an amendment or waiver of the notes or the combined note contract, or modifying any other aspect of the provisions dealing with modifications and waivers of the combined note contract.

     Changes Not Requiring Consent of Noteholders. The second type of changes does not require any vote or consent by the noteholders. This type extends to:

     - curing ambiguities, omissions, defects or inconsistencies in a manner that does not adversely affect the holders of the notes in any material respect;

     - adding guarantees with respect to the notes or securing the notes;

     - adding to the covenants of Publicis for the benefit of the holders or surrendering any right or power conferred on Publicis in the indenture;

     - adding additional events of default for the benefit of the holders; and

     - making any change that does not adversely affect the rights of any holder in any material respect.

     Changes Requiring a Majority Vote. The third type of changes to the notes or the combined note contract is the kind that requires a vote of the holders of at least a majority of the outstanding principal amount of the notes. These are any changes to the combined note contract other than changes that require the consent of all noteholders (see above the first type of changes) or do not require noteholder consent or vote at

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all (see above the second type of changes). For example, the vote of the holders of a majority of the notes would be required for Publicis to obtain a waiver of all or part of certain covenants or a waiver of a past default in performance of a covenant. However, Publicis cannot obtain a waiver of a payment default or any other aspect of the indenture or the notes listed in the bulleted list under the first category above unless it obtains each holder's individual consent to the waiver.


     Further Details Concerning Voting. Noteholders may act by written consent. Publicis will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If Publicis or the trustee sets a record date for a vote or other action to be taken by holders, that vote or action may be taken only by persons who are holders of outstanding notes on the record date and must be taken within 180 days following the record date or another shorter period that Publicis or the trustee, respectively, may specify. Publicis may shorten or lengthen (but not beyond 180 days) this period from time to time.


  TRUSTEE

     As the notes will be issued outside France, pursuant to article L. 228-90 of the French Commercial Code the noteholders will not constitute a masse, i.e., an entity with legal personality. Accordingly, the authority granted to the meeting of noteholders by the French Commercial Code for issues within France does not apply to the issuance of the notes. Therefore, articles L. 228-46 through 228-69, article L. 228-71, article L. 228-72, articles L. 228-76 through 81 and articles L. 228-83 through 89 governing the authority and role of the noteholder meeting will not apply to the notes and the holders. Instead, a U.S. trustee will act for the benefit of the holders pursuant to the indenture.

     The Bank of New York has been appointed as the trustee under the indenture. The indenture contains provisions relating to the duties and responsibilities of the trustee and its obligations to the holders of the notes.

     The trustee may resign at any time and the holders of a majority in aggregate principal amount of the notes may remove the trustee at any time. Publicis will remove the trustee if the trustee becomes ineligible to serve as trustee under the terms of the indenture, becomes incapable of acting as trustee, or is adjudged insolvent or bankrupt. If the trustee resigns or is removed, a successor trustee will be appointed in accordance with the terms of the indenture.

  CONTROL BY MAJORITY; LIMITATION ON SUITS

     Holders of a majority in principal amount of the notes may direct the trustee with respect to any legal proceeding or any other remedy or power of the trustee with respect to the notes.

     No holder will have a right to institute any proceeding with respect to the combined note contract, unless:

     - the holder has given to the trustee written notice of a continuing event of default;

     - holders of at least a majority in principal amount of the notes have made a written request to the trustee to pursue the remedy in its own name as trustee under the indenture and have provided reasonable indemnity to the trustee; and

     - the trustee does not comply within 60 days after its receipt of such notice.

     Otherwise, no holder will have any right to institute any proceeding with respect to the combined note contract or for any remedy under it, except that any holder may institute suit for enforcement of payment of the principal of or interest on the notes on or after the respective due dates.

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  CERTAIN ACTIONS BY PUBLICIS

     The combined note contract contains specific provisions governing certain significant corporate actions by Publicis.

     Merger, Demerger, Spinoff or Partial Business Transfer. If Publicis proposes to effect a merger, demerger or spin off (scission) that would result in Publicis ceasing to exist as a legal entity, or to transfer part of its business by an "apport partiel d'actifs soumis au regime des scissions", either
(1) Publicis must offer to redeem the notes or (2) the transaction must be submitted to holders of the notes for approval. The combined note contract sets forth the notice provisions and other required procedures that apply in these circumstances. If the transaction is submitted to the noteholders but not approved by holders of a majority in principal amount of the notes, Publicis may nevertheless proceed with the proposed transaction. If the transaction is ultimately consummated, the notes will automatically be converted into similar securities of the surviving entity of the merger or other successor entity of Publicis. The holders of a majority in principal amount of the notes, however, would be entitled to instruct the trustee to file a claim before the Paris Tribunal de Commerce requesting the court to order the repurchase of the notes or the posting of security for such repurchase.

     Change of Corporate Form or Corporate Purpose; Issuance of Secured
Bonds. If Publicis proposes to change its corporate form or corporate purpose, or to issue bonds (obligations) secured by Publicis's assets (to the extent such issuance would otherwise be permitted under the combined note contract), either
(1) Publicis must offer to redeem the notes or (2) the transaction must be submitted to holders of the notes for approval. The combined note contract sets forth the notice provisions and other required procedures that apply in these circumstances. If the transaction is submitted to the noteholders but not approved by holders of a majority in principal amount of the notes, Publicis may nevertheless proceed with the proposed transaction. Each noteholder would, however, have the right to demand that Publicis repurchase all or any portion of such holder's notes.

  EVENT OF DEFAULT

     Upon an event of default, the trustee, at the instruction of the holders of a majority in principal amount of the notes, must, or in the event of a bankruptcy or an equivalent procedure of Publicis, may with or without such instruction, by written notice to Publicis, demand the accelerated redemption of all the notes, together with any accrued interest, in any of the following cases:

     - Publicis fails to pay interest or principal on the notes when due, and such failure continues for 30 business days;

     - Publicis breaches any of its other obligations with respect to the notes, and such breach continues for a period of 30 business days after Publicis has received notice of such breach from the trustee.

     - one of the following events occurs:

      - Publicis or one of its material subsidiaries fails in the due repayment of any indebtedness.

      - any indebtedness of Publicis or one of its material subsidiaries is accelerated due to a default by Publicis or the relevant material subsidiary and such indebtedness is not paid, or the relevant acceleration cancelled, within 30 business days after Publicis receives a notice of such acceleration from the trustee.

      - Publicis or one of its material subsidiaries fails to honor a guarantee or indemnity in respect of any indebtedness.

     - Publicis or any of its material subsidiaries requests the appointment of a conciliator, enters into an agreement with its principal creditors, enters into voluntary or involuntary liquidation, bankruptcy proceeding, total sale or any equivalent step or proceeding.

     - any event occurs that has effect analogous or equivalent to any of the foregoing.

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     For purposes of determining an event of default:

     - "indebtedness" means any debt (including in connection with leasing transactions) resulting from any obligation to repay borrowed money with a term of at least one year and a principal amount of at least E25 million and which is evidenced by a contract or other written instrument, but does not include trade debt and inter-company loans; and

     - "material subsidiary" means any subsidiary of Publicis which accounts for at least 5% of the consolidated net income (on a pre-tax basis and excluding extraordinary income) of Publicis or which accounts for at least 5% of the consolidated gross assets of Publicis and its subsidiaries (disregarding minority interests), calculated on the basis of the most recent audited financial statements of Publicis and the respective subsidiary.

  WITHHOLDING TAX

     The government of any jurisdiction in which Publicis is incorporated may require Publicis to withhold amounts from payments on the notes for taxes or other governmental charges. If such a withholding should be required, Publicis will pay to each holder of notes an additional amount so that the net amount received by the holder will be equal to the amount the holder would have received if no withholding had been required.

  PRESCRIPTION PERIOD

     A holder's right to receive the principal on the notes will expire 30 years after the applicable payment date, and a holder's right to receive payment for the interest relating to the OBSAs shall expire five years after the date such interest payment becomes due and payable. Once the applicable prescription period has expired, unclaimed amounts, subject to applicable provisions of French law, will become the property of Publicis.

  ADMISSION TO LISTING; TRADING

     If the marketing agent so requests, Publicis shall use reasonable best efforts to have the notes listed on the Premier Marche of Euronext Paris, separately from the warrants.

  GOVERNING LAW AND FORUM

     The issuance contract under which the notes will be issued will be governed by French law, other than the provisions of the issuance contract that are incorporated from the indenture. These incorporated provisions together with the indenture itself (with certain exceptions, including those provisions described under the caption "-- Certain Actions by Publicis," which shall be governed by French law) will generally be governed by the laws of the State of New York. Any actions against Publicis arising out of the notes will have to be brought in the competent French court located at Publicis's registered office, which is in Paris. Any such court would not, however, have exclusive jurisdiction to decide claims predicated on violations of the U.S. federal securities laws relating to the notes.

TERMS OF WARRANTS

  SHARES FOR WHICH WARRANTS ARE EXERCISABLE

     Each warrant entitles the holder to purchase one Publicis ordinary share at a price of E30.50 per share. The number of Publicis ordinary shares to be received upon exercise is subject to customary anti-dilution adjustments to reflect events affecting the Publicis ordinary shares, as described below under the caption "-- Anti-Dilution Rights and Other Adjustments."

  EXERCISE SCHEDULE

     Each warrant will be exercisable at any time after the 11th anniversary through the 20th anniversary of the completion of the mergers. Warrants not exercised by the 20th anniversary of the completion of the mergers will become void.

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  ACCELERATION OF EXERCISE RIGHTS

     Upon any accelerated exercise event, warrants shall become immediately exercisable at the option of each holder. An "accelerated exercise event" means any of the following:

     - a public tender offer for 100% of the equity securities of Publicis is commenced after such public tender offer has been cleared by the relevant stock market authorities and a notice signifying the opening of the offer has been published by these authorities.

     - Publicis transfers, or proposes to transfer, whether by means of a sale, spin-off, merger, transfer of assets or other means, a substantial part of Publicis's assets or business to a third party, with a "substantial part" meaning any assets or business representing one-third or more of the consolidated revenues of Publicis based on Publicis's most recent financial statements.

     - any person, directly or indirectly, alone or as part of a group of shareholders, other than the group that consists of Elisabeth Badinter (directly or indirectly through Somarel) and Dentsu, obtains or is presumed to have acquired control of Publicis under applicable French law. A change of control is also deemed to have occurred if a third party acts in concert with the group consisting of Madame Badinter and Dentsu, and (1) Mrs. Elisabeth Badinter no longer dominates such group, or (2) the third party is a competitor of Publicis. "Control" has the meaning set forth in article L.233-3 of the French Commercial Code.

     - Publicis's insolvency, court-ordered or voluntary liquidation, settlement with creditors or bankruptcy filing.

Each holder of warrants who wishes to exercise warrants upon an accelerated exercise event shall make a written request to the intermediary holding his or her warrants, who must submit the request to the institution responsible for servicing the warrants. Such a request is irrevocable.

  SUSPENSION OF EXERCISE OF WARRANTS

     Publicis is entitled to suspend, upon proper notice, the exercise of warrants, for a maximum period of three months, in the event of an increase of its registered capital, merger, spin-off or other transaction which confers on shareholders a preferential subscription right or reserves a priority subscription period for shareholders. Publicis's decision to suspend the exercise of the warrants must be announced in the BALO. The notice must be published at least 15 days before the date on which the suspension takes effect and must state the effective date of the suspension and the end of the suspension period. This information will also be included in a notice in a nationally distributed financial newspaper in France and to Euronext Paris.

     If a warrant to purchase ordinary shares is exercised before a transaction triggering preemptive rights is completed, warrant holders may exercise their preemptive rights with respect to the shares issued upon exercise. If, however, the warrant is exercised after such a transaction is completed, as a result of the suspension or otherwise, the warrant holders do not have preemptive rights with respect to shares that would have been issued upon exercise but for the suspension.

  ANTI-DILUTION RIGHTS AND OTHER ADJUSTMENTS

     In compliance with French law, Publicis undertakes, so long as warrants remain outstanding, to refrain from any amortization of its registered capital or any modification in the distribution of profits.

     Nevertheless, Publicis can create priority dividend rights shares without voting rights, provided that the rights of the warrant holders are reserved under the conditions outlined in the issuance contract.

     Upon the occurrence of certain dilutive events described in more detail below, the number of ordinary shares for which a warrant may be exercised will be adjusted to maintain the rights of the warrant holders. Adjustment will be made in accordance with French law and the terms of the issuance contract so that the aggregate value of the number of shares for which a warrant is exercisable immediately following such event is equal to the aggregate value of the number of shares for which it was exercisable immediately prior to such

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event. Any fractional interests in shares underlying the warrants created by virtue of an adjustment will be, at the option of the holder, either paid in cash (based on the opening trading price of the Publicis ordinary shares on the trading day immediately preceding the exercise date) or credited against the purchase of an additional whole share. These events include the following:

     - an issue of Publicis shares with a listed preemptive subscription right;

     - a grant to Publicis shareholders of any financial instrument other than shares of Publicis;

     - a capital increase through capitalization of reserves, profits, or issue premiums, and the grant of shares, stock splits or reverse stock splits;

     - an increase in the nominal value of the shares as a result of capitalization of reserves, profits or issue premiums;

     - a distribution of reserves or premiums in cash or securities;

     - a merger or spin-off;

     - a repurchase by Publicis of its own shares at a price higher than the market price; and

     - the payment by Publicis of an extraordinary dividend.

     In the event the registered share capital of Publicis is reduced due to losses, whether by reducing the nominal value or the number of shares, the nominal value or number of Publicis ordinary shares for which each warrant can be exercised will be reduced in proportion, as though the warrant holders had been shareholders as of the issue date of the OBSAs.

     Notice of an adjustment will be made through publication in the BALO, a notice published in a financial newspaper of national circulation, and by a notice to Euronext Paris.

  SHARES ISSUED UPON THE EXERCISE OF WARRANTS

     The shares issued upon the exercise of warrants will be subject to the statuts of Publicis and will accrue dividends in the current year. Each such share has the right to the same dividend as is paid to the holders of the other ordinary shares. The shares will be freely transferable and will be admitted to clearing by Euroclear France. Publicis will take the necessary steps to have the shares listed on the Premier Marche of Euronext Paris.

  LISTING

     Publicis will apply to have the warrants listed on the Premier Marche of Euronext Paris and will use its reasonable best efforts to obtain admission to trading within five business days after the closing date of the mergers. Publicis will pay, among other things, but without limitation, all fees, charges and commissions related to such listing.

  TRANSFER RESTRICTIONS

     The warrants will be subject to the transfer restrictions described in "Transfer Restrictions on Publicis Securities and Other Consideration."

  GOVERNING LAW AND FORUM

     The warrants will be issued pursuant to and will be governed by French law. Any actions against Publicis arising out of the warrants will have to be brought in the competent French court located at Publicis's registered office, which is in Paris. Any such court would not, however, have exclusive jurisdiction to decide claims predicated on violations of the U.S. federal securities laws relating to the warrants.

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                            NATURE OF TRADING MARKET

OVERVIEW

     The principal trading market for Publicis ordinary shares is the Premier Marche of Euronext Paris (which resulted from the merger of the Paris, Brussels and Amsterdam stock exchanges in 2000), a self-regulatory organization responsible for supervision of trading in listed securities in France. Publicis ordinary shares have been traded on the Premier Marche since June 1970. Prior to this date, Publicis ordinary shares were not publicly traded.

EURONEXT PARIS

     Securities listed on Euronext Paris are officially traded through authorized financial institutions that are members of Euronext Paris. Since April 23, 2001, when changes to the trading hours of Euronext Paris and rules for reservation of securities were implemented, securities have been traded continuously on each business day from 9:00 a.m. to 5:25 p.m. (Paris time), with a pre-opening session from 7:15 a.m. to 9:00 a.m. and a pre-closing from 5:25 p.m. to 5:30 p.m. during which trades are recorded but not executed, and a closing auction at 5:30 p.m. Any trade of a security that occurs after a stock exchange session closes is recorded on the next business day, at the previous session's closing price for that security. Euronext Paris has introduced continuous electronic trading during trading hours for most listed securities. Euronext Paris publishes a daily official price list that includes price information for listed securities.

     Securities listed on Euronext Paris are traded on one of four markets. Most large public companies list their securities on the Premier Marche (formerly known as Cote Officielle) of Euronext Paris and most small and medium-sized companies list their securities on the Second Marche of Euronext Paris. Securities also may be traded on the Nouveau Marche, a regulated electronic market that was established to allow small capitalization and start-up companies to access the stock market as well as the Marche des EDR (European Depository Receipts Market). Euronext Paris manages and operates the Premier Marche, the Second Marche, the Nouveau Marche and the Marche des EDR.

     Euronext Paris places securities listed on the Premier Marche or the Second Marche in one of several categories, depending on their trading volume. Publicis ordinary shares are classified in the category known as Groupe Continu 11. Companies listed among the Groupe Continu 11 must have a market capitalization in excess of E1 billion and a daily trading volume in excess of E1 million.

     Euronext Paris may suspend trading in a security listed on the Premier Marche if the quoted price of the security exceeds specified price limits defined by its regulations. In particular, if the quoted price of a Groupe Continu 11 security varies by more than 10% from the same day's opening price, Euronext Paris may suspend trading in that security for up to 4 minutes. It may suspend trading further for up to 4 minutes if the price again varies by more than 10%. Euronext Paris also may suspend trading of a security listed on the Premier Marche in other limited circumstances, including, for example, where there is unusual trading activity in the security. In addition, in exceptional cases, the Conseil des Marches Financiers (the CMF) and the COB may also suspend trading.

     A U.S. shareholder who would like to trade Publicis securities on Euronext Paris may give instructions to his or her usual U.S. broker. The U.S. broker would then forward the instruction to its affiliate or correspondent in France (all major U.S. brokerage houses have either affiliates or correspondents in France). Alternatively, particularly if the trade is significant, the U.S. shareholder may directly instruct a French broker to effect the trade. In this case, the U.S. shareholder must, within three business days of the date of the trade, deposit the securities subject to the trade in a securities account opened in his or her name at the selected French broker.

     The fees depend on the U.S. broker's fee schedule. For foreign trades, brokerage fees are typically higher than for domestic trades (although generally not significantly), but they may be negotiated on a case-by-case basis depending on the size of the trade.

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     In addition, should the U.S. shareholder decide to directly instruct a
French broker to make a trade, the fee would be freely negotiable with that broker.

     Trading, clearance and settlement procedures are the same for all markets on Euronext Paris, with cash settlement being the general rule within three days of the trade. However, a deferred settlement service (service de reglement differe) is offered by intermediaries for a selection of securities meeting capitalization and liquidity criteria, regardless of the market on which they are listed. To be eligible for clearance and settlement through the deferred settlement service, securities must either be included in the "SBF 120" index, a benchmark index which comprises the stocks in the "CAC 40" index and an additional 80 of the most actively traded stocks listed on the Euronext Paris, or show market capitalization of at least E1 billion and a daily trading volume averaging at least E1 million on the Euronext Paris. A fee is charged for this service. Publicis ordinary shares are eligible for clearance through the deferred settlement service.

     With a deferred settlement instruction, a purchaser may elect not to pay and not to receive the securities until the end of the month. The transfer of ownership of equity securities traded on Euronext Paris pursuant to a deferred settlement instruction takes place the last business day of the month. The purchaser may decide, five days before the end of the calendar month (the determination date, or date de liquidation), either (1) to settle the trade no later than on the last trading day of such month or (2) upon payment of an additional fee, to extend settlement to the determination date of the following month, with the option either to settle no later than the last trading day of that month or to further postpone settlement until the next determination date. The purchaser may maintain that option on each subsequent determination date upon payment of an additional fee.

     In accordance with French securities regulation, any sale of securities executed with a deferred settlement instruction during the month of and prior to a dividend payment date is deemed to occur before payment of the dividend. The purchaser's account will be credited with an amount equal to the dividend paid to the seller, and the seller's account will be debited in the same amount.

                    EXCHANGE CONTROLS AND OTHER LIMITATIONS
                           AFFECTING SECURITY HOLDERS

OWNERSHIP OF PUBLICIS SHARES BY NON-FRENCH PERSONS

     The French Commercial Code currently does not limit the right of nonresidents of France or non-French persons to own and vote shares. However, nonresidents of France must file an administrative notice with French authorities for any acquisition of a controlling interest in Publicis. Under existing administrative rulings, ownership of 20% or more of a public company's share capital or voting rights is regarded as a controlling interest, but a lower percentage might be held to be a controlling interest in specified circumstances depending upon factors such as:

     - the acquiring party's intentions;

     - the acquiring party's ability to elect directors; or

     - financial reliance by the company on the acquiring party.

EXCHANGE CONTROLS

     Under current French exchange control regulations, there are no limitations on the import or export of capital or on the amount of payments that may be paid by a French company to non-French residents. Laws and regulations concerning foreign exchange controls do require, however, that all payments or transfers of funds (including payments of dividends to foreign shareholders) made by a French resident to a non-French resident be handled by an accredited intermediary. See "Description of Publicis Share Capital -- Form, Holding and Transfer of Publicis Ordinary Shares." In France, all registered banks and substantially all credit establishments are accredited intermediaries.

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     Pursuant to the Publicis/Bcom3 merger agreement, Publicis has agreed to appoint and maintain at its expense a custodian to assist former Bcom3 stockholders with matters relating to the ownership of Publicis ordinary shares, ORAs and warrants to be received in the Publicis/Bcom3 merger. This will include assistance with the distribution of voting materials, currency conversion of dividends and interest and receipt of certain French tax credits.

                            DESCRIPTION OF PUBLICIS

DESCRIPTION OF BUSINESS

     Publicis is the world's sixth largest advertising and communications firm and operates two major global networks, Publicis Worldwide and Saatchi & Saatchi Worldwide. Publicis is currently in the process of expanding Fallon into a third global network with regional hubs in several key countries. Publicis also has one of the world's largest healthcare communications networks, combining Nelson Communications with the healthcare activities of the Publicis and Saatchi & Saatchi networks. In addition, through the Zenith Optimedia Group, Publicis is the world's third largest media buying group.

     Publicis has strong positions in key markets around the world. Publicis ranks first in Europe overall, and is among the top five advertising and communications companies in France, Germany, the United Kingdom, the Netherlands, Spain, Italy and Switzerland. As a result of Publicis's recent expansion, Publicis is now among the ten largest advertising and communications firms in the United States and Canada as well. Publicis is also well represented in Asia, where Saatchi & Saatchi gives Publicis a significantly expanded presence, the Middle East and Latin America. The completion of the Publicis/Bcom3 merger, and Publicis's related partnership with Dentsu, will further enlarge the scope and reach of Publicis's services. Publicis provides services primarily in the following areas:

     - Traditional advertising services. Publicis provides traditional advertising services through the Publicis, Saatchi & Saatchi and Fallon Worldwide networks. These activities accounted for approximately two-thirds of Publicis's total revenue in 2001.

     - Specialized agencies and marketing services. Publicis provides specialized communications services such as public relations, corporate and financial communications, direct marketing, sales promotion, interactive communications, design, media buying and media sales (collectively referred to as "SAMS") through subsidiaries including Nelson Communications, Frankel, Publicis Dialog, Publicis Consultants, the Triangle Group and the Zenith Optimedia Group.

CLIENTS

     Publicis provides advertising and communications services to national and multinational clients around the world. In 2001, approximately one-third of Publicis's revenue came from globally-managed accounts (i.e., those for which Publicis provides services in five or more countries). Publicis generated the remaining two-thirds from clients of Publicis's subsidiaries around the world. This client mix, Publicis believes, is advantageous in that locally-managed clients are often more profitable and tend to be focused on the discrete markets in which they operate, therefore diversifying Publicis's exposure to fluctuations in general market conditions. Locally-managed clients also give Publicis an opportunity to take advantage of, and add to, Publicis's intimate knowledge of national and local cultures and business environments and to raise Publicis's profile in local markets. No one client accounted for more than 6% of Publicis's total revenue in 2001.

COMPETITION

     Publicis's principal competitors include major international advertising and communications groups such as Omnicom Group, Inc., the Interpublic Group, WPP Group plc and Havas Advertising, independent local advertising agencies in markets around the world and SAMS businesses that focus on specialized areas of communications services.

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     Advertising and communications markets are generally highly competitive and
Publicis continuously competes with national and international agencies for business. Competition may increase in the near future as a result of multinational clients' increasing consolidation of their advertising accounts with a very limited number of firms.

GOVERNMENTAL REGULATION

     Publicis's business is subject to government regulation in France, the United States and elsewhere. As the owner of advertising agencies operating in the United States which create and place print, television, radio and internet advertisements, Publicis is subject to the U.S. Federal Trade Commission Act. This statute regulates advertising in all media, including the internet, and requires advertisers and advertising agencies to be able to substantiate advertising claims before disseminating advertisements. In the event that any advertising Publicis creates is found to be false, deceptive or misleading, the Federal Trade Commission Act could potentially subject Publicis to liability.

     In France, media buying activities are subject to the Loi Sapin, a law intended to require transparency in media buying transactions. Pursuant to the Loi Sapin, an advertising agency may not purchase advertising space from media companies and then resell the space on different terms to clients. Instead, the agency must act exclusively as the agent of its clients when purchasing advertising space. The Loi Sapin applies to advertising activities in France when both the media company and the client or the advertising agency are French or located in France. Publicis is not aware of any existing, or contemplated, similar legislation in the other countries in which Publicis operates.

     Governmental authorities in a variety of countries have proposed limitations on the collection and use of information regarding internet users. In October 1998, the European Union adopted a directive that limits the collection and use of information regarding internet users in Europe. In addition to government activity, a number of industry and privacy advocacy groups are considering various new, additional or different self-regulatory standards. Because Publicis's marketing services activities rely on the collection and use of client data, new regulations or standards imposed in this area could have a material adverse impact on Publicis's operations.

CERTAIN FINANCIAL INFORMATION


     For information related to Publicis's historical financial statements, please refer to "Selected Historical Consolidated Financial Data" on page 17. In the first six months of 2002, Publicis announced an increase of 2.4% in consolidated revenues, totaling E1.176 billion, compared to E1.148 billion for the same period last year. On a fully comparative basis, revenues would have decreased 3.6%, compared to the industry's worldwide slowdown estimated at approximately 6% for the same period.


                              DESCRIPTION OF BCOM3

GENERAL BACKGROUND

     Bcom3 is one of the world's leading advertising and marketing communications services holding companies. Bcom3 was created through the business combination of The Leo Group and The MacManus Group on January 31, 2000. As a result of this business combination, Bcom3 has more than 500 offices in over 90 countries, and more than 17,000 employees. Bcom3's most significant global agencies include Leo Burnett, D'Arcy Masius Benton & Bowles, Starcom MediaVest Group, Manning Selvage & Lee, and Medicus Group International. Bcom3 has more than 3,000 clients.

     As a result of the business combination, Bcom3 has assembled the complementary resources needed to serve the advertising and marketing communications requirements of its clients around the world. Bcom3's service offerings include creation and production of advertising; branding and brand building (including services to help create, build, and revitalize clients' brands); strategic media planning and buying; marketing research and consultation; public relations; healthcare marketing and communications; multicultural and

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urban marketing; direct and database marketing; interactive and digital communications; financial and business-to-business advertising; directory advertising; field marketing (including marketing to and through a direct sales force); integrated merchandising and sales promotion programs (including the planning, design, and implementation of merchandising and sales promotions and targeted interactive campaigns); sports and event marketing; telemarketing; new product design and development; package design; and internet and digital media development.

     Bcom3 has a strategic relationship with Dentsu, which is the largest full-service advertising and marketing communications services company in Japan and throughout Asia, and the single largest advertising agency brand in the world, in each case based on revenues. This strategic relationship is focused on aligning with Dentsu to serve significant Dentsu clients in markets outside of Japan and Asia, as well as on increasing Bcom3's own presence in Japan. As part of the strategic relationship, Dentsu purchased approximately 20% of Bcom3's common stock (measured after dilution for Bcom3's management equity incentive plan) in March 2000 as an equity investment. Dentsu also shares certain intellectual property and know-how with Bcom3. During 2001, Bcom3 merged its operations in Japan with certain Dentsu operations to form Beacon Communications. Bcom3 holds a majority interest in Beacon Communications. In Australia, Bcom3 recently purchased certain advertising and media services businesses from Dentsu, and combined them with its own operations.

     Bcom3 is a privately-held company, and there is no trading in its shares. Excluding Dentsu, all of Bcom3's stockholders (a total of approximately 650 of its current and former employees) have deposited their shares into a voting trust, with four of its directors serving as voting trustees. In addition, all of Bcom3's stockholders, including Dentsu, have agreed to stock transfer and other standstill restrictions on their shares.

DESCRIPTION OF Bcom3'S BUSINESS

     Bcom3 provides advertising and marketing communications services to its clients around the world through such well-known global agencies as Leo Burnett, D'Arcy Masius Benton & Bowles, Starcom MediaVest Group, Manning Selvage & Lee, Medicus Group International and Bartle Bogle Hegarty (a 49% owned affiliate). Bcom3 also provides such services to its clients under a number of regional or specialized agencies, including Beacon Communications, Bromley Communications, Buehler & Partners, Capps Digital, Cartwright Williams Direct, Chemistri, Clarion Marketing & Communications, D'Arcy Direct, IMP, Kaplan Thaler Group, Lapiz, The Lab, Leo Burnett Customer Group, Leo Burnett Works, Masius, Moroch Partners, NOVO, Pangea, Vigilante, and Williams-Labadie Advertising.

     Bcom3's advertising agencies serve some of the world's leading advertisers based on ad spending, including Allstate Insurance, Bristol-Myers Squibb, Capital One, Diageo, Ernst & Young, Fiat, General Motors, Kellogg, Mars, Maytag, McDonald's, Nintendo, Philip Morris, Philips, Pillsbury, Procter & Gamble and Walt Disney. Bcom3 has long standing relationships with many of its clients, extending back more than 25 years on average for its top 10 clients.

     Bcom3's advertising agencies have produced well-known campaigns, such as "Look, Ma. No Cavities!", for Crest; "A Diamond is Forever," for DeBeers; "This Bud's for You," for Anheuser Busch; "The Pause that Refreshes," for Coca-Cola; "Reach Out and Touch Someone," for AT&T; "The Best Part of Wakin' Up," for Folgers; and "Please Don't Squeeze the Charmin" for Procter & Gamble. In addition, Bcom3 has created such enduring brand icons as the Marlboro man, for Philip Morris; Tony the Tiger, for Kellogg; the Jolly Green Giant, for Pillsbury/Green Giant; the Pillsbury Doughboy, for Pillsbury; the Keebler elves, for Keebler; and the Maytag repairman, for Maytag.

     Bcom3 is also a leading global provider of strategic media planning and buying services, based on revenues. Bcom3 helps its clients plan and place their advertising and other marketing communications using television, print, radio, and other major media. In March 2001, Bcom3's Starcom MediaVest Group won the consolidated media assignment from Kraft Foods with billings estimated at $900 million. The magnitude of this assignment secures its ranking among the largest in history, following the $2.9 billion General Motors consolidated strategic planning assignment which Starcom MediaVest Group won in July 2000. In January

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2001, Ad Age Global named Starcom MediaVest Group the "Global Media Network of the Year," and Adweek named it the "Media Company of the Year."

     Bcom3 has operations in the United States, Europe, Asia Pacific, Latin America, Canada, the Middle East and Africa. As noted above, Bcom3 has more than 500 offices in over 90 countries, and more than 17,000 employees, approximately 67% of whom work outside the United States.

COMPETITION AND OTHER FACTORS

     The advertising and marketing communications services industry is highly competitive. Bcom3's operating units must compete with other advertising agencies and with other providers of marketing communications services that are not advertising agencies in order to maintain existing client relationships and obtain new clients.

     Competition in the advertising business depends to a large extent on the client's and the consumer's view of the quality of an agency's "creative product." Another important competitive consideration is an agency's ability to serve clients, particularly large multinational clients, on a broad geographic basis. Increasing size can limit an agency's potential for securing new business, however, because many clients prefer not to be represented by an agency that also represents a competitor. Also, clients frequently wish to have different products represented by different agencies. For this reason, major advertising and marketing communications services groups such as Bcom3 tend to operate multiple agencies.

     Bcom3's top 20 clients accounted for 55.5% of its annual revenues in 2001 and, as a result, Bcom3 might suffer material adverse consequences if one of its largest clients were to completely cease doing business with it. Although there can be no assurance, Bcom3 believes there are several factors that would make such an event unlikely. First, Bcom3 generally represents several different brands or divisions within each of its largest clients, typically in a number of different geographical markets, and often under more than one of Bcom3's own brands. Moreover, Bcom3 normally deals with several different, independent decision makers at each client. Furthermore, as noted above, Bcom3 has long-standing relationships with its largest clients.

     The advertising business is subject to significant government regulation, both domestic and foreign. These regulations include specific rules, prohibitions, media restrictions and labeling, disclosure and warning requirements with respect to advertising directed at children; with respect to the protection of consumer privacy; and with respect to the advertising for certain products, such as tobacco and alcohol. Bcom3 provides services to several clients affected by these regulations, including tobacco-related advertising assignments for Philip Morris. Government regulators have proposed further such restrictions from time to time, which, if adopted, may have an adverse effect on Bcom3's advertising revenues. Bcom3's international operations are also exposed to certain risks that affect international operations of all kinds, such as local legislation, monetary devaluation, exchange control restrictions, and unstable political conditions.

PROPERTIES

     Bcom3's principal place of business, located at 35 West Wacker Drive, Chicago, IL 60601, comprises 643,823 square feet of space, which includes its corporate headquarters. Bcom3's main telephone number is 312-220-1000. Bcom3's office at 825 Eighth Avenue, New York, NY 10019, comprising 104,359 square feet of space, also includes corporate offices. Bcom3 also has offices in other principal cities in the United States and in over 90 other countries. All of Bcom3's offices are leased, with the exception of its facilities in Colombia, Guatemala, Mexico, Venezuela, India and Sweden. For financial accounting purposes, Bcom3's leased corporate headquarters building in Chicago is reflected as an asset and the related financing obligation is reflected as a liability. See Note 15 to Bcom3's Consolidated Financial Statements.

LEGAL PROCEEDINGS

     Bcom3 is involved in various claims and lawsuits arising in the ordinary course of business. Bcom3 does not expect any of these matters to have a material adverse effect on its financial condition or results of operations.

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CERTAIN INFORMATION ABOUT BCOM3

     In the course of due diligence, Publicis and Bcom3 exchanged information about their businesses. As part of this information exchange, Bcom3 shared with Publicis its budget for 2002. Bcom3 prepared this budget for internal planning purposes, primarily as a tool to establish appropriate staffing and expense levels for the year. Consistent with common practice in the advertising industry and Bcom3's regular procedures, the budget only reflected revenues that in management's judgment were known or highly probable, taking in account the nature of the business and client relationships. In applying this standard, the budget generally included revenue only from existing clients and assumed no revenue from new clients. Based on these assumptions, the Bcom3 2002 budget was set at $1.891 billion of revenue and $314 million of EBITDA.

     In February 2002, Bcom3 showed Publicis an illustrative projection for 2002. The numbers assumed 4% revenue growth over Bcom3's 2001 results, a growth rate in line with industry expectations at that time for the largest advertising companies. These assumptions resulted in hypothetical 2002 revenues for Bcom3 of $1.994 billion and EBITDA of $340 million, illustrating what Bcom3's financial performance would be if its growth rates were in line with the largest competitors. However, Bcom3 is significantly smaller and less diversified than the largest advertising companies. Given their hypothetical nature, neither Bcom3 nor Publicis considered these numbers to be specific indications of expected results, and Publicis did not rely on them.

     The above numbers are included in this proxy statement/prospectus only because Bcom3 gave the information to Publicis in connection with the merger. Bcom3 does not in the ordinary course publicly disclose projections or budget numbers. Bcom3 did not prepare these numbers with a view to public disclosure or compliance with the guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections or forecasts. These numbers were based on the assumptions and expectations described above, which may or may not prove accurate. Publicis and Bcom3 have not made and do not make any representation to any person regarding the ultimate performance of Bcom3, and neither of them intends to publish an update of these numbers to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these numbers are shown to be in error. The inclusion of these numbers in this proxy statement/prospectus does not indicate that Publicis or Bcom3 considers these numbers to be reliable predictions of future events, and these numbers should not be relied upon as such. Bcom3's actual results may differ materially from these numbers.

     Financial projections and objectives are, in general, subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The numbers presented above also reflect numerous assumptions with respect to industry performance, general business, market, economic and financial conditions and other matters that are difficult to predict, and many of which are beyond Bcom3's control. For factors that could affect these numbers, see "Forward-Looking Statements."

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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR BCOM3

     The following discussion should be read in conjunction with the Consolidated Financial Statements of Bcom3 and its predecessor company, The Leo Group, and the notes thereto included elsewhere in this proxy statement/prospectus.

OVERVIEW

  GENERAL

     Bcom3 is one of the world's leading advertising and marketing communications services holding companies. Bcom3 was created through the business combination of The Leo Group and The MacManus Group on January 31, 2000. Bcom3 has more than 500 offices in over 90 countries, and more than 17,000 employees. Bcom3's service offerings include creation and production of advertising; branding and brand building; strategic media planning and buying; marketing research and consultation; public relations; healthcare marketing and communications; multicultural and urban marketing; direct and database marketing; interactive and digital communications; financial and business-to-business advertising; directory advertising; field marketing; integrated merchandising and sales promotion programs; sports and event marketing; telemarketing; new product design and development; package design; and internet and digital media development. Bcom3 has operations in the United States, Europe, Asia Pacific, Latin America, Canada, the Middle East and Africa.

  CLIENTS

     Bcom3's top 20 clients accounted for 55.5% of its annual revenues in 2001 and, as a result, Bcom3 might suffer material adverse consequences if one of its largest clients were to completely cease doing business with it. Although there can be no assurance, Bcom3 believes there are several factors that would make such an event unlikely. First, Bcom3 generally represents several different brands or divisions within each of its largest clients, typically in a number of different geographical markets, and often under more than one of its own agencies. Moreover, Bcom3 normally deals with several different, independent decision makers at each such client. Furthermore, Bcom3 has long-standing relationships with its largest clients.

  EMPLOYEES

     Bcom3 employed over 17,000 employees as of December 31, 2001, approximately 67% of whom work outside of the United States.

  REVENUES

     Revenues consist principally of fees for services and for production of advertisements. Additionally, revenue is derived from commissions for placement of advertisements in various media. Revenues are diversified across geographic regions, with various sectors of the economy and types of advertising and marketing communications services provided. In 2001 and 2000, 53.1% and 52.1%, respectively, of revenues were derived from U.S. operations, and 29.0% and 28.3%, respectively, from operations in Europe. The remainder was divided among the operations in Asia Pacific, Latin America, Canada, the Middle East and Africa. In addition, Bcom3 represents clients in a variety of industries, including consumer-packaged goods, automotive, food and beverage, financial services, technology and healthcare. Bcom3's largest client, Procter & Gamble, individually accounted for approximately 12.7% and 12.0% of its revenues from providing advertising and marketing communications services for 2001 and 2000, respectively. Bcom3's second largest customer, Philip Morris, accounted for approximately 11.2% and 9.0% of its revenues from providing advertising and marketing communications services for 2001 and 2000, respectively.

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RECENT DEVELOPMENTS

  SPECIAL DIVIDEND

     On February 18, 2002, Bcom3 declared a cash dividend of $.25 per share of common stock. This dividend was paid by March 18, 2002 to holders of Bcom3's common stock as of February 18, 2002.

  GRANT OF STOCK OPTIONS


     During February 2002, Bcom3 granted options to purchase 858,200 shares of Class A common stock at an exercise price of $130 per share to approximately 400 employees.


RESULTS OF OPERATIONS


  SIX MONTHS ENDED JUNE 30, 2002 VS. SIX MONTHS ENDED JUNE 30, 2001



     Revenues. For the six months ended June 30, 2002, Bcom3's consolidated worldwide revenues increased 0.6% to $932.4 million from $927.1 million for the comparable period in 2001. Bcom3's domestic revenues for the six months ended June 30, 2002 increased 0.9% to $503.8 million from $499.3 million for the comparable period in 2001. The effect of acquisitions, net of divestitures, increased domestic revenues by $12.0 million or 2.4%. The effect of Bcom3's adoption of EITF Issue 01-14 increased domestic revenues by $11.9 million or 2.4%. Domestic organic revenues declined by $19.4 million or 3.9% primarily as a result of decreased spending by current clients. Bcom3's international revenues for the six months ended June 30, 2002 increased 0.2% to $428.6 million from $427.8 million for the comparable period in 2001. The effect of acquisitions, net of divestitures, increased international revenues by $25.0 million or 5.8%. Changes in translation of foreign currencies to the U.S. Dollar decreased international revenues by $14.0 million or 3.3%. This decrease was primarily caused by the strengthening of the U.S. Dollar against various Asia-Pacific and Latin American currencies. The effect of Bcom3's adoption of EITF Issue 01-14 increased international revenues by $2.9 million or 0.7%. International organic revenues declined by $13.1 million or 3.0% primarily due to decreased spending by current clients.



     Expenses. Operating expenses for the six months ended June 30, 2002 decreased 3.9% to $833.1 million from $866.9 million for the comparable period in 2001. Excluding $3.2 million of restructuring and other special charges recorded during the six months ended June 30, 2001 and $14.8 million of additional costs included in operating expenses in 2002 associated with the adoption of EITF Issue 01-14, operating expenses for the six months ended June 30, 2002 decreased 5.3% to $818.3 million from $863.7 million for the comparable period in 2001. Compensation and employee benefits decreased 1.3% to $560.6 million in 2002 from $567.9 million in 2001 and represented 60.1% of revenues in 2002 compared to 61.3% of revenues for the comparable period in 2001. The decrease in this ratio results principally from the adoption of EITF Issue 01-14. Other general expenses increased 0.3% to $153.8 million from $153.4 million primarily as a result of Bcom3's adoption of EITF Issue 01-14 partially offset by savings primarily in travel and professional fees in 2002 in comparison to the comparable period in 2001. Excluding the impact of the adoption of EITF Issue 01-14, other general expenses decreased by $14.4 million. Office and related expenses increased 6.1% to $75.3 million in the six months ended June 30, 2002 from $71.0 million for the comparable period in 2001 primarily as a result of newly consolidated entities. Depreciation and amortization expense increased 10.8% to $35.8 million in 2002 from $32.3 million in 2001 as a result of newly consolidated entities. Amortization of goodwill and intangible assets decreased 80.5% to $7.6 million in the six months ended June 30, 2002 from $39.0 million for the comparable period in 2001, and results principally from the adoption of SFAS No. 142.



     Operating Income. Operating income increased 64.7% to $99.3 million in the six months ended June 30, 2002 from $60.3 million for the comparable period in 2001. Excluding $3.2 million of restructuring and other special charges incurred during 2001 and the effects of the adoption of SFAS No. 142, operating income increased 4.4% to $99.3 million in 2002 from $95.1 million in 2001.



     Other Income (Expense). For the six months ended June 30, 2002, interest income decreased 60.6% to $5.2 million from $13.2 million for the comparable period in 2001 as cash balances were utilized to pay down debt and due to reduced interest rates, particularly in the United States where the majority of cash

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investments were held. Interest expense decreased 54.4% to $11.5 million from
$25.2 million for the comparable period in 2001 for similar reasons. Bcom3 recognized a foreign currency gain of $1.7 million resulting primarily from improved foreign exchange exposure management, particularly in Latin America.



     Income Taxes. The effective tax rate was 38.0% through the six months ended June 30, 2002 in comparison to 72.7% for the comparable period in 2001. Excluding the effect of amortization of goodwill and intangible assets, the effective tax rate through the six months ended June 30, 2001 was 46.9%. The decrease in the effective tax rate in the six months ended June 30, 2002 over the comparable period in 2001 results principally from Bcom3's tax planning initiatives.



     Minority Interest and Equity in Income (Loss) of Affiliates. Minority interest decreased $0.1 million to $6.2 million in the six months ended June 30, 2002 from $6.3 million for the comparable period of 2001 as a result of decreased profitability at certain minority owned companies partially offset by decreased ownership in consolidated subsidiaries. Equity in income (loss) of affiliates increased $1.8 million to income of $1.9 million in the six months ended June 30, 2002 from income of $0.1 million for the comparable period of 2001, primarily as a result of affiliates previously accounted for under the equity method which are consolidated subsidiaries in 2002 and increased operational income from certain affiliates.



  2001 VS. 2000


     Revenues. For 2001, Bcom3's consolidated worldwide revenue increased 4.6% to $1,917.3 million from $1,833.7 million in 2000, reflecting growth in both domestic and international operations. This increase also reflects a full year of operations in 2001 from the merger between The Leo Group and The MacManus Group on January 31, 2000. Bcom3's domestic revenue for the year 2001 increased 6.5% to $1,017.3 million from $954.8 million in 2000. The effect of acquisitions, net of divestitures, increased domestic revenues by 4.9%, and was principally attributable to the effects of including one additional month of operations of The MacManus Group. Net new business wins and higher net revenue from existing clients accounted for the remaining 1.6% increase in domestic revenues. Bcom3's 2001 international revenue for the year 2001 increased 2.4% to $900.0 million from $878.9 million in 2000. The effect of acquisitions, net of divestitures, increased international revenues by 7.5%, and was principally attributable to the effects of including one additional month of operations of The MacManus Group. Changes in translation of foreign currencies to the U.S. Dollar decreased international revenue by 7.8%. This decrease was primarily caused by the strengthening of the U.S. Dollar against various European and Asia Pacific currencies. Net new business wins and higher net revenue from existing clients accounted for the remaining 2.7% increase in international revenues.

     Expenses. Operating expenses for 2001 decreased 1.0% to $1,784.0 million from $1,801.5 million in 2000. Excluding $20.3 million of restructuring and other special charges taken during 2001 and the $71.9 million nonrecurring charge incurred in connection with the merger between The Leo Group and The MacManus Group in 2000, operating expenses increased 2.0% to $1,763.8 million from $1,729.6 million in 2000. Compensation and employee benefits increased 0.7% to $1,142.4 million from $1,134.7 million and represented 59.6% of revenues compared to 61.9% in 2000. The change was less than the rate of revenue growth and was primarily attributable to a better alignment of compensation expense with revenues. Other general expenses decreased by 3.1% to $320.6 million from $330.8 million primarily as a result of higher post-merger integration costs incurred in 2000. Office and related expenses increased 12.5% to $151.9 million in 2001 from $135.0 million in 2000 primarily as a result of the inclusion of a full year of operating results of the merger between The Leo Group and The MacManus Group and increased rental costs incurred in 2001. Depreciation and amortization expense increased 15.4% to $148.9 million in 2001 from $129.0 million in 2000 due to the inclusion of a full year of operating results of the merger between The Leo Group and The MacManus Group and increased amortization for computer software in 2001.

     As part of Bcom3's operating initiatives related to the merged operations of The Leo Group and The MacManus Group, Bcom3 incurred $20.3 million of restructuring and other special charges during 2001 related to the streamlining of certain of Bcom3's businesses in the United States, Europe and Australia. These charges include costs associated with severance, leasehold consolidations, fixed asset impairments, and other related costs of $5.3 million, $10.5 million, $3.6 million and $0.9 million, respectively.

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     The severance charges represent costs incurred to sever approximately 300 employees in the aforementioned markets. Of these employees, approximately 250, 25 and 25 were employed in the United States, Europe and Australia respectively. As of December 31, 2001, approximately 225 of the 300 employees had already been terminated. Leasehold consolidations represents charges incurred in these markets to exit certain locations as a result of merger-related decisions, relocations or office closures. Fixed asset impairments and other related costs represent leasehold improvement impairments and other costs incurred as a result of the decision to exit these locations.

     The 2000 results of operations included a $71.9 million nonrecurring charge related to The Leo Group stock redemption offer, which immediately preceded the business combination. The stock redemption was offered to employee stockholders with loans outstanding under the Leo Burnett employee loan program to redeem a number of shares sufficient to retire the amount of outstanding borrowings under these loans. The nonrecurring charge was equal to the difference in the book value and cash to be paid for the shares offered for redemption.

     Operating Income. Operating income increased 314.0% to $133.3 million in 2001 from $32.2 million in 2000. Excluding $20.3 million of restructuring and other special charges recorded during 2001 and the $71.9 million nonrecurring charge recorded during 2000, operating income increased 47.6% to $153.6 million for 2001 from $104.1 million for 2000.

     Other Income (Expense). Interest income for 200l decreased 35.1% to $22.4 million from $34.5 million in 2000 as cash balances were utilized to pay down debt and also due to reduced interest rates, particularly in the United States where the majority of cash investments were held. Interest expense had a related decrease of 24.9% to $44.0 million from $58.6 million in 2000 for similar reasons. Bcom3's foreign currency loss decreased 56.7% to $1.3 million from $3.0 million for the year 2000 primarily as a result of reduced foreign exchange exposure and greater stability between the U.S. Dollar and Bcom3's primary trading currencies.

     Income Taxes. Excluding the effect of the amortization of goodwill and intangible assets of $78.3 million and the related tax benefits of $7.5 million, the effective tax rate was 42.6% through 2001. Excluding the effect of the amortization of goodwill and intangible assets of $71.4 million and related tax benefits of $7.2 million and the 2000 nonrecurring charge recorded in connection with the merger of The Leo Group and The MacManus Group of $71.9 million, the effective tax rate through 2000 was 49.7%. The decrease in the effective tax rate in 2001 over 2000 was a result of one-time nondeductible costs in 2000 and a change in the source of earnings and corresponding weighting of tax rates on a country-by-country basis.

     Minority Interest and Equity in (Loss) Income of Affiliates. Minority interest increased $2.7 million to $11.0 million in 2001 from $8.3 million in 2000 as a result of the reflection of the minority interest of previous equity affiliates partially offset by increased ownership in consolidated subsidiaries. Equity in (loss) income of affiliates decreased $4.4 million to a loss of $0.5 million in 2001 from income of $3.9 million in 2000, primarily as a result of affiliates previously accounted for under the equity method, which are consolidated subsidiaries in 2001, as well as increased operational losses of certain affiliates.

  2000 VS. 1999

     Revenues. In 2000, consolidated worldwide revenue increased 96.3% to $1,833.7 million from $934.2 million in 1999. Of this increase $785.0 million was attributable to the acquisition of The MacManus Group and $18.6 million of the increase was due to other acquisitions, net of divestitures, completed during 2000. The remaining increase of $95.9 million was due to net new business wins and higher revenue from existing clients.

     Expenses. Operating expenses for 2000 increased 109.8% to $1,801.5 million from $858.6 million in 1999. Of this increase, $838.2 million was attributable to the acquisition of The MacManus Group, including goodwill amortization of $64.9 million and a nonrecurring charge of $71.9 million related to The Leo Group stock redemption offer, which immediately preceded the business combination.

     The stock redemption was offered to employee stockholders with loans outstanding under the Leo Burnett employee loan program to redeem a number of shares sufficient to retire the amount of outstanding
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borrowings under these loans. The nonrecurring charge was equal to the difference in the book value and cash to be paid for the shares offered for redemption.

     The remaining increase in expenses over 1999 of $104.7 million represented $8.2 million attributable to acquisitions net of divestitures and $96.5 million of operating expenses incurred to service new business wins and growth from existing clients. Compensation and employee-related expenses in 2000 increased 93.0% to $1,134.7 million from $587.7 million primarily due to the acquisition. The increase was slightly lower than the rate of revenue growth. These costs represented 61.9% of revenues compared to 62.9% in 1999. Office and related expenses in 2000 increased 77.5% to $135.0 million from $76.1 million also primarily due to the acquisition of The MacManus Group.

     Operating Income. The combination of stronger revenue growth and cost management favorably impacted operating income.

     Other Income (Expense). Interest income increased 336.5% to $34.5 million in 2000 from $7.9 million in 1999 due to increased liquidity resulting from the Dentsu investment. Interest expense increased 268.2% to $58.6 million from $15.9 million primarily due to increased levels of bank debt incurred at the time of the merger. Significant levels of cash and debt were maintained throughout 2000 as the term-loan debt structure restricted debt retirement until 2001.

     Income Taxes. The effective tax rate, calculated based upon the provision for income taxes, was 1,235.9% in 2000 compared to 47.2% for the previous period. The increase in the effective tax rate in 2000 was due to the impact of nondeductible goodwill amortization and the nonrecurring charge.

     Minority Interest and Equity in (Loss) Income of Affiliates. Minority interest increased $2.9 million to $8.3 million in 2000 from $5.4 million in 1999, primarily due to lower aggregate profits at these subsidiaries. Equity in
(loss) income of affiliates increased $2.8 million to $3.9 million in 2000 from $1.1 million in 1999 primarily as a result of the acquisition of The MacManus Group.

LIQUIDITY AND CAPITAL RESOURCES


     Bcom3 had cash and cash equivalents of $257.3 million and $227.7 million as of June 30, 2002 and December 31, 2001, respectively. Net cash provided by Bcom3's operating activities was $110.0 million for the six months ended June 30, 2002, which compared favorably to net cash used in operations of $181.3 million for the six months ended June 30, 2001. Improved working capital management reduced the negative impact of the seasonality of Bcom3's media activity on cash flow, particularly in the U.S. In addition, increased net income had a beneficial impact on operating cash flow.



     Cash flows used in Bcom3's investing activities during the six months ended June 30, 2002 were $91.9 million, including $59.9 million used for acquisitions net of cash acquired. Bcom3's net expenditures for property and equipment were $32.0 million for the six months ended June 30, 2002. These expenditures were primarily related to Bcom3's worldwide investment in technology, coupled with leasehold improvements and are approximately 10.4% below the expenditure of $35.7 million for the similar period in 2001.



     Cash flows provided by Bcom3's financing activities during the six months ended June 30, 2002 were $11.4 million, including $19.9 million of net proceeds from borrowings, reduced by $9.5 million in dividends paid to minority shareholders and common stockholders.


     Bcom3 had cash and cash equivalents of $227.7 million and $598.2 million at December 31, 2001 and 2000, respectively. Net cash provided by Bcom3's operating activities was $258.9 million in 2001, compared to $2.0 million in 2000, primarily reflecting net income growth and improved working capital management during 2001.

     Cash flows used in Bcom3's investing activities during 2001 were $154.8 million, including $75.2 million used for acquisitions net of cash acquired. Bcom3's net expenditures for property and equipment were $83.1 million for 2001. These expenditures primarily related to Bcom3's worldwide investment in technology, coupled with leasehold improvements.

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     Cash flows used in Bcom3's financing activities during 2001 were $466.7 million, including $9.4 million used to repay short-term debt, $11.8 million used to pay dividends, and $452.0 million used to repay long-term debt.

     Bcom3 believes that its operating cash flow, combined with cash on hand and access to its revolving credit facility, are sufficient to support its foreseeable cash requirements, including dividends, capital expenditures, acquisitions and working capital.


     During 2001, certain merger-related restrictions lapsed, allowing for an amendment to Bcom3's banking agreement to facilitate repayment of long-term debt. On August 1, 2001, Bcom3 amended its $385.0 million term loan and $120.0 million revolving credit facility to provide for a new $450.0 million revolving credit facility, of which $150.0 million was committed through July 2002 and $300.0 million is committed through July 2004. In July 2002, the $150.0 million, 364-day facility was renewed to July 2003. Bcom3 had $27.0 million drawn under the revolver at June 30, 2002.



     In addition to Bcom3's committed revolver, Bcom3 maintains relationships with a number of banks worldwide that have extended unsecured lines of credit totaling $145.6 million, of which $41.4 million was outstanding short-term debt at June 30, 2002, leaving $104.2 million unused.



     As of June 30, 2002, Bcom3 had long-term debt of $16.0 million which was primarily comprised of equipment financing and certain stockholder notes.


DISCLOSURES ABOUT CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     The following tables summarize Bcom3's contractual obligations and commercial commitments at December 31, 2001, and the effect such obligations and commitments are expected to have on Bcom3's liquidity and cash flow in future periods:


                                                                     PAYMENTS DUE BY PERIOD
                                 ----------------------------------------------------------------------------------------------
                                  TOTAL     DUE IN 2002   DUE IN 2003    DUE IN 2004     DUE IN 2005   DUE IN 2006   THEREAFTER
                                 --------   -----------   -----------   --------------   -----------   -----------   ----------
                                                                         (IN THOUSANDS)
Contractual Obligations
  Long-term debt...............  $  8,327    $  2,211      $  5,847        $    10         $     9       $    26      $    224
  Capital lease obligations....     7,139       3,805         3,204            115              15            --            --
  Operating leases.............   629,753      92,423        84,464         72,819          66,629        63,027       250,391
  Sale-leaseback transaction...   125,307      10,341        10,600         10,865          10,703        10,970        71,828
  Other long-term
    obligations................        --          --            --             --              --            --            --
                                 --------    --------      --------        -------         -------       -------      --------
    Total contractual cash.....  $770,526    $108,780      $104,115        $83,809         $77,356       $74,023      $322,443
                                 ========    ========      ========        =======         =======       =======      ========


                                                           AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                 ----------------------------------------------------------------------------------------------
                                  TOTAL     DUE IN 2002   DUE IN 2003    DUE IN 2004     DUE IN 2005   DUE IN 2006   THEREAFTER
                                 --------   -----------   -----------   --------------   -----------   -----------   ----------
                                                                         (IN THOUSANDS)
Other commercial commitments
  Committed revolver...........  $450,000    $150,000       $   --         $300,000         $  --         $  --        $  --
  Lines of credit..............    39,393      39,393           --               --            --            --           --
  Standby letters of credit....     8,889       6,878        2,011               --            --            --           --
  Guarantees...................    19,252      19,252           --               --            --            --           --
                                 --------    --------       ------         --------         -----         -----        -----
    Total commercial
      commitments..............  $517,534    $215,523       $2,011         $300,000         $  --         $  --        $  --
                                 ========    ========       ======         ========         =====         =====        =====


ACQUISITION RELATED OBLIGATIONS



     Bcom3's acquisition agreements are generally structured to provide that a portion of the purchase price is measured and paid in future periods. The amount of the future obligations is determined based on the acquired company's financial performance including revenue growth and profitability. Bcom3 reflects these future obligations as liabilities in its financial statements at the time such amounts become fixed and determinable. As of June 30, 2002, Bcom3 estimates that future obligations under such arrangements approximate $55.0 million.



     Additionally, in certain cases where Bcom3 does not own 100% of an entity, it has entered into agreements with the other shareholder(s) that provide them with the right to require Bcom3 to purchase the shares not previously sold to Bcom3. These options are exercisable at various points over the next several years and the amount of the future obligations is contingent upon the acquired company's financial performance including revenue growth and profitability. Bcom3 reflects these future obligations as liabilities in its financial statements at the time such amounts become fixed and determinable. As of June 30, 2002, Bcom3 estimates that if exercised, such obligations under these arrangements approximate $45.0 million.


CRITICAL ACCOUNTING POLICIES

     Bcom3's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The process of preparing financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions regarding certain types of assets, liabilities and expenses. Bcom3 believes that of its Significant Accounting Policies (see Note 2 to Bcom3's Consolidated Financial Statements included elsewhere in this proxy statement/prospectus), the following may involve a higher degree of judgment and complexity.

  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Accounts receivable are presented net of Bcom3's allowance for doubtful accounts. The allowance for doubtful accounts is determined through a specific identification process whereby management assesses the collectability of receivables based in part on the financial condition of the client.

  PROPERTY AND EQUIPMENT AND INTANGIBLES

     Bcom3 depreciates property and equipment and amortizes intangibles over their useful lives. Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

  FOREIGN CURRENCY TRANSLATION

     Bcom3's consolidated financial statements are prepared in accordance with the requirements of SFAS No. 52, "Foreign Currency Translation." Assets and liabilities of Bcom3's foreign subsidiaries, other than those located in highly inflationary countries, are translated at current exchange rates, while income and expense are translated at average rates for the period. For entities in highly inflationary countries, a combination of current and historical rates is used to determine foreign currency gains and losses resulting from financial statement translation. Resulting translation gains and losses are reported as a component of stockholder's equity, except for those associated with highly inflationary countries, which are reported directly in the consolidated statements of operations. Certain of Bcom3's intercompany loans with international subsidiaries are of a long-term investment nature since settlement is not planned or anticipated in the foreseeable future. Accordingly, related gains or losses are reported and accumulated in the same manner as currency translation adjustments. Foreign currency transaction gains and losses are included in the determination of net income.

  LOSS LEASE PROVISIONS

     Bcom3 will record a loss lease provision when it decides to abandon or sublet rented office space. This provision will be equal to the lesser of the difference between Bcom3's rent expense per the lease agreement less any expected sublease income to be received during the remaining term of the lease or any penalties which result from lease cancellation. Bcom3 will also evaluate the realizability of any leasehold improvements associated with the space and record a provision if it will not be able to recover its remaining book value through sublease income.

  DEFERRED TAXES

     Bcom3 records a valuation allowance to reduce its deferred tax assets to the amount that is likely to be realized. Bcom3 considers future taxable income and ongoing tax planning strategies in assessing the required valuation allowance. If Bcom3's future realizable deferred tax assets are in excess of its net recorded amount, Bcom3 would increase deferred tax assets with a corresponding increase to net income in such period. If Bcom3's future realizable deferred tax assets are less than its net recorded amount, Bcom3 would reduce deferred tax assets with a corresponding reduction to net income in such period.

  USE OF ESTIMATES

     The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

RECENT ACCOUNTING PRINCIPLES

     Several new accounting principles have been adopted during the year. Bcom3 has included a summary with the related impact on Bcom3's results of operations in Note 2 to Bcom3's Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

RELATED PARTY TRANSACTIONS

     In January 2000, before the business combination in which Bcom3 was formed, a subsidiary of The MacManus Group sold a portion of its shareholdings in a majority-owned subsidiary called Novo MediaGroup to 25 managers of The MacManus Group and its operating units (including Messrs. Bostock and Brown), in return for consideration consisting of cash and non-recourse promissory notes. In March 2001, Bcom3 notified all of these managers that it was offering to rescind the original transaction, in order to regain majority ownership and control of Novo MediaGroup, and also in order to avoid certain potential disputes with the managers. All 25 of the managers accepted Bcom3's rescission offer, with the result that Bcom3 refunded each manager's original cash consideration and cancelled his or her promissory note. Messrs. Bostock and Brown received cash refunds in the respective amounts of $1,152,500 and $1,150,195, and Bcom3 cancelled their promissory notes in the respective principal amounts of $1,152,500 and $1,154,805. For all 25 managers as a group, the total cash refunded was $10,733,595, and the total principal amount of the cancelled notes was $10,738,655.

CONVERSION TO THE EURO


     On January 1, 1999, certain member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency, the euro. Bcom3 conducts business in member countries. The transition period for the introduction of the euro was between January 1, 1999 and June 30, 2002. On January 1, 2002, the Euro was introduced as the official trading currency of the member countries, replacing the existing currency in each country. We have completed our conversion to the Euro and it has not had a material effect on our financial condition or results of operations.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

     Effective at the close of business on May 22, 2002, Arthur Andersen LLP ("Arthur Andersen") was released from its obligations to Bcom3 as Bcom3's independent accountants because of Arthur Andersen's inability to perform ongoing auditing services for Bcom3's global operations. Bcom3's Board of Directors and its Audit Committee approved the engagement of Ernst & Young LLP ("EY") to serve as Bcom3's independent public accountants, effective May 23, 2002.

     Arthur Andersen's reports on Bcom3's consolidated financial statements for each of the years ended 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001 and 2000 and through May 22, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on Bcom3's consolidated financial statements for such years; and there were no reportable events as defined in
Item 304(a)(1)(v) of Regulation S-K.

     During the years ended December 31, 2001 and 2000 and through the date hereof, Bcom3 did not consult EY with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Bcom3's consolidated financial statements or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     Bcom3 has provided Arthur Andersen with a copy of the foregoing disclosures, and a copy of Arthur Andersen's letter stating its agreement with such statements has been filed with the SEC.

                    QUANTITATIVE AND QUALITATIVE DISCLOSURES
                          ABOUT MARKET RISK FOR BCOM3

     Bcom3's policy is to use financial instruments to manage risk consistent with its business plans and prudent practices. The risk inherent in Bcom3's market risk sensitive instruments and positions is the potential loss arising from adverse changes in interest rates and foreign currency exchange rates as discussed below. Bcom3's senior management actively participates as a risk oversight function to ensure compliance with corporate policies and prudent risk management practices are adhered to.

     Bcom3 periodically purchases derivative financial instruments as part of managing exposures to currency exchange and market interest rates. Derivative financial instruments are subject to market and counterparty risk. Market risk is the potential for loss resulting from changes in market conditions. Since it is Bcom3's practice that derivative instruments are only used to hedge specific exposures of like amount and duration, the potential negative impact on future earnings due to market risk is immaterial. Counterparty risk arises from the inability of a counterparty to meet its obligations. To mitigate counterparty risk, Bcom3 enters into derivative contracts with major financial institutions that have credit ratings at least equal to Bcom3's own. Gains and losses on hedging derivatives are equal to and offset the hedged positions.

INTEREST RATES


     Bcom3 is subject to the risk of fluctuating interest rates in the normal course of business. Bcom3's policy is to manage its interest rate exposure through the use of fixed rate debt, floating rate debt placed in staggered maturities and interest rate swaps. Bcom3 does not use financial instruments to speculate in interest rates. At June 30, 2002 and December 31, 2001, Bcom3 had no interest rate swaps outstanding. Assuming gross indebtedness at June 30, 2002 was carried throughout the entire year, a hypothetical 10% change in market interest rates would result in a $0.3 million change in the annual interest costs related to the floating rate debt. Conversely, the same hypothetical change in interest rate applied to floating rate cash and marketable securities at June 30, 2002 would result in a $1.0 million change in interest income over the course of a year. Assuming gross indebtedness at December 31, 2001 was carried throughout the entire year, a hypothetical 10% change in market interest rates would result in a $0.2 million change in the annual interest costs related to the floating rate debt. Conversely, the same hypothetical change in interest rate applied to floating rate cash and marketable securities at December 31, 2001 would result in a $0.9 million change in interest income over the course of a year.

INTERNATIONAL OPERATIONS


     Bcom3's results of operations are subject to the risk of currency exchange rate fluctuations related to its international operations. This economic risk is generally limited to the net income of the operations as the revenue and expenses of the operations are generally denominated in the same currency. Bcom3's major international markets are the United Kingdom, euro currency countries, China/Hong Kong, Mexico, Brazil, Canada and Japan. While Bcom3 does not hedge the net income of its international operations, in some cases Bcom3 enters into hedging transactions to mitigate the risk of adverse currency exchange on certain cross border transactions such as intercompany settlements. At June 30, 2002, Bcom3 had open forward foreign currency contracts, and at December 31, 2001, Bcom3 had open forward foreign currency contracts for approximately $11.0 million to hedge certain intercompany obligations. It is not Bcom3's policy to use derivatives to hedge the net investment positions in its international subsidiaries.



     Investing in non-U.S. countries involves certain risks. As currencies fluctuate against the U.S. Dollar, there is a corresponding change in Bcom3's investment value in terms of the U.S. Dollar. Such change is reflected as an increase or decrease in comprehensive income, a separate component of stockholder's equity. Net foreign currency devaluations have reduced the reported amount of total stockholder's equity by $6.5 million as of June 30, 2002 and $9.1 million as of December 31, 2001.


     Bcom3 cannot predict foreign currency exchange rate movements, and therefore cannot predict the impact of such movements on its financial condition, results of operations and net cash flows.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                              MANAGEMENT OF BCOM3

     As of August 9, 2002, Bcom3 had outstanding 15,289,804 shares of Class A common stock, par value $0.01 per share, and 4,286,123 shares of Class B common stock, par value $0.01 per share. See "Description of Capital Stock of Bcom3."

     The following table contains information regarding the beneficial ownership of Bcom3's common stock as of August 9, 2002 by: (1) each person or entity whom Bcom3 knows to be a beneficial owner of more than 5% of its common stock; (2) each member of the Bcom3 board; (3) each of Bcom3's executive officers; and (4) all of Bcom3's directors and executive officers as a group.

                                                               NUMBER OF
                                                                 SHARES       PERCENTAGE
                                                              BENEFICIALLY   BENEFICIALLY
NAME OF BENEFICIAL OWNER(1)                                     OWNED(2)        OWNED
---------------------------                                   ------------   ------------
Dentsu Inc.(3)..............................................    4,286,123        21.89%
Roger A. Haupt(4)...........................................   15,289,804        78.11%
Roy J. Bostock(4)...........................................   15,289,804        78.11%
Richard B. Fizdale(4).......................................   15,289,804        78.11%
Craig D. Brown(4)...........................................   15,289,804        78.11%
Eileen A. Kamerick..........................................           --           --
Christian E. Kimball........................................            *            *
Fumio Oshima................................................           --           --
Naoki Kobuse................................................           --           --
All directors and executive officers as a group
  (8 persons)...............................................   19,575,927       100.00%

---------------

 *  Less than 1% beneficial ownership

(1) The business address of Dentsu is 1-11, Tsukiji, Chuo-ku, Tokyo 104-8426, Japan. The business address of Messrs. Oshima and Kobuse is c/o Dentsu at the above address. The business address of Mmes. and Messrs. Haupt, Bostock, Fizdale, Brown, Kamerick and Kimball is c/o Bcom3 Group, Inc., 35 West Wacker Drive, Chicago, IL 60601.

(2) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship, or otherwise has or shares (a) the power to vote, or direct the voting of, that security or (b) investing power which includes the power to dispose of, or to direct the disposition of, that security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of that security within 60 days of August 9, 2002. Except as otherwise noted, the persons and entity listed in this table have sole voting and investment power with respect to all of the shares of common stock owned by them.

(3) Dentsu holds all of the outstanding Class B common stock.

(4) Messrs. Haupt, Bostock, Fizdale and Brown, in their respective capacities as the voting trustees under the voting trust agreement, share voting power over all of Bcom3's outstanding Class A common stock. See "Description of Capital Stock of Bcom3 -- Voting Trust Agreement." Messrs. Haupt, Bostock, Fizdale and Brown disclaim beneficial ownership with respect to all but 1,816,622 shares of such Class A common stock in the aggregate.

                     DESCRIPTION OF CAPITAL STOCK OF BCOM3

     The following description of Bcom3's capital stock does not purport to be complete, is subject to and qualified in its entirety by Bcom3's certificate of incorporation, bylaws, the form of stock purchase agreement and the form of voting trust agreement, copies of which have been filed with the SEC, and the laws of the State of Delaware.

     PLEASE NOTE THAT THE INFORMATION SET FORTH BELOW DESCRIBES BCOM3 CAPITAL STOCK AS IT EXISTS ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. IF THE MERGER WITH PUBLICIS IS COMPLETED, BCOM3 STOCKHOLDERS WILL CEASE TO HOLD BCOM3 SHARES AND WILL INSTEAD HOLD THE PUBLICIS SECURITIES ISSUED AS MERGER CONSIDERATION AS DESCRIBED IN THIS DOCUMENT. SEE "COMPARATIVE RIGHTS OF PUBLICIS SHAREHOLDERS AND BCOM3 STOCKHOLDERS." IN ADDITION, IN CONNECTION WITH THE MERGERS, THE VOTING TRUST AGREEMENT WILL BE TERMINATED AND CERTAIN CHANGES WILL BE MADE TO THE STOCK PURCHASE AGREEMENT. SEE "-- CHANGES IN CONNECTION WITH THE MERGERS" BELOW.

CERTIFICATE OF INCORPORATION AND BYLAWS

  AUTHORIZED CAPITAL STOCK

     Bcom3's certificate of incorporation authorizes Bcom3 to issue up to 50,000,000 shares of common stock, consisting of 40,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock. The outstanding shares of common stock are duly authorized, validly issued, fully paid, and nonassessable.

  VOTING RIGHTS

     Holders of common stock will generally be entitled to one vote per share on all matters that Bcom3 submits to a vote of stockholders; provided, however, that holders of Class B common stock, voting as a separate class, will have the right to approve certain amendments to Bcom3's certificate of incorporation that would adversely affect them as a class. In addition, so long as the outstanding Class B common stock comprises at least 15% of Bcom3's total common stock, holders of Class B common stock, voting as a separate class, will have the right to elect, remove, and replace two of Bcom3's six directors (or, if Bcom3 ever has more than six directors, then one-third of its directors rounded up to the next whole number). Alternatively, if the outstanding Class B common stock ever comes to comprise less than 15%, but still comprises at least 5%, of Bcom3's total common stock, then holders of Class B common stock, voting as a separate class, will have the right to elect, remove, and replace one of Bcom3's six directors (or, if Bcom3 ever has more than six directors, then one-sixth of its directors rounded up to the next whole number). In any event, holders of Class A common stock, voting as a separate class, will have the right to elect, remove, or replace all of Bcom3's other directors. Currently, all outstanding shares of Class B common stock are owned by Dentsu, and the Class B common stock represents approximately 22% of Bcom3's outstanding common stock in total.

     Bcom3's certificate of incorporation provides that its stockholders (and therefore, given the voting trust agreement, the voting trustees) will have the right to elect, remove, and replace specified corporate officers. See "-- Voting Trust Agreement" below.

  OTHER RIGHTS

     Holders of common stock are entitled to share equally, without regard to class, in any dividend declared by the Bcom3 board; provided that, in the event of a dividend payable in additional shares of common stock, holders of Class A common stock will be entitled to receive additional shares of Class A common stock and holders of Class B common stock will be entitled to receive additional shares of Class B common stock. Holders of common stock are also entitled to share equally, without regard to class, in all assets available for distribution to stockholders upon dissolution, liquidation, or winding up. Except for Dentsu, which has certain contractual preemptive rights, no holder of common stock has any preemptive right to subscribe for any common stock or other securities that Bcom3 may choose to issue or sell. Bcom3 will not subdivide or combine the outstanding shares of either the Class A common stock or the Class B common stock without subdividing or combining the outstanding shares of the other class.

     Holders of Class B common stock have the right to convert their shares of Class B common stock into an equal number of shares of Class A common stock at any time.

STOCK PURCHASE AGREEMENT

     Because Bcom3 is a privately held company, it is Bcom3's general policy that only employees of Bcom3 and its various subsidiaries may acquire shares of its Class A common stock. All such persons who have acquired shares of Bcom3's Class A common stock have also become a party to the stock purchase agreement. Bcom3's stock purchase agreement contains stock transfer restrictions and stock repurchase provisions, as well as restrictive covenants regarding noncompetition, nonsolicitation and confidentiality, all as described below.

  RESTRICTIONS ON TRANSFER OF SHARES

     Under the stock purchase agreement, a stockholder may only transfer his or her shares with Bcom3's prior written consent, which Bcom3 will normally grant only for a transfer by the stockholder:

     - to members of the stockholder's family, to a family limited partnership or limited liability company, to a trust for the benefit of the stockholder and his or her family members, or to a charitable trust; or

     - to the stockholder's heirs and legatees upon the stockholder's death;

       provided, in each instance, that the transferee agrees to be bound by the terms of the stock purchase agreement.

     Any other transfer of any shares, or any interest in any shares, whether voluntarily or involuntarily made, is strictly prohibited. Prohibited transfers include transfers by way of sale, gift, or other disposition; by way of pledge, hypothecation, or the creation of a security interest; by way of attachment, levy, or lien; in connection with insolvency; in connection with a divorce, decree of separate maintenance, or any other arrangement for the adjustment of marital rights; into, or out of, joint tenancy, tenancy in common, or tenancy by virtue of community property or similar rights; to any trustee, receiver, administrator, executor, custodian, or guardian of an estate or property; or into any trust, or in any other manner so as to create a separation of the ownership of the shares into legal interests and beneficial interests.

  REPURCHASE OF SHARES

     Under the stock purchase agreement, if a stockholder ceases to serve as an employee, then as a general rule Bcom3 will repurchase all of his or her shares, effective as of the date of his or her departure, at their then "Per Share Book Value." See "-- Determination of Per Share Book Value" below.

     If a stockholder is an employee of one of Bcom3's operating units, and Bcom3 sells or otherwise divests itself of that operating unit, then the stockholder will no longer be considered Bcom3's employee, generally with the same consequences as if he or she had been discharged without cause (as described below).

     There is a special rule, however, if the stockholder ceases to serve as an employee under the following circumstances:

     - by reason of his or her death or "Permanent Disability";

     - by reason of his or her discharge without "Cause"; or

     - on terms that Bcom3, in its discretion, acknowledges in writing constitute an "Agreed Separation."

     If this special rule applies, then the former employee is entitled to become a continuing stockholder and retain his or her shares for a holding period of up to ten years after his or her departure. At the end of this holding period, Bcom3 will repurchase all of his or her shares at their then Per Share Book Value.

     If the continuing stockholder breaches any applicable noncompete, nonsolicitation, confidentiality, or other restrictive covenant during the relevant post-employment period, however, Bcom3 may elect to repurchase his or her shares immediately at their then Per Share Book Value. See "-- Restrictive Covenants" below.

     Conversely, at any time during the ten-year holding period, the continuing stockholder may elect to require Bcom3 to repurchase his or her shares by delivering written notice to Bcom3. In the event the continuing stockholder gives such notice, Bcom3 is required to repurchase his or her shares on the last day of the fiscal year in which Bcom3 receives such written notice, or on such earlier date as Bcom3 may select, at the then Per Share Book Value of such shares.

     The stock purchase agreement also grants Bcom3 an option to repurchase a stockholder's shares immediately, at their Per Share Book Value, if the stockholder becomes "Insolvent," or if he or she makes or attempts to make a prohibited transfer of his or her shares (see "-- Restrictions on Transfer of Shares" above) or if he or she breaches any applicable noncompete, nonsolicitation, confidentiality or other restrictive covenant (see
"-- Restrictive Covenants" below).

  DETERMINATION OF PER SHARE BOOK VALUE

     Under the stock purchase agreement, the Per Share Book Value for shares as of any date will generally be equal to the sum of:

          (1) the amounts determined as of January 31, 2000 under the stock purchase agreements then in place with respect to the former stockholders of The Leo Group and The MacManus Group (or, in the case of shares acquired after January 31, 2000, the original purchase price the stockholder paid for such shares); plus or minus

          (2) Bcom3's consolidated net income (or loss) per share of common stock from January 31, 2000 (or, in the case of shares acquired after January 31, 2000, from the acquisition date) through the applicable determination date.

     For purposes of this formula, consolidated net income (or loss) will be reduced by dividends, and adjusted to eliminate changes due to non-recurring items (net of taxes), changes arising from the application of purchase accounting to the January 2000 business combination transactions, and changes arising from Bcom3's issuance or repurchase of equity at prices other than book value. Changes in book value during any period of less than one year will be determined by proration (or by applying such other method as Bcom3 may select).

     The Per Share Book Values as of December 31, 2001 were (1) $26.30 for shares of common stock that the former stockholders of The Leo Group acquired on January 31, 2000 and (2) $7.38 for shares of common stock that the former stockholders of The MacManus Group acquired on January 31, 2000. In each case, the Per Share Book Value has increased by $3.75 per share over the twelve months ended December 31, 2001. The corresponding Per Share Book Values as of December 31, 2000 were (1) $22.55 for the shares of common stock that the former stockholders of The Leo Group acquired in the business combination and (2) $3.63 for the shares of common stock that the former stockholders of The MacManus Group acquired in the business combination.

  PAYMENT OF THE REPURCHASE PRICE

     The stock purchase agreement permits Bcom3 to pay the repurchase price for shares in four equal annual installments, together with interest. If, in any fiscal year, several former stockholders are entitled to receive such installment payments, and the total amount of all payments due to former stockholders would exceed 50% of Bcom3's consolidated net income for that year, then Bcom3 may reduce the amount paid to each former stockholder during the year accordingly. The right of former stockholders to receive payment for shares that Bcom3 has repurchased is also subordinate to claims by the government for taxes due and claims of Bcom3's trade creditors, bank lenders, and other creditors.

  EFFECT OF A MERGER OR CONSOLIDATION

     The stock purchase agreement provides that, in the event of a merger or consolidation involving Bcom3, payment to a stockholder of the Per Share Book Value of his or her shares shall be deemed to constitute payment of the fair market value of such shares for the purpose of the stockholder's statutory appraisal rights.

  RESTRICTIVE COVENANTS

     The stock purchase agreement contains noncompete, nonsolicitation, confidentiality, and other restrictive covenants, which are applicable to Bcom3's stockholders and their successors and assigns while they are employees of Bcom3 and its various subsidiaries, and also for various specified or indefinite periods thereafter should they cease to be Bcom3's employees.

VOTING TRUST AGREEMENT

  GENERAL

     Because Bcom3 is a privately held company, it is Bcom3's general policy that only employees of Bcom3 and its various subsidiaries may acquire shares of its Class A common stock. Any such person who is to acquire shares of Bcom3's Class A common stock must also become a party to its voting trust agreement.

     Pursuant to the voting trust agreement, all of the holders of Bcom3's Class A common stock have deposited their shares into a voting trust, with Roger Haupt, Roy Bostock, Richard Fizdale, and Craig Brown as the voting trustees, all as described below. These voting trustees are the current holders of record of all Class A common stock.

  VOTING RIGHTS

     The voting trustees have the right to vote all of the shares of common stock held by the voting trust whenever a vote of Bcom3's stockholders is required; provided, however, that Bcom3's individual stockholders have the right to direct the voting of their shares by the voting trustees with respect to any proposal regarding a merger, consolidation, or dissolution of Bcom3 or any proposal to sell all, or substantially all, of its assets. The affirmative vote of a majority of the voting trustees is required to take action under the voting trust agreement. The voting trustees may also take action by unanimous written consent.

     Although Bcom3's individual stockholders generally do not have any right to vote their shares of common stock while such shares are deposited in the voting trust, such stockholders retain the economic ownership of their shares (including the right to receive any dividends in respect of their shares).

  VOTING TRUSTEES

     Currently, Messrs. Haupt, Bostock, Fizdale, and Brown serve as the voting trustees, and each will serve until the earliest to occur of his death, voluntary resignation, permanent disability, or removal by the unanimous vote of the other three voting trustees. Messrs. Haupt and Fizdale are "paired" under the voting trust agreement, so that if either of them ceases to serve as a voting trustee, the other will have the right to appoint a successor voting trustee. Similarly, if either Mr. Bostock or Mr. Brown ceases to serve as a voting trustee, the other will have the right to appoint a successor voting trustee. If both Messrs. Haupt and Fizdale, on the one hand, or Messrs. Bostock and Brown, on the other hand, cease to serve as voting trustees, and no successors have been appointed as described above, then their successors will be selected by a panel of former stockholders of The Leo Group, in the case of Messrs. Haupt and Fizdale, or of The MacManus Group, in the case of Messrs. Bostock and Brown.

  DURATION

     The voting trust agreement has an unlimited duration; provided, however, that the voting trust agreement may be terminated at any time, either by the action of 75% of the voting trustees or by the action of the beneficial owners of at least 75% of the shares of common stock held by the voting trust.

  AMENDMENTS

     The voting trust agreement may be amended by the action of 75% of the voting trustees, other than those sections of the voting trust agreement relating to the pass-through of dividends and the right of the beneficial owners to direct voting on a merger, consolidation, or dissolution of Bcom3 or a sale of all, or substantially all, of Bcom3's assets. See "-- General" and "-- Voting Rights" above. The beneficial owners of at least 75% of the shares of common stock held by the voting trust also have the right to amend the voting trust agreement.

  BOARD OF DIRECTORS

     The voting trust agreement requires the voting trustees to vote all shares of common stock held by the voting trust in order to:

     - set the size of the Bcom3 Board at six members; and

     - elect as directors Messrs. Haupt, Bostock, Fizdale, and Brown.

     Dentsu currently has the right to elect, remove, and replace the other two members of the Bcom3 Board.

     In the event Mr. Haupt or Mr. Fizdale dies, voluntarily resigns from the Bcom3 board, becomes permanently disabled, or is removed by the unanimous vote of the three other voting trustees, the voting trustees shall elect as a new director another individual to be designated by Messrs. Haupt and Fizdale, to the extent each remains a voting trustee.

     In the event Mr. Bostock or Mr. Brown dies, voluntarily resigns from the Bcom3 Board, becomes permanently disabled, or is removed by the unanimous vote of the three other voting trustees, the voting trustees shall elect as a new director another individual designated by Messrs. Bostock and Brown, to the extent each remains a voting trustee.

     The voting trust agreement also provides that all actions of the Bcom3 Board shall require the affirmative vote of both (1) a majority of all six directors and (2) a majority of the four directors who have been elected by the voting trustees, considered as a single group for this purpose.

  MANAGEMENT

     Bcom3's certificate of incorporation provides that its stockholders (rather than the Bcom3 board) have the right to elect, remove, and replace specified corporate officers.

     The voting trust agreement provides that 75% of Bcom3's voting trustees have the power to vote all shares of common stock held by the voting trust in order to elect, remove, and replace Bcom3's Chairman, Vice Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Administrative Officer, and Secretary.

CHANGES IN CONNECTION WITH THE MERGERS

     In connection with the mergers, the following changes will occur with respect to the voting trust agreement and the stock purchase agreement:

     - the voting trustees will terminate the voting trust agreement and the voting trust immediately prior to the mergers; and

     - it is anticipated that Bcom3 will unilaterally and irrevocably waive any rights it may have under the stock purchase agreement to repurchase the Publicis securities issued to Bcom3 Class A stockholders in the Publicis/Bcom3 merger.

                  COMPARATIVE RIGHTS OF PUBLICIS SHAREHOLDERS
                             AND BCOM3 STOCKHOLDERS

     As a result of the mergers, holders of Bcom3 common stock will receive ordinary shares of Publicis, a societe anonyme a directoire et conseil de surveillance (a limited liability company with management board and supervisory board) organized under the laws of France. The following is a summary comparison of the material differences between the rights of a holder of Bcom3 common stock and a holder of Publicis ordinary shares arising from the differences between the corporate laws of France and of Delaware, certain instruments and agreements governing the rights of holders of Publicis ordinary shares and Bcom3 common stock, respectively, and the securities laws and regulations governing Publicis and Bcom3. For information as to where the Publicis statuts, the certificate of incorporation and bylaws of Bcom3 and the agreements governing the rights of holders of Bcom3 common stock may be obtained, see "Where You Can Find More Information." Holders of shares of Bcom3 common stock are encouraged to obtain and read these documents.

     The following discussion addresses Dentsu's rights under the applicable documents at its current ownership level (i.e., at least 15% of the total number of shares of outstanding shares of common stock of Bcom3).

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                  AUTHORIZED CAPITAL STOCK

     Bcom3's certificate of incorporation           Publicis's statuts provide that the
authorizes 40,000,000 shares of Bcom3 Class     share capital of Publicis as of January 9,
A common stock and 10,000,000 shares of         2002 was E55,839,998.40 divided into
Bcom3 Class B common stock, each having a       139,599,996 shares, with a nominal value of
par value of $0.01 per share. Pursuant to       E0.40 per share. As of July 31, 2002,
the terms of the Investment Agreement with      Publicis's share capital was E55,920,510,
Dentsu, no shares of Class B common stock       represented by 139,801,275 shares of E0.40
may be issued to any party other than           per share each.
Dentsu.

      SIZE OF BCOM3 BOARD OF DIRECTORS AND PUBLICIS SUPERVISORY BOARD; TERM OF OFFICE

     Bcom3's certificate of incorporation       MANAGEMENT BOARD
provides that the board of directors must
consist of at least six directors, and its          Publicis's statuts provide that its
bylaws provide that the board of directors      management board must be composed of no
shall consist of not more than 15 members.      fewer than two but no more than five
Bcom3's certificate of incorporation also       directors. Publicis's management board
provides that the holders of a plurality of     currently has four members. Pursuant to the
the shares of Class B common stock are          French Commercial Code and subject to
entitled to elect two members of the board      approval of Publicis's shareholders, such
of directors, and that the directors to be      number may be increased to seven members.
elected by the holders of Class A common        Members of the management board serve for
stock at each meeting held to elect such        four-year terms.
directors will be Richard Fizdale, Roger
Haupt, Roy Bostock and Craig Brown.             SUPERVISORY BOARD

    The board of directors currently                Publicis's statuts provide that its
consists of six members. In the event that      supervisory board must be composed of no
the size of the board of directors is           fewer than three but no more than 18
increased in accordance with Bcom3's bylaws,    directors. Publicis's supervisory board
the holders of a plurality of the shares of     currently consists of 13 members.
Class B common stock shall have the right to
elect a number of directors equal to                Directors on Publicis's supervisory
one-third of the total size of the board,       board serve for six-year terms. The French
and a special election shall immediately        Commercial Code provides that directors may
thereafter be held to elect such additional     be re-elected for an unlimited number of
directors as are necessary to fill the          additional terms.
vacant

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
board positions to which the holders of
Class B common stock are entitled.
    Subject to the foregoing provisions,
directors on Bcom3's board serve for
one-year terms, or until such director's
successor is elected and qualified or until
their earlier death, disability, resignation
or removal, except that the directors
elected by holders of Class B common stock
may be removed by the holders of a majority
of the outstanding shares of Class B common
stock at any time, with or without cause.
Each director may serve an unlimited number
of terms.

                        NOMINATION, ELECTION AND REMOVAL OF OFFICERS

     Pursuant to the terms of the voting            Pursuant to the French Commercial Code,
trust agreement, 75% or more of the voting      the duties of the executive officers, such
trustees then in office may vote all shares     as the chief executive officer or the chief
of common stock to elect or remove any of       financial officer in a societe anonyme with
the Chairman of the board, the Vice Chairman    directoire and conseil de surveillance
of the board, the Chief Executive Officer,      (management board and supervisory board) are
the President, the Chief Operating Officer,     exercised by the members of the management
the Chief Administrative Officer, and the       board. The nomination, election and removal
Secretary.                                      of the management board members are
                                                described below.
    These officers are elected annually by
the voting trustees at the annual meeting,          Any other manager of the company is an
provided that no Chief Executive Officer may    employee of Publicis appointed in such
be appointed without Dentsu's prior             capacity by the management board and subject
approval. An officer elected shall serve        to all applicable employment laws and
until the following annual meeting of           employment contracts. Publicis's statuts
stockholders. Any officer elected by the        provide that, in addition to appointing and
voting trustees may be removed with or          removing all managers, deputy managers or
without cause, provided that the Chief          other officers, the management board
Executive Officer may not be removed from       determines their functions; compensation
office without Dentsu's prior approval.         including salaries and bonuses; and the
                                                other conditions of their employment or
                                                retirement, by agreement or otherwise.


                            NOMINATION AND ELECTION OF DIRECTORS

     Bcom3's certificate of incorporation       MANAGEMENT BOARD
provides that the directors to be elected by
the holders of Class A common stock at each         Publicis's supervisory board nominates
meeting held to elect such directors will be    candidates for election or re-election to
Messrs. Fizdale, Haupt, Bostock and Brown.      the management board. The supervisory board
Pursuant to the terms of the voting trust       must also nominate a chairman of the
agreement, none of Messrs. Fizdale, Haupt,      management board.
Bostock and Brown may be removed from
office, except by the vote of three out of      SUPERVISORY BOARD
the four voting trustees. See "Description
of Capital Stock of Bcom3 -- Voting Trust           Publicis's supervisory board members are
Agreement." In the event Mr. Haupt or Mr.       elected by its shareholders at an ordinary
Fizdale dies, voluntarily resigns

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
from the board of directors, becomes            shareholder meeting. Supervisory board members
permanently disabled, or is removed by the      are elected by a majority of the votes cast.
unanimous vote of the three other voting        The chairman and the vice-chairman of the
trustees, the voting trustees shall elect as    supervisory board are designated by the
a new director another individual to be         supervisory board and must be individuals.
designated by Messrs. Haupt and Fizdale, to
the extent each remains a voting trustee. In        Information regarding the ages,
the event Mr. Bostock or Mr. Brown dies,        backgrounds and professional activities
voluntarily resigns from the board of           during the past five years of the
directors, becomes permanently disabled, or     supervisory board nominees, and the number
is removed by the unanimous vote of the         of Publicis shares they own, must be made
three other voting trustees, the voting         available to Publicis's shareholders from
trustees shall elect as a new director          the date on which the shareholders meeting
another individual designated by Messrs.        is convened, and must be mailed to any
Bostock and Brown, to the extent each           registered shareholder before the ordinary
remains a voting trustee.                       shareholder meeting upon a shareholder's
                                                request which request must be made, no later
    Directors to be elected by the holders      than five days before the ordinary
of Class B common stock are selected for        shareholder meeting. In addition, if the
election in accordance with the policies of     election of supervisory board members is on
the only current holder of Class B common       the agenda of the meeting, any shareholder
stock, Dentsu.                                  may propose alternate or additional
                                                candidates.

                 QUALIFICATIONS OF BOARD MEMBERS AND EMPLOYEE BOARD MEMBERS

     Delaware law provides that directors       MANAGEMENT BOARD
must be natural persons.
                                                    Management board members can only be
    Neither Delaware law nor Bcom3's            natural persons.
certificate of incorporation or bylaws
require board members to have any specific          The French Commercial Code does not
qualifications. In particular, other than as    require that management board members hold
described above, directors are not required     any minimum number of shares.
to be stockholders or employees of Bcom3.
                                                    Publicis's statuts provide that no
                                                member of the management board may serve
                                                after the annual shareholders meeting
                                                following his or her 70th birthday.

                                                    Pursuant to the French Commercial Code,
                                                a member of the management board may not be
                                                appointed as member of the supervisory board
                                                and a member of the supervisory board may
                                                not serve as a member of the management
                                                board.

                                                SUPERVISORY BOARD

                                                    Supervisory board members can be
                                                individuals or entities, including
                                                corporations. If an entity is a supervisory
                                                board member, it must appoint an individual
                                                to act as its permanent representative on
                                                the supervisory board.

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                                    The French Commercial Code requires that
                                                supervisory board members hold a minimum
                                                number of shares which must be stated in the
                                                company's statuts. Publicis's statuts
                                                provide that a member of Publicis's
                                                supervisory board must own at least 200
                                                Publicis shares for the duration of his or
                                                her term. Publicis's statuts provide that no
                                                more than one-third of the supervisory board
                                                members may be over 75 years of age. In the
                                                event such limit is exceeded, the oldest
                                                supervisory board member is automatically
                                                retired. The age limit also applies to the
                                                permanent representatives of legal entities
                                                on the supervisory board.

                                                    Under the French Commercial Code, a
                                                supervisory board member is not prohibited
                                                from obtaining a remunerated employment
                                                contract with the company during his or her
                                                term in office, provided that the number of
                                                supervisory board members having an
                                                employment contract with the company does
                                                not exceed one-third of the number of
                                                supervisory board members then in office.

                           DUTIES AND POWERS OF THE BOARD MEMBERS

     Delaware law provides that the board of    MANAGEMENT BOARD
directors has the ultimate responsibility
for managing the business and affairs of a          Publicis's statuts grant its management
corporation. In discharging this function,      board the broadest powers available under
directors of Delaware corporations owe          the French Commercial Code to act on behalf
fiduciary duties of care and loyalty to the     of Publicis, provided that the action is
corporations for which they serve as            within Publicis's corporate purpose and does
directors. Directors of Delaware                not prejudice the powers expressly granted
corporations also owe fiduciary duties of       to Publicis's shareholders. Pursuant to the
care and loyalty to stockholders. Delaware      French Commercial Code, members of the
courts have held that the directors of a        management board are deemed to act together.
Delaware corporation are required to            Management tasks may be divided up among the
exercise an informed business judgment in       members with the approval of the supervisory
the performance of their duties. An informed    board. However, such allocation may not, in
business judgment means that the directors      any case, result in depriving the management
have informed themselves of all material        board of its authority to manage the
information reasonably available to them.       company.

                                                    The chairman of the management board and
                                                the members of the management board
                                                appointed as general managers by the
                                                supervisory board represent the company
                                                vis-a-vis third parties.

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                                    Pursuant to Publicis's statuts, the
                                                management board must receive the
                                                supervisory board's prior approval on the
                                                following matters:

                                                - creation or assistance in the creation of
                                                  any French or foreign companies by way of
                                                  contribution, subscription or purchase of
                                                  shares, bonds, partnership interests or
                                                  rights of any kind; involvement in
                                                  investment holdings, syndicates or
                                                  economic interest grouping; authorization
                                                  of any direct or indirect ownership
                                                  interests or any industrial, commercial,
                                                  financial, real or personal property
                                                  transactions or individual undertakings
                                                  relating in any way to the purpose of
                                                  Publicis, either within or outside France;
                                                  and transfers, in whole or part, of any
                                                  interests;

                                                - appointment of the person who acts as a
                                                  permanent representative of Publicis on the
                                                  board of directors or supervisory board of
                                                  any other corporation or changes in the
                                                  boards of directors and the managers of
                                                  subsidiaries;

                                                - any purchases, exchanges, sales, and
                                                  contributions of real property; and

                                                - any borrowings, loans or advances, in
                                                  particular to any of the subsidiaries,
                                                  exceeding five percent (5%) of Publicis's
                                                  equity.

                                                    Actions taken by Publicis's management
                                                board that are outside the scope of its
                                                corporate purpose are enforceable by third
                                                parties against Publicis, unless Publicis
                                                can prove that the third party knew or
                                                should have known the act was beyond the
                                                scope of Publicis's corporate purpose. The
                                                fact that Publicis's statuts are publicly
                                                available is not sufficient proof of that
                                                knowledge.

                                                SUPERVISORY BOARD

                                                    Under the French Commercial Code,
                                                supervisory board members have a duty to
                                                oversee and control the actions of the
                                                management board. Each supervisory board
                                                member has one vote on all matters before
                                                the board.

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                       REMOVAL OF DIRECTORS AND FILLING OF VACANCIES

     Pursuant to the terms of the voting        MANAGEMENT BOARD
trust agreement, none of Messrs. Fizdale,
Haupt, Bostock and Brown, the directors             Any management board member of Publicis
required to be elected by the holders of        may be removed at any time prior to the
Class A common stock, may be removed from       expiration of his or her term of office by a
office, except by the vote of three out of      majority vote of Publicis's shareholders or
the four voting trustees. See "Description      by a decision of its supervisory board as
of Capital Stock of Bcom3 -- Voting Trust       provided by its statuts.
Agreement." In the event Mr. Haupt or Mr.
Fizdale dies, voluntarily resigns from              In the case such removal is not "for
Bcom3's board of directors, becomes             good cause," the removed management board
permanently disabled, or is removed by the      member may be entitled to indemnification by
unanimous vote of the three other voting        the company.
trustees, the voting trustees shall elect as
a new director another individual to be             In case of a vacancy, the supervisory
designated by Messrs. Haupt and Fizdale, to     board must decide, within two months of the
the extent each remains a voting trustee. In    creation of the vacancy, whether the vacant
the event Mr. Bostock or Mr. Brown dies,        position shall be filled. The supervisory
voluntarily resigns from Bcom3's board of       board is required to fill the vacancy within
directors, becomes permanently disabled, or     two months if the vacancy would cause the
is removed by the unanimous vote of the         number of members of the management board to
three other voting trustees, the voting         fall below two. Any new member who fills a
trustees shall elect as a new director          vacancy shall be appointed for the remaining
another individual designated by Messrs.        term of office of his or her predecessor
Bostock and Brown, to the extent each           until the renewal of the management board.
remains a voting trustee.
                                                    Under the French Commercial Code, any
    Directors elected by holders of Class B     change in the composition of the supervisory
common stock may be removed by the holders      board or the management board caused by the
of a majority of the outstanding shares of      removal, resignation or death of one or more
Class B common stock at any time, with or       directors must be disclosed to the public
without cause.                                  within one month of the change and Publicis
                                                must file a modification form with the
                                                Tribunal de Commerce of Paris.

                                                SUPERVISORY BOARD

                                                    Any supervisory board member of Publicis
                                                may be removed, with or without cause, at
                                                any time prior to the expiration of his or
                                                her term of office by a majority vote of
                                                Publicis's shareholders. Dismissal or
                                                removal of supervisory board members does
                                                not need to appear in the agenda for the
                                                shareholder meeting.

                                                    As long as at least three supervisory
                                                board members remain on Publicis's
                                                supervisory board, the remaining supervisory
                                                board members may appoint new supervisory
                                                board members to fill vacancies resulting
                                                from resignation or death. Publicis's
                                                shareholders must confirm the appointment of
                                                new supervisory board members at the
                                                shareholders

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                                meeting following the appointment of new
                                                members. The term of office of a supervisory
                                                board member appointed to fill a vacancy
                                                created by death or resignation expires at
                                                the end of his or her predecessor's term. If
                                                fewer than three supervisory board members
                                                remain on the supervisory board, a
                                                shareholder meeting must be called
                                                immediately by the management board to elect
                                                new supervisory board members.

                                  CLASSIFICATION OF BOARD

     Delaware law permits the certificate of        The French Commercial Code does not
incorporation or an initial                     allow a supervisory board to be classified.
stockholder-adopted by-law to provide that      However, the respective terms of supervisory
directors be divided into one, two or three     board members may end in different years.
classes, with the term of office of one         The term of each management board member
class of directors to expire each year.         ends at the same time.

    Bcom3's certificate of incorporation
does not provide for a classified board.

                                 LIABILITY OF BOARD MEMBERS

     Under Delaware law, the duty of the        MANAGEMENT BOARD
board of directors of a Delaware corporation
may be enforced directly by the corporation         Article L. 225-256 al. 1 of the French
or by a stockholder on behalf of the            Commercial Code provides that management
corporation through a derivative action         board members of a company can be civilly
against the board of directors.                 liable to the company or to third parties
                                                for violations of the French Commercial
    A corporation organized under Delaware      Code, violations of Publicis's statuts or
law may limit a director's personal             for mismanaging the company. Mismanagement
liability, with certain exceptions. Such a      is broadly defined as any act, intentional
limitation must be set forth in the             or unintentional, contrary to the interest
corporation's certificate of incorporation.     of the company and which directly damages
Bcom3's certificate of incorporation            the company. The indemnification of the
currently eliminates a director's personal      company shall be proportionate to the damage
liability for monetary damages to the           suffered by the company. If mismanagement
fullest extent permitted under Delaware law.    results in the company's bankruptcy, the
As a result, a Bcom3 director presently has     management board members themselves, in
no monetary liability except for liability      their individual capacities, may be subject
for:                                            to the bankruptcy proceedings.

- breach of the duty of loyalty;                    Management board members are generally
                                                jointly and severally liable for misconduct
- acts or omissions not in good faith or        by the board, unless misconduct can only be
  which involve intentional misconduct or a     attributed to certain directors. In
  knowing violation of the law;                 particular, all of a company's management
                                                board members will be jointly and severally
- declaration of an improper dividend or an     liable for actions taken by the company's
  improper redemption of stock; or              management board unless individual
                                                management board members can prove they did
                                                not attend the

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
- any transaction from which the director       meeting in which such action was approved or
  derived an improper personal benefit.         they were against the action, made their
                                                opposition known in the minutes of the
    In addition, a director of a Delaware       meeting and took all steps available to them
corporation, in the performance of his          to prevent the action from being taken.
duties, is fully protected in relying, in       Third parties, including a company's
good faith, upon the records of the             shareholders, bringing suit against one or
corporation and upon the information,           more management board members must prove
opinions, reports or statements presented to    they have suffered a loss, either personally
the corporation by any of the corporation's     or through the company, and the directors'
officers or employees, or committees of the     action caused the loss.
board of directors, or by any other person
as to matters the director reasonably               Management board members as well as
believes are within the other person's          supervisory board members can incur criminal
professional or expert competence and who       liability for violating certain provisions
has been selected with reasonable care by or    of the French Commercial Code and other laws
on behalf of the corporation.                   and regulations, including employment laws
                                                and securities laws and regulations specific
                                                to a company's business. In particular, the
                                                French Commercial Code provides that a
                                                company's management board member can be
                                                fined and/or sentenced to prison if he or
                                                she, in bad faith and for his or her own
                                                direct or indirect benefit, use the
                                                company's assets or credit for purposes
                                                which he or she knows are not to the
                                                company's benefit.

                                                   The French Commercial Code prohibits
                                                provisions of the statuts limiting director
                                                liability.

                                                SUPERVISORY BOARD

                                                    Article L. 225-257 al. 1 of the French
                                                Commercial Code provides that supervisory
                                                board members are individually liable to the
                                                company or to third parties solely in the
                                                case of their personal misconduct, as
                                                distinguished from actions of the
                                                supervisory board as a body. Misconduct,
                                                when used in this context, generally implies
                                                a material dereliction of a supervisory
                                                board member's duties.

                                                    The supervisory board members are not,
                                                absent exceptional circumstances, liable for
                                                mismanagement of the company or for the
                                                consequences of such mismanagement; provided
                                                however, that they can be liable for not
                                                having disclosed to the shareholders at a
                                                shareholder meeting crimes or felonies
                                                committed by the management board members of
                                                which they had knowledge.

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                    INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     Bcom3's bylaws require indemnification         If a director or officer is sued by a
of its directors, officers and employees to     third party and ultimately prevails in the
the fullest extent permitted under Delaware     litigation on all counts, but is
law.                                            nevertheless required to bear attorneys'
                                                fees and costs, the company can in some
    Under Delaware law, a corporation may       circumstances reimburse those fees and costs
indemnify any director, officer, employee or    under an indemnification arrangement with
agent involved in a third-party action by       the director or officer. Any indemnification
reason of his or her serving or formerly        arrangement between Publicis and any of its
serving as an officer, director, employee or    directors or officers must be approved by
agent of the corporation, or serving or         the management board, with the interested
formerly serving at the request of the          director abstaining from the vote. In
corporation as a director, officer, employee    addition, at the next shareholder meeting,
or agent of another corporation or other        such decision must be ratified.
enterprise, against expenses, judgments,
fines and amounts paid in settlement which
are actually and reasonably incurred by the
person in connection with such action if the
director, officer, employee or agent acted
in good faith and in a manner he or she
reasonably believed to be in, or not opposed
to, the best interests of the corporation
and, with respect to any criminal
proceeding, had no reasonable cause to
believe that his or her conduct was
unlawful. In addition, a corporation may
indemnify any director, officer, employee or
agent involved in a derivative action
brought by or on behalf of the corporation
against expenses actually and reasonably
incurred with the defense or settlement of
the derivative action, if the director,
officer, employee or agent acted in good
faith and in a manner he or she reasonably
believed to be in, or not opposed to, the
best interests of the corporation. However,
no indemnification for expenses in
derivative actions is permitted where the
person has been adjudged liable to the
corporation, unless a court finds him or her
entitled to indemnification. If a present or
former director or officer of a corporation
has been successful in defending a
third-party or derivative action,
indemnification for expenses actually and
reasonably incurred is mandatory under
Delaware law.

    The statutory provisions for
indemnification are nonexclusive with
respect to any other rights, such as
contractual rights, to which a person
seeking indemnification may be entitled.
Bcom3 has not entered into any contractual indemnity arrangements with any of its directors, officers or employees.

    Bcom3's bylaws provide that expenses
incurred in a proceeding are required to be paid in advance of the final disposition thereof upon receipt of an undertaking by the person to repay such amount if and when a determination is made that such person is not entitled to indemnification. Bcom3 may require security for any such undertaking.

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                    STOCKHOLDER MEETINGS
                                          MEETINGS

     Delaware law and Bcom3's bylaws provide        Two types of shareholder meetings exist
for two types of meetings, annual and           under the French Commercial Code, ordinary
special. Bcom3 is required to hold an annual    general meetings and extraordinary general
meeting on a date set by the board in order     meetings. Publicis is required to hold an
to elect directors and conduct any other        ordinary meeting of shareholders within six
business as may properly come before the        months of the end of each fiscal year to
meeting.                                        approve the prior year's financial
                                                statements. This period may be extended by
    A special meeting may be held for any       an order of the President of the Tribunal de
purpose or purposes, such as the approval       Commerce. Shareholder meetings whether
and adoption of a merger, charter amendment,    ordinary or extraordinary may be convened at
sale of substantially all of the assets of      any time of the year. Ordinary general
or any other matter requiring stockholder       meetings of shareholders are required for
approval; however, the business transacted      matters that are not specifically reserved
at any special meeting of stockholders is       by law to extraordinary general meetings,
limited to the purposes stated in the notice    such as:
of special meeting.
                                                - electing, replacing and removing members
                                                  of the supervisory board;

                                                - removing members of the management board;

                                                - appointing independent auditors;

                                                - declaring dividends or authorizing
                                                  dividends to be paid in shares;

                                                - approving the corporate and consolidated
                                                  annual financial statements;

                                                - approving share buy-back programs; and

                                                - issuing debt securities.

                                                    Extraordinary general meetings of
                                                shareholders are required for approval of
                                                amendments to Publicis's statuts, including
                                                any amendments of the statuts required in
                                                connection with extraordinary corporate
                                                actions. Extraordinary corporate actions
                                                include:

                                                - changing Publicis's name or corporate
                                                   purpose;

                                                - increasing or decreasing Publicis's share
                                                  capital;

                                                - creating a new class of equity securities;

                                                - authorizing the issuance of investment
                                                  certificates or convertible or exchangeable
                                                  securities;

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                                - establishing any other rights to equity
                                                  securities;

                                                - selling or transferring all or
                                                substantially all of Publicis's assets; and

                                                - voluntarily liquidating Publicis.
                                                    Each of Publicis's ordinary shares
                                                carries the right to cast one vote at
                                                shareholder meetings, except that a share
                                                held by the same shareholder in registered
                                                form for at least two years carries the
                                                right to cast two votes.

                                   RIGHT TO CALL MEETING

     A special meeting may be called by the         The French Commercial Code requires the
Chairman of the board, the Vice Chairman of     management board to convene an annual
the board or the Chief Executive Officer. A     meeting of Publicis's shareholders for
special meeting shall be called by one of       approval of the financial accounts. The
these officers or the Secretary upon the        management board and supervisory board (or
request of the holders of 50% or more of the    any member thereof) may also convene an
total voting power of Bcom3's outstanding       ordinary or extraordinary meeting of
common stock, provided that such request        shareholders for any other purpose upon
must state the purpose or purposes of the       proper notice at any time during the year.
proposed special meeting.                       If the Publicis management board or
                                                supervisory board fails to call the annual
                                                ordinary meeting, Publicis's independent
                                                auditors or a court-appointed agent may then
                                                call the annual meeting. In addition, the
                                                following persons may request that the
                                                Tribunal de Commerce appoint an agent:

                                                - one or a group of shareholders holding at
                                                  least 5% of Publicis's share capital;

                                                - in cases of an emergency, by designated
                                                  employee representatives or any interested
                                                  party (such as a creditor of Publicis if
                                                  such creditor demonstrates a valid purpose
                                                  for the meeting);

                                                - duly qualified associations of
                                                  shareholders who have held their shares in
                                                  registered form for at least two years,
                                                  who together hold at least 1% of the
                                                  voting rights of Publicis and who have
                                                  filed their statuts with the COB and
                                                  Publicis; and

                                                - in bankruptcy, the liquidator or
                                                  court-appointed agent may also call a
                                                  shareholder meeting.

                                                    Shareholders holding more than 50% of
                                                Publicis's share capital or voting rights
                                                may also convene a shareholder meeting after
                                                a public offer to acquire control of
                                                Publicis or a sale of a controlling stake in
                                                Publicis's capital.

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                     NOTICE OF MEETING

     Notices of meetings of Bcom3's                 Publicis must announce general meetings
stockholders must generally be sent or          at least 30 days in advance by means of a
otherwise given in accordance with Delaware     preliminary notice published in the Bulletin
law not less than ten nor more than 60 days     des Annonces Legales Obligatoires, or BALO.
before the date of the meeting (although        The preliminary notice must first be sent to
meetings called to approve certain actions,     the Commission des Operations de Bourse (the
such as mergers, require 20 days' prior         "COB"). The COB also recommends that a
notice). The notice must specify the place,     summary of such preliminary notice be
date and hour of the meeting and, in the        published in a newspaper of national
case of a special meeting, the purpose or       circulation in France. The preliminary
purposes for which the meeting is called.       notice must disclose, among other things,
                                                the time, date, and place of the meeting,
                                                whether the meeting will be ordinary or
                                                extraordinary, the agenda, a draft of the
                                                resolutions to be submitted to the
                                                shareholders, a description of the
                                                procedures which holders of bearer shares
                                                must follow to attend the meeting, the
                                                procedure for voting by mail, and a
                                                statement informing the shareholders that
                                                they may propose additional resolutions to
                                                the management board within 10 days of the
                                                publication of the notice.

                                                    Publicis must send a final notice
                                                containing the agenda and other information
                                                about the meeting at least 15 days prior to
                                                the meeting or at least six days prior to
                                                resuming any meeting adjourned for lack of a
                                                quorum. The final notice must be sent by
                                                mail to all registered shareholders who have
                                                held shares for more than one month prior to
                                                the date of the preliminary notice. The
                                                final notice must also be published in the
                                                BALO and in a newspaper authorized to
                                                publish legal announcements in the local
                                                administrative department in which Publicis
                                                is registered, with prior notice having been
                                                given to the COB.

                                                    In general, shareholders can take action
                                                at shareholders meetings only on matters
                                                listed in the agenda for the meeting.
                                                However, shareholders may take action with
                                                respect to the dismissal of members of the
                                                supervisory board and specified other
                                                matters regardless of whether these actions
                                                are on the agenda.

                                   ATTENDANCE AND VOTING

     Stockholders of record may vote in             Shareholders may attend ordinary and
person or by written proxy signed by such       extraordinary shareholders meetings and
stockholders. The holders of Bcom3's Class A    exercise their voting rights subject to the
and Class B common stock vote together as a     conditions specified in the French
single class, except in some                    Commercial Code and Publicis's

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
situations set forth in Bcom3's certificate     statuts. There is no requirement that
of incorporation, including the election and    shareholders must have a minimum number of
removal of certain directors and any votes      shares in order to attend or to be represented
to amend the certificate of incorporation in    at an ordinary or extraordinary general meeting.
any way which alters the respective
preferences and rights of each class. On all        To participate in any general meeting, a
matters as to which both classes of Bcom3       holder of shares held in registered form
common stock vote together as a single          must have shares registered in his or her
class, each share of Bcom3 common stock will    name in a shareholder account maintained by
have one vote.                                  Publicis or on Publicis's behalf by an agent
                                                appointed by Publicis at least five days
                                                prior to the date set for the meeting. A
                                                holder of bearer shares must obtain a
                                                certificate from the accredited intermediary
                                                with whom the holder has deposited his or
                                                her shares. This certificate must indicate
                                                the number of bearer shares the holder owns
                                                and must state that these shares are not
                                                transferable until the time fixed for the
                                                meeting. The holder must deposit this
                                                certificate at the place specified in the
                                                notice of the meeting at least five days
                                                before the meeting.

                                                    In general, all shareholders who have
                                                properly registered their shares or duly
                                                presented a certificate from their
                                                accredited financial intermediary may
                                                participate in general shareholder meetings.
                                                Shareholders may participate in general
                                                meetings either in person or by proxy.
                                                Shareholders may vote in person, by proxy or
                                                by mail.

                                                    Proxies will be sent to any shareholder
                                                on request. To be counted, such proxies must
                                                be received at Publicis's registered office,
                                                or at any other address indicated on the
                                                notice convening the meeting, three days
                                                prior to the date of the meeting. A
                                                shareholder may grant proxies to his or her
                                                spouse or to another shareholder. A
                                                shareholder that is a corporation may grant
                                                proxies to a legal representative.
                                                Alternatively, the shareholder may send
                                                Publicis a blank proxy without nominating
                                                any representative. In this case, the
                                                chairman of the meeting will vote blank
                                                proxies in favor of all resolutions proposed
                                                by the management board and against all
                                                others.

                                                    With respect to votes by mail, Publicis
                                                is required to send shareholders a voting
                                                form. The completed form must be returned to
                                                Publicis at least three days prior to the
                                                date of the shareholder meeting.

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                           QUORUM

     Under Delaware law, the presence in            The French Commercial Code requires that
person or by proxy of the holders of a          shareholders having at least 25% of the
majority of the shares entitled to vote at      shares entitled to voting rights must be
any meeting shall constitute a quorum for       present in person or be voting by mail or by
the transaction of business. Where a            proxy to fulfill the quorum requirement for:
separate vote of each class is required, a
majority of the outstanding shares of such      - an ordinary general meeting; or
class, present in person or represented by
proxy, shall constitute a quorum for the        - an extraordinary general meeting where an
purposes of such vote.                            increase in Publicis's share capital is
                                                  proposed through incorporation of
                                                  reserves, profits or share premium.

                                                    The quorum requirement is one-third of
                                                the shares entitled to voting rights, on the
                                                same basis, for any other extraordinary
                                                general meeting.

                                                    If a quorum is not present at a meeting,
                                                the meeting is adjourned. When an adjourned
                                                meeting is resumed, there is no quorum
                                                requirement for an ordinary meeting or for
                                                an extraordinary general meeting where an
                                                increase in Publicis's share capital is
                                                proposed through reclassification of
                                                reserves, profits or share premium. However,
                                                only items that were on the agenda of the
                                                adjourned meeting may be discussed and voted
                                                upon. In the case of any other reconvened
                                                extraordinary general meeting, shareholders
                                                having at least 25% of outstanding voting
                                                rights must be present in person or be
                                                voting by mail or proxy for a quorum. If a
                                                quorum is not present, the reconvened
                                                meeting may be adjourned for a maximum of
                                                two months. Any deliberation by the
                                                shareholders taking place without a quorum
                                                is void.

                                          MAJORITY

     Except as otherwise provided by                Holders of a simple majority of the
applicable Delaware law or as set forth in      voting power present in person voting by
other parts of this discussion, when a          mail or proxy at the shareholder meeting may
quorum is present at any stockholders'          pass any resolution on matters required to
meeting, the affirmative vote of the holders    be considered at an ordinary general
of a majority of the voting rights              meeting, or concerning a capital increase by
represented by the outstanding shares of        reclassification of reserves, profits or
Bcom3 common stock present in person or         share premium at an extraordinary general
represented by proxy at the stockholders'       meeting. At any other extraordinary general
meeting and entitled to vote on the subject     meeting, a two-thirds majority of the voting
matter is required to approve any action        power present in person or voting by mail or
taken at an annual or special stockholders'     proxy at the shareholders meeting is
meeting.                                        required.

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                                    A unanimous shareholder vote is required
                                                to increase liabilities of shareholders.

                                                    Abstention from voting by those present
                                                or from voting by mail or proxy is counted
                                                as a vote against the resolution submitted
                                                to the shareholders' vote.

                                                    In general, a shareholder is entitled to
                                                one vote per share at any general meeting,
                                                except that shares owned by the same
                                                shareholder in registered form for at least
                                                two years carry double voting rights. Under
                                                the French Commercial Code, subject to
                                                specific exceptions, shares of a company
                                                held by entities controlled directly or
                                                indirectly by the company are not entitled
                                                to voting rights and are not considered for
                                                quorum purposes.

                           STOCKHOLDER ACTION BY WRITTEN CONSENT

     Under Delaware law and pursuant to             Shareholder action by written consent,
Bcom3's bylaws, stockholders may take any       in lieu of a shareholders meeting, is not
action required or permitted to be taken at     allowed under the French Commercial Code.
a stockholders' meeting without a meeting if
consented to in writing by the same number
of votes that would be required if the
action were to be taken at a stockholders'
meeting at which all shares entitled to vote
thereon were present and voted.

                                  STOCKHOLDERS' PROPOSALS

     At an annual meeting of the                    Generally, only actions listed on the
stockholders, only business which has been      agenda for shareholder meetings may be
properly brought before the meeting may be      discussed at a shareholder meeting. However,
conducted. To be properly brought before an     under some circumstances, shareholders may
annual meeting, business must be (1)            discuss and act on the dismissal and
specified in the notice of meeting given by     replacement of supervisory board members
or at the direction of the board of             that have not been included in the agenda
directors, and (2) otherwise properly           for the meeting. Additional resolutions to
brought before the meeting by a stockholder     be submitted for approval by the
who is a holder of record at the time notice    shareholders at the meeting may be proposed
is given and who complies with the              to the management board (within ten days of
procedures set forth in the company's bylaws    the publication of the preliminary notice in
or as otherwise required by law.                the BALO) by:

    Because the four voting trustees and        - designated employee representatives;
Dentsu are the only holders of record of
Bcom3's stock, stockholder proposals may        - one shareholder or a group of shareholders
only be made by such persons.                     holding at least 0.5% of Publicis's share
                                                  capital; or

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                                - a duly qualified association of
                                                  shareholders who have held their shares in
                                                  registered form for at least two years,
                                                  who together hold at least 1% of
                                                  Publicis's voting rights and who have
                                                  filed their statuts with the COB and with
                                                  Publicis.

                                                      The management board must submit
                                                  properly proposed resolutions to a vote of
                                                  the shareholders.

                                                      During the two weeks preceding a
                                                  meeting of shareholders, any shareholder
                                                  may submit written questions to the
                                                  management board relating to the agenda
                                                  for the meeting. The management board must
                                                  respond to these questions during the
                                                  meeting.

                             AMENDMENT TO GOVERNING INSTRUMENTS

     Under Delaware law, unless the                 A company's status can be amended only
certificate of incorporation requires a         by action of an extraordinary meeting of the
greater vote, an amendment to the               shareholders. Two-thirds of the shares
certificate of incorporation requires:          voting either in person or by mail or proxy
                                                must approve any proposal to amend the
- the recommendation of the board of            statuts.
  directors;
                                                    Except as described under the caption
- the affirmative vote of a majority of the     "-- Anti- Takeover Measures," Publicis's
  outstanding stock entitled to vote            statuts do not contain any provisions that
  thereon; and                                  discriminate against existing or prospective
                                                holders of a substantial amount of
- the affirmative vote of a majority of the     Publicis's shares.
  outstanding stock of each class entitled
  to vote thereon as a class.                       The change of a company's nationality or
                                                the increase of the liabilities of its
    Bcom3's certificate of incorporation        shareholders requires unanimous consent of
does not provide for the vote of a larger       the shareholders under the French Commercial
portion of the stock for amending the           Code.
certificate of incorporation.

    Under Delaware law, stockholders have
the power to adopt, amend or repeal bylaws.
Bcom3's certificate of incorporation
prohibits the board of directors from
adopting, amending or repealing the bylaws.

                                      PREFERRED STOCK

     Bcom3's certificate of incorporation           Publicis currently has issued ordinary
only authorizes the issuance of Class A and     shares only.
Class B common stock.

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                     STOCK CLASS RIGHTS

     Under Delaware law, any change to the          Under the French Commercial Code, any
rights of holders of the Bcom3 common stock     change in the rights attached to a class of
would require an amendment to Bcom3's           stock must be approved by an extraordinary
certificate of incorporation.                   shareholders meeting composed of the holders
                                                of the shares of the class. The change must
    Delaware law provides that the holders      be approved by a two-thirds majority of the
of shares of a class shall be entitled to       votes cast.
vote as a class upon a proposed amendment if
the amendment will:

- increase or decrease the authorized shares of the class unless the certificate of incorporation otherwise provides;

- increase or decrease the par value of the shares of the class;

- alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely.

    Bcom3's certificate of incorporation
does not permit a separate class vote with respect to amendments which increase or decrease the number of authorized shares of Class B common stock or which change the par value of a share of Class B common stock to the extent that such amendment is adopted by a vote of the stockholders of Bcom3 for the purpose of effecting a stock dividend on, or a combination or subdivision of, the outstanding Class A and Class B common stock equally.

                        STOCKHOLDERS' VOTES ON CERTAIN TRANSACTIONS

     Under the terms of the voting trust            Under the French Commercial Code, the
agreement, in the event of a proposed sale      following transactions, among others,
of all or substantially all of the assets       require a shareholder meeting and the
of, a merger or consolidation of, or the        approval by the shareholders at such
dissolution of Bcom3, the beneficial owners     extraordinary general meeting:
of Class A common stock have the right to
direct the voting trustees in the voting of     - selling or transferring all or
shares beneficially owned by such owner, and      substantially all of Publicis's assets to
the voting trustees must solicit such             the extent Publicis's purpose stated in
directions in writing and shall vote the          its statuts would be affected;
shares in accordance with such directions.
Because the only holder of Class B common       - voluntary liquidation of Publicis;
stock, Dentsu, is not a party to the voting
trust agreement, it may vote its shares with    - completion of a merger or consolidation;
respect to such matters in the same manner        and
as it votes its shares on other matters.
Under Delaware law, such transactions also      - extending the term of Publicis's
require the approval of the board of              existence.
directors.

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
    Under the terms of the investment
agreement with Dentsu, Bcom3 must obtain the
prior written approval of Dentsu for certain
acquisitions, dispositions, investments and
other changes to Bcom3's business. Under the
terms of the Investment Agreement, Dentsu
has a "right of first offer" with regard to
a change of control transaction involving
Bcom3. Dentsu has waived its right of first
offer in connection with the first step
merger and Publicis/Bcom3 merger.

                                    RIGHTS OF INSPECTION

     Under Delaware law, any stockholder,           Under the French Commercial Code,
upon written demand under oath stating the      Publicis's shareholders are entitled to
purpose thereof, has the right during the       inspect copies of the following documents
usual hours for business to inspect, and to     pertaining to the three most recent fiscal
make copies and extracts therefrom, for a       periods at any time:
purpose reasonably related to such person's
interest as a stockholder:                      - the meeting minutes and the attendance
                                                  seats from shareholders meetings;
- the corporation's stock ledger;
                                                - the inventories (no copy may be obtained)
- a list of its stockholders; and                 and the annual financial statements;

- its other books and records.                  - the list of directors;

                                                - the consolidated financial statements;

                                                - the reports of the management board and
                                                  the supervisory board;

                                                - the independent auditors' reports;

                                                - the text and the statement of the purpose
                                                  of the resolutions proposed;

                                                - information concerning candidates for the
                                                  supervisory board;

                                                - the total amount (certified by the
                                                  statutory auditors) of the remuneration paid
                                                  to the ten most well-paid employees;

                                                - the total amount of money on which Article
                                                  238bis AA of the French General Tax Code
                                                  allows deductions to be taken and the list
                                                  of sponsoring and patronage assured by the
                                                  company; and

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                                - if applicable, the labor audit reports of
                                                  the company.

                                                    In addition, shareholders also have
                                                inspection rights relating specifically to
                                                information relating to shareholders
                                                meetings. No later than 15 days prior to any
                                                shareholder meeting, Publicis must make
                                                available to any shareholder who makes such
                                                a request at its offices a list of
                                                shareholders with the name and address of
                                                its registered shareholders.

                                      APPRAISAL RIGHTS

     The rights of stockholders to demand           The French Commercial Code does not
payment in cash of the fair value of their      provide for an appraisal procedure allowing
shares from a corporation under certain         dissenting shareholders to have their shares
circumstances are called appraisal rights       appraised in the context of a merger or
under Delaware law. In accordance with          consolidation. The French Commercial Code
Delaware law, stockholders of Bcom3 will        provides that, in certain circumstances,
have appraisal rights in connection with the    including mergers, spin-offs, asset
votes relating to the merger agreements.        contributions and transactions where
                                                shareholders are given stock in exchange for
    Pursuant to the terms of the stock          their interests in the company, an
purchase agreement, however, each holder of     independent expert must be appointed to pass
Class A common stock has agreed that the Per    upon the fairness of the consideration being
Share Book Value (as such term is defined in    offered.
the stock purchase agreement) of such
holder's share is the fair market value
which such holder would be entitled to
receive in any appraisal proceeding.
Furthermore, in order to perfect his or her
appraisal rights under Delaware law, a
stockholder must comply with each of the
conditions set forth in the section entitled
"The Mergers -- Appraisal Rights."

                                  RIGHTS UPON LIQUIDATION

     In the event of any liquidation,               In the event of liquidation of Publicis,
dissolution or winding-up of the affairs of     any assets remaining after payment of its
Bcom3, whether voluntary or involuntary, the    debt, liquidation expenses and all of its
remaining assets of Bcom3 shall be              remaining obligations will be distributed
distributed among the holders of Class A        first to repay in full the nominal value of
common stock and holders of Class B common      its outstanding shares. Any surplus will be
stock as the board of directors deems           distributed pro rata among its shareholders
appropriate, provided that the holders of       in proportion to the aggregate nominal value
Class A common stock and the holders of         of the shareholdings.
Class B common stock will be entitled to
share equally, share for share, in such
distribution without distinction as to
class.

                              PREFERENTIAL SUBSCRIPTION RIGHTS

     Under the terms of Bcom3's investment          Under the French Commercial Code, if
agreement with Dentsu, Dentsu has the right     Publicis issues additional shares, or any
to                                              equity

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
subscribe for a number of shares of Class       securities or other specific kinds of
B common stock equal to 25% of any              additional securities carrying a right,
additional shares of common stock offered       directly or indirectly, to purchase equity
by Bcom3 to any third party. No other          securities issued by Publicis for cash, its
preferential subscription rights                current shareholders will have preferential
exist with respect to any Class of Bcom3's      subscription rights to these securities on a
common stock.                                   pro rata basis. These preferential rights
                                                will require Publicis to give priority
                                                treatment to those shareholders over other
                                                persons wishing to subscribe for the
                                                securities. The rights entitle the individual
                                                or entity that holds them to subscribe to an
                                                issue of any securities that may increase
                                                Publicis's share capital by means of a cash
                                                payment or a set-off of debt. Preferential
                                                subscription rights are transferable during
                                                the subscription period relating to a
                                                particular offering. These rights may also be
                                                listed on Euronext Paris. A two-thirds
                                                majority of Publicis's shares entitled to
                                                vote at an extraordinary general meeting may
                                                vote to waive preferential subscription
                                                rights with respect to any particular
                                                offering. French law requires a company's
                                                board of directors and independent auditors
                                                to present reports that specifically address
                                                any proposal to waive preferential
                                                subscription rights. In the event of a
                                                waiver, the issue of securities must be
                                                completed within the period prescribed by
                                                law. Shareholders may also notify Publicis
                                                that he or she individually wishes to waive
                                                his or her own preemptive subscription rights
                                                with respect to any particular offering if he
                                                or she so chooses. A two-thirds majority of
                                                the shares entitled to vote at an
                                                extraordinary general meeting may also grant
                                                to existing shareholders a non-transferable
                                                priority right to subscribe to any new
                                                securities that may affect Publicis's share
                                                capital. Shareholders may also waive their
                                                own preferential subscription rights with
                                                respect to any particular offering.

                                     STOCK REPURCHASES

     A Delaware corporation may not purchase
or redeem its own shares of capital stock for cash or other property when the capital of the corporation is impaired or when the purchase or redemption would cause any impairment of the capital of the corporation. Bcom3's certificate of incorporation does not provide for redemption upon any specified event.

    Under the stock purchase agreement, if a stockholder ceases to serve as an employee, then as a general rule Bcom3 will repurchase all of his or her

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
shares, effective as of the date of his or
her departure, at their then "Per Share Book
Value." See "Description of Capital Stock of
Bcom3 -- Stock Purchase Agreement" above.
There is a special rule if the stockholder
ceases to serve as an employee under the
following circumstances:

    - by reason of his or her death or
      "Permanent Disability";

    - by reason of his or her discharge
      without "Cause"; or

    - on terms that Bcom3, in its
      discretion, acknowledge in writing
      constitute an "Agreed Separation."

    In these cases, the former employee is
entitled to become a continuing stockholder and retain his or her shares for a holding period of up to ten years after his or her departure. At the end of this holding period, Bcom3 will repurchase all of his or her shares at their then Per Share Book
Value. Notwithstanding the foregoing, the continuing stockholder may elect to require
Bcom3 to repurchase his or her shares at any time during this holding period by delivering written notice to Bcom3. In the event the continuing stockholder gives such notice, Bcom3 is required to repurchase his or her shares on the last day of the fiscal year in which Bcom3 receives such written notice, or on such earlier date as Bcom3 may select, at the then Per Share Book Value of such shares.

    If the continuing stockholder breaches
any applicable noncompete, nonsolicitation, confidentiality, or other restrictive covenant during the relevant post-employment period, however, Bcom3 may elect to repurchase his or her shares immediately at their then Per Share Book Value. See
"Description of Capital Stock of
Bcom3 -- Stock Purchase Agreement" above.

    The stock purchase agreement also grants
Bcom3 an option to repurchase a
stockholder's shares immediately, at their
Per Share Book Value, if the stockholder becomes "Insolvent," if he or she makes or attempts to make a prohibited transfer of his or her shares (see "Description of Capital Stock of Bcom3 -- Restrictions on
Transfer of Shares" above), or if he or she breaches any applicable noncompete, nonsolicitation, confidentiality, or other

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
restrictive covenant (see "Description of
Capital Stock of Bcom3 -- Stock Purchase
Agreement" above).

                                   ANTI-TAKEOVER MEASURES

     Under Delaware law, a corporation is           Publicis's statuts provide double voting
subject to statutory anti-takeover              rights for shares held by the same
provisions unless the corporation elects in     shareholder for at least two years.
its certificate of incorporation or bylaws      Publicis's statuts further provide that any
not to be governed by these anti-takeover       person or group that fails to notify
provisions. Neither Bcom3's certificate of      Publicis within 15 days of acquiring or
incorporation nor its bylaws contain an         disposing of 1% or any multiple of 1% of
election not to be governed by these            Publicis's share capital will be deprived of
provisions of Delaware law. Therefore, Bcom3    voting rights for shares in excess of the
is governed by the anti-takeover provisions     unreported fraction. In addition, Publicis's
under Delaware law which preclude a             shareholders have authorized Publicis's
corporation from engaging in any "business      management board to increase the company's
combination" (i.e., mergers, consolidations     capital in response to a third party tender
and certain asset sales) with any person        offer for its shares. Finally, Publicis's
(other than the corporation and any direct      statuts further provide that Publicis has
or indirect majority-owned subsidiary of the    the right to request that legal entities who
corporation) that owns 15% or more of the       own more than 2.5% of Publicis's economic or
outstanding voting stock of the corporation     voting power identify the persons directly
(except for any person whose ownership of       or indirectly holding more than one-third of
shares in excess of the 15% limitation is       the share capital or voting power of such
the result of action taken solely by the        entity.
corporation) for a period of three years
following the time that the stockholder             The French Commercial Code provides that
obtained ownership of more than 15% of the      any individual or entity, acting alone or in
outstanding voting stock of the corporation.    concert with others, that becomes the owner,
The three-year waiting period does not          directly or indirectly, of more than 5%,
apply, however, if:                             10%, 20%, one-third, 50% or two-thirds of
                                                the outstanding shares or voting rights of a
- prior to the time the person obtained         listed company in France, such as Publicis,
  ownership of more than 15% of the             or that increases or decreases its
  outstanding voting stock of the               shareholding or voting rights above or below
  corporation, the board of directors of the    any of those percentages, must notify the
  corporation approved either the business      company within 15 calendar days of the date
  combination or the transaction which          it crosses such thresholds of the number of
  resulted in the stockholder owning in         shares it holds and their voting rights. The
  excess of 15% of the outstanding voting       individual or entity must also notify the
  stock;                                        Conseil des Marches Financiers, or CMF,
                                                within five trading days of the date it
- upon completion of the transaction which      crosses these thresholds.
  resulted in the stockholder owning in
  excess of 15% of the outstanding voting           French law and COB regulations impose
  stock of the corporation, the stockholder     additional reporting requirements on persons
  owned at least 85% of the voting stock of     who acquire more than 10% or 20% of the
  the corporation outstanding at the time       outstanding shares or voting rights of a
  that the transaction commenced, excluding,    listed company. These persons must file a
  for purposes of determining the voting        report with the company, the COB and the CMF
  stock outstanding, shares owned by persons    within 15 days of the date they cross the
  who are directors and also officers and       threshold. In the report, the acquiror must
  certain employee stock plans; or              specify its intentions for the following
                                                12-month period, including whether or not it
- at or subsequent to the time that the         intends to continue its purchases, to
  stockholder obtained more than 15% of the     acquire control of the company in question
  outstanding voting stock of the               or to nominate candidates for
  corporation, the business combination is
  approved by the board of directors and

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
  authorized at an annual or special meetin     the management board or the supervisory board.
  of stockholders, and not by written           The CMF makes the notice public. The acquiror
  consent, by the affirmative vote of at        must also publish a press release stating its
  least 66 2/3% of the outstanding voting      intentions in a financial newspaper of
  stock that is not owned by the acquiring      national circulation in France. The acquiror
  stockholder.                                  may amend its stated intentions, provided that
                                                it does so on the basis of significant
                                                changes in its own situation or that of its
                                                shareholders. Upon any change of intention,
                                                it must file a new report.

                                                    To permit holders to give the required
                                                notice, Publicis is required to publish in
                                                the BALO no later than 15 calendar days
                                                after the annual ordinary general
                                                shareholders meeting information with
                                                respect to the total number of voting rights
                                                outstanding as of the date of such meeting.
                                                In addition, if the number of outstanding
                                                voting rights changes by 5% or more between
                                                two annual ordinary general meetings,
                                                Publicis is required to publish in the BALO,
                                                within 15 calendar days of such change, the
                                                number of voting rights outstanding and
                                                provide the CMF with written notice of such
                                                information. The CMF publishes the total
                                                number of voting rights so notified by all
                                                listed companies in a weekly notice (avis),
                                                noting the date each such number was last
                                                updated.

                                                    If any person fails to comply with the
                                                legal notification requirement, the shares
                                                or voting rights in excess of the relevant
                                                threshold will be deprived of voting rights
                                                for all shareholder meetings until the end
                                                of a two-year period following the date on
                                                which their owner complies with the
                                                notification requirements. In addition, any
                                                shareholder who fails to comply with these
                                                requirements may have all or part of the
                                                shareholders' voting rights suspended for up
                                                to five years by the Commercial Court at the
                                                request of the chairman, any shareholder or
                                                the COB, and may be subject to a fine.

                                                    Under CMF regulations, and subject to
                                                limited exemptions granted by the CMF, any
                                                person or persons acting in concert who
                                                become the holder of in excess of one-third
                                                of the share capital or voting rights
                                                (including double voting rights, if any) of
                                                a French listed company must initiate a
                                                public tender offer for the balance of the
                                                share capital of such company.

                                                    In addition, a number of provisions of
                                                the French Commercial Code allow
                                                corporations to

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                                adopt statuts that have anti-takeover
                                                effects, including provisions that allow:

                                                - limitations on the voting power of
                                                  shareholders; and

                                                - shareholders' agreements that provide for
                                                  preemptive rights in case of a sale of
                                                  shares by a shareholder.

                                                    Publicis's shareholders have authorized
                                                Publicis's management board to increase its
                                                capital in response to a third party tender
                                                offer for its shares.

                             CONFLICT OF INTEREST TRANSACTIONS

     Delaware law generally permits                 Under the French Commercial Code, any
transactions between a corporation and a        transaction directly or indirectly between a
director of that corporation if:                company and one of its directors that cannot
                                                be reasonably considered to be in the
- material facts as to the director's           ordinary operations of the company, is
  interest are disclosed to the board of        subject to the prior consent of the
  directors and a majority of disinterested     supervisory board. Any such transaction
  directors approve the transaction;            concluded without the prior consent of the
                                                supervisory board can be nullified if it
- the material facts as to the director's       causes prejudice to the company. An
  interest are disclosed to the stockholders    interested director, or a person acting on
  and the transaction is specifically           such director's behalf, can be held liable
  approved in good faith by a vote of the       on this basis. In any case, a director must
  stockholders; or                              abstain from voting at such supervisory
                                                board meeting. The statutory auditor must be
- the transaction is fair to the corporation    informed of the transaction within one month
  at the time it is authorized by the board     following its conclusion and must prepare a
  of directors or the stockholders.             report to be submitted to the shareholders
                                                for approval at their next meeting. At the
                                                meeting, the interested director may not
                                                vote on the resolution approving the
                                                transaction, nor may his or her shares be
                                                taken into account in determining the
                                                outcome of the vote or whether a quorum is
                                                present. The interested director must
                                                abstain from voting at the shareholders'
                                                meeting ratifying such transaction. In the
                                                event the transaction is not ratified by the
                                                shareholders at a shareholders meeting, it
                                                will remain enforceable by third parties
                                                against the company, but the company may in
                                                turn hold the interested director and, in
                                                some circumstances, the other directors
                                                liable for any damages it may suffer as a
                                                result. In addition, the transaction may be
                                                canceled if it is fraudulent. In the case of
                                                transactions with directors that can be
                                                considered within the company's ordinary
                                                course of business, the interested director
                                                must provide a copy of the governing
                                                agreement to the chair of the supervisory
                                                board, and the members of the

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------

                                                 supervisory board and the statutory auditors
                                                 must be informed of the principal terms of
                                                 each such transaction.

                                                    Similar limitations apply to transactions
                                                 between a company and a holder of shares
                                                 carrying 5% or more of such company's voting
                                                 power (or, if such shareholder is a legal
                                                 entity, the entity's parent, if any) and to
                                                 transactions between a company and another
                                                 company if the chairman of such company owns
                                                 the other company, is a member of its board
                                                 of directors or supervisory board, or acts as
                                                 a manager of the other company. Certain
                                                 transactions between a corporation and any of
                                                 its directors are prohibited under the French
                                                 Commercial Code. The compensation of members
                                                 of the management's board can only be decided
                                                 by the supervisory board.

                                     LOANS TO DIRECTORS

     Pursuant to a recently-enacted federal         The French Commercial Code does not
law, an Exchange Act reporting company, such    allow a company to make any loan to any
as Bcom3, is generally prohibited from          individual member of the board of directors
making or maintaining personal loans to or      or their dependents. A company may make
for any director or executive officer of        loans to members of the supervisory board
such company.                                   that are entities, but not to the individual
                                                representing the entity, provided
                                                transaction procedures and conditions
                                                regarding conflicts of interest are
                                                satisfied. See "-- Conflict of Interest
                                                Transactions" for further description of
                                                these conditions.

                                                    Publicis is also subject to the new law
                                                that prohibits Exchange Act reporting
                                                companies from making or maintaining
                                                personal loans to or for any of its
                                                directors or executive officers.

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                         DIVIDENDS

     Delaware law permits a corporation to          Dividends on Publicis's ordinary shares
pay dividends out of (1) surplus, which is      are distributed to shareholders pro rata.
the excess of net assets of the corporation     Outstanding dividends are payable to
over capital, or (2) net profits for the        shareholders on the date of the
current and/or immediately preceding fiscal     shareholders' meeting at which the
year if the corporation does not have           distribution of dividends is approved,
adequate surplus, unless the net assets are     subject to any conditions imposed by the
less than the capital of any outstanding        shareholders at the meeting. The dividend
preferred stock. In determining the amount      payment date is decided by the shareholders
of surplus of a Delaware corporation, the       at an ordinary general meeting (or by the
assets of the corporation, including stock      management board in the absence of such a
of subsidiaries owned by the corporation,       decision by the shareholders). Subject to
must be valued at their fair market value as    certain conditions, Publicis's management
determined by the board of directors,           board can decide the distribution of interim
without regard to their historical book         dividends during the course of the fiscal
value.                                          year, but in any case before the approval of
                                                the annual accounts by the annual ordinary
    Bcom3's certificate of incorporation        general meeting of shareholders. Dividends
provides that holders of Class A and Class B    on shares that are not claimed within five
common stock shall be equally entitled to       years of the date of declared payment revert
receive dividends if and when declared by       to the French government.
the board of directors, payable in cash,
property or securities of Bcom3. To the             Under the French Commercial Code, the
extent such dividends are paid in shares,       ordinary shareholders meeting at which
Class A common stockholders will be entitled    annual dividends may be declared must be
to receive Class A common stock, and Class B    held within six months of the end of a
common stockholders will be entitled to         company's fiscal year unless otherwise
receive Class B common stock, provided that     authorized by court order. Annual dividends
each class shall be paid at an equal rate.      must be paid within nine months of the end
                                                of a company's fiscal year, unless otherwise
                                                authorized by court order.

                                     STOCKHOLDER SUITS

     Under Delaware law, a stockholder may          Under the French Commercial Code, one or
bring a derivative action on behalf of the      more shareholders can sue the directors of
corporation to enforce the rights of the        the company, on behalf of the company, for
corporation. A person may institute and         damages suffered by the company. Any damages
maintain a derivative suit only if the          awarded are paid to the company. One or more
person was a stockholder at the time of the     shareholders can also sue the directors of
transaction which is the subject of the suit    the company, in his or her own name, for
or its stock was transferred to it by           damages personally suffered by him or her.
operation of law. Additionally, under           In such a case, any damages awarded are paid
Delaware case law, the plaintiff generally      to the dissenting shareholder or
must be a stockholder not only at the time      shareholders. There are no class action
of the transaction which is the subject of      lawsuits permitted under the French
the suit, but also through the duration of      Commercial Code.
the derivative suit. Delaware law also
requires that the derivative plaintiff make
a demand on the directors of the corporation
to assert the corporate claim before the
suit may be prosecuted by the derivative
plaintiff, unless the demand would be
futile.

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

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                     LIMITATION ON ENFORCEABILITY OF CIVIL LIABILITIES
                             UNDER U.S. FEDERAL SECURITIES LAWS

               ABILITY TO BRING SUITS, ENFORCE JUDGMENTS AND ENFORCE U.S. LAW

     Bcom3 is a U.S. company incorporated           See "Enforceability of Civil
under the laws of Delaware. All of its          Liabilities."
directors and officers are residents of the
U.S., and Bcom3 has substantial assets
located in the U.S. As a result, U.S.
investors generally can initiate lawsuits in
the U.S. against Bcom3 and its directors and
officers and can enforce lawsuits based on
U.S. federal securities laws in U.S. courts.

                        SHORT-SWING PROFITS AND TRADING BY INSIDERS

     Directors and officers of Bcom3 are            Article L.225-109 of the French
governed by rules under the Exchange Act        Commercial Code provides that the chairman
that may require directors and officers to      of the supervisory board, the supervisory
forfeit any "short-swing" profits realized      board members, the chairman of the
from purchases and sales, as determined         management board, the management board
under the Exchange Act and the rules            members, the officers and the permanent
thereunder, of Bcom3 equity securities.         representatives of legal entities exercising
                                                the aforementioned functions, are required
                                                to register or deposit with a bank or a
                                                broker their shares in the company, its
                                                subsidiaries, its parent company or other
                                                subsidiaries thereof. This requirement
                                                extends as well to their minor children and
                                                to spouses with whom they are married under
                                                a community property regime. This
                                                requirement is intended to permit the COB to
                                                identify and verify the validity of any
                                                transactions on the company's shares made by
                                                these persons.

                                                    The COB recommends:

                                                - that the above-mentioned chairman of the
                                                  supervisory board, the supervisory board
                                                  members, the chairman of the management
                                                  board, the management board members, the
                                                  officers and the permanent representatives
                                                  of legal entities exercising the
                                                  aforementioned functions:

                                                    - register their shares in the company
                                                      at the date of their appointment and at any
                                                      time they purchase shares;

                                                    - disclose to the company any sale or
                                                      purchase of securities; and

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                                - that the company file with the COB a
                                                  quarterly form describing, on an anonymous
                                                  basis, the total number of shares
                                                  transferred, the number of concerned
                                                  persons and the average price of transfer.

                                                    This COB recommendation is also
                                                applicable to any security giving the right
                                                to receive shares. Directors and officers of
                                                Publicis are not governed by the
                                                "short-swing" profit rules under the
                                                Exchange Act and the rules promulgated
                                                thereunder.

                                PROXY STATEMENTS AND REPORTS

                            NOTICES AND REPORTS TO STOCKHOLDERS

     Under Delaware law and U.S. securities         Under the French Commercial Code,
laws, Bcom3 must comply with notice and         Publicis must comply with notice and
disclosure requirements prior to any            disclosure requirements prior to any
stockholder meetings.                           shareholders' meetings.

                                                    For the U.S. securities laws
                                                requirements on notices and reports, see
                                                "The Mergers -- Other Effects of the
                                                Mergers -- Content and Timing of Reports and
                                                Notices of the Companies."

                                   REPORTING REQUIREMENTS

     As a U.S. public company, Bcom3 must           Under the French Commercial Code, within
file with the SEC, among other reports and      one month of its annual ordinary shareholder
notices:                                        meeting, a French company is required to
                                                file the following with the appropriate
- an annual report on Form 10-K within 90       Commercial Court:
  days after the end of each fiscal year;
                                                - the annual financial statements;
- quarterly reports on Form 10-Q within 45
  days after the end of each fiscal quarter;    - the management report;
  and
                                                - the independent auditors' report on the
- current reports on Form 8-K upon the            annual financial statements; and
  occurrence of important corporate events.
                                                - the proposal for the allocation of the
                                                  result submitted to the shareholders and the
                                                  resolution passed.

                                                    As a company at the head of a group of
                                                companies, Publicis must also file
                                                consolidated financial statements, a group
                                                management report, and the independent
                                                auditors' report.

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                                    As a company listed on a regulated
                                                market, Publicis is also required to file
                                                the inventory of the securities listed in
                                                the corporate portfolio as of the close of
                                                the fiscal year.

                                                    In addition, as a publicly-held company,
                                                Publicis is required to:

                                                - publish annually, in the BALO, within four
                                                  months of the close of the fiscal year and
                                                  at least 15 days prior to the annual
                                                  ordinary shareholder meeting, the
                                                  following documents and, in the event they
                                                  have not been verified by the independent
                                                  auditor, to clearly manifest on the face
                                                  thereof that they have not been verified
                                                  by the independent auditor:

                                                - the annual financial statements;

                                                - the proposal for the allocation of the
                                                  result, in table format proposed by the
                                                  general accounting form; and

                                                - the consolidated financial statements;

                                                - publish, within 45 days following the
                                                  approval of the annual financial statements
                                                  by the annual ordinary general
                                                  shareholders meeting, a separate insertion
                                                  in the BALO of:

                                                - the approved annual financial statements;

                                                - the decision of the allocation of the
                                                  result; and

                                                - the consolidated accounts reviewed by the
                                                  independent auditor;

                                                - publish within four months of the end of
                                                  the first six months of a fiscal year a
                                                  table of activity and results and a report
                                                  on the activity in that six month period;

                                                - publish, within 45 days of the end of each
                                                  quarter, broken down by each branch of
                                                  activity:

                                                - the amount of turnover for the quarter,
                                                  and, if applicable, the amount of turnover
                                                  for the previous quarters in that fiscal
                                                  period and a comparison of those figures
                                                  with those from the preceding year; and

               CURRENT RIGHTS                               RIGHTS OF HOLDERS OF
        OF BCOM3 COMMON STOCKHOLDERS                      PUBLICIS ORDINARY SHARES
        ----------------------------                      ------------------------
                                                - a consolidated statement of the net amount
                                                  of turnover.

                                                    As a foreign private issuer in the
                                                United States, Publicis is required to file
                                                with the SEC:

                                                - an annual report on Form 20-F within six
                                                  months after the end of each fiscal year;
                                                  and

                                                - reports on Form 6-K relating to
                                                  information material to Publicis which is
                                                  required to be publicly disclosed in
                                                  France or filed with Euronext Paris, or
                                                  relating to information distributed or
                                                  required to be distributed by Publicis to
                                                  its shareholders.

                                  DISCLOSURE OF INTERESTS

     Acquirors of Bcom3's equity securities         Under the French Commercial Code, when a
are subject to disclosure requirements under    shareholder gains possession of more than
Section 13(d)(1) of the Exchange Act and        5%, 10%, 20%, one-third, 50% or two-thirds
Rule 13d-1 thereunder, which provide that       of the capital or the voting rights of a
any person who becomes the beneficial owner     company, that shareholder is required to
of more than 5% of the outstanding common       inform the company of the total number of
stock must, within 10 days after such           shares held by it within 15 days of such
acquisition:                                    acquisition and inform the CMF within five
                                                trading days of such acquisition. The same
- file a Schedule 13D with the SEC              disclosure is required in the event that a
  disclosing specified information; and         shareholder's interest drops below any one
                                                of the specified levels.
- send a copy of the Schedule 13D to Bcom3.
                                                    For more information, see "Description
                                                of Publicis Share Capital -- Requirements
                                                for Holdings Exceeding Specified
                                                Percentages."

                                                    Acquirors of Publicis's equity
                                                securities are also subject to the
                                                disclosure requirements under Section
                                                13(d)(1) of the Exchange Act and Rule 13d-1
                                                thereunder.

         INFORMATION RELATING TO SALES OF THE DEBT PORTION OF THE OBSAS

     This proxy statement/prospectus is part of a registration statement that Publicis filed with the SEC using a "shelf" registration or continuous offering process. If the mergers described herein are approved and consummated, it is intended that the debt portion of the OBSAs (referred to herein as "notes") will be sold on behalf of former Bcom3 stockholders in accordance with the process described under the captions "The Publicis/Bcom3 Merger -- Sale of Debt Portion of the OBSAs" and "-- Plan of Distribution." Each time notes are sold by the nominee, who will be appointed by Bcom3 to act on behalf of the former Bcom3 stockholders in connection with the sale of the notes, the offerees of such notes will be provided with a prospectus supplement containing specific information about the transaction pursuant to which the notes are being offered and related information. The prospectus supplement may add, update or change information in this proxy statement/prospectus. If there is any inconsistency between the information in this proxy statement/prospectus and any prospectus supplement, any offeree of the notes should rely on the information in that prospectus supplement. Such offeree should read both this proxy statement/prospectus and any prospectus supplement together with the additional information described under the caption "Where You Can Find More Information."

     The registration statement containing this proxy statement/prospectus, including the exhibits to the registration statement, provides additional information about Publicis and the notes being registered for resale under this proxy statement/prospectus. The registration statement, including the exhibits, can be read on the SEC web site or at the SEC office mentioned under the caption "Where You Can Find More Information."

     Any offeree of the notes should rely only on the information contained in this document and the information to which the offeree has been referred. None of Publicis, Bcom3, the nominee or any Bcom3 stockholder have authorized anyone to provide such offerees with information that is different. This proxy statement/prospectus may only be used in connection with a sale of notes where it is legal to sell the notes. The information in this proxy statement/prospectus may only be accurate on the date of this proxy statement/ prospectus.

SELLING SECURITYHOLDER

     In connection with the Publicis/Bcom3 merger, Publicis will issue approximately E857,812,500 in principal amount of notes to the nominee, who in turn will act as selling securityholder on behalf of the former Bcom3 stockholders in connection with the sale of the notes. In this proxy statement/prospectus, when we refer to the selling securityholder, we are referring to the nominee. Included among the former Bcom3 stockholders on behalf of whom this sale would be made are the following persons and entities, each of whom may be deemed an affiliate of Bcom3: Roger A. Haupt, Chairman, Chief Executive Officer and a director of Bcom3; Craig D. Brown, President, Chief Operating Officer and a director of Bcom3; Christian E. Kimball, Chief Administrative Officer and Chief Legal Officer of Bcom3; Roy J. Bostock, a director of Bcom3; Richard B. Fizdale, a director of Bcom3; and Dentsu Inc.

     Any or all of the principal amount of notes may be offered for sale with this prospectus by the nominee, as selling securityholder, from time to time. Accordingly, no estimate can be given as to the amount of notes that will be held by the nominee, as selling securityholder, upon consummation of any sales. In addition, the nominee, as selling securityholder, may sell, in transactions exempt from the registration requirements of the Securities Act, some or all of the notes after the date of this proxy statement/prospectus.

     Information about the selling securityholder and the amount of notes which it holds may change over time. Any changed information will be set forth in prospectus supplements.

PLAN OF DISTRIBUTION

     Neither Publicis nor Bcom3 will receive any of the proceeds of the sale of the notes offered by this proxy statement/prospectus and any prospectus supplement hereto, except that Publicis will be reimbursed for payments which will be made to the Bcom3 stock option holders, as described under the caption "The Publicis/Bcom3 Merger -- Effect on Stock Options," plus any interest cost incurred in funding the payment.

The aggregate proceeds to the selling securityholder from the sale of the notes will be the purchase price of the notes, less such option reimbursement amount and any discounts, commissions or other sale expenses. Under the terms of the Publicis/Bcom3 merger agreement, the nominee will be instructed to distribute the net proceeds of the sale of the notes to an exchange agent, who will in turn distribute such proceeds to former Bcom3 stockholders as part of the consideration they are to receive in the merger.

     If the Bcom3 board has not otherwise made definitive arrangements to sell the notes by the closing of the mergers, Bcom3 will appoint a marketing agent, reasonably acceptable to Publicis, for the sale. The marketing agent will be instructed to use reasonable best efforts to sell the notes for cash after the closing. The proceeds to be received in the sale may also include non-cash components and/or this marketing agent may effect a distribution-in-kind of the notes, so long as the marketing agent has received the prior written consent of persons who held at least a majority of the Bcom3 shares outstanding immediately prior to the first step merger and, in certain circumstances, the prior written consent of Publicis. The terms governing the marketing agent will be set forth in a marketing agent agreement containing indemnities from Publicis in favor of the marketing agent for liabilities arising in connection with the sale of the notes. Under this agreement, the marketing agent will have no liability to any person for its actions in connection with the sale, except in the case of the marketing agent's gross negligence or willful misconduct. Prior to the appointment of the marketing agent and prior to the effective time of the mergers, the Bcom3 board will function as the marketing agent.

     It is expected that the marketing agent will be one or more individuals or an entity, who will in turn engage one or more financial institutions to act as underwriter or placement agent for the sale. The terms, conditions and manner of the sale will be determined solely in the discretion of the marketing agent.

     The manner of sale may include any one or combination of the following, among other possibilities, as determined by the marketing agent:

     - a public or private offering outside the United States, with or without a listing;

     - an offering in the United States;

     - a sale of the notes to a newly-formed or existing "special purpose entity," which would purchase the notes from the nominee using proceeds from its own issuance of one or more series of securities; or

     - a sale of the notes (or any securities issued by a special purpose entity) in conjunction with one or more equity or equity-linked securities.

     The notes (or any securities issued by a special purpose entity) may, in the discretion of the marketing agent, be sold to any person, including persons that may be affiliated with Bcom3, such as Publicis or Dentsu, or investment banks (or affiliates thereof) that may have rendered services to Publicis, Bcom3 or Dentsu.

     The notes may be sold in one or more sales over time, and each sale may occur at or after the closing date of the mergers, as determined by the marketing agent. The notes may be sold at fixed or varying prices or in privately negotiated transactions. These sales may be effected in transactions

     - on any securities exchange or quotation service on which the notes may be listed or quoted at the time of the sale, including Euronext Paris;

     - in the over-the-counter market; or

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market.

     Any underwriters, broker-dealers or agents engaged by the marketing agent may receive compensation in the form of discounts, concessions or commissions from the selling securityholder or the purchasers of the notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     If the notes are sold through underwriters or broker-dealers, the nominee, acting on behalf of the former Bcom3 stockholders, will be responsible for paying underwriting discounts or commissions or agent's commissions from the gross proceeds of any such sales.

     At the time a particular offering of the notes is made, if required, a prospectus supplement will be distributed which will set forth the name of the selling securityholder, the aggregate amount and type of notes being offered and the terms of the offering including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders, (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers and (4) whether any persons involved may be deemed an "underwriter" within the meaning of Section 2(11) of the Securities Act.

     If the marketing agent so requests, Publicis has agreed to apply for listing of the notes on Euronext Paris. Notwithstanding this fact, no assurances can be given as to the development of liquidity or any trading market for the notes.

     The nominee, as selling securityholder, may sell some or all of the notes in transactions exempt from the requirements of the Securities Act after the date of this proxy statement/prospectus.

     The nominee, as selling securityholder, and any other person participating in the sale of the notes will be subject to Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the notes by the nominee, as selling securityholder, and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes to engage in market-making activities with respect to the particular notes being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes.

     Pursuant to the Publicis/Bcom3 merger agreement, Publicis may agree to indemnify any underwriter or broker-dealer that participates in transactions involving sales of the notes against certain liabilities, including liabilities arising under the Securities Act. Publicis has agreed to prepare and file with the SEC, until the earlier of such time as all the notes have been sold and nine months after the closing of the mergers, such amendments to the registration statement of which this proxy statement/prospectus is a part and any prospectus supplements as may be necessary to keep the registration statement effective and to comply with the provisions of the Securities Act with respect to the sale of the notes.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     Publicis is a corporation organized under the laws of France. The majority of its directors are citizens and residents of countries other than the United States, and the majority of its assets are located outside of the United States. Accordingly, it may be difficult for investors:

     - to effect service of process on, and thereby obtain jurisdiction over, Publicis or its directors in courts in the United States in actions predicated on the civil liability provisions of the U.S. federal securities laws;

     - to enforce judgments obtained in such actions against Publicis or its directors;

     - to obtain judgments against Publicis or its directors in original actions in non-U.S. courts predicated solely upon the U.S. federal securities laws; or

     - to enforce against Publicis or its directors in non-U.S. courts judgments of courts in the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

     Generally speaking, the process for obtaining judgments against Publicis or its directors in French courts, for obtaining judgments in French courts based on U.S. federal securities laws, and for obtaining judgments under French law for claims brought with respect to the ORAs and the OBSAs would be substantially similar to the process which would be used if such claims were or could be brought in courts in the United States, subject to the requirement that claims with respect to the ORAs can generally only be brought by the representatives of the holders acting on an authorizing resolution adopted at a meeting of holders, as described under the caption, "Description of the ORAs -- Meeting of Holders and Representatives of Holders" above. Suits to enforce certain rights of the holders of OBSA notes under the combined note contract can only be brought by the trustee upon the request of the holders of at least a majority of the principal amount of the notes, as described under the caption "Description of the OBSAs -- Terms of Notes -- Control by Majority; Limitation on Suits" above.

                               FRENCH PROSPECTUS

     Publicis has obtained approval (visa) of the document comprising the French prospectus, which was included in Publicis's proxy statement mailed to its shareholders in connection with the June 18, 2002 shareholder meeting in accordance with French laws, from the Commission des Operations de Bourse (the
COB), and the document is available for inspection at the offices of Publicis, 133, Avenue des Champs-Elysees, 75008 Paris, France, on Publicis's website at www.publicis.com, and on the COB's website at www.cob.fr. The French prospectus does not form part of, and is not incorporated by reference into, this proxy statement/prospectus. Publicis distributed to its stockholders a proxy statement relating to the mergers, a copy of which is available for inspection at the offices of Publicis.

                      WHERE YOU CAN FIND MORE INFORMATION

     Publicis files annual and special reports and other information with the SEC. Bcom3 files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that either company files at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide website maintained by the SEC at www.sec.gov.

     Publicis has filed a registration statement on Form F-4 to register with the SEC the Publicis ordinary shares and other Publicis securities to be received by the holders of Bcom3 common stock in the Publicis/Bcom3 merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Publicis in addition to being a proxy statement of Bcom3 for the special meeting of Bcom3 stockholders. The registration statement of which this proxy statement/prospectus forms a part, including the exhibits, is available at the SEC as discussed above.

     The SEC permits Publicis to "incorporate by reference" information into this proxy statement/prospectus. This means that Publicis can disclose important information to you by referring you to another document filed separately with the SEC. This proxy statement/prospectus incorporates by reference the documents set forth below which Publicis previously filed with the SEC. These documents contain important information about Publicis and its financial condition.


          PUBLICIS SEC FILINGS                        PERIOD/FILING DATE
          --------------------             -----------------------------------------
Annual Report on Form 20-F/A.............  Year ended December 31, 2001
Current Reports on Form 6-K..............  Filed on January 10, 2002, January 24,
                                           2002, February 8, 2002, February 13,
                                           2002, March 7, 2002, March 12, 2002,
                                           March 14, 2002, May 16, 2002, August 13,
                                           2002


     Publicis also incorporates by reference into this proxy statement/prospectus additional documents that it may file with the SEC from the date of this proxy statement/prospectus to the date of the special meeting of Bcom3 stockholders. The information incorporated by reference into this proxy statement/prospectus is deemed to be part of this proxy statement/prospectus, except that any statement contained in a document incorporated by reference into this proxy statement/prospectus shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus, or in any other subsequently filed document that also is incorporated by reference into this proxy statement/prospectus, modifies or supersedes that statement. Any statement modified or superseded in this manner shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement/prospectus.

     Publicis ADSs are quoted on The New York Stock Exchange. You may inspect any periodic reports and other information filed with the SEC by Publicis at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     You may have previously received some of the documents incorporated by reference, but you can obtain any of them through Publicis, the SEC or the SEC's Internet world wide website as described above. Documents incorporated by reference are available from Publicis without charge, except exhibits to the documents that have not specifically been incorporated by reference in this proxy statement/prospectus. In addition, Publicis also makes available to its shareholders its annual report in French and English, and the "Reference Document" filed with the COB in French. Shareholders may obtain these documents by requesting them in writing or by telephone from Publicis at the following address:

                              Publicis Groupe S.A.
                         133, Avenue des Champs-Elysees
                              75008 Paris, France
                           Attention: Pierre Benaich

     If you would like to request documents from Publicis, please do so by
September   , 2002 to receive them before the special meeting of Bcom3 stockholders.
                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGERS. NEITHER PUBLICIS NOR BCOM3 HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY
STATEMENT/PROSPECTUS IS DATED AUGUST   , 2002. YOU SHOULD NOT ASSUME THAT THE
INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO BCOM3 STOCKHOLDERS NOR THE DELIVERY OF PUBLICIS ORDINARY SHARES AND OTHER PUBLICIS SECURITIES TO BE RECEIVED IN THE MERGER SHOULD CREATE ANY IMPLICATION TO THE CONTRARY.

                                    EXPERTS


     The consolidated financial statements of Publicis at December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 incorporated by reference in this proxy statement/prospectus from Publicis's Annual Report on Form 20-F/A for the fiscal year 2001 have been audited by Ernst & Young Audit and Mazars & Guerard S.A., independent auditors, as set forth in their report which is incorporated herein by reference, and are so incorporated in reliance upon such report given on the authority of such firms as experts in accounting and auditing.



     The consolidated financial statements of Publicis at December 31, 1999, and for the year then ended, incorporated by reference in this proxy statement/prospectus from Publicis's Annual Report on Form 20-F/A for the fiscal year 2001 have been audited by Mazars & Guerard S.A., independent auditors, as set forth in their report which is incorporated herein by reference, and are so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


     The consolidated financial statements of Bcom3 included in this proxy statement/prospectus as of December 31, 2001 and 2000 and for each of the two years ended December 31, 2001 have been so included in reliance on the report by Arthur Andersen LLP, independent public accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of The Leo Group, Inc., included in this proxy statement/prospectus as of December 31, 1999 and 1998 and for each of the three years ended December 31, 1999 have been so included in reliance on the report by Arthur Andersen LLP, independent public accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of The MacManus Group, Inc., included in this proxy statement/ prospectus as of December 31, 1999 and 1998 and for each of the three years ended December 31, 1999 have been so included in reliance on the report by Arthur Andersen LLP, independent public accountants, given on the authority of said firms as experts in accounting and auditing.

     Effective at the close of business on May 22, 2002, Arthur Andersen LLP ("Arthur Andersen") was released from its obligations to Bcom3 as Bcom3's independent accountants and the engagement of Ernst & Young LLP to serve as Bcom3's independent public accounts, effective May 23, 2002, was approved.

     Bcom3 has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to Bcom3 naming it in this proxy statement/prospectus as having certified (1) Bcom3's consolidated financial statements for the two years ended December 31, 2001, (2) The Leo Group's consolidated financial statements for the three years ended December 31, 1999 and (3) The MacManus Group's consolidated financial statements for the three years ended December 31, 1999 as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore your right to recovery under that section may be limited as a result of the lack of consent. Bcom3 has also not been able to obtain, after reasonable efforts, manually signed accountants' reports from Arthur Andersen LLP, and, consequently, Bcom3 has included copies of the latest signed and dated accountants' reports issued by Arthur Andersen LLP for the periods to which such reports relate.

                                 LEGAL MATTERS

     Alain Schwindenhammer, General Counsel of Publicis, will pass upon the validity of the Publicis ordinary shares, bare legal title and usufructs and the enforceability of the OBSA notes, warrants and ORAs to be issued pursuant to the merger under French law.

                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULE


                                                              PAGE
                                                              ----
BCOM3 GROUP, INC. AND SUBSIDIARIES
  Report of Management......................................   F-2
  Report of Independent Public Accountants..................   F-3
  Consolidated Balance Sheets as of December 31, 2001 and
     2000...................................................   F-4
  Consolidated Statements of Operations for the Years Ended
     December 31, 2001 and 2000.............................   F-5
  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 2001 and 2000.................   F-6
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2001 and 2000.............................   F-7
  Notes to Consolidated Financial Statements................   F-8
  Quarterly Results of Operations (Unaudited)...............  F-28
  Consolidated Balance Sheets as of June 30, 2002 and
     December 31, 2001......................................  F-29
  Consolidated Statements of Operations for the Six Months
     Ended June 30, 2002 and 2001...........................  F-30
  Consolidated Statements of Cash Flows for the Six Months
     Ended June 30, 2002 and 2001...........................  F-31
  Notes to Consolidated Condensed Financial Statements......  F-32
LEO BURNETT WORLDWIDE, INC. (FORMERLY KNOWN AS THE LEO
  GROUP, INC.)
  Report of Independent Public Accountants..................  F-39
  Consolidated Balance Sheets as of December 31, 1999 and
     1998...................................................  F-40
  Consolidated Statements of Income for the Years Ended
     December 31, 1999, 1998 and 1997.......................  F-41
  Consolidated Statements of Shareholders' Investment for
     the Years Ended December 31, 1999, 1998 and 1997.......  F-42
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998 and 1997.......................  F-44
  Notes to Consolidated Financial Statements................  F-45
THE MACMANUS GROUP, INC. AND SUBSIDIARIES
  Report of Independent Public Accountants..................  F-61
  Consolidated Balance Sheets as of December 31, 1999 and
     1998...................................................  F-62
  Consolidated Statements of Operations for the Years Ended
     December 31, 1999, 1998 and 1997.......................  F-63
  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 1999, 1998 and 1997...........  F-64
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998 and 1997.......................  F-65
  Notes to Consolidated Financial Statements................  F-66
SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS..............   S-1

                              REPORT OF MANAGEMENT

     The consolidated financial statements and other information included in this Form 10-K have been prepared by management, which is responsible for its fairness, integrity and objectivity. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States applied on a basis consistent with prior years and, where necessary, include amounts that are based on management's informed judgments and estimates. The financial information contained elsewhere in this Form 10-K has been prepared in a manner consistent with the preparation of the consolidated financial statements.

     The Company's system of internal controls is a major element in management's responsibility to provide a fair presentation of the financial statements. The system is designed to provide reasonable assurance that the Company's assets are safeguarded, that transactions are properly recorded and executed in accordance with management's authorization, that material errors are prevented or detected within a timely period, and that records are sufficient to produce reliable financial reports.

     Elements of these control systems are the establishment and communication of accounting and administrative policies and procedures and the selection and training of qualified personnel.

     The Audit Committee meets periodically with representatives of financial management and the independent public accountants to assure that each is properly discharging their responsibilities. In order to assure complete independence, the Audit Committee communicates directly and separately with the independent public accountants and financial management to discuss the results of their audits, the adequacy of internal accounting controls and the quality of financial reporting.

                ROGER A. HAUPT                               EILEEN A. KAMERICK
  ------------------------------------------     ------------------------------------------
                Roger A. Haupt                               Eileen A. Kamerick
                 Chairman and                           Executive Vice President and
           Chief Executive Officer                        Chief Financial Officer

PLEASE NOTE THAT THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED ARTHUR ANDERSEN LLP REPORT AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
  BCOM3 GROUP, INC.:

     We have audited the accompanying consolidated balance sheets of Bcom3 Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bcom3 Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule on page S-1 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

New York, New York
March 4, 2002 (except with respect to
the matters discussed in Note 20,
as to which the date is March 7, 2002)

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $  227,735   $  598,159
  Accounts receivable (less allowance for doubtful accounts
     of $39,055 and $41,541, respectively)..................   1,649,273    1,618,925
  Production expenditures billable to clients...............     213,527      186,292
  Prepaid expenses and other assets.........................     105,309      133,642
                                                              ----------   ----------
     Total Current Assets...................................   2,195,844    2,537,018
Property and equipment......................................     702,456      612,904
Less: Accumulated depreciation and amortization.............     326,014      260,210
                                                              ----------   ----------
     Property and equipment, net............................     376,442      352,694
Goodwill (less accumulated amortization of $120,607 and
  $65,074, respectively)....................................   1,304,723    1,266,955
Other.......................................................     229,430      277,212
                                                              ----------   ----------
     Total Assets...........................................  $4,106,439   $4,433,879
                                                              ==========   ==========
                        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Trade accounts payable....................................  $1,760,177   $1,631,048
  Short-term borrowings.....................................      39,393       39,826
  Current portion of long-term debt.........................       6,016       57,376
  Accrued expenses and other payables.......................     531,913      544,652
                                                              ----------   ----------
     Total Current Liabilities..............................   2,337,499    2,272,902
Long-term debt..............................................       9,450      389,128
Real estate finance obligation..............................     187,714      195,321
Deferred compensation and accrued retirement benefits.......     110,309      117,749
Other long-term liabilities.................................     105,286      118,677
Deferred rent...............................................      31,358       29,003
                                                              ----------   ----------
                                                                 444,117      849,878
Minority interest...........................................      18,047       14,141
Commitments and contingencies
Mandatorily redeemable stock................................     301,494      239,126
Stockholder's equity:
  Common Stock, Class B, $.01 par value, 10,000,000 shares
     authorized, 4,284,248 and 4,274,248 shares issued and
     outstanding at December 31, 2001 and 2000,
     respectively...........................................          43           43
  Additional paid-in capital................................   1,187,279    1,185,979
  Retained deficit..........................................    (174,048)    (124,332)
  Accumulated other comprehensive loss......................      (7,605)      (3,858)
                                                              ----------   ----------
                                                               1,005,669    1,057,832
  Unearned compensation.....................................        (387)          --
                                                              ----------   ----------
     Total Stockholder's Equity.............................   1,005,282    1,057,832
                                                              ----------   ----------
     Total Liabilities and Stockholder's Equity.............  $4,106,439   $4,433,879
                                                              ==========   ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
REVENUES....................................................  $1,917,343    $1,833,727
OPERATING EXPENSES:
  Compensation and employee benefits........................   1,142,398     1,134,699
  Other general expenses....................................     320,567       330,836
  Office and related expenses...............................     151,933       135,040
  Depreciation and amortization.............................     148,866       129,016
  Nonrecurring charge.......................................          --        71,889
  Restructuring and other special charges...................      20,252            --
                                                              ----------    ----------
     Total operating expenses...............................   1,784,016     1,801,480
OPERATING INCOME............................................     133,327        32,247
OTHER INCOME (EXPENSE):
  Interest income...........................................      22,443        34,487
  Interest expense..........................................     (44,007)      (58,555)
  Foreign currency loss.....................................      (1,254)       (2,980)
  Other income..............................................          --           193
                                                              ----------    ----------
     Total other expense....................................     (22,818)      (26,855)
                                                              ----------    ----------
INCOME BEFORE INCOME TAXES..................................     110,509         5,392
INCOME TAXES................................................      72,913        66,643
                                                              ----------    ----------
INCOME (LOSS) AFTER INCOME TAXES............................      37,596       (61,251)
MINORITY INTEREST...........................................     (10,973)       (8,288)
EQUITY IN (LOSS) INCOME OF AFFILIATES.......................        (542)        3,926
                                                              ----------    ----------
NET INCOME (LOSS)...........................................  $   26,081    $  (65,613)
                                                              ==========    ==========
NET LOSS PER COMMON SHARE:
NET INCOME (LOSS)...........................................  $   26,081    $  (65,613)
Exclude:
  Net income allocable to Mandatorily redeemable Class A
     common shares..........................................     (74,729)      (58,719)
                                                              ----------    ----------
Loss allocable to Class B common shares.....................  $  (48,648)   $ (124,332)
                                                              ==========    ==========
Weighted average Class B common shares outstanding..........   4,281,289     3,421,734
                                                              ==========    ==========
LOSS PER CLASS B COMMON SHARE...............................  $   (11.36)   $   (36.34)
                                                              ==========    ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2001 AND 2000
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                   LOANS TO
                                                                                    ADDITIONAL   STOCKHOLDERS   RETAINED
                                        COMPREHENSIVE    NUMBER OF    PAR VALUE--    PAID-IN      FOR STOCK     EARNINGS
                                        INCOME (LOSS)     SHARES         $.01        CAPITAL        SALES       (DEFICIT)
                                        -------------   -----------   -----------   ----------   ------------   ---------
BALANCE, DECEMBER 31, 1999............                   10,108,405      $100       $  126,800     $(5,600)     $  64,200
Allocation of balances to Mandatorily
 redeemable stock.....................                                   (100)        (126,800)      5,600        (64,200)
                                                        -----------      ----       ----------     -------      ---------
BALANCE, JANUARY 1, 2000..............                   10,108,405        --               --          --             --
Net loss..............................    $(65,613)                                                               (65,613)
Other comprehensive loss:
 Unrealized loss on investments (net
   of tax benefit of $225)............        (417)
 Foreign currency translation (net of
   tax benefit of $2,010).............     (22,063)
 Minimum pension liability............         310
                                          --------
Comprehensive loss....................    $(87,783)
                                          ========
Repayment of loans to stockholders....                                                               5,600
Issuance of Class B shares............                    4,274,248        43          485,994
Shares issued for acquisitions........                    6,013,300        60          701,733
Stock repurchases.....................                     (718,758)       (7)          (3,780)
Allocation to Mandatorily redeemable
 stock................................                  (15,402,947)      (53)           2,032      (5,600)       (58,719)
                                                        -----------      ----       ----------     -------      ---------
BALANCE, DECEMBER 31, 2000............                    4,274,248        43       $1,185,979          --      $(124,332)
                                          --------      -----------      ----       ----------     -------      ---------
Net income............................    $ 26,081                                                                 26,081
Other comprehensive income:
 Unrealized loss on investments (net
   of tax benefit of $1,133)..........      (1,700)
 Foreign currency translation (net of
   tax benefit of $3,553).............     (12,560)
 Minimum pension liability (net of tax
   benefit of $1,336).................      (2,985)
                                          --------
Comprehensive income..................    $  8,836
                                          ========
Dividends paid........................                                                                             (4,919)
Employee loans to purchase stock......                                                                 (86)
Issuance of Class B shares............                       10,000        --            1,300
Shares issued for acquisitions and
 other................................                       44,500        --            7,146
Stock repurchases.....................                     (152,613)       (2)          (2,070)
Allocation to Mandatorily redeemable
 stock................................                      108,113         2           (5,076)         86        (70,878)
                                                        -----------      ----       ----------     -------      ---------
BALANCE, DECEMBER 31, 2001............                    4,284,248        43       $1,187,279          --      $(174,048)
                                                        ===========      ====       ==========     =======      =========

                                         ACCUMULATED
                                            OTHER       MANDATORILY
                                        COMPREHENSIVE   REDEEMABLE
                                        INCOME (LOSS)      STOCK
                                        -------------   -----------
BALANCE, DECEMBER 31, 1999............    $  9,598       $     --
Allocation of balances to Mandatorily
 redeemable stock.....................      (9,598)       195,098
                                          --------       --------
BALANCE, JANUARY 1, 2000..............          --        195,098
Net loss..............................
Other comprehensive loss:
 Unrealized loss on investments (net
   of tax benefit of $225)............        (417)
 Foreign currency translation (net of
   tax benefit of $2,010).............     (22,063)
 Minimum pension liability............         310
Comprehensive loss....................
Repayment of loans to stockholders....
Issuance of Class B shares............
Shares issued for acquisitions........
Stock repurchases.....................
Allocation to Mandatorily redeemable
 stock................................      18,312         44,028
                                          --------       --------
BALANCE, DECEMBER 31, 2000............    $ (3,858)      $239,126
                                          --------
Net income............................
Other comprehensive income:
 Unrealized loss on investments (net
   of tax benefit of $1,133)..........      (1,700)
 Foreign currency translation (net of
   tax benefit of $3,553).............     (12,560)
 Minimum pension liability (net of tax
   benefit of $1,336).................      (2,985)
Comprehensive income..................
Dividends paid........................
Employee loans to purchase stock......
Issuance of Class B shares............
Shares issued for acquisitions and
 other................................
Stock repurchases.....................
Allocation to Mandatorily redeemable
 stock................................      13,498         62,368
                                          --------       --------
BALANCE, DECEMBER 31, 2001............    $ (7,605)      $301,494
                                          ========       ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                2001           2000
                                                              ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).........................................  $  26,081      $ (65,613)
  Reconciliation of net income (loss) to net cash provided
    by operating activities:
    Depreciation and amortization...........................    148,866        129,016
    Provision for doubtful accounts.........................     13,598         16,219
    Non-cash portion of restructuring and other special
     charges................................................     17,712             --
    Net loss on divestments.................................        817             --
    Decrease in deferred compensation and accrued retirement
     benefits...............................................    (10,406)        (3,506)
    Dividends in excess of earnings in affiliates...........      6,423            859
    Minority interest.......................................     10,973          8,288
  Changes in operating assets and liabilities, net of
    effects from acquisitions:
    Decrease/(increase) in accounts receivable..............     57,056       (151,752)
    (Increase)/decrease in production expenditures billable
     to clients.............................................    (31,303)         1,499
    Increase in trade accounts payable......................     39,783        139,685
    Decrease in accrued expenses and other payables.........    (86,792)       (55,955)
    Increase/(decrease) in accrued income taxes.............     19,292         (9,358)
    Decrease/(increase) in prepaid expenses and other
     current assets.........................................     42,944        (15,215)
    Decrease in other assets................................      3,863          7,864
                                                              ---------      ---------
      Net Cash Provided by Operating Activities.............    258,907          2,031
                                                              ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Business acquisitions, net of cash acquired...............    (75,246)       (32,769)
  Expenditures for property and equipment...................    (83,061)       (91,670)
  Proceeds from sale of assets..............................      3,553          7,982
  Cash acquired in MacManus acquisition.....................         --         50,583
                                                              ---------      ---------
      Net Cash Used in Investing Activities.................   (154,754)       (65,874)
                                                              ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid to minority stockholders...................     (6,862)        (7,149)
  Dividends paid on Common Stock............................     (4,919)            --
  Repayment of short-term borrowings........................     (9,388)       (70,719)
  Proceeds from long-term debt..............................      6,119        153,352
  Repayment of long-term debt...............................   (451,960)       (68,269)
  Repayment of stockholder loans............................         --          5,600
  Proceeds from sales of stock..............................      2,746        486,037
  Redemptions of stock......................................     (2,072)       (32,284)
  Other.....................................................       (387)            --
                                                              ---------      ---------
      Net Cash (Used in)/Provided by Financing Activities...   (466,723)       466,568
                                                              ---------      ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................     (7,854)        (7,084)
                                                              ---------      ---------
NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS........   (370,424)       395,641
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    598,159        202,518
                                                              ---------      ---------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 227,735      $ 598,159
                                                              =========      =========
SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid...........................................  $  26,757      $  77,367
                                                              =========      =========
Interest paid...............................................  $  26,827      $  58,321
                                                              =========      =========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

     Bcom3 Group, Inc. and subsidiaries ("Bcom3" or the "Company") is one of the world's leading advertising and marketing communications services holding companies. The Company was created through the business combination of Leo Burnett Worldwide, Inc. ("Leo Burnett," formerly known as The Leo Group, Inc.) and The MacManus Group, Inc. ("MacManus") on January 31, 2000. The Company's service offerings include creation and production of advertising; branding and brand building; strategic media planning and buying; marketing research and consultation; public relations; healthcare marketing and communications; multicultural and urban marketing; direct and database marketing; interactive and digital communications; financial and business-to-business advertising; directory advertising; field marketing; integrated merchandising and sales promotion programs; sports and event marketing; telemarketing; new product design and development; package design; and internet and digital media development.

     The Company has operations in the United States, Europe, Asia Pacific, Latin America, Canada, the Middle East and Africa.

     The consolidated financial statements include the financial statements of Bcom3 and its domestic and international subsidiaries. All significant intercompany balances and transactions have been eliminated. These statements reflect all adjustments, consisting of normal recurring accruals, which in the opinion of management are necessary for a fair presentation, in all material respects of the information contained therein.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid instruments with original maturities, when purchased, of three months or less. These investments are stated at cost, which approximates fair value.

  Allowance for Doubtful Accounts

     Accounts receivable are presented net of an allowance for doubtful accounts. The allowance for doubtful accounts is determined through a specific identification process whereby management assesses the collectability of receivables based in part on the financial condition of the client.

  Production Expenditures Billable to Clients

     Production expenditures billable to clients consist principally of costs incurred in providing communications services to clients. Such amounts are generally billed to clients when services are rendered, when costs are incurred for radio and television production and when print production is completed.

  Property and Equipment

     Property and equipment is stated at cost, net of accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred and expenditures for additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or other retirement of depreciable assets, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations. Most property and equipment is depreciated utilizing the straight-line method over the estimated useful lives of the depreciable assets, which range from 10 to 40 years for buildings and improvements, and three to 10 years for furniture and equipment. Costs associated with the acquisition or development of software for internal use are capitalized in accordance with the provisions of AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Most capitalized software costs are amortized on a straight-line basis over three to five years. Capitalized software costs include expenditures for purchased software and for the design, development and testing of new systems. Expenditures

                       BCOM3 GROUP, INC. AND SUBSIDIARIES
for consulting, training and reengineering efforts are expensed as incurred. Leasehold improvements are amortized over their estimated useful lives or over the terms of the lease, whichever is shorter, on a straight-line basis.

  Intangibles

     The Company makes acquisitions consistent with its strategy of enhancing the value of its services capabilities and expanding its current ongoing client relationships. The goodwill that results from these acquisitions primarily represents acquisition costs in excess of fair value of tangible net assets and identifiable intangible assets that are acquired in each transaction. Goodwill consists primarily of the know-how, reputation, experience and geographic location of the purchased businesses. Goodwill is amortized on a straight-line basis over periods up to 25 years.

     Included in "Other" assets is approximately $33.9 million and $44.9 million of unamortized value ascribed to the customer base as of December 31, 2001 and 2000, respectively, and $2.6 million and $5.1 million, of unamortized value ascribed to the assembled workforce as of December 31, 2001 and 2000, respectively, which were acquired in the business combination between Leo Burnett and MacManus. These amounts are being amortized on a straight-line basis over five years and three years for customer base and assembled workforce, respectively. The amount attributable to customer base represents the value of the established relationships that the Company has with its current clients. The value attributable to the assembled workforce was determined based upon the estimated replacement cost of the key members of the management team.

     In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," the Company has assessed each of its acquisitions since July 1, 2001 for any identifiable intangible assets. The Company has identified $0.3 million of value which has been ascribed to non-compete and non-solicit agreements related to these acquisitions. The asset is being amortized on a straight-line basis over five years.

     The Company periodically assesses the value of its intangible assets and to the extent an impairment of these assets is identified, a write-down is recorded.

     Amortization expense related to intangible assets in the accompanying consolidated income statements totaled $78.3 million and $71.5 million for the years ended December 31, 2001 and 2000, respectively.

  Measurement of Impairment

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company records impairment losses on property and equipment used in operations, goodwill and intangible assets when events and circumstances indicate the assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than the fair value.

  Financial Instruments

     The Company manages its exposure to fluctuations in foreign currency exchange rates and interest rates, primarily through the use of foreign exchange contracts and interest rate swaps. The estimated fair values of derivative positions represent the net amount required to terminate the position, taking into consideration market rates and counterparty credit risk. While investing in these financial instruments, the Company does not make any speculative investment decisions.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

  Deferred Compensation

     The Company has certain compensation plans, which enable eligible employees to defer a portion of their compensation into future periods. Amounts related to these compensation arrangements are charged to expense as the related services are performed.

  Loss Lease Provisions

     The Company will record a loss lease provision when it decides to abandon or sublet rented office space. This provision will be equal to the lesser of the difference between the Company's rent expense per the lease agreement less any expected sublease income to be received during the remaining term of the lease or any penalties which result from lease cancellation. The Company will also evaluate the realizability of any leasehold improvements associated with the space and record a provision if the Company will not be able to recover its remaining book value through sublease income.

  Income Taxes

     Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities.

  Investments in Affiliates

     Investments in affiliated companies are accounted for by the equity method. The equity method is used when the Company has a 20% to 50% ownership interest and where significant influence over the operating and financial policies of these investments exist. All other investments are generally accounted for under the cost method.

  Foreign Currency Translation

     The Company's consolidated financial statements are prepared in accordance with the requirements of SFAS No. 52, "Foreign Currency Translation." Assets and liabilities of the Company's foreign subsidiaries, other than those located in highly inflationary countries, are translated at current exchange rates, while income and expense are translated at average rates for the period. For entities in highly inflationary countries, a combination of current and historical rates is used to determine foreign currency gains and losses resulting from financial statement translation. Resulting translation gains and losses are reported as a component of stockholder's equity except for those associated with highly inflationary countries, which are reported directly in the accompanying consolidated statement of operations. Certain of the Company's intercompany loans with international subsidiaries are of a long-term investment nature since settlement is not planned or anticipated in the foreseeable future. Accordingly, related gains or losses are reported and accumulated in the same manner as currency translation adjustments. Foreign currency transaction gains and losses are included in the determination of net income.

  Earnings Per Share

     Basic and diluted loss per common share is calculated by dividing net income, reduced by $74.7 million and $58.7 million of income allocable to Mandatorily redeemable stock for the years ended December 31, 2001 and 2000, respectively, by the weighted average number of Class B common shares outstanding during each respective period. For the years ended December 31, 2001 and 2000, the weighted average number of Class B common shares used in the earnings per share calculation is 4,281,289 and 3,421,734, respectively. No Class B common shares existed prior to March 2000.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

  Revenue Recognition

     Substantially all revenue is derived from fees for services and for production of advertisements. Additionally, revenue is derived from commissions for placement of advertisements in various media. Revenue is recognized when the service is performed in accordance with the terms of the contractual arrangement and collection is reasonably assured.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 provides guidance on the recognition, presentation and disclosure of revenues in financial statements and required adoption no later than the fourth quarter of fiscal 2000. During 2000, the Company adopted SAB No. 101, which did not have a material impact on the Company's consolidated financial position or results of operations.

  Use of Estimates

     The process of preparing financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions regarding certain types of assets, liabilities and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

  Reclassifications

     Certain reclassifications have been made in the 2000 financial statements to conform to the 2001 presentation.

  Recent Accounting Principles

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not designated as part of a hedging relationship must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, the effective portion of the hedge's change in fair value is either (1) offset against the change in fair value of the hedged asset, liability or firm commitment through income or (2) held in equity until the hedged item is recognized in income. The ineffective portion of a hedge's change in fair value is immediately recognized in income. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an Amendment of FASB Statement No. 133" ("SFAS No. 137"). SFAS No. 137 deferred the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133" ("SFAS No. 138"). This statement amended certain paragraphs within SFAS No. 133. The Company adopted SFAS No. 133 and SFAS No. 138 effective January 1, 2001. The adoption of SFAS No. 133 and SFAS No. 138 did not have a material effect on the Company's consolidated financial position or results of operations.

     In April 2001, the Emerging Issues Task Force ("EITF") issued Topic D-96, "Accounting for Management Fees Based on a Formula." This pronouncement provides guidance on revenue recognition under arrangements that contain performance-based incentive fees that are not finalized until the end of a period of time specified in the arrangement and gives the Company the option to recognize the related revenue at the end of the contract year or alternatively recognize revenue due at any point in time as if the contract were terminated at the given reporting period date. The Company will adopt this pronouncement beginning January 1, 2002. The Company does not anticipate that this will have a material impact on its consolidated financial position or results of operations.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations" ("SFAS No. 141"), and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 requires that all business combinations be accounted for by the purchase method and that intangible assets acquired in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. SFAS No. 141 became effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. The provisions of SFAS No. 142 are effective for fiscal years beginning after December 15, 2001.

     SFAS No. 141 has been adopted by the Company effective July 1, 2001 and has not had a material impact on the Company's consolidated financial position or results of operations. The Company will adopt the provisions of SFAS No. 142 beginning in the first quarter of 2002. The full impact of adoption of the provisions of SFAS No. 142 is yet to be determined; however, annual amortization expense recorded in 2001 related to goodwill and intangible assets was $60.1 million and $18.4 million, respectively. SFAS No. 142 also contains certain transition provisions that apply to acquisitions completed after June 30, 2001. The adoption of the transition provisions has not had a material effect on the Company's consolidated financial position or results of operations.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), which is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 requires that the fair value of an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value of the obligation can be made. The adoption of the provisions of SFAS No. 143 is not expected to have a material effect on the Company's consolidated financial position or results of operations.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets (excluding goodwill) or assets to be disposed of. The adoption of SFAS No. 144 is not expected to have a material effect on the Company's consolidated financial position or results of operations.

     In November 2001, the EITF issued Topic D-103, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred." This pronouncement provides guidance on the accounting treatment in the income statement for reimbursements received for out-of-pocket expenses incurred, and is effective for all financial reporting periods beginning after December 15, 2001. The Company is currently in the process of quantifying the financial impact of the application of this pronouncement on its revenues and will adopt the provisions of this pronouncement beginning in the first quarter of 2002. The adoption of its provisions will have no impact on the Company's consolidated financial position. Beginning in 2002, the Company's statement of operations will include a gross revenue and cost of sales account, however this will have no impact on the Company's net income.

3.  ACQUISITIONS

     All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of the acquisition.

     On January 27, 2000, the shareholders of Leo Burnett approved a business combination with MacManus to create Bcom3 and on January 31, 2000, the business combination occurred. Pursuant to the business combination, all of Leo Burnett's approximately 9.5 million outstanding shares were exchanged for the same number of shares in Bcom3; MacManus' shareholders exchanged approximately 700,000 outstanding shares for approximately 6.0 million shares of Bcom3 based on an exchange ratio of 8.6:1. For accounting purposes, Leo Burnett was deemed to be the acquirer principally because of the greater number of Bcom3 shares

                       BCOM3 GROUP, INC. AND SUBSIDIARIES
expected to be received by the stockholders of Leo Burnett. The purchase price plus the liabilities assumed exceeded the fair value of the tangible assets and identified intangible assets acquired by approximately $1,240 million (goodwill). The goodwill is being amortized over a period of 25 years on a straight-line basis.

     During 2001 and 2000, the Company acquired other advertising and marketing communications services businesses or interests in other advertising and marketing communications services businesses for total cash consideration of $75.2 million and $32.8 million, respectively. These acquisitions were accounted for under the purchase method and have been included in the Company's consolidated results of operations since the date of acquisition. The historical and pro forma impact of these individual acquisitions on 2001 and 2000 results, respectively, were not significant.

     Certain acquisitions completed in 2001 and 2000 require payments in future years to the former owners of the acquired companies based on the acquired companies' future revenue and/or profits, as defined in the acquisition agreements. In 2001 and 2000, the Company recorded $8.0 million and $29.2 million, respectively, as additional purchase price or compensation expense related to acquisitions.

4.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 2001 and 2000 (in thousands):

                                                     2001                    2000
                                             ---------------------   ---------------------
                                             CARRYING                CARRYING
                                              AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                             --------   ----------   --------   ----------
Cash and cash equivalents..................  $227,735    $227,735    $598,159    $598,159
Investments
  Equity in marketable securities..........     1,138       1,138       3,134       3,134
  Equity investments including goodwill....    51,985      51,985      94,947      94,947
Short-term borrowings......................    39,393      39,393      39,826      39,826
Long-term debt.............................    15,466      15,466     446,504     446,504
Foreign exchange contracts.................        23          23        (256)       (256)

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and cash equivalents

     Cash and cash equivalents consist primarily of short-term interest bearing highly liquid investments. The fair value of cash and cash equivalents approximated carrying value due to the short-term maturity of these instruments.

  Investments

     The fair market value of equity in marketable securities is based on the market prices for the last day of the period if the investment trades on quoted exchanges. Unrealized gains and losses on these investments are included as a separate component of stockholder's equity, net of any related tax effect. For non-traded investments, fair value is estimated based on the underlying value of the investment.

  Short-term borrowings

     The fair value of short-term borrowings approximated carrying value due to the short-term maturity of these instruments.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

  Long-term debt

     The Company's long-term debt was a combination of floating and fixed rate debt and equipment lease obligations, the carrying value of which approximated fair value.

  Foreign exchange contracts

     The estimated fair values of derivative positions represent the net amount required to terminate the positions, taking into consideration market rates and counterparty credit risk.

5. CONCENTRATION OF CREDIT RISK

     The Company's largest customer, Procter & Gamble, accounted for approximately 12.7% and 12.0% of revenues for the years ended December 31, 2001 and 2000, respectively, and 7.5% and 9.0% of accounts receivable balances at December 31, 2001 and 2000, respectively. The Company's second largest customer, Philip Morris, accounted for approximately 11.2% and 9.0% of revenues for the years ended December 31, 2001 and 2000, respectively, and 6.9% and 7.0% of accounts receivable balances at December 31, 2001 and 2000, respectively.

     Credit risk represents the accounting loss that would be recognized at the reporting date if counter-parties failed to perform as contracted. The Company performs regular credit reviews of customers. Allowances are maintained for potential credit losses. To date, such losses have been within the Company's expectations and allowances for doubtful accounts are adequate to cover foreseeable credit risk losses.

6. SEGMENT INFORMATION

     The Company's wholly and partially-owned businesses operate within the advertising and marketing communications services operating segment. All of these services fall within one reportable segment as defined in SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."

     A summary of the Company's revenues and property and equipment by geographic area as of December 31, 2001 and 2000 is as follows (in thousands):

                         UNITED                  ASIA      LATIN
                         STATES      EUROPE    PACIFIC    AMERICA     OTHER      TOTAL
                       ----------   --------   --------   --------   -------   ----------
Revenue
  2001...............  $1,017,347   $554,125   $183,266   $121,826   $40,779   $1,917,343
  2000...............     954,847    519,661    189,189    135,413    34,617    1,833,727
Property and
equipment, net
  2001...............  $  288,987   $ 59,398   $ 15,256   $  9,967   $ 2,834   $  376,442
  2000...............     270,148     55,493     13,795      9,972     3,286      352,694

7. INVESTMENTS IN AFFILIATES

     Investments in affiliated companies are accounted for using the equity method of accounting when the Company has a 20% to 50% ownership interest and exercises significant influence over the operating and financial policies of the affiliate. All other investments are generally accounted for under the cost method.

     The Company's equity in the net (loss) income of these affiliates amounted to a loss of $0.5 million and income of $3.9 million for the years ended December 31, 2001 and 2000, respectively. The Company's equity in the net tangible assets of these affiliated companies was approximately $18.3 million and $32.6 million as of December 31, 2001 and 2000, respectively. In addition, the excess of acquisition costs over the fair value of

                       BCOM3 GROUP, INC. AND SUBSIDIARIES
tangible net assets acquired was approximately $33.7 million and $62.4 million as of December 31, 2001 and 2000, respectively. These excess acquisition costs are being amortized on a straight-line basis over periods of up to 25 years. In 2001 and 2000, the Company disposed of shares held in certain affiliates. The resulting impact of these disposals was not material to the 2001 and 2000 consolidated results of operations or financial position.

8.  RESTRUCTURING & OTHER SPECIAL CHARGES AND NONRECURRING CHARGE

     As part of the Company's operational initiatives related to the merged operations of Leo Burnett and MacManus, the Company incurred $20.3 million of restructuring and other special charges during 2001 related to the streamlining of certain of the Company's businesses. These charges include costs associated with severance, fixed asset impairments, leasehold consolidations, and other related costs of $5.3 million, $3.6 million, $10.5 million and $0.9 million, respectively. Of these amounts, approximately $3.3 million, $2.9 million, $10.5 million and $0.6 million related to severance, fixed asset impairments, leasehold consolidations and other related costs, respectively, remain as of December 31, 2001.

     The costs, liabilities and activity during 2001 for these charges are as follows (in thousands):

                                                                DEDUCTIONS
                                                         -------------------------
                                BALANCE                     APPLIED                    BALANCE
                              DECEMBER 31,   ADDITIONS      AGAINST                  DECEMBER 31,
                                  2000       EXPENSED    RELATED ASSETS   PAYMENTS       2001
                              ------------   ---------   --------------   --------   ------------
Severance...................       $--        $ 5,283         $ --         $1,996      $ 3,287
Fixed asset impairments.....       --           3,603          726             --        2,877
Leasehold consolidations....       --          10,519           --             --       10,519
Other related costs.........       --             847           --            271          576
                                   --         -------         ----         ------      -------
  Totals....................       $--        $20,252         $726         $2,267      $17,259
                                   ==         =======         ====         ======      =======

     In connection with the business combination, Leo Burnett terminated its employee loan program. This program guaranteed bank loans to employees to allow the employees to purchase Leo Burnett's common stock. Leo Burnett extended an offer to its shareholders with loans outstanding under the employee loan program to redeem a number of shares of common stock sufficient to retire the amount of outstanding borrowings under these loans. Related to this redemption offer, the Company recognized a nonrecurring compensation charge of $71.9 million in 2000. This charge was equal to the difference in the book value and cash to be paid for the shares offered for redemption. There is no tax benefit associated with this charge.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

9.  PROPERTY AND EQUIPMENT

     Property and equipment and the related accumulated depreciation and amortization as of December 31, 2001 and 2000 are summarized as follows (in thousands):

                                                                2001        2000
                                                              ---------   ---------
Furniture and equipment.....................................  $ 249,720   $ 222,172
Building....................................................    196,671     194,887
Land........................................................     17,698      16,987
Leasehold improvements......................................    141,743     118,169
Software....................................................     79,762      43,400
Other.......................................................     16,862      17,289
                                                              ---------   ---------
  Total cost................................................    702,456     612,904
Accumulated depreciation and amortization...................   (326,014)   (260,210)
                                                              ---------   ---------
  Property and equipment, net...............................  $ 376,442   $ 352,694
                                                              =========   =========

     Depreciation and amortization expense for property and equipment totaled $70.6 million and $57.5 million in 2001 and 2000, respectively.

10.  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 applies an asset and liability approach that requires the recognition of deferred tax assets and liabilities with respect to the expected future tax consequences of events that have been recognized in the consolidated financial statements and tax returns.

     Income (loss) before income taxes and the income taxes for the years ended December 31, 2001 and 2000 consisted of the amounts as shown below (in thousands):

                                                                2001       2000
                                                              --------   --------
Income (loss) before income taxes:
  Domestic..................................................  $ 31,665   $(48,768)
  International.............................................    78,844     54,160
                                                              --------   --------
     Total..................................................  $110,509   $  5,392
                                                              ========   ========
Income taxes:
Current:
  Federal...................................................  $ 27,782   $ 37,429
  State and local...........................................     3,658      8,293
  International.............................................    31,268     31,057
                                                              --------   --------
                                                                62,708     76,779
                                                              --------   --------
Deferred:
  Federal...................................................    (2,843)    (8,403)
  State and local...........................................      (408)      (686)
  International.............................................    13,456     (1,047)
                                                              --------   --------
                                                                10,205    (10,136)
                                                              --------   --------
     Total..................................................  $ 72,913   $ 66,643
                                                              ========   ========

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

     The Company's effective income tax rate for the years ended December 31, 2001 and 2000, varied from the statutory federal income tax rate as a result of the following factors:

                                                              2001    2000
                                                              ----   -------
Statutory federal income tax rate...........................  35.0%     35.0%
State and local taxes on income, net of federal income tax
  benefit...................................................   1.9      91.7
Impact of international tax rate differential...............   6.6     276.2
Nondeductible goodwill amortization.........................  18.1     363.0
Nonrecurring charge.........................................    --     466.6
Other.......................................................   4.4       3.4
                                                              ----   -------
Effective rate..............................................  66.0%  1,235.9%
                                                              ====   =======

     Deferred income taxes are provided for the temporary differences between the financial reporting bases and tax bases of the Company's assets and liabilities. Deferred tax benefits result primarily from recording certain expenses in the financial statements, which are not currently deductible for tax purposes. Deferred tax liabilities result primarily from the recording of intangible assets, the deferred gain on the sale-leaseback transaction and the recognition of income upon the change from cash to accrual basis reporting for tax purposes.

     Net deferred tax benefits (liabilities) as of December 31, 2001 and 2000 consisted of the amounts shown below (in thousands):

                                                                2001       2000
                                                              --------   --------
Tax loss/foreign tax credits carryovers.....................  $ 28,386   $ 21,997
Allowance for doubtful accounts.............................     9,689     10,233
Employee compensation and benefit plans.....................    59,988     68,263
Other accrued expenses......................................    22,429     16,067
Goodwill and intangible assets..............................    (8,565)   (16,364)
Rent........................................................    13,882     11,250
Real estate joint venture...................................     4,566      4,425
Foreign exchange............................................     3,189       (774)
Accounting method change....................................    (1,953)    (4,597)
Deferred gain on sale-leaseback.............................    (9,996)   (10,686)
Other.......................................................     5,199       (652)
                                                              --------   --------
Sub-total...................................................   126,814     99,162
Less: valuation allowance...................................   (25,781)   (24,308)
                                                              --------   --------
  Total.....................................................  $101,033   $ 74,854
                                                              ========   ========

     The Company has recorded deferred tax benefits as of December 31, 2001 and 2000 of $109.9 million and $93.1 million, respectively, which are net of valuation allowances of $25.8 million and $24.3 million for the comparative periods, respectively. The Company has recorded deferred tax liabilities as of December 31, 2001 and 2000 of $8.9 million and $18.3 million, respectively. Deferred tax benefits were recorded for foreign net operating loss carryforwards, which were predominantly offset by valuation allowances due to the uncertainty of realizing the future tax benefits. As of December 31, 2001, there were net operating loss carryforwards of $75.8 million with various expiration periods and foreign tax credit carryforwards of $4.4 million, which expire in 2006 if unused.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

     Net current deferred tax benefits as of December 31, 2001 and 2000 were $28.1 million and $19.2 million, respectively, of which $32.2 million and $22.5 million are included in prepaid expenses and other assets and $4.1 million and $3.3 million is included in accrued expenses and other payables for the comparative periods, respectively. Net non-current deferred tax benefits as of December 31, 2001 and 2000 were $72.9 million and $55.6 million of which $77.7 million and $70.4 million are included in other assets, $0.0 million and $0.2 million are included in accumulated other comprehensive loss and $4.8 million and $15.0 million are included in other long-term liabilities for the comparative periods, respectively. The Company has concluded that it is probable that the Company will be able to realize these net deferred tax benefits in future periods.

     The cumulative undistributed earnings of the Company's international operations totaled approximately $92.7 million as of December 31, 2001. The Company has made a provision for the additional taxes on the earnings of the international subsidiaries that will be distributed. Income taxes have not been provided on the remaining undistributed earnings of international subsidiaries because these earnings are considered to be permanently invested or will not be repatriated unless any additional federal income taxes would be offset by foreign tax credits.

11.  SHORT-TERM BORROWINGS AND LINES OF CREDIT

     Short-term borrowings of $39.4 million and $39.8 million existed as of December 31, 2001 and 2000, respectively. Short-term borrowings consisted principally of amounts borrowed under domestic and international bank overdraft facilities and lines of credit used for local working capital purposes. The weighted average interest rates on outstanding short-term borrowings as of December 31, 2001 and 2000 were 6.0% and 7.3%, respectively. The fair value of short-term borrowings approximated carrying value due to the short-term maturity of these instruments.

     In August 2001, MacManus and DMB&B USA, Inc., a subsidiary of MacManus, entered into the Second Amended and Restated Credit Agreement ("Second Amended Credit Agreement"). The Second Amended Credit Agreement includes a $200.0 million revolving credit facility (facility A), which includes a $100.0 million swing line to provide overnight borrowing capabilities and is committed through July 2004. This Second Amended Credit Agreement also includes a $150.0 million revolving credit facility (facility B) which is committed through July 2002. The Second Amended Credit Agreement is cross-guaranteed by Leo Burnett and Leo Burnett USA, Inc.

     In August 2001, Leo Burnett entered into the First Amended and Restated Credit Agreement ("First Amended Credit Agreement"). The First Amended Credit Agreement is comprised of a $100.0 million revolving credit facility, which included a $50.0 million swing line to provide overnight borrowing capabilities and is committed through July 2004. The First Amended Credit Agreement is cross-guaranteed by MacManus and DMB&B USA, Inc.

     The interest rate on both the Second Amended Credit Agreement and the First Amended Credit Agreement is set as a margin over LIBOR. This margin is structured to reduce when certain consolidated indebtedness ratios are achieved. As of December 31, 2001, there were no short-term borrowings outstanding under these agreements.

     Both the Second Amended Credit Agreement and the First Amended Credit Agreement contain financial covenants regarding the ratio of total consolidated indebtedness and gross interest expense to cash flow. In addition, these credit agreements contain certain restrictive covenants including restrictions on liens. All covenant compliance calculations are made on a combined MacManus and Leo Burnett basis and had been met as of year end. As of December 31, 2001 and 2000, subsidiaries of the Company also had unsecured lines of credit of $275.5 million and $251.3 million, respectively, of which $236.1 million and $211.5 million were unused as of the respective dates.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

12.  LONG-TERM DEBT

     Long-term debt consists of the following as of December 31, 2001 and 2000 (in thousands):

                                                               2001       2000
                                                              -------   --------
Term debt payable to banks in installments with maturities
  through 2003. The average interest rate on outstanding
  principal as of December 31, 2000 was 7.9%................  $    --   $435,000
Notes payable to financing company, weighted average
  interest rate of 7.0% and 9.0%, as of December 31, 2001
  and 2000, respectively, payable in monthly installments
  through 2004..............................................    7,139      3,377
Notes payable to banks by foreign subsidiaries at applicable banks' base lending rates 2.5% to 18.0% and 4.1% to 19.4%
  as of December 31, 2001 and 2000, respectively, payable in
  varying installments through 2003.........................    1,141      2,636
Notes payable to former stockholders, variable interest 3.7%
  and 7.7% as of December 31, 2001 and 2000, respectively,
  payable in varying installments...........................    7,186      5,491
                                                              -------   --------
                                                               15,466    446,504
Less, current portion.......................................    6,016     57,376
                                                              -------   --------
Long-term debt..............................................  $ 9,450   $389,128
                                                              =======   ========

AGGREGATE MATURITIES ON LONG-TERM DEBT ARE AS FOLLOWS (IN THOUSANDS):


2002........................................................   $6,016
2003........................................................    9,051
2004........................................................      125
2005........................................................       24
2006........................................................       26
Thereafter..................................................      224

13.  FINANCIAL INSTRUMENTS AND MARKET RISK

     The Company selectively utilizes derivative financial instruments solely to reduce certain market risks, including the impact of currency rate changes. These hedging activities are limited in volume and confined to the management of specific interest rate and foreign exchange risks. Senior management actively participates in the quantification, monitoring, and control of all significant risks.

     As of December 31, 2001 and 2000, the Company had open forward foreign currency contracts for approximately $11.0 million and $18.0 million, respectively to hedge certain known foreign currency assets and liabilities.

     The Company enters into forward foreign exchange contracts primarily to hedge certain intercompany payables and receivables typically deemed to be short-term in nature. The forward contract terms are typically six months or less in duration and structured to facilitate the payment of the intercompany obligation with the resulting gain or loss included in the basis of the transaction upon settlement. When the underlying intercompany obligation is long-term in nature a hedge may be used to equalize the interest rate differential. In these instances a one-year forward contract is entered into. Counterparty risk is managed by entering into arrangements of this nature with relationship banks, which are known to have strong credit ratings.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

14.  COMMITMENTS AND CONTINGENCIES

     The Company is obligated under a number of operating lease agreements for office space, office equipment, computers, and automobiles. Generally, office space leases require the payment of base rents plus escalations for increases in building operating costs and real estate taxes. Rent expense under these leases amounted to $102.0 million and $76.3 million in 2001 and 2000, respectively. Expense under operating leases, principally for office equipment, amounted to $25.0 million and $26.7 million in 2001 and 2000, respectively. Minimum lease payments to outside parties under all non-cancelable operating leases having initial or remaining terms in excess of one year as of December 31, 2001 (excluding future minimum lease payments relating to the sale-leaseback transaction) are as follows (in thousands):


2002........................................................   $92,423
2003........................................................    84,464
2004........................................................    72,819
2005........................................................    66,629
2006........................................................    63,027
Thereafter..................................................   250,391

     The Company is party to certain legal proceedings incidental to its business. While it is not feasible to predict or determine the final outcome of these proceedings, management does not believe that the outcome will have a material effect on the Company's consolidated financial position, results of operations, or cash flows.

15.  SALE-LEASEBACK TRANSACTION

     In 1987, Leo Burnett constructed an office building that served as its corporate headquarters. During 1997, Leo Burnett contributed its corporate headquarters to a joint venture (the "Venture") substantially owned by Starwood Capital Group, L.L.C. and the John Buck Company. In exchange for its contribution, Leo Burnett acquired a 3.6% interest in the Venture, and the Venture assumed Leo Burnett's building mortgage debt of $219.5 million. In conjunction with this transaction, Leo Burnett entered into a 15-year lease for the portion of the building that it occupies. This transaction was accounted for as a financing lease, with the building and the building mortgage debt obligation continuing to be reflected in the Company's financial statements. The Company's only continuing obligation is its annual lease payments shown below since the Venture has fully assumed the building mortgage debt. In addition, the operating results of the Venture are included in the Company's accompanying consolidated statements of operations, with the 96.4% interest not owned by the Company reflected as minority interest expense.

     Significant accounting policies of the Venture are as follows:

     - Rental income is recognized on a straight-line basis over the terms of the respective leases.

     - Depreciation expense is provided on a straight-line basis over the estimated useful lives of the depreciable assets, which range from 10 to 40 years for buildings and improvements and three to 15 years for furniture and equipment.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

As mentioned above, the Company has a continuing obligation for annual lease payments. In 2001 and 2000, the lease payment was $10.1 million and $9.8 million, respectively. The Company's remaining future minimum lease payments as of December 31, 2001 are as follows (in thousands):


2002........................................................   $10,341
2003........................................................    10,600
2004........................................................    10,865
2005........................................................    10,703
2006........................................................    10,970
Thereafter..................................................    71,828

16.  MANDATORILY REDEEMABLE STOCK

     Each owner of the Company's Class A common stock has entered into a stock purchase agreement with the Company. The Company's Class A common stock is referred to as "Mandatorily redeemable stock" in these Consolidated Financial Statements, due to the repurchase features described below. All of Leo Burnett's 9,491,560 outstanding shares were exchanged for an equal number of the Company's shares in the business combination. MacManus stockholders exchanged 695,492 MacManus shares for 5,981,100 of the Company's shares in the business combination. At the time of the business combination, the Mandatorily redeemable stock was deemed to have a value of $115.38 per share. During the eleven-month period ended December 31, 2000, Bcom3 repurchased 69,713 shares of Mandatorily redeemable stock at prices ranging from $1.17 per share to $3.63 per share, and from $20.09 per share to $22.55 per share for the former stockholders of MacManus and Leo Burnett, respectively. During the year ended December 31, 2001, Bcom3 repurchased 152,613 shares of Mandatorily redeemable stock at prices ranging from $3.63 per share to $6.25 per share, and from $22.55 per share to $25.17 per share for the former stockholders of MacManus and Leo Burnett, respectively. Under the stock purchase agreements, in the event an individual owner of Mandatorily redeemable stock ceases to be an employee, the Company will generally repurchase his or her shares at a specified formula price based on the Per Share Book Value of the Company's common stock at the time of the repurchase. In certain circumstances, however, including death, permanent disability, or termination without cause, former employees (or their heirs or devisees) are allowed to become continuing owners for up to ten additional years before such repurchase occurs. The Company generally pays cash for repurchased shares at the time of the repurchase. Redemption amounts relating to the stock purchase agreements are included in "Mandatorily redeemable stock" in the accompanying consolidated balance sheets.

     The Per Share Book Value as of any date equals the Starting Per Share Book Value plus or minus Per Share Book Value Changes through such date. The Starting Per Share Book Value is either (a) $20.09 for shares of Mandatorily redeemable stock that the former stockholders of Leo Burnett acquired on January 31, 2000; or (b) $1.17 for shares of Mandatorily redeemable stock that the former stockholders of MacManus acquired on January 31, 2000; or (c) the actual purchase price for any shares of Mandatorily redeemable stock that a stockholder acquired after January 31, 2000. Per Share Book Value Changes are calculated based on the consolidated net income (or loss) per Share of Bcom3 (treating shares of Mandatorily redeemable stock and shares of Class B common stock as a single class of shares for this purpose), from January 31, 2000 (or, in the case of shares acquired after January 31, 2000, the date of such acquisition) through the date of determination, but reduced by dividends and adjusted to eliminate
(1) nonrecurring items (net of taxes), including but not limited to gains or losses on sales of securities, real estate, business units or other assets outside the ordinary course of business, (2) any changes as a result of the application of purchase accounting to the business combination of Leo Burnett and MacManus into subsidiaries of the Company and (3) any charges arising from issuances or repurchases of equity at prices other than book value. Per Share Book Value Changes during any period of less than a full year are determined by pro ration (or another method selected by the Company).

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

     All components of comprehensive income have been allocated between the Class A common stockholders (Mandatorily redeemable stock) and the Class B common stockholders based on proportional ownership, except for items (1), (2) and (3) discussed above as provided for in the stock purchase agreement.

     Transaction activity in the equity accounts pertaining to Class A common stockholders, other than items described in the preceding paragraph, are allocable to Mandatorily redeemable stock except for items (1), (2) and (3) discussed above. Transaction activity in the equity accounts pertaining to Class B common stockholders, other than items described in the preceding paragraph, remains in the respective equity accounts.

17.  RETIREMENT AND POSTRETIREMENT PLANS

     The Company maintains retirement plans covering substantially all U.S. employees and certain foreign employees. Some of these are defined benefit pension plans ("Defined Benefit Pensions") which require disclosure of assets and obligations and others are defined contribution plans which by definition have assets equal to liabilities and therefore the Company shows only the annual expense associated with such plans. During the fourth quarter of 2001 the Company's domestic retirement plans were amended to provide a cash balance benefit formula for service after January 1, 2002. This amendment reduced the benefit obligation for the domestic retirement plans by approximately $24.7 million, primarily because plan benefits for service rendered through December 31, 2001 are no longer affected by future salary increases.

     The Company also provides certain healthcare and life insurance benefits ("Postretirement Plans") to certain retired U.S. employees. Employees hired by MacManus before January 1, 1993 may be eligible for certain postretirement life insurance and medical benefits depending on years of service and other requirements. Employees hired by Leo Burnett before January 1, 2002 may be eligible for certain postretirement medical benefits depending on years of service and other requirements.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

     The changes in the assets and benefit obligations and the reconciliation of the Company's Defined Benefit Pensions and Postretirement Plans in the accompanying consolidated balance sheets as of December 31, 2001 and 2000 were as follows (in thousands):

                                                      DEFINED BENEFIT PENSIONS
                                                   ------------------------------                POSTRETIREMENT
                                                          U.S.                NON-U.S.                PLANS
                                                   -------------------   -------------------   -------------------
                                                     2001       2000       2001       2000       2001       2000
                                                   --------   --------   --------   --------   --------   --------
Change in benefit obligation --
  Benefit obligation at beginning of year........  $156,725   $ 52,118   $ 92,873   $ 46,129   $ 24,892   $ 16,225
  Acquisitions...................................        --     93,191         10     50,138         --      5,484
  Divestitures...................................        --         --        (86)        --         --         --
  Service cost...................................    11,378     10,741      2,714      3,078        459        453
  Interest cost..................................    11,371     10,559      5,167      5,044      1,837      1,804
  Benefits and lump sums paid....................   (13,539)    (7,900)    (3,861)    (3,377)    (2,708)    (2,242)
  Participant contributions......................        --         --        502        525        827        683
  Effect of exchange rates.......................        --         --     (2,928)    (4,126)        --         --
  Actuarial loss (gain)..........................    11,077     (1,984)    (4,242)    (4,571)     2,589      2,485
  Special termination benefits...................        --         --         --         --        288         --
  Curtailments...................................    (1,230)        --         --         (5)       238         --
  Plan amendments................................   (24,666)        --      1,652         38         --         --
                                                   --------   --------   --------   --------   --------   --------
  Benefit obligation at end of year..............  $151,116   $156,725   $ 91,801   $ 92,873   $ 28,422   $ 24,892
                                                   ========   ========   ========   ========   ========   ========
Change in plan assets --
  Fair value at beginning of year................  $158,067   $ 87,649   $ 70,913   $ 45,862   $     --   $     --
  Acquisitions...................................        --     82,353         --     27,732         --         --
  Actual return on assets........................   (19,842)   (10,871)    (6,503)       488         --         --
  Company contributions..........................     9,333      6,836      5,849      3,585      1,881      1,559
  Benefits and lump sums paid....................   (13,539)    (7,900)    (3,861)    (3,377)    (2,708)    (2,242)
  Participant contributions......................        --         --        502        525        827        683
  Effect of exchange rates.......................        --         --     (2,055)    (3,902)        --         --
                                                   --------   --------   --------   --------   --------   --------
  Fair value of plan assets at end of year.......  $134,019   $158,067   $ 64,845   $ 70,913   $     --   $     --
                                                   ========   ========   ========   ========   ========   ========
  Fair value of plan assets (less) greater than
    benefit obligation...........................  $(17,097)  $  1,342   $(26,956)  $(21,960)  $(28,422)  $(24,892)
  Unrecognized net actuarial loss (gain).........    30,547    (13,345)     6,136     (1,201)    (6,434)    (9,652)
  Unrecognized prior service costs...............   (24,637)      (528)       547        512         --         --
  Unrecognized transition obligation (asset).....    (2,963)    (3,704)        28         31      9,694     11,433
                                                   --------   --------   --------   --------   --------   --------
  Net amount recognized..........................  $(14,150)  $(16,235)  $(20,245)  $(22,618)  $(25,162)  $(23,111)
                                                   ========   ========   ========   ========   ========   ========
Amounts recognized in the consolidated balance
  sheets consist of:
  Prepaid benefit cost...........................  $ 12,024   $  8,594   $  2,000   $  1,422   $     --   $     --
  Accrued benefit liability......................   (27,958)   (26,203)   (27,228)   (24,901)   (25,162)   (23,111)
  Intangible asset...............................     1,175      1,340         15         15         --         --
  Accumulated other comprehensive income.........       609         34      4,968        846         --         --
                                                   --------   --------   --------   --------   --------   --------
  Net amount recognized..........................  $(14,150)  $(16,235)  $(20,245)  $(22,618)  $(25,162)  $(23,111)
                                                   ========   ========   ========   ========   ========   ========

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

     Defined Benefit Pensions with accumulated benefit obligations in excess of plan assets consist of the following as of December 31, 2001 and 2000 (in thousands):

                                                                    DEFINED BENEFIT PENSIONS
                                                              -------------------------------------
                                                                    U.S.              NON-U.S.
                                                              -----------------   -----------------
                                                               2001      2000      2001      2000
                                                              -------   -------   -------   -------
Accumulated benefit obligation..............................  $27,630   $25,573   $53,379   $53,314
Projected benefit obligation................................  $27,630   $25,573   $53,887   $53,696
Plan assets at fair value...................................  $    --   $    --   $26,545   $28,678

     The components of net periodic benefit costs for the Defined Benefit Pensions and Postretirement Plans for the years ended December 31, 2001 and 2000 are as follows (in thousands):

                                     DEFINED BENEFIT PENSIONS
                              ---------------------------------------   POSTRETIREMENT
                                     U.S.               NON-U.S.             PLANS
                              -------------------   -----------------   ---------------
                                2001       2000      2001      2000      2001     2000
                              --------   --------   -------   -------   ------   ------
Service cost for benefits
  earned during the year....  $ 11,378   $ 10,741   $ 2,714   $ 3,078   $  459   $  453
Interest cost on projected
  benefit obligation........    11,371     10,559     5,167     5,044    1,837    1,804
Expected return on plan
  assets....................   (13,057)   (14,504)   (5,130)   (5,041)      --       --
Amortization of transition
  (asset) obligation........      (741)      (741)        1         2      897      968
Recognized actuarial (gain)
  loss......................        83     (1,510)        1        (2)    (391)    (382)
Amortization of prior
  service cost..............      (469)      (101)       94        85       --       --
                              --------   --------   -------   -------   ------   ------
Net periodic benefit cost...     8,565      4,444     2,847     3,166    2,802    2,843
Curtailment (gain) loss.....    (1,317)        --        --        --      842       --
Special termination benefit
  charge....................        --         --        --        --      288       --
Defined contribution cost...    11,772     18,058     3,040     2,989       --       --
                              --------   --------   -------   -------   ------   ------
  Total retirement cost.....  $ 19,020   $ 22,502   $ 5,887   $ 6,155   $3,932   $2,843
                              ========   ========   =======   =======   ======   ======

     The weighted average assumptions used in determining the benefit obligation as of December 31, 2001 and 2000 are:

                                                DEFINED BENEFIT PENSIONS
                                                -------------------------   POSTRETIREMENT
                                                   U.S.        NON-U.S.          PLANS
                                                -----------   -----------   ---------------
                                                2001   2000   2001   2000    2001     2000
                                                ----   ----   ----   ----   ------   ------
Discount rate.................................  7.25%  7.75%  5.69%  5.75%   7.25%    7.75%
Expected rate of future compensation
  increases...................................   N/A   5.78%  4.08%  4.14%    N/A      N/A

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

     The weighted average assumptions used in determining the net periodic benefit costs for the years ended December 31, 2001 and 2000 are:

                                                  DEFINED BENEFIT PLANS
                                                -------------------------   POSTRETIREMENT
                                                   U.S.        NON-U.S.          PLANS
                                                -----------   -----------   ---------------
                                                2001   2000   2001   2000    2001     2000
                                                ----   ----   ----   ----   ------   ------
Discount rate.................................  7.75%  7.68%  5.75%  5.76%   7.75%    7.87%
Expected rate of future compensation
  increases...................................  5.50%  5.78%  4.14%  4.12%    N/A      N/A
Expected long-term rate on plan assets........  9.00%  8.74%  7.30%  7.31%    N/A      N/A

     The Company also sponsors a non-qualified pension plan for which payments are discretionary. No payments were made and no liability exists as of the year ended December 31, 2001. The amount paid and the liability as of the year ended December 31, 2000 was $0.7 million and $1.4 million, respectively.

     As of December 31, 2001, the medical inflation rates were assumed to be 10%, gradually declining to 5% in 2007, and remaining at that rate thereafter. A one-percentage-point increase in the medical inflation rate would increase the accumulated postretirement benefit obligation as of December 31, 2001 by approximately $3.3 million and increase the net periodic benefit cost by $0.3 million. A one-percentage-point decrease in the medical inflation rate would decrease the accumulated postretirement benefit obligation as of December 31, 2001 by approximately $2.6 million and decrease the net periodic benefit cost by approximately $0.3 million.

18. STOCK OPTIONS

     The Company has adopted the Bcom3 2000 Long-Term Equity Incentive Plan and the Bcom3 2001 California Stock Option Plan (collectively, the "Plans"), amended and restated as of January 1, 2001 and adopted as of January 1, 2001, respectively. These Plans permit the Company to grant incentive or non-qualified stock options, stock appreciation rights (either alone or in tandem with stock options), restricted stock, performance awards, or any combination of the foregoing, covering up to 1,606,617 shares of Class A Common Stock in the aggregate.

     During 2001, the Company granted stock options to approximately 920 employees of the Company and its subsidiaries, giving such individuals the right to acquire 1,052,521 shares of Class A common stock, primarily at an exercise price of $130. Such options generally vest and become exercisable cumulatively, 25% on the two year anniversary of the effective date, 50% on the three year anniversary of the effective date, 75% on the four year anniversary of the effective date, and 100% on the five year anniversary of the effective date, subject to earlier forfeiture or vesting in certain prescribed circumstances. The options will expire on the ten year anniversary of the effective date if not previously exercised or forfeited.

     The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), and in accordance with its provisions, the Company applies APB Opinion No. 25, and related interpretations, in accounting for the Plan. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under the Plans consistent with the methodology prescribed by SFAS No. 123, the Company's net income would have been decreased by $4.0 million for the year ended December 31, 2001, and the basic and diluted net loss per Class B common share would be increased by $0.93 for the year ended December 31, 2001.

     These SFAS No. 123 pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may by granted in future years. The weighted average fair value of options granted during 2001 was $42.99.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for the year ended December 31, 2001:

                                                                   2001
                                                              --------------
Expected option term........................................     5 years
Risk-Free interest rate.....................................  3.66% - 4.94%
Dividend yield..............................................       0.0%
Expected volatility.........................................  27.0% - 28.4%

     As the Company does not have a publicly traded market for its securities, it does not yet have sufficient information to make a reasonable assumption as to the expected volatility of its common stock price in the future. As a result, the assumption in the table above reflects the expected volatility of stock prices of entities similar to the Company.

     The Black-Scholes option-pricing model was developed for use in estimating the weighted average fair value of traded options that have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different than those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of the employee stock options.

                          OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                 -------------------------------------   -----------------------
                    NUMBER                                  NUMBER
                 OUTSTANDING     WEIGHTED     WEIGHTED   EXERCISABLE    WEIGHTED
                    AS OF         AVERAGE     AVERAGE       AS OF       AVERAGE
   RANGE OF      DECEMBER 31,   CONTRACTUAL   EXERCISE   DECEMBER 31,   EXERCISE
EXERCISE PRICES      2001          LIFE        PRICE         2001        PRICE
---------------  ------------   -----------   --------   ------------   --------
$115.38 - $130     911,716      9.07 years    $129.44       45,456      $118.74

19. RELATED PARTY TRANSACTIONS

     In January 2000, before the business combination in which Bcom3 was formed, a subsidiary of MacManus sold a portion of its shareholdings in a majority-owned subsidiary called Novo MediaGroup to 25 managers of MacManus and its operating units in return for consideration consisting of cash and non-recourse promissory notes. In March 2001, the Company notified all of these managers that it was offering to rescind the original transaction, in order to regain majority ownership and control of Novo MediaGroup, and also in order to avoid certain potential disputes with the managers. All 25 of the managers accepted the rescission offer, with the result that each manager's original cash consideration was refunded and each promissory note was cancelled. For all 25 managers as a group, the total cash refunded and the total principal amount of the cancelled notes were each $10.7 million.

20. SUBSEQUENT EVENTS

     During 2002, the Company has adopted change in control agreements for 14 key executives. Under the agreements, if the executive's employment is terminated without "Cause" or upon a "Constructive Discharge" (as such terms are defined in the agreements) within the period beginning 90 days prior to a change in control and ending on the third anniversary of such change in control (an "Eligible Termination"), the executive will be entitled to certain cash payments depending on the date of termination together with accelerated vesting of any otherwise unvested benefits. In addition, in the event of an Eligible Termination, the executive may continue to participate in all company-sponsored employee benefit plans for up to 3 years depending on the date employment is terminated. The Company does not expect that the amount ultimately required to be paid under these agreements in connection with the proposed merger with Publicis Groupe S.A. ("Publicis") described below would have a material impact on the Company's results of operations or cash flow.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

     During February 2002, the Company granted options to purchase 843,900 shares of Class A Common Stock at an exercise price of $130 per share to approximately 400 employees.

     On February 18, 2002, the Board of Directors declared a cash dividend of $.25 per share of Common Stock. This dividend is payable by March 18, 2002 to holders of our Common Stock as of February 18, 2002.

     On March 7, 2002, Bcom3 entered into two merger agreements, both of which are related to the Company's proposed merger with Publicis.

     The first merger agreement is with Dentsu Inc. ("Dentsu"). This agreement provides for the merger of Boston Three Corporation, a wholly-owned subsidiary of Bcom3, into Bcom3 (the "First Step Merger"). In this merger, (1) Dentsu will pay approximately $498.7 million in cash to holders of the Company's Class A Common Stock, (2) Dentsu will receive additional shares of the Company's Class B Common Stock and (3) the number of shares held by holders of Class A Common Stock will be correspondingly reduced. The closing of the First Step Merger is conditioned, among other things, on approval by Bcom3's stockholders and satisfaction of the conditions to closing of the merger of Publicis and Bcom3 (other than the condition that the First Step Merger has closed).

     The second merger agreement is with Publicis. This agreement provides for the merger of Bcom3 into a wholly-owned subsidiary of Publicis (the "Publicis/Bcom3 Merger"). In this merger, holders of the Company's Class A Common Stock and Class B Common Stock will be entitled to receive ordinary shares of Publicis and other merger consideration, as described for each Class in the merger agreement. The closing of the Publicis/Bcom3 Merger is conditioned, among other things, on approval by stockholders of Bcom3 and Publicis, regulatory approvals, receipt of opinions as to the tax treatment of the merger, and the closing of the First Step Merger. Certain Publicis stockholders representing about 45% of the voting power of all Publicis shares, and certain Bcom3 stockholders representing about 31% of the voting power of all Bcom3 shares, have agreed to vote in favor of the Publicis/Bcom3 Merger. The merger agreement provides for a $90.0 million termination fee to be paid by either company if the merger agreement is terminated in certain circumstances, including if such company's Board of Directors changes its recommendation with respect to the transaction or if such company receives a competing proposal and, after the merger agreement terminates for certain reasons, such company agrees to a business combination with a third party within 12 months of the termination.

                  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following table sets forth a summary of the Company's unaudited quarterly results of operations for the years ended December 31, 2001 and 2000, in thousands of dollars except for per share amounts:

                                              FIRST      SECOND     THIRD      FOURTH
                                             --------   --------   --------   --------
Revenue
  2001.....................................  $447,220   $479,891   $456,609   $533,623
  2000.....................................  $380,788   $469,945   $434,262   $548,732
Income (loss) before income taxes
  2001.....................................  $ 17,385   $ 30,781   $ 23,522   $ 38,821
  2000.....................................  $(48,419)  $ 25,483   $  6,576   $ 21,752
Income taxes
  2001.....................................  $ 13,298   $ 21,724   $ 15,369   $ 22,522
  2000.....................................  $ 15,183   $ 17,737   $ 12,127   $ 21,596
Income (loss) after income taxes
  2001.....................................  $  4,087   $  9,057   $  8,153   $ 16,299
  2000.....................................  $(63,602)  $  7,746   $ (5,551)  $    156
Minority interests
  2001.....................................  $ (2,179)  $ (4,086)  $ (1,570)  $ (3,138)
  2000.....................................  $ (1,855)  $ (2,771)  $ (2,328)  $ (1,334)
Equity in (loss) income of affiliates
  2001.....................................  $    666   $   (526)  $ (1,916)  $  1,234
  2000.....................................  $    664   $  2,181   $  2,591   $ (1,510)
Net income (loss)
  2001.....................................  $  2,574   $  4,445   $  4,667   $ 14,395
  2000.....................................  $(64,793)  $  7,156   $ (5,288)  $ (2,688)
Net loss per common share--
  Basic and Diluted
  2001.....................................  $  (3.11)  $  (2.89)  $  (2.93)  $  (2.42)
  2000.....................................  $ (97.71)  $  (2.88)  $  (3.51)  $  (3.38)

                       BCOM3 GROUP, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS


                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                               JUNE 30,     DECEMBER 31,
                                                                 2002           2001
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  257,280     $  227,735
  Accounts receivable (less allowance for doubtful accounts
     of $45,935 and $39,055, respectively)..................   1,958,161      1,649,273
  Production expenditures billable to clients...............     189,340        213,527
  Prepaid expenses and other assets.........................     123,358        105,309
                                                              ----------     ----------
     Total Current Assets...................................   2,528,139      2,195,844
Property and equipment......................................     736,448        702,456
Less: Accumulated depreciation and amortization.............     359,169        326,014
                                                              ----------     ----------
  Property and equipment, net...............................     377,279        376,442
Goodwill (less accumulated amortization of $115,473 and
  $120,607, respectively)...................................   1,382,201      1,304,723
Intangibles (less accumulated amortization of $37,191 and
  $35,816, respectively)....................................      40,179         50,555
Other.......................................................     188,220        178,875
                                                              ----------     ----------
     Total Assets...........................................  $4,516,018     $4,106,439
                                                              ==========     ==========
                          LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Trade accounts payable....................................  $2,050,701     $1,760,177
  Short-term borrowings.....................................      68,426         39,393
  Current portion of long-term debt.........................       7,977          6,016
  Accrued expenses and other payables.......................     560,269        531,913
                                                              ----------     ----------
     Total Current Liabilities..............................   2,687,373      2,337,499
Long-term debt..............................................       8,032          9,450
Real estate finance obligation..............................     183,171        187,714
Deferred compensation and accrued retirement benefits.......     110,883        110,309
Other long-term liabilities.................................     102,781        105,286
Deferred rent...............................................      31,868         31,358
                                                              ----------     ----------
                                                                 436,735        444,117
Minority interest...........................................      20,555         18,047
Commitments and contingencies...............................
Mandatorily redeemable stock................................     360,619        301,494
Stockholder's equity:
  Common Stock, Class B, $.01 par value, 10,000,000 shares
     authorized, 4,286,123 and 4,284,248 shares issued and
     outstanding at June 30, 2002 and December 31, 2001,
     respectively...........................................          43             43
  Additional paid-in capital................................   1,213,269      1,187,279
  Retained deficit..........................................    (172,865)      (174,048)
  Accumulated other comprehensive loss......................      (4,691)        (7,605)
                                                              ----------     ----------
                                                               1,035,756      1,005,669
  Unearned compensation.....................................     (25,020)          (387)
                                                              ----------     ----------
     Total Stockholder's Equity.............................   1,010,736      1,005,282
                                                              ----------     ----------
     Total Liabilities and Stockholder's Equity.............  $4,516,018     $4,106,439
                                                              ==========     ==========



  The accompanying Notes to Consolidated Condensed Financial Statements are an
                       integral part of these statements.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                  (UNAUDITED)



                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
REVENUES....................................................  $  932,375   $  927,111
OPERATING EXPENSES:
  Compensation and employee benefits........................     560,556      567,916
  Other general expenses....................................     153,772      153,428
  Office and related expenses...............................      75,313       70,999
  Depreciation and amortization.............................      35,849       32,272
  Amortization of goodwill and intangible assets............       7,600       38,990
  Restructuring charge......................................          --        3,248
                                                              ----------   ----------
     Total operating expenses...............................     833,090      866,853
OPERATING INCOME............................................      99,285       60,258
OTHER INCOME (EXPENSE):
  Interest income...........................................       5,154       13,165
  Interest expense..........................................     (11,523)     (25,232)
  Foreign currency gain (loss)..............................       1,688          (24)
                                                              ----------   ----------
     Total other expense....................................      (4,681)     (12,091)
                                                              ----------   ----------
INCOME BEFORE INCOME TAXES..................................      94,604       48,167
INCOME TAXES................................................      35,985       35,022
                                                              ----------   ----------
INCOME AFTER INCOME TAXES...................................      58,619       13,145
MINORITY INTEREST...........................................      (6,247)      (6,265)
EQUITY IN INCOME (LOSS) OF AFFILIATES.......................       1,864          139
                                                              ----------   ----------
NET INCOME..................................................  $   54,236   $    7,019
                                                              ==========   ==========

EARNINGS (LOSS) PER COMMON SHARE:
NET INCOME..................................................  $   54,236   $    7,019
Exclude:
  Net income allocable to Mandatorily redeemable Class A
     common shares..........................................     (48,158)     (32,728)
                                                              ----------   ----------
Income (loss) allocable to Class B common shares............  $    6,078   $  (25,709)
                                                              ==========   ==========
Weighted average Class B common shares outstanding..........   4,284,921    4,278,281
                                                              ==========   ==========
EARNINGS (LOSS) PER CLASS B COMMON SHARE
  Basic and Diluted.........................................  $     1.42   $    (6.01)
                                                              ==========   ==========



  The accompanying Notes to Consolidated Condensed Financial Statements are an
                       integral part of these statements.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                2002        2001
                                                              ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $  54,236   $   7,019
  Reconciliation of net income to net cash provided by
     operating activities:
     Depreciation and amortization..........................     43,449      71,262
     Provision for doubtful accounts........................        510       2,856
     Restructuring and other special charges................     (4,152)      2,448
     Net loss on divestments................................         --       1,137
     Dividends in excess of earnings in affiliates..........      2,299       1,611
     Minority interest......................................      6,247       6,265
  Changes in operating assets and liabilities, net of
     effects from acquisitions:
     (Increase) Decrease in accounts receivable.............   (232,460)     36,272
     Decrease (Increase) in production expenditures billable
      to clients............................................     27,203     (70,864)
     Increase (Decrease) in trade accounts payable..........    211,742    (144,015)
     Decrease in accrued expenses and other payables........     (8,153)   (133,881)
     Increase (Decrease) in deferred compensation and
      accrued retirement benefits...........................        172     (11,910)
     Increase in accrued income taxes.......................      7,734       5,209
     Decrease in prepaid expenses and other current
      assets................................................       (569)     26,475
     (Increase) Decrease in other assets....................      1,778      18,847
                                                              ---------   ---------
       Net Cash Provided (Used) in Operating Activities.....    110,036    (181,269)
                                                              ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Business acquisitions, net of cash acquired...............    (59,890)    (27,226)
  Expenditures for property and equipment...................    (32,013)    (35,695)
                                                              ---------   ---------
       Net Cash Used in Investing Activities................    (91,903)    (62,921)
                                                              ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid to minority stockholders...................     (4,629)     (5,688)
  Dividends paid on Common Stock............................     (4,894)     (4,919)
  Proceeds from short-term borrowings.......................     25,058     104,117
  Proceeds from long-term debt..............................     26,950       6,326
  Repayment of long-term debt...............................    (32,121)    (58,890)
  Proceeds from sales of Common Stock.......................        244       1,300
  Redemptions of Common Stock...............................       (226)     (1,801)
  Other.....................................................      1,046          --
                                                              ---------   ---------
       Net Cash Provided by Financing Activities............     11,428      40,445
                                                              ---------   ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................        (16)     (1,718)
                                                              ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     29,545    (205,463)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    227,735     598,159
                                                              ---------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $ 257,280   $ 392,696
                                                              =========   =========
SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid...........................................  $  24,519   $  15,278
                                                              =========   =========
Interest paid...............................................  $   5,022   $  12,731
                                                              =========   =========



  The accompanying Notes to Consolidated Condensed Financial Statements are an
                       integral part of these statements.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES



              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS



1.  BASIS OF PRESENTATION



     1. The consolidated condensed interim financial statements included herein have been prepared by Bcom3 Group, Inc. ("Bcom3" or the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations.



     2. These statements reflect all adjustments, consisting of normal recurring accruals, which in the opinion of management are necessary for a fair presentation, in all material respects, of the information contained therein. These consolidated condensed financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2001 and notes thereto included in the Company's Form 10-K.



     3. Results of operations for interim periods are not necessarily indicative of annual results.



     4. Basic and diluted earnings (loss) per common share is calculated by dividing net income, reduced by $48.2 million of income allocable to Mandatorily redeemable stock for the six months ended June 30, 2002 and by $32.7 million for the comparable period in 2001, by the weighted average number of Class B common shares outstanding during each respective period. For the six months ended June 30, 2002, the weighted average number of Class B common shares used in the basic and diluted earnings (loss) per common share calculation is 4,284,921 and 4,278,281 for the comparable period in 2001.



     5. Certain reclassifications have been made in the 2001 financial statements to conform to the 2002 presentation.



2.  COMPREHENSIVE INCOME



     A summary of increases (decreases) in stockholder's equity that do not result directly from transactions with share owners, net of income taxes, is as follows (in thousands):



                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               2002       2001
                                                              -------   --------
Net income..................................................  $54,236   $  7,019
Unrealized loss on investments (net of tax benefits of $12
  and $278, respectively)...................................      (22)      (516)
Foreign currency translation gain (loss) (net of tax
  (expense) benefits of $(4,737) and $5,155,
  respectively).............................................   13,329    (16,633)
                                                              -------   --------
Comprehensive income (loss).................................  $67,543   $(10,130)
                                                              =======   ========



     An analysis of the changes in accumulated other comprehensive loss (income), net of income taxes, is as follows (in thousands):



                                                                2002       2001
                                                              --------   --------
Accumulated other comprehensive loss as of January 1........  $ (7,605)  $ (3,858)
Unrealized (loss) on investments (net of tax (expense)
  benefits of $12 and $278, for the six months ended,
  respectively).............................................       (22)      (516)
Foreign currency translation gain (loss) (net of tax
  (expense) benefits of $(4,737) and $5,155 for the six
  months ended, respectively)...............................    13,329    (16,633)
Allocation to Mandatorily redeemable stock..................   (10,393)    13,423
                                                              --------   --------
Accumulated other comprehensive loss as of June 30..........  $ (4,691)  $ (7,584)
                                                              ========   ========

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

3.  SEGMENT INFORMATION



     The Company's wholly and partially-owned businesses operate within the advertising and marketing communications services operating segment. All of these services fall within one reportable segment as defined in Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information."



     A summary of the Company's revenues and property and equipment by geographic area as of and for the six months ended June 30, 2002 and 2001 is as follows (in thousands):



                                 UNITED                ASIA      LATIN
                                 STATES     EUROPE    PACIFIC   AMERICA    OTHER     TOTAL
                                --------   --------   -------   -------   -------   --------
Revenues
Six months ended June 30,
  2002........................  $503,812   $261,741   $93,387   $53,573   $19,862   $932,375
  2001........................  $499,334   $258,916   $89,881   $59,211   $19,769   $927,111
Property and equipment, net
As of June 30,
  2002........................  $278,319   $ 62,003   $23,096   $11,113   $ 2,748   $377,279
  2001........................  $278,528   $ 48,959   $14,860   $10,629   $ 3,081   $356,057



4.  MERGER AGREEMENTS



     On March 7, 2002, Bcom3 entered into two merger agreements, both of which are related to the Company's proposed merger with Publicis Groupe S.A. ("Publicis").



     The first merger agreement is with Dentsu Inc. ("Dentsu"). This agreement provides for the merger of Boston Three Corporation, a wholly-owned subsidiary of Bcom3, into Bcom3 (the "First Step Merger"). In this merger, (1) Dentsu will pay approximately $498.7 million in cash to holders of the Company's Class A Common Stock, (2) Dentsu will receive additional shares of the Company's Class B Common Stock and (3) the number of shares held by holders of Class A Common Stock will be correspondingly reduced. The closing of the First Step Merger is conditioned, among other things, on approval by Bcom3's stockholders and satisfaction of the conditions to closing of the merger of Publicis and Bcom3 (other than the condition that the First Step Merger has closed).



     The second merger agreement is with Publicis. This agreement provides for the merger of Bcom3 into a wholly-owned subsidiary of Publicis (the "Publicis/Bcom3 Merger"). In this merger, holders of the Company's Class A Common Stock and Class B Common Stock will be entitled to receive ordinary shares of Publicis and other merger consideration, as described for each Class in the merger agreement. The closing of the Publicis/Bcom3 Merger is conditioned, among other things, on approval by stockholders of Bcom3 and Publicis, regulatory approvals, receipt of opinions as to the tax treatment of the merger, and the closing of the First Step Merger. Certain Publicis stockholders representing about 45% of the voting power of all Publicis shares, and certain Bcom3 stockholders representing about 31% of the voting power of all Bcom3 shares, have agreed to vote in favor of the Publicis/Bcom3 Merger. The merger agreement provides for a $90.0 million termination fee to be paid by either company if the merger agreement is terminated in certain circumstances, including if such company's Board of Directors changes its recommendation with respect to the transaction or if such company receives a competing proposal and, after the merger agreement terminates for certain reasons, such company agrees to a business combination with a third party within 12 months of the termination.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

5.  RESTRUCTURING AND OTHER SPECIAL CHARGES



     As part of the Company's operational initiatives related to the merged operations of Leo Burnett and MacManus, the Company incurred $20.3 million of restructuring and other special charges during 2001 related to the streamlining of certain of the Company's businesses in the United States, Europe and Australia. These charges included costs associated with severance, leasehold consolidations, fixed asset impairments, and other related costs of $5.3 million, $10.5 million, $3.6 million and $0.9 million, respectively. Of these amounts, accruals of approximately $0.9 million, $8.8 million and $0.6 million related to severance, leasehold consolidations and other related costs, respectively, remain as of June 30, 2002.



     The severance charges represent costs incurred to sever approximately 300 employees in the aforementioned markets. Of these employees, approximately 250, 25 and 25 were employed in the United States, Europe and Australia, respectively. As of June 30, 2002, approximately 280 of the 300 employees had already been terminated. Leasehold consolidations represents charges incurred in these markets to exit certain locations as a result of merger-related decisions, relocations or office closures. Fixed asset impairments and other related costs represent leasehold improvement impairments and other costs incurred as a result of the decision to exit these locations.



     The opening balances, activity during 2002 and remaining liabilities as of June 30, 2002 for these charges are as follows (in thousands):



                                                                     DEDUCTIONS
                                                              -------------------------
                                     BALANCE                     APPLIED                  BALANCE
                                   DECEMBER 31,   ADDITIONS      AGAINST                  JUNE 30,
                                       2001       EXPENSED    RELATED ASSETS   PAYMENTS     2002
                                   ------------   ---------   --------------   --------   --------
Severance........................    $ 3,287        $  --         $  --         $2,404    $   883
Leasehold consolidations.........     10,519           --            --          1,748      8,771
Other related costs..............        576           --            --             --        576
                                     -------        -----         -----         ------    -------
     Totals......................    $14,382        $  --         $  --         $4,152    $10,230
                                     =======        =====         =====         ======    =======



6.  GOODWILL



     The changes in the carrying amount of goodwill for the six months ended June 30, 2002, are as follows (in thousands):



Balance as of January 1, 2002...............................  $1,304,723
Goodwill acquired during the six months ended June 30,
  2002......................................................      62,061
Currency translation adjustments............................      12,781
Reclassification of workforce from intangible assets, net of
  deferred tax benefits of $923.............................       2,636
Impairment losses...........................................          --
                                                              ----------
Balance as of June 30, 2002.................................  $1,382,201
                                                              ==========

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

7.  INTANGIBLE ASSETS



     For the six months ended June 30, 2002, the Company's acquisitions resulted in increases in goodwill and intangible assets of $62.1 million and $0.7 million, respectively. As of June 30, 2002 and December 31, 2001, other intangibles consisted of the following (in thousands):



                                               JUNE 30, 2002                          DECEMBER 31, 2001
                                   --------------------------------------   --------------------------------------
                                    GROSS                       OTHER        GROSS                       OTHER
                                   CARRYING   ACCUMULATED    INTANGIBLES,   CARRYING   ACCUMULATED    INTANGIBLES,
                                    AMOUNT    AMORTIZATION       NET         AMOUNT    AMORTIZATION       NET
                                   --------   ------------   ------------   --------   ------------   ------------
Contract-based...................  $   964      $    86        $   878      $   268      $    22        $   246
Customer-related.................   74,716       35,998         38,718       74,688       28,535         46,153
Other............................    1,690        1,107            583        1,560          963            597
Assembled workforce..............       --           --             --        9,855        6,296          3,559
                                   -------      -------        -------      -------      -------        -------
Other intangibles................  $77,370      $37,191        $40,179      $86,371      $35,816        $50,555
                                   =======      =======        =======      =======      =======        =======



AGGREGATE AMORTIZATION EXPENSE (IN THOUSANDS):



  For the six months ended June 30, 2002....................  $ 7,600



ESTIMATED AMORTIZATION EXPENSE (IN THOUSANDS):



  For the year ended December 31, 2002......................  $15,200
  For the year ended December 31, 2003......................   15,300
  For the year ended December 31, 2004......................   15,300
  For the year ended December 31, 2005......................    1,600
  For the year ended December 31, 2006......................      200



8.  OPTION GRANTS



     During the first quarter of 2002, the Company granted 858,200 options at an exercise price of $130.00 per share, a price below fair market value. As a result, the Company will be amortizing approximately $25.7 million as a charge to income over the vesting period for those options. For the six-month period ending June 30, 2002, the Company recorded $1.1 million of compensation expense associated with these option grants. The unamortized portion of this charge is included in stockholder's equity.



9.  ACQUISITION RELATED OBLIGATIONS



     The Company's acquisition agreements are generally structured to provide that a portion of the purchase price is measured and paid in future periods. The amount of the future obligations is determined based on the acquired company's financial performance including revenue growth and profitability. The Company reflects these future obligations as liabilities in its financial statements at the time such amounts become fixed and determinable. As of June 30, 2002, the Company estimates that future obligations under such arrangements approximate $55.0 million.



     Additionally, in certain cases where Bcom3 does not own 100% of an entity, the Company has entered into agreements with the other shareholder(s) that provide them with the right to require Bcom3 to purchase the shares not previously sold to Bcom3. These options are exercisable at various points over the next several years and the amount of the future obligations is contingent upon the acquired company's financial performance including revenue growth and profitability. The Company reflects these future obligations as

                       BCOM3 GROUP, INC. AND SUBSIDIARIES
liabilities in its financial statements at the time such amounts become fixed and determinable. As of June 30, 2002, the Company estimates that if exercised, such obligations under these arrangements approximate $45.0 million.



10.  RECENT ACCOUNTING PRINCIPLES



     In April 2001, the Emerging Issues Task Force ("EITF") issued Topic D-96, "Accounting for Management Fees Based on a Formula" ("EITF Topic D-96"). This pronouncement provides guidance on revenue recognition under arrangements that contain performance-based incentive fees that are not finalized until the end of a period of time specified in the arrangement and gives the Company the option to recognize the related revenue at the end of the contract year or alternatively recognize revenue due at any point in time as if the contract were terminated at the given reporting period date. The Company adopted EITF Topic D-96 effective January 1, 2002 and has elected to record revenue associated with such arrangements at the amount that would be due under the formula as of the end of the interim reporting period as if the contract was terminated at that date. The amount of revenue at risk under such arrangements is not material.



     Effective July 1, 2001 the Company adopted certain provisions of SFAS No. 141, "Business Combinations" ("SFAS No. 141"), and effective January 1, 2002, the Company adopted the full provisions of SFAS No. 141 and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets apart from goodwill. The Company evaluated its goodwill and intangibles acquired prior to June 30, 2001 using the criteria set forth in SFAS No. 141, which resulted in $3.6 million of other intangibles (comprised entirely of assembled workforce intangibles) being re-characterized into goodwill at January 1, 2002. SFAS No. 142 requires that purchased goodwill and certain indefinite-lived intangibles no longer be amortized, but instead be tested for impairment at least annually. The Company evaluated its intangible assets and determined that all such assets have determinable lives.



     SFAS No. 142 prescribes a two-phase process for impairment testing of goodwill. The first phase, which was required to be completed by June 30, 2002, screens for impairment; while the second phase (if necessary), required to be completed by December 31, 2002, measures the impairment. The Company completed its first phase impairment analysis during the current quarter and determined that there was no impairment of its recorded goodwill; accordingly, the second testing phase, absent future indicators of impairment, is not necessary at this time.

                       BCOM3 GROUP, INC. AND SUBSIDIARIES

     In accordance with SFAS No. 142, the effect of this accounting change is reflected prospectively. Supplemental comparative disclosure as if the change had been retroactively applied to the prior year period is as follows (in thousands, except per share amounts):



                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               2002      2001
                                                              -------   -------
NET INCOME:
Reported net income.........................................  $54,236   $ 7,019
Goodwill amortization (net of tax benefit of $0 and
  $1,806(1), respectively)..................................       --    29,759
                                                              -------   -------
Adjusted net income.........................................  $54,236   $36,778
                                                              =======   =======
BASIC AND DILUTED EARNINGS (LOSS) PER CLASS B COMMON SHARE:
Reported basic and diluted earnings (loss) per Class B
  common share..............................................  $  1.42   $ (6.01)
Goodwill amortization(1)....................................       --      5.01
                                                              -------   -------
Adjusted basic and diluted earnings (loss) per Class B
  common share..............................................  $  1.42   $ (1.00)
                                                              =======   =======


---------------


(1) Includes $1.6 million, or $0.30 per share, related to amortization of other intangibles that has been re-characterized as goodwill effective January 1, 2002 for the six months ended June 30, 2001.



     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), which is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 requires that the fair value of an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value of the obligation can be made. The adoption of the provisions of SFAS No. 143 is not expected to have a material effect on the Company's consolidated financial position or results of operations.



     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets (excluding goodwill) or assets to be disposed of. The adoption of SFAS No. 144 has not had a material effect on the Company's consolidated financial position or results of operations.



     In November 2001, the EITF released Issue 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred" ("EITF Issue 01-14"), formerly EITF Topic D-103. This pronouncement provides guidance on the accounting treatment in the income statement for reimbursements received for out-of-pocket expenses incurred, and is effective for all financial reporting periods beginning after December 15, 2001. The Company has adopted the provisions of this pronouncement effective January 1, 2002. Consistent with the provisions of EITF Issue 01-14, approximately $14.8 million of reimbursed "out-of-pocket" costs have been included in both revenue and other general expenses for the six months ended June 30, 2002. Although the adoption of this pronouncement has no impact on net income, it results in the Company reporting higher revenues with a corresponding increase in other general expenses. While operating income remains the same, our operating profit margin decreased by 0.2% for the six months ended June 30, 2002 as a result of adoption. As permitted under the provisions of EITF Issue 01-14, the Company has not reclassified prior period financial statements due to the impracticability of obtaining the information related to 2001 "out-of-pocket" expenses.



     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). This statement, which is effective for exit or disposal activities initiated after December 31, 2002, addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 requires companies to record a liability for costs associated with an exit or disposal

                       BCOM3 GROUP, INC. AND SUBSIDIARIES
activity in the period in which the liability is incurred. This differs from current practice which requires the liability to be recognized at the date of commitment. The adoption of the provisions of SFAS No. 146 is not expected to have a material effect on the Company's consolidated financial position or results of operations.



11.  SUBSEQUENT EVENT



     On July 24, 2002 the Company renewed the $150.0 million, 364 day commitment portion of The MacManus Group and DMB&B USA, Inc. Second Amended and Restated Credit Agreement for another 364 day period until July 23, 2003.

PLEASE NOTE THAT THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED ARTHUR ANDERSEN LLP REPORT AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of The Leo Group, Inc.:

     We have audited the accompanying consolidated balance sheets of The Leo Group, Inc. (a Delaware corporation) as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' investment and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Leo Group, Inc. as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
March 31, 2000

                              THE LEO GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1999 AND 1998
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                                1999       1998
                                                              --------   --------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  202.5   $  172.0
  Accounts receivable (net of allowances of $8.8 in 1999 and
    $6.2 in 1998)...........................................     753.1      592.1
  Billables pending, at cost................................     111.5       85.1
  Other current assets......................................      74.0       56.8
  Prepaid taxes, net........................................       1.4        1.8
                                                              --------   --------
    Total current assets....................................   1,142.5      907.8
PROPERTY AND EQUIPMENT, AT COST:
  Land......................................................      14.6       14.6
  Building..................................................     205.0      203.6
  Furniture and equipment...................................     212.4      186.6
  Leasehold improvements....................................      75.0       64.8
  Less: accumulated depreciation and amortization...........    (239.1)    (205.3)
                                                              --------   --------
    Net property and equipment..............................     267.9      264.3
OTHER ASSETS:
  Investments...............................................       4.3        5.1
  Goodwill (net of accumulated amortization)................      49.9       44.9
  Other long-term assets....................................      98.1       97.8
  Deferred taxes, net.......................................      38.3       18.1
                                                              --------   --------
    Total other assets......................................     190.6      165.9
                                                              --------   --------
TOTAL ASSETS................................................  $1,601.0   $1,338.0
                                                              ========   ========
                  LIABILITIES AND MANDATORILY REDEEMABLE STOCK
CURRENT LIABILITIES:
  Trade accounts payable....................................  $  700.0   $  493.0
  Accrued expenses..........................................     144.0      144.2
  Cash overdraft............................................      96.7       88.7
  Accrued payroll and benefits..............................      69.5       37.1
  Current portion of long-term debt.........................       6.0        8.4
  Notes payable and lines of credit.........................      13.1       43.9
  Accrued income taxes......................................      14.5       10.8
  Other current liabilities.................................      44.8       37.5
                                                              --------   --------
    Total current liabilities...............................   1,088.6      863.6
OTHER LIABILITIES:
  Reserve for deferred compensation and employee benefits...      45.1       46.7
  Real estate finance obligation............................     203.4      214.2
  Long-term debt............................................       2.6        7.8
  Other long-term liabilities...............................      61.4       50.0
                                                              --------   --------
    Total other liabilities.................................     312.5      318.7
MINORITY INTEREST...........................................       4.8        4.5
MANDATORILY REDEEMABLE STOCK, at book value, $.01 par value;
  11,000,000 shares authorized at December 31, 1999 and
  1998; 10,108,405 shares and 9,203,240 shares issued and
  outstanding at December 31, 1999 and 1998, respectively...     195.1      151.2
                                                              --------   --------
TOTAL LIABILITIES AND MANDATORILY REDEEMABLE STOCK..........  $1,601.0   $1,338.0
                                                              ========   ========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                              THE LEO GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (DOLLARS IN MILLIONS)

                                                               1999     1998     1997
                                                              ------   ------   ------
REVENUES:
  Commissions and fees earned...............................  $912.8   $810.7   $793.9
  Rental and other income...................................    21.4     20.4     17.4
                                                              ------   ------   ------
     Total revenues.........................................   934.2    831.1    811.3
OPERATING EXPENSES:
  Compensation and employee benefits........................   587.7    533.4    534.2
  Office and related expenses...............................    76.1     70.1     62.5
  Depreciation and amortization expense.....................    46.4     37.2     33.3
  Other general expenses....................................   148.4    144.8    127.6
                                                              ------   ------   ------
     Total operating expenses...............................   858.6    785.5    757.6
                                                              ------   ------   ------
OPERATING INCOME............................................    75.6     45.6     53.7
OTHER INCOME (EXPENSE):
  Interest income...........................................     7.9     12.0     11.2
  Interest expense..........................................   (15.9)   (17.4)   (18.0)
  Foreign currency loss.....................................    (5.6)    (0.7)   (17.2)
                                                              ------   ------   ------
     Total other expense....................................   (13.6)    (6.1)   (24.0)
INCOME BEFORE TAXES/MINORITY INTEREST AND EQUITY IN
  AFFILIATES................................................    62.0     39.5     29.7
PROVISION FOR INCOME TAXES..................................    29.2      9.1      9.3
                                                              ------   ------   ------
INCOME BEFORE MINORITY INTEREST AND EQUITY IN AFFILIATES....    32.8     30.4     20.4
MINORITY INTEREST EXPENSE, NET OF TAX.......................    (5.4)   (10.1)    (3.4)
EQUITY IN AFFILIATES........................................     1.1      2.4       --
                                                              ------   ------   ------
NET INCOME..................................................  $ 28.5   $ 22.7   $ 17.0
                                                              ======   ======   ======
UNAUDITED PRO FORMA TAX PROVISION (AS IF A C CORPORATION)...     N/A   $ 14.6   $ 17.0
                                                              ======   ======   ======

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                              THE LEO GROUP, INC.

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                            LOANS TO      ACCUMULATED                               ALLOCATION TO
                                     PAR     ADDITIONAL   SHAREHOLDERS       OTHER                                   MANDATORILY
                         NUMBER     VALUE     PAID-IN      FOR STOCK     COMPREHENSIVE   COMPREHENSIVE   RETAINED    REDEEMABLE
                       OF SHARES    ($.01)    CAPITAL        SALES       INCOME (LOSS)      INCOME       EARNINGS   COMMON STOCK
                       ----------   ------   ----------   ------------   -------------   -------------   --------   -------------
BALANCE, DECEMBER 31,
  1996...............   8,501,540    $0.1      $118.3        $(1.0)          $1.4                         $37.6        $(156.4)
Net income...........                                                                        $17.0         17.0
Gain on
  investments........                                                         0.1              0.1
Foreign currency
  translation........                                                         2.1              2.1
                                                                                             -----
Comprehensive
  income.............                                                                        $19.2
                                                                                             =====
Stock repurchases....  (1,973,200)     --       (30.9)                                                     (5.0)
Sales of stock.......   2,376,300      --        37.7
Cash dividends
  ($14.31 per
  share).............                                                                                     (20.0)
Repayment of loans to
  shareholders for
  stock sales........                                          0.4
Retained earnings
  allocable to
  mandatorily
  redeemable common
  stock..............                                                                                                     (1.4)
                       ----------    ----      ------        -----           ----                         -----        -------
BALANCE, DECEMBER 31,
  1997...............   8,904,640     0.1       125.1         (0.6)           3.6                          29.6         (157.8)
Net income...........                                                                        $22.7         22.7
Gain on
  investments........                                                         0.6              0.6
Foreign currency
  translation........                                                        (2.4)            (2.4)
                                                                                             -----
Comprehensive
  income.............                                                                        $20.9
                                                                                             =====
Stock repurchases....  (1,466,000)     --       (24.0)                                                     (2.3)
Sales of stock.......   1,764,600      --        29.8
Capital transfer.....                           (22.2)                                                     22.2
Distribution payable
  ($19.26 per
  share).............                                                                                     (19.1)
Cash dividends
  ($10.90 per
  share).............                                                                                     (11.9)
Retained earnings
  allocable to
  mandatorily
  redeemable common
  stock..............                                                                                                      6.6
                       ----------    ----      ------        -----           ----                         -----        -------


                           TOTAL
                       SHAREHOLDERS'
                        INVESTMENT
                       -------------
BALANCE, DECEMBER 31,
  1996...............      $  --
Net income...........       17.0
Gain on
  investments........        0.1
Foreign currency
  translation........        2.1

Comprehensive
  income.............

Stock repurchases....      (35.9)
Sales of stock.......       37.7
Cash dividends
  ($14.31 per
  share).............      (20.0)
Repayment of loans to
  shareholders for
  stock sales........        0.4
Retained earnings
  allocable to
  mandatorily
  redeemable common
  stock..............       (1.4)
                           -----
BALANCE, DECEMBER 31,
  1997...............         --
Net income...........       22.7
Gain on
  investments........        0.6
Foreign currency
  translation........       (2.4)
                           -----
Comprehensive
  income.............

Stock repurchases....      (26.3)
Sales of stock.......       29.8
Capital transfer.....         --
Distribution payable
  ($19.26 per
  share).............      (19.1)
Cash dividends
  ($10.90 per
  share).............      (11.9)
Retained earnings
  allocable to
  mandatorily
  redeemable common
  stock..............        6.6
                           -----

                                                            LOANS TO      ACCUMULATED                               ALLOCATION TO
                                     PAR     ADDITIONAL   SHAREHOLDERS       OTHER                                   MANDATORILY
                         NUMBER     VALUE     PAID-IN      FOR STOCK     COMPREHENSIVE   COMPREHENSIVE   RETAINED    REDEEMABLE
                       OF SHARES    ($.01)    CAPITAL        SALES       INCOME (LOSS)      INCOME       EARNINGS   COMMON STOCK
                       ----------   ------   ----------   ------------   -------------   -------------   --------   -------------
BALANCE, DECEMBER 31,
  1998...............   9,203,240     0.1       108.7         (0.6)           1.8                          41.2         (151.2)
Net income...........                                                                        $28.5         28.5
Gain on
  investments........                                                         0.2              0.2
Foreign currency
  translation........                                                         7.6              7.6
                                                                                             -----
Comprehensive
  income.............                                                                        $36.3
                                                                                             =====
Stock repurchases....    (566,110)     --        (9.9)
Sales of stock.......   1,471,275      --        28.0
Cash dividends ($0.60
  per share).........                                                                                      (5.5)
Increase in loans to
  shareholders for
  stock sales........                                         (5.0)
Retained earnings
  allocable to
  mandatorily
  redeemable common
  stock..............                                                                                                    (43.9)
                       ----------    ----      ------        -----           ----            -----        -----        -------
BALANCE, DECEMBER 31,
  1999...............  10,108,405    $0.1      $126.8        $(5.6)          $9.6                         $64.2        $(195.1)
                       ==========    ====      ======        =====           ====            =====        =====        =======


                           TOTAL
                       SHAREHOLDERS'
                        INVESTMENT
                       -------------
BALANCE, DECEMBER 31,
  1998...............         --
Net income...........       28.5
Gain on
  investments........        0.2
Foreign currency
  translation........        7.6
Comprehensive
  income.............
Stock repurchases....       (9.9)
Sales of stock.......       28.0
Cash dividends ($0.60
  per share).........       (5.5)
Increase in loans to
  shareholders for
  stock sales........       (5.0)
Retained earnings
  allocable to
  mandatorily
  redeemable common
  stock..............      (43.9)
                           -----
BALANCE, DECEMBER 31,
  1999...............      $  --
                           =====

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                              THE LEO GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                             (DOLLARS IN MILLIONS)

                                                               1999      1998     1997
                                                              -------   ------   ------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  28.5   $ 22.7   $ 17.0
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization expense..................     46.4     37.2     33.3
     Deferred income taxes..................................    (17.5)   (11.7)    (4.7)
     Foreign currency loss..................................      5.6      0.7     17.2
     Decrease (increase) in assets:
       Accounts receivable..................................   (161.0)   (22.1)   (36.0)
       Billables pending....................................    (26.4)   (18.8)     1.2
       Other assets.........................................     (2.8)    10.3     (6.6)
     Increase (decrease) in liabilities:
       Accounts payable and accrued expenses................    262.0     49.5     46.7
       Other liabilities....................................     (1.7)    (8.3)     0.7
       Deferred compensation and employee benefits..........     (1.6)    (2.7)     8.4
                                                              -------   ------   ------
          Total adjustments.................................    103.0     34.1     60.2
                                                              -------   ------   ------
          Net cash provided by operating activities.........    131.5     56.8     77.2
                                                              -------   ------   ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (41.7)   (36.4)   (27.3)
  Sales of investments......................................       --       --      0.6
  Acquisition of businesses.................................    (45.1)   (42.3)   (20.7)
                                                              -------   ------   ------
          Net cash used in investing activities.............    (86.8)   (78.7)   (47.4)
                                                              -------   ------   ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Collections (issuances) of shareholder loans..............     (5.0)      --      0.4
  Proceeds from short-term borrowings, net..................      2.9       --       --
  Proceeds from issuance of long-term debt..................       --     15.3      8.1
  Repayments of long-term debt..............................     (7.6)   (11.6)   (15.3)
  Repayment of shareholder notes............................    (19.1)     0.0      0.0
  Dividends paid............................................     (5.5)   (11.9)   (20.0)
  Sales of stock............................................     28.0     29.8     37.7
  Redemptions of stock......................................     (9.9)   (26.3)   (35.9)
                                                              -------   ------   ------
          Net cash used in financing activities.............    (16.2)    (4.7)   (25.0)
                                                              -------   ------   ------
Effect of exchange rates on cash and cash equivalents.......      2.0      1.1     (3.2)
                                                              -------   ------   ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............     30.5    (25.5)     1.6
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    172.0    197.5    195.9
                                                              -------   ------   ------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 202.5   $172.0   $197.5
                                                              =======   ======   ======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................................  $  13.0   $ 14.3   $ 15.6
                                                              =======   ======   ======
  Income taxes paid.........................................  $  38.6   $ 14.4   $ 12.6
                                                              =======   ======   ======

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                              THE LEO GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

1.  DESCRIPTION OF BUSINESS AND CORPORATE ORGANIZATION

     The Leo Group, Inc. ("The Leo Group" or the "Company") is a holding company for a global network of marketing and communications operating units that plan, create, produce and place numerous forms of communication on behalf of clients in a broad spectrum of media including television, radio, newspaper, magazine, outdoor and interactive. The Company also provides specialized services to its clients including direct marketing, database marketing, interactive and digital communications, development and production of merchandising and sales promotion programs and materials, health care marketing, public relations, market research, new product development and introduction, corporate branding/identification and package design.

     The Leo Group was formed on January 1, 1999, when Leo Burnett Company ("LBCo.") was merged into Leo Burnett Worldwide ("LBW") and renamed The Leo Group. The Board of LBCo. approved the merger into LBW through an irrevocable Board resolution on December 28, 1998. LBCo. provided marketing and communication services within the United States. LBW provided marketing and communications services to clients outside the United States.

     The merger was effected through an exchange of shares in which each outstanding share of LBCo. was exchanged for 1.79 shares of LBW Series B common stock. In return, LBW received all 555,000 outstanding shares of LBCo.

     In anticipation of the merger, LBCo., by Board resolution effective December 28, 1998, transferred all but $0.001 of capital from common stock to retained earnings. In addition, LBCo. declared a premerger dividend payable in the form of a Promissory Note to each shareholder of record on December 28, 1998. The Promissory Notes, totaling $19.1 plus accrued interest, were paid in full during 1999. The Promissory Notes provide that proceeds from the notes shall first be applied to outstanding loans secured by shares of LBCo. and LBW, with the balance paid in cash to other holders.

     The merger of LBCo. into LBW was accounted for as a reorganization of companies under common control. Accordingly, the financial statements for LBCo. and LBW have been consolidated for all periods presented at historical cost. As a result, all share and per share data has been restated to reflect the exchange into LBW Series B common stock at 1.79 shares per outstanding share of LBCo.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of The Leo Group and all its controlled subsidiaries. All significant intercompany balances and transactions have been eliminated. Acquired businesses are included in the results of operations since their acquisition dates. Investments in companies in which less than a controlling interest is held are accounted for by the equity method.

  Cash and Cash Equivalents

     Cash and cash equivalents are composed of cash and any short-term investments with original maturities less than three months. Checks issued but not presented to the banks for payment may create negative book cash balances. Such negative cash balances are recorded in "Cash overdraft" in the accompanying consolidated balance sheets.

  Long-Lived Assets

     Long-lived assets are comprised of property and equipment and goodwill. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An estimate of undiscounted future cash flows produced by the asset, or the

                              THE LEO GROUP, INC.

appropriate grouping of assets, is compared to the carrying amount to determine whether an impairment exists. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including considering prices for similar assets and the results of valuation techniques to the extent available.

  Property and Equipment and Capitalized Software Costs

     Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred and expenditures for additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations. Depreciation is provided on the straight-line method over the estimated useful lives of the depreciable assets, which range from 10 to 40 years for buildings and improvements, and 3 to 15 years for furniture and equipment. Capitalized software costs are amortized on a straight-line basis over 7 years. Capitalized software costs include expenditures for purchased software and for the design, development and testing of new systems. Expenditures for consulting, training, and reengineering efforts are expensed as incurred. Capitalized hardware costs are depreciated under the sum-of-the-years-digits method over 3 to 5 years. Leasehold improvements are amortized over their estimated useful lives or over the terms of the lease, whichever is shorter, on a straight-line basis. Depreciation and amortization expense totaled $38.1, $31.5 and $31.4 in 1999, 1998 and 1997, respectively.

  Goodwill

     The Company generally amortizes goodwill on a straight-line basis over 20 years. Amortization expense totaled $8.3, $5.7 and $1.9 in 1999, 1998 and 1997, respectively.

  Income Taxes

     The Company uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the bases of assets and liabilities. Current deferred tax assets and liabilities are netted in the consolidated balance sheets as are long-term deferred tax assets and liabilities. Taxes are not provided on earnings expected to be indefinitely reinvested. To the extent tax accruals differ from actual payments or assessments, the accruals will be adjusted through the provision for income taxes.

  Revenue Recognition

     Commissions and fees are recognized by the Company when billed to clients. Billings to clients occur for media advertising at the time of publication or presentation to the media audience, except for magazine billings, which occur on the closing date of the publication. Billings to clients for print, radio and television production occur in the month in which costs are incurred or paid, or at the completion of the job, in accordance with individual client arrangements. Interactive, direct and promotional marketing and all other services are billed as services are rendered.

  Foreign Currency Translation

     Assets and liabilities of the Company's foreign subsidiaries, other than those located in highly inflationary countries, are translated at current exchange rates in effect at the end of the period, while income and expense are translated at average rates for the period. For entities in highly inflationary countries, a combination of current and historical rates is used to determine foreign currency gains and losses resulting from financial statement translation. Translation gains and losses are reported as a component of shareholders' investment,

                              THE LEO GROUP, INC.

except for those associated with highly inflationary countries, which are reported directly in the accompanying consolidated statements of income.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

  New Accounting Standards

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments. SFAS No. 133 requires derivatives to be measured at fair value and changes in the derivative's fair value to be recognized currently in earnings unless specific hedge accounting criteria are met. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133." SFAS No. 137 defers the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000. Given the Company's limited usage of derivative instruments, this standard is not expected to have a material impact on the Company's results of operations or financial position.

  Reclassified Prior-Year Amounts

     Certain prior-year amounts have been reclassified to conform to the current year's presentation.

3.  ACQUISITIONS

     On March 6, 1998, the Company acquired a 49% interest in BBH Communications Limited ("BBH"), a London-based global marketing and communications business for a total purchase price of $50.6. Approximately half of the purchase price ($25.8) was paid at closing, with the balance covered by a promissory note and a letter of credit guaranty. The second installment ($24.8) was paid on January 15, 1999, and is included in the accompanying financial statements within "Notes payable and lines of credit" at December 31, 1998. The Company's investment in BBH is accounted for using the equity method of accounting. The excess of the cost of the Company's investment over the underlying equity in the net assets of BBH was $38.6 and $43.3 in 1999 and 1998, respectively, and is included in "Other long-term assets." This excess amount is being amortized over 20 years.

     The following table summarizes specific balance sheet and income statement data of BBH as of June 30, 1999 and for the fiscal year then ended.

Revenues....................................................   $61.3
Income before taxes.........................................    11.0
Net income..................................................     7.3
Current assets..............................................    70.3
Total assets................................................    78.7
Current liabilities.........................................    57.2
Total liabilities...........................................    57.5

     During 1999, 1998 and 1997, the Company acquired other marketing and communications businesses or interests in other marketing and communications businesses for total cash consideration of $20.3, $16.5 and

                              THE LEO GROUP, INC.

$20.7, respectively. These acquisitions were accounted for as purchases and have been included in results of operations since the date of acquisition. The proforma impact of these acquisitions on 1999, 1998 and 1997 results were not significant.

     In addition, the Company made several acquisitions during 1999 for which certain payments were contingent upon the continued employment of the former shareholders for a preestablished period of time. These payments are being amortized over the related employment period as compensation expense. The total compensation expense recognized in 1999 for these acquisitions was $8.9.

4.  INVESTMENTS

     The Company holds a number of investments in equity securities which have been classified as available for sale. These investments have been valued at fair market value in the accompanying balance sheets. Unrealized holding gains have been recorded in accumulated other comprehensive income. A summary of the fair market values and cost bases of the Company's investments is as follows:

                                                              1999   1998
                                                              ----   ----
Fair market value of investment in equity securities........  $4.3   $5.1
Cost basis of investment in equity securities...............   1.3    2.3
                                                              ----   ----
Unrealized holding gain.....................................  $3.0   $2.8
                                                              ====   ====

5.  PENSION AND POSTRETIREMENT PLANS

     The Company has various benefit plans covering substantially all U.S. employees and certain foreign employees. The Company's defined benefit plans provide benefits based on years of service and compensation levels. The Company's U.S. funding policy has been to contribute the maximum amount deductible for federal income tax purposes. Due to the overfunded status of the U.S. defined benefit plan, no Company contribution has been required since 1982. Plan assets consist primarily of various securities, real estate and other investments.

     The Company also provides certain health care and life insurance benefits to retired U.S. employees. The Company charges to expense the expected costs of postretirement benefits during the years that the employees render service.

                              THE LEO GROUP, INC.

  Total Company Benefit Costs

     The components of net periodic benefit costs for the pension and postretirement plans were as follows:

                                                              1999     1998     1997
                                                             ------   ------   ------
PENSION PLAN BENEFITS--
  Service cost for benefits earned during the year.........  $  5.8   $  5.9   $  5.6
  Interest cost on projected benefit obligation............     6.5      7.7      7.3
  Expected return on plan assets...........................   (14.6)   (12.1)   (10.8)
  Amortization of transition asset.........................    (0.7)    (0.7)    (0.7)
  Recognized actuarial (gain)..............................    (0.9)    (0.3)    (0.5)
  Other....................................................     3.9      2.2      1.3
                                                             ------   ------   ------
     Net pension benefits expense..........................  $   --   $  2.7   $  2.2
                                                             ======   ======   ======
POSTRETIREMENT PLAN BENEFITS--
  Service cost for benefits earned during the year.........  $  0.4   $  0.4   $  0.5
  Interest cost on accumulated postretirement benefit
     obligation............................................     1.2      1.3      1.3
  Amortization of transition obligation....................     1.0      1.0      1.0
  Recognized actuarial (gain)..............................    (0.5)    (0.4)    (0.5)
                                                             ------   ------   ------
     Net postretirement benefits expense...................  $  2.1   $  2.3   $  2.3
                                                             ======   ======   ======

                              THE LEO GROUP, INC.

  Domestic Obligations and Funded Status

     The changes in the benefit obligations and the reconciliation of the funded status of the Company's domestic plans to the accompanying consolidated balance sheets were as follows:

                                                                         POSTRETIREMENT
                                                     PENSION BENEFITS       BENEFITS
                                                     -----------------   ---------------
                                                      1999      1998      1999     1998
                                                     -------   -------   ------   ------
CHANGE IN BENEFIT OBLIGATION--
  Benefit obligation at beginning of year..........  $ 54.6    $ 46.1    $ 17.9   $ 16.9
  Service cost.....................................     3.2       3.4       0.4      0.4
  Interest cost....................................     4.3       4.6       1.2      1.3
  Benefits paid....................................    (6.7)     (8.0)     (1.4)    (0.7)
  Plan participant contributions...................      --        --       0.7      0.5
  Actuarial (gain) loss............................    (3.3)      8.5      (2.6)    (0.5)
                                                     ------    ------    ------   ------
  Benefit obligation at end of year................  $ 52.1    $ 54.6    $ 16.2   $ 17.9
                                                     ======    ======    ======   ======
CHANGE IN PLAN ASSETS--
  Fair value at beginning of year..................  $ 82.0    $ 75.6    $   --   $   --
  Actual return on assets..........................    12.3      14.4        --       --
  Company contributions............................      --        --       0.7      0.2
  Benefits paid....................................    (6.7)     (8.0)     (1.4)    (0.7)
  Participant contributions........................      --        --       0.7      0.5
                                                     ------    ------    ------   ------
  Fair value at end of year........................  $ 87.6    $ 82.0    $   --   $   --
                                                     ======    ======    ======   ======
  Fair value of plan assets greater (less) than
     benefit obligation............................  $ 35.5    $ 27.4    $(16.2)  $(17.9)
  Unrecognized net actuarial (gain)................   (29.4)    (21.6)    (12.0)    (9.9)
  Unrecognized prior service cost..................    (1.3)     (1.5)       --       --
  Unrecognized transition obligation (asset).......    (4.4)     (5.2)     12.4     13.4
                                                     ------    ------    ------   ------
  Net amounts recognized...........................  $  0.4    $ (0.9)   $(15.8)  $(14.4)
                                                     ======    ======    ======   ======

     Weighted average assumptions as of December 31 are as follows:

                                                              PENSION     POSTRETIREMENT
                                                             BENEFITS        BENEFITS
                                                            -----------   ---------------
                                                            1999   1998    1999     1998
                                                            ----   ----   ------   ------
Discount rate.............................................  8.0%   8.0%     8.0%     8.0%
Expected long-term rate of return on plan assets..........  8.5%   8.5%     N/A      N/A
Expected rate of future compensation increases............  5.5%   5.5%     N/A      N/A
                                                            ===    ===      ===      ===

     At December 31, 1999, the health care cost trend rates were assumed to be 8.0%, gradually declining to 5.0% in 2004. A 1.0% increase in the medical inflation rate would increase the accumulated postretirement benefit obligation as of December 31, 1999, by approximately $2.8 and increase the net periodic cost by $0.3. A 1.0% decrease in the medical inflation rate would decrease the accumulated postretirement benefit obligation as of December 31, 1999, by approximately $2.6 and decrease the net periodic cost by approximately $0.3.

                              THE LEO GROUP, INC.

  Foreign Obligations and Funded Status

     The changes in benefit obligations and the reconciliations of the funded status of the Company's foreign pension plans to the accompanying consolidated balance sheets were as follows:

                                                              PENSION BENEFITS
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
CHANGE IN BENEFIT OBLIGATION--
  Benefit obligation at beginning of year...................   $37.3     $35.8
  Service cost..............................................     2.6       2.5
  Interest cost.............................................     2.2       3.1
  Benefits paid.............................................    (1.8)     (1.7)
  Actuarial loss (gain).....................................     7.0      (3.5)
  Other.....................................................    (1.2)      1.1
                                                               -----     -----
  Benefit obligation at end of year.........................   $46.1     $37.3
                                                               =====     =====
CHANGE IN PLAN ASSETS--
  Fair value at beginning of year...........................   $38.4     $32.2
  Actual return on assets...................................     3.1       3.0
  Company contributions.....................................     1.5       1.2
  Participant contributions.................................     0.6       0.7
  Benefits paid.............................................    (1.4)     (1.3)
  Other.....................................................     3.7       2.6
                                                               -----     -----
  Fair value at end of year.................................   $45.9     $38.4
                                                               =====     =====
  Fair value of plan assets greater than benefit
     obligation.............................................   $(0.2)    $ 1.1
  Unrecognized net actuarial gain...........................    (1.6)     (4.0)
  Unrecognized prior service cost...........................     0.5       0.6
                                                               -----     -----
  Net amounts recognized....................................   $(1.3)    $(2.3)
                                                               =====     =====

     Weighted average assumptions as of December 31 are as follows:

                                                                PENSION
                                                               BENEFITS
                                                              -----------
                                                              1999   1998
                                                              ----   ----
Discount rate...............................................  6.2%   6.5%
Expected long-term rate of return on plan assets............  7.7%   8.2%
Expected rate of future compensation increases..............  4.3%   4.4%
                                                              ===    ===

     In addition to the plans described above, the Company has certain other defined benefit and retirement plans. The total expense for these plans was $4.8, $4.0, and $3.9 in 1999, 1998 and 1997, respectively. The Company also has deferred compensation plans for certain employees to defer a portion of their compensation to future years. The total expense related to these plans was approximately $0.7, $1.3, and $1.1 in 1999, 1998 and 1997, respectively.

                              THE LEO GROUP, INC.

6.  COMPENSATION PLANS

     The Company has a special bonus plan and grants awards for certain key executives and employees. The costs of the special bonus plan and other awards are charged to income on a current basis. These costs are included in "Compensation and employee benefits" in the accompanying consolidated statements of income.

     The Company also has a profit-sharing plan covering most of its U.S. employees. The total profit-sharing expense in 1999, 1998 and 1997 was $16.8, $15.9 and $16.5, respectively.

     Through the first quarter of 1999, certain key employees were designated participants in the Star Reachers Compensation Plan and were allocated annual awards as determined by the Board of Directors. The annual awards may be distributed to the participants or deferred at the discretion of the Board. The plan was terminated at the end of the first quarter of 1999 in connection with the merger of LBCo. into LBW.

     During 1999, 1998 and 1997 the Board elected to distribute a substantial portion of the awards ($2.1, $29.6, and $39.0, respectively) allocated to the participants noted above. The portion of the award which was deferred ($0.0, $1.0, and $1.2 as of December 31, 1999, 1998 and 1997, respectively) is reflected in "Other current liabilities" and "Other long-term liabilities" in the accompanying consolidated balance sheets.

7.  INCOME TAXES

     Income before taxes/minority interest and equity in affiliates and the provision for U.S. federal, state, and foreign taxes on these earnings were the following:

                                                               1999     1998    1997
                                                              ------   ------   -----
Income before taxes/minority interest and equity in
  affiliates--
  United States.............................................  $ 37.2   $ 26.0   $12.1
  Foreign...................................................    24.8     13.5    17.6
                                                              ------   ------   -----
                                                              $ 62.0   $ 39.5   $29.7
                                                              ======   ======   =====
Income taxes--
  Currently payable--
     Federal................................................  $ 26.1   $  1.0   $ 0.6
     State..................................................     6.3      0.2     0.1
     Foreign................................................    14.3     19.6    13.3
                                                              ------   ------   -----
                                                              $ 46.7   $ 20.8   $14.0
                                                              ======   ======   =====
  Deferred--
     Federal................................................  $(16.2)  $ (7.6)  $  --
     State..................................................    (1.7)      --      --
     Foreign................................................     0.4     (4.1)   (4.7)
                                                              ------   ------   -----
                                                              $(17.5)  $(11.7)  $(4.7)
                                                              ------   ------   -----
Total income tax provision..................................  $ 29.2   $  9.1   $ 9.3
                                                              ======   ======   =====

                              THE LEO GROUP, INC.

     The difference between income taxes at the federal statutory income tax rate and the provision for income taxes included in the accompanying consolidated statements of income is reconciled as follows:

                                             1999              1998              1997
                                        ---------------   ---------------   ---------------
                                        TOTAL   PERCENT   TOTAL   PERCENT   TOTAL   PERCENT
                                        -----   -------   -----   -------   -----   -------
At statutory rate.....................  $21.7    35.0%    $13.9     35.0%   $10.4     35.0%
Increase (decrease) resulting from--
  Nondeductible expenses..............    0.7     1.1       1.0      2.5      0.7      2.5
  Foreign losses not deductible.......    2.2     3.6       3.4      8.7      3.9     13.3
  Foreign losses utilized.............   (1.4)   (2.3)     (0.4)    (1.0)    (0.7)    (2.4)
  Goodwill amortization...............    1.9     3.1       1.0      2.5      0.7      2.2
  Higher aggregate effective tax rate
     on foreign operations............    0.2     0.3       1.6      4.0      0.9      2.9
  S Corporation federal tax paid at
     shareholder level................     --      --      (5.0)   (12.7)    (7.4)   (24.9)
  State and local taxes on income, net
     of federal tax benefit...........    3.0     4.9        --       --       --       --
  Tax benefit of restructuring........     --      --      (7.6)   (19.2)      --       --
  Foreign currency losses.............     --      --       0.6      1.5      0.4      1.3
  Other, net..........................    0.9     1.5       0.6      1.6      0.4      1.4
                                        -----    ----     -----    -----    -----    -----
Provision for income taxes............  $29.2    47.2%    $ 9.1     22.9%   $ 9.3     31.3%
                                        =====    ====     =====    =====    =====    =====

  1998 Merger of LBW-LBCo.

     In conjunction with the Board's irrevocable actions and the merger previously described in Note 1, LBCo., by law, returned to a C Corporation for U.S. Federal income tax purposes. As a result, certain prepaid and deferred tax items were recorded in the Company's balance sheet at December 31, 1998. Deferred income taxes are provided for the temporary differences between financial and tax reporting. Deferred tax benefits totaling $29.9 resulted principally from recording expenses in the financial statements that are not currently deductible for tax purposes. In addition, deferred tax liabilities of $22.3 resulted primarily from deferred gain on the sales-leaseback transaction (discussed in Note 13) and the recognition of income upon the change from cash to accrual basis reporting for tax purposes. Internal Revenue Code Section 481(a) allows the tax liability arising from the cash to accrual accounting method change to be paid in equal installments over four years. The deferred tax liability associated with the Section 481(a) adjustment will be paid in four installments in the tax years 1999-2002.

                              THE LEO GROUP, INC.

     The deferred tax assets and liabilities included in the accompanying consolidated balance sheets were the following:

                                                         DEFERRED TAX    DEFERRED TAX
                                                            ASSETS        LIABILITIES
                                                         -------------   -------------
                                                         1999    1998    1999    1998
                                                         -----   -----   -----   -----
Current--
  Postretirement benefits..............................  $ 1.7   $ 1.9   $  --   $  --
  Other benefit plans..................................    0.4     0.5      --      --
  Other accrued expenses...............................    1.6     1.8      --      --
  Section 481(a) income................................     --      --     2.3     2.4
                                                         -----   -----   -----   -----
     Total current.....................................    3.7     4.2     2.3     2.4
                                                         -----   -----   -----   -----
Noncurrent--
  Depreciation and amortization........................    1.5     0.7      --      --
  Postretirement benefits..............................   12.8    11.7      --      --
  Other benefit plans..................................    5.0     6.1      --      --
  Other accrued expenses...............................   16.8     7.2      --      --
  Section 481(a) income................................     --      --     4.5     7.2
  Deferred gain on sale-leaseback......................     --      --    11.3    11.9
  Nondeductible expenses...............................   19.0    13.1     1.0     1.6
                                                         -----   -----   -----   -----
     Total noncurrent..................................   55.1    38.8    16.8    20.7
                                                         -----   -----   -----   -----
Total deferred taxes (net of valuation allowance)......  $58.8   $43.0   $19.1   $23.1
                                                         =====   =====   =====   =====

     At December 31, 1999, a valuation allowance of $15.4 existed, as it is more likely than not that certain foreign net operating losses will not be recognized in the future. At December 31, 1998, the valuation allowance was $14.5.

     At December 31, 1999, 1998 and 1997, the cumulative undistributed earnings of the Company's foreign operations totaled approximately $56.0, $54.0 and $50.0, respectively, for which no provisions for foreign withholding or U.S. income taxes have been made. These amounts have been permanently reinvested in working capital and property and equipment.

     At December 31, 1999, certain of the Company's foreign subsidiaries had net operating loss carryforwards aggregating approximately $34.3, which are available to offset future taxable income. These loss carryforwards are scheduled to expire as follows:

2000........................................................  $ 0.6
2001........................................................    2.0
2002........................................................    1.9
2003........................................................    1.2
2004 and subsequent.........................................    5.3
Indefinite..................................................   23.3
                                                              -----
                                                              $34.3
                                                              =====

                              THE LEO GROUP, INC.

8.  SHORT-TERM BORROWINGS AND LONG-TERM DEBT

     Short-term bank borrowings consist principally of amounts borrowed under domestic and international bank overdraft facilities and lines of credit. The Company had $93.8 available under various lines of credit at December 31, 1999. A total of $2.9 was outstanding under various lines of credit at December 31, 1999, and is included in "Notes payable and lines of credit" in the accompanying consolidated balance sheet.

     In connection with the BBH acquisition, the Company also had a $25.0 letter of credit guaranty in place as of December 31, 1998. Upon payment of the second installment to BBH on January 15, 1999, the letter of credit guaranty was automatically terminated.

     At December 31, 1999 and 1998, long-term debt consisted of the following:

                                                              1998   1999
                                                              ----   ----
Notes payable of various domestic subsidiaries..............  $2.8   $6.0
Other domestic obligations..................................   3.6    4.6
Notes payable at foreign locations, at varying interest
  rates and due dates (payable in various foreign
  currencies)...............................................   2.2    5.6
                                                              ----   ----
  Total debt................................................   8.6   16.2
Less-Current portion........................................   6.0    8.4
                                                              ----   ----
  Total long-term debt......................................  $2.6   $7.8
                                                              ====   ====

     Scheduled maturities of long-term debt are as follows:

2000........................................................  $6.0
2001........................................................   2.4
2002........................................................   0.2
2003........................................................    --
2004 and thereafter.........................................    --
                                                              ----
                                                              $8.6
                                                              ====

     Domestic debt consists of bank borrowings held by subsidiaries, shareholder redemption notes, and other debt.

     The carrying value of the long-term debt approximates fair value.

9.  MANDATORILY REDEEMABLE STOCK

     The Leo Group Voting Trust (the "Trust") is the owner of record of all issued and outstanding shares of mandatorily redeemable stock of the Company. The Trust has issued Voting Trust Certificates, which represent a beneficial interest in the common stock of the Company. Purchases and sales of the Company's common stock are governed by the provisions of the Stock Purchase Agreement. In the event of death or termination of employment with the Company, the certificates owned by such individuals are purchased by the Company at the then-current book value per share of the Company's common stock after reflecting shareholder distributions. Payment for shares is generally made upon redemption. Redemption amounts relating to the stock purchase agreements are included in "Mandatorily redeemable stock" in the accompanying consolidated balance sheets.

                              THE LEO GROUP, INC.

10.  TRANSACTIONS WITH RELATED PARTIES

     During 1991, the Company executed a promissory note, whereby it borrowed $14.1 from Starplan Limited Partnership ("Starplan"), a Delaware limited partnership. This note is a demand note, and interest is computed at the prime rate in effect at the beginning of each quarter. Interest is due and payable to Starplan at the end of each quarter. As of December 31, 1999 and 1998, $1.8 and $2.4, respectively, remains outstanding. Interest expense of $0.2, $0.4 and $0.5 was incurred during 1999, 1998 and 1997, respectively.

11.  SEGMENT INFORMATION

     During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The adoption of this standard requires that reportable segments be reported on a basis consistent with how management assesses segment performance. The Company operates and manages its business within two business segments: Global Marketing and Communications and Real Estate. The Global Marketing and Communications segment conducts its business as a global network using an integrated and multidisciplinary approach. The Real Estate segment has been disclosed as a separate reportable segment as its activities are unrelated to the Company's core business segment. The Real Estate operations reflect the Company's residual ownership interest in its corporate headquarters building (see Note 13). Prior to the merger of LBCo. into LBW in 1999, LBCo. was an S Corporation for federal income tax purposes which allowed its income to be taxed directly to its shareholders. Unaudited pro forma tax provision and pro forma

                              THE LEO GROUP, INC.

segment net income are shown below for 1998 and 1997 as if LBCo. had been taxed as a C Corporation. Comparable segment data and the related enterprise-wide disclosures are summarized below:

                         OPERATING SEGMENT INFORMATION

                            GLOBAL MARKETING AND
                               COMMUNICATIONS                 REAL ESTATE           RECLASSES/ELIMINATIONS
                       ------------------------------   ------------------------   ------------------------
                         1999       1998       1997      1999     1998     1997     1999     1998     1997
                       --------   --------   --------   ------   ------   ------   ------   ------   ------
Revenues.............  $  912.8   $  810.7   $  793.9   $ 42.7   $ 41.0   $ 45.6   $(21.3)  $(20.6)  $(28.2)
Operating expense....    (856.4)    (783.6)    (759.8)   (23.5)   (22.5)   (26.0)    21.3     20.6     28.2
                       --------   --------   --------   ------   ------   ------   ------   ------   ------
Operating income.....      56.4       27.1       34.1     19.2     18.5     19.6       --       --       --
Interest income......       7.9       12.0       11.2       --       --       --       --       --       --
Interest expense.....      (4.7)      (6.2)      (4.6)   (11.2)   (11.2)   (13.4)      --       --       --
Foreign currency
  loss...............      (5.6)      (0.7)     (17.2)      --       --       --       --       --       --
Other, net...........      (0.4)      (0.1)        --      0.4      0.1       --       --       --       --
                       --------   --------   --------   ------   ------   ------   ------   ------   ------
Income before
  taxes/minority
  interest and equity
  in affiliates......      53.6       32.1       23.5      8.4      7.4      6.2       --       --       --
Provision for income
  taxes..............      29.2        9.1        9.3       --       --       --       --       --       --
                       --------   --------   --------   ------   ------   ------   ------   ------   ------
Income before
  minority interest..      24.4       23.0       14.2      8.4      7.4      6.2       --       --       --
Minority interest
  expense, net of
  tax................       1.6       (3.5)      (3.4)    (7.0)    (6.6)      --       --       --       --
Equity in
  affiliates.........       1.1        2.4         --
                       --------   --------   --------   ------   ------   ------   ------   ------   ------
Net income...........  $   27.1   $   21.9   $   10.8   $  1.4   $  0.8   $  6.2   $   --   $   --   $   --
                       ========   ========   ========   ======   ======   ======   ======   ======   ======
Unaudited pro forma
  tax provision (as
  if a C
  Corporation).......       N/A   $   14.6   $   17.0      N/A   $   --   $   --      N/A   $   --   $   --
Unaudited pro forma
  net income (as if a
  C Corporation).....       N/A       16.4        3.1      N/A      0.8      6.2      N/A       --       --
Total assets.........   1,434.6    1,162.9    1,075.2    166.4    175.1    183.3       --       --       --
Star Reachers expense
  (included in
  operating expense
  above).............       2.1       30.6       40.2       --       --       --       --       --       --
Depreciation and
  amortization.......      38.3       29.1       26.9      8.1      8.1      6.4       --       --       --
Capital
  expenditures.......      41.7       36.4       27.3       --       --       --       --       --       --
                       ========   ========   ========   ======   ======   ======   ======   ======   ======


                               THE LEO GROUP
                       ------------------------------
                         1999       1998       1997
                       --------   --------   --------
Revenues.............  $  934.2   $  831.1   $  811.3
Operating expense....    (858.6)    (785.5)    (757.6)
                       --------   --------   --------
Operating income.....      75.6       45.6       53.7
Interest income......       7.9       12.0       11.2
Interest expense.....     (15.9)     (17.4)     (18.0)
Foreign currency
  loss...............      (5.6)      (0.7)     (17.2)
Other, net...........        --         --         --
                       --------   --------   --------
Income before
  taxes/minority
  interest and equity
  in affiliates......      62.0       39.5       29.7
Provision for income
  taxes..............      29.2        9.1        9.3
                       --------   --------   --------
Income before
  minority interest..      32.8       30.4       20.4
Minority interest
  expense, net of
  tax................      (5.4)     (10.1)      (3.4)
Equity in
  affiliates.........       1.1        2.4         --
                       --------   --------   --------
Net income...........  $   28.5   $   22.7   $   17.0
                       ========   ========   ========
Unaudited pro forma
  tax provision (as
  if a C
  Corporation).......       N/A   $   14.6   $   17.0
Unaudited pro forma
  net income (as if a
  C Corporation).....       N/A       17.2        9.3
Total assets.........   1,601.0    1,338.0    1,258.5
Star Reachers expense
  (included in
  operating expense
  above).............       2.1       30.6       40.2
Depreciation and
  amortization.......      46.4       37.2       33.3
Capital
  expenditures.......      41.7       36.4       27.3
                       ========   ========   ========

                              THE LEO GROUP, INC.

                             GEOGRAPHIC INFORMATION

                                                    REVENUES           LONG-LIVED ASSETS
                                            ------------------------   -----------------
                                             1999     1998     1997     1999      1998
                                            ------   ------   ------   -------   -------
United States.............................  $445.9   $382.5   $381.9   $250.4    $260.2
Foreign...................................   488.3    448.6    429.4    102.4      90.5
                                            ------   ------   ------   ------    ------
Total.....................................  $934.2   $831.1   $811.3   $352.8    $350.7
                                            ======   ======   ======   ======    ======

12.  COMMITMENTS AND CONTINGENCIES

     The Company leases office space, a portion of office equipment, computers and automobiles. Total rental expense under lease obligations in 1999, 1998 and 1997 was $29.9, $23.9, and $25.1, respectively, excluding amounts related to the Company's corporate headquarters (see Note 13). The Company's remaining future minimum rental payments to outside parties as of December 31, 1999, for all leases having initial or remaining noncancelable lease terms in excess of one year are as follows:

2000........................................................   $ 29.2
2001........................................................     25.3
2002........................................................     21.6
2003........................................................     19.8
2004........................................................     12.9
Thereafter..................................................     11.1
                                                               ------
  Total.....................................................   $119.9
                                                               ======

     The Company is involved in various legal matters which are being defended and handled in the ordinary course of business. Although it is not possible to predict the outcome of these matters, management believes that the results will not have a material impact on its financial statements.

     Several of the Company's clients individually represent a significant source of revenue for the Company. Two clients accounted for 16% and 11% of total 1999 revenues, and 18% and 11% of revenues in both 1998 and 1997.

     As is common industry practice, contracts can generally be terminated by clients with 30 to 90 days notice. The loss of a major client of the Company could have a significant negative impact on the Company's business.

     As of December 31, 1999, the Company had certain media guarantees in effect totaling approximately $20.0. These guarantees are in effect, where required by local media or advertising industry practice, to ensure that liabilities owed to media vendors are paid. During 1999, the Company has not been required to perform on any of these guarantees.

     Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted. The clients of the Company consist mainly of major consumer products companies. The Company performs regular credit reviews of customers. Allowances are maintained for potential credit losses. To date, such losses have been within management's expectations and allowances for doubtful accounts are adequate to cover foreseeable credit risk losses. Notwithstanding the fact that the nature of the industry presents inherent risks, management believes that the likelihood of any significant loss resulting from a concentration of credit is minimal.

     The Company provides loans to certain key shareholders for the purchase of the Company's stock. These loans are in the form of demand notes and generally bear interest at the U.S. prime rate less 0.5%. As of

                              THE LEO GROUP, INC.

December 31, 1999, $5.6 is outstanding and has been reflected as a reduction to "Shareholders' Investment". In addition, the Company guarantees loans made to shareholders by various banks to finance the purchases of the Company's stock. As of December 31, 1999, the Company had guarantees in effect totaling $55.4 (see Note 14). During 1999, the Company was not required to perform on any of these guarantees.

13.  SALE-LEASEBACK TRANSACTION

     Beginning in 1987, the Company constructed the 1.1 million rentable square foot office building that serves as its corporate headquarters. Prior to December 1997, the Company operated as the owner and landlord of the building. During 1997, the Company decided to transfer substantially all of the ownership of the building. As a result, in December 1997, the Company contributed its corporate headquarters to a joint venture (the "Venture") substantially owned by Starwood Capital Group, L.L.C. and the John Buck Company. In exchange for the Company's contribution, the Venture assumed the Company's building-related debt of $219.5. In conjunction with this transaction, the Company entered into a 15-year lease for the portion of the building that it occupies. The Company also retained a 3.6% interest in the Venture. For accounting purposes, due to the Company's continuing ownership interest in the building, this transaction was accounted for as a financing, with the building and the finance obligation continuing to be reflected in the Company's financial statements. Even though the building obligation is reflected on the Company's balance sheet, the Company's only continuing obligation is its annual lease payments shown below since the Venture has fully assumed the building mortgage. In addition, for accounting purposes, the operating results of the Venture are included in the Company's consolidated income statements, with the 96.4% interest not owned by the Company reflected as minority interest expense.

     Significant accounting policies of the Venture are as follows:

     - Rental income is recognized on a straight-line basis over the terms of the respective leases.

     - Depreciation expense is provided on a straight-line basis over the estimated useful lives of the depreciable assets which range from 10 to 40 years for buildings and improvements and 3 to 15 years for furniture and equipment.

     Total rental expense under lease obligations in 1999, 1998 and 1997 was $11.2, $11.2, and $13.4, respectively. The Company's remaining future minimum lease payments as of December 31, 1999 are as follows:

2000........................................................  $  9.8
2001........................................................    10.1
2002........................................................    10.3
2003........................................................    10.6
2004........................................................    10.8
Thereafter..................................................    93.4
                                                              ------
  Total.....................................................  $145.0
                                                              ======

14.  SUBSEQUENT EVENTS

     On January 31, 2000, the Company's shareholders approved a business combination with The MacManus Group, Inc. ("MacManus"). This combination was effected by the formation of a new holding company named BDM. All of the Company's 9,491,560 outstanding shares were exchanged for the same number of BDM shares. MacManus shareholders exchanged 695,492 MacManus shares for 5,981,100 BDM shares based on an exchange ratio of 8.6:1. The BDM Board of Directors will be comprised of four seats with the

                              THE LEO GROUP, INC.

Company having two seats and MacManus having two seats. This combination will be accounted for as a purchase with the Company deemed to be the acquiror for accounting purposes.

     In connection with the combination, the Company offered to redeem 752,525 shares from selected shareholders at fair value on January 1, 2000. This offer resulted in a compensation charge of approximately $71.9. On January 31, 2000, selected shareholders elected to redeem 649,045 shares for cash. To finance this redemption, the Company borrowed $100.0 under a 3-year term loan at an interest rate of LIBOR plus 112.5 basis points (initially at 7.455%). A portion of the proceeds were used by shareholders to pay loans previously guaranteed by the Company.

     Subsequent to the issuance of BDM shares, Bcom3 was selected as the new name of the holding company. Effectively, the Company became a wholly owned subsidiary of Bcom3. Bcom3 announced it intends to pursue an initial public offering within the next 12 to 24 months.

     On March 14, 2000, Dentsu Inc. ("Dentsu") purchased approximately 20% of Bcom3's common shares for $493.2 in cash. As a result, Dentsu received two seats on the Bcom3 Board of Directors, increasing the total number of seats on the Board from four to six.

PLEASE NOTE THAT THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED ARTHUR ANDERSEN LLP REPORT AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of The MacManus Group, Inc.:

     We have audited the accompanying consolidated balance sheets of The MacManus Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The MacManus Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                   ARTHUR ANDERSEN LLP

NEW YORK, NEW YORK
MAY 10, 2000

                   THE MACMANUS GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
                             (DOLLARS IN THOUSANDS)

                                                                 1999         1998
                                                              ----------   ----------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  187,084   $  222,750
  Accounts receivable (less allowance for doubtful accounts
    of $10,187 and $9,365, respectively)....................     775,316      678,124
  Production expenditures billable to clients...............      88,257       78,669
  Prepaid expenses and other assets.........................      17,818       19,731
  Deferred income taxes.....................................      11,819        2,072
                                                              ----------   ----------
    Total current assets....................................   1,080,294    1,001,346
PROPERTY AND EQUIPMENT, AT COST.............................     183,640      162,763
  Less: Accumulated depreciation and amortization...........     103,023       90,826
                                                              ----------   ----------
                                                                  80,617       71,937
OTHER ASSETS:
  Goodwill, at cost (net of accumulated amortization of
    $43,941 and $37,998, respectively)......................     186,578      153,743
  Deferred income taxes.....................................      30,339       34,267
  Other.....................................................      34,611       25,471
                                                              ----------   ----------
                                                                 251,528      213,481
                                                              ----------   ----------
TOTAL ASSETS................................................  $1,412,439   $1,286,764
                                                              ==========   ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings.....................................  $   42,372   $   33,870
  Current portion of long-term debt.........................      91,021       23,542
  Trade accounts payable....................................     827,657      767,159
  Accrued expenses and other payables.......................     226,757      155,889
  Accrued income taxes......................................       9,611       11,177
                                                              ----------   ----------
    Total current liabilities...............................   1,197,418      991,637
OTHER LIABILITIES:
  Deferred compensation and accrued retirement benefits.....      55,450       59,557
  Long-term debt............................................       5,113      118,519
  Deferred rent.............................................      23,278       23,595
  Other long-term liabilities...............................      62,792       56,244
  Deferred income taxes.....................................         359          808
                                                              ----------   ----------
                                                                 146,992      258,723
MINORITY INTEREST...........................................       8,992        9,681
COMMITMENTS AND CONTINGENCIES...............................          --           --
MANDATORILY REDEEMABLE STOCK................................      30,245       26,555
STOCKHOLDERS' EQUITY:
  Preferred stock, 6%, 500,000 shares authorized, none
    issued..................................................          --           --
  Preferred stock, $8 stated value, 1,000,000 shares
    authorized; 850,138 issued; 16,000 and 18,700 shares
    outstanding at December 31, 1999 and 1998, respectively,
    after deducting 834,138 and 831,438 shares held in
    treasury, respectively..................................         128          150
  Convertible preferred stock, Series A and B, 96,050 shares authorized and issued, no shares outstanding after
    deducting 96,050 shares held in treasury................          --           --
  Common stock, Series A and B, $1 par value, 1,000,000
    shares authorized; 598,283 shares issued; 25,845 and
    31,845 shares outstanding at December 31, 1999 and 1998,
    respectively, after deducting 572,438, and 566,438
    shares held in treasury, respectively...................          26           32
  Common stock, Class C, $.05 par value, 1,700,000 shares
    authorized; 1,165,580 and 1,091,750 shares issued at
    December 31, 1999 and 1998, respectively; 1,102,930 and
    1,056,980 shares outstanding at December 31, 1999 and
    1998, respectively, after deducting 62,650 and 34,770
    shares held in treasury, respectively...................          55           53
Paid-in capital.............................................       1,653        1,653
Redemption premium on certain shares of common stock........         323          323
Retained earnings...........................................      46,671       13,071
Accumulated other comprehensive loss........................     (20,064)     (15,114)
    Total stockholders' equity..............................      28,792          168
                                                              ----------   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $1,412,439   $1,286,764
                                                              ==========   ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   THE MACMANUS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                1999       1998       1997
                                                              --------   --------   --------
COMMISSION AND FEE REVENUES.................................  $787,461   $730,275   $731,455
OPERATING EXPENSES:
  Compensation and employee benefits........................   485,403    458,991    459,222
  General agency............................................   149,087    135,983    137,050
  Occupancy.................................................    62,220     62,480     63,764
  Depreciation and amortization.............................    23,404     21,018     20,331
  Nonrecurring charge.......................................        --     97,350         --
                                                              --------   --------   --------
     Total operating expenses...............................   720,114    775,822    680,367
                                                              --------   --------   --------
OPERATING INCOME/(LOSS).....................................    67,347    (45,547)    51,088
OTHER INCOME/(EXPENSE):
  Interest income...........................................     6,851      8,038      4,702
  Interest expense..........................................   (12,397)   (13,412)   (12,556)
  Foreign currency gain (loss)..............................       869        376     (1,179)
                                                              --------   --------   --------
     Total other expense....................................    (4,677)    (4,998)    (9,033)
     Income/(loss) before provision for income taxes........    62,670    (50,545)    42,055
PROVISION FOR INCOME TAXES..................................    25,772     10,260     18,135
                                                              --------   --------   --------
     Income/(loss) after provision for income taxes.........    36,898    (60,805)    23,920
MINORITY INTEREST...........................................    (4,757)    (6,642)    (3,282)
EQUITY IN AFFILIATES........................................       920        889      1,527
                                                              --------   --------   --------
NET INCOME/(LOSS)...........................................  $ 33,061   $(66,558)  $ 22,165
                                                              ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE MACMANUS GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                     COMMON STOCK
                                                              --------------------------
                                                PREFERRED      SERIES A AND     CLASS C
                              COMPREHENSIVE     STOCK ($8       B ($1 PAR      ($.05 PAR   PAID-IN   REDEMPTION   RETAINED
                              (LOSS)/INCOME   STATED VALUE)       VALUE)        VALUE)     CAPITAL    PREMIUM     EARNINGS
                              -------------   -------------   --------------   ---------   -------   ----------   --------
BALANCES, DECEMBER 31,
  1997......................                      $397             $45            $49      $2,393       $323      $85,327
Comprehensive loss:
Net loss....................    $(66,558)                                                                         (66,558)
Other comprehensive loss,
  net of tax:
  Foreign currency
    translation
    adjustment..............      (1,599)
  Minimum pension liability
    adjustment, net of
    $2,741 tax benefit......      (6,489)
                                --------
Comprehensive loss: ........    $(74,646)
                                ========
Cost of 30,897 shares of $8
  preferred stock, 12,500
  shares of Series A and B
  common stock, and 140,550
  shares of Class C common
  stock, in each case
  repurchased for
  treasury..................                      (247)            (13)            (6)       (740)                (15,895)
Issuance of 195,500 shares
  of Class C common stock
  from treasury.............                                                       10
Retained earnings allocable
  to mandatorily redeemable
  stock.....................                                                                                       10,197
                                                  ----             ---            ---      ------       ----      -------
BALANCES, DECEMBER 31,
  1998......................                       150              32             53       1,653        323       13,071
Comprehensive income:
Net income..................    $ 33,061                                                                           33,061
Other comprehensive loss,
  net of tax:
  Foreign currency
    translation
    adjustment..............      (4,837)
  Minimum pension liability
    adjustment, net of $81
    tax benefit.............        (113)
                                --------
Comprehensive income: ......    $ 28,111
                                ========
Cost of 2,700 shares of $8
  preferred stock, 6,000
  shares of Series A and B
  common stock, and 205,250
  shares of Class C common
  stock, in each case
  repurchased for
  treasury..................                       (22)             (6)           (10)
Issuance of 251,200 shares
  of Class C common stock
  from treasury.............                                                       12
Retained earnings allocable
  to mandatorily redeemable
  stock.....................                                                                                          539
                                                  ----             ---            ---      ------       ----      -------
BALANCES, DECEMBER 31,
  1999......................                      $128             $26            $55      $1,653       $323      $46,671
                                                  ====             ===            ===      ======       ====      =======


                               ACCUMULATED
                                  OTHER
                              COMPREHENSIVE
                                  LOSS
                              -------------
BALANCES, DECEMBER 31,
  1997......................    $ (7,026)
Comprehensive loss:
Net loss....................
Other comprehensive loss,
  net of tax:
  Foreign currency
    translation
    adjustment..............      (1,599)
  Minimum pension liability
    adjustment, net of
    $2,741 tax benefit......      (6,489)
Comprehensive loss: ........
Cost of 30,897 shares of $8
  preferred stock, 12,500
  shares of Series A and B
  common stock, and 140,550
  shares of Class C common
  stock, in each case
  repurchased for
  treasury..................
Issuance of 195,500 shares
  of Class C common stock
  from treasury.............
Retained earnings allocable
  to mandatorily redeemable
  stock.....................
                                --------
BALANCES, DECEMBER 31,
  1998......................     (15,114)
Comprehensive income:
Net income..................
Other comprehensive loss,
  net of tax:
  Foreign currency
    translation
    adjustment..............      (4,837)
  Minimum pension liability
    adjustment, net of $81
    tax benefit.............        (113)
Comprehensive income: ......
Cost of 2,700 shares of $8
  preferred stock, 6,000
  shares of Series A and B
  common stock, and 205,250
  shares of Class C common
  stock, in each case
  repurchased for
  treasury..................
Issuance of 251,200 shares
  of Class C common stock
  from treasury.............
Retained earnings allocable
  to mandatorily redeemable
  stock.....................
                                --------
BALANCES, DECEMBER 31,
  1999......................    $(20,064)
                                ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE MACMANUS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                1999       1998       1997
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $ 33,061   $(66,558)  $ 22,165
  Reconciliation of net income (loss) to net cash provided
     by operating activities:
     Depreciation and amortization..........................    23,404     21,018     20,331
     Nonrecurring charge....................................        --     97,350         --
     (Decrease)/increase in deferred compensation and
       accrued retirement benefits..........................    (4,166)    10,013     (3,797)
     Decrease in deferred income taxes......................    (2,864)    (9,284)    (2,073)
     (Decrease)/increase in deferred rent liability.........      (317)      (685)       431
  Changes in operating assets and liabilities, net of
     effects from acquisition
     (Increase)/decrease in accounts receivable, net........   (95,327)    94,709    (39,164)
     Increase in production expenditures billable to
       clients..............................................    (5,854)    (6,503)      (729)
     Increase/(decrease) in trade accounts payable..........    65,534    (41,884)    45,197
     Increase in accrued expenses and other payables........    43,225      1,990      2,121
     (Decrease)/increase in accrued income taxes............    (1,520)     3,400       (783)
     Other, net.............................................     8,739      9,498      6,947
                                                              --------   --------   --------
       Net cash provided by operating activities............    63,915    113,064     50,646
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions, net of cash acquired...............   (39,529)   (20,319)   (14,970)
  Expenditures for property and equipment, net..............   (27,524)   (22,522)   (15,683)
  Other.....................................................       132        475        366
                                                              --------   --------   --------
       Net cash used in investing activities................   (66,921)   (42,366)   (30,287)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of shares for Treasury, net......................    (1,713)    (3,240)    (5,973)
  Proceeds from short-term debt, net........................    10,691     13,485      3,984
  Proceeds from long-term debt..............................       152         --     52,318
  Repayment of long-term debt...............................   (37,389)   (22,214)   (24,154)
                                                              --------   --------   --------
     Net cash (used in) provided by financing activities....   (28,259)   (11,969)    26,175
                                                              --------   --------   --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................    (4,401)    (6,236)    (2,808)
                                                              --------   --------   --------
NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS........   (35,666)    52,493     43,726
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................   222,750    170,257    126,531
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $187,084   $222,750   $170,257
                                                              ========   ========   ========
SUPPLEMENTAL CASH FLOW INFORMATION
  Income taxes paid.........................................  $ 20,146   $ 16,319   $ 14,833
  Interest paid.............................................  $ 12,350   $ 12,973   $ 11,799

  The accompanying notes are an integral part of these consolidated financial statements.

                            THE MACMANUS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     The MacManus Group, Inc. (the "Company") is a worldwide holding company comprised of operating entities which provide advertising, marketing and communications services in every major world market. The business is conducted through D'Arcy Masius Benton & Bowles Communications and N.W. Ayer & Partners (two advertising agency networks), Medicus Group International, Inc. (medical advertising network), Manning Selvage & Lee (public relations firm), MediaVest, formerly known as TeleVest, (broadcast placement and programming firm) and other wholly owned companies.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

  Investments in Affiliates

     Investments in unconsolidated companies are accounted for by the equity method. The equity method is used when the Company has an ownership interest of greater than 20% and less than 50% and exercises significant influence over the operating and financial policies of these investments.

  Comprehensive Income

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," issued by the Financial Accounting Standards Board ("FASB") which establishes standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid instruments with original maturities, when purchased, of three months or less.

  Production Expenditures Billable to Clients

     Production expenditures billable to clients consist of third party vendor costs incurred in providing corporate communications services to clients.

  Revenue Recognition

     Revenues are principally derived from commissions for placement of advertisements in various media and from fees for manpower and production of advertisements. Revenue is realized when the service is performed, in accordance with the terms of the contractual agreement, and collection is reasonably assured.

  Financial Instruments

     The Company uses financial derivatives to manage its exposure to fluctuations in foreign currency exchange rates and interest rates. The instruments used are primarily foreign exchange contracts and cross currency interest rate swaps.

     Foreign currency gains and losses on forward contracts designated as hedges of existing foreign currency assets and liabilities are recognized in income while foreign currency gains and losses on forward contracts designated as hedges of net investments in foreign subsidiaries are recognized as a component of stockholders'

                            THE MACMANUS GROUP, INC.

equity. Foreign currency gains and losses on contracts designated as hedges of identifiable foreign currency firm commitments are not recognized until included in the measurement of the related foreign currency transactions.

     Cross currency interest rate swaps are bifurcated at inception. Gains and losses on the interest component of the swap are recognized as a yield adjustment in the income statement. Gains and losses on the currency component are recognized in other comprehensive income as these instruments are designated and effective as a hedge of foreign currency denominated net assets of subsidiaries.

     To qualify as a hedge, the item to be hedged must expose the Company to price, interest rate or foreign currency exchange rate risk and the hedging instrument must reduce that exposure in a highly correlated manner. Any contracts held or issued that do not meet the requirements of a hedge are recorded at fair value in the balance sheet and any changes in that fair value recognized in income. If a contract designated as a hedge of price risk or foreign currency exchange risk is terminated, the associated gain or loss is deferred and recognized in income in the same manner as the hedged item. Also, a contract designated as a hedge of an anticipated transaction that is no longer likely to occur is recorded at fair value and the associated changes in fair value recognized in income. The gain or loss associated with a terminated interest rate swap that has been designated as a hedge of interest rate risk will continue to be recognized in interest expense over the life of the agreement.

  Property and Equipment

     Property and equipment is recorded at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to ten years. Leasehold improvements are amortized over the shorter of the estimated useful lives or the related lease terms. Company policy provides for capitalization of all major expenditures for renewal and improvements, and for current charges to income for repairs and maintenance.

  Capitalized Software Costs

     Costs associated with the acquisition or development of software for internal use are capitalized in accordance with the provisions of AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and amortized using the straight-line method over the expected useful life of the software, which ranges from 5 to 7 years.

  Goodwill

     Goodwill represents the excess of purchase price over the fair value of net assets of acquired companies. The Company amortizes goodwill on a straight-line basis, over periods up to 40 years.

  Deferred Compensation

     The Company has certain compensation plans which enable eligible employees to defer a portion of their compensation into future periods. Amounts related to these compensation arrangements are charged to expense as the related services are performed.

  Income Taxes

     Deferred tax liabilities and assets are recognized as the difference between the financial statement and tax bases of assets and liabilities multiplied by tax rates applicable to the year in which the differences are expected to reverse.

                            THE MACMANUS GROUP, INC.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

  Foreign Currency Translation

     Assets and liabilities of the Company's foreign subsidiaries, other than those located in highly inflationary countries, are translated at current exchange rates, while income and expense are translated at average rates for the period. For entities in highly inflationary countries, a combination of current and historical rates is used to determine foreign currency gains and losses resulting from financial statement translation. Translation gains and losses are reported as a component of stockholders' equity except for those associated with highly inflationary countries, which are reported directly in the accompanying statements of operations. Foreign currency transaction gains and losses are included in the determination of net income in the period incurred.

  Reclassifications

     Certain prior year amounts have been reclassified to conform to current year presentation.

2.  NONRECURRING CHARGE

     In the fourth quarter of 1998, the Company recorded a nonrecurring charge of $97.4 million. Of the nonrecurring charge, $78.4 million was noncash, and represented a write-down due to the impairment of goodwill and other long-lived assets based on management's beliefs that the carrying value of goodwill relating to certain investments was no longer recoverable. $7.7 million of the nonrecurring charge represented a write-off of accounts receivable and unbilled inventory recognized in connection with the change in management at one of the Company's project-based operating subsidiaries. The remaining $11.2 million of the nonrecurring charge was comprised of other charges related to planned office closures and contractual obligations from which the Company does not anticipate the receipt of any future benefits.

     The write-down of goodwill was done in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, ("SFAS No. 121"). In accordance with SFAS No. 121, the carrying value of the impaired asset, specifically the goodwill associated with each identified operating unit, was determined to be in excess of its fair value. The fair value of the goodwill was determined based on the undiscounted projected future cash flows of the associated operating unit. The fair values estimated by the Company's management were based on the trend in profitability of each of the operating units, changes in client relationships, and trends in clients' spending patterns. The goodwill impairment amount was determined as the difference between the discounted projected future cash flows of the operating units and the carrying value of the associated goodwill.

3.  ACQUISITIONS

     During each of the three years ended December 31, 1999, the Company completed several unrelated acquisitions and increased its ownership in selected foreign investments. The aggregate purchase price for all acquisitions approximated $47.3 million, $10.9 million and $17.2 million for 1999, 1998 and 1997, respectively.

     The Company has accounted for these acquisitions by the purchase method and, accordingly, the results of operations of the acquired companies have been included in the consolidated statements of operations from the closing dates of the acquisitions. The effect of these acquisitions is immaterial to the consolidated financial position and results of operations of the Company.

                            THE MACMANUS GROUP, INC.

     The Company is required to make contingent payments to former owners of certain acquired companies based on the acquired companies' future profits, as defined in the agreements. Such payments are recorded in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations". In 1999, 1998 and 1997, the Company recorded $10.7 million, $5.1 million and $4.0 million, respectively, as additional purchase price related to acquisitions.

4.  FOREIGN OPERATIONS

     The Company's foreign subsidiaries are primarily engaged in providing advertising, marketing and communication services. Combined condensed financial information for such subsidiaries is as follows (dollars in thousands):

                                                         1999       1998       1997
                                                       --------   --------   --------
Total assets.........................................  $494,190   $438,125   $410,522
Total liabilities....................................  $397,607   $360,687   $328,654
Commission and fee revenues..........................  $362,551   $348,599   $343,509

     Total net foreign currency transaction gains (losses) included in the consolidated statements of operations were $.9 million, $.4 million and $(1.1) million in 1999, 1998 and 1997, respectively.

5.  CONCENTRATION OF CREDIT RISK

     For the years ended December 31, 1999, 1998 and 1997, the Company's five largest customers accounted for approximately 39%, 36% and 34.6%, respectively, of total commission and fee revenues. The five largest accounts receivable balances accounted for approximately 32%, 27% and 26.7%, respectively, of net receivables as of December 31, 1999, 1998 and 1997. The Company's largest and second largest customers accounted for approximately 17% and 11% of commission and fee revenues, respectively, for the year ended December 31, 1999. The largest customer accounted for approximately 15% of outstanding accounts receivable as of December 31, 1999. The Company's largest and second largest customers accounted for approximately 16% and 10% of commission and fee revenues, respectively, for the year ended December 31, 1998. The largest customer accounted for approximately 14% of outstanding accounts receivable as of December 31, 1998. The Company's largest and second largest customers accounted for approximately 14% and 10% of commission and fee revenues, respectively, for the year ended December 31, 1997. The largest customer accounted for approximately 13% of outstanding accounts receivable as of December 31, 1997.

6.  SEGMENT REPORTING

     The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company's wholly-owned and partially-owned businesses operate within the corporate communications services operating segment. These businesses provide a variety of communications services to clients through several worldwide, national and regional independent agency brands. A summary of the

                            THE MACMANUS GROUP, INC.

Company's commission and fee revenues, and long-lived assets by geographic area as of December 31, 1999 and 1998, and for the years then ended is as follows (dollars in thousands):

                                 UNITED     UNITED    ALL OTHER    ASIA      LATIN
                                 STATES    KINGDOM     EUROPE     PACIFIC   AMERICA    OTHER     TOTAL
                                --------   --------   ---------   -------   -------   -------   --------
1999
Commission and Fees...........  $424,910   $101,110   $149,307    $48,745   $50,477   $12,912   $787,461
Long-lived Assets.............  $ 59,627   $  4,767   $  8,465    $ 3,539   $ 2,177   $ 2,042   $ 80,617
1998
Commission and Fees...........  $381,676   $ 95,185   $150,049    $44,269   $48,382   $10,714   $730,275
Long-lived Assets.............  $ 49,270   $  6,395   $  9,472    $ 2,624   $ 2,305   $ 1,871   $ 71,937
1997
Commission and Fees...........  $387,946   $ 98,475   $147,525    $43,770   $43,079   $10,660   $731,455
Long-Lived Assets.............  $ 40,241   $  7,620   $  8,663    $ 2,726   $ 1,646   $ 2,016   $ 62,912

7.  PROPERTY AND EQUIPMENT

     Property and equipment and the related accumulated depreciation and amortization as of December 31, 1999 and 1998 are summarized as follows (dollars in thousands):

                                                                1999       1998
                                                              ---------   -------
Furniture and fixtures......................................  $  39,101   $36,984
Equipment...................................................     35,513    33,323
Vehicles....................................................      3,076     3,000
Leases......................................................      2,736     1,115
Leasehold improvements......................................     69,416    65,850
Software....................................................     33,798    22,491
                                                              ---------   -------
  Total cost................................................    183,640   162,763
Accumulated depreciation and amortization...................   (103,023)  (90,826)
                                                              ---------   -------
  Property and equipment, net...............................  $  80,617   $71,937
                                                              =========   =======

8.  INCOME TAXES

     Income/(loss) before provision for income taxes and the provision for income taxes for the years ended December 31, 1999, 1998 and 1997 consisted of the amounts shown below (dollars in thousands):

                                                          1999       1998      1997
                                                         -------   --------   -------
Income/(loss) before provision for income taxes:
  Domestic.............................................  $23,349   $(39,718)  $17,172
  Foreign..............................................   39,321    (10,827)   24,883
                                                         -------   --------   -------
     Total.............................................  $62,670   $(50,545)  $42,055
                                                         =======   ========   =======

                            THE MACMANUS GROUP, INC.

                                                           1999      1998      1997
                                                          -------   -------   -------
Provision for income taxes:
Current:
  Federal...............................................  $10,693   $ 4,920   $ 6,329
  State and local.......................................    1,043     1,986     1,326
  Foreign...............................................   16,564    12,638    12,553
                                                          -------   -------   -------
                                                           28,300    19,544    20,208
                                                          -------   -------   -------
Deferred:
  Federal, state and local..............................   (3,169)   (6,082)   (2,847)
  Foreign...............................................      641    (3,202)      774
                                                          -------   -------   -------
                                                           (2,528)   (9,284)   (2,073)
                                                          -------   -------   -------
                                                          $25,772   $10,260   $18,135
                                                          =======   =======   =======

     The Company's effective income tax rate for the years ended December 31, 1999, 1998 and 1997 varied from the statutory federal income tax rate as a result of the following factors:

                                                              1999   1998    1997
                                                              ----   -----   ----
Statutory federal income tax rate...........................  35.0%  35.0%   35.0%
State and local taxes on income, net of federal income tax
  benefit...................................................   1.1     2.5    2.0
Foreign subsidiaries' tax rate differentials................   5.1     1.6    5.4
Foreign losses not benefited................................   1.3     4.5    1.8
Nonrecurring charge.........................................    --   (61.5)    --
Other.......................................................  (1.4)   (2.4)  (1.1)
                                                              ----   -----   ----
Effective rate..............................................  41.1%  (20.3)% 43.1%
                                                              ====   =====   ====

     Deferred income taxes are provided for the temporary difference between the financial reporting bases and tax bases of the Company's assets and liabilities. Deferred tax benefits result primarily from recording certain expenses in the financial statements which are not currently deductible for tax purposes. Deferred tax liabilities result from expenses which are currently deductible for tax purposes but have not yet been expensed in the financial statements.

     The Company has recorded deferred tax benefits as of December 31, 1999 and 1998 of $42.1 million and $36.3 million, respectively, which are net of valuation allowances of $12.7 million and $14.6 million, respectively. The deferred tax assets relate principally to deferred compensation and deferred rent expense. Also, deferred tax assets were recorded for foreign net operating loss carryforwards, which were predominantly offset by valuation allowances due to the uncertainty of realizing the future tax benefits. In 1999, the valuation allowance decreased by $1.9 million due principally to the decrease of certain net operating losses.

     The Company has recorded deferred tax liabilities as of December 31, 1999 and 1998 of $.4 million and $.8 million, respectively.

                            THE MACMANUS GROUP, INC.

     Deferred tax benefits as of December 31, 1999 and 1998 consisted of the amounts shown below (dollars in millions):

                                                               1999     1998
                                                              ------   ------
Compensation................................................  $ 21.5   $ 19.3
Rent........................................................    10.5     10.7
Tax Loss Carryovers.........................................    10.6     13.0
Other.......................................................    12.2      7.9
                                                              ------   ------
  Sub-Total.................................................    54.8     50.9
Less: Valuation Allowance...................................   (12.7)   (14.6)
                                                              ------   ------
  Total.....................................................  $ 42.1   $ 36.3
                                                              ======   ======

     Net current deferred tax benefits as of December 31, 1999 and 1998 were $11.8 million and $2.1 million, respectively. Net non-current deferred tax benefits as of December 31, 1999 and 1998 were $30.3 million and $34.2 million, respectively. The Company has concluded that it is probable that it will be able to realize these net deferred tax benefits in future periods.

     At December 31, 1999, there were net operating loss carryforwards of $27.2 million with various expiration periods.

     The Company has not accrued U.S. Federal income taxes on cumulative undistributed earnings of foreign subsidiaries of approximately $48.7 million as of December 31, 1999. It is the Company's intention to reinvest undistributed earnings of its foreign subsidiaries and thereby indefinitely postpone their remittance. The Company anticipates that there would be no material foreign withholding taxes or United States income taxes which would become payable if undistributed earnings of foreign subsidiaries were paid as dividends.

9. SHORT-TERM BORROWINGS AND LINES OF CREDIT

     Bank loans of $42.4 million and $33.9 million at December 31, 1999 and 1998, respectively, are primarily attributed to unsecured overdrafts of the international subsidiaries used for local working capital purposes. The weighted average interest rate on outstanding debt at December 31, 1999 and 1998 was 5.61% and 4.84%, respectively.

     At December 31, 1999 and 1998 the Company had unsecured lines of credit of $142.3 million and $138.0 million, respectively, of which $99.9 million and $104.1 million were unused. In 1996, the Company put in place a $120.0 million revolving Multi-currency Credit Agreement (the "Credit Facility"). At December 31, 1999 this Credit Facility was still in place and was due to expire December 3, 2000. In addition, the Company maintains uncommitted lines of credit for its international subsidiaries local working capital needs. Drawings under such local credit lines held with syndicate banks reduce availability under the Credit Facility.

     The Credit Facility contains restrictive covenants that require, among other things, the maintenance of minimum working capital and consolidated net worth as well as certain defined ratios. At December 31, 1999, the Company was in compliance with all of the covenants.

     In January 2000, the Credit Facility was restructured as the revolving tranche of a $630.0 million Amended and Restated Credit Agreement (the "Restated Credit Agreement"). The Restated Credit Agreement includes a $120.0 million revolving credit facility principally comprised of a $100.2 million swing line to provide overnight borrowing capabilities and is committed through January 2003. In addition, the Restated Credit Agreement contained a $175.0 million Short-term Working Capital Facility which expired on

                            THE MACMANUS GROUP, INC.

April 30, 2000, and a $335.0 million Term Loan with required repayments of $50.0 million in January 2001 and January 2002 and a $235.0 million repayment in January 2003.

10. LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1999 and 1998 (dollars in thousands):

                                                                1999       1998
                                                              --------   --------
Notes payable to insurance companies (7.02%), payable in
  annual installments commencing in 2001 through 2007.......  $ 50,000   $ 50,000
Notes payable to insurance companies (6.95%), payable in
  annual installments through 2003..........................    13,600     15,300
Notes payable to insurance companies (6.57%), payable in
  annual installments through 2002..........................    12,000     16,000
Notes payable to insurance companies (7.98%), payable in
  annual installments through 2001..........................    11,000     16,000
Notes payable to insurance company (10.43%), payable in
  semiannual installments through 2000......................        --      2,307
Notes payable to financing company (3.9%), payable in
  monthly installments through 1999.........................        --      1,043
Notes payable to banks by foreign subsidiary (3.88% to
  3.89%), payable in 2000...................................        --     19,643
Notes payable to banks by foreign subsidiaries at applicable banks' base lending rates (4.73% to 24.00% and 4.20% to
  27.60% at December 31, 1999 and 1998, respectively),
  payable in varying installments through 2003..............     1,430      2,554
Notes payable relating to stock redemptions, variable
  interest (5.74% and 8.00% at December 31, 1999 and 5.17%
  and 8.00% at December 31, 1998, respectively), generally
  payable over four years...................................     8,104     19,214
                                                              --------   --------
                                                                96,134    142,061
Less, current portion.......................................   (91,021)   (23,542)
                                                              --------   --------
  Long-term debt............................................  $  5,113   $118,519
                                                              ========   ========

     At December 31, 1999, maturities of long-term debt are $91.0 million, $2.4 million, $1.7 million, and $1.0 million from 2000 to 2003, respectively.

     The long-term notes contain restrictive covenants which require, among other things, the maintenance of minimum working capital and consolidated net worth, as well as certain defined ratios. At December 31, 1999, the Company was in compliance with all of the covenants.

     When the Restated Credit Agreement was put in place in January 2000, the entire outstanding balance of long-term notes was repaid out of existing operating cash. The total payment to the noteholders was $89.0 million which included a make-whole of $.1 million and accrued interest payable of $2.3 million. The repayment of this debt enabled the Company to negotiate an updated covenant package in the Restated Credit Agreement.

                            THE MACMANUS GROUP, INC.

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1999 and 1998 (dollars in thousands):

                                                     1999                    1998
                                             ---------------------   ---------------------
                                             CARRYING                CARRYING
                                              AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                             --------   ----------   --------   ----------
Cash and cash equivalents..................  $187,084    $187,084    $222,750    $222,750
Short-term borrowings......................  $ 42,372    $ 42,372    $ 33,870    $ 33,870
Long-term debt.............................  $ 96,134    $ 96,585    $142,061    $149,326
Financial commitments
  Cross currency interest rate swaps.......        --    $    520          --          --
  Foreign exchange contracts...............        --    $   (493)         --    $    129

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  CASH AND CASH EQUIVALENTS:

     The fair value of cash and cash equivalents approximated carrying value due to the short-term maturity of these instruments.

  SHORT-TERM BORROWINGS:

     The fair value of short-term borrowings approximated carrying value due to the short-term maturity of these instruments.

  LONG-TERM DEBT:

     Fair values for long-term debt were determined based on currently available treasury rates with similar terms and remaining maturities.

  FINANCIAL COMMITMENTS:

     The estimated fair values of derivative positions represent the net amount required to terminate the position, taking into consideration market rates and counterparty credit risk.

12.  FINANCIAL INSTRUMENTS AND MARKET RISK

     The Company utilizes derivative financial instruments predominantly to reduce certain market risks, including the impact of currency rate and interest rate changes. Derivative activities are limited in volume and confined to risk management activities. Senior management of the Company actively participates in the quantification, monitoring, and control of all significant risks.

     At December 31, 1999, the Company had Euro 20.0 million notional principal amount of cross currency swaps. The swaps convert a portion of the Company's fixed rate US$ denominated debt into floating rate Euro denominated debt. These swaps were terminated in January 2000 in conjunction with the repayment of the long-term notes. There was a gain of $.9 million recognized at termination.

     As of December 31, 1998, the Company had an open forward foreign currency contract for approximately $11.8 million of a speculative nature.

                            THE MACMANUS GROUP, INC.

     The Company enters into forward foreign exchange contracts primarily to hedge intercompany payables and receivables. The forward contract terms are typically 3 months or less and structured to facilitate the payment of the intercompany obligation with the resulting gain or loss included in the basis of the transaction upon settlement. When the underlying intercompany obligation is long-term in nature a 1-year forward contract is entered into and revalued on a quarterly mark-to-market basis.

     Counterparty risk is managed by entering into arrangements of this nature with well-known banks which are known to have credit ratings equal to or better than that of the Company.

13.  CAPITAL STOCK

     Holders of the $8 preferred stock are entitled to receive noncumulative cash dividends up to a maximum of 9.5% of stated value. The holders of $8 preferred stock are not entitled to voting rights. In the event of the Company's liquidation, the holders of the $8 preferred stock, Class A (Series A and B) common stock and Class C common stock are entitled to receive all of the remaining assets of the Company, based on the proportion that the sum of the book value of their shares bears to the sum of the aggregate book value of all outstanding shares of these three classes of stock. In conjunction with the merger transaction (see note 17), all of the preferred stock was redeemed in January 2000.

     When a shareholder/employee ceases full-time employment with the Company, the common shares are redeemed at the original purchase price plus the employee's share of accumulated retained earnings during the holding period, payable over a period of up to five years at the option of the Company. Redemption amounts relating to the common shares are included in "Mandatorily redeemable stock" in the accompanying balance sheets.

14.  COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries are obligated under a number of lease agreements for office space. Generally, the leases require the payment of base rents plus escalations for increases in building operating costs and real estate taxes. Rent expense under these leases amounted to $49.5 million and $48.5 million in 1999 and 1998, respectively. In addition, the Company is obligated under operating lease agreements, principally for equipment. Expense under these leases amounted to $23.3 million and $22.8 million in 1999 and 1998, respectively. Minimum lease payments under all noncancelable operating leases as of December 31, 1999 are as follows (dollars in thousands):

YEAR                                                           AMOUNT
----                                                          --------
2000........................................................  $ 53,183
2001........................................................    47,098
2002........................................................    41,473
2003........................................................    35,523
2004........................................................    32,310
Thereafter..................................................   134,193
                                                              --------
                                                              $343,780
                                                              ========

     The Company is party to certain legal proceedings incidental to its business. While it is not feasible to predict or determine the final outcome of these proceedings, management does not believe that the outcome will have a material effect on the Company's consolidated financial position, results of operations, or cash flows.

                            THE MACMANUS GROUP, INC.

15.  EMPLOYEE BENEFIT PLANS

  US Pension Plans

     The Company sponsors a funded defined benefit pension plan (the "Plan") in the United States, which covers substantially all of its full-time employees. The Company makes annual contributions to the Plan in accordance with amounts actuarially determined by an independent consulting actuary. Plan assets consist primarily of investments in equity securities, bonds and equity mutual funds.

     The Company also has unfunded, nonqualified domestic pension plans to provide benefits in excess of Internal Revenue Code limitations and to provide US equivalent benefits for domestic employees on temporary overseas assignments.

  US Postretirement Benefits

     The Company provides postretirement medical and life insurance benefits for substantially all domestic employees who are at least 55 years of age and have at least 15 years of service who were hired before various specified dates. The Company contributes a fixed amount based on the age of the retiree and the service at retirement. Since employer contributions are fixed, the aging and health care cost trend rates are not applicable.

     The significant components of the above mentioned plans as of and for the years ended December 31, 1999 and 1998 are summarized as follows (dollars in thousands):

                                                                                        SUPPLEMENTAL
                                           PENSION PLAN      POSTRETIREMENT PLANS       PENSION PLANS
                                        ------------------   ---------------------   -------------------
                                          1999      1998       1999        1998        1999       1998
                                        --------   -------   ---------   ---------   --------   --------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of
  year................................  $ 55,225   $49,271    $ 5,656     $ 6,417    $ 23,029   $ 22,677
  Service cost........................     6,273     6,110         70          88         456        514
  Interest cost.......................     4,244     3,627        398         418       1,791      1,666
  Actuarial loss/(gain)...............     3,583    (1,423)      (149)        (33)      1,265       (541)
  Other...............................        --        --         --        (742)         37         11
  Net benefits paid...................    (2,667)   (2,360)      (487)       (492)     (1,377)    (1,298)
                                        --------   -------    -------     -------    --------   --------
Benefit obligation at end of year.....  $ 66,658   $55,225    $ 5,488     $ 5,656    $ 25,201   $ 23,029
                                        --------   -------    -------     -------    --------   --------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning
  of year.............................  $ 68,721   $57,581         --          --          --         --
  Actual return on plan assets........    17,668     8,951         --          --          --         --
  Employer contribution...............     1,756     4,549        487         492          --         --
  Net benefits paid...................    (2,667)   (2,360)      (487)       (492)         --         --
                                        --------   -------    -------     -------    --------   --------
Fair value of plan assets at end of
  year................................  $ 85,478   $68,721         --          --          --         --
                                        --------   -------    -------     -------    --------   --------
Fair value of plan assets greater
  (less) than benefit obligation......  $ 18,820   $13,496    $(5,488)    $(5,656)   $(25,201)  $(23,029)
Unrecognized actuarial (gain)/loss....   (12,871)   (4,914)      (861)       (754)        390       (875)
Unrecognized prior service costs......      (852)   (1,075)      (608)       (675)      1,186      1,341
Unrecognized transition obligation....        --        --      4,129       4,447         (12)       (14)
                                        --------   -------    -------     -------    --------   --------
Net amount recognized.................  $  5,097   $ 7,507    $(2,828)    $(2,638)   $(23,637)  $(22,577)
                                        --------   -------    -------     -------    --------   --------

                            THE MACMANUS GROUP, INC.

                                                                                        SUPPLEMENTAL
                                           PENSION PLAN      POSTRETIREMENT PLANS       PENSION PLANS
                                        ------------------   ---------------------   -------------------
                                          1999      1998       1999        1998        1999       1998
                                        --------   -------   ---------   ---------   --------   --------
Additional minimum liability..........                                                 (1,788)    (1,756)
Accumulated other comprehensive
  income..............................                                                   (449)        --
                                                                                     --------   --------
                                                                                     $(25,874)  $(24,333)
                                                                                     ========   ========

     In accordance with FASB Statement No. 87, the Company has recorded the additional minimum liability for underfunded plans of $2.2 million and $1.8 million, respectively, at December 31, 1999 and 1998, representing the excess of unfunded accumulated benefit obligation over previously recorded pension cost liabilities. A corresponding amount has been recognized as an intangible asset except to the extent that these additional liabilities exceed related unrecognized prior service cost and net transition obligation, in which case the increase in liabilities is recognized in other comprehensive income.

     The components of net periodic pension benefit cost and the weighted-average assumptions are as follows (dollars in thousands):

                                                                      POSTRETIREMENT           SUPPLEMENTAL
                                             PENSION PLAN                 PLANS               PENSION PLANS
                                      ---------------------------   ------------------   ------------------------
                                       1999      1998      1997     1999   1998   1997    1999     1998     1997
                                      -------   -------   -------   ----   ----   ----   ------   ------   ------
COMPONENTS OF NET PERIODIC PENSION
  BENEFIT COST
Service Cost........................  $ 6,273   $ 6,110   $ 5,442   $ 70   $ 88   $126   $  455   $  514   $  600
Interest cost.......................    4,244     3,627     3,185    398    418    476    1,791    1,666    1,638
Expected return on assets...........   (6,128)   (5,202)   (4,275)    --     --     --       --       --       --
Amortization of:
  Transition obligation/(asset).....       --        --        --    318    318    318       (2)      (2)      (2)
  Prior service cost................     (222)     (222)     (200)   (67)   (67)    --      191      188      186
  Net amortization of unrecognized
    gain............................       --        --        --    (42)   (17)   (23)      --      (16)     (40)
                                      -------   -------   -------   ----   ----   ----   ------   ------   ------
Net periodic benefit cost...........  $ 4,167   $ 4,313   $ 4,152   $677   $740   $897   $2,435   $2,350   $2,382
                                      =======   =======   =======   ====   ====   ====   ======   ======   ======
WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate.......................     7.50%     7.75%     7.75%  7.50%  7.75%  8.00%    7.50%    7.75%    7.50%
Expected return on assets...........     9.00%     9.00%     9.00%   N/A    N/A    N/A      N/A      N/A      N/A
Rate of compensation increase.......     6.00%     6.00%     6.00%   N/A    N/A    N/A      N/A      N/A      N/A

  US 401K Plan

     The Company sponsors a 401K plan which allows participants to make voluntary pre-tax contributions, via payroll deductions, of between 1% and 15% of total compensation subject to IRS limitations. The Company matches 50% of each participant's contributions, up to 6% of compensation and up to a maximum annual contribution of $1,800 per employee. All domestic employees who are at least 21 years of age and have completed at least one year of service are eligible to participate in this plan. Participants who have completed five years of service are 100% vested in Company contributions. The expense for this plan was $1.9 million, $1.6 million and $1.1 million for the years ended December 31, 1999, 1998 and 1997, respectively.

  Foreign Retirement Plans

     Certain of the Company's foreign subsidiaries have adopted retirement plans, the provisions of which vary to reflect practices under local laws and customs. It is the practice of these subsidiaries to generally fund

                            THE MACMANUS GROUP, INC.

pension costs accrued. Total pension expense for the Company's foreign subsidiaries was $9.1 million, $7.1 million and $7.0 million for the years ended December 31, 1999, 1998 and 1997, respectively.

  Deferred Compensation Plans

     In the US the Company has several deferred compensation arrangements, which enable eligible employees to defer a portion of their compensation into future periods. The Company accrues for the deferred compensation and interest thereon as the related services are performed. The amounts accrued under these plans were $22.2 million and $25.5 million as of December 31, 1999 and 1998, respectively. The expense for the years ended December 31, 1999, 1998 and 1997 was $2.1 million, $7.2 million and $1.8 million, respectively.

  Defined Contribution Plan for Former Shareholders

     The Company has a nonqualified defined contribution benefit plan for employees who were shareholders of D'Arcy Masius MacManus and Benton & Bowles who did not become shareholders of the combined Company in 1985. The Board declares an amount each year that is accrued by the Company and credited to each employee's account along with interest earned on unpaid balances. The liability at December 31, 1999 and 1998 was $4.3 million and $3.5 million, respectively. Expense for the years ended December 31, 1999, 1998 and 1997 was $1.9 million, $.8 million and $.6 million, respectively.

16.  ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.

     In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an Amendment of FASB Statement No. 133," effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect the adoption of this standard to have a material effect on the Company's consolidated financial position, results of operations or cash flows.

17.  SUBSEQUENT EVENT

     On January 31, 2000, the Company's shareholders approved a merger between the Company and The Leo Group, Inc. to form a new entity called Bcom3 Group, Inc. ("Bcom3"). Immediately prior to the merger, the Company redeemed all of its preferred shares and a portion of its common shares. Also immediately prior to the merger, the Company's Multi-currency Credit Agreement was restructured as the revolving tranche of a $630.0 million Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement replaced the Multi-currency Credit Agreement, financed the MacManus Shareholder Redemption plan and will provide temporary liquidity reserves during the transition phase of the merger. On March 14, 2000, Dentsu Inc. made an investment in Bcom3 for $493.2 million, the proceeds of which will be used to fund the general working capital needs of Bcom3.

                                                                     SCHEDULE II

                       BCOM3 GROUP, INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                                      ADDITIONS           DEDUCTIONS
                                                              -------------------------   ----------
                                                                                           ACCOUNTS     CURRENCY
                                                  BALANCE                    CHARGED TO    WRITTEN     TRANSLATION     BALANCE
                                                 JANUARY 1,   ACQUISITIONS    EXPENSES    OFF/OTHER    ADJUSTMENT    DECEMBER 31,
                                                 ----------   ------------   ----------   ----------   -----------   ------------
YEAR ENDED DECEMBER 31, 2001:
Trade receivables -- allowance for doubtful
  accounts.....................................   $41,541       $ 4,206       $11,697      $(17,724)      $(665)       $39,055
Long-term receivables -- allowance for doubtful
  accounts.....................................   $   264       $    --       $ 1,901      $     --       $   3        $ 2,168
YEAR ENDED DECEMBER 31, 2000:
Trade receivables -- allowance for doubtful
  accounts.....................................   $ 8,778       $20,507(1)    $16,219      $ (3,936)      $ (27)       $41,541
Long-term receivables -- allowance for doubtful
  accounts.....................................   $    --       $   264       $    --      $     --       $  --        $   264
YEAR ENDED DECEMBER 31, 1999:
Trade receivables -- allowance for doubtful
  accounts.....................................   $ 6,200       $    --       $ 3,353      $   (735)      $ (40)       $ 8,778

---------------

(1) Acquisition of The MacManus Group

                                                                         ANNEX A

                         AGREEMENT AND PLAN OF MERGER*

                                     AMONG

                             PUBLICIS GROUPE S.A.,

                           PHILADELPHIA MERGER CORP.,

                            PHILADELPHIA MERGER LLC

                                      AND

                               BCOM3 GROUP, INC.

                           DATED AS OF MARCH 7, 2002


* CONSOLIDATED VERSION REFLECTING THE CHANGES EFFECTED BY THE AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 13, 2002.

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
                                   ARTICLE I

                                   THE MERGER

SECTION 1.01  The Merger..................................................   A-1
SECTION 1.02  Effective Time; Closing.....................................   A-2
SECTION 1.03  Effect of the Merger........................................   A-2
SECTION 1.04  Certificate of Incorporation; By-Laws.......................   A-2
SECTION 1.05  Directors and Officers......................................   A-2

                                   ARTICLE II

                            CONVERSION OF SECURITIES

SECTION 2.01  Conversion of Securities....................................   A-2
SECTION 2.02  Sale of Debt Portion of Parent OBSAs........................   A-3
SECTION 2.03  Separation of Legal Title and Usufruct in Certain Shares....   A-5
SECTION 2.04  Dissolution of Voting Trust.................................   A-6
SECTION 2.05  Exchange of Shares..........................................   A-6
SECTION 2.06  Stock Transfer Books........................................   A-9
SECTION 2.07  Adjustments.................................................   A-9
SECTION 2.08  Company Stock Options.......................................   A-9
SECTION 2.09  Parent ORAs and Parent OBSAs................................  A-10
SECTION 2.10  Dentsu Payment..............................................  A-10

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01  Organization and Qualification; Subsidiaries................  A-10
SECTION 3.02  Capitalization..............................................  A-10
SECTION 3.03  Authority Relative to This Agreement........................  A-11
SECTION 3.04  No Conflict; Required Filings and Consents..................  A-11
SECTION 3.05  Compliance with Laws........................................  A-12
SECTION 3.06  SEC Filings; Financial Statements...........................  A-12
SECTION 3.07  Absence of Certain Changes or Events........................  A-13
SECTION 3.08  Absence of Litigation.......................................  A-13
SECTION 3.09  Employee Benefit Plans; Labor Matters.......................  A-13
SECTION 3.10  Contracts...................................................  A-15
SECTION 3.11  Trademarks, Patents and Copyrights..........................  A-16
SECTION 3.12  Client Relations; Media Buying..............................  A-16
SECTION 3.13  Key Managers................................................  A-16
SECTION 3.14  Taxes.......................................................  A-16
SECTION 3.15  Vote Required...............................................  A-17
SECTION 3.16  Accounting and Reorganization Matters.......................  A-17
SECTION 3.17  Opinion of Financial Advisor................................  A-17
SECTION 3.18  Brokers.....................................................  A-18

                                                                            PAGE
                                                                            ----
                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 4.01  Organization and Qualification; Subsidiaries................  A-18
SECTION 4.02  Capitalization..............................................  A-18
SECTION 4.03  Authority Relative to this Agreement........................  A-19
SECTION 4.04  No Conflict; Required Filings and Consents..................  A-19
SECTION 4.05  Compliance with Laws........................................  A-20
SECTION 4.06  Parent Reports; Financial Statements........................  A-20
SECTION 4.07  Absence of Certain Changes or Events........................  A-21
SECTION 4.08  Absence of Litigation.......................................  A-21
SECTION 4.09  Contracts...................................................  A-21
SECTION 4.10  Trademarks, Patents and Copyrights..........................  A-21
SECTION 4.11  Client Relations; Media Buying..............................  A-22
SECTION 4.12  Key Managers................................................  A-22
SECTION 4.13  Taxes.......................................................  A-22
SECTION 4.14  Employee Benefits Plans; Labor Matters......................  A-22
SECTION 4.15  Vote Required...............................................  A-23
SECTION 4.16  Operations of Merger Sub and Parent LLC.....................  A-23
SECTION 4.17  Reorganization Matters......................................  A-23
SECTION 4.18  Brokers.....................................................  A-23

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01  Conduct of Business by the Company Pending the Merger.......  A-23
SECTION 5.02  Conduct of Business by Parent Pending the Merger............  A-25
SECTION 5.03  Notification of Certain Matters.............................  A-26

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

SECTION 6.01  Registration Statement; Proxy Statements....................  A-26
SECTION 6.02  Shareholders' Meetings......................................  A-29
SECTION 6.03  Access to Information; Confidentiality......................  A-29
SECTION 6.04  No Solicitation of Transactions.............................  A-29
SECTION 6.05  Directors' and Officers' Indemnification and Insurance......  A-31
SECTION 6.06  Obligations of Merger Sub and Parent LLC....................  A-32
SECTION 6.07  Company Affiliates..........................................  A-32
SECTION 6.08  Further Action; Consents; Filings...........................  A-32
SECTION 6.09  Plan of Reorganization; Tax Treatment.......................  A-33
SECTION 6.10  Public Announcements........................................  A-33
SECTION 6.11  Euronext Listing............................................  A-33
SECTION 6.12  Parent Governance...........................................  A-33
SECTION 6.13  Nominee Agreement...........................................  A-33
SECTION 6.14  Issuance of Securities to Parent LLC........................  A-33
SECTION 6.15  Employee Benefits Matters...................................  A-34

                                                                            PAGE
                                                                            ----
SECTION 6.16  Appointment of Custodian....................................  A-34
SECTION 6.17  Further Assurances..........................................  A-35
SECTION 6.18  Adjustments.................................................  A-35
SECTION 6.19  Reporting Requirements......................................  A-35

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

SECTION 7.01  Conditions to the Obligations of Each Party.................  A-35
SECTION 7.02  Conditions to the Obligations of Parent and Merger Sub......  A-36
SECTION 7.03  Conditions to the Obligations of the Company................  A-36

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01  Termination.................................................  A-37
SECTION 8.02  Effect of Termination.......................................  A-38
SECTION 8.03  Amendment...................................................  A-38
SECTION 8.04  Waiver......................................................  A-38
SECTION 8.05  Expenses....................................................  A-39

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.01  Non-Survival of Representations, Warranties and
                Agreements................................................  A-40
SECTION 9.02  Notices.....................................................  A-40
SECTION 9.03  Certain Definitions.........................................  A-41
SECTION 9.04  Severability................................................  A-41
SECTION 9.05  Assignment; Binding Effect; Benefit.........................  A-41
SECTION 9.06  Incorporation of Exhibits...................................  A-42
SECTION 9.07  Specific Performance........................................  A-42
SECTION 9.08  Governing Law; Forum........................................  A-42
SECTION 9.09  Waiver of Jury Trial........................................  A-42
SECTION 9.10  Headings....................................................  A-42
SECTION 9.11  Counterparts................................................  A-42
SECTION 9.12  Entire Agreement............................................  A-42


EXHIBITS

Exhibit A    Bcom3 Merger Agreement
Exhibit B    Terms of Transfer Restrictions on Class A Consideration
Exhibit C-1  Parent ORA Issuance Contract (in French)
Exhibit D-1  Parent OBSA Issuance Contract and related Indenture
Exhibit E    Parent Tax Matters Certificate
Exhibit F    Company Tax Matters Certificate

                           GLOSSARY OF DEFINED TERMS

                                                              LOCATION OF
DEFINED TERMS                                                 DEFINITION
-------------                                                 -----------
affiliate...................................................  9.03(a)
Agencies....................................................  4.06(a)
Agreement...................................................  Preamble
beneficial owner............................................  6.04(c)
Blue Sky Laws...............................................  3.04(b)
Bcom3 Merger................................................  Recitals
Bcom3 Merger Agreement......................................  Recitals
Bcom3 Merger Sub............................................  Recitals
business day................................................  9.03(b)
Cash Payment................................................  2.08(a)
Certificate of Merger.......................................  1.02(a)
Change in Control Agreements................................  5.01(a)(ii)
Class A Common Stock........................................  2.01(a)(i)
Class A Consideration.......................................  2.01(a)(i)
Class A Exchange Fund.......................................  2.05(a)(i)
Class B Common Stock........................................  2.01(a)(ii)
Class B Consideration.......................................  2.01(a)(ii)
Class B Exchange Fund.......................................  2.05(a)(ii)
Closing.....................................................  1.02(b)
Closing Date................................................  1.02(b)
COB.........................................................  4.04(b)
Code........................................................  Recitals
Company.....................................................  Preamble
Company Benefit Plans.......................................  3.09(a)
Company Common Stock........................................  2.01(a)(ii)
Company Disclosure Schedule.................................  Article III
Company Foreign Benefit Plan................................  3.09(i)
Company Material Adverse Effect.............................  3.01
Company Proxy Statement.....................................  6.01(a)
Company SEC Reports.........................................  3.06(a)
Company Stock Option Plans..................................  2.08(a)
Company Stock Options.......................................  2.08(a)
Company Stockholders' Meeting...............................  6.01(a)
Company Subsidiaries........................................  3.01
Company Subsidiary..........................................  3.01
Company 2001 Financial Statements...........................  3.06(c)
Competing Transaction.......................................  6.04(c)
Confidentiality Agreements..................................  6.03(b)
control.....................................................  9.03(c)
controlled by...............................................  9.03(c)

                                                              LOCATION OF
DEFINED TERMS                                                 DEFINITION
-------------                                                 -----------
Dentsu......................................................  Recitals
DGCL........................................................  Recitals
Dissenting Shares...........................................  2.05(i)
EC..........................................................  3.04(b)
Effective Time..............................................  1.02(a)
ERISA.......................................................  3.09(a)
Euronext....................................................  2.05(e)(ii)
Excess Shares...............................................  2.05(e)(ii)
Exchange Act................................................  3.04(b)
Exchange Agent..............................................  2.05(a)
Exchange Funds..............................................  2.05(a)(ii)
Expenses....................................................  8.05(a)
FTC.........................................................  6.08(b)
GAAP........................................................  3.06(b)
Governmental Entity.........................................  3.04(b)
HSR Act.....................................................  3.04(b)
Incentive Plan..............................................  6.15(b)
Indemnified Parties.........................................  6.05(b)
IRS.........................................................  3.09(a)
knowledge...................................................  9.03(d)
Law.........................................................  3.04(a)
Marketing Agent.............................................  2.02(b)
Marketing Agent Agreement...................................  2.02(b)
Merger......................................................  Recitals
Merger Consideration........................................  2.01(a)(ii)
Merger Sub..................................................  Preamble
Morgan Stanley..............................................  3.17
Net Cash Proceeds...........................................  2.02(d)
Nominee.....................................................  2.02(a)
Nominee Agreement...........................................  2.02(a)
NYSE........................................................  4.04(b)
OBSA Issuance Contract......................................  2.09
ORA Issuance Contract.......................................  2.09
Order.......................................................  7.01(d)
Other Parent Filings........................................  6.01(e)
Outside Date................................................  8.01(b)
Parent......................................................  Preamble
Parent Benefit Plan.........................................  4.14(a)
Parent Reports..............................................  4.06(a)
Parent Disclosure Schedule..................................  Article IV
Parent LLC..................................................  Preamble
Parent Material Adverse Effect..............................  4.01
Parent OBSAs................................................  2.01(a)(i)
Parent OCEANES..............................................  4.02

                                                              LOCATION OF
DEFINED TERMS                                                 DEFINITION
-------------                                                 -----------
Parent ORAs.................................................  2.01(a)(i)
Parent Ordinary Share.......................................  4.02
Parent Proposals............................................  6.02
Parent Proxy Statement......................................  6.01(e)
Parent Reports..............................................  4.06(a)
Parent Shareholders' Meeting................................  6.01(e)
Parent Stock Options........................................  4.02
Parent Stock Option Plans...................................  4.02
Parent Subsidiaries.........................................  4.01
Parent 2001 Financial Statements............................  4.06(c)
PBGC........................................................  3.09(b)
person......................................................  9.03(f)
Proxy Statements............................................  6.01(e)
Registration Statement......................................  6.01(c)
Regulation 4064/89..........................................  3.04(b)
Representatives.............................................  6.03(a)(i)
SEC.........................................................  3.06(a)
Securities Act..............................................  3.04(b)
Shareholders' Meetings......................................  6.01(e)
Shares......................................................  2.01(a)(ii)
Special Nominee.............................................  2.03(a)
Special Nominee Agreement...................................  2.03(a)
subsidiary..................................................  9.03(f)
subsidiaries................................................  9.03(f)
Surviving Corporation.......................................  1.01
Taxes.......................................................  3.14(a)
Terminating Company Breach..................................  8.01(h)
Terminating Parent Breach...................................  8.01(i)
Third Party Provisions......................................  9.05
Trust Indenture Act.........................................  6.01(b)
2000 Stock Purchase Agreements..............................  7.02(e)
under common control with...................................  9.03(c)
Voting Trust................................................  2.04
Voting Trustees.............................................  2.04
Voting Trust Agreement......................................  2.04

     AGREEMENT AND PLAN OF MERGER dated as of March 7, 2002 (this "Agreement") among PUBLICIS GROUPE S.A., a societe anonyme organized under the laws of the Republic of France ("Parent"), PHILADELPHIA MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), PHILADELPHIA MERGER LLC, a Delaware limited liability company ("Parent LLC") and BCOM3 GROUP, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Parent and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub (the "Merger");

     WHEREAS, the Board of Directors of the Company, acting on the recommendation of a special committee thereof, (i) has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has recommended the approval of this Agreement by the stockholders of the Company;

     WHEREAS, the Supervisory Board and the Management Board of Parent (i) have determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its shareholders and have approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) have approved the execution of this Agreement and agreed to recommend for approval to the shareholders of Parent the transactions contemplated hereby;

     WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and the Company's willingness to enter into this Agreement, (i) the Company and certain shareholders of Parent have entered into a support agreement and (ii) Parent has entered into support agreements with Dentsu Inc., a Japanese corporation ("Dentsu"), and certain other stockholders of the Company, in each case pursuant to which, among other things, such holders have agreed to vote their shares of Parent and the Company, respectively, in favor of the Merger and the other transactions contemplated by this Agreement;

     WHEREAS, immediately prior to the Effective Time, Boston Three Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("Bcom3 Merger Sub"), will merge with and into the Company, with the Company as the surviving corporation in accordance with the Agreement and Plan of Merger attached as Exhibit A (the "Bcom3 Merger Agreement"), between the Company, Dentsu and Bcom3 Merger Sub (the "Bcom3 Merger"); and

     WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, Parent LLC and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined below in Section 1.02(a)), the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the

Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.02 Effective Time; Closing. (a) On the Closing Date, as promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any case, the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger).

     (b) The closing of the Merger (the "Closing") shall take place at 10:00 AM (New York City time) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York as soon as practicable, but in any event within three business days after satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing), unless otherwise agreed in writing by Parent and the Company (the date upon which the Closing occurs, the "Closing Date").

     SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 1.04 Certificate of Incorporation; By-Laws. (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

     (b) At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall, subject to Section 6.05(a), be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     SECTION 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a) (i) Each share of Class A common stock, par value $0.01 per share (the "Class A Common Stock") of the Company issued and outstanding immediately prior to the Effective Time shall be canceled and shall be converted into the right to receive: (A) 1.666464 fully paid and non-assessable Parent Ordinary Shares (as defined in Section 4.02); (B) the usufruct (usufruit) interest in 0.548870 fully paid and non-assessable Parent Ordinary Shares, together with the right to receive bare legal title (nue propriete) to such shares on the second anniversary of the Closing Date, as provided in Section 2.03; (C) 0.098108 obligations remboursables en actions with a nominal value of E549.00 each (the "Parent ORAs"); and
     (D) the Net Cash Proceeds from the sale of the debt portion of E53.861277 in principal amount of obligations a bons de souscription d'actions with a nominal value of E305.00 each (the "Parent OBSAs"), together with warrants to purchase 1.765944 Parent Ordinary Shares detached from such

     Parent OBSAs, as provided in Section 2.02, which securities in each case of clauses (A) through (D) are to be issued by Parent and delivered by Parent LLC as set forth in Sections 2.02, 2.03 and 2.05. The right to receive the securities and cash described in clauses (A) through (D) of this paragraph is collectively referred to herein as the "Class A Consideration."

          (ii) Each share of Class B common stock, par value $0.01 per share (the "Class B Common Stock", and collectively with the Class A Common Stock, the "Company Common Stock"; the issued and outstanding shares of Company Common Stock being herein collectively referred to as the "Shares") of the Company issued and outstanding immediately prior to the Effective Time shall be canceled and shall be converted into the right to receive:
     (A) 4.021399 fully paid and non-assessable Parent Ordinary Shares; (B) bare legal title (nue propriete) to 0.957024 Parent Ordinary Shares until the second anniversary of the Closing Date, as provided in Section 2.03; (C)
     0.047940 Parent ORAs; and (D) the Net Cash Proceeds from the sale of the debt portion of E26.318797 in principal amount of Parent OBSAs, together with warrants to purchase 0.862911 Parent Ordinary Shares detached from such Parent OBSAs, as provided in Section 2.02, which securities in each case of clauses (A) through (D) are to be issued by Parent and delivered by Parent LLC as set forth in Sections 2.02, 2.03 and 2.05. The right to receive the securities and cash described in clauses (A) through (D) of this paragraph is collectively referred to herein as the "Class B Consideration." The Class A Consideration and the Class B Consideration shall collectively be referred to as the "Merger Consideration."

          (b) Each share of Company Common Stock held in the treasury of the Company, or held by Parent or any Parent Subsidiary, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c) Each share of capital stock of Merger Sub that is outstanding immediately prior to the Effective Time shall remain issued and outstanding immediately after the Effective Time.

     SECTION 2.02  Sale of Debt Portion of Parent OBSAs.

     (a) Appointment of Nominee. Prior to Closing, a person selected by the Company and reasonably acceptable to Parent shall be appointed as nominee (the "Nominee") to receive the Parent OBSAs, detach the warrants attached to the Parent OBSAs for deposit in the Exchange Funds and hold the debt portion of the Parent OBSAs until sold in accordance with this Section 2.02. The definitive terms governing the Nominee will be determined by Parent and the Company consistent with this Section 2.02 and will be set forth in an agreement among Parent, the Company and the Nominee (the "Nominee Agreement"). The Nominee Agreement shall contain customary provisions providing for payment of a fee to the Nominee, customary indemnification and hold harmless provisions in favor of the Nominee and otherwise be on terms satisfactory to the Company and Parent. At the Effective Time, all Parent OBSAs referenced in Section 2.01(a) will be issued by Parent and delivered by Parent LLC to the Nominee, which shall act for the benefit of and on behalf of former holders of Shares.

     (b) Appointment of Marketing Agent. Prior to Closing, a person selected by the Company and reasonably acceptable to Parent shall be appointed as marketing agent for the debt portion of the Parent OBSAs (the "Marketing Agent"). The definitive terms governing the responsibilities of the Marketing Agent will be determined by the Company consistent with this Section 2.02 and will be set forth in an agreement with the Marketing Agent (the "Marketing Agent Agreement"). The Marketing Agent Agreement shall include provisions providing for payment of a fee to the Marketing Agent to be paid out of the proceeds from the sale of the debt portion of the Parent OBSAs, indemnification and hold harmless provisions from Parent in favor of the Marketing Agent for liabilities arising out of or in connection with the Marketing Agent Agreement or performance of the Marketing Agent's duties thereunder, and otherwise be on terms satisfactory to the Company and Parent. The Marketing Agent will be one or more individuals or an entity, appointed as described above, who will in turn engage one or more financial institutions to effect the sale of the debt portion of the Parent OBSAs as contemplated by Section 2.02(c). Notwithstanding the foregoing provisions of this Section 2.02(b), the Board of Directors of the Company may in its discretion determine that (x) the appointment of the Marketing Agent shall take effect only at the Effective Time or (y) no Marketing Agent need be appointed at all, if in the judgment of such Board, appropriate arrangements have been made prior to Closing such that the entire debt portion of the Parent OBSAs will be sold at or promptly after the Effective Time. At all times prior to any such appointment and prior to the Effective Time, the Board of Directors of the Company will function as the "Marketing Agent" of the debt portion of the Parent OBSAs for all purposes under Section 2.02(c), and any reference to the "Marketing Agent" in Section 2.02(c) shall be deemed a reference to the Board of Directors of the Company acting in such capacity.

     (c) Sale of Debt Portion of Parent OBSAs. After the Effective Time, the Marketing Agent will use reasonable best efforts to effect the sale of the debt portion of the Parent OBSAs for cash in accordance with the Marketing Agent Agreement. The terms, conditions, timing and manner of such sale shall be determined solely in the discretion of the Marketing Agent. For the avoidance of doubt, the parties agree that the disposition of the full amount of the debt portion of the Parent OBSAs may be effected through one or more sales over time, and that each such sale may occur at or after the Effective Time and outside or within the United States, in each case as determined in the sole discretion of the Marketing Agent. The Marketing Agent may, if it so determines, arrange for a definitive placement or underwriting agreement to be executed for any such sale prior to the Effective Time; provided, however, that the execution of such agreement shall not be a condition to the obligations of the parties to effect the Merger. Immediately after the Effective Time and prior to any such sale, the Nominee will take all necessary action to detach the warrants from such Parent OBSAs, such that only the debt portion of such Parent OBSAs will be sold. Parent shall take all reasonably necessary action to permit, expedite and facilitate such sale or sales in the manner determined by the Marketing Agent, which may include a public or private offering outside the United States with or without a listing and/or an offering in the United States, which action shall include, without limitation, as directed by the Marketing Agent (i) submitting to Euronext a listing application covering the debt portion of the Parent OBSAs and obtaining their admission to trading, (ii) assisting with preparation of offering materials, roadshows customary for an offering of this type or other marketing efforts, (iii) cooperating with due diligence requests from the purchasers, (iv) preparing and filing with the SEC, until the earlier of the sale of the entire amount of the debt portion of the Parent OBSAs and the 9-month anniversary of the Closing Date, such amendments to the Registration Statement and supplements to the prospectus contained therein as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to such sale or sales and (v) entering into customary agreements and indemnities in connection with such sale or sales; provided that the representations, warranties, covenants and indemnities contained in such agreements shall not be materially more burdensome for Parent than those given by Parent in the Subscription Agreement dated as of January 10, 2002 with Deutsche Bank AG London, BNP Paribas and Merrill Lynch International, related to Parent's offering of OCEANES; and provided further that Parent shall not be obligated to seek or facilitate or assist in obtaining a credit rating for the debt portion of the Parent OBSAs. At the request of the Company, Parent shall execute at or prior to the Effective Time an agreement with the Marketing Agent providing for such obligations of Parent.

     (d) Distribution of Proceeds and Warrants. The Nominee shall (i) immediately after the Effective Time transfer to the Exchange Agent for deposit in the Class A Exchange Fund and the Class B Exchange Fund, as applicable, in accordance with Section 2.01(a), the warrants detached from the Parent OBSAs for distribution as set forth in Section 2.05(b), and (ii) immediately after the closing of the sale of the debt portion of the Parent OBSAs, distribute the proceeds from the sale of the debt portion of the Parent OBSAs, together with any interest payments or other distributions made with respect to the Parent OBSAs since the Effective Time, net of any costs, expenses or sale commissions or underwriting fees as follows: (x) an amount equal (after conversion into U.S. dollars at the then-prevailing euro/U.S. dollar exchange rate) to the aggregate Cash Payment payable under Section 2.08 (plus any interest costs incurred by the Surviving Corporation to fund the payments required by Section 2.08 between the date of such payment and the date on which such payment is made to the Parent pursuant to this Section 2.02(d)) shall be paid to Parent and (y) the remaining proceeds (the "Net Cash Proceeds", which term shall include any consideration permitted pursuant to Section 2.02(e)) shall be transferred to the Exchange Agent for deposit in the Class A Exchange Fund and the Class B Exchange Fund, as applicable in accordance with Section 2.01(a), for distribution as set forth in
Section 2.05(b). If the disposition of the debt portion of the Parent OBSAs is effected through multiple sales, the proceeds from any given sale (together with any interest payments or other distributions made since the Effective Time in respect of the debt portion of the Parent OBSAs sold in such sale, and net of any costs, expenses or sale commissions or underwriting fees) will be distributed, in the manner described above, immediately after the closing of such sale. For the avoidance of doubt, all such proceeds will be paid solely to Parent until Parent has received in the aggregate (whether through one or more sales) the entire amount payable to it pursuant to clause (x). Once Parent has been so paid in full, all proceeds remaining from such sale, and arising from any future sales, will be transferred to the Exchange Agent pursuant to clause (y).

     (e) Non-Cash Consideration. Notwithstanding any provision in this Agreement to the contrary, to the extent permitted by applicable law (i) the Marketing Agent shall be permitted to effect the sale of the debt portion of the Parent OBSAs for consideration that includes non-cash components and/or to effect a distribution-in-kind to former Company stockholders of part of the debt portion of the Parent OBSAs, and (ii) the Nominee shall be permitted correspondingly to distribute cash, any such non-cash components and any remaining debt portion of the Parent OBSAs as "Net Cash Proceeds" under Section 2.02(d), in each case so long as the Marketing Agent has received the prior written consent of persons who held at least a majority of the Shares outstanding immediately prior to the Bcom3 Merger; provided that the consideration received from the sale shall include a cash component that is in the aggregate at least equal to the amount to which Parent is entitled under clause (x) of Section 2.02(d); and provided further that the prior written consent of Parent (which, in the case of consideration being received from any Person other than a party to this Agreement, shall not be unreasonably withheld) shall be required for any non-cash component of such consideration consisting of equity, debt or other obligations of any party to this Agreement.

     SECTION 2.03 Separation of Legal Title and Usufruct with Respect to Certain Shares. (a) Prior to Closing, a person selected by the Company and reasonably acceptable to Parent shall be appointed as nominee (the "Special Nominee") to perform the functions described in this Section 2.03. The definitive terms governing the responsibilities of the Special Nominee will be determined by the Company consistent with this Section 2.03 and will be set forth in an agreement (the "Special Nominee Agreement"). The Special Nominee Agreement shall contain customary provisions providing for payment of a fee to the Special Nominee, customary indemnification and hold harmless provisions in favor of the Special Nominee and otherwise be on terms satisfactory to the Company. At the Effective Time, all Parent Ordinary Shares referenced in Section 2.01(a)(i)(B) will be issued by Parent and delivered by Parent LLC to the Special Nominee, which shall act for the benefit of and on behalf of the former holders of Class A Common Stock.

     (b) On the Closing Date, the Special Nominee will convey to Dentsu, pursuant to conveyance instruments as agreed between the Special Nominee and Dentsu, bare legal title (nue propriete) to the Parent Ordinary Shares referenced in Section 2.01(a)(i)(B) for a two-year period, with automatic reversion of the nue propriete to the holder of the usufruct interest in such shares at the expiration of such two-year period. Such conveyance instruments will result in Dentsu, for such two-year period, being the registered holder of such Parent Ordinary Shares on the books and records of Parent and having the right to exercise all voting rights attached thereto at all meetings of Parent shareholders. The conveyance instruments shall contain all provisions that are necessary or desirable to ensure that all economic interests in such shares shall be enjoyed exclusively by the holder of the usufruct interest in such shares. Such conveyance instruments shall further provide that in the event that any holder of the usufruct exercises in whole or in part its preferential subscription rights to subscribe to newly issued Parent Ordinary Shares, the nue propriete thereof shall automatically be transferred to Dentsu, with automatic reversion to the usufruct holder at the end of the two-year period following the Closing Date and all other provisions governing the respective rights of the usufruct holders and the holder of the nue propriete that apply to the Parent Ordinary Shares referenced in Section 2.01(a)(i)(B) shall apply mutatis mutandis to such new shares. The Special Nominee shall transfer to the Exchange Agent, for deposit in the Class A Exchange Fund, the usufruct interest in such shares. Notwithstanding anything to the contrary in Section 2.01(a)(ii), the aggregate number of Parent Ordinary Shares to which Dentsu shall receive the nue propriete as provided above shall equal the aggregate number of Parent Ordinary Shares actually delivered to the Special Nominee pursuant to Section 2.03(a) (which, for the avoidance of doubt, shall not include any Parent Ordinary Shares to be sold under the fractional share provisions of Section 2.05(e)(v)).

     SECTION 2.04 Dissolution of Voting Trust. As of the date hereof, all outstanding shares of Class A Common Stock are held of record by voting trustees (the "Voting Trustees") pursuant to the Amended and Restated Voting Trust Agreement dated as of January 31, 2000 and amended and restated as of April 18, 2001 (the "Voting Trust Agreement"). Immediately prior to the Effective Time, the Voting Trust Agreement shall be terminated and the related trust (the "Voting Trust") dissolved, such that at the Effective Time the former holders of trust certificates are reflected on the books and records of the Company as record holders of uncertificated shares of Class A Common Stock.

     SECTION 2.05 Exchange of Shares. (a) Exchange Funds. (i) At the Effective Time, for the benefit of holders of Class A Common Stock converted in accordance with Section 2.01(a)(i), Parent shall cause Parent LLC to deposit with a bank or trust company selected by Parent and reasonably satisfactory to the Company (the "Exchange Agent") the Parent Ordinary Shares (other than shares delivered under Section 2.03) and the Parent ORAs to be received by the holders of Class A Common Stock pursuant to Section 2.01(a)(i) (such securities, together with any dividends or distributions with respect thereto, the Net Cash Proceeds and warrants deposited pursuant to Section 2.02(d) and the usufruct interests deposited pursuant to Section 2.03(b), being hereinafter referred to as the "Class A Exchange Fund").

     (ii) At the Effective Time, for the benefit of holders of Class B Common Stock converted in accordance with Section 2.01(a)(ii), Parent shall cause Parent LLC to deposit with the Exchange Agent the Parent Ordinary Shares (other than shares delivered under Section 2.03) and the Parent ORAs to be received by the holders of Class B Common Stock pursuant to Section 2.01(a)(ii) (such securities, together with any dividends or distributions with respect thereto and the Net Cash Proceeds and warrants deposited pursuant to Section 2.02(d), being hereinafter referred to as the "Class B Exchange Fund"; the Class A Exchange Fund and the Class B Exchange Fund are collectively referred to herein as the "Exchange Funds").

     (b) Exchange Procedures. Parent or the Company will send, or will cause the Exchange Agent to send, to each holder of Class A Common Stock, as reflected in the books and records of the Company at the Effective Time, a letter of transmittal for use in the exchange of Class A Common Stock for the Class A Consideration. Such letter of transmittal shall set forth the agreement of the stockholder executing such letter to be bound by the restrictions on transfer set forth in Exhibit B (with such changes as are agreed upon by Parent and the Company), and otherwise shall contain provisions reasonably acceptable to Parent and the Company. Upon delivery to the Exchange Agent of a letter of transmittal properly completed and signed by any such holder, the Exchange Agent shall deliver to such holder the Merger Consideration in the Class A Exchange Fund attributable to such holder's Shares, together with cash in lieu of any fractional security to which such holder is entitled pursuant to Section 2.05(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.05(c). As promptly as practicable after the Effective Time, the Exchange Agent shall deliver to Dentsu the Merger Consideration in the Class B Exchange Fund, together with cash in lieu of any fractional security to which such holder is entitled pursuant to Section 2.05(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.05(c). To the extent that the debt portion of the Parent OBSAs is sold after the Effective Time, as promptly as practicable after each deposit in the Exchange Funds of any Net Cash Proceeds from such sale pursuant to Section 2.02(d), the Exchange Agent shall deliver to each former holder of Class A Common Stock who has delivered a properly completed and signed letter of transmittal and to Dentsu such person's applicable portion of such Net Cash Proceeds. In the event of a transfer of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if, in addition to a letter of transmittal, all documents required to evidence and effect the transfer are presented to the Exchange Agent, accompanied by evidence that any applicable stock transfer taxes have been paid.

     (c) Distributions with Respect to Unexchanged Shares. No dividends, interest payments or other distributions declared or paid after the Effective Time with respect to Parent Ordinary Shares, usufruct interests or Parent ORAs with a record date after the Effective Time shall be paid to any former holder of Shares with respect to Parent Ordinary Shares, usufruct interests or Parent ORAs represented thereby, until the Merger Consideration shall be delivered to such holder by the Exchange Agent. Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 3.04(a)), following such delivery, there shall be paid to the holder of Parent Ordinary Shares, usufruct interests or Parent ORAs, without interest, (i) at the time of such delivery, the amount of dividends or other distributions payable in respect of such Parent Ordinary Shares, usufruct interests or Parent ORAs with a record date after the Effective Time and a payment date on or prior to the date of such delivery and (ii) at the appropriate payment date, the amount of dividends, interest payments or other distributions, with a record date after the Effective Time but a payment date occurring after delivery, payable with respect to such Parent Ordinary Shares, usufruct interests or Parent ORAs; provided, however, that Parent Ordinary Shares issued in connection with the Merger (including shares subject to the usufruct arrangement set forth in Section 2.03) shall not be entitled to the normal annual cash dividend declared in 2002 related to Parent's 2001 fiscal year.

     (d) No Further Rights in Company Common Stock. The Merger Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to any Shares.

     (e) No Fractional Parent Ordinary Shares, Parent ORAs or Parent
Warrants. (i) No fractional Parent Ordinary Share, Parent ORA or Parent warrant (after aggregating all fractional Parent Ordinary Shares, Parent ORA or Parent warrants to be received by a particular holder) shall be issued, and such fractional Parent Ordinary Share, Parent ORA or Parent warrant will not entitle the owner thereof to any rights of a holder thereof. Each holder of Shares otherwise entitled to receive a fractional Parent Ordinary Share, Parent ORA or Parent warrant will be entitled to receive in accordance with the provisions of this Section 2.05(e) a cash payment in lieu of that fractional Parent Ordinary Share, Parent ORA or Parent warrant.

     (ii) With respect to a fractional Parent Ordinary Share, such cash-in-lieu payment shall represent the holder's proportionate interest in the proceeds from the sale by the Exchange Agent, on behalf of all holders otherwise entitled to fractional Parent Ordinary Shares, of the fractional Parent Ordinary Shares which would otherwise be issued pursuant to the Merger (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent, as agent for the holders of Shares, shall be executed through Euronext Paris SA ("Euronext") as soon as practicable after the Effective Time at the then prevailing market prices and the proceeds of such sale shall be converted from Euros into U.S. Dollars at the then prevailing exchange rates. Until the proceeds of any such sale shall have been distributed to the holders of Shares, the Exchange Agent shall hold such proceeds in trust for such holders.

     (iii) The Surviving Corporation shall pay all commissions, transfer taxes, foreign exchange fees, and other out-of-pocket expenses and the Exchange Agent's compensation and expenses in connection with such sale or sales of Parent Ordinary Shares pursuant to this Section 2.05(e). The Exchange Agent shall determine the portion of such proceeds to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds by a fraction, the numerator of which is the amount of the fractional Parent Ordinary Share to which such holder of Shares is entitled and the denominator of which is the aggregate amount of fractional Parent Ordinary Shares to which all holders of Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares with respect to any fractional Parent Ordinary Shares, the Exchange Agent shall promptly pay such amounts to such holders of Shares subject to and in accordance with this Section 2.05(e).

     (iv) With respect to fractional Parent ORAs and Parent warrants, each holder of a fractional Parent ORA or a fractional Parent warrant shall be paid an amount in cash (rounded down to the nearest whole cent), without interest, equal to the product of (i) such fractional Parent ORA or fractional Parent warrant, as the case may be, multiplied by (ii) the fair market value of the Parent ORA and Parent warrant as determined in good faith by the Board of Directors of the Company at the Effective Time expressed in U.S. dollars and using the same methodology as used by the Board of Directors of the Company under Section 2.08(a). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional Parent ORAs and Parent warrants, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional Parent ORAs and Parent warrants subject to and in accordance with the terms of Sections 2.05(a) and
(b).

     (v) With respect to the Parent Ordinary Shares to be delivered to the Special Nominee pursuant to Section 2.03(a), to the extent any holder of Shares would under Section 2.01(a)(i)(B) otherwise be entitled to receive a usufruct interest in a fractional Parent Ordinary Share, no such fractional Parent Ordinary Share shall be issued and delivered. In lieu of any usufruct interest in such fractional Parent Ordinary Share, such holder will be entitled to receive a cash payment from the sale of such fractional Parent Ordinary Share in accordance with Sections 2.05(e)(ii) and (iii); provided that for this purpose the fractional Parent Ordinary Shares arising under Section 2.01(a)(i)(A) to be received by a particular holder shall not be aggregated with the fractional Parent Ordinary Shares arising under Section 2.01(a)(i)(B) to be received by such holder.

     (f) Termination of Class A Exchange Fund. In the event that any former holder of Class A Common Stock has not submitted a properly completed and signed letter of transmittal to claim his or her Merger Consideration by the 30-month anniversary of the Closing Date, the Exchange Agent will on such date deliver to such person:

     (i) the Parent Ordinary Shares to which such person is entitled under
Section 2.01(a)(i)(A) and Section 2.01(a)(i)(B),

     (ii) cash in lieu of fractional shares to which such person is entitled under Sections 2.05(e)(ii), (iii) and (v),

     (iii) any dividends or other distributions with respect to Parent Ordinary Shares or usufruct interests to which such person is entitled under Section 2.05(c), and

     (iv) the Net Cash Proceeds to which such person is entitled under Section 2.01(a)(i)(D).

In the event that any former holder of Class A Common Stock has not submitted a properly completed and signed letter of transmittal to claim his or her Merger Consideration by the 54-month anniversary of the Closing Date, the Exchange Agent will on such date deliver to such person:

     (i) the Parent ORAs to which such person is entitled under Section 2.01(a)(i)(C),

     (ii) the Parent warrants to which such person is entitled under Section 2.01(a)(i)(D),

     (iii) cash in lieu of Parent ORAs and Parent warrants to which such person is entitled under Sections 2.05(e)(iv), and

     (iv) any dividends or other distributions with respect to Parent ORAs to which such person is entitled under Section 2.05(c).

     (g) No Liability. To the extent permitted by applicable Law (as defined in Section 3.04(a)), neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any portion of the Merger Consideration (or dividends or distributions with respect thereto), or cash required by Law to be surrendered to a public official pursuant to any abandoned property, escheat or similar Law.

     (h) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Stock Options, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     (i) Dissenting Shares. Notwithstanding Section 2.01, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL (collectively, the "Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, any such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, neither the Company nor the Surviving Corporation shall make any payment with respect to, or settle or offer to settle, any such demands. The Exchange Agent shall withhold the Merger Consideration for each Dissenting Share and, upon demand, shall promptly return to Parent LLC the Merger Consideration made available to the Exchange Agent by Parent LLC pursuant to Section 2.05(a) to pay for Shares for which appraisal rights have been perfected. The amount any holder of Class A Common Stock is entitled to receive in an appraisal proceeding is set forth in Section 6.6 of each holder's 2000 Stock Purchase Agreement.

     SECTION 2.06 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law.

     SECTION 2.07 Adjustments. Without duplication of any required adjustments under French Law, if after the date of this Agreement and prior to the Effective Time, any change (other than the change effected by the Bcom3 Merger) in the outstanding shares of capital stock of the Company or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Class A Consideration and the Class B Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

     SECTION 2.08 Company Stock Options. (a) Each option to purchase Shares (a "Company Stock Option") that is outstanding immediately prior to the Effective Time pursuant to the Company's 2000 Long-Term Equity Incentive Plan and the 2001 California Stock Option Plan (collectively, the "Company Stock Option Plans"), by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled (and any Company stock appreciation right that was granted in tandem with a Company Stock Option shall also be cancelled) immediately prior to the Effective Time, and shall, subject to Section 2.08(c), entitle the holder thereof, in cancellation and settlement therefor, to a payment, if any, in cash by the Company (less any applicable withholding taxes) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option and (ii) the excess, if any, of the fair market value of the Class A Consideration at the Effective Time over the exercise price per share of Company Common Stock under the applicable Company Stock Option (the "Cash Payment"). For purposes of this Section 2.08, the fair market value of the Class A Consideration shall be expressed in U.S. dollars and determined in good faith by the Board of Directors of the Company pursuant to its authority as administrator of the Company Stock Option Plans.

     (b) Notwithstanding anything in Section 2.08(a) to the contrary, optionees jointly selected by Parent and the Company shall, subject to the consent of such optionees, be paid the Cash Payment over a set period of time and on terms to be determined. The Company shall deliver to Parent prior to the Effective Time a true and complete list of the Company Stock Options that remain outstanding as of immediately prior to the Effective Time. Prior to the Effective Time, the Company shall take all necessary action to terminate the Company Stock Option Plans, and any other plan, program or arrangement providing for the issuance or grant of any other interest (including phantom interest) in the capital stock of the Company or any Subsidiary, in each case effective immediately prior to the Effective Time, except for Sections 6(e)(vi) and 6(f) of the 2001 California Stock Option Plan and Section 6(f) of the 2000 Long-Term Equity Incentive Plan, which shall survive in their entirety and shall continue to apply to the former option holders, except that instead of applying exclusively to the "Option Gain" (as defined in the Company Stock Option Plans), the sections shall apply to the Option Gain and the Cash Payments (and solely for purposes of interpreting such sections, any previously paid Cash Payment shall be treated as Option Gain, and any Cash Payment due in the future will be treated as if it were an outstanding Company Stock Option), and any such payments shall be forfeited in the event that a former option holder engages in the activities prohibited by such sections. The Company and Parent agree that the Cash Payments are the sole payments or consideration that will be made or provided with respect to or in relation to the Company Stock Options.

     (c) The Cash Payments shall be subject to the provisions of Section
6.15(e).

     SECTION 2.09 Parent ORAs and Parent OBSAs. The Parent ORAs to be issued pursuant to the Merger shall have the terms set forth in the contrat d'emission governing such Parent ORAs in substantially the form attached as Exhibit C-1, and the Parent OBSAs to be issued pursuant to the Merger shall have the terms set forth in the issuance contract and related indenture governing such parent OBSAs in substantially the form attached as Exhibit D-1, in each case with such changes and insertions as are agreed upon by Parent and the Company.

     SECTION 2.10 Dentsu Payment. It is agreed and understood that neither Parent nor the Company shall directly or indirectly be required to, nor shall they, provide any funds or other property (other than the conversion of Dentsu's shares of Class B Common Stock into Class B Consideration (as defined in the Bcom3 Merger Agreement) pursuant to the Bcom3 Merger and the issuance of the Class B Consideration to Dentsu pursuant to the Merger in exchange for its shares of Class B Common Stock) to Dentsu in connection with the Merger, reimburse Dentsu in cash or other property for the payment of the cash consideration required to be paid by Dentsu in the Bcom3 Merger or otherwise assist Dentsu in financing or funding such payment.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company SEC Reports (as defined in Section 3.06(a)) or as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the "Company Disclosure Schedule") and making reference to the particular section of this Agreement to which exception is being taken, the Company hereby represents and warrants to Parent and Merger Sub that:

     SECTION 3.01 Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (each such subsidiary a "Company Subsidiary", and collectively the "Company Subsidiaries") is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failures to be so organized, existing or in good standing or to have such corporate or other power, and authority have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). Each of the Company and the Company Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change in or effect on the business of the Company and the Company Subsidiaries that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, except for any such change or effect resulting from or arising out of (i) changes in circumstances or conditions affecting the advertising industry in general, (ii) changes in general United States or global economic or business conditions or financial markets or (iii) the announcement of this Agreement or the transactions contemplated hereby. The Company has heretofore made available to Parent a complete and correct copy of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company. Such Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws are in full force and effect.

     SECTION 3.02 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of capital stock, consisting of (a) 40,000,000 shares of Class A Common Stock, par value $0.01 per share and (b) 10,000,000 shares of Class B Common Stock, par value $0.01 per share. As of March 5, 2002,
(i) 15,289,804 shares of Class A Common Stock and 4,284,873 shares of Class B Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, and (iii) 1,846,660 shares were reserved for future issuance pursuant to the Company Stock Options. As of March 5, 2002, Company Stock Options to acquire 1,742,796 shares of Class A Common Stock were issued and outstanding. All outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section
3.02 and for changes since March 5, 2002 resulting from the exercise of Company Stock Options outstanding on such date, there are no outstanding shares of capital stock or voting securities of the Company, and there are no options, warrants or other subscription rights, preemptive or similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary, except as provided in stock purchase agreements entered into between the Company and each shareholder substantially in the form included as an exhibit in the Company's registration statement on Form 10, filed with the SEC (as defined in Section 3.06(a)) on April 30, 2001 and in stock purchase agreements entered into between the Company and holders of Company Stock Options. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear would not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.03 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the necessary approvals of the Company's stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of then outstanding Shares, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and Parent LLC, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     SECTION 3.04 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.04(b) have been obtained and all filings and obligations described in Section 3.04(b) have been made and complied with, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding upon the Company or any Company Subsidiary, except, (x) with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and that could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, and (y) with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences arising under or out of (A) agreements the loss of the net income from which, individually or in the aggregate, would not have a Company Material Adverse Effect or (B) agreements the Company has the right or ability to terminate without cause with less than six months' notice.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority ("Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the filing of a notification with the European Commission ("EC") under Council Regulation (EEC) No. 4064/89 ("Regulation 4064/89"), the applicable requirements of laws, rules and regulations in other non-U.S. jurisdictions governing antitrust or merger control matters and the filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     SECTION 3.05 Compliance with Laws. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any such conflicts, defaults or violations that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.06 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since April 30, 2001 through the date of this Agreement (collectively, the "Company SEC Reports"). As of the respective dates they were filed (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), (i) the Company SEC Reports were prepared, and all forms, reports and documents filed with the SEC after the date of this Agreement and prior to the Effective Time will be prepared, in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Company SEC Reports contained, nor will any forms, reports and documents filed after the date of this Agreement and prior to the Effective Time contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports and in any form, report or document filed after the date of this Agreement and prior to the Effective Time was, or will be, as the case may be, prepared in accordance with generally accepted accounting principles ("GAAP") in the U.S. applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presented or will present fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and their consolidated results of operations for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect).

     (c) Schedule 3.06(c) sets forth the Company's preliminary consolidated balance sheet as of December 31, 2001, which preliminary balance sheet is subject to non-material reclassifications, and the Company's consolidated income statements for each of the years in the two-year period then ended (the "Company 2001 Financial Statements"). The Company 2001 Financial Statements have been prepared in accordance with U.S. GAAP (except that such statements lack footnotes and other presentation items) applied on a consistent basis throughout the periods indicated and presented and present fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and their consolidated results of operations for the respective periods indicated therein. The Company 2001 Financial Statements will not be materially different from the corresponding items included in the audited financial statements of the Company to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

     SECTION 3.07 Absence of Certain Changes or Events. Since April 30, 2001, except as contemplated by or as disclosed in this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any event, occurrence, development or state of circumstances or facts that, either individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect, (b) any material change by the Company in its accounting methods, principles or practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act, or (c) any declaration, setting aside or payment of any dividend or distribution in respect of the Shares or any redemption, purchase or other acquisition of any of the Company's securities.

     SECTION 3.08 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, which has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, or consent decree, settlement agreement or other similar written agreement with, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator having or which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.09 Employee Benefit Plans; Labor Matters. (a) With respect to each employee benefit plan, program, policy, agreement, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by the Company or any Company Subsidiary on behalf of any current or former director, officer, employee, consultant or shareholder of the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary could incur liability under Section 4069, 4212(c) or 4204 of ERISA or otherwise, including, without limitation, any bonus plan, consulting, employment or other compensation agreement, incentive, stock option or other equity or equity-based compensation or deferred compensation arrangement, stock purchase, severance pay, change of control, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship program and any "employee pension plan," as defined in Section 3(2) of ERISA (the "Company Benefit Plans"), the Company has made available to Parent a true and correct copy of (i) each material Company Benefit Plan, (ii) each trust agreement relating to such Company Benefit Plan, if any, (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), if any, (iv) the most recent summary plan description for such Company Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Benefit Plan subject to Title IV of ERISA, and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code. Schedule 3.09(a) sets forth a complete list of all material Company Benefit Plans. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any material Company Benefit Plan that have been adopted or approved nor has the Company or any Company Subsidiary undertaken to make any such amendments or to adopt or approve any new material Company Benefit Plan.

     (b) With respect to each Company Benefit Plan which is subject to Title IV of ERISA, (i) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Benefit Plan allocable to such accrued benefits, and to the Company's knowledge, no events have occurred that would change such calculations as of the date hereof, (ii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan for which the 30-day notice requirement has not been waived and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event, except where such reportable event would not have a Company Material Adverse Effect, (iii) all premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any Company Subsidiary, (v) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan and, to the Company's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan, and (vi) no condition exists which would subject the Company or any Company Subsidiary to any fine under Section 4071 of ERISA, except where such condition would not have a Company Material Adverse Effect. No Company Benefit Plan is a "multiemployer plan" (as such term is defined in section 3(37) of ERISA).

     (c) With respect to the Company Benefit Plans, no event has occurred, and there exists no condition or set of circumstances, in connection with which the Company or any Company Subsidiary could reasonably be expected to be subject to any actual or contingent liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with applicable laws and administrative or governmental rules and regulations, including, but not limited to, ERISA and the Code, except where a violation of any such law, rule or regulation would not have a Company Material Adverse Effect. Each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, and no condition exists which would cause the loss of any such qualification, except where such loss of qualification would not have a Company Material Adverse Effect. All contributions or other amounts payable by the Company or any Company Subsidiary with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code.

     (d) Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. During the past three years, neither the Company nor any Company Subsidiary has experienced any work stoppage or other labor difficulty, and as of the date of this Agreement, there is no effort by or on behalf of any labor union to organize any persons employed by the Company and there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or threatened in writing, except where such dispute, strike or work stoppage has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, none of the Company, any Company Subsidiary, or their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency pending or threatened in writing, except where such unfair labor practice, charge or complaint has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (e) The Company and the Company Subsidiaries have no liability for life, health, medical or other welfare benefits to former directors, officers, employees or consultants or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and arrangements provided to individuals at a cost that is not material to the Company. No condition exists that would prevent the Company or any Company Subsidiary from amending or terminating any Company Benefit Plan providing for health, medical or life insurance benefits in respect of any active employee, director, officer, or consultant of the Company or any Company Subsidiary other than limitations imposed under the terms of a collective bargaining agreement.

     (f) Neither the execution and delivery of this Agreement nor the shareholder approval, or the consummation, of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any director, officer, employee or consultant of the Company or any Company Subsidiary, or result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any Company Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     (g) None of the Company and any Company Subsidiary nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could reasonably be expected to subject any of the Company Benefit Plans or their related trusts, the Company, any Company Subsidiary or any person that the Company or any Company Subsidiary has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

     (h) There are no material pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, or any fiduciaries thereof, with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the PBGC, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Company Benefit Plan, any participant in a Company Benefit Plan, or any other party.

     (i) Each Company Benefit Plan that is subject to or governed by the law of any jurisdiction other than the United States or any State or Commonwealth of the United States (each, a "Company Foreign Benefit Plan"), has been maintained in material compliance with its terms and conditions and in material compliance with the requirements prescribed by any and all statutory and regulatory laws that are applicable to such Company Foreign Benefit Plan (including, without limitation, establishing book reserves in accordance with normal accounting practices and qualifying for special tax treatment if such treatment was intended), except that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect. Except as disclosed on Schedule 3.09(i), no material Company Foreign Benefit Plan is a defined benefit pension plan.

     (j) Each of the Company and the Company Subsidiaries is in compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages (including withholding) and hours and occupational safety and health, except as could not, individually or in the aggregate, have a Company Material Adverse Effect.

     SECTION 3.10 Contracts. Except as disclosed in the Company SEC Reports, there is no contract or agreement that is material to the financial condition or results of operations of the Company and the Company

Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is party to any agreement restricting the right of the Company or any Company Subsidiary to compete with another person or restricting the conduct of the business of the Company or any Company Subsidiary in any geographical area, not including exclusivity or similar agreements that are customary in the advertising industry. Except as disclosed in the Company SEC Documents, the Company is not a party to any contract, understanding, arrangement, letter agreement, letter of intent, memorandum of understanding or similar arrangement with Dentsu.

     SECTION 3.11 Trademarks, Patents and Copyrights. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted, and no assertion or claim has been made in writing challenging the validity of any of the foregoing which would have a Company Material Adverse Effect. The conduct of the business of the Company and the Company Subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.12 Client Relations; Media Buying. (a) As of the date hereof, to the Company's knowledge, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, no material client of the Company or any of the Company Subsidiaries has advised the Company or such Company Subsidiary orally or in writing that it is (x) terminating or considering terminating the handling of its business by the Company or such Company Subsidiary as a whole or in any substantial part or (y) planning to reduce its future spending with the Company or such Company Subsidiary in any manner which was not reflected in the 2002 revenue budget of the Company.

     (b) The Company is not a party to any long-term media-buying agreements material to the business of the Company.

     SECTION 3.13 Key Managers. As of the date hereof, to the Company's knowledge, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, none of the key account managers of the Company or any of the Company Subsidiaries has advised the Company or such Company Subsidiary orally or in writing that he or she is terminating or considering terminating his or her employment with the Company or such Company Subsidiary.

     SECTION 3.14 Taxes. (a) Except for such matters that would not have, and could not reasonably be expected to have, a Company Material Adverse Effect, (i) the Company and each of the Company Subsidiaries have timely filed all returns and reports required to be filed by them with any taxing authority with respect to Taxes (as defined below), all such returns and reports are complete and accurate and all Taxes shown to be due on such returns have been timely paid,
(ii) all Taxes (whether or not shown on any Tax return) owed by the Company or any Company Subsidiary and required to have been paid have been timely paid or, in the case of Taxes which the Company or a Company Subsidiary is presently contesting in good faith, the Company or such Company Subsidiary has established an adequate reserve for such Taxes, (iii) there are no pending proceedings by any taxing authority for the assessment or collection of Taxes against the Company or any of the Company Subsidiaries and (iv) the Company and each of the Company Subsidiaries have provided adequate reserves in their financial statements for any accrued Taxes (or Taxes otherwise due) that have not been paid. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

     (b) Leo Burnett Company, Inc. was classified as an "S corporation" within the meaning of Section 1361 of the Code for all periods from January 1, 1987 through December 31, 1998 (and for any other period, if any, as to which it reported as an "S corporation") for US federal income tax purposes and during such periods validly elected to be classified as an "S corporation" in each state where it filed a Tax return on such basis. Leo Burnett Company, Inc. and each of its subsidiaries, was classified as an "S corporation" or a "qualified subchapter S subsidiary" within the meaning of Section 1361 of the Code for any period as to which it reported as an "S corporation" or a "qualified subchapter S subsidiary," respectively, for U.S. federal income tax purposes and during such period validly elected to be classified as an "S corporation" or a "qualified subchapter S subsidiary," respectively, in each state where it filed a Tax return on such basis. Neither the Company nor any Company Subsidiary (other than Leo Burnett Company, Inc. and its subsidiaries) has ever filed a Tax return reporting that such corporation was classified as an "S corporation" or a "qualified subchapter S subsidiary" within the meaning of Section 1361 of the Code.

     (c) Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of
Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (y) which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

     (d) The Company and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreements that under any circumstances could obligate any of them to make any payments that would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

     SECTION 3.15 Vote Required. The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting as one class in favor of the approval of this Agreement. Pursuant to the Voting Trust Agreement, each holder of record of trust certificates of the Voting Trust has the right to direct the Voting Trustees in the voting on the Merger of shares of Class A Common Stock attributable to such holder, and the Voting Trustees, as record holders of all outstanding shares of Class A Common Stock, shall solicit such directions in writing and shall vote (or refrain from voting) such shares in accordance with such directions.

     SECTION 3.16 Accounting and Reorganization Matters. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent or impede the Merger from constituting a reorganization within the meaning of
Section 368(a) of the Code.

     SECTION 3.17 Opinion of Financial Advisor. The Company has received the opinion, to be confirmed in writing, of Morgan Stanley & Co. Incorporated ("Morgan Stanley") to the effect that, as of the date of this Agreement, the consideration to be received by holders of Class A Common Stock in the Merger is fair to such holders from a financial point of view, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

     SECTION 3.18 Brokers. No broker, finder or investment banker (other than Morgan Stanley) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as disclosed in the publicly available Parent Reports filed with the Agencies or as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the "Parent Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

     SECTION 4.01 Organization and Qualification; Subsidiaries. Each of Parent and each subsidiary of Parent (the "Parent Subsidiaries") is a societe anonyme, corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failures to be so organized, existing or in good standing or to have such corporate or other power and authority have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Each of Parent and the Parent Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means any change in or effect on the business of Parent and the Parent Subsidiaries that is materially adverse to the business, assets, financial condition or results of operations of Parent and the Parent Subsidiaries taken as a whole, except for any such change or effect resulting from or arising out of (i) changes in circumstances or conditions affecting the advertising industry in general, (ii) changes in general United States or global economic or business conditions or financial markets or (iii) the announcement of this Agreement or the transactions contemplated hereby. Parent has heretofore made available to the Company a complete and correct copy of Parent's statuts and Certificate of Incorporation (Kbis) and the Certificate of Incorporation and By-Laws of Merger Sub. Such statuts, Certificate of Incorporation (Kbis), Certificate of Incorporation and By-Laws are in full force and effect.

     SECTION 4.02 Capitalization. As of March 5, 2002, (i) Parent had issued and outstanding 139,781,849 ordinary shares having a nominal value of 0.40 Euros per ordinary share (each a "Parent Ordinary Share"), all of which are validly issued, fully paid and nonassessable, and (ii) 4,758,024 Parent Ordinary Shares were held in the treasury of Parent or owned by Parent Subsidiaries. As of March 5, 2002, Parent had outstanding stock options under stock option plans, programs and arrangements of Parent and the Parent Subsidiaries (the "Parent Stock Option Plans") (i) to purchase 3,423,135 Parent Ordinary Shares held in the treasury of Parent and (ii) to subscribe for 760,343 newly issued Parent Ordinary Shares (collectively, the "Parent Options"). As of February 26, 2002, 45,349,849 Contingent Value Rights of Parent were outstanding. As of March 1, 2002, Parent had outstanding 648,379 of each of ADSs and ADRs and 423,847 American Depositary Contingent Value Rights and American Depositary Contingent Value Right Receipts. As of January 18, 2002, Parent had issued and outstanding 17,624,521 obligations a option de conversion en actions nouvelles et/ou d'echange en actions existantes ("Parent OCEANES") convertible into 17,624,521 Parent Ordinary Shares. All outstanding Parent Ordinary Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this
Section 4.02 and for changes since March 5, 2002 resulting from the exercise of Parent Stock Options outstanding on such date which were granted pursuant to Parent Stock Option Plans, there are no outstanding shares of capital stock or voting securities of the Company, and there are no options, warrants or other subscription rights, preemptive or similar rights agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of

Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue, transfer or sell any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Parent or any Parent Subsidiary or obligating the Parent or any Parent Subsidiary to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment. All Parent Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital stock of any Parent Subsidiary. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Parent Material Adverse Effect. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each of the Parent Ordinary Shares, Parent ORAs and Parent OBSAs, when issued pursuant to the terms of this Agreement, and the Parent Ordinary Shares when issued upon redemption of Parent ORAs or exercise of Parent warrants, shall be validly issued, fully paid and nonassessable and, subject to the terms of this Agreement, will provide its holders with the same rights as the rights of the holders of securities of the same category.

     SECTION 4.03 Authority Relative to this Agreement. Each of Parent, Merger Sub and Parent LLC has all necessary corporate or other power and authority to execute and deliver this Agreement, and, subject to obtaining the necessary approvals of Parent's shareholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent, Merger Sub and Parent LLC and the consummation by each of Parent, Merger Sub and Parent LLC of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or other action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL, the approval of the issuance to Parent LLC of (i) Parent Ordinary Shares or obligations remboursables en actions immediately redeemable into Parent Ordinary Shares, (ii) Parent ORAs and (iii) Parent OBSAs pursuant to the Merger by the holders of two-thirds (2/3) of the shares present or represented at the Parent Shareholders' Meeting (as defined in Section 6.01(e)) as required by French law) and the approval of such issuance by the Management Board of Parent by virtue of the power given to it by the Parent Shareholders' Meeting or by the Chairman of the Management Board by virtue of the power given to him by the Management Board, as the case may be. This Agreement has been duly and validly executed and delivered by each of Parent, Merger Sub and Parent LLC and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Parent LLC, enforceable against each of Parent, Merger Sub and Parent LLC in accordance with its terms.

     SECTION 4.04 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Parent, Merger Sub and Parent LLC do not, and the performance of this Agreement by each of Parent, Merger Sub and Parent LLC will not, (i) conflict with or violate the statuts and Certificate of Incorporation (Kbis) of Parent, the Certificate of Incorporation or By-Laws of Merger Sub or any equivalent organizational documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding upon Parent or any Parent Subsidiary, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and that could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and (y) with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences arising under or out of (A) agreements the loss of the net income from which, individually or in the aggregate, would not have a Parent Material Adverse Effect or (B) agreements the Parent has the right or ability to terminate without cause with less than six months' notice.

     (b) The execution and delivery of this Agreement by each of Parent, Merger Sub and Parent LLC do not, and the performance of this Agreement by each of Parent, Merger Sub and Parent LLC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the Securities Act, the New York Stock Exchange, Inc. ("NYSE"), Euronext, state takeover laws, the HSR Act, the filing of a notification with the Commission of the European Union under Regulation 4064/89, the applicable requirements of Laws, rules and regulations in other non-U.S. jurisdictions governing antitrust or merger control matters, the filing and recordation of appropriate merger documents as required by the DGCL, compliance with applicable requirements of the Commission des Operations de Bourse (the "COB") relating to the Parent Ordinary Shares, Parent ORAs and Parent OBSAs to be issued pursuant to or in connection with the Merger and compliance with any other applicable French companies or securities or takeover laws and regulations, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     SECTION 4.05 Compliance with Laws. Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, except for any such conflicts, defaults or violations that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 4.06 Parent Reports; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC, the COB, the Conseil des Marches Financiers and Euronext (the "Agencies") since December 31, 2000 through the date of this Agreement (collectively, the "Parent Reports"). As of the respective dates they were filed (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing),
(i) the Parent Reports were prepared, and all forms, reports and documents filed with the Agencies after the date of this Agreement and prior to the Effective Time will be prepared, in all material respects in accordance with the requirements of applicable Law and (ii) none of the Parent Reports contained, nor will any forms, reports and documents filed after the date of this Agreement and prior to the Effective Time contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any form, report or other document with any Agency.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports and in any form, report or document filed after the date of this Agreement and prior to the Effective Time
(i) was, or will be, as the case may be, prepared in accordance with French GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Agency rules), (ii) in the case of Parent Reports filed with the SEC, was, or will be, reconciled to U.S. GAAP as required by and in accordance with the requirements of the Exchange Act, and (iii) presented or will present fairly, in all material respects, the consolidated financial position of the Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and their consolidated results of operations and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect).

     (c) Schedule 4.06(c) sets forth Parent's consolidated balance sheets as of December 31, 2001, 2000 and 1999 and Parent's consolidated income statements for each of the years in the three-year period ended December 31, 2001 (the "Parent 2001 Financial Statements"). The Parent 2001 Financial Statements have been prepared in accordance with French GAAP (except that such statements lack notes and other presentation items) applied on a consistent basis throughout the periods indicated and presented and present fairly, in all material respects, the consolidated financial position of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and their consolidated results of operations for the respective periods indicated therein. The Parent 2001 Financial Statements will not be materially different from the corresponding items included in the audited financial statements of Parent to be included in Parent's Document de Reference for the year ended December 31, 2001.

     SECTION 4.07 Absence of Certain Changes or Events. Since December 31, 2000, except as contemplated by or as disclosed in this Agreement, Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any event, occurrence, development or state of circumstances or facts that, either individually or in the aggregate, has had or is reasonably likely to have, a Parent Material Adverse Effect, (b) any material change by Parent in its accounting methods, principles or practices, or (c) any declaration, setting aside or payment of any dividend or distribution in respect of the Parent Ordinary Shares or any redemption, purchase or other acquisition of any of Parent's securities.

     SECTION 4.08 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Parent, threatened against Parent or any Parent Subsidiary, or any property or asset of the Parent or any Parent Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, which has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither the Parent nor any Parent Subsidiary nor any property or asset of the Parent or any Parent Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator having or which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 4.09 Contracts. Except as disclosed in the Parent Reports, there is no contract or agreement that is material to the financial condition or results of operations of Parent and the Parent Subsidiaries taken as a whole. Neither Parent nor any Parent Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is a party to any agreement restricting the right of Parent or any Parent Subsidiary to compete with another person or restricting the conduct of the business of the Parent or any Parent Subsidiary in any geographical area, not including exclusivity or similar agreements that are customary in the advertising industry. There are no contracts, understandings, arrangements, letter agreements, letters of intent, memoranda of understanding or similar arrangements between Parent and Societe Anonyme Somarel.

     SECTION 4.10 Trademarks, Patents and Copyrights. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Parent and the Parent Subsidiaries as currently conducted, and no assertion or claim has been made in writing challenging the validity of any of the foregoing which would have a Parent Material Adverse

Effect. The conduct of the business of Parent and the Parent Subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party that has had, or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 4.11 Client Relations; Media Buying. (a) As of the date hereof, to Parent's knowledge, except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, no material client of Parent or any of the Parent Subsidiaries has advised Parent or such Parent Subsidiary orally or in writing that it is (x) terminating or considering terminating the handling of its business by Parent or such Parent Subsidiary as a whole or in any substantial part or (y) planning to reduce its future spending with Parent or such Parent Subsidiary in any manner which was not reflected in the 2002 revenue budget of Parent.

     (b) Parent is not a party to any long-term media-buying agreements material to its business.

     SECTION 4.12 Key Managers. As of the date hereof, to Parent's knowledge, except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, none of the key account managers of Parent or any of the Parent Subsidiaries has advised Parent or such Parent Subsidiary orally or in writing that he or she is terminating or considering terminating his or her employment with Parent or such Parent Subsidiary.

     SECTION 4.13 Taxes. Except for such matters that would not have, and could not reasonably be expected to have, a Parent Material Adverse Effect, (i) Parent and each of the Parent Subsidiaries have timely filed all returns and reports required to be filed by them with any taxing authority with respect to Taxes, all such returns and reports are complete and accurate and all Taxes shown to be due on such returns have been timely paid, (ii) all Taxes (whether or not shown on any Tax return) owed by Parent or any Parent Subsidiary and required to have been paid have been timely paid or, in the case of Taxes which Parent or a Parent Subsidiary is presently contesting in good faith, Parent or such Parent Subsidiary has established an adequate reserve for such Taxes, (iii) there are no pending proceedings by any taxing authority for the assessment or collection of Taxes against the Parent or any of the Parent Subsidiaries and
(iv) Parent and each of the Parent Subsidiaries have provided adequate reserves in their financial statements for any accrued Taxes (or Taxes otherwise due) that have not been paid.

     SECTION 4.14 Employee Benefits Plans; Labor Matters. (a) "Parent Benefit Plan" shall mean each "employee benefit plan," as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment, severance or similar contract, plan, arrangement or compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Parent or any Parent Subsidiary and covers any employee or former employee of Parent or any Parent Subsidiary, or with respect to which Parent or any Parent Subsidiary has any liability.

     (b) Except as could not reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Benefit Plan is in compliance with all applicable Laws (including, without limitation, ERISA and the Code) and has been administered and operated in accordance with its terms; (ii) each Parent Benefit Plan, which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS and, no event has occurred, either by reason of any action or failure to act, and no condition exists which would cause the loss of any such qualification; (iii) the actuarial present value of the accumulated plan benefits (whether or not vested) under each Parent Benefit Plan covered by Title IV of ERISA, or which otherwise is a pension plan (as defined in Section 3(2) of ERISA) or provides for actuarially-determined benefits as of the close of its most recent plan year did not exceed the market value of the assets allocable thereto; (iv) the PBGC has not instituted proceedings to terminate any Parent Benefit Plan, and to Parent's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 402 of ERISA for the termination of, or the appointment of a trustee to administer any such Parent Benefit Plan; (v) no "accumulated funding deficiency," as defined in Section 412 of the Code, has been incurred with respect to any Parent Benefit Plan subject to Section 412;
(vi) no "reportable event" within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Parent Benefit Plan; and (vii) no material liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the knowledge of Parent, threatened with respect to any Parent Benefit Plan (other than routine claims for benefits payable in the ordinary course);

     (c) Except as could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, (i) each of Parent and Parent Subsidiaries is, and at all times has been, in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against Parent or any Parent Subsidiary is pending before the National Labor Relations Board or its foreign equivalent; (iii) during the last three years there has not been any labor strike, dispute, slowdown or stoppage or, to Parent's knowledge, threatened against or involving Parent or any Parent Subsidiary; (iv) there is no effort by or on behalf of any labor union to organize any persons employed by Parent; and (v) no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefore has been asserted.

     SECTION 4.15 Vote Required. No vote of the stockholders of Parent is required by Law, Parent's statuts or otherwise in order for Parent, Merger Sub and Parent LLC to consummate the Merger and the transactions contemplated hereby other than the affirmative vote of two-thirds (2/3) of the shares present or represented at the Parent Shareholders' Meeting, provided that the shares present or represented on the proposal represent at least one-third (1/3) of the outstanding Parent Ordinary Shares on first notice and one-quarter (1/4) of the outstanding Parent Ordinary Shares if the meeting is held on second notice.

     SECTION 4.16 Operations of Merger Sub and Parent LLC. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted no business operations. Parent LLC is an indirect, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted no business operations.

     SECTION 4.17 Reorganization Matters. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 4.18 Brokers. No broker, finder or investment banker (other than Lazard Freres & Co. LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                                   ARTICLE V

                    CONDUCT OF BUSINESSES PENDING THE MERGER

     SECTION 5.01 Conduct of Business by the Company Pending the Merger. (a) The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed):

          (i) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

          (ii) the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations, and shall not take any actions to terminate any employee or officer prior to the Effective Time to cause severance payments to be due under the Company's change in control agreements (the "Change in Control Agreements").

By way of amplification and not limitation (but subject to the above exceptions), neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

     (b) amend or otherwise change its Amended and Restated Certificate of Incorporation or By-Laws or equivalent organizational documents;

     (c) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except (A) for the issuance of shares of Company Common Stock pursuant to the Company Stock Options in accordance with their terms, or (B) securities of Company Subsidiaries for internal restructurings solely involving the Company and/or direct or indirect wholly-owned Company Subsidiaries);

     (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends declared and paid in accordance with past practice and dividends from a direct or indirect wholly-owned Company Subsidiary to the Company or any other Company Subsidiary;

     (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock except pursuant to (i) the 2000 Stock Purchase Agreements in the form filed with the Company SEC Reports and (ii) the stock purchase agreements between the Company and holders of Company Stock Options;

     (f) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets, but not including internal restructurings solely involving the Company and/or direct or indirect wholly-owned Company Subsidiaries) any interest in any corporation, partnership or other business organization or any division thereof, or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration which are not, in the aggregate, in excess of $50 million;

         (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for (A) indebtedness incurred in the ordinary course of business and consistent with past practice and other indebtedness incurred under the Company's $350 million debt facility or (B) any indebtedness solely involving the Company and/or direct or indirect wholly-owned Company Subsidiaries;

         (iii) enter into any contract or agreement material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole other than in the ordinary course of business and consistent with past practice;

         (iv) authorize any capital expenditure, other than capital expenditures in the ordinary course of business and consistent with past practice;

         (v) sell, lease, license or otherwise dispose of any material assets, except in the ordinary course of business and in a manner consistent with past practice (except for internal restructurings solely involving the Company and/or direct or indirect wholly-owned Company Subsidiaries); or

         (vi) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(f);

     (g) except (i) in the ordinary course of business consistent with past practice, (ii) as required by applicable law, or (iii) to the extent required under existing plans, agreements or arrangements, increase the compensation payable or to become payable or the benefits provided or to become provided to current or former directors, officers, employees, or consultants of the Company or any Company Subsidiary, or increase the compensation payable or benefits provided under any Company Benefit Plan or collective bargaining agreement or otherwise increase or accelerate the vesting or payment of the compensation payable or the benefits provided or compensation or benefits to become payable or provided to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary;

     (h) except (i) in the ordinary course of business consistent with past practice, (ii) as required by applicable law, or (iii) to the extent required under existing plans, agreements or arrangements, grant any severance or termination pay to, or enter into or amend any employment, consulting or severance agreement with, any director, officer, employee or consultant of the Company or any Company Subsidiary or establish, adopt, enter into or amend, any Company Benefit Plan;

     (i) hire or retain the services of any director, officer, employee or consultant other than in the ordinary course of business consistent with past practice;

     (j) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice and any change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act, with respect to accounting policies or procedures;

     (k) amend or modify, or release any obligations under, any of the 2000 Stock Purchase Agreements, except in the case of departing employees consistent with past practice or as set forth in Schedule 5.01; or

     (l) agree or commit to do any of the foregoing.

     SECTION 5.02 Conduct of Business by Parent Pending the Merger. (a) Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02 of the Parent Disclosure Schedule or as contemplated by any other provision of this Agreement, unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed):

          (i) the business of Parent and the Parent Subsidiaries shall be conducted only in, and Parent and the Parent Subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with past practice; and

          (ii) Parent shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of Parent and the Parent Subsidiaries and to preserve the current relationships of Parent and the Parent Subsidiaries with customers, suppliers and other persons with which Parent or any Parent Subsidiary has significant business relations.

By way of amplification and not limitation (but subject to the above exceptions), neither Parent nor any Parent Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld):

     (b) amend or otherwise change its statuts or Certificate of Incorporation
(Kbis), By-Laws or equivalent organizational documents;

     (c) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Subsidiary (except for the issuance of (A) Parent Ordinary Shares pursuant to the Parent Stock Options outstanding on the date of this Agreement and the issuance, in the ordinary course of business and consistent with past practice, of Parent

Stock Options to purchase a maximum of 500,000 Parent Ordinary Shares pursuant to the Parent Stock Option Plans in effect on the date of this Agreement and Parent Ordinary Shares issuable pursuant to such Parent Stock Options, in accordance with the terms of the Parent Stock Option Plans, (B) Parent Ordinary Shares in the ordinary course of business and consistent with past practice pursuant to the Parent's Employee Stock Purchase Plan as in existence at the Effective Time, (C) Parent Ordinary Shares upon conversion at the option of the holders of Parent OCEANES pursuant to their terms, or (D) securities of Parent Subsidiaries for internal restructurings solely involving Parent and/or direct or indirect wholly-owned Parent Subsidiaries);

     (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends declared and paid in accordance with past practice and dividends from a direct or indirect wholly-owned Parent Subsidiary to Parent or any Parent Subsidiary;

     (e) reclassify, combine, split or subdivide any of its capital stock;

     (f) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice and any change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act, with respect to accounting policies or procedures;

     (g) sell, lease, license or otherwise dispose of any material assets, except in the ordinary course of business and in a manner consistent with past practice (except for internal restructurings solely involving Parent and/or direct or indirect wholly-owned Parent Subsidiaries);

     (h) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets, but not including internal restructurings solely involving Parent and/or direct or indirect wholly-owned Parent Subsidiaries) any interest in any corporation, partnership or other business organization or any division thereof, or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration which are not, in the aggregate, in excess of $50 million;

     (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for (A) indebtedness incurred in the ordinary course of business and consistent with past practice and other indebtedness with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $100 million or (B) any indebtedness solely involving Parent and/or direct or indirect wholly-owned Parent Subsidiaries; or

     (j) agree or commit to do any of the foregoing.

     SECTION 5.03 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01 Registration Statement; Proxy Statements. (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a Company proxy statement (together with any amendments thereof or supplements thereto, the "Company Proxy Statement") relating to the meetings of the Company's stockholders (the "Company Stockholders' Meeting") to be held to consider approval of this Agreement and the transactions contemplated hereby. Parent shall promptly furnish all information concerning itself as the Company may reasonably request in connection with such actions and the preparation of the Registration Statement and the Company Proxy Statement. As promptly as practicable after the applicable requirements of the SEC have been satisfied, the Company shall mail the Company Proxy Statement to its stockholders. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement prior to its being filed with the SEC.

     (b) As promptly as practicable after the execution of this Agreement, Parent and the Company will use reasonable best efforts to obtain a no-action letter from the SEC to permit registration of the Parent OBSAs on a registration statement on Form F-4 without compliance with the Trust Indenture Act of 1939 (the "Trust Indenture Act"). If such no-action letter is granted, Parent shall prepare and file with the SEC a registration statement on Form F-4 for the registration under the Securities Act of the Parent Ordinary Shares, Parent OBSAs and Parent ORAs to be issued pursuant to the Merger. If such no-action letter is not granted, then at the option of the Company either (i) if permitted under applicable Law, the offer and sale of Parent Ordinary Shares, Parent OBSAs and Parent ORAs will not be registered under the Securities Act, but shall be made in a private placement in reliance upon the exemption from registration provided by Regulation D promulgated thereunder or (ii) Parent shall prepare and file a registration statement on Form F-4 for the registration under the Securities Act of Parent Ordinary Shares, Parent OBSAs and Parent ORAs, and the form and terms of the Parent OBSAs shall be modified as necessary to comply with the Trust Indenture Act.

     (c) In the event a registration statement on Form F-4 (together with all amendments thereto, the "Registration Statement") is filed, (i) each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, (ii) prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable U.S. federal or state and non-U.S. securities laws in connection with the issuance of Parent Ordinary Shares, Parent ORAs and Parent OBSAs pursuant to the Merger and (iii) the Company shall furnish all information concerning itself as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement.

     (d) In the event of a private placement, (i) Parent shall take all or any action required under any applicable U.S. federal or state and non-U.S. securities laws to permit the issuance of Parent Ordinary Shares, Parent ORAs and Parent OBSAs pursuant to the Merger in accordance with such laws without registration under the Securities Act and (ii) if at any time after the Closing any former holder of Shares (other than any such holder who is an affiliate of Parent at such time) proposes to resell, in a manner consistent with the terms of Exhibit B, Parent Ordinary Shares, Parent ORAs or the warrant portion of the Parent OBSAs outside the United States but, in the opinion of counsel to such holder, cannot do so in reliance on Regulation S or any other exemption from registration under the Securities Act, Parent shall register such securities pursuant to the Securities Act to permit such person to resell such securities.

     (e) As promptly as practicable after the execution of this Agreement, (i) Parent shall prepare, file, publish, make available and/or mail to Parent Shareholders, as applicable, the resolutions related to the Parent Proposals, the rapport du directoire et du conseil de surveillance a l'assemblee, the rapports des commissaires and the note d'operation (together with any amendments thereof or supplements thereto, the "Parent Proxy Statement" and, together with the Company Proxy Statement, the "Proxy Statements") relating to the meeting of Parent's shareholders (the "Parent Shareholders' Meeting" and, together with the Company Stockholders' Meeting, the "Shareholders' Meetings") to be held to consider approval of the Parent Proposals (as defined in Section 6.02); and (ii) Parent shall prepare and file with the COB all filings required by COB regulations (the "Other Parent Filings") in connection with the Parent Shareholders' Meeting to be held to consider approval of the Parent Proposals. The Company shall promptly furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Parent Proxy Statement and the Other Parent Filings. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, the Parent Proxy Statement and the Other Parent Filings prior to them being filed with the applicable agency.

     (f) The Company Proxy Statement shall include the recommendation of the Board of Directors of the Company to the shareholders of the Company in favor of approval of this Agreement; provided, however, that the Board of Directors of the Company may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that the Board of Directors of the Company determines in good faith after consultation with independent legal counsel that the failure to so withdraw, modify or change its recommendation would cause the Board of Directors of the Company to breach its fiduciary duties to the Company's shareholders under applicable Law.

     (g) The Parent Proxy Statement shall include the recommendation of the Supervisory Board and the Management Board of Parent to the shareholders of Parent in favor of the Parent Proposals; provided, however, that the Supervisory Board or the Management Board of Parent may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that the Supervisory Board or the Management Board of Parent determines in good faith after consultation with independent legal counsel that the failure to so withdraw, modify or change its recommendation would cause the Supervisory Board or the Management Board of Parent to breach its fiduciary duties to Parent's shareholders under applicable Law.

     (h) No amendment or supplement to the Company Proxy Statement or the Registration Statement will be made by the Company or Parent without the approval of the other party (such approval not to be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Parent Ordinary Shares, Parent ORAs or Parent OBSAs issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (i) The information supplied by Parent for inclusion in the Registration Statement and the Company Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Company Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Company Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (j) The information supplied by the Company for inclusion in the Registration Statement and the Company Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Company Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders' Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Parent Proxy Statement shall not, at (i) the time the Parent Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, and (ii) the time of the Parent Stockholders' Meeting, and the information supplied by the Company for inclusion in the Other Parent Filings at the time such Other Parent Filings are filed with the COB shall not, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statements or the Other Parent Filings, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     SECTION 6.02 Shareholders' Meetings. The Company shall call and hold the Company Stockholders' Meeting as promptly as practicable for the purpose of voting upon, and shall use its reasonable best efforts to solicit from its stockholders proxies in favor of, the approval of this Agreement and the transactions contemplated by this Agreement. Parent shall call and hold the Parent Shareholders' Meeting, as promptly as practicable for the purpose of voting upon, and shall use its reasonable best efforts to solicit from its stockholders proxies in favor of, (i) the approval of this Agreement and the transactions contemplated by this Agreement, (ii) the approval of the issuance of Parent Ordinary Shares (or of obligations remboursables en actions immediately redeemable into Parent Ordinary Shares), Parent ORAs and Parent OBSAs pursuant to or in connection with the Merger, (iii) the increase of the number of members of the Supervisory Board of Parent by two, who shall be designees of Dentsu and (iv) the approval of the modification of the Parent statuts to provide that the respective holders of the usufruct and nue propriete interests in the Parent Ordinary Shares are free to allocate the voting rights between themselves and shall notify Parent of the same (collectively, the "Parent Proposals"). Parent and the Company shall take all other action necessary or advisable to secure the vote or consent of shareholders required by French law or the DGCL, as applicable, to obtain such approvals, except to the extent that the Board of Directors of the Company or the Management Board or the Supervisory Board of Parent, as the case may be, determines in good faith after consultation with independent legal counsel that doing so would cause the Board of Directors of the Company, or the Management Board or the Supervisory Board of Parent, as the case may be, to breach its fiduciary duties to such party's shareholders under applicable Law. The Company shall call and hold the Company Stockholders' Meeting for the purpose of considering approval of this Agreement and the transactions contemplated hereby regardless of whether the exception in the immediately preceding sentence applies or the proviso in Section 6.01(f) applies, and Parent shall call and hold the Parent Shareholders' Meeting for the purpose of considering approval of the matters set forth above regardless of whether the exception in the immediately preceding sentence applies or the proviso in Section 6.01(g) applies.

     SECTION 6.03 Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company or any of their respective subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, Parent and the Company shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request.

     (b) Subject to Section 6.04(d), Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreements, dated February 22, 2002 (the "Confidentiality Agreements") between the Company and Parent.

     SECTION 6.04 No Solicitation of Transactions. (a) Parent will not, directly or indirectly, and Parent will instruct its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by
it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or knowingly facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below) involving Parent, or engage in discussions or negotiate with any person or entity with respect to a Competing Transaction involving Parent, or authorize or permit any of the officers, directors or employees of Parent or any Parent Subsidiary, or any investment banker, financial advisor, attorney, accountant or other representative retained by Parent or any Parent Subsidiary, to take any such action; provided, however, that nothing contained in this Section 6.04 shall prohibit Parent from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited (from the date of this Agreement) proposal for a Competing Transaction involving Parent, if, and only to the extent that, (i) the Supervisory Board or the Management Board of Parent, after consultation with independent legal counsel, determines in good faith that such action is required for the Supervisory Board or the Management Board of Parent to comply with its fiduciary duties to its shareholders imposed by applicable Law and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person, (x) Parent obtains from such person an executed confidentiality agreement on terms no less favorable to Parent than those contained in the Confidentiality Agreement and (y) Parent notifies the Company immediately of inquiries, proposals or offers received, any information requested, or discussions or negotiations sought to be initiated or continued, indicating, in connection with such notice, the name of such person and the terms and conditions of any proposals or offers. Parent shall notify the Company promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto regarding a Competing Transaction involving Parent is made. Parent shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction involving Parent. Parent agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

     (b) The Company will not, directly or indirectly, and the Company will instruct its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or knowingly facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below) involving the Company, or engage in discussions or negotiate with any person or entity with respect to a Competing Transaction involving the Company, or authorize or permit any of the officers, directors or employees of the Company or any Company Subsidiary, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any Company Subsidiary, to take any such action; provided, however, that nothing contained in this Section 6.04 shall prohibit the Company from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited (from the date of this Agreement) proposal for a Competing Transaction involving the Company, if, and only to the extent that, (i) the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to its shareholders imposed by applicable Law and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person, (x) the Company obtains from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement and (y) the Company notifies Parent immediately of inquiries, proposals or offers received, any information requested, or discussions or negotiations sought to be initiated or continued, indicating, in connection with such notice, the name of such person and the terms and conditions of any proposals or offers. The Company shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction involving the Company is made. The Company shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction involving the Company. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, other than such releases or waivers of obligations of Dentsu to the Company which the Company deems reasonably necessary to consummate the Merger and the transactions contemplated by this Agreement. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 or 14e-2 under the Exchange Act with respect to any Competing Transaction.

     (c) A "Competing Transaction" means any of the following involving Parent or the Company, as the case may be (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of such party and its subsidiaries, taken as a whole, (iii) the acquisition of capital stock of such party by a person as a result of which such person would become the beneficial owner of 25% or more of the shares of capital stock of such party; or (iv) a tender offer or exchange offer by a person as a result of which such person would become the beneficial owner of 25% or more of the outstanding voting securities of such party. For purposes of this Section 6.04, the term "beneficial owner" shall have the meaning ascribed to it in Rule 13d-3 promulgated under the Exchange Act.

     (d) This Section 6.04 supersedes Section 10 of each of the Confidentiality Agreements, which Section 10 shall have no further force or effect as of the date hereof.

     SECTION 6.05 Directors' and Officers' Indemnification and Insurance. (a) The By-Laws of the Surviving Corporation shall contain provisions regarding directors' and officers' indemnification and insurance reasonably satisfactory to the Company which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the Company.

     (b) Prior to the Effective Time, the Company shall, to the fullest extent permitted under applicable Law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director or officer of the Company and each Company Subsidiary and each such person who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, to the fullest extent permitted under applicable Law (i) the Company or Parent and the Surviving Corporation, as the case may be, shall pay the fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to the Company or to Parent and the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) the Company and Parent and the Surviving Corporation shall cooperate in the defense of any such matter, provided, however, that none of the Company, Parent or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

     (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent may substitute therefor policies reasonably satisfactory to the Indemnified Parties of at least the same coverage containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.05(c) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $440,000 per year in the aggregate), and if the annual premium for such insurance at any time during such period shall exceed 250% of such rate, Parent shall provide such coverage as shall then be available at an annual premium equal to 250% of such rate.

     (d) This Section 6.05 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns. In the event Parent, the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent, the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.05. The rights of each of the Indemnified Parties under this
Section 6.05 shall be in addition to any rights such person may have under the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries.

     SECTION 6.06 Obligations of Merger Sub and Parent LLC. Parent shall take all action necessary to cause Merger Sub and Parent LLC to perform their obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

     SECTION 6.07 Company Affiliates. No later than 30 days after the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act) of the Company. The Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, an affiliate letter in the form customarily obtained from such affiliates for purposes of Rule 145, executed by each of the affiliates of the Company identified in the foregoing list and any person who shall, to the knowledge of the Company, have become an affiliate of the Company subsequent to the delivery of such list.

     SECTION 6.08 Further Action; Consents; Filings. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations, rulings or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement (in the case of any such application for a ruling from the Internal Revenue Service, such application shall be made jointly by Parent and the Company) and (iii) make all necessary filings, and thereafter make any other submissions requested by any Governmental Entities in connection with such filings, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under
(A) the Exchange Act and the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable Law; provided, however, that Parent shall not be obligated to agree to material restrictions on the conduct of its business following the Effective Time or to divest any of its material assets or material assets of any of its affiliates, or the Company or any of its affiliates. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. The parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

     (b) Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Parent and the Company shall file as promptly as practicable following the execution of this Agreement, a notification with the EC under Regulation 4064/89 and any notifications or other filings required in other non-U.S. jurisdictions under antitrust or merger control Laws, rules or regulations. Parent and the Company shall respond as promptly as practicable to all inquiries and requests received from the FTC and the EC. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding.

     SECTION 6.09 Plan of Reorganization; Tax Treatment. (a) This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of
Section 368(a) of the Code. Each party hereto shall use its reasonable best efforts to cause the delivery of the opinions referred to in Sections 7.02(c) and 7.03(c) and the delivery of representations substantially in the forms set forth in Exhibits E and F hereto.

     (b) The parties agree to report the Parent ORAs as stock for U.S. federal income tax purposes unless otherwise required by a "determination" within the meaning of Section 1313(a) of the Code or by law, provided that the holders thereof report the Parent ORAs as stock for such purposes.

     (c) For United States federal income tax purposes, the parties agree to report the Parent OBSAs as two separate instruments with the debt component treated as indebtedness and the warrant component treated as a zero principal amount security, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code or by law, provided that the holders thereof so treat the Parent OBSAs for United States federal income tax purposes.

     SECTION 6.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the NYSE or Euronext, Parent and the Company shall each use their reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

     SECTION 6.11 Euronext Listing. (a) Parent shall prepare and submit to Euronext a listing application covering the Parent Ordinary Shares, Parent ORAs and Parent warrants to be issued pursuant to the Merger and shall use its reasonable best efforts to obtain admission to trading of such Parent Ordinary Shares, Parent ORAs and Parent warrants at Euronext within five business days from the Closing Date, including without limitation the payment of costs, fees and commissions required to obtain and maintain such admission to trading.

     (b) Parent shall prepare and submit to Euronext a listing application covering the Parent Ordinary Shares issuable upon redemption of the Parent ORAs and shall use its reasonable best efforts to obtain admission to trading of such Parent Ordinary Shares at Euronext at the time such shares are issued upon redemption of the Parent ORAs.

     (c) Parent shall prepare and submit to Euronext a listing application covering the Parent Ordinary Shares issuable upon exercise of the Parent warrants to be issued pursuant to the Merger, and shall use its reasonable best efforts to obtain admission to trading of such Parent Ordinary Shares at Euronext at the time such Parent warrants become exercisable.

     SECTION 6.12 Parent Governance. Parent shall take all necessary action to cause the number of members of the Supervisory Board to be increased by two as of the Effective Time, and to cause two designees of Dentsu to be appointed to the Supervisory Board. Parent shall take all necessary action to cause as of the Effective Time the number of members of Parent's Management Board to be increased to five and Roger A. Haupt to be appointed to the Management Board and as the President and Chief Operating Officer of Parent.

     SECTION 6.13 Nominee Agreement. The Company and Parent shall use its reasonable best efforts to execute and deliver a nominee agreement on terms satisfactory to Parent and the Company.

     SECTION 6.14 Issuance of Securities to Parent LLC. At or immediately prior to the Effective Time, Parent shall issue to Parent LLC the Parent Ordinary Shares, the Parent ORAs and the Parent OBSAs, in each case to which the holders of Company Common Stock shall become entitled pursuant to the Merger.

     SECTION 6.15 Employee Benefits Matters. (a) From and after the Effective Time until at least the first anniversary of the Effective Time, Parent shall or shall cause the Surviving Corporation to either maintain the Company's compensation levels and Company Benefit Plans (other than equity or equity-based compensation or benefits) or provide compensation and employee benefits under employee benefit plans to the employees and former employees of the Company and the Company Subsidiaries that are in the aggregate no less favorable than those provided to such persons pursuant to the Company Benefit Plans as in effect immediately prior to the Effective Time (other than equity or equity-based compensation or benefits). Parent and the Surviving Corporation shall recognize (or cause to be recognized) service with the Company and the Company Subsidiaries and any predecessor entities for purposes of vesting, eligibility and level of benefits (but not benefit accrual under (i) plans for which similarly situated employees of Parent and any Parent Subsidiary did not receive credit for prior service upon establishment of the plan and (ii) any defined benefit pension plans) under any plan or arrangement maintained by Parent, the Surviving Corporation or any Parent Subsidiary or affiliate of Parent; provided, however, that solely to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by Parent, the Surviving Corporation or a Parent Subsidiary may be reduced by amounts payable under similar Parent Benefit Plans with respect to the same periods of service.

     (b) The cost of the Company's Annual Incentive Plan (the "Incentive Plan") has been included in the Company's 2002 budget, which has been provided to Parent prior to the date hereof. From and after the Effective Time until December 31, 2002, Parent shall or shall cause the Surviving Corporation to maintain the Incentive Plan in accordance with its terms and conditions for all eligible employees who participate in the Incentive Plan immediately prior to the Effective Time and any newly hired employees who will be performing in positions in which competitive market data supports bonus participation. Such employees shall be paid the entire amount of his or her cash bonus no later than March 15, 2003.

     (c) Following the Effective Time, Parent and the Surviving Corporation shall use reasonable efforts to cooperate to adopt or maintain stock option plans compliant with applicable requirements of French law, for the benefit of selected Company employees who are key employees and who continue employment with Parent or one of its Subsidiaries. Prior to the Effective Time, Parent and the Company shall use reasonable best efforts to determine the number of Parent Ordinary Shares underlying options that will be granted under such plans for the benefit of such selected Company employees.

     (d) Parent and the Company hereby agree that the transactions contemplated by this Agreement shall not constitute a "Hostile Change in Control" under the Change in Control Agreements.

     (e) The Company shall use its reasonable best efforts to submit the Change in Control Agreements and Roger A. Haupt's employment agreement, as set forth in
Section 3.09(a) of the Company Disclosure Schedule, to the eligible Voting Trustees for shareholder approval in accordance with the shareholder approval requirements of Section 280G(b)(5)(B) of the Code. In addition, the Company shall use its reasonable best efforts to submit the Cash Payments, to the extent such payments constitute "excess parachute payments" (as defined in Section 280G(b)(1) of the Code), to the eligible Voting Trustees for shareholder approval in accordance with the shareholder approval requirements of Section 280G(b)(5)(B) of the Code.

     SECTION 6.16 Appointment of Custodian. From and after the Effective Time, Parent shall appoint and maintain at its expense a custodian to assist former stockholders of the Company with matters relating to the ownership of Parent Ordinary Shares, usufruct interests, Parent ORAs and warrants detached from Parent OBSAs received in the Merger. Such custodian shall provide services similar to those provided by a depositary of American Depositary Receipts, including with respect to distribution of voting materials, currency conversion of dividends and receipt of avoir fiscal. It is agreed and understood that the custodian shall not have legal, beneficial, equitable or other ownership of the Parent Ordinary Shares, usufruct interests, Parent ORAs and warrants detached from Parent OBSAs. In the event that any former stockholder of the Company cannot, under applicable United States laws, exercise preemptive rights (droits preferentiels de souscription) which may be associated with Parent Ordinary Shares after the Effective Time, Parent will make arrangements to sell such preemptive rights for the benefit of such former stockholder and pay the cash proceeds therefrom to such person.

     SECTION 6.17 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     SECTION 6.18 Adjustments. If, after the date hereof and prior to the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Parent and the Company determine in their reasonable judgment that consummation of the Merger on the terms contemplated by this Agreement would not permit delivery of the opinions contemplated by Sections 7.02(c) or 7.03(c), Parent and the Company agree to negotiate in good faith adjustments to this Agreement to address such matters in a manner that would substantially preserve the economic benefits of this transaction for Parent and the shareholders of the Company.

     SECTION 6.19 Reporting Requirements. From and after the Closing, Parent shall use reasonable best efforts to cause the Surviving Corporation to satisfy the reporting requirements set forth in Treas. Reg. sec.1.367(a)-3(c)(6).

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

          (a) either (i) if filed, the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC, or (ii) the offer and sale of the Merger Consideration under this Agreement shall have been validly made pursuant to an exemption from Section 5 of the Securities Act;

          (b) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with the DGCL and the Voting Trust Agreement;

          (c) the Parent Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Parent in accordance with applicable French Laws and regulations, COB rules and regulations and Parent's statuts;

          (d) no Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an "Order") which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

          (e) all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Entities, except for such consents, approvals and authorizations the failure of which to obtain could not have or could not reasonably be expected to have a Parent Material Adverse Effect (assuming for purposes of this paragraph (e) that the Merger shall have been effected);

          (f) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and, if applicable, confirmation shall have been received, by way of a decision from the Commission of the European Union under Regulation 4064/89 (with or without the initiation of proceedings under Article 6(1)(c) thereof), that the Merger is compatible with the common market (it being understood for the avoidance of doubt that this condition does not depend on receipt of any required approval for agreements or arrangements between Parent and Dentsu);

          (g) the respective parties thereto shall have executed and delivered the Nominee Agreement; and

          (h) the Bcom3 Merger shall have been completed on substantially the terms set forth in the Bcom3 Merger Agreement.

     SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a) the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct (without giving effect to any qualification as to "materiality" or "Company Material Adverse Effect" set forth therein) would not have or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to such effect;

          (b) the Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to so comply would not have or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect;

          (c) Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Parent, dated as of the Closing Date, based upon facts, representations and assumptions set forth in or referred to in such opinion, to the effect that for U.S. federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may require and shall be entitled to rely upon representations, rulings and opinions of Parent, the Company or others, including representations substantially in the form of Exhibits E and F, respectively;

          (d) The holders of not more than 5% of the outstanding Company Common Stock shall have demanded appraisal of their Shares in accordance with the DGCL; and

          (e) Parent and the Company shall have received the opinion of Kirkland & Ellis, counsel to the Company, dated as of the date hereof and as of the Closing Date, reasonably satisfactory in form and substance to Parent and the Company, to the effect that, for United States federal income tax purposes: (i) the limitations on each transferee's ownership rights set forth in the 2000 Stock Purchase Agreements between the Company and the holders of Class A Common Stock (the "2000 Stock Purchase Agreements") constitute "nonlapse restrictions" within the meaning of Treasury Regulation Section 1.83-3(h), (ii) each person who has entered into a 2000 Stock Purchase Agreement with the Company owns the Class A Common Stock covered by such person's 2000 Stock Purchase Agreement (and owned such stock as of the date of this Agreement), and (iii) such stock was "transferred" to such person prior to the date of this Agreement and such stock is "substantially vested" and not subject to a "substantial risk of forfeiture" in the hands of such person (and became so prior to the date of this Agreement), in each case, within the meaning of Code Section 83 and the Treasury Regulations thereunder.

     SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except where failure to be so true and correct (without giving effect to any qualification as to "materiality" or

     "Parent Material Adverse Effect" set forth therein) would not have or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to such effect;

          (b) Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to so comply would not have or could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect; and

          (c) the Company shall have received the opinion of Kirkland & Ellis, special tax counsel to the Company, dated as of the Closing Date, based upon facts, representations and assumptions set forth in or referred to in such opinion, to the effect that for U.S. federal income tax purposes, (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) each transfer of property to Parent by a stockholder of the Company pursuant to the Merger will not be subject to
     Section 367(a)(1) of the Code. In rendering such opinion, Kirkland & Ellis may require and shall be entitled to rely upon representations, rulings and opinions of Parent, the Company or others including representations substantially in the form of Exhibits E and F, respectively. The opinion set forth in clause (ii) above may assume that any stockholder who is a "five-percent transferee shareholder" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) will file the agreement described in Treasury Regulation Section 1.367(a)-3(c)(1)(iii)(B).

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

          (a)  by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if the Effective Time shall not have occurred on or before September 30, 2002 (the "Outside Date"); provided, however, that if (x) the Effective Time has not occurred by such date by reason of non-satisfaction of any of the conditions set forth in Sections 7.01(d), 7.01(e) or 7.01(f) and (y) all other conditions in
     Article VII have theretofore been satisfied or (to the extent legally permissible) waived or are then capable of being satisfied, the Outside Date shall be December 7, 2002; and provided further, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the applicable Outside Date;

          (c) there shall be any Order which is final and nonappealable preventing the consummation of the Merger;

          (d) by the Company if (i) the Supervisory Board or the Management Board of Parent withdraws, modifies or changes its recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to the Company or shall have resolved to do so; (ii) the Supervisory Board or the Management Board of Parent shall have recommended to the shareholders of Parent a Competing Transaction or shall have resolved to do so; or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Parent is commenced, and the Management Board or the Supervisory Board of Parent fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

          (e) by Parent if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to Parent or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company a Competing Transaction or shall have resolved to do so or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

          (f) by either Parent or the Company if this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders' Meeting;

          (g) by either Parent or the Company if the resolutions set forth in the Parent Proxy Statement related to the approval of the Parent Proposals shall fail to receive the requisite vote at the Parent Shareholders' Meeting;

          (h) by Parent upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied ("Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its best efforts and for so long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(h); or

          (i) by the Company upon a breach of any material representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied ("Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub through the exercise of their respective best efforts and for so long as Parent and Merger Sub continue to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(i).

     SECTION 8.02 Effect of Termination. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Sections 8.05(b) and (c), provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto prior to the Effective Time; provided, however, that, after the approval of this Agreement by the shareholders of the Company, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     SECTION 8.05 Expenses. (a) Except as set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the Merger or any other transaction is consummated, except that the Company and Parent each shall pay one-half of all Expenses relating to printing, filing and mailing the Registration Statement (if required) and the Proxy Statements and all SEC, COB and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statements. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement (if required) and the Proxy Statements, the solicitation of shareholder approvals, the filing of any required notices under the HSR Act, European Regulation 4064/89 or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

     (b) The Company agrees that, if: (A) Parent shall terminate this Agreement pursuant to Section 8.01(e); (B)(i) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(f) due to the failure of the Company's shareholders to approve this Agreement, and (ii) prior to the time of such failure to so approve this Agreement there shall have been made a proposal for a Competing Transaction with respect to the Company, and (iii) within twelve (12) months following the termination of this Agreement the Company executes a definitive agreement providing for, or consummates, a Competing Transaction; or
(C)(i) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b) because the Effective Time has not occurred on or before the applicable Outside Date, (ii) on or before the applicable Outside Date there shall have been made a proposal for a Competing Transaction with respect to the Company, and (iii) within twelve (12) months following the termination of this Agreement the Company executes a definitive agreement providing for, or consummates, a Competing Transaction, then the Company shall pay to Parent an amount equal to $90 million.

     (c) Parent agrees that, if: (A) the Company shall terminate this Agreement pursuant to Section 8.01(d); (B)(i) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(g) due to the failure of Parent's shareholders to approve the Parent Proposals, (ii) prior to the time of such failure to so approve the Parent Proposals, there shall have been made a proposal for a Competing Transaction with respect to Parent, and (iii) within twelve (12) months following the termination of this Agreement, Parent executes a definitive agreement providing for, or consummates, a Competing Transaction; or (C)(i) Parent or the Company shall terminate this Agreement pursuant to
Section 8.01(b) because the Effective Time has not occurred on or before the applicable Outside Date, (ii) on or before the applicable Outside Date there shall have been made a proposal for a Competing Transaction with respect to Parent, and (iii) within twelve (12) months following the termination of this Agreement Parent executes a definitive agreement providing for, or consummates, a Competing Transaction, then Parent shall pay to the Company an amount equal to $90 million.

     (d) Parent agrees that the payment set forth in Section 8.05(b) shall be the sole and exclusive remedy of Parent upon a termination of this Agreement pursuant to Sections 8.01(b), (e) and (f), and such remedy shall be limited to the sum stipulated in Section 8.05(b), regardless of the circumstances giving rise to such termination; provided, however, that nothing herein shall relieve the Company from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     (e) The Company agrees that the payment provided for in Section 8.05(c) shall be the sole and exclusive remedy of the Company upon a termination of this Agreement pursuant to Sections 8.01(b), (d) and (g), and such remedy shall be limited to the sum stipulated in Section 8.05(c), regardless of the circumstances giving rise to such termination; provided, however, that nothing herein shall relieve Parent from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     (f) Except as otherwise required by Section 8.01, any payment required to be made pursuant to Section 8.05(b) or 8.05(c) shall be made to the receiving party not later than two business days after delivery to the paying party of notice of demand for payment, and shall be made by wire transfer of immediately available funds to an account designated by the notice of demand for payment delivered pursuant to this Section 8.05(f). In the case of a payment pursuant to
Section 8.05(b)(A) or 8.05(c)(A), such notice of demand may be delivered on or after termination of this Agreement. In the case of a payment pursuant to Sections 8.05(b)(B), 8.05(b)(C), 8.05(c)(B) or 8.05(c)(C) hereof, such notice of demand may be delivered on or after the earlier of execution of the definitive agreement providing for, or the consummation of, the Competing Transaction.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.01(d), 6.03(b), 6.05, 6.06, 6.09(b), 6.09(c), 6.11, 6.12,
6.15, 6.16, 6.17 and 6.19 and this Article IX shall survive the Effective Time and those set forth in Sections 6.03(b), 8.02 and 8.05 and this Article IX shall survive termination.

     SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

     if to Parent or Merger Sub or Parent LLC:

     Publicis Groupe S.A.
     Avenue des Champs Elysees
     75008 Paris, France
     Facsimile No.: 011-331-44-43-75-50
     Attention: M. Maurice Levy
                M. Jean-Paul Morin

     with a copy to:

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, NY 10019
     Facsimile No.: (212) 403-2000
     Attention: Martin Lipton
                Elliott V. Stein

     if to the Company:

     Bcom3 Group, Inc.
     35 West Wacker Drive
     Chicago, IL 60601
     Facsimile No.: (312) 220-6545
     Attention: Roger A. Haupt
                Christian E. Kimball
     with a copy to:

     Davis Polk & Wardwell
     450 Lexington Avenue
     New York, New York 10017
     Facsimile No.: (212) 450-4800
     Attention: Joseph Rinaldi

     SECTION 9.03 Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

          (b) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York;

          (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (d) "knowledge" means, with respect to any matter in question, that the named executive officers of the Company, as identified in its registration statement on Form 10 filed with the SEC on April 30, 2001, or Parent, as identified in its annual report on Form 20-F, as the case may be, have actual knowledge of such matter;

          (e) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

          (f) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.05 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article II, Section 6.01(d), Section 6.05 and Section 6.16 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof. Subject to Section 6.05, Parent shall reimburse all expenses, including reasonable attorneys' fees, that are incurred by any person who prevails in any litigation or other proceeding required to enforce the obligations of the Surviving Corporation and Parent under the Third Party Provisions.

     SECTION 9.06 Incorporation of Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     SECTION 9.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 9.08 Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the courts of the State of Delaware or the United States District Court for the State of Delaware. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the courts of the State of Delaware and the United States District Court for the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action in relation to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than the courts of the State of Delaware and the United States District Court for the State of Delaware. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 shall be deemed effective service of process on such party.

     SECTION 9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement or the transactions contemplated hereby.

     SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 9.12 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     IN WITNESS WHEREOF, Parent, Merger Sub, Parent LLC and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          PUBLICIS GROUPE S.A.

                                          By: /s/ MAURICE LEVY
                                            ------------------------------------
                                            Name: Maurice Levy
                                            Title: President du Directoire

                                          PHILADELPHIA MERGER CORP.

                                          By: /s/ JEAN-PAUL MORIN
                                            ------------------------------------
                                            Name: Jean-Paul Morin
                                            Title: Treasurer and Secretary

                                          PHILADELPHIA MERGER LLC

                                          By: /s/ JEAN-PAUL MORIN
                                            ------------------------------------
                                            Name: Jean-Paul Morin
                                            Title:  Treasurer and Secretary

                                          BCOM3 GROUP, INC.

                                          By: /s/ ROGER A. HAUPT
                                            ------------------------------------
                                            Name: Roger A. Haupt
                                            Title:  Chairman and CEO

                                                                         ANNEX B

                 TRANSFER RESTRICTIONS IN LETTER OF TRANSMITTAL

     Each letter of transmittal will set forth the agreement of the holder of Class A Common Stock executing such letter to be bound by the restrictions on transfer set forth below as a "Stockholder" thereunder and will be countersigned by Publicis.

     SECTION 1. Certain Defined Terms. The following terms as used herein shall have the following meanings:

     "Class A Common Stock" means the Class A common stock, par value $0.01 per share, of the Company.

     "Class A Consideration" means the consideration that Stockholders are entitled to receive under Section 2.01(a)(i) of the Merger Agreement in exchange for shares of Class A Common Stock.

     "Closing Date" means that date upon which the closing of the Merger occurs under the Merger Agreement.

     "Effective Time" means the effective time of the Merger under the Merger Agreement.

     "Merger" means the merger of the Company into Philadelphia Merger Corp. as provided for in the Merger Agreement.

     "Merger Agreement" means the Agreement and Plan of Merger dated as of March 7, 2002, as amended, among Publicis Groupe S.A. ("Parent"), Philadelphia Merger Corp., Philadelphia Merger LLC, and Bcom3 Group, Inc. (the "Company").

     "Parent Securities" means (i) ordinary shares of Parent having a nominal value of E0.40 per share ("Parent Ordinary Shares"), (ii) usufruct (usufruit) interests ("Usufructs") in Parent Ordinary Shares, (iii) obligations remboursables en actions having a nominal value of E549.00 each ("Parent ORAs") and (iv) warrants to purchase Parent Ordinary Shares ("Warrants"), in each case to be received by the Stockholders as Class A Consideration.

     "Stockholder" means each holder of Class A Common Stock immediately prior to the Effective Time.

     "Transfer Agent" means Euro Emetteurs Finance, or its successor, serving as transfer agent for the Parent Securities.

     SECTION 2. Transfer Restrictions. (a) General. For purposes of this Letter of Transmittal (this "Agreement"), "Transfer" means any transfer of Parent Securities, or of any interest in any Parent Securities, whether voluntarily or involuntarily made, (i) by way of sale, gift or other disposition, (ii) by way of pledge or hypothecation or the creation of a security interest, (iii) by way of attachment, levy or lien, (iv) in connection with insolvency, (v) in connection with a divorce, decree of separate maintenance or any other arrangement for the adjustment of marital rights, (vi) into, or out of, joint tenancy, tenancy in common, or tenancy by virtue of community property or similar rights, (vii) to any trustee, receiver, administrator, executor, custodian, or guardian of an estate or property or
(viii) into any trust, or in any form the effect of which, expressly or constructively, would create a trust or a separation of the ownership of the Parent Securities into legal interests and beneficial interests. The restrictions on Transfer set forth in this Section 2 are hereinafter referred to as the "Transfer Restrictions."

     (b) Parent Ordinary Shares and Usufructs. No Stockholder may Transfer any Parent Ordinary Shares or Usufructs received by such Stockholder as Class A Consideration; provided that such Transfer Restriction shall cease to apply:

          (i) on the date that is six months after the Closing Date, to 25% of the aggregate number of Parent Ordinary Shares to be received by the Stockholders in the aggregate as Class A Consideration;

          (ii) on the date that is twelve months after the Closing Date, to an additional 25% of the aggregate number of Parent Ordinary Shares to be received by the Stockholders in the aggregate as Class A Consideration;

          (iii) on the date that is eighteen months after the Closing Date, to an additional 25% of the aggregate number of Parent Ordinary Shares to be received by the Stockholders in the aggregate as Class A Consideration; and

          (iv) on the date that is twenty-four months after the Closing Date, to the remaining 25% of the aggregate number of Parent Ordinary Shares to be received by the Stockholders in the aggregate as Class A Consideration;

provided further that, for purposes of clauses (i) through (iv) above, the Parent Ordinary Shares to be received as Class A Consideration shall include the Parent Ordinary Shares which will result from the reversion of bare legal title to the holders of the Usufructs at the end of the term of the usufruct arrangement set forth in Section 2.03(b) of the Merger Agreement, which shares shall be allocated entirely to the last 25% block referenced in clause (iv) above; and provided further, for the avoidance of doubt, that no Stockholder may Transfer any corresponding Usufructs during the term of such usufruct arrangement.

     (c) Parent ORAs. No Stockholder may Transfer any Parent ORAs received by such Stockholder as Class A Consideration; provided that such Transfer Restriction shall cease to apply:

          (i) on the date that is thirty months after the Closing Date, to 25% of the aggregate number of Parent ORAs to be received by the Stockholders in the aggregate as Class A Consideration;

          (ii) on the date that is thirty-six months after the Closing Date, to an additional 25% of the aggregate number of Parent ORAs to be received by the Stockholders in the aggregate as Class A Consideration;

          (iii) on the date that is forty-two months after the Closing Date, to an additional 25% of the aggregate number of Parent ORAs to be received by the Stockholders in the aggregate as Class A Consideration; and

          (iv) on the date that is forty-eight months after the Closing Date, to the remaining 25% of the aggregate number of Parent ORAs to be received by the Stockholders in the aggregate as Class A Consideration.

     (d) Warrants. No Stockholder may Transfer any Warrants received by such Stockholder as Class A Consideration; provided that such Transfer Restriction shall cease to apply:

          (i) on the date that is thirty months after the Closing Date, to 25% of the aggregate number of Warrants to be received by the Stockholders in the aggregate as Class A Consideration;

          (ii) on the date that is thirty-six months after the Closing Date, to an additional 25% of the aggregate number of Warrants to be received by the Stockholders in the aggregate as Class A Consideration;

          (iii) on the date that is forty-two months after the Closing Date, to an additional 25% of the aggregate number of Warrants to be received by the Stockholders in the aggregate as Class A Consideration; and

          (iv) on the date that is forty-eight months after the Closing Date, to the remaining 25% of the aggregate number of Warrants to be received by the Stockholders in the aggregate as Class A Consideration.

     (e) Accelerated Expiration. The percentage of any type of Parent Securities with respect to which the Transfer Restrictions shall expire at any date as provided for in paragraphs (b) through (d) may be increased at the sole option of Parent prior to the expiration of the relevant six-month period, in which event the percentage of such type of Parent Securities with respect to which the Transfer Restrictions shall expire at the conclusion of the immediately subsequent six-month period (and, if necessary, in any subsequent six-month periods) shall be reduced by a corresponding amount. (For example, if Parent chooses to permit the Transfer Restrictions to expire with respect to 30% of the Parent Ordinary Shares during one such six-month period, the Transfer Restrictions shall expire with respect to only 20% of the Parent Ordinary Shares in the following period.)

     (f) Allocation Among Stockholders. The expiration of Transfer Restrictions provided for in paragraphs (b) through (e) shall inure to the benefit of all Stockholders on a pro rata basis according to the number of each class of Parent Securities to be received by each Stockholder immediately following the Effective Time; provided that if at any given time any Stockholder is otherwise not permitted to Transfer any of its Parent Securities at such time (in spite of such expiration of the Transfer Restrictions on such Parent Securities) as a result of separate contractual obligations to Parent that specifically waive the right to be included in such pro rata determination hereunder, then such Parent Securities of such Stockholder shall not be included in such pro rata determination. Such pro rata expiration of Transfer Restrictions shall apply to each Stockholder as set forth in the previous sentence, whether or not such Stockholder determines to Transfer such Parent Securities upon such expiration.

     (g) Certain Events. The number of Parent Securities with respect to which the Transfer Restrictions will cease to apply pursuant to paragraphs (b) through
(e) shall be appropriately adjusted in the event that after the Effective Time Parent (i) subdivides its outstanding Parent Securities into a larger number of Parent Securities or (ii) combines its outstanding Parent Securities into a smaller number of Parent Securities.

     (h) Permitted Transfers. (i) Notwithstanding the foregoing, no Transfer Restrictions shall apply to, and each Stockholder may in its sole discretion make, any Transfer of any Parent Securities comprising the Class A Consideration
(A) by way of gift or other transfer for estate planning purposes, (B) by way of gift to any charitable organization, (C) to any other Stockholder for value or by gift, (D) to a bank or other financial institution as collateral, by pledge or otherwise or (E) to any transferee in an involuntary Transfer that occurs by operation of law or is required by law; provided that the transferee in any such Transfer agrees in writing (x) to be bound by the terms and conditions relating to Transfers of Parent Securities set forth in this Agreement, (y) to hold the Parent Securities received in such Transfer in pure registered form (nominatif pur) with the Transfer Agent for so long as such Parent Securities are subject to the Transfer Restrictions and (z) not to enter into hedging transactions with respect to any Parent Ordinary Shares or Usufructs in connection with or related to such Transfer.

          (ii) Notwithstanding the foregoing, no Transfer Restrictions shall apply to, and each Stockholder may in its discretion make, a Transfer of Parent Securities comprising the Class A Consideration (A) that is a tender or sale into a public tender offer (offre publique d'achat ou d'echange) for such Parent Securities or (B) as part of the sale of Parent, whether by merger, consolidation or otherwise.

          (iii) Any instruction by a Stockholder to the Transfer Agent to effect a Transfer pursuant to the foregoing provisions of this Section 2(h) shall
     (A) set forth the name of the transferee in such Transfer, (B) identify the specific provision of this Section 2(h) that permits such Transfer and (C) only in the case of any Transfer pursuant to Section 2(h)(i), be accompanied by a copy of the written agreement of the transferee contemplated by such Section 2(h)(i). At the time such instruction is sent to the Transfer Agent, the Stockholder effecting such Transfer shall also send a copy of such instruction and, if applicable, such written agreement, to Parent.

     (i) No Application to Other Parent Securities. For the avoidance of doubt, neither the Transfer Restrictions in this Section 2 nor the provisions of
Section 3 shall apply to Parent Ordinary Shares that are issued upon the redemption of Parent ORAs, Parent Ordinary Shares that are issued upon the exercise of Warrants, or any Parent Securities not comprising the Class A Consideration.

     (j) Holding in Pure Registered Form. Each Stockholder agrees to hold such Stockholder's Parent Securities comprising the Class A Consideration in pure registered form (nominatif pur) with the Transfer Agent for so long as such Parent Securities are subject to the Transfer Restrictions.

     SECTION 3. Orderly Marketing Procedures for Public Sales. (a) General. Until the applicable expiration date set forth in Section 3(i), any and all sales by a Stockholder (whether directly or through an agent) of Parent Securities comprising the Class A Consideration on any securities exchange or public quotation system (a "Public Sale") after expiration of the applicable Transfer Restrictions set forth in Section 2 (other than sales pursuant to Section 2(h)) shall be executed in accordance with the procedures contained in this Section 3 (collectively, the "Orderly Marketing Procedures"). For the avoidance of doubt, this Section 3 shall not apply to any sale that is not a Public Sale by a Stockholder.

     (b) Monthly Polling. Commencing on the five-month anniversary of the Closing Date, and continuing on each monthly anniversary thereafter through the fifty-three month anniversary of the Closing Date (each such date, a "Poll Date"), Parent or a financial institution appointed by Parent and reasonably acceptable to the Stockholders Committee (the "Polling Agent") shall deliver to each Stockholder a written questionnaire (each, a "Poll") (i) specifying the number and type of Parent Securities held by such Stockholder with respect to which the Transfer Restrictions will have ceased to apply under Sections 2(b) through 2(e), but which will still be subject to the Orderly Marketing Procedures contained in this Section 3, in each case effective as of the upcoming monthly anniversary of the Closing Date following the Poll Date (the "Effective Date"), and (ii) requesting information as to the number and type of such Parent Securities that such Stockholder desires to sell for cash within the approximately 30-day period beginning on the Effective Date and ending on the next monthly anniversary of the Closing Date (the "Effective Period"), and the minimum price at which such Stockholder would be willing to consummate such sale within the Effective Period. (By way of example, the first Poll Date will occur on the five-month anniversary of the Closing Date, the related Effective Date will occur on the six-month anniversary of the Closing Date, and the related Effective Period will be the one-month period commencing on such Effective Date.) Any Stockholder so desiring to sell any such Parent Securities within the Effective Period shall deliver within 15 days after the Poll Date (each such 15th day after the Poll Date being referred to as a "Response Date") a written response (each, a "Stockholder Response") to the Polling Agent providing the information requested in the Poll. Subject to Section 3(h) and Section 3(i), any Stockholder that does not deliver a timely Stockholder Response shall not be eligible to make a Public Sale of such Parent Securities within the Effective Period (and will need to wait until the next monthly Poll). The Polling Agent shall provide a copy of all Stockholder Responses (or a summary thereof) to Parent.

     (c) Right of First Refusal or Right of First Offer for Parent ORAs and Warrants. With respect to any Stockholder Response delivered on or prior to the Response Date that indicates a desire to sell Parent ORAs or Warrants (each, an "Offered Security"), either (A) the provisions of Section 3(c)(i) shall apply, if there is an Active Public Market for such Offered Security on the Response Date or (B) the provisions of Section 3(c)(ii) shall apply, if there is no Active Public Market for such Offered Security on the Response Date. For purposes of this Agreement, an "Active Public Market" means, with respect to any Offered Security on any Response Date, that at least two million Euros worth in the aggregate of such Offered Security was traded on Euronext by parties unaffiliated with Parent in bona fide arms-length transactions during the five consecutive trading days immediately preceding the Response Date.

          (i) Right of First Refusal. (A) If there is an Active Public Market for the applicable Offered Security on the Response Date, the delivery of a Stockholder Response with respect to such Offered Security on or prior to the Response Date shall constitute an offer (an "Offer") by the Stockholder (in such capacity, a "Seller") delivering such Stockholder Response to sell such Offered Security, in an amount up to the maximum number indicated in such Stockholder Response, to Parent for cash at the Market Price (as defined below), subject to any minimum price at which such Seller indicated it would be willing to sell such Offered Securities in its Stockholder Response. Such Offer shall be irrevocable until the 20th day after the Poll Date. An Offer may be accepted, in whole or in part, by the delivery by Parent of an irrevocable notice of acceptance to such Seller on or prior to such 20th day (the date such notice is delivered, the "Acceptance Date"). If Parent fails to so notify the Seller by such 20th day, Parent shall be deemed to have declined the Offer.

          (B) If Parent accepts an Offer, Parent shall purchase and pay in immediately available funds, by bank or certified check or other means specified by the Seller, for the aggregate number of Offered Securities it has elected to purchase on the third business day in Paris, France following the Acceptance Date; provided that if Parent elects to purchase some, but not all, Offered Securities of the same type being offered by multiple Sellers in response to the same Poll, then Parent shall purchase such Offered Securities from such Sellers on a pro rata basis according to the number of such Offered Securities offered by each such Seller at or below the Market Price. The purchase price for the Offered Securities from each Seller that Parent elects to purchase shall be the aggregate Market Price for such Offered Securities on the Acceptance Date; provided that if such Market Price is less than the minimum price at which such Seller indicated it would be willing to sell such Offered Securities in its Stockholder Response, then such purchase and payment shall not be consummated unless such Seller agrees to sell to Parent at the Market Price. The "Market Price" for each Offered Security shall be the official closing price of such security on Euronext on the Acceptance Date (or, if there was no trading in the Offered Security on Euronext on the Acceptance Date, the closing price of such security on Euronext on the last day such trading occurred prior to the Acceptance Date).

          (ii) Right of First Offer. (A) If there is no Active Public Market for the applicable Offered Security on the Response Date, the delivery of a Stockholder Response with respect to such Offered Security by any Stockholder shall entitle Parent to make an offer to purchase such Offered Security, in an amount up to the maximum number indicated in such Stockholder Response, for cash. If Parent desires to exercise such right, it shall do so by delivering to such Stockholder, on or prior to the 20th day after the Poll Date, a written notice (a "Parent Offer") setting forth the number of Offered Securities that Parent desires to purchase and the purchase price per Offered Security that Parent is willing to pay (the "Parent Offer Price"). Parent shall offer the same price to all Stockholders with respect to any given Poll, and if Parent offers to purchase some, but not all, Offered Securities of the same type being offered by multiple Stockholders in response to the same Poll, then Parent shall offer to purchase such Offered Securities from such Stockholders on a pro rata basis according to the number of such Offered Securities each such Stockholder indicated it desired to sell in its Stockholder Response. Such Parent Offer shall be irrevocable until the 25th day after the Poll Date. A Parent Offer may be accepted, in whole or in part, by the delivery by a Stockholder of an irrevocable notice of acceptance to Parent on or prior to such 25th day (the "Parent Offer Acceptance Date"). If a Stockholder fails to so notify Parent by such 25th day, such Stockholder shall be deemed to have declined the Parent Offer.

          (B) If a Stockholder accepts a Parent Offer, Parent shall purchase and pay in immediately available funds, by bank or certified check or other means specified by the Stockholder, for the aggregate number of Offered Securities the Stockholder has elected to sell, on the third business day in Paris, France following the Parent Offer Acceptance Date. The purchase price shall equal the aggregate Parent Offer Price for all Offered Securities that are purchased.

          (C) If a Stockholder does not accept a Parent Offer (or accepts a Parent Offer only in part), any Offered Securities covered by, but not sold into, such Parent Offer shall be eligible for sale during the Effective Period either (1) in the Proposed Sale for that Effective Period, if
     Section 3(e) applies in that Effective Period or (2) in any Public Sale for that Effective Period, if Section 3(d) applies in that Effective Period; provided that in the case of clause (2), such Stockholder shall only be permitted to make a Public Sale at a price per Offered Security greater than the Parent Offer Price.

     (d) Direct Sale of Securities. With respect to any Poll, if the aggregate number of such Parent Securities that all Stockholders desire to sell within the related Effective Period (excluding any Parent Securities that Parent has elected to purchase under Section 3(c)(i) or any Parent Securities that Parent has offered to purchase under Section 3(c)(ii)) represents less than 1.4 million Parent Ordinary Shares, assuming redemption of all Parent ORAs and exercise of all Warrants desired to be sold (the "Direct Sale Threshold"), then all such Parent Securities (excluding any Parent Securities that Parent has elected to purchase under Section 3(c), but including any Parent Securities eligible for sale under Section 3(c)(ii)(C)(2)) may be freely sold in a Public Sale during the applicable Effective Period without compliance with Section 3(e). In the event that the Direct Sale Threshold has been exceeded, Section 3(e) shall apply; provided that each Stockholder who has delivered a Stockholder Response need not comply with Section 3(e) unless such Stockholder receives a Sales Notice (as defined below) no later than the 20th day after the Poll Date.

     (e) Sale Amount and Method. (i) With respect to any Poll, if the aggregate number of Parent Securities that the Stockholders desire to sell within the related Effective Period represents at least the Direct Sale Threshold, the Investment Banks shall evaluate the then existing market conditions for the sale of Parent Securities and determine the appropriate method for sale and amount of Parent Securities to be sold consistent with maximizing the sales price and amount of Parent Securities to be sold; provided that such amount of Parent Securities to be sold within such Effective Period shall in no event be less than the Direct Sale Threshold (the "Proposed Sale"). For purposes of this
Agreement:

     "Investment Banks" means Lazard Freres & Co. LLC (or such other internationally-recognized investment bank designated by Parent with the consent of the Stockholders Committee, which shall not be unreasonably withheld) and Morgan Stanley & Co. Incorporated (or such other internationally-recognized investment bank designated by the Stockholders Committee with the consent of Parent, which shall not be unreasonably withheld).

     "Stockholders Committee" means a committee consisting initially of the four Stockholders who, immediately prior to the Effective Time, hold the greatest number of shares of Class A Common Stock. Any action by the Stockholders Committee shall require the approval of a majority of its members then in office. The Stockholders Committee, acting by such majority, shall have the power to remove any member, increase or decrease the size of the Stockholders Committee, fill vacancies and adopt its own internal organization and decisionmaking procedures.

          (ii) Within 20 days after the Poll Date, the Polling Agent shall deliver a notice from the Investment Banks (a "Sales Notice") describing the material terms of the Proposed Sale, including any applicable fees or sales commissions (which shall be reasonable and customary), to all Stockholders expressing in such Poll a desire to sell Parent Securities within the Effective Period. Each such Stockholder shall have until the Effective Date (the "Response Period") to deliver a notice (an "Acceptance Notice") to the Polling Agent indicating the number and type of Parent Securities that such Stockholder has elected to include in the Proposed Sale (which shall not exceed the number and type indicated by such Stockholder in the initial Poll) and the minimum price at which such Stockholder would be willing to sell. Each Stockholder delivering an Acceptance Notice shall deliver with such Acceptance Notice a limited power-of-attorney authorizing the Investment Banks to sell such Parent Securities in the Proposed Sale on the terms set forth in the Acceptance Notice. Any Stockholder that does not deliver an Acceptance Notice within the Response Period shall be deemed to have elected not to participate in the Proposed Sale and shall not be eligible to make a Public Sale of Parent Securities within the Effective Period (and will need to wait until the next monthly Poll).

          (iii) The Investment Banks shall consummate the Proposed Sale described in the Sales Notice as soon as practicable following the Effective Date. If the Proposed Sale is not consummated in its entirety within 10 days after the Effective Date, any Stockholder who would otherwise have participated in such Proposed Sale shall be free for the remainder of the applicable Effective Period to effect a Public Sale of his or her Parent Securities that would have otherwise been sold in the Public Sale; provided that the amount of Parent Securities sold in Public Sales by such Stockholder in the remainder of the Effective Period shall not exceed his or her pro rata portion of the difference between the Direct Sale Threshold and the actual number of Parent Securities, if any, sold in the Proposed Sale. For the avoidance of doubt, the Stockholders shall, through one or more of the procedures set forth in this Section 3, be permitted to make Public Sales of Parent Securities in an amount up to the Direct Sale Threshold during each Effective Period (but such amount shall not be exceeded in any Effective Period except pursuant to the terms hereof, including, without limitation, through a Proposed Sale organized by the Investment Banks).

          (iv) The Proposed Sale shall include all Parent Securities covered in any Acceptance Notice that contains terms (e.g. minimum price) consistent with the Proposed Sale; provided that if the aggregate number of Parent Securities in all such Acceptance Notices exceeds the actual number to be sold in the Proposed Sale, the number of Parent Securities to be sold shall be allocated among the Requesting Stockholders on a pro rata basis according to the number of Parent Securities requested to be sold by each Requesting Stockholder. Any excess Parent Securities that are not sold in the Proposed Sale shall be given priority for sale in the next Proposed Sale.

     (f) Underwriters; Black-out Period. With respect to any Proposed Sale that involves an underwritten offering of Parent Securities, Parent shall have the right, exercisable in its sole discretion, (i) to select the managing or lead underwriter with respect to such Proposed Sale and (ii) to delay such offering for a period of up to 60 days if such offering would, in Parent's good faith judgment, materially interfere with any material corporate event relating to Parent.

     (g) Fees and Expenses. All fees and expenses incurred in connection with any Proposed Sale pursuant to Section 3(e) (including the fees and expenses of any underwriter selected in accordance with Section 3(f)) shall be borne by the Stockholders that participated in such Proposed Sale pro rata based on the amount of proceeds received by each Stockholder from such Proposed Sale.

     (h) Other Sales. Notwithstanding the foregoing, if at any time any Stockholder desires to effect a Public Sale outside of the Poll process of any Parent Securities no longer subject to Transfer Restrictions set forth in
Section 2, but still subject to the Orderly Marketing Procedures contained in this Section 3, such Stockholder may so notify the Polling Agent and the Polling Agent shall permit such sale so long as it would not result in the Direct Sale Threshold being exceeded during the then current Effective Period (taking into account all Public Sales in such Effective Period) and would not interfere with any Proposed Sale.

     (i) Expiration. This Section 3 shall cease to apply to the sale of any Parent Ordinary Shares on the 30-month anniversary of the Closing Date and to the sale of any Parent ORAs or Warrants on the 54-month anniversary of the Closing Date.

     SECTION 4. Dividends; Voting Rights. For the avoidance of doubt, nothing in this Agreement shall affect the right of any Stockholder (a) to receive dividends, coupon payments or other distributions in respect of the Parent Securities owned by such Stockholder or (b) to exercise voting rights in respect of such Parent Securities.

     SECTION 5. No Transfer of Right to Receive Net Cash Proceeds. No Stockholder may Transfer its right to receive Net Cash Proceeds (as defined in the Merger Agreement) from the sale of the debt portion of the Parent OBSAs (as defined in the Merger Agreement) pursuant to Section 2.02 of the Merger Agreement; provided that the foregoing shall not prohibit any involuntary Transfer that occurs by operation of law or is required by law.

     SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     SECTION 7. Counterparts. This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

     SECTION 8. Notices. All notices, requests, claims, demands and other communications hereunder (including without limitation Polls, notices of acceptance pursuant to Section 3(c)(i)(A), Parent Offers and Sales Notices) shall be in writing and shall be given (and shall be deemed to have been duly given at the applicable time specified hereafter)

     (a) by email (deemed given upon dispatch, unless the sender receives a message indicating that email did not reach intended recipient);

     (b) by facsimile (deemed given upon receipt, as established by confirmation of transmission by the sender's facsimile machine); or

     (c) by delivery in person or by regular, registered or certified mail (postage prepaid) (in each case, deemed given upon actual receipt)

to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 8):

    if to Parent:

    Publicis Groupe S.A.
    Avenue des Champs Elysees
    75008 Paris, France
    Facsimile No.: [to come]
    Email: [to come]
    Attention: [to come]

    if to the Transfer Agent:
    [name]
    [address]
    Facsimile No.: [to come]
    Email: [to come]
    Attention: [to come]

    if to the Polling Agent:
    [name]
    [address]
    Facsimile No.: [to come]
    Email: [to come]
    Attention: [to come]

    if to any Stockholder:

    The mailing address, facsimile number and email address for such Stockholder listed in the books and records of Company at the Effective Time. (Parent shall update this information from time to time per instructions from such Stockholder or to reflect broad-based changes for employees, such as changes to email addresses.)

                                                                         ANNEX C

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of March 7, 2002 among Bcom3 Group, Inc., a Delaware corporation (the "Company"), Boston Three Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and Dentsu Inc., a company organized under the laws of Japan ("Dentsu").

     WHEREAS, concurrently with the execution of this Agreement, the Company, Publicis Groupe S.A., Philadelphia Merger Corp. and Philadelphia Merger LLC ("Publicis Merger Sub") are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Publicis Merger Agreement"), pursuant to which, immediately following consummation of the Merger (as defined below) contemplated by this Agreement, the Company will merge with and into Publicis Merger Sub (the "Publicis Merger");

     WHEREAS, the purpose of the Merger is to effect a pro rata purchase of shares of Class A Common Stock (as defined below) by Dentsu from the holders thereof, followed by a recapitalization of the common stock of the Company.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. (a) At the Effective Time, Merger Sub shall be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Sub will file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

     SECTION 1.02.  Conversion of Shares.  At the Effective Time,

          (a) except as otherwise provided in 1.02(c) or Section 1.03(d), each share of Class A common stock, par value $0.01 per share, of the Company (the "Class A Common Stock") outstanding immediately prior to the Effective Time shall be cancelled and shall be converted into the right to receive
     (i) an amount in cash equal to the Aggregate Cash (as defined below) divided by the total number of shares of Class A Common Stock then outstanding, which cash shall be paid directly from Dentsu as provided in
     Section 1.03(b) and (ii) 0.813619 shares of Class A Common Stock (together, the "Class A Consideration");

          (b) except as otherwise provided in 1.02(c) or Section 1.03(d), each share of Class B common stock, par value $0.01 per share, of the Company (the "Class B Common Stock") outstanding immediately prior to the Effective Time shall be cancelled and shall be converted into the right to receive
     1.665067 shares of Class B Common Stock (the "Class B Consideration");

          (c) each share of Class A Common Stock or Class B Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

          (d) each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

     The shares of Class A Common Stock outstanding immediately prior to the Effective Time and the shares of Class B Common Stock outstanding immediately prior to the Effective Time are referred to herein collectively as the "Shares". The Class A Consideration and the Class B Consideration are referred to herein collectively as the "Merger Consideration".

     SECTION 1.03. Delivery of Merger Consideration. (a) Except as set forth in Section 1.03(d), immediately after the Effective Time, the Company shall take all necessary action to reflect on the books and records of the Company the conversion of Shares provided for in Section 1.02, such that each person who held Shares immediately prior to the Effective Time will be reflected in such books and records as the record holder of the number of shares (including fractional shares, if any) of Class A Common Stock or Class B Common Stock to which such person is entitled by virtue of the Merger.

     (b) Prior to the Effective Time, a paying agent shall be appointed (the "Paying Agent") for the purpose of paying the cash portion of the Class A Consideration. Dentsu hereby agrees, for its own benefit and the benefit of the holders of Shares and not for the benefit of Publicis or the Company, to pay $498,702,393 (the "Aggregate Cash") to the Paying Agent immediately after the Effective Time. It is agreed and understood that neither Publicis nor the Company shall directly or indirectly be required to, nor shall they, reimburse Dentsu in cash or other property for the payment of the Aggregate Cash or otherwise assist Dentsu in financing or funding such payment.

     (c) Except as set forth in Section 1.03(d), as promptly as practicable after the Effective Time, the Paying Agent shall deliver to each holder of Shares of Class A Common Stock, as reflected in the books and records of the Company at the Effective Time, such holder's applicable cash portion of the Class A Consideration. The Paying Agent shall be entitled to deduct and withhold from the cash otherwise payable pursuant to this Agreement to any holder of Shares, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

     (d) Notwithstanding Section 1.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the Delaware Law (collectively, the "Dissenting Shares") shall not be converted into a right to receive the applicable Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, any such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the applicable Merger Consideration. The Merger Consideration shall be withheld for each Dissenting Share. The amount any holder of Class A Common Stock is entitled to receive in an appraisal proceeding is set forth in Section 6.6 of each holder's 2000 Stock Purchase Agreement with the Company.

     SECTION 1.04. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted; provided that no additional cash shall be payable by Dentsu pursuant to any such adjustment.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     SECTION 2.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 2.02. Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 2.03. Directors And Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Company at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III

                            CONDITIONS TO THE MERGER

     SECTION 3.01. Conditions to Obligations of Each Party. The obligations of the Company, Merger Sub and Dentsu to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement shall have been approved and adopted by the stockholders of the Company and Merger Sub in accordance with Delaware Law;

          (b) satisfaction or, if permissible, waiver by the applicable party of all conditions set forth in Article VII of the Publicis Merger Agreement (other than the condition relating to the completion of the Merger contemplated by this Agreement); and

          (c) no governmental entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     SECTION 3.02. Conditions To Obligations Of Dentsu. The obligations of Dentsu to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) the Company shall have provided to Dentsu or Publicis a certificate meeting the requirements of Treas. Reg. Sections 1.1445-2(c)(3) and 1.897-2(h) to the effect that the shares of the Company disposed of by Dentsu in the transactions contemplated by the Publicis Merger Agreement do not constitute a United States real property interest within the meaning of
     Section 897(c)(1)(A) of the Internal Revenue Code of 1986, as amended; and

          (b) none of the conditions set forth in Article VII of the Publicis Merger Agreement shall have been waived by the Company without the consent of Dentsu (such consent not to be unreasonably withheld or delayed).

                                   ARTICLE IV

                      MATTERS RELATING TO PUBLICIS MERGER

     SECTION 4.01. Investment Agreement. The Company and Dentsu agree that the Investment Agreement between Dentsu and the Company dated as of March 14, 2000 shall terminate immediately after the effective time of the Publicis Merger.

     SECTION 4.02. Ownership Statement. Dentsu shall, if it is able to do so, deliver to Publicis and the Company an ownership statement, dated as of the Closing Date (as defined in the Publicis Merger Agreement), satisfying the requirements of Treasury Regulation Section 1.367(a)-3(c)(5)(i) (provided that the "related" person statement required by Treasury Regulation Section 1.367(a)-3(c)(5)(i)(C)(2) may be made to Dentsu's best knowledge), in form and substance reasonably acceptable to Publicis and the Company.

     SECTION 4.03. Notices Under Publicis Merger Agreement. The Company agrees to promptly forward to Dentsu a copy of any notices given to Publicis or Publicis Merger Sub pursuant to Section 9.02 of the Publicis Merger Agreement and to provide a copy of any notices it receives from Publicis or Publicis Merger Sub pursuant to Section 9.02 of the Publicis Merger Agreement.

     SECTION 4.04. Amendment To Publicis Merger Agreement. The Company will not amend any provision of the Publicis Merger Agreement without the prior written consent of Dentsu (such consent not to be unreasonably withheld or delayed, it being acknowledged that the refusal to consent to any amendment that would in the good faith opinion of Dentsu's accountants jeopardize Dentsu's ability to equity account, without the payment of any additional sum of money, for its investment in Publicis after the Publicis Merger will be per se reasonable).

     SECTION 4.05. Company Proxy Statement. Dentsu and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement (as defined in the Publicis Merger Agreement) prior to its being filed with the Securities and Exchange Commission.

     SECTION 4.06.  "Bare Legal Title" Matters.

     (a) Pursuant to Section 2.03 of the Publicis Merger Agreement, Dentsu will receive bare legal title (nue propriete) to certain Parent Ordinary Shares in the Publicis Merger for a two-year period after the closing of the Publicis Merger. Dentsu shall not transfer such bare legal title in such shares to any person or entity during such two-year period.

     (b) The transfer of bare legal title to such shares to Dentsu will be effected pursuant to conveyancing instruments between Dentsu and the Special Nominee. Dentsu agrees that such instruments will contain all provisions that are necessary or desirable to ensure that all economic interests in such shares shall be enjoyed exclusively by the holder of the usufruct interest in such shares (or such holder's successors or assigns) at all times during such two-year period.

     SECTION 4.07. Capital Stock Outstanding. As of March 5, 2002, (i) 15,289,804 shares of Class A Common Stock were issued and outstanding, (ii) 4,284,873 shares of Class B Common Stock were issued and outstanding, (iii) no shares of Class A Common Stock or Class B Common Stock were held in the treasury of the Company or by any subsidiary of the Company, (iv) options to purchase 1,742,796 shares of Class A Common Stock were outstanding and (v) options to purchase 103,864 shares of Class A Common Stock were available for future grant under the Company's stock option plans.

                                   ARTICLE V

                                  TERMINATION

     SECTION 5.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by the Company, Merger Sub or Dentsu if and at such time as the Publicis Merger Agreement has terminated in accordance with its terms.

     SECTION 5.02. Effect of Termination. If this Agreement is terminated pursuant to Section 4.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto. The provisions of this Section 4.02 shall survive any termination hereof pursuant to Section 4.01.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 6.01. Amendments; No Waivers. Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

     SECTION 6.02. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     SECTION 6.03. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether pursuant to a merger, by operation of law or otherwise), without the prior written consent of the other parties.

     SECTION 6.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     SECTION 6.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof for which money damages would not be an adequate remedy and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties further agrees that in any proceeding seeking specific performance such party will waive (a) the defense of adequacy of a remedy at law and (b) any requirement for the securing or posting of any bond.

     SECTION 6.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

     SECTION 6.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Article II, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     SECTION 6.08. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 6.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          BCOM3 GROUP, INC.

                                          By: /s/ ROGER A. HAUPT
                                            ------------------------------------
                                            Name: Roger A. Haupt
                                            Title:  Chairman and CEO

                                          BOSTON THREE CORPORATION

                                          By: /s/ ROGER A. HAUPT
                                            ------------------------------------
                                            Name: Roger A. Haupt
                                            Title:  CEO

                                          DENTSU INC.

                                          By: /s/ YUTAKA NARITA
                                            ------------------------------------
                                            Name: Yutaka Narita
                                            Title:  President

                                                                         ANNEX D

                                                           One Financial Place
                                                           440 South LaSalle
                                                           Street
                                                           Chicago, IL 60605

                                                           tel: 312 706-4000

(MORGAN STANLEY LOGO)

                                          March 7, 2002

Special Committee of the Board of Directors and Board of Directors
Bcom3 Group, Inc.
35 West Wacker Drive
Chicago, IL 60601

Members of the Special Committee of the Board and Members of the Board:

     We understand that Publicis Groupe S.A. ("Parent"), Philadelphia Merger Corp., a wholly owned subsidiary of Parent ("Merger Sub"), Philadelphia Merger LLC and Bcom3 Group, Inc. ("Bcom3" or the "Company"), propose to enter into an Agreement and Plan of Merger dated as of March 7, 2002 (the "Merger Agreement"), which provides, among other things, for the merger of the Company with and into Merger Sub (the "Merger"). We also understand that, as contemplated by the Merger Agreement, the Company, Boston Three Corporation, a wholly-owned subsidiary of the Company ("Boston Merger Sub"), and Dentsu Inc. ("Dentsu"), propose to enter into an Agreement and Plan of Merger dated as of March 7, 2002 (the "Boston Merger Agreement"), which provides, among other things, for the merger of Boston Merger Sub with and into the Company (the "Boston Merger"). It is anticipated that the Boston Merger will be consummated immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (the time at which the Boston Merger is consummated is referred to as the "Boston Effective Time").

     Pursuant to the Boston Merger Agreement, each share of the Company's Class A common stock, par value $.01 per share (the "Class A Common Stock"), issued and outstanding immediately prior to the Boston Effective Time, other than shares of Class A Common Stock held in the Company's treasury and shares of Class A Common Stock in respect of which appraisal rights have properly been demanded in accordance with the Delaware General Corporation Law (the "DGCL"), will be converted into the right to receive (i) an amount in cash equal to $498,702,393 divided by the total number of shares of Class A Common Stock then outstanding, which cash shall be paid directly from Dentsu, as provided in
Section 1.03(b) of the Boston Merger Agreement and (ii) 0.813619 shares of Class A Common Stock (together, the "First Step Class A Consideration"), and each share of the Company's Class B common stock, par value $0.01 per share (the "Class B Common Stock"), issued and outstanding immediately prior to the Boston Effective Time, other than shares of Class B Common Stock held in the Company's treasury and shares of Class B Common Stock in respect of which appraisal rights have properly been demanded in accordance with the DGCL, will be converted into the right to receive 1.665067 shares of Class B Common Stock. We understand that Dentsu currently owns all of the outstanding shares of the Company's Class B Common Stock. The terms and conditions of the Boston Merger are more fully set forth in the Boston Merger Agreement.

     Pursuant to the Merger Agreement, each share of the Company's Class A Common Stock issued and outstanding immediately prior to the Effective Time of the Merger, other than shares of Class A Common Stock held in the Company's treasury and shares of Class A Common Stock in respect of which appraisal rights have properly been demanded in accordance with the DGCL, will be converted into the right to receive merger consideration (the "Second Step Class A Consideration") composed of (i) 1.666464 fully paid and non-assessable Parent ordinary shares having a nominal value of E.40 per share (the "Parent Ordinary Shares"), (ii) the usufruct (usufruit) interest in 0.548870 fully paid and non-assessable Parent Ordinary Shares, together with the right to receive bare legal title (nue propriete) to such shares on the second anniversary of the Closing Date (as defined in the Merger Agreement), (iii) 0.098108 Parent obligations remboursables en actions, with a nominal value of E549.00 each (the "Parent ORAs"), and (iv) the Net Cash Proceeds (as defined in the Merger Agreement) from the sale, as contemplated in the Merger Agreement, of the debt portion of E53.861277 in principal amount of Parent obligations a bons de souscription d'actions with a nominal value of E305.00 each (the "Parent OBSAs"), together with warrants detached from such principal amount of Parent OBSAs to purchase 1.765944 Parent Ordinary Shares at an exercise price of E30.50 per Parent Ordinary Share (the "Warrants"), and each share of the Company's Class B Common Stock issued and outstanding immediately prior to the Effective Time of the Merger, other than shares of Class B Common Stock held in the Company's treasury and shares of Class B Common Stock in respect of which appraisal rights have properly been demanded in accordance with the DGCL, will be converted into the right to receive merger consideration (the "Second Step Class B Consideration") composed of (i) 4.021399 fully paid and non-assessable Parent Ordinary Shares, (ii) bare legal title (nue propriete) to 0.957024 Parent Ordinary Shares until the second anniversary of the Closing Date, (iii) 0.047940 Parent ORAs, and (iv) the Net Cash Proceeds from the sale, as contemplated in the Merger Agreement, of the debt portion of E26.318797 in principal amount of Parent OBSAs, together with warrants detached from such principal amount of Parent OBSAs to purchase 0.862911 Parent Ordinary Shares at an exercise price of E30.50 per Parent Ordinary Share. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     We understand that (i) the Parent ORAs will be issued under and will have the terms set forth in the contrat d'emission relating to the Parent ORAs (the "ORA Issuance Contract"), a copy of which is attached as Exhibit C-1 to the Merger Agreement and an English language term sheet of which is attached as Exhibit C-2 to the Merger Agreement, and that the Parent OBSAs will be issued under and will have the terms set forth in the contrat d'emission relating to the Parent OBSAs (the "OBSA Issuance Contract"), a copy of which is attached as Exhibit D-1 to the Merger Agreement and an English language term sheet of which is attached as Exhibit D-2 to the Merger Agreement, (ii) the Merger Agreement contemplates that a Marketing Agent (as such term is defined in the Merger Agreement) selected by the Company and reasonably acceptable to Parent will use its reasonable best efforts to effect the sale for cash of the debt portion of the Parent OBSAs on or promptly after the Effective Time, and (iii) that all of the securities to be received as part of the Second Step Class A Consideration will be subject to certain transfer restrictions as described in Exhibit B to the Merger Agreement. With respect to the determination of the Net Cash Proceeds, we note that (x) under the terms of the Merger Agreement, there will be deducted from the proceeds from sale of the debt portion of the Parent OBSAs effected by the Marketing Agent (a) any costs, expenses or sale commissions or underwriting fees incurred in connection with the sale of the debt portion of the Parent OBSAs, and (b) an amount equal to the aggregate Cash Payment (as defined in the Merger Agreement) payable pursuant to Section 2.08 of the Merger Agreement to holders of Company Stock Options (as defined in the Merger Agreement)(plus any interest costs incurred by the Surviving Corporation to fund the payments required by Section 2.08 of the Merger Agreement between the date of such payment and the date on which such payment is made to the Parent pursuant to Section 2.02(d) of the Merger Agreement), and (y) the amount of the aggregate Cash Payment under the Merger Agreement will be based upon the determination of the Company's Board of Directors as to the fair market value of the Second Step Class A Consideration. With respect to the ORA Issuance Contract and the English language term sheet relating to it and the OBSA Issuance Contract and the English language term sheet relating to it, we note that pursuant to the terms of the Merger Agreement, in the case of conflict, the applicable English term sheet shall govern.

     You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company's Class A Common Stock pursuant to the Boston Merger Agreement and the Merger Agreement (considered as a single transaction) is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

            (i) reviewed certain publicly available financial statements and other information of the Company and Parent, respectively;

           (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent, respectively;

           (iii) reviewed certain financial projections prepared by the management of the Company and Parent, respectively;

           (iv) discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

            (v) discussed the past and current operations and financial condition and the prospects of Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Parent;

           (vi) reviewed the pro forma impact of the Merger on Parent's cash earnings per share, cash flows, consolidated capitalization and financial ratios;

           (vii) compared the financial performance of the Company and Parent with that of certain other comparable publicly-traded companies, respectively, and their securities;

          (viii) compared the prices and trading performance of Parent Ordinary Shares with that of certain other comparable publicly-traded companies and their securities;

           (ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

           (x) participated in discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

           (xi) reviewed the Boston Merger Agreement, the Merger Agreement and the English language term sheets relating to the ORA Issuance Contract and the OBSA Issuance Contract attached to the Merger Agreement; and

           (xii) considered such other factors and performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have also relied upon without independent verification upon the accuracy and completeness of the English language term sheets relating to the ORA Issuance Contract and the OBSA Issuance Contract attached as Exhibits C-2 and D-2 to the Merger Agreement, and have assumed that such term sheets set forth all material terms relating to the Parent ORAs and the Parent OBSAs which may be set forth in the ORA Issuance Contract and the OBSA Issuance Contract. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Boston Merger will be consummated in accordance with the Boston Merger Agreement and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, market, foreign currency and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, including a transaction fee which is contingent upon consummation of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory services for the Company and have received fees for the rendering of these services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company, Dentsu and Parent for our account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

     It is understood that this letter is for the information of the addressees hereof only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company (as well as in Parent's Form F-4 Registration Statement under the Securities Act of 1933) in respect of the transaction with the Securities and Exchange Commission so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analyses in such filing is in a form acceptable to us and our counsel. In addition, this opinion does not in any manner address (a) the prices at which the Parent Ordinary Shares, the Parent ORAs or the Warrants will trade at any time, including following consummation of the Merger, or (b) the actual amount of the Net Cash Proceeds which will be received by the holders of the Class A Shares as part of the Second Step Class A Consideration, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting in connection with either the Boston Merger or the Merger.

     Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of the Company's Class A Common Stock pursuant to the Boston Merger Agreement and the Merger Agreement (considered as a single transaction) is fair from a financial point of view to such holders.

                                          Very truly yours,




                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ FRANCIS J. OELERICH III
                                            ------------------------------------
                                            Francis J. Oelerich III
                                            Managing Director

                                                                         ANNEX E

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 262  Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     1. The French commercial code prohibits provisions of statuts that limit the liability of directors. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys' fees and costs, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director.

     2. The French Commercial Code permits a company to purchase directors and officers insurance for all or part of the members of its management. A French corporation is responsible to third parties for the consequences of the decisions of its management board. However, if those decisions qualify as mismanagement, the relevant member of the management board may have to fully or partly indemnify the company. Publicis has purchased insurance for all of its directors.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated March 7, 2002, among
          Publicis Groupe S.A., Philadelphia Merger Corp.,
          Philadelphia Merger LLC and Bcom3 Group, Inc., as amended on
          August 13, 2002, (attached as Annex A to the Proxy
          Statement/Prospectus included in this registration
          statement)
  2.2     Agreement and Plan of Merger, dated March 7, 2002, among
          Bcom3 Group, Inc., Boston Three Corporation and Dentsu Inc.
          (attached as Annex C to the Proxy Statement/Prospectus
          included in this registration statement)
  3.1     Statuts (bylaws) of Publicis Groupe S.A. (unofficial English translation) (incorporated by reference from Exhibit 1 to
          the Annual Report of Publicis Groupe S.A. on Form 20-F/A for
          the fiscal year ended December 31, 2001)
  4.1     Form of Issuance Contract for the issuance of the ORAs
          (unofficial English translation)
  4.2     Form of Issuance Contract for the issuance of the OBSAS*
  4.3     Form of Indenture made by and between Publicis Groupe S.A.
          and The Bank of New York, as trustee*
  4.4     Prospectus defining the terms and conditions of Publicis
          Groupe S.A.'s 1.0% notes due 2018 (unofficial English
          translation) (incorporated by reference from Exhibit 2.1 to the Annual Report of Publicis Groupe S.A. on Form 20-F/A for
          the fiscal year ended December 31, 2001)
  4.5     Support Agreement, dated as of March 7, 2002, among Publicis
          Groupe S.A., Philadelphia Merger Corp. and Dentsu Inc.
          (incorporated by reference from Exhibit 99.1 to the report on Form 6-K of Publicis Groupe S.A. dated March 7, 2002)
  4.6     Support Agreement, dated as of March 7, 2002, between
          Publicis Groupe S.A. and Philadelphia Merger Corp., on the
          one hand, and Roy J. Bostock, Craig D. Brown, Richard B.
          Fizdale and Roger A. Haupt, on the other hand (incorporated by reference from Exhibit 99.2 to the report on Form 6-K of
          Publicis Groupe S.A. dated March 7, 2002)
  4.7     Support Agreement, dated as of March 7, 2002, between Bcom3
          Group, Inc., on the one hand, and Somarel and Elisabeth
          Badinter, on the other hand (incorporated by reference from
          Exhibit 99.3 to the report on Form 6-K of Publicis Groupe
          S.A. dated March 7, 2002)
  4.8     Terms of Transfer Restrictions on Class A Consideration, to
          be included in Letter of Transmittal (attached as Annex B to the Proxy Statement/Prospectus included in this registration statement)
  4.9     Form of Agreement for the Transfer of the Nue Propriete of
          certain Publicis Shares*
  5.1     Opinion of Alain Schwindenhammer regarding the validity of the securities being registered
  8.1     Opinion of Kirkland & Ellis regarding certain United States federal income tax matters*

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.1     Memorandum of Understanding, dated March 7, 2002, between
          Dentsu Inc. and Madame Elisabeth Badinter*
 10.2     Memorandum of Understanding, dated March 7, 2002, between
          Dentsu Inc. and Publicis Groupe S.A. (Shareholders
          Agreement) (incorporated by reference from Exhibit 99.4 to the report on Form 6-K of Publicis Groupe S.A. dated March
          7, 2002)
 10.3     Memorandum of Understanding, dated March 7, 2002, between
          Dentsu Inc. and Publicis Groupe S.A. (Strategic Alliance)
          (incorporated by reference from Exhibit 99.5 to the report on Form 6-K of Publicis Groupe S.A. dated March 7, 2002)
 12.1     Computation of Ratio of Earnings to Fixed Charges*
 16.1     Letter from Arthur Andersen LLP regarding change in
          certifying accountant, dated May 29, 2002 (incorporated by reference from Exhibit 16.1 to the Report on Form 8-K of
          Bcom3 Group, Inc. dated May 29, 2002, as amended on June 3,
          2002)
 21.1     List of subsidiaries (incorporated by reference from Note 28 to the financial statements of Publicis Groupe S.A. included in the Annual Report of Publicis Groupe S.A. on Form 20-F/A
          for the fiscal year ended December 31, 2001)
 23.1     Consent of Ernst & Young Audit and Mazars & Guerard,
          independent auditors for Publicis Groupe S.A.
 23.2     Consent of Mazars & Guerard LLP and Mazars & Guerard, S.A.,
          independent auditors for Publicis Groupe S.A.
 23.3     Consent of Alain Schwindenhammer (included in the opinion
          filed as Exhibit 5.1)
 23.4     Consent of Kirkland & Ellis (included in the opinion filed as Exhibit 8.1)
 23.5     Consent of Roger A. Haupt*
 23.6     Consent of Yutaka Narita*
 23.7     Consent of Fumio Oshima*
 24       Power of Attorney (included on signature page)*
 25       Statement of Eligibility Under the Trust Indenture Act of a
          Corporation Designated to Act as Trustee on Form T-1,
          executed by The Bank of New York as of August 5, 2002*
 99.1     Consent of Morgan Stanley & Co. Incorporated
 99.2     Form of Proxy Card*
 99.3     Form of Instruction Card*
 99.4     Letter to Commission Pursuant to Temporary Note 3T, dated
          March 27, 2002 (incorporated by reference to Exhibit 99.4 to
          Bcom3's Annual Report on Form 10-K dated March 27, 2002)


------------------------

* Previously filed

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (3) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X under the Exchange Act is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (8) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (9) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (10) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paris, France, on August 14, 2002.


                                          PUBLICIS GROUPE S.A.

                                          By:       /s/ MAURICE LEVY
                                            ------------------------------------
                                          Name:   Maurice Levy
                                          Title:  Chief Executive Officer and
                                                  Chairman of the Management
                                                  Board
                                                  Attorney-in-fact


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 14, 2002.


                    SIGNATURE                                              TITLE
                    ---------                                              -----

                        *                                      Chair of the Supervisory Board
 ------------------------------------------------
                Elisabeth Badinter


                        *                                     Member of the Supervisory Board
 ------------------------------------------------
                 Robert Badinter


                        *                                     Member of the Supervisory Board
 ------------------------------------------------
                  Simon Badinter


                        *                                     Member of the Supervisory Board
 ------------------------------------------------
                 Monique Bercault


                        *                                     Member of the Supervisory Board
 ------------------------------------------------
                Michel David-Weill


                        *                                     Member of the Supervisory Board
 ------------------------------------------------
                   Helene Ploix


                        *                                     Member of the Supervisory Board
 ------------------------------------------------
              Amaury-Daniel de Seze


                        *                                     Member of the Supervisory Board
 ------------------------------------------------
                   Gerard Worms


                 /s/ MAURICE LEVY                               Principal Executive Officer
 ------------------------------------------------
                   Maurice Levy

                    SIGNATURE                                              TITLE
                    ---------                                              -----


                        *                               Chief Financial Officer and Chief Accounting
 ------------------------------------------------                         Officer
               Jean-Michel Etienne


                        *                               Authorized Representative in the U.S., Chief
 ------------------------------------------------     Financial Officer and Treasurer of Publicis USA
                Douglas Henderson                                      Holdings, Inc.

---------------
* Executed on behalf of such person by attorney-in-fact.

                                  EXHIBIT LIST


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated March 7, 2002, among
          Publicis Groupe S.A., Philadelphia Merger Corp.,
          Philadelphia Merger LLC and Bcom3 Group, Inc., as amended on
          August 13, 2002, (attached as Annex A to the Proxy
          Statement/Prospectus included in this registration
          statement)
  2.2     Agreement and Plan of Merger, dated March 7, 2002, among
          Bcom3 Group, Inc., Boston Three Corporation and Dentsu Inc.
          (attached as Annex C to the Proxy Statement/Prospectus
          included in this registration statement)
  3.1     Statuts (bylaws) of Publicis Groupe S.A. (unofficial English translation) (incorporated by reference from Exhibit 1 to
          the Annual Report of Publicis Groupe S.A. on Form 20-F/A for
          the fiscal year ended December 31, 2001)
  4.1     Form of Issuance Contract for the issuance of the ORAs
          (unofficial English translation)
  4.2     Form of Issuance Contract for the issuance of the OBSAS*
  4.3     Form of Indenture made by and between Publicis Groupe S.A.
          and The Bank of New York, as trustee*
  4.4     Prospectus defining the terms and conditions of Publicis
          Groupe S.A.'s 1.0% notes due 2018 (unofficial English
          translation) (incorporated by reference from Exhibit 2.1 to the Annual Report of Publicis Groupe S.A. on Form 20-F/A for
          the fiscal year ended December 31, 2001)
  4.5     Support Agreement, dated as of March 7, 2002, among Publicis
          Groupe S.A., Philadelphia Merger Corp. and Dentsu Inc.
          (incorporated by reference from Exhibit 99.1 to the report on Form 6-K of Publicis Groupe S.A. dated March 7, 2002)
  4.6     Support Agreement, dated as of March 7, 2002, between
          Publicis Groupe S.A. and Philadelphia Merger Corp., on the
          one hand, and Roy J. Bostock, Craig D. Brown, Richard B.
          Fizdale and Roger A. Haupt, on the other hand (incorporated by reference from Exhibit 99.2 to the report on Form 6-K of
          Publicis Groupe S.A. dated March 7, 2002)
  4.7     Support Agreement, dated as of March 7, 2002, between Bcom3
          Group, Inc., on the one hand, and Somarel and Elisabeth
          Badinter, on the other hand (incorporated by reference from
          Exhibit 99.3 to the report on Form 6-K of Publicis Groupe
          S.A. dated March 7, 2002)
  4.8     Terms of Transfer Restrictions on Class A Consideration, to
          be included in Letter of Transmittal (attached as Annex B to the Proxy Statement/Prospectus included in this registration statement)
  4.9     Form of Agreement for the Transfer of the Nue Propriete of
          certain Publicis Shares*
  5.1     Opinion of Alain Schwindenhammer regarding the validity of the securities being registered
  8.1     Opinion of Kirkland & Ellis regarding certain United States federal income tax matters*
 10.1     Memorandum of Understanding, dated March 7, 2002, between
          Dentsu Inc. and Madame Elisabeth Badinter*
 10.2     Memorandum of Understanding, dated March 7, 2002, between
          Dentsu Inc. and Publicis Groupe S.A. (Shareholders
          Agreement) (incorporated by reference from Exhibit 99.4 to the report on Form 6-K of Publicis Groupe S.A. dated March
          7, 2002)
 10.3     Memorandum of Understanding, dated March 7, 2002, between
          Dentsu Inc. and Publicis Groupe S.A. (Strategic Alliance)
          (incorporated by reference from Exhibit 99.5 to the report on Form 6-K of Publicis Groupe S.A. dated March 7, 2002)
 12.1     Computation of Ratio of Earnings to Fixed Charges*
 16.1     Letter from Arthur Andersen LLP regarding change in
          certifying accountant, dated May 29, 2002 (incorporated by reference from Exhibit 16.1 to the Report on Form 8-K of
          Bcom3 Group, Inc. dated May 29, 2002, as amended on June 3,
          2002)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 21.1     List of subsidiaries (incorporated by reference from Note 28 to the financial statements of Publicis Groupe S.A. included in the Annual Report of Publicis Groupe S.A. on Form 20-F/A
          for the fiscal year ended December 31, 2001)
 23.1     Consent of Ernst & Young Audit and Mazars & Guerard,
          independent auditors for Publicis Groupe S.A.
 23.2     Consent of Mazars & Guerard LLP and Mazars & Guerard, S.A.,
          independent auditors for Publicis Groupe S.A.
 23.3     Consent of Alain Schwindenhammer (included in the opinion
          filed as Exhibit 5.1)
 23.4     Consent of Kirkland & Ellis (included in the opinion filed as Exhibit 8.1)
 23.5     Consent of Roger A. Haupt*
 23.6     Consent of Yutaka Narita*
 23.7     Consent of Fumio Oshima*
 24       Power of Attorney (included on signature page)*
 25       Statement of Eligibility Under the Trust Indenture Act of a
          Corporation Designated to Act as Trustee on Form T-1,
          executed by The Bank of New York as of August 5, 2002*
 99.1     Consent of Morgan Stanley & Co. Incorporated
 99.2     Form of Proxy Card*
 99.3     Form of Instruction Card*
 99.4     Letter to Commission Pursuant to Temporary Note 3T, dated
          March 27, 2002 (incorporated by reference to Exhibit 99.4 to
          Bcom3's Annual Report on Form 10-K dated March 27, 2002)


------------------------

* Previously filed